EXHIBIT 10


                                    VINSON & ELKINS
                                   ATTORNEYS AT LAW

                                VINSON & ELKINS L.L.P.
                             THE WILLARD OFFICE BUILDING
                             1455 PENNSYLVANIA AVE., N.W.
                             WASHINGTON, D.C.  20004-1008
                               TELEPHONE (202) 639-6500
                                  FAX (202) 639-6604
Writer's Phone: 202-639-6533                           E-Mail: awenner@velaw.com
Writer's Fax: 202-639-6604                                    Web: www.velaw.com


                                December 14, 2001


David P. Boergers, Secretary
Federal Energy Regulatory Commission
888  First  Street,  N.E.
Room  1A,  East
Washington,  D.C.  20426

     Re:  Engage  Energy  America  LLC  and  Frederickson  Power  L.P.  and
          -----------------------------------------------------------------
              Duke  Energy  Corporation,  Docket  No.  EC02-____-000
              ------------------------------------------------------

          Application for Approval of Change in Upstream Control and Resulting Disposition of Jurisdictional Facilities Pursuant to Section 203 of the Federal Power Act

Dear  Mr.  Boergers:

     Enclosed for filing are an original and eight copies of the "Application of Engage Energy America, LLC, ("Engage America"), Frederickson Power L.P. ("Frederickson") and Duke Energy Corporation ("Duke Energy") for Approval of Change in Upstream Control and Resulting Disposition of Jurisdictional Facilities," ("Application") pursuant to Section 203 of the Federal Power Act and Part 33 of the Commission's regulations, 18 C.F.R. Sec. 33.1, et seq.
(2001).

     The Commission's jurisdiction over this transaction is based on a change in control over a power marketer and single power generation project owned by Engage America and Frederickson, respectively, both of which are subsidiaries of Westcoast Energy Inc. ("Westcoast"). Westcoast, a Canadian company, has determined that its acquisition by Duke Energy, a large, growth-oriented company with a strong balance sheet and experience in developing large energy infrastructure projects, is the best way to enable it to access capital needed to develop natural gas and natural gas pipeline projects. The transaction offers Canadian and U.S. consumers the benefits of increased efficiency in the development of U.S.-Canadian energy projects, as well as the increased potential for development of Alaskan natural pipelines.

     The transaction will have no adverse effects on competition, rates or regulation. The Application and accompanying testimony of Dr. William H. Hieronymus demonstrate that the addition of Westcoast's assets to Duke Energy's raises no material horizontal or vertical market power issues. Moreover, none of Westcoast's affiliates owns or controls transmission facilities (other than


  WASHINGTON, D.C.         AUSTIN         BEIJING         DALLAS         HOUSTON
            LONDON         MOSCOW         NEW YORK         SINGAPORE

Mr. David P. Boergers
Page 2
December 14, 2001


interconnection facilities associated with its few generating plants), and Duke Energy has committed to join the GridSouth RTO and is in discussions to develop the Southeastern RTO.

     Finally, the transaction will not adversely either rates or regulation. The Applicants have proposed ratepayer protections that fulfill the requirements of the Merger Policy Statement, as clarified in Order No. 642.(1) Further, since Duke Energy will not become a registered holding company, the transaction will not affect the authority of the Commission or of the North Carolina Utilities Commission or the Public Service Commission of South Carolina to exercise their regulatory jurisdiction.

     Pursuant to Section 388.112 of the Commission's regulations, 18 C.F.R. Sec.
388.112 (2001), Applicants request that pages 1 and 2 of Exhibit J-3 be protected from public disclosure, since it contains commercially sensitive information, disclosure of which would result in competitive harm to the Applicants. As required by Section 388.112(b)(ii), Applicants have indicated boldly on the front of the document "Contains Privileged Information -- Do Not Release," and identifying within the document the information for which the privileged treatment is sought. Copies of the Application do not include pages 1 and 3 of Exhibit J-3.

     Pursuant to Section 388.112 of the Commission's regulations, Applicants also request privileged treatment of the model used in the competition analysis. This model contains confidential business information and trade secrets which, if released, would subject Charles River Associates Incorporated to competitive harm. Applicants include three (3) copies of the model with the original Application and, in accordance with Section 388.112(b)(ii) of the Commission's regulations, have indicated boldly on the front of each diskette, "Contains Privileged Information - Do Not Release." Copies of the Application do not include the model.

     Also included with this filing is a Form of Notice suitable for publication in the Federal Register, in hard copy and in WordPerfect format on a 3-1/2"
         -----------------
diskette.

     Because this Application does not require a full competitive analysis screen, it qualifies for a shortened comment period, and the Applicants request that, as in similar cases, the Commission establish a 21-day notice period. In order to enable the Transaction to close by the end of the first quarter 2002, the Applicants also request that the Commission consider the Application on or before its meeting scheduled for March 13, 2002.



------------------------
(1)    Inquiry Concerning the Commission's Merger Policy Under the Federal Power
Act:  Policy  Statement,  Order  No.  592,  III  FERC Stats. and Regs. P. 31,044
(1996),  61  Fed.  Reg.  68,595  (Dec.  30,  1996)  ("Merger Policy Statement"),
reconsideration denied, Order No. 592-A, 79 FERC P. 61,321 (1997). Revised Filing Requirements Under Part 33 of the Commission's Regulations, Order No. 642, III FERC Stats. & Regs. P. 31,111 (2000), 65 Fed. Reg. 70,983 (Nov. 28,
2000),  order  on  reh'g,  Order No. 642-A, 94 FERC P. 61,289 (2001) ("Order No.
642").  Order  No.  642  became  effective  on  January  29,  2001.

Mr. David P. Boergers
Page 3
December 14, 2001


     If you have any questions regarding the Application, please do not hesitate to contact the undersigned.


                         Sincerely,


/s/  J.  Curtis  Moffatt                 /s/  Adam  Wenner
------------------------------           ----------------------------------
J.  Curtis  Moffatt                      Adam  Wenner
Van  Ness  Feldman,  P.C.                Vinson  &  Elkins  L.L.P.
Attorneys for Westcoast Energy Inc.      Attorneys for Duke Energy Corporation


Enclosures

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

                                       )
     Engage  Energy  America  LLC      )
        and Frederickson Power L.P.    )
                                       )
          and                          )              Docket  No.  EC02-____-000
                                       )
     Duke  Energy  Corporation         )
                                       )

                              JOINT APPLICATION OF
              ENGAGE ENERGY AMERICA LLC AND FREDERICKSON POWER L.P.
                           AND DUKE ENERGY CORPORATION
                   FOR APPROVAL OF CHANGE IN UPSTREAM CONTROL
             AND RESULTING DISPOSITION OF JURISDICTIONAL FACILITIES



     J.  Curtis  Moffatt                        Adam  Wenner
     Margaret  A.  Moore                        Donna  J.  Bobbish
     John  Burnes,  Jr.                         Mark  R.  Klupt
     Van  Ness  Feldman,  P.C.                  Vinson  &  Elkins  L.L.P.
     1050  Thomas  Jefferson  St.,  N.W.        1455  Pennsylvania  Ave., N.W.
     7th  Floor                                 Washington,  D.C.  20004
     Washington,  D.C.  20007                   202-639-6533  (phone)
     202-298-1800  (phone)                      202-639-6604  (fax)
     202-338-2146  (fax)


     Attorneys  for                              Attorneys  for
       Engage  Energy  America  LLC                Duke  Energy  Corporation
       and  Frederickson  Power  L.P.



December  14,  2001

                                     TABLE OF CONTENTS

I.    EXECUTIVE SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

II.   INFORMATION REQUIRED BY PART 33 OF THE COMMISSION'S
      REGULATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

III.  DESCRIPTION OF THE TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . .  23

IV.   THE TRANSACTION IS CONSISTENT WITH THE PUBLIC INTEREST . . . . . . . . . . . .  24

      A.    The Transaction Will Not Have An Adverse Effect on Competition . . . . .  25

            1.    The Transaction raises no horizontal market power concerns and thus there is no need to submit a horizontal Competitive Analysis
                  Screen . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                  a.    The Combination of Applicants' generation assets will not
                        increase concentration levels. . . . . . . . . . . . . . . .  27

                  b.    The Transaction does not create transmission market power
                        concerns . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                  c.    The Transaction will not increase concentration in ancillary services markets . . . . . . . . . . . . . . . . . . . . . .  31

            2.    The Transaction raises no vertical market power concerns . . . . .  31

                  a.    Relevant product and geographic markets. . . . . . . . . . .  32

                        i.    Downstream markets . . . . . . . . . . . . . . . . . .  33

                        ii.   Upstream markets . . . . . . . . . . . . . . . . . . .  33

                  b.    The transaction will not have an adverse effect on
                        competitive conditions in the downstream markets . . . . . .  34

                        i.    Northeast downstream market. . . . . . . . . . . . . .  34

                        ii.   Midwest downstream market. . . . . . . . . . . . . . .  35

                        iii.  West downstream market . . . . . . . . . . . . . . . .  35

                  c.    The Transaction will not have an adverse effect on
                        competitive conditions in the upstream markets . . . . . . .  36

                        i.    The commodity gas market is competitive. . . . . . . .  36

                        ii.   The Applicants do not have market power in long-
                              haul gas transportation markets. . . . . . . . . . . .  36

                              a.    Northeast upstream market. . . . . . . . . . . .  37

                              b.    Midwest upstream market. . . . . . . . . . . . .  38

                              c.    West upstream market . . . . . . . . . . . . . .  38


                        iii.  Applicants do not have market power in storage . . . .  40

                  d.    The Transaction will not create barriers to entry in the
                        relevant markets . . . . . . . . . . . . . . . . . . . . . .  40

                        i.    Applicants do not control generation sites . . . . . .  40

                        ii.   Applicants do not control fuel supplies or delivery
                              systems. . . . . . . . . . . . . . . . . . . . . . . .  40

                        iii.  Applicants cannot use their transmission to
                              discriminate against rival generators. . . . . . . . .  41

      B.    The Transaction Will Not Have an Adverse Effect on Rates . . . . . . . .  42

      C.    The Transaction Will Not Have an Adverse Effect on Regulation. . . . . .  43

            1.    The Transaction will not impair Commission regulation. . . . . . .  43

            2.    The Transaction will not impair state regulation . . . . . . . . .  43

V.    THE COMMISSION SHOULD APPROVE THE TRANSACTION. . . . . . . . . . . . . . . . .  45

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

                                       )
     Engage  Energy  America  LLC      )
       and  Frederickson  Power  L.P.  )
                                       )
           and                         )             Docket  No.  EC02-____-000
                                       )
         Duke  Energy  Corporation     )
                                       )

                              JOINT APPLICATION OF
              ENGAGE ENERGY AMERICA LLC AND FREDERICKSON POWER L.P.
                           AND DUKE ENERGY CORPORATION
                   FOR APPROVAL OF CHANGE IN UPSTREAM CONTROL
             AND RESULTING DISPOSITION OF JURISDICTIONAL FACILITIES

     Pursuant to Section 203 of the Federal Power Act ("FPA")(1) and Part 33 of the Commission's regulations,(2) Engage Energy America LLC ("Engage America"), Frederickson Power L.P. ("Frederickson")(3) and Duke Energy Corporation ("Duke Energy") (collectively, "the Applicants"), jointly request Commission approval of the proposed change in upstream control of Engage America and Frederickson and the consequent disposition of their jurisdictional facilities resulting from the transaction involving Duke Energy and Westcoast Energy Inc.


------------------------
(1)   16  U.S.C.  Sec. 824b(a)  (1994).

(2)   18  C.F.R.  Sec. 33.1,  et  seq.  (2001).

(3) As of the date of this Application, Frederickson does not engage in sales of electric energy at wholesale in interstate commerce, and the Commission has not accepted for filing a rate schedule for such sales. Consequently, Frederickson is not subject to the Commission's jurisdiction as a "public utility" under the FPA. See Century Power Corporation, 72 FERC P. 61,045, at 61,279 n.11 (1995) ("public utility status attaches at the earlier of the date jurisdictional sales begin or the date the Commission accepts a rate schedule for such sale."), citing Multitrade Limited Partnership, 63 FERC P. 61,252, at 62,693 (1993). Nonetheless, as explained below, during the pendency of this Application Frederickson may become subject to the Commission's jurisdiction. Consequently, Frederickson is included as an Applicant in the event that Frederickson does become a "public utility" subject to the Commission's jurisdiction.

("Westcoast") pursuant to the "Combination Agreement,"(4) (the "Transaction"), as explained more fully below.

     The Commission should approve the Transaction as consistent with the public interest, as it will not result in any adverse effects on competition, rates or regulation.

I.   EXECUTIVE  SUMMARY

     A. THE TRANSACTION PRIMARILY INVOLVES DUKE ENERGY'S ACQUISITION OF NATURAL GAS ASSETS, AND IT OFFERS SIGNIFICANT BENEFITS TO BOTH U.S. AND CANADIAN CUSTOMERS

     The Transaction involves the combination of Westcoast and Duke Energy. Westcoast's natural gas and pipeline investments in Canada and the United States have created significant opportunities for the development of new gas and pipeline projects, but Westcoast requires additional capital to take full advantage of these opportunities.

     Westcoast, a Canadian company, has determined that its acquisition by Duke Energy, a large, growth-oriented company, with a strong balance sheet and experience in developing large energy infrastructure projects, is the best way to quickly and efficiently enable it to access capital needed to develop gas and gas pipeline projects. The Transaction thus offers both Canadian and U.S. consumers the benefits of increased efficiency in the development of U.S.-Canadian energy projects, as well as the increased potential for development of Alaskan natural gas supplies.

     The importance of developing this framework was recently emphasized in the report to the President by the National Energy Policy Development Group (the "Report to the President"),

------------------------
(4) The Amended and Restated Combination Agreement is made as of September 20, 2001, by and among Duke Energy, 3058368 Nova Scotia Company, an unlimited liability company existing under the Laws of the Province of Nova Scotia and an indirect wholly-owned subsidiary of Duke Energy Corporation ("Callco"), 3946509 Canada Inc., a corporation existing under the Laws of Canada and a wholly-owned subsidiary of Callco ("Exchangeco"), and Westcoast (the "Combination Agreement").

which was chaired by Vice President Cheney.(5) The Report to the President described the importance to the United States of continuing to develop the interrelated energy infrastructure of the two nations:

           Canada provided 14 percent of U.S. natural gas supply last year. An integrated network of pipelines demonstrates the seamless nature of North American energy trade. Estimated natural gas deposits in Alaska and Northwest Canada exceed 70 trillion cubic feet, representing over three years of total U.S. consumption at present levels. To advance shared economic and environmental objectives, the private sector is posed to develop the continent's northern gas reserves, with pipeline linkages between both countries.(6)

     Westcoast's geographic location and industry position make it an important participant developing the needed infrastructure discussed in the Report to the President. Westcoast has determined that it is essential that it become a part of a large, growth oriented industry leader, such as Duke Energy, with a strong balance sheet and experience in the international arena. This determination has led to Westcoast's agreement to merge with Duke Energy.

     The Commission has jurisdiction in this proceeding under Section 203 of the FPA based solely on Westcoast's indirect ownership interests in a relatively small power marketing subsidiary and in a single 249 megawatt ("MW") power plant that is under construction in Washington State. The Transaction already has been approved by the Supreme Court of British Columbia and the British Columbia Utilities Commission ("BCUC"), and other Canadian and U.S. approvals are expected prior to the end of March 2002. As demonstrated in this filing, the Transaction is consistent with the public interest and should be approved under
Section  203  of  the  FPA.


------------------------
(5) Report of the National Energy Policy Development Group, "Reliable, Affordable, and Environmentally Sound Energy for America's Future" (May 2001).

(6)   Id.  at  8-8.

     B.   THE TRANSACTION WILL NOT ADVERSELY AFFECT COMPETITION IN POWER MARKETS

     As demonstrated in the Competitive Analysis Screen, the addition of Westcoast's assets to those of Duke Energy raises no material horizontal or vertical market power issues.

     With respect to horizontal market power issues, because Engage America's and Frederickson's affiliates own or control so little generation, the horizontal overlap between the Applicants is de minimis. The HHI changes in the relevant markets resulting from the Transaction are so minimal that, under the Commission's Revised Merger Guidelines,(7) the Applicants are exempt from the requirement to file a competitive screen analysis.(8)

     Under the Commission's Revised Merger Guidelines, vertical market power concerns are raised only if both the relevant upstream (gas) and downstream (electric) markets are highly concentrated.(9) In none of the markets affected by the Transaction are both the upstream and downstream markets highly concentrated and, thus, under the Revised Merger Guidelines and relevant Commission precedent, no vertical concerns are raised. First, Engage America's affiliated generation is so minimal that the combination of Engage America's affiliated generation and Duke Energy's affiliated pipelines raises no concerns. The analysis, therefore, focuses on the combination of Duke Energy's affiliated generation and Engage America's affiliated pipelines. There are only three regions in which the merged company would have interests in both generation plants and pipelines that serve competing generation: New England,

------------------------
(7)   Inquiry  Concerning the Commission's Merger Policy Under the Federal Power
Act:  Policy  Statement,  Order  No.  592,  III  FERC Stats. and Regs. P. 31,044
(1996),  61  Fed.  Reg.  68,595  (Dec.  30,  1996)  ("Merger Policy Statement"),
reconsideration denied, Order No. 592-A, 79 FERC P. 61,321 (1997). Revised Filing Requirements Under Part 33 of the Commission's Regulations, Order No. 642, III FERC Stats. & Regs. P. 31,111 (2000), 65 Fed. Reg. 70,983 (Nov. 28,
2000),  order  on  reh'g,  Order No. 642-A, 94 FERC P. 61,289 (2001) ("Order No.
642"). Order No. 642 became effective on January 29, 2001 (collectively, "Revised Merger Guidelines").

(8)   18  C.F.R. Sec. 33.3(a)(2).

(9) Dominion Resources, Inc. and Consolidated Natural Gas Co., 89 FERC P. 61,162, 61,477 (1999) ("Dominion").

the Midwest, and the West. In New England, neither the downstream nor the upstream market is highly concentrated. In the Midwest, the upstream (gas) markets are not highly concentrated.

     In the West, the affiliated pipelines of Engage America and Frederickson (Westcoast and Foothills Pipe Lines Ltd. ("Foothills")) terminate at the Canada-U.S. border, and neither Applicant owns or controls any pipelines in the western United States. Hence, the traditional focus of vertical market power concern -- increases in the ability or the incentive of the merged company to exercise control of an upstream product (gas) so as to disadvantage competitors in the downstream (electric) market -- is not present. Moreover, since neither Applicant owns or controls pipelines in the western U.S., by definition, the Applicants do not own or control any pipeline assets that deliver natural gas to competitors of Duke Energy's affiliated generation in California. Also, since Westcoast has de minimis firm transportation rights into California, the Transaction results in no change to Duke Energy's existing share of transportation rights in this market.

     Moreover, even a conservative approach, which does not focus on the actual upstream market, in which the Applicants have no pipelines but, instead, analyzes pipeline firm transportation rights in this region from Canada to the U.S border, leads to the conclusion that even this upstream "market" is not highly concentrated. Thus, there are no markets in which the conditions that the Commission has determined are necessary in order for a company to engage in foreclosure or otherwise exercise vertical market power are present, and the Transaction satisfies the applicable Commission standards regarding convergence mergers.

     Finally, none of the Westcoast affiliates owns or controls transmission facilities (other than interconnection facilities associated with its limited generating interests), and Duke Energy has committed to establish GridSouth Transco, LLC ("GridSouth") as a Regional Transmission Organization ("RTO"), and is in discussions to develop the Southeastern RTO.

     C.   THE  TRANSACTION  WILL  NOT  ADVERSELY  AFFECT  RATES  OR  REGULATION

     Finally, the Transaction will not adversely affect either rates or regulation. The Applicants have proposed ratepayer protections that fulfill the requirements of the Merger Policy Statement, as clarified in Order No. 642. Furthermore, since Duke Energy will not become a registered holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"), the Transaction will not affect the authority of the Commission or of state commissions to exercise their regulatory jurisdiction over the merged company. Accordingly, the Commission should find that the Transaction satisfies the standards articulated in its Merger Policy Statement and clarified in Order No. 642(10) and should approve the Transaction without conducting further proceedings or imposing mitigation conditions.

     D. THE COMMISSION SHOULD PROVIDE A SHORTENED NOTICE PERIOD AND APPROVE THE TRANSACTION ON AN EXPEDITED BASIS

     Numerous significant investment decisions concerning natural gas projects in Canada await the closing of the Transaction which, in turn, awaits the receipt of all required regulatory approvals. In Canada, the Transaction already has been approved by the BCUC and the Supreme Court of British Columbia, and the Applicants expect to receive approvals from the Canadian Competition Bureau, and the Investment Review Division of Industry Canada and Ministry of Industry by the end of March 2002. In the U.S., the Applicants expect to receive approvals from the North Carolina Utilities Commission ("NCUC"), the Public Service Commission of South Carolina ("South Carolina PSC"), the New York Public Service Commission ("NYPSC") and the U.S. Department of Justice and Federal Trade
Commission  prior  to  March  27,  2002.  The

------------------------
(10)  Id.

Applicants also expect to receive an order approving a request for exemption from the U.S. Securities and Exchange Commission ("SEC") prior to the end of the first quarter 2002.

     Because this Application does not require a full competitive analysis screen, it qualifies for a shortened comment period.(11) Duke Energy's affiliates are serving a copy of this Application on their wholesale sales customers served under cost-based rates and on their network transmission customers.(12)

     In order to enable the Transaction to close by the end of the first quarter 2002, the Applicants request that the Commission act expeditiously to approve the Transaction, without an evidentiary hearing, on or before its meeting scheduled for March 13, 2002.

II.  INFORMATION  REQUIRED  BY PART 33 OF THE COMMISSION'S REGULATIONS

SEC. 33.2  GENERAL  INFORMATION  REQUIREMENTS

     A. THE EXACT NAMES AND ADDRESSES OF THE PRINCIPAL BUSINESS OFFICES OF THE APPLICANTS ARE AS FOLLOWS:

          1.   ENGAGE  AMERICA

               Engage  Energy  America  LLC
               39500  High  Pointe  Blvd.
               Suite  260
               Novi,  Michigan  48375

          2.   FREDERICKSON

               Frederickson  Power  L.P.
               18610  50th  Avenue  East
               Tacoma,  Washington  98446



------------------------
(11) Order No. 642 at 31,878. (". . .mergers not requiring a competitive analysis screen or a vertical competitive analysis will generally be noticed for less than 60 days.")

(12)   Merger  Policy  Statement  at  30,119  n.2.

          3.   DUKE  ENERGY

               Duke  Energy  Corporation
               526  South  Church  Street
               Charlotte,  North  Carolina  28202-1803

     B. THE NAMES AND ADDRESSES OF THE PERSONS AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS REGARDING THIS APPLICATION ARE AS FOLLOWS:

          1.   DUKE  ENERGY

     Rodney  E.  Gerik                    *Adam  Wenner
     Associate  General  Counsel          Vinson  &  Elkins  L.L.P.
     *Steven  E.  Hellman                 1455  Pennsylvania  Ave.,  N.W.
     Assistant  General  Counsel          Washington,  D.C.  20004
     Duke  Energy  Gas  Transmission      202-639-6533  (phone)
     5400  Westheimer  Ct.                202-639-6604  (fax)
     Houston,  Texas  77056               awenner@velaw.com
     713-627-5215  (phone)
     713-989-3190  (fax)
     sehellman@duke-energy.com

          2.   ENGAGE  AMERICA  AND  FREDERICKSON

     *David  G.  Unruh                         *J.  Curtis  Moffatt
     Senior  Vice  President,  Law             Van  Ness  Feldman,  P.C.
       & Corporate Secretary                   1050  Thomas  Jefferson St., N.W.
     Westcoast  Energy  Inc.                   7th  Floor
     Fifth  Avenue  Place,  East  Tower        Washington,  D.C.  20007
     2200  425-1st  Street,  S.W.              202-298-1800  (phone)
     Calgary,  Alberta,  Canada  T2P  3L8      202-338-2146  (fax)
     (604)  926-0602  (phone)                  jcm@vnf.com
     dunruh@wei.org


*Parties should be designated on the Commission's official service list.

     C.   DESCRIPTION  OF  THE  APPLICANTS

          1.   ENGAGE  AMERICA  AND  FREDERICKSON

     Engage America is an indirect, wholly-owned subsidiary of Westcoast. Engage America is a relatively small power marketer that has authorization to sell energy and capacity at wholesale at market-based rates and owns no electric generation or transmission facilities.(13)

     Frederickson is developing a 249 MW gas-fired electricity generation facility, located between Tacoma and Olympia in the State of Washington (the "Frederickson plant"). Although the facility is not yet operational,(14) and is not yet a "public utility," Frederickson may become subject to Commission jurisdiction during the pendency of this Application.(15)

     The business activities of Engage America and Frederickson are described more fully in Exhibit A-1, and those of the energy subsidiaries and affiliates(16) of Engage America and Frederickson, including their Canadian energy affiliates, are described in Exhibit B-1.(17)


------------------------
(13) Newco US, L.P., Docket No. ER97-654-000 (Dec. 30, 1996) (Unpublished Letter Order). The Commission accepted for filing a notice of name change from Newco US, L.P. to Engage Energy US, L.P., effective February 28, 1997, by unpublished letter order dated May 13, 1997, in Docket No. ER97-654-001. Effective September 19, 2000, Westcoast Energy sold its 50 percent ownership interest in Engage Energy US, L.P. to the Coastal Corporation and Engage Energy US, L.P., in turn, transferred certain wholesale power sales agreements and associated books and records to Westcoast Gas Services Delaware (America) Inc. ("WGSI America") in Docket No. EC00-130-000. Effective September 25, 2000, WGSI America changed its name to Engage Energy America Corp. Engage Energy America Corp., Docket No. ER01-251-000 (Acceptance of Notice of Succession, dated Dec. 13, 2000). Effective December 29, 2000, Engage Energy America Corp. was converted into Engage Energy America LLC, a Delaware limited liability company. Engage Energy America LLC, Docket No. ER01-919-000 (Acceptance of Notice of Succession, dated Feb. 28, 2001).

(14) It is anticipated that the facility will begin operations in the second quarter of 2002.

(15) Frederickson has one general partner, Frederickson Power Management, Inc., and two limited partners, Westcoast Energy Enterprises (U.S.) Inc. and EPDC, Inc. Frederickson Power Management Inc. has a 0.1% partnership interest in Frederickson. Westcoast Energy Enterprises (U.S.) Inc. has a 59.94% partnership interest in Frederickson, and EPDC, Inc. (a wholly-owned subsidiary of EPCOR Power Development Corporation) has a 39.96% partnership interest in Frederickson. Frederickson Power Management Inc. has two shareholders, Westcoast Energy (U.S.) Inc. and EPCOR Power Development, Inc.

(16) Exhibit B-1 lists entities that meet the Commission's proposed definition of "energy affiliate" as set forth in its proposed rule 18 CFR 358.3. The Commission proposes to define "energy affiliate" as "any entity affiliated with a transmission provider (gas or electric) that engages in or is involved in transmission transactions or manages or controls transmission capacity or buys, sells, trades or administers natural gas or electric energy or engages in financial transactions relating to the sale or transmission of natural gas or electric energy." Standards of Conduct for

               a.   Westcoast

     An affiliate of Engage America and Frederickson, Westcoast is predominantly a Canadian natural gas company whose pipeline interests extend to or across the U.S. border into the northern tier of the United States.

               b.   Generation  affiliates  of  Engage  America and Frederickson

     Engage America and Frederickson have affiliates that own or operate generation facilities in Canada. The output of all of the currently operating facilities, other than the Bayside Power Project ("Bayside"), is committed under long-term contracts. Furthermore, none of these facilities currently engages in power sales to wholesale or retail customers in the United States. The Fort Frances Cogeneration Plant is a 110 MW cogeneration plant located at Fort Frances, Ontario. All of the electricity from this plant is supplied to Ontario Hydro under a long-term contract. Westcoast also owns 50 percent of the Lake Superior Cogeneration Plant ("Lake Superior Plant"), a 110 MW cogeneration plant in Sault Ste. Marie, Ontario. All of the Lake Superior Plant's electric output is sold to Ontario Hydro under a long-term contract.

     Westcoast also owns 50 percent of the McMahon Cogeneration Plant ("McMahon"), a 117 MW cogeneration facility located at Taylor, British Columbia. All of McMahon's electric output is sold to British Columbia Hydro and Power Authority under a long-term contract.

     Westcoast also owns an interest in Bayside, a 285 MW gas-fired combined cycle plant in Saint John, New Brunswick. During the period from November 1 - March 31, Bayside sells the power to New Brunswick Power under a long-term contract, and all of Bayside's power is used by New Brunswick Power within Canada. From April 1 - October 31, Bayside currently has no

------------------------
Transmission  Providers,  FERC  Stats.  &  Regs.  Proposed Regulations P. 32,554
(2001),  66  Fed.  Reg.  50,919  (Oct.  5,  2001),  96  FERC  P. 61,334  (2001).

(17) The business activities and energy affiliates listed in Exhibits A-1 and B-1, respectively, are limited to those in the United States and Canada.

long-term commitments. However, Bayside does not have import authority under the FPA, which is needed to import power into the U.S., or a filed rate schedule, which is needed to sell wholesale power into the U.S.

               c.   Natural  Gas  Gathering,  Processing  and  Transmission

     Westcoast owns and operates facilities and businesses relating to natural gas gathering, processing and transmission. The principal components of this business segment include: (1) a 100 percent direct interest in an integrated interprovincial natural gas pipeline system located primarily in British Columbia and operated by the Pipeline and Field Services division, that gathers, processes and transports natural gas to serve markets in British Columbia, other parts of Canada and the Western United States; (2) a 100 percent indirect interest in the Empire State Pipeline, which operates a pipeline that transports natural gas in intrastate commerce from the international border at Niagara Falls to upper New York State; (3) a 50 percent interest in Foothills, which, through majority-owned subsidiaries, operates a pipeline system that delivers Canadian natural gas to the border of the United States; (4) a 37.5 percent interest in Maritimes & Northeast Pipeline, L.L.C. ("Maritimes") and Maritimes & Northeast Pipeline Limited Partnership, which owns and operates a natural gas delivery system that transports natural gas from Goldboro, Nova Scotia, across the Canadian-United States border, through Maine and New Hampshire, with a terminus in Dracut, Massachusetts; (5) a 23.6 percent interest in the Alliance Pipeline, which transports natural gas from northeastern British Columbia and Alberta to a terminus near Chicago, Illinois; (6) a 23.6 percent interest in the Aux Sable natural gas liquids recovery facility in the Chicago, Illinois area;
(7) a 30 percent interest in the Vector Pipeline, which extends from Chicago, Illinois to the Dawn hub in Ontario and transports western Canadian and U.S.-sourced gas from the Chicago hub, through connecting pipelines, to markets in eastern Canada and the midwestern and northeastern regions of the United States; (8) a 100 percent interest in Centra Gas British Columbia Inc. ("Centra BC"), which owns and operates (i) the natural gas transmission pipeline extending from the Vancouver metropolitan area to Vancouver Island, and (ii) the distribution system on Vancouver Island and along the Sunshine Coast of British Columbia,(18) (9) a 100 percent interest in the voting shares and a 41 percent interest in the non-voting shares of Pacific Northern Gas Limited ("Pacific Northern Gas"), a gas transmission and distribution utility which, directly and through subsidiaries, serves customers in west-central and northeastern British Columbia; and (10) a 100 percent interest in Union Gas Limited ("Union Gas"), which owns and operates natural gas transmission, distribution and storage facilities in Ontario.

     Engage America's and Frederickson's other North American energy affiliates are described in Exhibit B-1.

          2.   DUKE  ENERGY

     Duke Energy is a publicly-traded, diversified, multinational energy company with its principal place of business in Charlotte, North Carolina. Duke Energy is not a holding company under PUHCA.(19) Duke Energy's business activities are set forth in Exhibit A-2, and its energy company affiliates(20) are described more fully in Exhibit B-2.(21)


------------------------
(18) BC Gas Inc. has entered into an agreement to acquire the common shares of Centra BC from Westcoast. The transaction is anticipated to be finalized by January 1, 2002.

(19) Duke Energy formerly was an exempt electric utility holding company pursuant to Section 3(a)(2) of PUHCA, 15 U.S.C. Sec. 79c(a)(2), by virtue of its ownership of the outstanding securities of Nantahala Power and Light Company ("Nantahala"). On December 22, 1997, Duke Energy and Nantahala filed an application pursuant to Section 203 of the FPA for authorization to merge in Docket No. EC98-23-000. That application was approved on June 1, 1998. Duke Energy Corp. and Nantahala Power and Light Co., 83 FERC P. 62,181 (1998).
Nantahala no longer exists as a separate corporate entity and Nantahala operations continue as a division of Duke Energy.

(20) Exhibit B-2 lists entities that meet the Commission's proposed definition of "energy affiliate" as set forth in its proposed regulation to be codified at 18 CFR 358.3. The Commission proposes to define "energy affiliate" as "any entity affiliated with a transmission provider (gas or electric) that engages in or is involved in transmission transactions or manages or controls transmission capacity or buys, sells, trades or administers natural gas or electric energy or engages in financial transactions relating to the sale or transmission of natural gas or electric energy."

               a.   Duke  Power

     Duke Power, a division of Duke Energy, is an electric utility company that provides electric service in North Carolina and South Carolina.(22) Duke Power operates a diversified generating system consisting of nuclear generating stations, coal-fired generating stations, hydroelectric plants and oil- and gas-fired combustion turbine peaking facilities. Duke Power sells electricity at retail and at wholesale, to incorporated municipalities and to public and private utilities. The Commission has granted Duke Power authorization to sell power at market-based rates, based on a finding that Duke Power does not have market dominance in generation and has adequately mitigated any transmission market power.(23)

     Nantahala, a division of Duke Power, operates eleven hydroelectric plants and serves approximately 58,000 customers in western North Carolina. Duke Electric Transmission, a division of Duke Power, operates Duke Power's transmission system in North Carolina and South Carolina. On December 14, 1995, the Commission accepted for filing Duke Power's Open Access Transmission Tariff, effective November 8, 1996.(24) Duke Power provides transmission service to a number of customers under the terms of its Open Access Transmission Tariff and individual contracts.


------------------------
Standards of Conduct for Transmission Providers, FERC Stats. & Regs. Proposed Regulations P. 32,554 (2001), 66 Fed. Reg. 50,919 (Oct. 5, 2001), 96 FERC P.
61,334  (2001).

(21) The business activities and energy affiliates listed in Exhibits A-2 and B-2, respectively, are limited to those in the United States and Canada.

(22) The Commission previously approved the merger of Duke Power with PanEnergy Corp. ("PanEnergy"). Duke Power Co. and PanEnergy Corp., 79 FERC P. 61,236
(1997). Under the terms of the merger, PanEnergy became a wholly-owned subsidiary of Duke Power, which then changed its name to Duke Energy Corporation.

(23) Duke/Louis Dreyfus L.L.C., et al., 73 FERC P. 61,309 (1995), order on reh'g, 75 FERC P. 61,261 (1996); Duke Power, et al., 84 FERC P. 61,235 (1998).

(24)  Id.;  See  also,  Allegheny  Power System, Inc., et al., 80 FERC P. 61,143
(1997)  (accepting  a  rate  change  necessitated  by  Order  No.  888).

     Earlier this year, the Commission accepted, with slight modifications, a proposal by Duke Energy, Carolina Power & Light Company and South Carolina Electric & Gas Company to establish GridSouth as an RTO.(25) Duke Energy is a participant in the ongoing mediation to assist in the development of the Southeastern RTO.(26)

               b.   Other  Generation  Owned  or  Controlled  by  Duke  Energy

     Duke Energy has ownership interests in and operates independent power facilities and qualifying cogeneration and small power production facilities ("QFs"), as set forth in Exhibit A-2, and has an ownership interest in merchant power plants. Duke Energy subsidiaries own merchant power plants in the northeastern United States, including, among others, a 67 percent ownership interest in Bridgeport Energy LLC, which owns a 510 MW gas-fired plant located in Bridgeport, Connecticut,(27) and Casco Bay Energy Company, LLC, which operates the Maine Independence Station, a 520 MW gas-fired facility in Veazie, Maine.(28) Duke Energy subsidiaries also own and operate merchant plants in the southeastern United States, including Duke Energy Hinds, LLC, which owns and operates a 520 MW gas-fired facility in Jackson, Mississippi.(29)

     Duke Energy subsidiaries also own and operate merchant plants in the midwestern United States, including Duke Energy Lee, LLC, which owns and operates a gas-fired 640 MW plant

------------------------
(25) Carolina Power & Light Co., et al., 94 FERC P. 61,273 (2001), order on reh'g, 95 FERC P. 61,282 (2001).

(26) See Mediation Report for the Southeast RTO, Docket No. RT01-100-000 (Sept. 10, 2001).

(27)  Bridgeport  Energy  LLC,  83  FERC  P.  61,307  (1998).

(28)  Oswego  Harbor  Power  LLC,  et  al.,  88  FERC  P.  61,219  (1999).

(29) Duke Energy Hinds, LLC, Docket No. ER01-691 (Feb. 13, 2001) (Unpublished Letter Order).

located in Lee County, Illinois,(30) and Duke Energy Vermillion, LLC, which owns and operates a 648 MW gas-fired facility in Vermillion County, Indiana.(31)

     In addition, Duke Energy subsidiaries own and operate several merchant plants in the western United States, including the Morro Bay Generating Facility, consisting of four gas-fired generating units with a combined generating capacity of 1,002 MW and located in Morro Bay, California,(32) the Moss Landing Generating Facility, consisting of two gas-fired generating units with a combined generating capacity of 1,478 MW and located in Monterey County, California,(33) and the Oakland Generating Facility, which consists of three diesel-fired generating units with a combined generating capacity of 165 MW and located in Oakland, California.(34)

     Duke Energy subsidiaries also have an interest in certain QFs. American Ref-Fuel Company of Essex County leases and operates a 70 MW QF in New Jersey and sells all of the power from the plant to Public Service Electric & Gas Company under a long-term contract.(35) Another Duke Energy subsidiary, American Ref-Fuel Company of Hempstead, leases and operates a 72 MW QF in New York and sells all of the power from the plant to Long Island Lighting Company under a long-term contract.(36) American Ref-Fuel Company of Southeastern Connecticut leases and operates an 18 MW QF in Preston, Connecticut and sells all of the power

------------------------
(30) Duke Energy Lee, LLC, Docket No. ER01-545 (Feb. 9, 2001) (Unpublished Letter Order).

(31) Duke Energy Vermillion, LLC, et al., Docket No. ER00-1783 (May 4, 2000) (Unpublished Letter Order).

(32) Duke Energy Moss Landing LLC, Duke Energy Morro Bay LLC, Duke Energy Oakland LLC, 83 FERC P. 61,317 (1998).

(33)  Id.

(34)  Id.

(35)  American  Ref-Fuel  Co.  of  Essex  Cty.,  Small  Power  Production  and
Cogeneration Facilities, 30 FERC P. 62,363 (1985). For purposes of this Application, a "long-term contract" is defined as a contract with a term of one year or more.

(36) American Ref-Fuel Co. of Hempstead, Small Power Production and Cogeneration Facilities, 34 FERC P. 62,087 (1986).

from the plant to Connecticut Light and Power Company under a long-term contract.(37) Finally, SEMASS Partnership leases and operates an 80 MW QF in Massachusetts and sells all of the power from the plant to Commonwealth Electric Company under a long-term contract.(38)

     Duke Energy also has an ownership interest in certain companies that are constructing generation facilities that will commence operation in the next few years. Duke Energy is constructing six facilities in the southeastern United States, with a combined capacity of 4,388 MW,(39) two new facilities in the midwest, with a combined capacity of 1,230 MW,(40) and four new facilities in the west, with a combined capacity of 2,398 MW.(41)


------------------------
(37) American Ref-Fuel Co. of Southeastern Connecticut, Small Power Production and Cogeneration Facilities, 40 FERC P. 62,061 (1987).

(38) The facility was originally self-certified as a QF on September 26, 1986, in Docket No. QF86-1101-000. On April 25, 1988, the facility was self-recertified in Docket No. QF86-1101-001 to reflect the addition of a second turbine generator. On January 16, 1997, the facility was again self-recertified in Docket No. QF86-1101-002 to reflect a change in ownership. Due to another change in ownership, the facility was again self-recertified in Docket No.
QF86-1101-003 on May 14, 1998. In addition, DukeSolutions, a wholly-owned subsidiary of Duke Energy, has reached an agreement to acquire a fifty percent ownership interest in eight project companies that own or lease QFs. Five of the facilities are located in California: (1) Wheelabrator Shasta Energy Company, Inc. (49.9 MW); (2) Wheelabrator Lassen, Inc. (42 MW); (3) Wheelabrator Hudson Energy Company, Inc. (6 MW); (4) Wheelabrator Norwalk Energy Company, Inc. (27 MW); and (5) Wheelabrator Martell, Inc. (18 MW). The remaining three facilities are: (1) Wheelabrator Frackville Energy Company, Inc., located in Pennsylvania; (2) Wheelabrator Sherman Energy Company, located in Maine; and (3) Ridge Generating Station Limited Partnership, located in Florida. All of the power from these facilities, with the exception of 8 MW from Wheelabrator Shasta Energy Company, Inc., is sold under long-term contracts. While this transaction has received the necessary approvals from the Commission, it had not closed as of the date of this Application.

(39) Duke Energy Enterprise, LLC will own and operate a 640 MW gas-fired electric generating facility in Clarke County, Mississippi. The facility is anticipated to commence commercial operations in 2002. Duke Energy Hot Spring, LLC will own and operate a 620 MW facility located in Hot Spring County, Arkansas. The facility is anticipated to commence commercial operations in 2002. Duke Energy Murray, LLC will own and operate a 1,240 MW facility located near the town of Chatsworth in Murray County, Georgia. The facility is anticipated to commence commercial operations in 2002. Duke Energy Southaven, LLC will own and operate a 640 MW facility located in DeSoto County, Mississippi. The facility is anticipated to commence commercial operations in June 2002. Duke Energy St. Lucie, LLC will own and operate a 608 MW facility located in St. Lucie County, Florida. The facility is anticipated to commence commercial operations in the summer of 2003. Duke Energy Sandersville, LLC will own and operate a 640 MW facility located near the city of Sandersville in Washington County, Georgia. The facility is anticipated to commence commercial operations in 2002.

(40) Duke Energy Marshall County, LLC is developing a 620 MW facility in Kentucky. The facility is anticipated to commence commercial operations in 2003. Duke Energy Washington, LLC is developing a 610 MW facility in Washington County, Ohio. The facility is anticipated to commence commercial operations in May 2002.

(41) Duke Energy Grays Harbor, LLC will own and operate a 600 MW facility in Grays Harbor County, Washington. The facility is anticipated to commence commercial operations in 2003. Duke Energy Luna, LLC will own and operate a 608 MW facility located in Demming, New Mexico. The facility is anticipated to commence

               c.   Power  Marketers

     As more fully described in Exhibit A-2, Duke Energy has power marketers that do not own or control generation facilities. These marketers are: (i) Duke Energy Power Marketing, LLC, (ii) Duke Energy Trading and Marketing, LLC, (iii) Duke/Louis Dreyfus L.L.C., (iv) DukeSolutions Inc., and (v) Griffith Energy, LLC.

               d.   Natural  Gas  Pipelines  and  Storage

     As more fully described in Exhibit B-2, Duke Energy owns and operates facilities and businesses relating to natural gas gathering, transportation, and storage. The principal companies in this business segment are: (i) Algonquin Gas Transmission Company ("Algonquin"), which operates a natural gas pipeline system extending from an interconnection with Texas Eastern Transmission, LP ("Texas
Eastern") near Lambertville, New Jersey, and extending through New Jersey, New York, Connecticut, Rhode Island, and Massachusetts; (ii) Algonquin LNG, Inc., which provides liquefied natural gas storage service at its facilities located in Providence, Rhode Island; (iii) East Tennessee Natural Gas Company, which operates a natural gas pipeline system that extends from Tennessee to a terminus in Virginia; (iv) Egan Hub Partners, L.P., which owns the Egan Hub Facility, consisting of two natural gas storage caverns located in Acadia Parish in the south central part of Louisiana; (v) a 37.5 percent interest in Maritimes; (vi) Moss Bluff Hub Partners, L.P., which owns three natural gas storage caverns located in Liberty and Chambers Counties, near Houston, Texas; (vii) NE Hub Partners, L.P., which owns two natural gas storage projects in Tioga County, Pennsylvania, which are anticipated to begin operation in 2003; and (viii) Texas Eastern, which owns and operates a pipeline extending from Texas and offshore

------------------------
commercial operations in 2003. Duke Energy Maricopa will own and operate a 570 MW facility located in Maricopa County, Arizona. The facility is anticipated to commence commercial operations in early 2002. Duke Energy Washoe, LLC will own and operate a 620 MW facility located in Washoe County, Nevada. The facility is anticipated to commence commercial operations in 2003.

Louisiana through the Appalachian area to the eastern seaboard, and extending into the Philadelphia and New York City areas.

               e.  Canadian  Companies

     As more fully described in Exhibit B-2, Duke Energy subsidiaries operate certain energy-related businesses in Canada. The principal Duke subsidiaries that operate in Canada include: (i) 806026 Alberta, Ltd., which owns a single natural gas gathering line that extends from British Columbia to Alberta; (ii) Canadian Midstream Services Pipeline Limited Partnership, which operates the Pesh Creek Pipeline, a pipeline running from northeastern British Columbia to Alberta; (iii) Duke Energy Canada Pipeline Ltd., which owns the West Doe pipeline, an eight kilometer gathering line in British Columbia and Alberta;
(iv) Duke Energy Field Services Canada Ltd., which owns gas gathering and processing and natural gas liquids fractionation facilities in Alberta and British Columbia; (v) Duke Energy Marketing Limited Partnership, which markets power and ancillary services in Canada; and (vi) Duke Energy Midstream Services Canada Ltd., which operates a midstream gas gathering and gas processing business in western Canada.

               f.   Other  Energy  Companies

     Another Duke Energy subsidiary, Duke Energy Field Services, LP ("DEFS"), is a midstream energy company that gathers, processes, transports, markets and stores natural gas, and produces, transports and markets natural gas liquids. DEFS operates in Wyoming, Colorado, Kansas, Oklahoma, New Mexico, Texas, Louisiana, Alabama, Mississippi, along the Gulf Coast and in western Canada. In addition, DEFS holds the general partnership interest in TEPPCO Partners, L.P., a publicly-traded master limited partnership that owns and operates a network of pipelines for refined products and crude oil in the midwestern and northeastern United States.

     D.     ORGANIZATIONAL  CHARTS

     Engage America's and Frederickson's current corporate structure is depicted in the organization chart included in Exhibit C-1. Duke Energy's current and proposed post-transaction corporate structures are depicted in the organization charts attached as Exhibits C-2 and C-3, respectively.

     E.     DESCRIPTION  OF  JOINT  VENTURES

     A description of all joint ventures, strategic alliances, tolling arrangements or other business arrangements, both current, and planned to occur within a year from the date of filing, to which Engage America, Frederickson or their energy subsidiaries and affiliates is a party, is included in Exhibit D-1. A description of all joint ventures, strategic alliances, tolling arrangements or other business arrangements, both current, and planned to occur within a year from the date of filing, to which Duke Energy or its energy subsidiaries and affiliates is a party, is included in Exhibit D-2.

     F.     COMMON  OFFICERS  OR  DIRECTORS

     There are no common officers or directors among Engage America, Frederickson and Duke Energy. Consequently, Exhibit E has been omitted.

     G.     WHOLESALE  POWER  CUSTOMERS

     Wholesale power sales customers and unbundled transmission services customers served by Engage America are described in Exhibit F-1. (Frederickson has no current customers.) Wholesale power sales customers and unbundled transmission services customers served by Duke Energy or its subsidiaries or affiliates are described in Exhibit F-2.

     H.     DESCRIPTION  OF  JURISDICTIONAL  FACILITIES

     Exhibit G sets forth the jurisdictional facilities that are owned, operated, or controlled by the Applicants.

     I.     DESCRIPTION  OF  THE  TRANSACTION

     The Transaction is described fully in Section II, below. Exhibit H sets forth the jurisdictional facilities or securities that are associated with or affected by the Transaction.

     J.     CONTRACTS  RELATED  TO  THE  TRANSACTION

     A  copy  of  the  Combination  Agreement  is  included  in  Exhibit  I.

     K.     STATEMENT  OF  PUBLIC  INTEREST

     A statement demonstrating that the Transaction is consistent with the public interest is provided in Section III, below, and in Exhibits J-1 through J-12, as referenced therein.

     L.     MAPS  SHOWING  PROPERTIES  OF  EACH  PARTY

     Maps showing in different colors the properties of Engage America, Frederickson, and Duke Energy are included in Exhibit K.

     M.     OTHER  REGULATORY  BODIES  HAVING  JURISDICTION OVER THE TRANSACTION

     In the U.S., the Transaction also is subject to the jurisdiction of the NCUC,(42) the South Carolina PSC,(43) and the U.S. Department of Justice and Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Applicants have filed with the SEC a request for an exemption from PUHCA. In addition, the Applicants have requested approval from the NYPSC(44) for the indirect acquisition by Duke Energy of Empire State Pipeline. In

------------------------
(42)  N.C.  Gen.  Stat.  Chp.  62,  art.  3.

(43)  S.C.  Code  Ann.  Sec.  58-3-140.

(44)  N.Y.  Pub.  Serv.  Law  Sec.  5.

Canada, the Transaction is subject to the jurisdiction of the Canadian Competition Bureau,(45) the Investment Review Division of Industry Canada and Ministry of Industry,(46) the Supreme Court of British Columbia,(47) and the BCUC.(48)

     As of the date of this Application, the Supreme Court of British Columbia and the BCUC have issued orders with respect to the transaction, which orders are included in Exhibit L.(49) As required by the Commission's regulations,(50) the Applicants will supplement Exhibit L with a copy of any orders with respect to the Transaction that are issued after the date this Application is filed.

SEC.  33.3     ADDITIONAL  INFORMATION  REQUIREMENTS  FOR APPLICATIONS INVOLVING
HORIZONTAL  COMPETITIVE  IMPACTS

     This information is provided in Section III, below, and in the exhibits referenced therein.

SEC.  33.4     ADDITIONAL  INFORMATION  REQUIREMENTS  FOR APPLICATIONS INVOLVING
VERTICAL  COMPETITIVE  IMPACTS

     This information is provided in Section III, below, and in the exhibits referenced therein.

SEC.  33.5     PROPOSED  ACCOUNTING  ENTRIES

     Proposed accounting entries showing the effect of the Transaction on: (1) all account balances, (2) the income statement and (3) other relevant financial statements, along with an explanation of how each entry was determined, are included in Exhibit M.


------------------------
(45)  Federal  Competition  Act,  R.S.C.,  ch.  C-34  (1985).

(46)  Investment  Canada  Act,  R.S.C.,  ch.  C-28  (1985).

(47)  Canadian  Business  Corporations  Act,  R.S.C.,  ch.  C-44  (1985).

(48)  Utilities  Commission  Act,  R.S.B.C.,  ch.  473.3  (1996).

(49) In Mexico, where Westcoast mainly is a nitrogen and gas compression supplier, and Duke Energy does not undertake any activities, the Transaction is subject to the jurisdiction of the Comisi n Federal de Competencia ("CFC"). On December 7, 2001, the CFC issued an order authorizing the Transaction. The order is included in Exhibit L.

(50)  18  C.F.R.  Sec.  33.2  (i)  (2001).

     The Transaction will be accounted for as an acquisition of Westcoast by Duke Energy under the purchase method of accounting, in accordance with generally accepted accounting principles. The amount of goodwill recorded will reflect the excess of the estimated $3.589 billion(51) purchase price, including estimated fees and expenses related to the Transaction, over the fair value of net assets acquired. A portion of the excess purchase price may be allocated to property, plant and equipment.

     The Commission previously has approved the use of the purchase method of accounting and the proposed treatment of the acquisition premium,(52) and the Applicants request that the Commission do so in this case.

SEC.  33.6     FORM  OF  NOTICE

     A form of notice of the Application suitable for issuance in the Federal Register is included in Exhibit N. Also submitted with this Application is a copy of the same notice in electronic format in WordPerfect 6.1.

     Because this Application does not require a full competitive analysis screen, it qualifies for a shortened comment period.(53)

SEC.  33.7     VERIFICATION

     The verifications of Rodney E. Gerik, Associate General Counsel of Duke Energy, and David G. Unruh, Senior Vice President, Law and Corporate Secretary, Westcoast Energy Inc., taken under oath, are included in Exhibit O.


------------------------
(51)  This  figure  excludes  the  debt  assumed  by  Duke  Energy.

(52)  See  Energy  East  Corp. and CMP Group, Inc., 91 FERC P. 61,001, at 61,005
(2000); and Entergy Services, Inc. and Gulf States Utilities Co., Opinion No. 385, 65 FERC P. 61,332 (1993), order on reh'g, Opinion No. 385-A, 67 FERC
P.  61,192  (1994).

(53)  Order  No.  642  at  31,878.

SEC.  33.9     PROTECTIVE  ORDER

     The Applicants request that pages 1 and 2 of Exhibit J-3 be protected from public disclosure pursuant to Section 388.112 of the Commission's regulations,(54) since it contains commercially sensitive information, disclosure of which would result in competitive harm to the Applicants. As required by the Commission's regulations, a proposed protective order under which parties to this proceeding will be able to review the information for which confidential treatment is sought is included as Exhibit P-1.

     Applicants also request that the models used in the competitive analysis be protected from public disclosure pursuant to Section 388.112 of the Commission's regulations. These models represent business proprietary information and trade secrets, disclosure of which would result in competitive harm to Charles River Associates Incorporated. A confidentiality agreement, which would enable parties to review the model, is included as Exhibit-P-2.

III.  DESCRIPTION  OF  THE  TRANSACTION

     The proposed Transaction will be accomplished in accordance with the Combination Agreement set forth in Exhibit I. Duke Energy will acquire all of the outstanding capital stock of Westcoast, an affiliate of Engage America and Frederickson, in exchange for a combination of cash, Duke Energy common stock and exchangeable shares of Exchangeco, such that fifty percent of the consideration will be paid in cash and fifty percent will be paid in stock. At the present time, Duke Energy does not hold any capital stock or other securities of Westcoast.

     Under the terms of the Combination Agreement, each share of Westcoast common stock will be exchanged, at the election of each shareholder, for (i) Canadian $43.80 in cash or (ii) a


------------------------
(54)  18  C.F.R.  Sec.  388.112  (2001).

portion of a share, based on an exchange ratio,(55) of Duke Energy common stock or exchangeable shares of Exchangeco that are exchangeable for Duke Energy common stock or (iii) a combination of such consideration. Elections to receive cash, stock or a combination will be subject to proration so that the overall consideration will consist of approximately fifty percent cash and approximately fifty percent stock. The exchange ratio for shares of Westcoast exchanged for stock, will be determined based on the 20-day weighted average trading price of Duke Energy common stock during a trading period prior to the closing of the acquisition.(56)

     A Westcoast shareholder who is a Canadian resident can elect either Duke Energy common stock or, for tax deferral purposes, exchangeable stock of Exchangeco. If a Westcoast shareholder is not a Canadian resident, any such shareholder electing stock consideration may only elect Duke Energy common stock. The jurisdictional facilities associated with or affected by the Transaction are detailed in Exhibit H. Upon consummation of the Transaction, Duke Energy will assume indirect control of these facilities.

IV.  THE  TRANSACTION  IS  CONSISTENT  WITH  THE  PUBLIC  INTEREST

     The Transaction is subject to the Commission's jurisdiction under Section 203 of the FPA.(57) The Transaction will involve Duke Energy's acquisition of the capital stock and,


------------------------
(55) Exchange ratio means the number, calculated to four decimal places, equal to Canadian $43.80 divided by the Duke Energy Average Price. The Duke Energy Average Price means 1.54 multiplied by the Weighted Average Trading Price of the Duke Energy common stock. The Weighted Average Trading Price of Duke Energy common stock is the amount determined by dividing the aggregate sale price of all Duke Energy common stock sold on the New York Stock Exchange for the 20 consecutive trading days ending on the day that is two (2) business days prior to the election deadline by the total number of Duke Energy common stock sold on the New York Stock Exchange during such period.

(56) If the Weighted Average Trading Price of Duke Energy common stock is equal to or less than $36.88, the exchange ratio shall be 0.7711, and if such price is equal to or greater than $46.48 the exchange ratio shall be 0.6119.

(57) Section 203 provides that: "No public utility shall sell, lease, or otherwise dispose of the whole of its facilities subject to the jurisdiction of the Commission, or any part thereof of a value in excess of $50,000, or by any means whatsoever, directly or indirectly, merge or consolidate such facilities or any part thereof with those of any consequently, the jurisdictional facilities of Engage America and Frederickson, as a result of Duke Energy's acquisition of all of the outstanding capital stock of Westcoast.(58)

     Commission approval under Section 203 of the FPA requires a finding that the transaction "will be consistent with the public interest." In its Merger Policy Statement, the Commission identified three factors for evaluating the public interest standard under Section 203: (1) the effect of the proposed Transaction on competition; (2) the effect of the proposed Transaction on rates; and (3) the effect of the proposed Transaction on regulation.(59) The Transaction is consistent with the public interest because it satisfies each of the three factors identified by the Commission in its Merger Policy Statement; that is, the Transaction will have no adverse effect on competition, rates or regulation.

     A.     THE  TRANSACTION  WILL  NOT  HAVE  AN  ADVERSE EFFECT ON COMPETITION

     The Commission has held that its "objective in analyzing a proposed merger's effect on competition is to determine whether the merger will result in higher prices or reduced output in electricity markets."(60) As demonstrated herein, the Transaction will not have an adverse effect on competition in the relevant markets. Specifically, the Transaction raises neither horizontal nor vertical market power concerns, and will not create barriers to entry.

     Attached to this Application, as Exhibits J-1 through J-13, are the testimony and accompanying exhibits of Dr. William H. Hieronymus, which assess the competitive effects of

------------------------
other person, or purchase, acquire, or take any security of any other public utility, without first having secured an order of the Commission authorizing it to do soAfter notice and opportunity for hearing, if the Commission finds that the proposed disposition, consolidation, acquisition, or control will be consistent with the public interest, it shall approve the same." 16 U.S.C. Sec. 824b(a) (1994).

(58)  In  Central  Vermont  Public  Service  Corp., 39 FERC P. 61,295, at 61,960
(1987), the Commission determined that the transfer of a public utility's stock is a transfer of ownership and control of the utility's jurisdictional facilities and that such transfer constitutes a "disposition of jurisdictional facilities" requiring Commission approval under Section 203 of the FPA.

(59)  Merger  Policy  Statement  at  30,111-12.

(60)  Order  No.  642  at  31,879.

the Transaction, as required by the Merger Policy Statement and Order No. 642. Dr. Hieronymus analyzes both the horizontal and vertical effects of the Transaction and concludes that the Transaction will not adversely affect competition in any relevant product or geographic market or enable Applicants to raise prices above the levels they would have been able to charge if there had been no Transaction. Consequently, Dr. Hieronymus recommends that the Commission find that the Transaction will not have an adverse effect on competition in the relevant markets.(61)

          1. THE TRANSACTION RAISES NO HORIZONTAL MARKET POWER CONCERNS AND THUS THERE IS NO NEED TO SUBMIT A HORIZONTAL COMPETITIVE ANALYSIS SCREEN

     As shown below and by the testimony of Dr. Hieronymus, the Transaction will not lead to material increases in concentration in any relevant market and, thus, raises no horizontal market power issues. The Revised Merger Guidelines provide an exemption to the requirement to file a horizontal Competitive Analysis Screen if an applicant "[a]ffirmatively demonstrates that the merging parties do not currently conduct business in the same geographic markets or that the extent of the business transactions in the same geographic markets is de minimis."(62) Dr. Hieronymus concludes that the potential geographic overlap between relevant facilities and products of Duke Energy and products of Engage America and Frederickson is de minimis. Thus, there is no need to file a full horizontal Competitive Analysis Screen in this case.(63)


------------------------
(61)  Exh.  J-1  at  5.

(62)  18  C.F.R.  Sec.  33.3(a)(2)(i)  (2001).

(63) In Order No. 642, the Commission states that: ". . .with regard to horizontal mergers, a merger applicant need not provide the full competitive analysis screen if the applicant demonstrates [that] the merging entities do not operate in the same geographic markets or, if they do, that the extent of such overlapping operation is de minimis." Order No. 642 at 31,901.

               a. The Combination of Applicants' generation assets will not increase concentration levels

     The combination of the generation assets owned or controlled by Duke Energy with those of Engage America and Frederickson will not result in a material change in concentration levels in relevant energy markets. The overlap between Applicants with respect to generation that is owned or controlled is de minimis, since Engage America and Frederickson and their affiliates own or control only a small amount of generation, much of which is committed under long-term contracts.

     In  the  Northeast  market,  which  Dr. Hieronymus defined as including New
England Power Pool ("NEPOOL") and PJM Interconnection, L.L.C. ("PJM"), Dr. Hieronymus determined that the relevant overlap between the Applicants consists of (1) Engage America's and Frederickson's affiliated interest in Bayside and Duke Energy's generation interests in NEPOOL, and (2) Engage America's long-term purchases for delivery into PJM(64) and Duke Energy's generation interests in PJM.(65) He concluded that both the NEPOOL and PJM markets are sufficiently large that the overlap between Duke Energy and Engage America and Frederickson affiliates are de minimis. Nonetheless, Dr. Hieronymus examined the effect of the Transaction, find that the market is unconcentrated and the HHI change resulting from the Transaction is no more than 3.(66) Consequently, he determined that no further analysis of Northeast markets is required.(67)

     In the Midwest, Dr. Hieronymus determined that the relevant overlap between the Applicants consists of Engage America's long-term power purchase contracts deliverable into

------------------------
(64)  Exh.  J-3.

(65)  Exh.  J-3.

(66)  Exh.  J-1  at  33  and  Exh.  J-7.

(67)  Exh.  J-1  at  33.

the control areas of Cinergy Corporation ("Cinergy") and Michigan Electric Coordinated Systems ("MECS"), and Duke Energy's affiliated generation in operation or under construction, primarily in the control areas of Cinergy, Commonwealth Edison Company ("ComEd") and American Electric Power Service Corporation ("AEP").(68) Although the generation controlled by the Applicants clearly represents an insignificant share of any relevant market, Dr. Hieronymus conducted an analysis of the effect of the Transaction, and concluded that the HHI change resulting from the Transaction in these markets is no more than 6.(69)

     In the West, Dr. Hieronymus determined that generation owned by Engage America, Frederickson or their affiliates gives rise to an overlap with generation owned by Duke Energy or its affiliates in the Western Systems Coordinating Council ("WSCC").(70) As discussed above, in the WSCC, Frederickson is constructing the Frederickson plant, a 249 MW gas-fired generation facility located between Tacoma and Olympia in Washington State.(71) Affiliates of Duke Energy own generation in the WSCC.

     Even though the overlap between Applicants in the West is de minimis, Dr. Hieronymus nevertheless conducted an analysis of California Independent System Operator ("CAISO") and Bonneville Power Administration ("BPA") destination markets. He concluded that Engage America, Frederickson and their affiliates have no more than 0.3 percent of the relevant markets and that the HHI changes are no more than 2. On this basis, Dr. Hieronymus concluded that the

------------------------
(68)  Exh.  J-3.

(69)  Exh.  J-1  at  34  and  Exh.  J-7.

(70)  Exh.  J-1  at  35.

(71) Westcoast indirectly owns a sixty percent interest in Frederickson, which owns the Frederickson plant, but markets all of the output. Fifty percent of the output from the plant is committed under long-term contracts to three public utility districts in Washington State, so that only 75 MW from the plant that the merged company will control can participate in the market.

overlap between the Applicants in the West is de minimis and qualifies for an exemption from filing a full horizontal Competitive Analysis Screen.(72)

     Dr. Hieronymus also examined whether affiliates of Engage America or Frederickson have any long-term contracts that could give rise to control issues with respect to generation markets which Duke Energy operates.(73) Dr. Hieronymus found only two contractual positions of potential relevance;(74) however, he concluded that the overlap between them is de minimis. He also concluded that the Transaction would not increase the concentration of generation and that any overlap was de minimis. Therefore, there is no need to conduct a horizontal Competitive Analysis Screen.(75)

               b. The Transaction does not create transmission market power concerns

     The Transaction does not give rise to transmission market power concerns. First, Engage America, Frederickson and their affiliates do not own or control transmission assets in the United States or in Canada, except to the extent required to connect generation to the grid. Consequently, the Transaction will not create any additional incentive or ability for Duke Energy to use its transmission system to assert transmission market power.

     In addition, the Commission previously has determined that Duke Energy lacks transmission market power.(76) When Duke Energy acquired PanEnergy, the Commission held that "other than the transmission facilities at the Lake Charles Facility(77) . . . all transmission

------------------------
(72)  Exh.  J-1  at  34-35.

(73)  Exh.  J-1  at  32-33.

(74) These are contracts held by Engage America of 100 MW at Cinergy, no more than 58 MW in MECS and 50 MW at PJM West.

(75)  Exh  J-1  at  8,  citing  18  C.F.R.  Sec.  33.3(a)(2)(i)  (2001).

(76)  Duke  Power  Co.  and  PanEnergy  Corp.,  79  FERC  P.  61,  236  (1997).

(77) The Lake Charles Facility is a 16 MW, gas-fired exempt wholesale generator located near Lake Charles, Louisiana. After the merger it was 50 percent owned by Duke and 50 percent owned by Trunkline LNG Company.

facilities that will be owned by the merged company may be accessed under Duke's open access transmission tariff, and thus customers will have non-discriminatory access to the merged company's transmission system."(78) The Commission thus found that the fact of non-discriminatory open access removed any concerns regarding transmission market power.(79) Since the time that the Commission issued its order finding that Duke could not exercise market power using its transmission system, Duke has not increased materially its transmission system and has sold its interest in the Lake Charles facility to CMS Generation Company.(80)

     Finally, the Commission has held that an adequate remedy for market power concerns arising from Transactions "would be for Applicants to transfer operational control of their transmission facilities to a Commission-approved RTO."(81) Also, in two recent decisions approving mergers, the Commission has noted that it expects parties who are actively involved in forming a regional RTO to remain active in such activities even after the Transaction takes place.(82) Duke has committed to join a Commission-approved RTO. The Commission accepted, with slight modifications, the proposal by Duke Energy, along with Carolina Power & Light Company and South Carolina Electric & Gas Company, to establish GridSouth as an RTO.(83) While GridSouth is not yet functioning as a Commission-approved RTO, Duke Energy remains committed to forming such an entity, in compliance with the dictates of Order No. 2000, and it is in discussions to create a regional Southeastern RTO.(84)


------------------------
(78)  79  FERC  P.  61,236,  at  62,038.

(79)  Id.

(80)  PanEnergy Lake Charles Generation, Inc., et al., 87 FERC P. 62,360 (1999).

(81) American Electric Power Co. and Central and South West Corp., 90 FERC P. 61,242, at 61,788 (2000).

(82)  Potomac Electric Power Co., et al., 96 FERC P. 61,323, 62,235 n.11 (2001);
Energy East Corp., et al., 96 FERC P. 61,322, at 62,229 n.18 (2001) ("Energy East").

(83) Carolina Power & Light Co., et al., 94 FERC P. 61,273 (2001), on reh'g, 95 FERC P. 61,282 (2001).

(84)  Mediation Report for the Southeast RTO, Docket No. RT01-100-000 (Sept. 10,
2001).

               c. The Transaction will not increase concentration in ancillary services markets

     The Commission has held that "some ancillary services, specifically spinning and non-spinning reserves and imbalance energy - if they are sold by the merging firms - must be added to the list of relevant products to be analyzed by Merger applicants."(85) Dr. Hieronymus testified that the only potential market in which a consolidation of control over reserves and imbalance energy even is theoretically possible is the market operated by the CAISO, and further, that the only generation that could result in an increase in Applicant's share of ancillary services is the Frederickson plant.(86) Dr. Hieronymus concludes that, because Frederickson does not have firm transmission rights from the Frederickson plant to the CAISO control area, the Transaction will not increase concentration in ancillary services markets.(87)

          2.   THE  TRANSACTION  RAISES  NO  VERTICAL  MARKET  POWER  CONCERNS

     As explained herein and in Dr. Hieronymus's testimony, the Transaction raises no vertical competitive concerns arising from the control over electric transmission, potential sites for new generation or fuel supplies and delivery systems. This is because: (1) only Duke Energy owns any electric transmission facilities and, furthermore, it has committed to turn over functional control of its electric transmission facilities to a Commission-approved RTO; (2) Applicants will not have dominant control over potential generating sites; (3) Applicants have no market power in fuel supplies; and (4) Applicants do not have the ability to use their fuel delivery systems to impede entry into electric generation.

     The Commission has determined that a merger can facilitate anticompetitive coordination, in either the upstream or downstream markets, if it creates or enhances the ability

------------------------
(85)  Order  No.  642  at  31,884.

(86)  Exh.  J-1  at  8.

(87)  Exh.  J-1  at  8.

of competing firms to agree to raise prices or restrict output or dampens the incentive for firms to compete aggressively on price or service.(88) Also, the Commission has found that anticompetitive coordination can occur if information that would facilitate coordinated behavior is shared between the upstream firm and its customers and there are substantial transactions between the upstream merging firm and non-affiliated customers.(89) Under the Commission's Revised Merger Guidelines and applicable precedents, vertical market power concerns are raised only if, with respect to markets affected by the Transaction, both the upstream and downstream markets are highly concentrated.(90) Accordingly, a showing that either the upstream or downstream market is not conducive to the exercise of market power necessarily implies that the transaction will not result in vertical market power issues.(91) Dr. Hieronymus's testimony demonstrates that, in no market in which there are Transaction-related effects, are both upstream and downstream markets highly concentrated. Consequently, the Transaction will not create or enhance the incentive or ability for the Applicants to adversely affect production and output in the downstream market or to discourage entry by new generators.

               a.   Relevant  product  and  geographic  markets

     Consistent with the steps set out in Section 33.4 of the Commission's regulations, Dr. Hieronymus defined the relevant upstream and downstream product and geographic markets.


------------------------
(88) Vertical mergers raise three types of general competitive concerns: (1) denying rival firms access to inputs or raising their input costs; (2) increased anticompetitive coordination; and (3) regulatory evasion. Long Island Lighting Co., 80 FERC P. 61,035, at 61,075-6 (1997), reh'g denied, 82 FERC P. 61,216
(1998)  ("Brooklyn  Union").

(89)  Order  No.  642  at  31,905.

(90)  Dominion  at  61,477.

(91)  See  Energy  East  at  62,229.

                         i.   Downstream  markets

     Dr. Hieronymus defined the relevant downstream product as wholesale electric energy.(92) Dr. Hieronymus determined that the relevant downstream geographic markets are: (i) in the Northeast, New England, in which Duke Energy affiliates own generation and both Applicants have interests in natural gas pipelines; (ii) in the Midwest, the destination markets of AEP, Cinergy and ComEd, in which Duke Energy affiliates own generation and Westcoast pipelines provide service, and the ECAR and MAIN destination markets that are first-tier to those control areas; and (iii) in the West, the CAISO, subdivided into its separate zones in the North (NP-15), the South (SP-15), and BPA markets, including a north BPA and a south BPA market.(93)

                         ii.  Upstream  markets

     Dr. Hieronymus identified the relevant upstream product as delivered gas, subdivided into the relevant components of: (a) commodity gas supplies, (b) long-haul gas transportation, and (c) gas storage service.(94) He determined that the relevant upstream geographic markets are: (1) in the Northeast, New England,(95) (2) in the Midwest, (a) ComEd's control area, (b) a combined Cinergy-AEP market, and a Cinergy-AEP market that also includes Northern Indiana Public Service Company ("NIPSCO"), Ameren Services Company ("Ameren"), Illinois Power Company ("IP") and Central Illinois Light,(96) and (3) the western United States. Although it is outside the relevant geographic market, Dr. Hieronymus has examined the market for deliveries at that border because Engage America and Frederickson have two affiliated pipelines that deliver to the U.S-Canada border for ultimate delivery into the WSCC.


------------------------
(92)  Exh.  J-1  at  42.

(93)  Exh.  J-1  at  42-44.

(94) Exh. J-1 at 44-45. Dr. Hieronymus concluded that it is not necessary to examine LDC operations, since neither Applicant owns an LDC in the U.S. Exh. J-1 at 49.

(95)  Exh.  J-1  at  45.

(96)  Exh.  J-1  at  45-46.

                    b. The transaction will not have an adverse effect on competitive conditions in the downstream markets

     Consistent with the methodology for determining vertical market power prescribed by the Commission,(97) Dr. Hieronymus attributed gas-fired generation to the transmission pipelines that serve them. He concluded that the downstream markets in New England that are relevant to a vertical market analysis of the Transaction are not highly concentrated. Therefore, the competitive conditions required for a finding of vertical market power or for a successful vertical foreclosure strategy are not present in New England.

     With respect to the Midwest and West regions, Dr. Hieronymus found that, due to factors unrelated to Applicants, the relevant downstream markets are highly concentrated. However, for both of these markets, his analysis demonstrated that the upstream delivered natural gas markets are not highly concentrated and, therefore, that vertical market power is not a concern in these markets.(98)

                         i.   Northeast  downstream  market

     In the Northeast, Dr. Hieronymus determined that the relevant downstream market, New England, is not highly concentrated, finding the affected markets are unconcentrated.(99) The Commission has found that where the relevant downstream markets are not highly concentrated, there is no concern about foreclosing or raising rivals' costs.(100) Dr. Hieronymus also considered whether the Transaction raises vertical market power issues in Connecticut and Southwest Connecticut, which the Commission previously has found to be relevant markets.(101) He

------------------------
(97)  Order  No.  642;  Sec.  34.4(c);  Dominion.

(98)  Exh.  J-1  at  54-56.

(99)  Exh.  J-1  at  47.

(100) Energy  East  at  62,229.

(101) Wisvest-Connecticut,  LLC,  et  al.,  96  FERC  P.  61,101  (2001).

concluded that, while Duke Energy has affiliated generation in Southwest Connecticut, none of Engage America and Frederickson or their affiliates owns or controls pipelines that serve Connecticut. Therefore, he concluded that the Transaction does not create or enhance the incentive for the merged company to raise prices or reduce output in these two submarkets.(102)

                         ii.  Midwest  downstream  market

     Dr. Hieronymus determined that, due to factors unrelated to Applicants, many of the relevant downstream markets in the Midwest are highly concentrated, but that the Applicants' share of generating capacity in these markets is less than ten percent.(103) Dr. Hieronymus's analysis shows that Applicants' gas-fired generation comprises just seven percent of total gas-fired generation in ECAR and three percent of total gas-fired generation in MAIN.(104) He explained that Applicants' share of total energy output in these markets would be much lower than their share of capacity, because Midwest markets remain dominated by baseload nuclear and coal-fired generation.(105) Dr. Hieronymus concluded that the relatively small share of total generation in the region held by gas-fired generation mitigates any concerns that the Transaction would create or enhance the ability of the Applicants to pursue a strategy of vertical foreclosure or raising rivals' costs.(106)

                         iii. West  downstream  market

     In the West, Dr. Hieronymus determined that the relevant geographic markets of NP-15 and CAISO, BPA north and BPA are highly concentrated due to factors unrelated to Applicants. However because none of the Applicants has a pipeline that directly serves generation markets in

------------------------
(102) Exh.  J-1  at  42-43.

(103) Exh.  J-1  at  47  and  Exh.  J-8.

(104) Exh.  J-1  at  48.

(105) Exh.  J-1  at  48.

(106) Exh.  J-1  at  48.

the Western U.S., no gas-fired generation in the U.S. is attributed to the Applicants, and the Applicants' share of this market is less than two percent.(107)

                    c. The Transaction will not have an adverse effect on competitive conditions in the upstream markets

     Dr. Hieronymus examines competitive conditions in the relevant upstream product markets (commodity gas, long-haul transportation and storage service) in the Northeast, Midwest and West and concludes that Applicants cannot exercise market power.

                         i.   The  commodity  gas  market  is  competitive

     Dr. Hieronymus observes that the Commission has found that the commodity gas market is competitive.(108) Consequently, he did not consider this product market further. Dr. Hieronymus's analysis focuses on long-haul transportation of natural gas and storage as relevant products, since Applicants or their affiliates own certain of gas pipelines and storage facilities and have the rights to use capacity on other pipelines and storage facilities.

                         ii. The Applicants do not have market power in long-haul gas transportation markets

     In order to determine market concentration in the upstream market for natural gas transportation, Dr. Hieronymus first identified the pipeline assets serving a geographic market. Second, he identified the entities that own the pipeline assets and those that have control, through long-term agreements, of the pipeline's firm capacity rights.(109) Third, he allocated pipeline



------------------------
(107) Exh.  J-1  at  48  and  J-8.

(108) Exh. J-1 at 50. See e.g., Research, Development and Demonstration Funding, FERC Stats. & Regs. Proposed Regulations P. 32,524 (1997), 62 Fed. Reg. 24,853 (May 7, 1997) ("There is now a competitive commodity market for natural gas. . .").

(109) Exh.  J-1  at  40-41.

capacity to the holders of firm entitlements on the pipeline and calculated the resulting market concentration.(110)

                    a.   Northeast  upstream  market

     Dr. Hieronymus defined the relevant upstream market for long-haul gas transportation services into the Northeast as New England.(111) A number of pipelines deliver gas supplies into that market from diverse sources of supply.(112) Engage America and Frederickson and their affiliates, as well as Duke Energy and its affiliates, hold capacity rights on the Iroquois, Maritimes and Tennessee pipelines. In aggregate, these rights represent approximately 10 percent of the total transportation capacity into New England.(113)

     The Applicants' firm transportation capacity rights do not, in and of themselves, create vertical market power issues. The mere holding of reserved transportation rights conveys no ability to control the pipeline; hence the Applicants' reserved pipeline capacity rights do not raise vertical market power concerns. Moreover, the Applicants' ownership interests in Maritimes and Algonquin do not provide the ability to constrain the use of the pipelines, because Maritimes is fully subscribed, and Algonquin is largely subscribed to holders of long-term firm transportation


------------------------
(110) To the extent that firm entitlements in a market were less than capacity on a pipeline, the available capacity was deemed to be controlled by the pipeline owner. Exh. J-1 at 41.

(111) Dr. Hieronymus differentiated this case from the analysis he prepared in considering the acquisition of Rochester Gas and Electric Co. by Energy East Corp. (see, Energy East), in which he identified a Northeast market comprised of both New York and New England. In that case, the Applicants owned significant generation in New York; in contrast, here, neither Applicant owns or controls any significant generation in the New York market, and thus vertical market power concerns arise only in the New England market.

(112) Tennessee Gas Pipeline ("Tennessee") transports gas from the Gulf Coast and the Southwest, while Tennessee and the Iroquois Gas Transmission System, LP ("Iroquois") transport gas produced in western Canada. The Maritimes Pipeline, of which 37.5 percent is owned by each Applicant, and the Portland Natural Gas Transmission System ("PGT") transport gas from eastern Canada. Algonquin interconnects in New Jersey with Texas Eastern, which transports gas from the Gulf of Mexico to Connecticut, Rhode Island and Massachusetts. Finally, Algonquin's proposed Hubline project, together with a proposed expansion of Maritimes, would provide for an interconnection between those two pipelines.

(113) Exh. J-1 at 51. Compare Energy East, where Applicants (Energy East Corp. and RGS Energy Group, Inc.), held approximately 10 percent of the capacity entering New York and 11 percent of the capacity entering New England, and Brooklyn Union, where Applicants (Long Island Lighting Co. and Brooklyn Union
Gas) held capacity rights to 47 percent of the aggregate capacity of the four pipelines serving Long Island.

contracts. Finally, Duke Energy currently is the operator of the Algonquin and Maritimes pipelines. As a result, the Transaction does not create any additional incentives with respect to the theoretical exercise of vertical market power by the merged company.(114)

     Finally, Dr. Hieronymus conducted an analysis of the upstream market, and found it not to be highly concentrated.(115) Therefore, in NEPOOL, neither the upstream nor the downstream market is highly concentrated and, thus, no market power concerns are raised with respect to these markets.

                    b.   Midwest  upstream  market

     Dr. Hieronymus defined the relevant geographic markets to include (1) a combined AEP-Cinergy market, (2) the ComEd control area, and (3) AEP-Cinergy, NIPSCO, Ameren, IP and Central Illinois Light.

     Dr. Hieronymus testified that, in each of these markets, the Applicants, combined, have a modest amount (3-5 percent) of firm gas transportation rights.(116) However, since all of these markets are unconcentrated,(117) Dr. Hieronymus concluded that the competitive conditions for a vertical foreclosure strategy are not present.(118)

                    c.   West  upstream  market

     Dr. Hieronymus testified that none of Duke Energy, Engage America or Frederickson owns any long-haul pipeline assets into California, where the majority of Duke Energy's


------------------------
(114) Exh.  J-1  at  51-52.

(115) Exh.  J-1  at  52,  Exh.  J-13.

(116) Exh.  J-1  at  53  and  Exh.  J-12.

(117) Exh.  J-1  at  54  and  Exh.  J-13.

(118)  Exh.  J-1  at  54  and  Exh.  J-13.

generation is located.(119) Finally, Westcoast delivers gas to a modest amount of generation in western Canada and to one 110 MW generator in Washington, but does not deliver gas to relevant markets in California.

     While observing that the likelihood is remote that a pipeline hundreds of miles upstream from -- and not interconnected into -- the relevant electric generation market is able to exercise tactical control of electricity markets, Dr. Hieronymus nonetheless analyzed concentration in the market for transportation capacity to the Canadian-U.S. border in Washington State. Dr. Hieronymus testified that the only relevant pipeline assets in the West are Engage America's and Frederickson's affiliated interests in Westcoast (100%) and Foothills (50%), two pipelines that terminate at the Canada-U.S. border. He found that while, combined, Applicants hold approximately 17 percent of the firm transportation rights to the border,(120) the market is unconcentrated.(121) Consequently, he concluded that even if transportation capacity to the U.S. border were a relevant market, conditions for a vertical foreclosure strategy are not present.(122)

               iii. Applicants  do  not  have  market  power  in  storage

     Dr. Hieronymus testifies that the Applicants' natural gas storage capacity raises no market power issues. Duke Energy's existing storage facilities are located primarily in production areas, and its market area storage capacity is relatively small.(123) Union Gas, an affiliate of Engage America and Frederickson, owns the Dawn natural gas storage facility in Ontario. Dr. Hieronymus determined that the Dawn storage facility competes with a large


------------------------
(119) Dr. Hieronymus notes that, combined, Applicants hold only about nine percent of the total pipeline transportation capacity into California. Exh. J-1 at 56.

(120) Exh.  J-1  at  56  and  Exh.  J-12.

(121) Exh.  J-1  at  56  and  Exh.  J-13.

(122) Exh.  J-1  at  56.

(123) Exh.  J-1  at  56.

number of storage facilities in Michigan and New York to serve areas in the Midwest.(124) Consequently, Applicants do not have market power in storage.

          d. The Transaction will not create barriers to entry in the relevant markets

     The Transaction raises no issues concerning barriers to entry in the relevant markets, because Applicants have no ability to frustrate entry by exercising control over potential generation sites, fuel supplies or delivery systems, and they cannot use transmission to discriminate against rival generators.

               i.   Applicants  do  not  control  generation  sites

     Dr. Hieronymus testifies that Applicants do not control potential sites for new generation, because merchant generation activity is robust in the areas where Applicants have gas transportation or electric generation, and there are many sites available for siting power projects in the relevant markets.(125)

               ii.  Applicants  do not control fuel supplies or delivery systems

     Applicants do not have control over fuel supplies used to generate electric power. The fuel supply that is relevant to this Transaction analysis is the product of delivered natural gas. As explained above, the only product components of delivered natural gas that are relevant are gas transportation and storage. Applicants do have ownership interests in or capacity reservations on long distance gas transmission facilities that theoretically could be used to frustrate access to delivered natural gas. However, as shown above, the upstream market for natural gas transportation is, in each instance, not concentrated. Thus, any entrant into the downstream


------------------------
(124) Exh.  J-1  at  56.

(125) Exh.  J-1  at  58.

electric generation market would have viable alternatives that would limit any ability of the Applicants to foreclose service or raise their costs to non-competitive levels.

     In addition, Dr. Hieronymus testified that Duke Energy's interest in LNG (Algonquin LNG) and refined petroleum products (TEPPCO) does not raise any competitive concerns.(126) This is because Duke Energy's LNG capacity is small relative to total LNG capacity in New England, and TEPPCO does not deliver petroleum products to gas-fired generators.(127)

               iii. Applicants  cannot  use  their  transmission to discriminate against  rival  generators

     Applicants have no ability to limit entrants from delivering electric energy to buyers. Only Duke Energy owns electric transmission facilities.(128) As explained earlier, those facilities are subject to an open access transmission tariff. Moreover, Duke Energy has committed to establish GridSouth as an RTO, and is in discussions to develop the Southeastern RTO.

          e.   Additional  Codes  of  Conduct  are  unnecessary

     In Dominion, the Commission required the applicants to accept, as a condition of the Transaction, the application of the Commission's Standards of Conduct requirement to the "corporate family" of the merged company.(129) Normally, the Commission's Standards of Conduct apply to the relationship between gas affiliates, such as a pipeline and a gas marketer,(130) and the facts of this case do not require the imposition of additional Standards of Conduct on the Applicants. As Dr. Hieronymus testifies, in Dominion, the Commission found that both the

------------------------
(126) Exh.  J-1  at  57-58.

(127) Exh.  J-1  at  57.

(128) Exh.  J-1  at  59.

(129) Dominion  at  61,478.

(130) 18  C.F.R.  Sec.  161.3  and  250.16.

upstream and downstream markets were highly concentrated.(131) Here, by contrast, in each of the three markets in which there are Transaction-related effects, either one or both of the upstream and downstream markets are not highly concentrated.(132) For these reasons, Dr. Hieronymus concluded that there is no need to impose on the Applicants the expanded code of conduct standards as were required in Dominion. Indeed, Dr. Hieronymus concludes that the situation here is similar to that in Brooklyn Union and Energy East, where the Commission found that any attempts to discriminate against rival generators would be unlikely to affect prices significantly in the relevant downstream market and that the transaction could be approved without imposing additional regulatory safeguards.(133) In its recent order addressing the acquisition of RGS Energy Group, Inc. by Energy East Corporation, the Commission did not find it necessary to impose "corporate family" Standards of Conduct on the merged company.

     B.   THE  TRANSACTION  WILL  NOT  HAVE  AN  ADVERSE  EFFECT  ON  RATES

     The Merger Policy Statement identifies ratepayer protection as an important factor in the Commission's evaluation of a proposed Transaction's consistency with the public interest.(134) The Commission's concern is with any potential for an increase in rates resulting from a proposed Transaction.(135) Thus, the Commission's focus is on jurisdictional ratepayers of the merging public utilities that pay rates based on costs.(136)


------------------------
(131) Dominion  at  61,477.

(132) Exh.  J-1  at  60.

(133) Brooklyn  Union  at  61,077;  Energy  East  at  62,229.

(134) Merger  Policy  Statement  at  30,123.

(135) Merger  Policy  Statement  at  31,121.

(136) The Commission has stated that it does not have ratepayer protection concerns with respect to entities, such as power marketers, that make sales only under market-based rate schedules. Enron Corp., et al., 78 FERC P. 61,179
(1997).

     Applicants commit to hold all Commission jurisdictional wholesale customers(137) harmless from the effects of the Transaction by excluding all merger-related costs from cost-based rates for transmission service and wholesale power sales for a period of five years after the Transaction, unless the Applicants can bear the burden of proving that merger-related benefits outweigh merger-related costs. Consistent with Commission precedent,(138) Duke Energy's subsidiaries have sent letters to their wholesale customers, notifying them of the Transaction, setting forth the ratepayer protection described herein, and providing a contact to respond to any inquiries. A copy of this letter is attached as Exhibit Q. The Applicants will serve a copy of this Application on all wholesale customers served under cost-based rates and on all network transmission customers. Thus, the Commission should find that the Transaction will have no effect on rates.

     C.   THE  TRANSACTION  WILL  NOT  HAVE  AN  ADVERSE  EFFECT  ON  REGULATION

          1.   THE  TRANSACTION  WILL  NOT  IMPAIR  COMMISSION  REGULATION

     Since Duke Energy will not become subject to regulation as a holding company under PUHCA, the Transaction will not affect the authority of the Commission to exercise its regulatory jurisdiction over the merged company.

          2.   THE  TRANSACTION  WILL  NOT  IMPAIR  STATE  REGULATION

     In addition, the Commission also is concerned with the effect of a proposed transaction on state regulation where a state does not have authority to act on a transaction.(139) As explained above, the Transaction is subject to approval by the NCUC and the South Carolina PSC. The Applicants have also requested approval from the NYPSC for the indirect acquisition by Duke



------------------------
(137) "The Merger Policy Statement requires only that applicants propose meaningful ratepayer protection to wholesale customers. . ." Ohio Edison Co., et al., 94 FERC P. 61,291, at 62,046 (2001).

(138) BEC  Energy and Commonwealth Energy System, 88 FERC P. 61,002, at 61,007-8
(1999).

(139) Merger  Policy  Statement  at  30,124-25.

Energy of Westcoast's subsidiary Empire State Pipeline. Additionally, following the Transaction, the merged company will remain subject to regulation by the NCUC, the South Carolina PSC and the NYPSC. Consequently, the Transaction will not impair state regulatory authority. The merged company will also continue to be regulated by the Canadian BCUC, reflecting the fact that provincial regulatory authority likewise will be unimpaired.

V.     THE  COMMISSION  SHOULD  APPROVE  THE  TRANSACTION

     For the reasons set forth in this Application, including all accompanying testimony and exhibits, the Applicants request that the Commission (1) find that the Transaction will not have an adverse effect on competition, rates or regulation, and that this filing satisfies all applicable requirements for authorization of the Transaction under Section 203 of the FPA and Part 33 of the Commission's regulations; (2) approve the Transaction and grant any and all other authorizations or approvals incidental thereto that may be required; (3) issue such approvals and related authorizations based on the information set forth in this Application and pleadings, without hearing; and (4) waive any filing requirement or other regulation as the Commission may find necessary or appropriate to allow this Application to be accepted for filing and granted.

     In order to allow the Applicants to close the Transaction by the end of the first quarter of 2002, the Applicants request that the Commission approve the Transaction on or before March 13, 2002.

     Respectfully  submitted,

     /s/  J.  Curtis  Moffatt              /s/  Adam  Wenner
     ----------------------------          -----------------------------

     J.  Curtis  Moffatt                   Adam  Wenner
     Margaret  A.  Moore                   Donna  J.  Bobbish
     John  Burnes,  Jr.                    Mark  R.  Klupt
     Van  Ness  Feldman,  P.C.             Vinson  &  Elkins  L.L.P.
     1050 Thomas Jefferson St., N.W.       1455  Pennsylvania  Ave.,  N.W.
     7th  Floor                            Washington,  D.C.  20004
     Washington,  D.C.  20004              202-639-6533  (phone)
     202-298-1800  (phone)                 202-639-6604  (fax)
     202-338-2146  (fax)

     Attorneys  for                        Attorneys  for
       Engage  Energy  America  LLC          Duke  Energy  Corporation
       and  Frederickson  Power  L.P.

December  14,  2001

                                   EXHIBIT A-1

    BUSINESS ACTIVITIES OF ENGAGE ENERGY AMERICA LLC ("ENGAGE AMERICA") AND
                    FREDERICKSON POWER L.P. ("FREDERICKSON")

I.     Engage  America  and  Frederickson

               1. ENGAGE AMERICA. Engage America is a power marketer that is authorized to sell energy and capacity at wholesale at market-based rates.(1)

               2. FREDERICKSON. Frederickson owns a partially built 249 megawatt ("MW") natural gas-fired electric generation project located between Tacoma and Olympia in the State of Washington. The generating facility is not yet operational, but Frederickson may become subject to the Commission's jurisdiction during the pendency of this Application. Currently, it is anticipated that the electric generating facility will begin operations in the second quarter of 2002.(2)

II.     Generation  Affiliates

               1. FORT FRANCES COGENERATION PLANT. Westcoast Energy Inc. ("Westcoast") has a 100% ownership interest in a 110 MW gas-fired cogeneration plant at Fort Frances, Ontario. Abitibi-Consolidated Inc. operates the cogeneration plant on behalf of Westcoast.(3)

               2. MCMAHON COGENERATION PLANT. Westcoast has a 50% joint venture interest in the McMahon 117 MW cogeneration facility at Taylor, British Columbia.(4)


------------------------
(1) Newco US, L.P., Docket No. ER97-654-000 (Dec. 30, 1996) (Unpublished Letter Order). The Commission accepted for filing a notice of name change from Newco US, L.P. to Eengage Energy US, L.P, effective February 28, 1997, by unpublished letter order dated May 13, 1997, in Docket No. ER97-654-001. Effective September 19, 2000, Westcoast Energy sold its 50 percent ownership interest in engage Energy US, L.P. to the Coastal Corporation and Engage Energy US, L.P., in turn, transferred certain wholesale power sales agreements and associated books and records to Westcoast Gas Services Delaware (America) Inc. ("WGSI America") in Docket No. EC00-130-000. Effective September 27, 2000, WGSI America changed its name to Engage Energy America Corp. Engage Energy America Corp., Docket No. ER01-251-000 (Acceptance of Notice of Succession, Dec. 13, 2000). Effective December 29, 2000, Engage Energy America Corp. was converted into Engage Energy America LLC, a Delaware limited liability company. Engage Energy America LLC, Docket No. ER01-919-000 (Acceptance of Notice of Succession, Feb. 28, 2001).

(2) Fifty percent of the output from the plant is under long-term contracts with three public utility districts in Washington State.

(3) The facility supplies all of its electricity to Ontario Hydro under a long-term contract expiring in 2008 and steam to the adjacent pulp mill owned by Abitibi-Consolidated Inc.

(4) All of its electricity is sold to British Columbia Hydro and Power Authority under a long-term contract expiring in 2014. Steam from the plant is supplied to McMahon's adjacent gas processing plant.

               3. LAKE SUPERIOR COGENERATION PLANT. Westcoast has a 50% interest in the 110 MW Lake Superior Power cogeneration plant at Sault Ste. Marie, Ontario.(5)

               4. BAYSIDE POWER PROJECT. Westcoast has a 75% interest in the Bayside Power Project ("Bayside"), which is a project to convert a 100 MW heavy fuel oil fired generating plant located in Saint John, New Brunswick to a 285 MW natural gas fired combined cycle plant. Irving Oil Limited owns the remaining 25% interest. The plant began commercial operation on September 25, 2001.(6)

III.      Franchise  Territories

          A. Union Gas Limited has a franchise territory in Ontario as follows:


EASTERN
         Adolphustown Township (now Greater Napanes Town)
         Alnwick/Haldimand Township of
         Ameliasburgh Township
         Athol Township
         Agusta Township
         Bath Village (now Loyalist Township)
         Belleville City
         Bloomfield Village (now Prince Edward County)
         Brighton Town (now MU of Brighton)
         Brighton Township (now MU of Brighton)
         Brighton, Municipality of
         Camden East Township (now Stone Mills Township)
         Cardinal Village (now Township of Edwardsburgh/Cardinal)
         Centre Hastings Municipality
         Chesterville Village (now North Dundas Township)
         Cobourg Town
         Colborne Village (now Township of Cramahe)
         Cornwall City
         Cornwall Township (now South Stormont Township)
         Cramahe Township of
         Deloro Village (now Mamora & Lake Township)
         Deseronto Town
         Douro Township of

------------------------
(5) All of its electricity is sold to Ontario Hydro under a long-term contract expiring in 2014. Steam from the plant is sold to the St. Marys Paper Inc. mill.

(6) During the period from November 1 - March 31, Bayside sells power to New Brunswick Power under a long-term contract and all of Bayside's power is used by New Brunswick Power within Canada. From April 1 - October 31, Bayside currently has no long-term commitments. However, Bayside does not have import authority under the FPA, which is needed to import power in the U.S., or a filed rate schedule, which is needed to sell wholesale power in the U.S.

         Edwardsburgh Township (now Township of Edwardsburgh/Cardinal) Edwardsburgh/Cardinal Township of
         Elzevir & Grimsthorpe Township (now Tweed Muni.)
         Ernestown Township (now Loyalist Township)
         Finch Township (now North Stormont Township)
         Finch Village
         Frankford Village (now Quinte West)
         Front of Escort Township (Township O'L. & 1000 isl)
         Frontenac County
         Gananoque Separated Town
         Greater Napanee Town
         Haldimand Township (now Alnwick/Haldimand Township)
         Hallowell Township (now Prince Edward County)
         Hamilton Township
         Hillier Township
         Hope Township (Now Town of Port Hope and Hope)
         Hungerford Township (now Tweed Municipality)
         Huntington Township (now Centre Hastings Municipality)
         Iroquois Village (now South Dundas Township)
         Kingston Township (now Kingston City)
         Leeds & Grenville United Counties
         Lennox & Addington County
         Loyalist Township
         Madoc Township
         Madoc Village (now Centre Hastings Municipality)
         Marmora & Lake Township (now Mu of Marmora)
         Marmora Village (now Municipality of Marmora)
         Matilda Township (now South Dundas Township)
         Morrisburg Village (now South Dundas Township)
         Mountain Township (now North Dundas Township)
         Murray Township (now Quinte West City)
         Napanee Town (now Greater Napanee Town)
         Newburgh Village (now Stone Mills Township)
         North Dundas Township
         North Fredericksburgh Township (now Greater Napanee)
         North Marysburgh Township
         North Stormont Township (Avonmore)
         North Stormont Township (Finch)
         Northumberland County
         Osnabruck Township (now South Stormont Township)
         Picton Town (now Prince Edward County)
         Pittsburgh Township (now Kingston City)
         Port Hope and Hope, Town of
         Port Hope Town (Now Town of Port Hope and Hope)

         Prescott Separated Town
         Prince Edward County
         Quinte West City
         Rawdon Township (now Stirling-Rawdon Township) Richmond Township (now Greater Napanee Town) Roxborough Township (now North Stormont Township) Sheffield Township (now Stone Mills Township)
         Sidney Township (now Quinte West City)
         Sophiasburgh Township (now Prince Edward County)
         South Dundas Township
         South Fredericksburgh Township (now Greater Napanee) South Marysburgh Township
         South Stormont Township
         Stirling Village (now Sitrling-Rawdon Township)
         Stirling-Rawdon Village
         Stirling-Rawdon Township
         Stone Mills Township
         Stormont, Dundas & Glengary United Counties
         Thurlow Township (now Belleville City)
         Trenton City (now Quinte West City)
         Tweed Municipality
         Tweed Village (now Tweed Municipality)
         Tyendinaga Township
         Wellington Village (now Prince Edward County)
         Westport Village
         Williamsburg Township (now South Dundas Township) Winchester Township (now North Dundas Township) Winchester Village (now North Dundas Township)

HAMILTON/HALTON
         Ancaster Town (now City of Hamilton)
         Ancaster Township (now Ancaster Town)
         Barton Township
         Beverly Township
         Binbrook Township
         Bronte Village
         Burlington Beach Commission
         Burlington City
         Caledonia Village (now The Nation Municipality)
         Canboro Township
         Cayuga N. Township
         Cayuga S.,  Township
         Cayuga, Town
         Cayuga Village

         Dundas Town (now City of Hamilton)
         Dunn Township
         Dunnville Town (now Town of Norfolk)
         Esquesing Township
         Flamborough Town (now City of Hamilton)
         Flamborough Township (now Flamborough Town)
         Georgetown, Town
         Glanbrook Township (now City of Hamilton)
         Glanford Township
         Hagersville Village
         Haldimand Town (now Town of Norfolk)
         Haldimand-Norfolk Regional Mu (now Haldimand Town)
         Halton Hills Town
         Halton Regional Municipality
         Halton, City
         Halton, County
         Hamilton City
         Hamilton-Wentworth Reg. Mu (now City of Hamilton)
         Jarvis Village
         Milton Town
         Moulton Township
         Nanticoke City (now Haldimand Town)
         Oakville Town
         Rainham Township
         Saltfleet Township
         Seneca Township
         Stoney Creek City (now City of Hamilton)
         Townsend Township
         Trafalgar Township
         Walpole Township
         Waterdown Village
         Wentworth, County

LONDON/SARNIA
         Adelaide Metcalfe Township of
         Adelaide Township (now Adelaide Metcalfe Township.) Allsa Craig Village (now North Middlesex Mu.) Aldborough Township (now West Elgin Municipality) Alvinston Village (now Brooke-Alvinston Township) Appin PV
         Arkona Village (now MU of Lambton Shores)
         Ashfield-Colborne-Wawanosh Township of
         Bayfield Village (now MU of Bluewater)
         Bayham Township (now Municipality of Bayham)

         Beachville Village
         Belmont (now Central Elgin Municipality)
         Biddulph Township (now Lucan Biddulph Township.)
         Blandford Township
         Blandford-Blenheim Township
         Blanshard Township (now Perth South Township)
         Blenheim Township
         Bluewater, Municipality of
         Blyth Village (now the Township of North Huron)
         Bosanquet Town (now MU of Lambton Shores)
         Bosanquet Township
         Brigden, PV
         Brooke Township (now Brooke-Alvinston Township)
         Brooke-Alvinston Township
         Brussels Village (now MU of Huron East)
         Byron Village
         Caradoc Township (now Strathoy-Caradoc Township)
         Central Huron, Municipality of
         Centralla, PV
         Chippewas, Sarnia
         Clearwater, Town
         Clinton Town (now Mu of Central Huron)
         Colborne Township (now Township of Ash-Colborne-WestWawanos Corunna Village
         Courtright Village
         Dashwood, PV
         Dawn Township (now Dawn-Euphemia Township)
         Dawn-Euphemia Township
         Delaware Township (now Middlesex Centre Township)
         Delaware, PV
         Dereham Township
         Dorchester N Township
         Dorchester Village
         Downie Township (now Perth South Township)
         Draper Township
         Dublin, PV
         Dunwich Township (now Dutton/Dunwich Mun.)
         Dutton Village (now Dutton/Dunwich Municipality)
         Dutton-Dunwich Municipality
         East Nissouri Township
         East Perth Township
         East Williams Township (now North Middlesex Mu.)
         East Zorra Township
         East Zorra-Tavistock Township

         Easthope South Township (now Perth East Township) Ekfrid Township (now MU Southwest Middlesex)
         Elgin County
         Ellice Township (now Perth East Township)
         Embro Village
         Enniskillen Township
         Enniskillen Township
         Euphemia Township (now Dawn-Euphemia Township) Exeter Town (now Mu of South Huron)
         Fingal, Hamlet
         Florence, PV
         Forest Town (now Municipality of Lambton Shores) Fullarton Township (now MU of West Perth)
         Glencoe Village (now Southwest Middlesex Mu)
         Goderich Town
         Goderich Township (now Mu. Of Central Huron)
         Grand Bend Village (now MU of Lambton Shores)
         Hay Township (now MU of Bluewater)
         Hensall Village (now MU of Bluewater)
         Hibbert Township (now West Perth Township)
         Hullett Township (now Mu of Central Huron)
         Huron County
         Huron Shores
         Ilderton, PV
         Ingersoll Town
         Inwood, PV
         Kerwood, PV
         Komoka, PV
         Lambeth Village
         Lambton County
         Lambton Shores, Municipality of
         Lobo Township (now Middlesex Centre Township)
         Logan Township (now West Perth Township)
         London City
         London Township (now Middlesex Centre Township) Lucan Village (now Lucan Biddulph Township.) Lucan-Biddulph Township
         McGillivray Township (now North Middlesex Mu.) McKillop Township (now the MU of Huron East) Metcalfe Township (now Adelaide Metcalfe Township.) Middlesex Centre Township
         Middlesex County
         Milverton Village (now Perth East Township.)
         Mitchell Town (now West Perth Township)

         Moore Township (now Township of St. Clair)
         Moorefield (now Maryborough Township)
         Mosa Township (now Southwest Middlesex Mu)
         Mount Brydges, PV
         Municipality of Central Huron
         Newbury Village
         North Dorchester Township (now Thames Centre Mu)
         North Easthope Township (now Perth East Township)
         North Middlesex, Municipality of
         North Oxford Township
         North Perth Town
         Oil Springs Village
         Oneida Township
         Oxford County
         Oxford West Township
         Parkhill Town (now North Middlesex Mu.)
         Perth County
         Perth East Township
         Perth South Township
         Petrolia Town
         Plattsville Village
         Plympton Township (now Plympton-Wyoming Town)
         Plympton-Wyoming, Town of
         Point Edward Village
         Port Lambton, PV
         Port Stanley Village (now Central Elgin Mun.)
         Rodney Village
         Sarnia City
         Sarnia Indian Reserve (Chippewas)
         Sarnia Township (now Sarnia City)
         Seaforth Town (now the MU of Huron East)
         Shedden, PV
         Sombra Township (now Township of St. Clair)
         Sombra, PV
         South Easthope Township (now Perth East Township.)
         South Huron, Municipality of
         South Perth Township
         South West
         South West Oxford Township
         Southwest Middlesex, Municipality of
         Southwold Township
         St. Clair Township of
         St. Marys Separated Town
         St. Thomas City

         Stanley Township (now MU of Bluewater)
         Stephan Township (now Mu of South Huron)
         Stratford City
         Strathroy Town (now Strathoy-Caradoc Township)
         Strathroy-Caradoc Township of
         Thames Centre, Municipality of
         Thedford Village (now MU of Lambton Shores)
         Tillsonburg Town
         Tuckersmith Township (now the Mu of Huron East)
         Usborne Township (now Mu of South Huron)
         Wardsville Village (now Southwest Middlesex Mu)
         Warwick Township
         Watford Village (now Warwick Township)
         West Elgin Municipality (Rodney Village)
         West Elgin, Municipality
         West Lorne Village (now West Elgin Municipality)
         West Nissouri Township (now Tharnes Centre Mu)
         West Nissouri Township (see Nissouri West Township)
         West Perth Township
         West Wawanosh Township (now the Township of Ash., Colborne-Wa West Williams Township (now North Middlesex Mu.)
         West Zorra Township
         Westminister, Town
         Westminister Township
         Williams E Township
         Williams W Township
         Woodstock City
         Wyoming Village (now Plympton-Wyoming Town)
         Yarmouth Township (now Central Elgin Municipality)
         Zorra Township
         Zurich, Town (now MU of Bluewater)
         Zurich Village

NORTHEAST
         Amherst Island Township (now Loyalist Township.)
         Armour Township
         Armstrong Township
         Baldwin Township
         Blezard Township
         Blind River Town
         Bonfield Township
         Bracebridge Town
         Bruce Mines Town (now Township of N. Channel)
         Bucke Township

         Burks Falls Village
         Cache Bay Town (now West Nipissing Mu)
         Caldwell Township (now West Nipissing Mu)
         Calvin Township
         Capraol Town (now City of Greater Sudbury)
         Capraol Township
         Carling Township
         Casimir, Jennings & Appleby Township (now St. Charles)
         Chaffey Township
         Chapleau Township
         Clearview Township (Creemore)
         Clearview Township (Stayner)
         Cobalt Town
         Coleman Township
         Coniston, Town
         Copper Cliff, Town
         Dack Township
         Day & Bright Additional Twps (now Huron Shores Mu)
         Dymond Township
         East Ferris Township
         Elliot Lake City
         Englehart Town
         Espanoia Town
         Evanturel Township
         Falconbridge
         Field Township (now West Niplesing Mu)
         Gravenhurst Town
         Hager Township (now Markstay-Warren Municipality)
         Haileybury Town
         Harris Township
         Himsworth North Township
         Himsworth South Township (now MU of Powassan)
         Huntsville Town
         Iron Bridge Village (now Huron Shores Mu.)
         Johnson Township
         Latchford Town
         Lively, Town
         Macaulay Township
         MacDonald, Meredith & Aber Add. Township
         Machar Township
         Mara Township (now Township of Ramara)
         Markstay-Warren
         Massey Town (now Sables-Spanish Rivers Township)
         Mattawa Town

         Mattawan Township (now Mattawan Hun.)
         McDougall Township
         McKim Township
         McMurrich-Monteith Township
         Monck Township
         Muskoka District Municipality
         Nairn & Hyman Township
         Nairn Township (now Nairn and Hyman Township)
         Neelon & Garson (Limited), United Townships
         New Liskeard Town
         Nickel Centre Town (now City of Greater Sudbury)
         North Bay City
         Onaping Falls Town (now City of Greater Sudbury)
         Orillia City
         Orillia Township
         Oro Township
         Oro-Medonte Township
         Papineau Township
         Parry Sound Town
         Perry Township
         Plummer Additional Township
         Powassan Town
         Rama Township (now Township of Ramara)
         Ramara Township
         Ratter & Dunnet Township (now Markstay-Warren Mu)
         Rayside-Balfour Twn (now City of Greater Sudbury)
         Sault-Ste. Marie City
         Seguln Township
         Severn Township
         Simcoe County
         South River Village
         Springer Township (now West Nipissing Mu)
         St. Charles, Municipality
         Strong Township
         Sturgeon Falls Town (now West Nipissing Mu)
         Sudbury City (now City of Greater Sudubyr)
         Sudbury Regional Mu (now City of Greater Sudbury)
         Sudbury, The City of Greater
         Sundridge Village
         Temagami Municipality (Town)
         Temagami Township (now Temagami Muni.)
         Thessalon Town (now Huron Shores Municipality)
         Thessalon Township
         Thompson Township (now Huron Shores Municipality)

         Trout Creek Town
         Valley East (now City of Greater Sudbury)
         Walden Town (now City of Greater Sudbury)
         Webbwood Town (now Sables-Spanish Rivers Township)
         West Ferris
         West Nipissing (Town)
         Widdifield Township

NORTHEAST  (NORTH  BAY)
         Powassan, Municipality of

NORTHWEST  (TIMMINS)
         Black River-Matheson Township
         Calvert, Unorganized Town
         Cochrane Town
         Fauquier-Strickland Township
         Glackmeyer Township (now Cochrane Town)
         Greenstone, Municipality of
         Hearst Town
         Iroquois Falls Town
         Kapuskasing Town
         Kendrey Township
         Kirkland Lake Town
         Lamarche, Unorganized Township (now Cochrane Town)
         Larder Lake Township
         Larder Lake Township B
         Mattice-Val Cote Township
         Moonbeam Township
         Mountjoy Township
         Opasatika Township
         Playfair Township
         Smooth Rock Falls Town
         Timmins City
         Tisdale Township
         Val Albert, Improvement District of
         Val Rita-Harty Township

WATERLOO/BRANTFORD
         Albemarle Township (now S. Bruce Peninsula Town)
         Albemarle-Amabel-Hepworth-Wiarton
         Amabel Township (now S. Bruce Peninsula Town)
         Arran Township (now Arran-Elderslie)
         Arran-Elderslie Township
         Artemesia Township (now Municipality of Grey Highlands)
         Arthur Township (now Welington North Township)

         Arthur Village (now Wellington North Township)
         Ashfield Township (now Township of Ash.-Colborne-Wawanosh)
         Ayr Village
         Belwood, PV
         Bentinck Township (now West Grey Township)
         Berlin, City
         Blue Mountains Town
         Brant County
         Brant Township (now Brocton)
         Brantford City
         Brantford Township
         Brant-Greenock-Walkerton Township
         Bruce County
         Bruce Township
         Burford Township
         Burford , PV
         Cambridge City
         Centre Wellington Township
         Charlotteville Township
         Chatsworth Village (now Township. of Chatsworth)
         Chesley Town (now Arran-Elderslie)
         City of Brant-on-the-Grand
         Clifford Village (now Minto Town)
         Collingwood Township (now Blue Mountains Town)
         Culrose Township (now Teeswater-Culross Township)
         Delhl Township (now Town of Norfolk)
         Derby Township (now Georgian Bluffs Township)
         Drayton Village (now Mapleton Township)
         Durham Town (now Township of West Grey)
         East Wawanosh Township (now the Township of North Huron)
         Eden Mills, PV
         Egremont Township (now Southgate Township)
         Elderslie Township (now Arran-Elderslie)
         Elma Township (now North Perth Town)
         Elmira, Town
         Elmwood (now Brant Township)
         Elora Village (now Centre Wellington Township)
         Eramosa Township
         Euphrasia Township (now MU of Grey Highland)
         Fergus Town
         Flasherton Village (now Artamesia Township)
         Galt, Town
         Garafraxa West Township
         Georgian Bluffs Township

         Georgian Highlands, Town of
         Glenalg Township (now West Grey Township)
         Greenock Township (now Brocton)
         Grey County
         Grey Highlands, Municipality of
         Grey Township (now MU of Huron east)
         Gualph City
         Gualph Township
         Gualph-Eramosa Township
         Hanover Town
         Harriston Town (now Minto Town)
         Hepworth Village (now S. Bruce Peninsula Town)
         Hespeler, Town
         Holland Township (now Chatsworth Township)
         Houghton Township
         Howick Township
         Huron East, Municipality of
         Huron-Kinloss Township
         Keppel Township (now Georgian Bluffs Township) KINCARDINE, Town (now Municipality of Kincardine) Kincardine Township. (now Kincardine-Bruce-Tiverton) Kincardine-Bruce-Tiverton Township
         Kinloss Township (now Huron-Kinloss)
         Kitchener City
         Listowel Town (now North Perth Town)
         LUCKNOW Village (now Huron-Kinloss)
         Mapleton Township
         Markdale VII, (now MU of Gey Highlands)
         Maryborough Township (now Mapleton Township)
         Meaford Town (now Town of Georgian Highlands)
         Middleton Township
         Mildmay-Carrick Township
         Mildmay-Carrick-Teeswater-Culross Township
         Minto Town
         Minto Township
         Mornington Township (now Perth East Township)
         Morris Township (now MU of Morris-Turnberry)
         Morriston, PV
         Morris-Turnberry, Municipality of
         Mount Forest Town (now Wellington North Township) Mt. Forest-Arthur-West Luther-Arthur Township
         New Hamburg Village
         New Mapleton Township
         Nichol Township

         Norfolk Township (now Town of Norfolk)
         Norfolk, County
         Normanby Township (now West Grey Township)
         North Dumfries Township
         North Huron Township of
         Norwich Township
         Norwich Village
         Oakland Township
         Onondage Township
         Otterville, PV
         Owen, Sound City
         Paisley Village (now Arran-Elderslie)
         Palmerston Town (now Minto Town)
         Paris Town
         Peel Township (now Mapleton Township)
         Pilkington Township
         Port Dover, Town
         Port Elgin Town (now Saugeen Shores)
         Port Elgin-Saugeen-Southampton, Town
         Port Rowan Village
         Preston, Town
         Puslinch Township
         Rockwood, PV
         Sarawak Township (now Georgian Bluffs Township) Saugeen Township (now Saugeen Shores)
         Scotland, PV
         Shallow Lake Village (now Keppel Township)
         Sherbrooke Township
         Simcoe Town (now Town of Norfolk)
         South Bruce Township
         South Dumfries Township
         South Walsingham Township
         Southampton Town (now Saugeen Shores)
         St. Clements, PV
         St. Vincent Township (now Town of Georgian Highlands) Sullivan Township (now Chatsworth Township.)
         Sydenham Township (now Town of Georgian Highlands) Tara Village (now Arran-Elderslie)
         Teeswater Village (now Teeswater-Culross Township) Teeswater-Culross Township (Muni. Of South Bruce) Thornbury Town (now Blue Mountains Town)
         Tiverton Village
         Turnberry Township (now MU of Morris-Turnberry) Walkerton Town (now Brocton)

         Wallace Township (now North Perth Town)
         Waterford, Town
         Waterloo City
         Waterloo Regional Municipality
         Waterloo, County
         Waterloo Township
         Wellesley Township
         Wellington County
         West Grey Township
         West Luther Township (now Wellington North Township)
         Wiarton Town (now S. Bruce Peninsula Town)
         Wilmont Township
         Windham Township
         Wingham Town (now the Township of North Huron)
         Woodhouse Township
         Woolwich Township

WINDSOR/CHATHAM
         Amherstburg Town
         Anderdon Township (now Amherstburg Town)
         Belle River Town (now Lakeshore Township)
         Blenheim Town (now Chatham-Kent)
         Bothwell Town (now Chatham-Kent)
         Camden Township (now Chatham-Kent)
         Chatham City (now Chatham-Kent Municipality)
         Chatham Township (now Chatham-Kent)
         Chatham-Kent, Municipality of
         Colchester N Township (now Essex Town)
         Colchester S Township (now Essex Town)
         Colchester-Essex Harrow, Town
         Comber, PV
         Cottam, PV
         Dover Township (now Chatham-Kent)
         Dresden Town (now Chatham-Kent)
         Erie Beach Village (now Chatham-Kent)
         Erleau Village (now Chatham-Kent)
         Essex County
         Essex Town
         Ford City, Town
         Gosfield N Township (now Kingsville Town)
         Gosfield S Township (now Kingsville Town)
         Harrow Town (now Essex Town)
         Harwich Township (now Chatham-Kent)
         Highgate Village (now Chatham-Kent)

         Howard Township (now Chatham-Kent)
         Kent County (now Chatham-Ken Municipality)
         Kingsville Town
         Kingsville/Gosfield, Town
         Lakeshore Township
         Lakeshore-Rochester-Tilbury North-Tilbury West
         LaSalle Town
         Leamington, Municipality of
         Maidstone Township (now Lakeshore Township)
         Malden Township (now Amherstburg Town)
         Merlin, PV
         Mersea Township (now Muni. Of Leamington)
         North Colchester Township
         Ojibway, Town
         Orford Township (now Chatham-Kent)
         Raleigh Township (now Chatham-Kent)
         Ridgetown Town (now Chatham-Kent)
         Riverside, Separated Town of
         Rochester Township (now Lakeshore Town)
         Romney Township (now Chatham-Kent)
         Rondeau Park
         Sandwich E. Township
         Sandwich S. Township (now Tecumseh)
         Sandwich South-Tecumseh-St. Clair Beach, Town
         Sandwich W. Township
         Sandwich, Town
         Seacliffe, PV
         South Coichester Township
         St. Clair Beach Village (now Tecumseh)
         Stoney Point, PV
         Tecumseh Town
         Thamesville Village (now Chatham-Kent)
         Tilbury E Township (now Chatham-Kent)
         Tilbury N Township (now Lakeshore-Town)
         Tilbury Town (now Chatham-Kent)
         Tilbury W Township (now Lakeshore Town)
         Tilbury W. Township (Comber PV)
         Wallaceburg Town (now Chatham-Kent)
         Weatley Village (now Chatham-Kent)
         Windsor City
         Zone Township (now Chatham-Kent)

     B. Centra Gas British Columbia Inc.(7) has a franchise territory in British Columbia as follows:

VICTORIA DISTRICT
          Victoria
          Sidney
          Central  Saanich
          North  Saanich
          Victoria
          Saanich
          Esquimalt
          Oak  Bay
          View  Royal
          Colwood
          Metchosin
          Langford
          Highlands

CAMPBELL  RIVER  DISTRICT

COURTENAY DISTRICT
          Courtenay
          Comox
          Cumberland
          Laslow/Little  River
          Royston

DUNCAN  DISTRICT
          Duncan
          Chemainus
          Crofton
          North  Cowichan
          Cowichan  Valley
          Ladysmith

NANAIMO  DISTRICT
          Nanaimo
          Lantzville

PARKSVILLE DISTRICT
          Parksville
          Qualicum

-----------------------
(7) BC Gas Inc. has entered into an agreement to acquire the common shares of Centra Gas British Columbia Inc. from Westcoast. The transaction is expected to be finalized by January 1, 2002.

PORT  ALBERNI  DISTRICT

SUNSHINE  COAST
          Powell  River
          Sechelt
          Gibsons
          Roberts  Creek

WHISTLER

     C. Pacific Northern Gas Ltd. has a franchise territory in British Columbia as follows:

Burns  Lake
Decker  Lake
Endako
Fort  St.  James
Fort  St.  John
Fraser  Lake
Granisle
Houston
Kitimat
Port  Edward
Pouce  Coupe
Prince  Rupert
Smithers
Telkwa
Terrace
Thornhill
Tumbler  Ridge
Vanderhoof

                                   EXHIBIT A-2

         BUSINESS ACTIVITIES OF DUKE ENERGY CORPORATION ("DUKE ENERGY")

I. Jurisdictional Subsidiaries, Qualifying Cogeneration and Small Power Production Facilities ("QFs") and Generation Under Construction (1)

     A.   Jurisdictional  Subsidiaries

          1. DUKE POWER. Duke Power is the electric utility business unit of Duke Energy. It serves approximately 2 million customers in a 22,000 square-mile service area in the central and western portions of North Carolina and South Carolina. Duke Power has a total system generation capability of 19,375 MW, and has 12,700 miles of transmission line and 66,200 miles of distribution line. Duke Power is authorized to sell electric energy at market-based rates.(2)

     Nantahala Power and Light is a division of Duke Power that operates eleven hydroelectric plants(3) and serves about 58,000 customers in part or all of six counties(4) in western North Carolina.

     Duke Electric Transmission is a division of Duke Power that operates Duke Power's transmission system.

          2. AMERICAN REF-FUEL COMPANY OF DELAWARE VALLEY, L.P. ("ARC DELAWARE VALLEY"). ARC Delaware Valley is 50% owned by a subsidiary of Duke Energy. ARC Delaware Valley leases and operates a biomass-fueled QF with a maximum power production of 90 MW in Chester, Pennsylvania. ARC Delaware Valley is authorized to sell electric energy and related services at market-based rates.(5)


          3. AMERICAN REF-FUEL COMPANY OF NIAGARA, L.P. ("ARC NIAGARA"). ARC Niagara is 50% owned by a subsidiary of Duke Energy. ARC Niagara leases and operates a


------------------------
(1)  This  category  includes  entities subject to Commission jurisdiction under
Part II of the Federal Power Act ("FPA"). It also includes QFs that are exempt from FPA regulation. Finally, it includes generation projects under construction for which the Commission has not yet accepted a rate schedule for filing. Exhibit B-2 to this Application contains descriptions of Duke Energy's energy subsidiaries and energy affiliates located in Canada or the United States.

(2) Duke/Louis Dreyfus L.L.C., et al., 73 FERC 61,309 (1995), order on reh'g, 75 FERC 61,261 (1996).

(3) Thorpe (Glenville), Tennessee Creek, Bear Creek, Cedar Cliff, Tuckasegee and Dillsboro in Jackson County; Bryson in Swain County; Nantahala, Queens Creek and Franklin in Macon County; and Mission in Clay County.

(4)  Cherokee,  Clay,  Graham,  Jackson,  Macon  and  Swain  counties.

(5) American Ref-Fuel Co. of Delaware Valley, L.P., Docket No. ER00-2677 (July 14, 2000) (Unpublished Letter Order).

50 MW waste-to-energy QF in Niagara Falls, New York. ARC Niagara is authorized to sell electric energy and related services at market-based rates.(6)

          4. BRIDGEPORT ENERGY, LLC ("BRIDGEPORT"). Duke Energy owns 67% of Bridgeport. Bridgeport owns a 510 MW project consisting of a natural gas-fired, combined cycle merchant plant located in Bridgeport, Connecticut. Bridgeport is authorized to sell electric energy and related services at market-based rates.(7)

          5. CASCO BAY ENERGY COMPANY, LLC ("CASCO BAY"). Casco Bay is a wholly-owned, indirect subsidiary of Duke Energy that operates the Maine Independence Station, a 520 MW gas-fired, combined cycle generating facility in Veazie, Maine. Casco Bay is authorized to sell electric energy and related services at market-based rates.(8)

          6. DUKE ENERGY HINDS, LLC ("DUKE HINDS"). Duke Hinds is a wholly-owned, indirect subsidiary of Duke Energy that owns and operates a natural gas-fired, combined cycle electric generation plant with a nominal capacity of approximately 520 MW in Jackson, Mississippi. Duke Hinds is authorized to sell electric energy and related services at market-based rates.(9)

          7. DUKE ENERGY LEE, LLC ("DUKE LEE"). Duke Lee is a wholly-owned, indirect subsidiary of Duke Energy that owns and operates a natural gas-fired, simple cycle electric generation plant with a nominal capacity of approximately 640 MW in Lee County, Illinois. Duke Lee is authorized to sell electric energy and related services at market-based rates.(10)

          8. DUKE ENERGY MOAPA, LLC ("DUKE MOAPA"). Duke Moapa is a wholly-owned, indirect subsidiary of Duke Energy that will own and operate a natural gas-fired, combined cycle electric generation plant with a nominal capacity of approximately 1,200 MW in Clark County, Nevada. The facility is expected to begin commercial operations in June 2003. Duke Moapa is authorized to sell electric energy and related services at market-based rates.(11)

          9. DUKE ENERGY MOHAVE, LLC ("DUKE MOHAVE"). Duke Mohave is a wholly-owned, indirect subsidiary of Duke Energy, that has a 50% interest in Griffith Energy LLC. Griffith Energy LLC owns and operates the Griffith Energy Project, a 600 MW gas-fired combined cycle electric generating plant in Mohave County, Arizona. Duke Mohave is authorized to sell electric energy and related services at market-based rates.(12)


------------------------
(6) American Ref-Fuel Co. of Niagara, L.P., Docket No. ER01-1302 (May 24, 2001) (Unpublished Letter Order).

(7)  Bridgeport  Energy,  83  FERC P. 61,307  (1998).

(8)  Oswego  Harbor  Power  LLC,  et  al.,  88  FERC P. 61,219  (1999).

(9) Duke Energy Hinds, LLC, Docket No. ER01-691 (Feb. 13, 2001) (Unpublished Letter Order).

(10) Duke Energy Lee, LLC, Docket No. ER01-545 (Feb. 9, 2001) (Unpublished Letter Order).

(11) Duke Energy Moapa, LLC, Docket No. ER01-1208 (May 14, 2001) (Unpublished Letter Order).

(12)  Duke  Energy  Mohave,  LLC,  95  FERC P. 61,256  (2001).

          10. DUKE ENERGY MORRO BAY LLC ("MORRO BAY"). Morro Bay is an indirect, wholly-owned subsidiary of Duke Energy that owns and operates the Morro Bay Generating Facility located in Morro Bay, California. The Morro Bay Generating Facility consists of four natural gas-fired generating units with a combined generating capacity of 1,002 MW.(13) Morro Bay is authorized to sell electric energy and related services at market-based rates.(14)

          11. DUKE ENERGY MOSS LANDING LLC ("MOSS LANDING"). Moss Landing is an indirect, wholly-owned subsidiary of Duke Energy that owns and operates the Moss Landing Generating Facility located in Monterey County, California. The
Moss Landing Generating Facility consists of two natural gas-fired generating units with a combined generating capacity of 1,478 MW. (15) Moss Landing is authorized to sell electric energy and related services at market-based rates.(16)

          12. DUKE ENERGY OAKLAND LLC ("OAKLAND"). Oakland is an indirect, wholly-owned subsidiary of Duke Energy that owns and operates the Oakland Generating Facility located in Oakland, California. The Oakland Generating
Facility consists of three diesel-fired generating units with a combined generating capacity of 165 MW. Oakland is authorized to sell electric energy and related services at market-based rates.(17)

          13.  DUKE  ENERGY  POWER  MARKETING,  LLC  ("DEPM").   DEPM  is  a
wholly-owned, indirect subsidiary of Duke Energy that markets power and ancillary services. DEPM is authorized to sell electric energy and related services at market-based rates.(18)

          14. DUKE ENERGY ST. FRANCIS, L.L.C. ("ST. FRANCIS"). Duke Energy owns 50% of St. Francis. St. Francis has operational rights with respect to two gas-fired combined cycle electric generation units with a total capacity of 444 MW, located near Glennonville, Missouri. St. Francis is authorized to sell electric energy and related services at market-based rates.(19)

          15. DUKE ENERGY ST. LUCIE, LLC ("ST. LUCIE"). St. Lucie is a wholly-owned, indirect subsidiary of Duke Energy that will own and operate a gas-fired, combined-cycle electric generation plant with a nominal capacity of approximately 608 MW in St. Lucie County, Florida. The facility is expected to begin commercial operations in the summer of 2003. St. Lucie is authorized to sell electric energy and related services at market-based rates.(20)

------------------------
(13)  Duke  Energy  plans  to  expand  the  facility  by  1,200  MW  by  2003.

(14) Duke Energy Moss Landing LLC, Duke Energy Morro Bay LLC, Duke Energy Oakland LLC, 83 FERC P. 61,317 (1998).

(15)  Duke  Energy  plans  to  expand  the  facility  by  1,060  MW by mid-2002.

(16) Duke Energy Moss Landing LLC, Duke Energy Morro Bay LLC, Duke Energy Oakland LLC, 83 FERC P. 61,317 (1998).

(17)  Id.

(18) Duke Energy Power Marketing, LLC, Docket No. ER01-1129 (May 14, 2001) (Unpublished Letter Order).

(19)  Minergy  Neenah,  L.L.C.,  et  al.,  88  FERC P. 61,102  (1999).

(20) Duke Energy St. Lucie, LLC, Docket No. ER00-2225 (May 25, 2000) (Unpublished Letter Order).

          16. DUKE ENERGY SOUTH BAY LLC ("DUKE SOUTH BAY"). Duke South Bay is a wholly-owned, indirect subsidiary of Duke Energy. Duke South Bay leases three steam turbines capable of producing 700 MW located in Chula Vista, California, from the Port of San Diego under a 10 year lease.(21) Duke South Bay is authorized to sell electric energy and related services at market-based rates.(22)

          17. DUKE ENERGY TRADING AND MARKETING, LLC ("DETM"). DETM is approximately 60% owned by Duke Energy and 40% owned by Exxon Mobil Corporation.(23) DETM markets natural gas, electricity, and other energy-related products across North America. DETM is authorized to sell electric energy and related services at market-based rates.(24)

          18. DUKE ENERGY TRENTON, LLC ("DUKE TRENTON"). Duke Trenton is a wholly-owned, indirect subsidiary of Duke Energy. Duke Trenton owns Duke Energy Vermillion, LLC, which, in turn, owns a 648 MW facility in Vermillion County, Indiana. Duke Trenton is authorized to sell electric energy and related services at market-based rates.(25)

          19. DUKE ENERGY VERMILLION, LLC ("DUKE VERMILLION"). Duke Vermillion is a wholly-owned, indirect subsidiary of Duke Energy. Duke Vermillion owns and operates a 648 MW gas-fired generation facility in Vermillion County, Indiana. Duke Vermillion is authorized to sell electric energy and related services at market-based rates. (26)

          20. DUKE ENERGY WASHOE, LLC, ("DUKE WASHOE"). Duke Washoe is a wholly-owned, indirect subsidiary of Duke Energy that will own and operate a gas-fired, combined cycle electric generation plant with a nominal capacity of 620 MW located in Washoe County, Nevada. The facility is expected to begin commercial operations in June 2003. Duke Washoe is authorized to sell electric energy and related services at market-based rates.(27)

          21. DUKE/LOUIS DREYFUS L.L.C. ("DUKE/LOUIS DREYFUS"). Duke/Louis Dreyfus markets power and ancillary services. Fifty percent of Duke/Louis Dreyfus is owned by Duke Energy Global Asset Development, Inc. ("Duke Energy Global"), an indirect, wholly-owned subsidiary of Duke Energy. Duke Energy Trading and Marketing owns the remaining 50% of Duke/Louis Dreyfus. Duke/Louis Dreyfus is authorized to sell electric energy and related services at market-based rates.(28)


------------------------
(21)  Duke  Energy  plans  to  expand  the  facility  by  1040  MW  by  2004.

(22)  Rockingham  Power,  L.L.C.,  et  al.,  86  FERC P. 61,337  (1999).

(23) Duke Energy and Exxon Mobil are currently in binding arbitration regarding the buy-out right provisions in the parties' agreements.

(24)  Duke  Energy Trading and Marketing, L.L.C., Docket No. ER97-3858 (Sep. 19,
1997) (Unpublished  Letter  Order).

(25) Duke Energy Trenton, LLC, Docket No. ER00-1782 (May 5, 2000) (Unpublished Letter Order).

(26) Duke Energy Vermillion, LLC, et al., Docket No. ER00-1783 (May 4, 2000) (Unpublished Letter Order).

(27) Duke Energy Washoe, LLC, Docket No. ER01-241 (Dec. 8, 2000) (Unpublished Letter Order).

(28)  Duke/Louis  Dreyfus  Energy Services (New England) L.L.C., et al., 75 FERC
P. 61,165  (1996).

          22. DUKESOLUTIONS, INC. ("DUKESOLUTIONS"). DukeSolutions is a wholly-owned subsidiary of Duke Energy that markets electricity, sells natural gas at retail, and provides strategic energy planning, information management, billing and metering services, energy equipment retrofits and replacements, engineering services, and financial and other services. DukeSolutions is authorized to sell electric energy and related services at market-based rates.(29)

          23. GRIFFITH ENERGY, LLC ("GRIFFITH"). Griffith is 50% indirectly owned by Duke Energy and 50% owned by PPL Global, LLC. Griffith does not own physical facilities for the generation, transmission, or distribution of electric power for sale. Griffith is authorized to sell electric energy and related services at market-based rates.(30)

          24. NEW ALBANY POWER I, LLC ("NEW ALBANY"). New Albany is a wholly-owned, indirect subsidiary of Duke Energy that owns and operates a gas-fired, generation plant with a nominal capacity of 349 MW located in Union County, Mississippi. New Albany is authorized to sell electric energy and related services at market-based rates.(31)

     B.   QFs (32)

          1. AMERICAN REF-FUEL COMPANY OF ESSEX COUNTY ("ARC ESSEX COUNTY"). ARC Essex County is 50% owned by indirect subsidiaries of Duke Energy. It leases and operates a 70 MW QF in New Jersey.(33)

          2. AMERICAN REF-FUEL COMPANY OF HEMPSTEAD ("ARC HEMPSTEAD"). ARC Hempstead is 50% owned by indirect subsidiaries of Duke Energy. It leases and operates a 72 MW QF in New York.(34)


------------------------
(29) Duke Power, a Division of Duke Energy Corp. and Duke Solutions, Inc., 84 FERC P. 61,235 (1998).

(30) Griffith Energy, LLC, Docket No. ER00-3696 (Oct. 25, 2000) (Unpublished Letter Order).

(31)  SCC-L1,  L.L.C.,  et  al.,  87  FERC P. 61,071  (1999).

(32)  The  Commission  has  approved a transaction in which a subsidiary of Duke
Energy would own a 50% interest in the following QFs: (1) Ridge Generating Station Limited Partnership (Ridge owns and operates a biomass fueled QF with a net capacity of 39.6 MW in Polk County, Florida); (2) Wheelabrator Frackville Energy Company, Inc. (Frackville owns a 42 MW topping-cycle QF located in Frackville, Pennsylvania); (3) Wheelabrator Hudson Energy Company, Inc. (Hudson owns a 6 MW topping-cycle QF in Anderson, California); (4) Wheelabrator Lassen, Inc. (Lassen owns a 38.5 MW topping-cycle QF in Shasta County, California); (5) Wheelabrator Martell, Inc. (Martell owns an 18 MW topping-cycle QF located in Martell, California); (6) Wheelabrator Norwalk Energy Company, Inc. (Norwalk owns a 27.9 MW topping-cycle QF in Norwalk, California); (7) Wheelabrator Shasta Energy Company, Inc. (Shasta owns a 49.9 MW waste-wood-fueled QF in Shasta County, California); and (8) Wheelabrator Sherman Energy Company (Sherman owns an 18 MW waste-wood-fueled QF located in Penobscot County, Maine). All of the power from these facilities, with the exception of 8 MW from Wheelabrator Shasta Energy Company, Inc., is sold under long-term contracts. It is not certain that this transaction will close.

(33) American Ref-Fuel Co. of Essex Cty., Small Power Production and Cogeneration Facilities, 30 FERC P. 62,363 (1985).

(34)  American  Ref-Fuel  Co.  of  Hempstead,  Small  Power  Production  and
Cogeneration Facilities, 34 FERC P. 62,087 (1986). ARC-Hempstead was also determined in Docket No. EG98-76 to be an exempt wholesale generator pursuant to
Section 32 of the Public Utility Holding Company Act of 1935. American Ref-Fuel Co. of Hempstead, 83 FERC P. 62,275 (1998).

          3. AMERICAN REF-FUEL COMPANY OF SOUTHEASTERN CONNECTICUT ("ARC SOUTHEASTERN"). ARC Southeastern is 50% owned by indirect subsidiaries of Duke Energy. It leases and operates an 18 MW QF in Preston, Connecticut.(35)

          4. SEMASS PARTNERSHIP. SEMASS Partnership is 45% owned by indirect subsidiaries of Duke Energy. It leases and operates an 80 MW QF in Massachusetts.(36)

     C.   Planned  Generation

          1. DUKE ENERGY ENTERPRISE, LLC ("DUKE ENTERPRISE"). Duke Enterprise is a wholly-owned subsidiary of Duke Energy that will own and operate a 640 MW gas-fired electric generating facility in Clarke County, Mississippi. The facility is expected to commence commercial operations in 2002.

          2. DUKE ENERGY GRAYS HARBOR, LLC ("DUKE GRAYS HARBOR"). Duke Grays Harbor is an indirect, wholly-owned subsidiary of Duke Energy that will own and operate a 600 MW combined cycle facility in Grays Harbor County, Washington. The facility is expected to commence commercial operations in 2003.

          3. DUKE ENERGY HOT SPRING, LLC ("DUKE HOT SPRING"). Duke Hot Spring is an indirect, wholly-owned subsidiary of Duke Energy that will own and operate a 620 MW facility located in Hot Spring County, Arkansas. The facility is expected to commence commercial operations in 2002.

          4. DUKE ENERGY LUNA, LLC ("DUKE LUNA"). Duke Luna is an indirect, wholly-owned subsidiary of Duke Energy that will own and operate a 608 MW facility located in Demming, New Mexico. The facility is expected to commence commercial operations in 2003.

          5. DUKE ENERGY MARICOPA, LLC ("DUKE MARICOPA"). Duke Maricopa is an indirect, wholly-owned subsidiary of Duke Energy that will own and operate a 570 MW electric generating facility to be located in Maricopa County, Arizona. The facility is expected to enter into service in early 2002.

          6. DUKE ENERGY MARSHALL COUNTY, LLC ("DUKE MARSHALL"). Duke Energy owns 100% of this planned 620 MW facility located in Marshall County, Kentucky. The facility is expected to commence commercial operations in 2003.


------------------------
(35) American Ref-Fuel Co. of Southeastern Connecticut, Small Power Production and Cogeneration Facilities, 40 FERC P. 62,061 (1987). ARC-Southeastern was also determined in Docket No. EG01-280 to be an exempt wholesale generator pursuant to Section 32 of the Public Utility Holding Company Act of 1935. American Ref-Fuel Co., 97 FERC P. 62,003 (2001).

(36) The facility was originally self-certified as a QF on September 26, 1986, in Docket No. QF86-1101-000. On April 25, 1988, the facility was self-recertified in Docket No. QF86-1101-001 to reflect the addition of a second turbine generator. On January 16, 1997, the facility was again self-recertified in Docket No. QF86-1101-002 to reflect a change in ownership. Due to another change in ownership, the facility was again self-recertified in Docket No.
QF86-1101-003  on  May  14,  1998.

          7. DUKE ENERGY MURRAY, LLC ("DUKE MURRAY"). Duke Murray is an indirect, wholly-owned subsidiary of Duke Energy that will own and operate a 1,240 MW combined cycle generating facility located near the town of Chatsworth in Murray County, Georgia. The facility is expected to commence commercial operations in 2002.(37)

          8. DUKE ENERGY SANDERSVILLE, LLC ("DUKE SANDERSVILLE"). Duke Sandersville is an indirect, wholly-owned subsidiary of Duke Energy that will own and operate a 640 MW combustion turbine generating facility located near the city of Sandersville in Washington County, Georgia. The facility is expected to commence commercial operations in 2002.

          9. DUKE ENERGY SOUTHAVEN, LLC ("DUKE SOUTHAVEN"). Duke Southaven is an indirect, wholly-owned subsidiary of Duke Energy that will own and operate a 640 MW electric generating facility located in DeSoto County, Mississippi. The facility is expected to begin operation on June 1, 2002.

          10. DUKE ENERGY WASHINGTON, LLC ("DUKE WASHINGTON"). Duke Washington is an indirect, wholly-owned subsidiary of Duke Energy that will own and operate a 610 MW facility located in Washington County, Ohio. The facility is expected to commence commercial operations on or about May 1, 2002.

II.  Franchise  Territories  and  Municipal  Service  Agreements

     A.     Duke  Power

                            NORTH CAROLINA
                              FRANCHISES

TOWN                        TOWN                        TOWN

Alamance                    Archdale                    Arlington

Ashboro                     Belmont                     Bermuda Run

Bessemer City               Bethania                    Boiling Springs

Boonville                   Brevard                     Brookford

Bryson City                 Burlington                  Catawba

Cedar Rock                  Chapel Hill                 Charlotte

Cherryville                 Chimney Rock Village        China Grove


------------------------
(37) On November 13, 2001, in Docket No. ER02-302, Duke Murray requested authorization to sell electric energy and related services at market-based rates. The Commission has not yet ruled on this request.

TOWN                        TOWN                        TOWN

Claremont                   Clemmons                    Cleveland

Columbus                    Connelly Springs            Cooleemee

Cramerton                   Creedmoor                   Dallas

Danbury                     Davidson                    Denton

Dillsboro                   Dobson                      Durham

East Bend                   East Flat Rock              East Spencer

Eden                        Elkin                       Ellenboro

Elon College                Faith                       Flat Rock

Fletcher                    Forest City                 Franklin

Gastonia                    Gibsonville                 Glen Alpine

Glenwood                    Gold Hill                   Graham

Granite Quarry              Green Level                 Greensboro

Grover                      Hamilton Lakes              Harmony

Harrisburg                  Haw River                   Hendersonville

Hillsborough                Hudson                      Jamestown

Jonesville                  Kannapolis                  Lake Lure

Lattimore                   Laurel Park                 Lawndale

Lenoir                      Lewisville                  Lexington

Locust                      Longview                    Lowell

Madison                     Marion                      Marshville

Mayodan                     McAdenville                 Mebane

Mineral Springs             Mocksville                  Mooresboro

TOWN                        TOWN                        TOWN

Mooresville                 Mt. Airy                    Mt. Holly

Mt. Pleasant                New London                  North Wilkesboro

Norwood                     Oak Ridge                   Oakboro

Old Fort                    Patterson Springs           Pilot Mountain

Pineville                   Pleasant Garden             Randleman

Reidsville                  Rhodhiss                    Richfield

Robbinsville                Rockwell                    Ronda

Rosman                      Ruth                        Rutherford College

Rutherfordton               Salisbury                   Saluda

Santeetlah                  Sawmills                    Sedelia

Shelby                      Spencer                     Spindale

Stanfield                   Stanley                     Statesville

Stokesdale                  Stoneville                  Summerfield

Swepsonville                Sylva                       Taylorsville

Thomasville                 Trinity                     Troutman

Tryon                       Unionville                  Valdese

Waco                        Walnut Cove                 Waxhaw

Webster                     Wentworth                   Wesley Chapel

Whitsett                    Wilkesboro                  Wingate

Winston-Salem               Yadkinville

                                SOUTH  CAROLINA
                        MUNICIPAL SERVICES AGREEMENTS

TOWN                        TOWN                        TOWN

Anderson                    Belton                      Blacksburg

Calhoun                     Campobello                  Central

Central Pacolet             Chapels                     Chesnee

Chester                     City View                   Clemson

Clover                      Cowpens                     Cross Hill

Donalds                     Duncan                      Easley

Edgemoor                    Fort Lawn                   Fort Mill

Fountain Inn                Gaffney                     Gray Court

Great Falls                 Greenville                  Greer

Heath Springs               Helena                      Hickory Grove

Hodges                      Honea Path                  Inman

Iva                         Kershaw                     Lancaster

Landrum                     Laurens                     Liberty

Lowrys                      Lyman                       Mauldin

McConnells                  Mountville                  Newberry

Ninety-Six                  Norris                      Pacolet

Pacolet Mills               Pelzer                      Pendleton

Pickens                     Princeton                   Reidsville

Richburg                    Rock Hill                   Sharon

Simpsonville                Six Mile                    Smyrna

TOWN                        TOWN                        TOWN

Spartanburg                 Starr                       Tega Cay

Travelers Rest              Walhalla                    Ware Shoals

Waterloo                    Welford                     West Pelzer

West Union                  Whitmire                    Williamston

Woodruff                    York                        Yorkville

                                    EXHIBIT B-1

  ENGAGE AMERICA'S AND FREDERICKSON'S ENERGY SUBSIDIARIES AND ENERGY AFFILIATES

     Engage America and Frederickson have the following North American energy subsidiaries and affiliates: (1)

I. Engage America and Frederickson have subsidiaries and affiliates which are engaged in the business of the gathering, processing, and transportation of natural gas as follows:

          1. THE WESTCOAST PIPELINE SYSTEM. Westcoast, through its British Columbia Pipeline and Field Services divisions, owns and operates an integrated interprovincial natural gas gathering, processing and transmission system (the "Westcoast Pipeline System") extending from points in the Yukon Territory, the Northwest Territories, Alberta and British Columbia through British Columbia to a point on the international boundary between Canada and the United States near Huntingdon, British Columbia. The Westcoast Pipeline System is regulated by the National Energy Board ("NEB").(2)

          2. WESTCOAST GAS SERVICES INC. ("WGSI"). WGSI, a wholly-owned subsidiary of Westcoast owns or leases interests in three provincially regulated natural gas processing plants and one NEB regulated pipeline.

                    a. BOUNDARY LAKE PLANT. WGSI leases a 50% interest in the Boundary Lake gas processing plant, located in northeastern British Columbia, which has a capacity of 60 MMcf of natural gas per day.

                    b. JEDNEY PLANTS. WGSI leases and operates the Jedney gas processing plants in northeastern British Columbia, which have a combined capacity of 142 MMcf of residue gas per day. These plants include a 25.6-kilometer residue gas pipeline to connect the plant to the Westcoast Pipeline System.



------------------------
(1) This exhibit describes entities that meet the Commission's proposed definition of energy affiliate as set forth in its proposed rule 18 CFR 358.3. The Commission proposes to define an energy affiliate as "any entity affiliated with a transmission provider (gas or electric) that engages in or is involved in transmission transactions or manages or controls transmission capacity or buys, sells, trades or administers natural gas or electric energy or engages in financial transactions relating to the sale or transmission of natural gas or electric energy." Standards of Conduct for Transmission Providers, 96 FERC 61,334 (2001), FERC Stats. & Regs P. 32,554, 66 Fed. Reg. 50919 (Sept. 27,
2001). This exhibit does not include entities that are listed in Exhibit A-1 and only includes those entities located in Canada or the United States.

(2) The Westcoast Pipeline System connects with the interstate gas pipeline system of Williams Gas Pipeline West, also known as Northwest Pipeline Corporation ("Northwest"), at the international boundary. Northwest's pipeline system extends from Washington State to New Mexico, and serves, among other areas, the U.S. Pacific Northwest, including the metropolitan areas of Seattle and Portland. The Northwest pipeline system, through connecting pipelines, also delivers natural gas sourced through the Westcoast Pipeline System to markets in California. The principal connecting pipeline is the Kern River pipeline that extends approximately 900 miles from Wyoming to southern California. In addition, through connecting pipeline systems in Alberta and British Columbia, natural gas sourced through the Westcoast Pipeline System is transported to other markets in North America.

                    c. HIGHWAY PLANT. WGSI leases and operates the Highway gas processing plant located in northeastern British Columbia. The plant has a capacity of 100 MMcf of residue gas per day.

                    d. DESAN PIPELINE. WGSI has a 50% interest in the Desan Pipeline, which is a crude oil and natural gas condensate pipeline extending 96 kilometers from the Desan oil field in northeastern British Columbia connecting with the Enbridge Inc. oil pipeline near Zama, Alberta.

          3. EMPIRE STATE PIPELINE. Westcoast owns, through wholly-owned subsidiaries, 100% of the Empire State Pipeline, which extends approximately 250 kilometers from Niagara Falls through western New York State to Syracuse.(3)

          4. FOOTHILLS PIPE LINES LTD. ("FOOTHILLS"). Foothills is 50% owned by each of Westcoast and TransCanada Pipelines Limited ("TCPL"). Foothills is the sponsor for the Canadian portion of the Alaska Natural Gas Transportation System (the "ANGTS Project") and a partner with TCPL in the Alaskan portion of the ANGTS Project.(4) A portion of the Canadian segment of the ANGTS, including the so-called Eastern and Western Legs, has been "pre-built" by Foothills in order to transport Canadian gas to markets in the United States. The Eastern Leg volumes are exported at a point on the international boundary near Monchy, Saskatchewan and are transported through the facilities of Northern Border Pipeline Company. The Western Leg volumes are exported at a point on the international border near Kingsgate, British Columbia, and are transported through the facilities of Pacific Gas & Electric - Gas Transmission Northwest.

          5. MARITIMES & NORTHEAST PIPELINE ("MARITIMES PIPELINE"). Westcoast has a 37.5% interest in the Maritimes Pipeline, which transports natural gas originating from fields being developed offshore near Sable Island to serve markets in Nova Scotia, New Brunswick and the northeastern United States. Westcoast is responsible for the operation of the Canadian portion of the main pipeline and the development of the associated lateral pipelines.(5)

          6. ALLIANCE PIPELINE. Westcoast, through wholly-owned subsidiaries, owns 23.6% of the Alliance Pipeline, which is a 3,686-kilometer natural gas transmission pipeline with a transportation capacity of 1.3 Bcf of natural gas per day from northeastern British Columbia, through Alberta and Saskatchewan, to a terminus near Chicago, Illinois.

------------------------
(3) The Empire State Pipeline connects to the main transmission and storage system of Union Gas Limited ("Union Gas") through the Niagara facilities of TransCanada Pipelines Limited.

(4) The ANGTS Project is a joint Canadian-United States project to transport gas from Alaska through Canada to southern markets in North America.

(5) In August 2000, Maritimes Pipeline received approval from the NEB to operate the Point Tupper Lateral. Approval was granted on the condition that the line operate at approximately 50% of the originally applied for maximum operating pressure. Maritimes Pipeline is finalizing discussions with the pipeline builder and current owner, Sable Offshore Energy Inc., regarding transfer of ownership of the line at the reduced level of operating capacity. NEB approval for the construction of a pressure reducing station was received on March 23, 2001.

          7. AUX SABLE LIQUIDS FACILITY ("AUX SABLE"). Westcoast has a 23.6% interest in Aux Sable, a natural gas liquids extraction facility located at Joliet, Illinois, and associated with the Alliance pipeline.

          8. VECTOR PIPELINE. Westcoast owns a 30% equity interest in the Vector Pipeline, that extends approximately 550 kilometers from a point near Chicago to the Union Gas Dawn hub in Ontario.(6) The Vector Pipeline serves markets in eastern Canada through the Union Gas Dawn-Trafalgar system.

          9. UNION GAS LIMITED ("UNION GAS"). Union Gas is a wholly-owned subsidiary of Westcoast which owns and operates natural gas transmission, distribution and storage facilities in Ontario. Union Gas distributes natural gas to customers in northern, southwestern and eastern Ontario and provides storage, transportation and related services to utilities and other industry participants in the gas markets of Ontario, Quebec, and the central and eastern United States.

          10. CENTRA GAS BRITISH COLUMBIA INC. ("CENTRA BC").(7) Centra BC, a wholly-owned subsidiary of Westcoast, owns and operates the natural gas transmission pipeline from the Vancouver metropolitan area underwater to Vancouver Island and the distribution system on Vancouver Island and along the Sunshine Coast of British Columbia.(8)

          11. CENTRA PIPELINES MINNESOTA, INC. ("CENTRA MINNESOTA"). Centra Minnesota, an indirect, wholly-owned subsidiary of Westcoast, owns and operates the American portion of a natural gas transmission pipeline running from Spruce, Manitoba, to International Falls, Minnesota.

          12. PACIFIC NORTHERN GAS LTD. ("PNG"). Westcoast owns 100% of the voting shares and 41% of the non-voting shares of PNG. PNG is a gas transmission and distribution utility which directly and through subsidiaries serves customers in west-central and northeastern British Columbia. PNG's transmission pipeline system connects with the Westcoast Pipeline System near Summit Lake, British Columbia, and extends approximately 590 kilometers to the west coast of British Columbia at Prince Rupert. In addition, PNG owns and operates distribution facilities in the various communities located throughout its service area.

          13. ST. CLAIR PIPELINES. Westcoast owns 100% of this pipeline which connects the natural gas transportation and storage facilities of Union Gas in Ontario to pipeline and storage facilities in the United States.

------------------------
(6) The Vector Pipeline connects with the Alliance Pipeline and the Northern Border Pipeline near Chicago and delivers gas to the Union Gas hub and into markets in Indiana and Michigan. The Vector Pipeline is also expected to connect with the proposed Millennium West Pipeline Project at the Dawn hub to service other markets in the northeastern region of the United States.

(7) BC Gas Inc. has entered into an agreement to acquire the common shares of Centra BC from Westcoast. The transaction is expected to be finalized by January 1, 2002.

(8) The combined system consists of 737 kilometers of natural gas transmission pipelines and 2,830 kilometers of distribution pipelines. It has a designed throughput capacity of 135 MMcf per day. Centra BC serves approximately 69,500 residential, commercial and industrial customers along the Sunshine Coast and in various communities on Vancouver Island including the City of Victoria and surrounding areas.

          14. MILLENNIUM PIPELINE PROJECTS. Westcoast has a 21% interest in the proposed Millennium Pipeline Project, which involves the proposed construction of a 670-kilometer pipeline, with the potential purchase of additional existing pipe, to deliver 700 MMcf of natural gas per day from Lake Erie to the United States mid-Atlantic.

     The proposed Millennium West Pipeline Project, in which Westcoast has a 100% interest, is a 75-kilometer pipeline from Union Gas's existing pipeline system and storage facilities at the Dawn hub to the shore of Lake Erie. The Millennium West Pipeline Project is intended to interconnect with another proposed pipeline commencing at the Lake Erie shoreline and extending to the international border to connect to the proposed Millennium Pipeline Project.

          15. ENGAGE ENERGY CANADA, L.P. ("ENGAGE CANADA"). Engage Canada, an indirect, wholly-owned subsidiary of Westcoast, trades and markets natural gas and electricity and provides risk management and energy management services in Canada.

                                   EXHIBIT B-2

             DUKE ENERGY'S ENERGY SUBSIDIARIES AND ENERGY AFFILIATES

Duke Energy has the following North American energy subsidiaries and energy affiliates:(1)

          1.  806026  ALBERTA,  LTD.  ("806026").  806026  is  an indirect, wholly-owned subsidiary of Duke Energy that owns a single natural gas gathering line extending from British Columbia to Alberta.

          2. AIM PIPELINE, LLC. ("AIM PIPELINE"). AIM Pipeline is an indirect, wholly-owned subsidiary of Duke Energy that is an intrastate pipeline within the meaning of Section 2(16) of the Natural Gas Policy Act of 1978 ("NGPA"), and that operates wholly within the State of Mississippi. AIM Pipeline provides interruptible transportation services on behalf of interstate pipelines and local distribution companies under Section 311(a) of the NGPA. The AIM Pipeline system includes over 300 miles of pipeline in Rankin, Hinds, Copiah, Simpson, Jefferson Davis, Covington, Marion, Walthall, Smith, Jones, Jasper, and Clarke Counties, Mississippi.

          3. ALGONQUIN GAS TRANSMISSION COMPANY ("ALGONQUIN"). Algonquin, a wholly-owned, indirect subsidiary of Duke Energy, is a natural gas company under the Natural Gas Act. Algonquin operates a natural gas pipeline system extending from an interconnection with Texas Eastern Transmission, LP near Lambertville, New Jersey, and extending through the states of New Jersey, New York, Connecticut, Rhode Island, and Massachusetts.(2) Algonquin is currently planning a major expansion project.(3)

          4. ALGONQUIN LNG, INC. ("ALNG"). ALNG, a wholly-owned, indirect subsidiary of Duke Energy, provides liquefied natural gas storage service at its facilities located in Providence, Rhode Island. Gaseous redeliveries are made to Providence Gas Company ("Providence Gas"), a local distribution company, at the Allens Avenue plant. ALNG is not currently connected to the interstate pipeline grid; its gas has to be transported using Providence Gas's facility and Providence Gas is not an interstate pipeline.

------------------------
(1)    This   exhibit   describes  entities that meet the Commission's proposed
definition  of  energy  affiliate  as set forth in its proposed rule 18 CFR Sec.
358.3. The Commission proposes to define an energy affiliate as "any entity affiliated with a transmission provider (gas or electric) that engages in or is involved in transmission transactions or manages or controls transmission capacity or buys, sells, trades or administers natural gas or electric energy or engages in financial transactions relating to the sale or transmission of natural gas or electric energy." Standards of Conduct for Transmission Providers, FERC Stats. & Regs. Proposed Regulations P. 32,554 (2001), 66 Fed. Reg. 50,919 (Oct. 5, 2001), 96 FERC P. 61,334 (2001). This exhibit does not include entities that are listed in Exhibit A-2 and only includes those entities located in Canada or the United States.

(2)    Algonquin  does   no t own any underground storage facilities and is not
directly connected to any storage fields owned by third parties. In addition, Algonquin is not directly connected to any production areas.

(3) Algonquin proposes to construct and operate 29.4 miles of 24-inch pipeline from Beverly where it interconnects with Maritimes to an interconnection with its own I-9 lateral in Weymouth and a 5.4-mile lateral from the 24-inch line to a wastewater plant owned by the Massachusetts Water Resources Authority on Deer Island in Boston Harbor. From Beverly, the pipeline will proceed offshore until the last half mile comes onshore to an interconnect with Algonquin's existing pipeline. This expansion project will be indirectly, wholly-owned by Duke Energy.

          5.  ASSOCIATED  LOUISIANA  INTRASTATE  PIPE  LINE,  LLC  ("ASSOCIATED
LOUISIANA"). Associated Louisiana, a wholly-owned, indirect subsidiary of Duke Energy, owns and operates an intrastate gas pipeline in Louisiana.

          6. BROOKELAND PLANT AND GATHERING SYSTEM JV ("BROOKELAND"). Brookeland is 80% indirectly owned by Duke Energy. It owns and operates natural gas gathering facilities in Jasper County, Texas.

          7. CANADIAN MIDSTREAM SERVICES PIPELINE LIMITED PARTNERSHIP ("CANADIAN MIDSTREAM"). Canadian Midstream is a wholly-owned, indirect subsidiary of Duke Energy that operates the Pesh Creek Pipeline. The Pesh Creek Pipeline extends from northeastern British Columbia to Alberta.

          8. CENTANA GATHERING, LLC ("CENTANA GATHERING"). Centana Gathering, a wholly-owned, indirect subsidiary of Duke Energy, is a natural gas gathering company which operates onshore and on the outer continental shelf of Texas.

          9. CENTANA INTERSTATE PIPELINE, LLC ("CENTANA PIPELINE"). Centana Pipeline is a wholly-owned, indirect subsidiary of Duke Energy that is an intrastate pipeline within the meaning of Section 2(16) of the NGPA, and that operates wholly within the state of Texas. Centana Pipeline owns and operates fully integrated natural gas gathering, transmission, compression and storage facilities (collectively, "CIPCO System") located in Chambers, Liberty, Hardin, Jasper, Jefferson, Orange, Newton and Galveston Counties, Texas. The CIPCO System provides both intrastate transportation and/or storage services to industrial end-users and other customers who market natural gas in Texas pursuant to Section 311 of the NGPA.

          10. COPIAH COUNTY STORAGE COMPANY ("COPIAH"). Copiah, a wholly-owned, indirect subsidiary of Duke Energy, filed an application to develop a natural gas storage project in Copiah County, Mississippi in Docket No. CP02-25 on November 14, 2001.

          11. DEFS ANADARKO GATHERING, LP ("DEFS ANDARKO"). DEFS Andarko, a wholly-owned, indirect subsidiary of Duke Energy, owns and operates natural gas gathering facilities in Kansas, Oklahoma, and Texas.

          12. DEFS AUSTIN GATHERING, LP ("DEFS AUSTIN"). DEFS Austin, a wholly-owned, indirect subsidiary of Duke Energy, owns and operates natural gas gathering facilities in Texas.

          13. DEFS INDUSTRIAL GAS, LLC ("DEFS INDUSTRIAL GAS"). DEFS Industrial Gas, a wholly-owned, indirect subsidiary of Duke Energy, is a 50% partner in San Jacinto Gas Transmission JV.

          14. DUKE ENERGY CANADA PIPELINE LTD. ("DUKE ENERGY CANADA PIPELINE"). Duke Energy Canada Pipeline, a wholly-owned, indirect subsidiary of Duke Energy, owns the West Doe pipeline, an eight-kilometer inter-provincial gathering line segment which runs from British Columbia to Alberta.

          15. DUKE ENERGY FIELD SERVICES CANADA LTD. ("DEFSC"). DEFSC, a wholly-owned, indirect subsidiary of Duke Energy, owns gas gathering and processing and natural gas liquids fractionation facilities in Alberta and British Columbia.

          16. DUKE ENERGY FIELD SERVICES, LP ("DEFS"). DEFS is 70% indirectly owned by Duke Energy. DEFS is engaged in buying and selling natural gas in North America, providing a broad array of services to gas producers, buyers and sellers and offering producers and other market participants various financing options.

          17. DUKE ENERGY FIELD SERVICES MARKETING, LLC ("DEFS MARKETING"). DEFS Marketing, a wholly-owned, indirect subsidiary of Duke Energy, is a natural gas marketer.

          18. DUKE ENERGY FUELS, L.L.C. ("DUKE FUELS"). Duke Fuels, a wholly-owned, indirect subsidiary of Duke Energy, is a natural gas marketer.

          19. DUKE ENERGY GAS TRANSMISSION CORPORATION ("DEGT"). DEGT is a wholly-owned, indirect subsidiary of Duke Energy that owns natural gas pipeline systems in the United States, connecting the Gulf Coast, mid-continent and Canadian natural gas supplies with northeastern and southeastern U.S. markets.

          20. DUKE ENERGY GUADALUPE PIPELINE, INC. ("DUKE GUADALUPE"). Duke Guadalupe is a wholly-owned, indirect subsidiary of Duke Energy that is an intrastate pipeline within the meaning of Section 2(16) of the NGPA, and that operates solely within the state of Texas. Duke Guadalupe provides transportation and sales service pursuant to Section 311 of the NGPA. Duke Guadalupe owns header systems at Waha and Katy, Texas. In addition it owns a 64-mile line from New Braunfels to Dewville, Texas. It also shares an undivided interest in two lines. The first is a 330 mile line from the Waha header to New Braunfels, Texas. The second segment from Dewville to Katy, Texas is shared with Mid Texas Pipeline, a subsidiary of Houston Pipeline.

          21. DUKE ENERGY HINSHAW PIPELINE, LLC ("DUKE HINSHAW"). Duke Hinshaw, a wholly-owned, indirect subsidiary of Duke Energy, owns and operates a "Hinshaw pipeline" in Texas.

          22. DUKE ENERGY INTRASTATE NETWORK, L.L.C. ("DUKE NETWORK"). Duke Network is a wholly-owned, indirect subsidiary of Duke Energy that is an intrastate pipeline within the meaning of Section 2(16) of the NGPA, and that operates solely within the state of Texas. Duke Network owns and operates fully integrated natural gas gathering, transmission, and compression facilities located in Zapata, Webb, LaSalle, McMullen, Live Oak, Bee, Karnes, Goliad, DeWitt, Victoria, Calhoun, Jackson, Wharton and Matagorda Counties, Texas. The Duke Network system provides both city-gate sales and intrastate transportation services to local distribution companies and industrial end-users as well as other customers who market natural gas in Texas. It also provides these transportation services pursuant to Section 311 of the NGPA.

          23. DUKE ENERGY INTRASTATE PIPELINE, LLC ("DUKE INTRASTATE"). Duke Intrastate, a wholly-owned, indirect subsidiary of Duke Energy, owns and operates a "Hinshaw pipeline" in Mississippi.

          24 DUKE ENERGY ISLANDER EAST PIPELINE COMPANY, L.L.C. ("DUKE ENERGY ISLANDER EAST"). Duke Energy Islander East, a wholly-owned, indirect subsidiary of Duke Energy, owns 50% of the Islander East Pipeline Co. L.L.C. ("Islander East Pipeline"). Islander East Pipeline proposes to construct and operate 50.4 miles of pipeline from an interconnection with Algonquin in Connecticut to New York. (4)

          25. DUKE ENERGY LNG MARKETING AND MANAGEMENT COMPANY ("DUKE LNG MARKETING"). Duke LNG Marketing, a wholly-owned, indirect subsidiary of Duke Energy markets liquefied natural gas.

          26. DUKE ENERGY LNG SALES, INC. ("DUKE LNG SALES"). Duke LNG Sales is an indirectly, wholly-owned subsidiary of Duke Energy that imports Liquefied Natural Gas ("LNG") and markets regassified LNG in the United States.

          27. DUKE ENERGY MARKETING LIMITED PARTNERSHIP ("DEML"). DEML is 50% indirectly owned by Duke Energy and 40% owned by Exxon/Mobil. DEML markets power and ancillary services in Canada.

          28. DUKE ENERGY MIDSTREAM SERVICES CANADA LTD. ("DEMSCL"). DEMSCL is an indirect, wholly-owned subsidiary of Duke Energy that operates a midstream gas gathering and gas processing business in Western Canada. DEMSCL gathers raw gas on behalf of third parties and processes the raw gas at its gas plants to meet downstream transportation pipeline specifications.

          29. DUKE ENERGY NORTH AMERICA, LLC ("DENA"). DENA is an indirect, wholly-owned subsidiary of Duke Energy through Duke Energy Global Asset
Development, Inc. DENA is a limited liability company that owns and operates independent power facilities throughout the United States.

          30. DUKE ENERGY NGL SERVICES, LP ("DUKE NGL"). Duke NGL is a wholly-owned subsidiary of Duke Energy Field Services, LP that markets equity and third-party Natural Gas Liquids ("NGLs") and provides marketing services to third-party producers and sales customers in all significant NGL market centers. Duke NGL owns and operates certain NGL pipelines in Texas.

          31. DUKE ENERGY OKLAHOMA MIDSTREAM, LLC ("DUKE OKLAHOMA MIDSTREAM"). Duke Oklahoma Midstream, a wholly-owned, indirect subsidiary of Duke Energy, owns and operates gas gathering and processing facilities in Oklahoma.

          32. DUKE ENERGY SALTVILLE GAS STORAGE, LLC ("DUKE SALTVILLE"). Duke Saltville, a wholly-owned, indirect subsidiary of Duke Energy, owns an underground gas storage project in Virginia.


------------------------
(4) The pipeline will be 50% owned by Duke Energy and 50% owned by Keyspan Islander East Company. In its application, filed with the Commission on June 15, 2001, Islander East Pipeline requested a certificate of public convenience and necessity (i) to construct, own, operate and maintain the proposed facilities described herein and (ii) to lease from Algonquin 285,000 dekatherms per day ("Dth/d") of capacity entitlements on Algonquin's C-System.

          33.  DUKE  ENERGY  TEXAS  INTRASTATE  PIPELINES,  LLC  ("DUKE  TEXAS
INTRASTATE"). Duke Texas Intrastate is a wholly-owned, indirect subsidiary of Duke Energy that is an intrastate pipeline within the meaning of Section 2(16) of the NGPA, and that operates solely within the state of Texas. Duke Texas Intrastate's integrated pipeline system consists of the Falfurrias Lateral which extends from the tailgate of the LaGloria gas processing plant in Jim Wells County, Texas, to interconnections with an interstate pipeline and two private lines, one serving the Seeligson gas plant and the other serving a chemical complex owned by Hoechst Celanese Chemical Group, Inc. and North Citrus System which consists of approximately 180 miles of 6- to 14-inch diameter pipeline and appurtenant facilities located in Kleberg, Kenedy and Nueces Counties, Texas.
Duke Texas Intrastate provides interruptible intrastate and Section 311 transportation service by receiving natural gas from gathering lines, some direct wellheads, intrastate transmission companies and at the tailgate of a gas processing plant and redelivering such gas to other intrastate transmission companies, to interstate pipelines and to end-use shippers located in Texas.

          34. DUKE ENERGY TRANSPORT AND TRADING COMPANY ("DETT"). DETT, a wholly-owned, indirect subsidiary of Duke Energy, markets petroleum, petroleum products, natural gas and natural gas liquids.

          35. EAST TENNESSEE NATURAL GAS COMPANY ("EAST TENNESSEE"). East Tennessee, a wholly-owned, indirect subsidiary of Duke Energy, is a "natural-gas company" within the meaning of the Natural Gas Act. East Tennessee operates a natural gas pipeline system that extends 522 miles from Tennessee to its terminus in Virginia.(5)

          36. EASTRANS LIMITED PARTNERSHIP ("EASTRANS"). EasTrans is a wholly-owned, indirect subsidiary of Duke Energy that is an intrastate pipeline within the meaning of Section 2(16) of the NGPA, and that operates solely within the state of Texas. The EasTrans system is located northeast of Carthage, Texas, in Panola & Rusk Counties.

          37. EAST TEXAS GAS SYSTEMS, LP ("ETGS"). ETGS is a wholly-owned, indirect subsidiary of Duke Energy that is an intrastate pipeline within the meaning of Section 2(16) of the NGPA, and that operates solely within the state of Texas. The ETGS system is located in Panola County in northeast Texas near Carthage. The ETGS system interconnects 12 intrastate & interstate pipelines and the East Texas Gas Plant.

          38. EGAN HUB PARTNERS, L.P. ("EGAN HUB"). Egan Hub is owned by one general partner, Egan Hub Partners, L.L.C. ("EHP") and one limited partner, Market Hub Partners, L.P. ("MHP"). Both EHP and MHP are Delaware limited partnerships that are owned by wholly-owned subsidiaries and affiliates of DEGT.(6) Egan Hub owns the Egan Hub Facility,


------------------------
(5) East Tennessee interconnects with the following interstate pipelines: Texas Eastern, Tennessee Gas Pipeline Company, Columbia Gulf Transmission Company, and Southern Natural Gas Company. East Tennessee's only system-owned storage is its LNG storage facility near Kingsport, Tennessee.

(6) On September 18, 2000, DEGT acquired MHP and subsequently filed change of control and contact information on September 28, 2000, in Docket Nos. CP96-199 and CP97-603.

consisting of two natural gas storage caverns located in Acadia Parish in the south central part of Louisiana.(7)

          39. EVERGREEN ENERGY COMPANY ("EVERGREEN"). Evergreen is 75% indirectly owned by Duke Energy. Evergreen owns and operates natural gas gathering facilities in Louisiana.

          40. FOX PLANT, LLC ("FOX"). Fox is 50% indirectly owned by Duke Energy. It owns and operates a natural gas processing and gathering facility in Carter County, Oklahoma.

          41. FUELS COTTON VALLEY GATHERING, L.P. ("COTTON VALLEY"). Cotton Valley, a wholly-owned, indirect subsidiary of Duke Energy, owns and operates gas gathering and processing facilities in east Texas.

          42. FUELS STORAGE, LLC ("FUELS STORAGE"). Fuels Storage, a wholly-owned, indirect subsidiary of Duke Energy, is a 35% member in Ouachita River Gas Storage Co., LLC.

          43. GPM GAS GATHERING L.L.C. ("GPM"). GPM is 50% indirectly owned by Duke Energy. It owns and operates natural gas gathering facilities in Texas.

          44. GULFSTREAM NATURAL GAS SYSTEM, L.L.C. ("GULFSTREAM"). Duke Energy Southeast Pipeline Corporation, a wholly-owned, indirect subsidiary of Duke Energy, and WGP Gulfstream Pipeline Company, L.L.C., a wholly-owned, indirect subsidiary of The Williams Companies Inc., each owns a 50 percent membership interest in Gulfstream's proposed 744-mile pipeline project. The project is presently under construction, with an expected in-service date of June 1, 2002.(8)

          45. LAREDO NUECES PIPELINE CO. ("LAREDO"). Laredo is 50% indirectly owned by Duke Energy. Laredo is an intrastate pipeline within the meaning of
Section  2(16)  of  the  NGPA,  and  operates  solely within the state of Texas.

          46. MARITIMES & NORTHEAST PIPELINE, L.L.C. ("MARITIMES"). Duke Energy, through its indirect, wholly-owned subsidiary, M&N Management Company, owns a 37.5% interest in Maritimes. Maritimes is a natural gas company within the meaning of the Natural Gas Act.

     Maritimes, along with its Canadian pipeline affiliate, Maritimes & Northeast Pipeline Limited Partnership ("Maritimes-Canada"), operates a high pressure natural gas delivery system

-----------------------
(7) The total aggregate operating capacity of the caverns is currently 14.45 Bcf, with a working gas capacity of 11.5 Bcf. The Egan Hub facility provides services to customers on five interstate pipelines: Tennessee Gas Pipeline Company, Texas Gas Transmission Company, ANR Pipeline Company, Trunkline Gas Pipeline, and Columbia Gas Transmission Company.

(8) Once completed, the project will extend from interconnections in southern Mississippi and southern Alabama with processing facilities operated by subsidiaries of Exxon Mobil Corporation and The Williams Companies, Inc., as well as other interstate pipeline companies, including Gulf South Pipeline Company, L.P. and Destin Pipeline Company, L.L.C., through the Gulf of Mexico to interconnections with various power generating facilities, pipeline companies and utilities in the State of Florida.

that transports natural gas in international commerce from a point near Goldboro, Nova Scotia, to the Canadian-United States border and throughout the northeastern states of Maine and New Hampshire, with a terminus in Dracut, Massachusetts.(9) Maritimes is currently planning a major expansion.(10)

          47. MOSS BLUFF HUB PARTNERS, L.P. ("MOSS BLUFF"). The Moss Bluff facility, a wholly-owned, indirect subsidiary of Duke Energy, consists of three natural gas storage caverns located in Liberty and Chambers Counties, near Houston, Texas.(11)

          48. NE HUB PARTNERS L.P. ("NE HUB"). NE Hub is an indirect, wholly-owned subsidiary of Duke Energy. The Commission has certified the construction and operation of a two salt cavern natural gas storage project in Tioga County, Pennsylvania, as proposed by NE Hub.(12) The facility is anticipated to begin operation in 2003.

          49. NORTHERN BORDER PARTNERS, L.P. ("NORTHERN BORDER"). Duke Energy indirectly owns 7.11% of the 98% limited partnership in Northern Border. Northern Border owns 70% of the Northern Border Pipeline, which is an interstate pipeline system that runs from the Montana-Saskatchewan border to interconnecting pipelines in the upper Midwestern United States.

          50. OUACHITA RIVER GAS STORAGE CO., LLC ("OUACHITA"). Ouachita is 35% indirectly owned by Duke Energy. It owns and operates a gas storage and hub facility in Louisiana.

          51. OVERLAND TRAIL TRANSMISSION, LLC ("OVERLAND"). Overland is a wholly-owned, indirect subsidiary of Duke Energy that is an intrastate pipeline within the meaning of Section 2(16) of the NGPA, and that operates solely within the state of Wyoming.

          52. PANENERGY LOUISIANA INTRASTATE, LLC, ("PANENERGY LOUISIANA"). PanEnergy Louisiana is a wholly-owned, indirect subsidiary of Duke Energy that is an intrastate pipeline within the meaning of Section 2(16) of the NGPA, and that operates solely within the state of Louisiana.

------------------------
(9) Approximately 101.3 miles of the Maritimes pipeline system, from a point near Westbrook, Maine, to an interconnect with Tennessee Gas Pipeline Company ("Tennessee") in Dracut, is owned jointly (the "Joint Facilities") with Portland Natural Gas Transmission System ("PNGTS").

(10) This expansion of Maritimes will connect Maritimes with the Algonquin/Hubline Expansion. Maritimes proposes to construct and operate approximately 24 miles of 30-inch pipeline and one mile of 24-inch pipeline from Methuen to an interconnection near Beverly, Massachusetts with Algonquin, as well as meter stations in Methuen and Beverly.

(11) The facility is capable of providing up to approximately 1,200 MMcf/day of withdrawal capacity and additional wheeling capacity of approximately 715 MMcf/day. Moss Bluff has access to three intrastate and two interstate pipeline interconnects. The intrastate interconnects are with El Paso Energy's Channel Industries Gas Company, Kinder Morgan's MidCon Texas, and Shell's Tejas Energy, LLC. The two interstate interconnects are with Kinder Morgan's Natural Gas Pipeline Company of America ("NGPL") and Texas Eastern.

(12)  NE  Hub  Partners,  L.P.,  83  FERC P. 61,043  (1998).

          53. PANHANDLE FIELD SERVICES, LLC ("PFS"). PFS, a wholly-owned, indirect subsidiary of Duke Energy, owns and operates natural gas gathering facilities in Colorado, Kansas, Oklahoma, and Texas.

          54. RIO BRAVO GAS SYSTEMS, LLC ("RIO BRAVO"). Rio Bravo, a wholly-owned, indirect subsidiary of Duke Energy, owns and operates natural gas gathering facilities in West Texas.

          55. SAN JACINTO GAS TRANSMISSION COMPANY, JV ("SAN JACINTO TRANSMISSION"). San Jacinto Transmission is a wholly-owned, indirect subsidiary of Duke Energy that is an intrastate pipeline within the meaning of Section 2(16) of the NGPA, and that operates solely within the state of Texas. The San Jacinto Transmission system extends across Southeast Texas from Lavaca County to Harris County. San Jacinto Transmission provides intrastate transportation services to natural gas local distribution companies and industrial end-users, as well as to other customers who market natural gas throughout Texas. San Jacinto Transmission also provides transportation service pursuant to Section 311 of the NGPA.

          56.  SAN  JACINTO  INDUSTRIAL  GAS  COMPANY,  JV  ("SAN  JACINTO
INDUSTRIAL"). San Jacinto Industrial, a wholly-owned, indirect subsidiary of Duke Energy, is a natural gas marketing company.

          57. STANTON GATHERING SYSTEM JV ("STANTON"). Stanton is 86.8% indirectly owned by Duke Energy. It owns and operates natural gas gathering facilities in Kansas.

          58. TEXAS EASTERN TRANSMISSION, LP ("TEXAS EASTERN"). Texas Eastern, a wholly-owned, indirect subsidiary of Duke Energy, is a natural-gas company under the Natural Gas Act. Its system extends from the State of Texas and offshore Louisiana through the Appalachian area to the eastern seaboard into the Philadelphia and New York City areas. In addition, Texas Eastern's system includes storage fields in Maryland and Pennsylvania.

                                   EXHIBIT C-1

     ENGAGE AMERICA'S AND FREDERICKSON'S PRE-TRANSACTION ORGANIZATION CHART

                                   EXHIBIT C-2

                DUKE ENERGY'S PRE-TRANSACTION ORGANIZATION CHART


                                    -------------------------------
                                    |   Duke Energy Corporation   |
                                    -------------------------------
                                                |
                                                |
                               90%   -------------------------------
                             /-------|  Duke Capital Corporation   |
 ----------------------------        -------------------------------
|3058368 Nova Scotia Company|                   |
 ----------------------------                   |
           |                 \ 10%   -------------------------------
           |                  \------| 3059703 Nova Scotia Company |
----------------------------         -------------------------------
|    3946509 Canada Inc.   |
----------------------------

                                   EXHIBIT C-3

                       POST-TRANSACTION ORGANIZATION CHART

                                    -------------------------------
                                    |   Duke Energy Corporation   |
                                    -------------------------------
                                                |
                                                |
                               90%   -------------------------------
                             /-------|  Duke Capital Corporation   |
-----------------------------        -------------------------------
|3058368 Nova Scotia Company|                   |
-----------------------------                   |
             |               \ 10%   -------------------------------
             |                \------| 3059703 Nova Scotia Company |
-----------------------------        -------------------------------
|    3946509 Canada Inc.    |
-----------------------------
             |
             |
-----------------------------
|   Westcoast Energy Inc.   |
-----------------------------
             |
             |
      ----------------
      |              |
--------------   ---------------
| Engage     |   |Fredredickson|
| Energy     |   |Power L.P.   |
| America LLC|   |             |
--------------   ---------------

                                   EXHIBIT D-1

DESCRIPTION OF ALL JOINT VENTURES, STRATEGIC ALLIANCES, TOLLING ARRANGEMENTS, OR OTHER BUSINESS ARRANGEMENTS TO WHICH ENGAGE AMERICA, FREDERICKSON, OR ITS ENERGY
                     SUBSIDIARIES AND AFFILIATES IS A PARTY.

     Except for the changes described in the Application and in the Combination Agreement,(1) the business arrangements of Engage America, Frederickson, and their energy subsidiaries and affiliates will not be affected by the Transaction. Other than as described in the Application, there are no strategic alliances, joint ventures, tolling arrangements or other business arrangements to which Engage America, Frederickson or their energy affiliates is a party in the relevant destination markets.





------------------------
(1) The Amended and Restated Combination Agreement is made as of September 20, 2001, by and among Duke Energy, 3058368 Nova Scotia Company, an unlimited liability company existing under the Laws of the Province of Nova Scotia and an indirect wholly-owned subsidiary of Duke Energy Corporation ("Callco"), 3946509 Canada Inc., a corporation existing under the Laws of Canada and a wholly-owned subsidiary of Callco ("Exchangeco"), and Westcoast (the "Combination Agreement").

                                   EXHIBIT D-2

DESCRIPTION OF ALL JOINT VENTURES, STRATEGIC ALLIANCES, TOLLING ARRANGEMENTS, OR OTHER BUSINESS ARRANGEMENTS TO WHICH DUKE ENERGY OR ITS ENERGY SUBSIDIARIES AND AFFILIATES IS A PARTY.

     Duke Energy has committed to joining a Commission-approved Regional Transmission Organization ("RTO"). In 2001, the Commission, with slight modifications, accepted a proposal by Duke Energy, along with Carolina Power & Light Company and South Carolina Electric & Gas Company, to establish GridSouth Transco, LLC ("GridSouth") as an RTO.(1) Duke Energy is a participant in the ongoing mediation to assist in the development of the Southeastern RTO.(2)

     Except for the changes described in the Application and in the Combination Agreement, the business arrangements of Duke Energy and its energy subsidiaries and affiliates will not be affected by the Transaction. Other than as described in the Application, there are no strategic alliances, joint ventures, tolling arrangements or other business arrangements to which Duke Energy or its energy subsidiaries and affiliates is a party in the relevant destination markets.




------------------------
(1) Carolina Power & Light Co., et al., 94 FERC P. 61,273 (2001), on reh'g, 95 FERC P. 61,282 (2001).

(2)  Mediation  Report for the Southeast RTO, Docket No. RT01-100-000 (Sept. 10,
2001).

                                    EXHIBIT E

 COMMON OFFICERS OR DIRECTORS AMONG ENGAGE AMERICA, FREDERICKSON AND DUKE ENERGY

                                     OMITTED

                                   EXHIBIT F-1

DESCRIPTION AND LOCATION OF WHOLESALE POWER CUSTOMERS AND UNBUNDLED TRANSMISSION
 SERVICE CUSTOMERS SERVED BY ENGAGE AMERICA, FREDERICKSON OR THEIR SUBSIDIARIES,
                       AFFILIATES AND ASSOCIATE COMPANIES

ENGAGE  AMERICA

     A.   Wholesale Power Service (1)

Customer                          Location              Description
--------------------------------  --------------------  --------------------------------

Energy Atlantic                   Maine                 Retail Provider

Exelon                            Illinois              Utility

Detroit Edison                    Michigan              Utility

Consumers Energy                  Michigan              Utility

WPS Energy Services               Michigan              Power Marketer

El Paso Merchant                  NEPOOL                Power Marketer

Nicor Energy L.L.C.               Michigan              Power Marketer / Retail Provider

     B.   Unbundled  Transmission  Service

          None




------------------------
(1) Customers served under contracts with terms of one-year or longer. Other wholesale customers are described in the quarterly power marketing reports, a summary of which is included in Dr. Hieronymus's workpapers.

                                   EXHIBIT F-2

DESCRIPTION AND LOCATION OF WHOLESALE POWER CUSTOMERS AND UNBUNDLED TRANSMISSION
    SERVICE CUSTOMERS SERVED BY DUKE ENERGY OR ITS SUBSIDIARIES, AFFILIATES AND
                               ASSOCIATE COMPANIES


I.   DUKE ENERGY TRADING AND MARKETING, LLC

     A.   Wholesale Power Service

CUSTOMER                                            LOCATION          DESCRIPTION
--------                                            --------          -----------
AES Newenergy, Inc.                                 Massachusetts     Marketer

AES Power, Inc.                                     Pennsylvania      Marketer

Air Liquide America Corporation                     Texas             Marketer

Alabama Electric Cooperative, Inc.                  Alabama           Cooperative

Alberta Watt Exchange Limited                       Alberta           Marketer

Allegheny Energy Service Corporation                Pennsylvania      Utility

Allegheny Energy Supply Company, L.L.C.             Pennsylvania      Marketer

Amerada Hess Corporation                            Virginia          Marketer

Ameren Services Company                             Missouri          Utility

American Electric Power Service Corp.               Ohio              Holding Company

American Municipal Power - Ohio, Inc.               Ohio              Municipal

AN Intercompany Transfer                            Kentucky          Affiliate

ANP Marketing Company                               Massachusetts     Marketer

Aquila Energy Marketing Corporation                 Missouri          Marketer

Arkansas Electric Cooperative Corp.                 Arkansas          Cooperative

Arizona Electric Power Cooperative                  Arizona           Utility

Arizona Public Service Company                      Arizona           Utility

Associated Electric Cooperative, Inc.               Missouri          Cooperative

Atlantic City Electric Company                      New Jersey        Investor Owned Utility


CUSTOMER                                            LOCATION          DESCRIPTION
--------                                            --------          -----------

Avista Energy, Inc.                                 Washington        Marketer

Axia Energy, LP                                     Texas             Marketer

AYP Energy, Inc.                                    Pennsylvania      Municipal

Baltimore Gas & Electric Company                    Maryland          Investor Owned Utility

Bangor Hydro - Electric Company                     Maine             Municipal

Big Rivers Electric Cooperative                     Kentucky          Cooperative

Bonneville Power Administration                     Oregon            Utility

Boston Edison Company                               Massachusetts     Investor Owned Utility

BP Energy Company                                   Texas             Marketer

Brazos Power Marketing Cooperative, Inc.            Texas             Marketer

Bridgeport Energy LLC                               Connecticut       Affiliate

British Columbia Hydro & Power Authority            British Columbia  Investor Owned Utility

California Department of Water Resources            California        Municipal

California Dept of Water Resources -                California        Municipal
Emergency Div
California ISO (CAISO)                              California        Non-Profit Public Benefit
                                                                      Corp.
California ISO                                      Utah              Non-Profit Public Benefit
                                                                      Corp.
California Power Exchange                           California        Non-Profit Public Benefit
                                                                      Corp.
California Power Exchange (BFM)                     California        Non-Profit Public Benefit
                                                                      Corp.
Calpine Energy Services, L.P.                       Texas             Marketer

Cargill-Alliant, LLC                                Wisconsin         Marketer

Carolina Power & Light Company                      North Carolina    Investor Owned Utility


                                      -2-

CUSTOMER                                            LOCATION          DESCRIPTION
--------                                            --------          -----------

Casco Bay Energy Company, LLC                       Connecticut       Exempt Wholesale Generator

Central and South West Services, Inc.               Texas             Holding Company

Central Illinois Light Company                      Illinois          Investor Owned Utility

Central Iowa Power Cooperative                      Iowa              Cooperative

Central Maine Power Company                         Maine             Utility

Central Vermont Public Service Corporation          Virginia          Marketer

Cinergy Capital & Trading, Inc.                     Ohio              Marketer

Cinergy Corp.                                       Ohio              Holding Company

Cinergy Imbalance                                   Ohio              Marketer

Cinergy Services, Inc.                              Ohio              Marketer

Citizens Power Sales, LLC                           Massachusetts     Marketer

City of Anaheim, California                         California        Municipal

City Of Aztec, New Mexico                           New Mexico        Municipal

City Of Azusa, California                           California        Municipal

City Of Burbank, California                         California        Municipal

City Of Dover, Delaware                             Delaware          Utility

City Of Farmington, New Mexico                      New Mexico        Municipal

City of Riverside, California                       California        Municipal

City Of Santa Clara, California                     Maryland          Municipal

City Of Tallahassee, Florida                        Florida           Municipal

Cleco Corporation                                   Texas             Investor Owned Utility


                                      -3-

CUSTOMER                                            LOCATION          DESCRIPTION
--------                                            --------          -----------

Cleco Marketing & Trading LLC                       Louisiana         Marketer

CMS Marketing, Services and Trading                 Michigan          Marketer
Company
CNC Containers Corporation                          Washington        Industrial

CNG Power Services Corporation                      Pennsylvania      Marketer

Coastal Merchant Energy, L.P.                       Texas             Marketer

Colorado River Commission                           Nevada            Municipal

Columbia Energy Power Marketing                     Texas             Marketer
Corporation
Commonwealth Edison Co. Inc.                        Illinois          Investor Owned Utility

Commonwealth Electric Company                       Massachusetts     Investor Owned Utility

Conagra Energy Services, Inc.                       Nebraska          Marketer

Conectiv Energy Supply, Inc.                        Delaware          Marketer

Connecticut Light & Power Company                   Connecticut       Marketer

Connecticut Municipal Electric Energy               Connecticut       Municipal
Cooperative
Conoco, Inc.                                        Texas             Marketer

Consolidated Edison Co. Of New York Inc.            New York          Municipal

Constellation Power Source, Inc.                    Maryland          Marketer

Consumers Energy Company                            Michigan          Marketer

Coral Power, L.L.C.                                 Texas             Municipal

Dayton Power & Light Company                        Ohio              Municipal

Delmarva Power & Light                              Delaware          Investor Owned Utility

DETM Gas (Hinds)                                    Texas             Affiliate


                                      -4-

CUSTOMER                                            LOCATION          DESCRIPTION
--------                                            --------          -----------

DETM Gas (Lee)                                      Texas             Affiliate

DETM Gas (Maine)                                    Texas             Affiliate

DETM Gas (McClain)                                  Texas             Affiliate

DETM Gas (Rockgen)                                  Texas             Affiliate

DETM Gas (Vermillion)                               Utah              Affiliate

Detroit Edison Company                              Michigan          Investor Owned Utility

D/LD California Units                               Texas             Affiliate

DTE Energy Trading, Inc.                            Michigan          Marketer

Duke Energy Marketing Limited Partnership           Texas             Marketer

Duke Energy North America                           Texas             Affiliate

Duke Energy North America Asset Company             Texas             Affiliate

Duke Energy Risk Management Company                 Texas             Affiliate

Duke Energy Trading and Marketing, L.L.C.           Texas             Marketer

Duke Energy Trenton (Madison)                       Texas             Affiliate

Duke Energy Trenton (Vermillion)                    Texas             Affiliate

Duke/Louis Dreyfus LLC                              Texas             Affiliate

DukeSolutions, Inc.                                 North Carolina    Affiliate

Duquesne Light Co.                                  Pennsylvania      Investor Owned Utility

Dynegy Power Marketing, Inc.                        Texas             Marketer

E Prime, Inc.                                       Colorado          Marketer

East Kentucky Power Cooperative                     Kentucky          Investor Owned Utility


                                      -5-

CUSTOMER                                            LOCATION          DESCRIPTION
--------                                            --------          -----------

Edison Mission Marketing & Trading, Inc.            California        Marketer

El Paso Merchant Energy, L.P.                       Texas             Marketer

Empire District Electric Company, The               Missouri          Investor Owned Utility

Energy Atlantic LLC                                 Maine             Marketer

Energy Authority, Inc., The                         Florida           Marketer

Energy New England, agent Braintree Elec            Massachusetts     Utility
Light Dept
Energy New England, agent, CT Mun Elec              Connecticut       Municipal
Energy Coop
Energy New England, agent, Reading Mun              Massachusetts     Public Utility District
Light Dept.
Energy New England, agent, Taunton Mun              Massachusetts     Municipal
Light Plant
Energy New England, LLC                             Texas             Marketer

Engage Energy America LLC                           Alberta           Marketer

Enron Power Marketing, Inc.                         Texas             Marketer

Entergy Power Marketing Corporation, LP             Texas             Marketer

Entergy Services Inc.                               Indiana           Municipal

Entergy-Koch Trading, LP                            Texas             Marketer

EPCOR Energy Services Alberta Inc.                  Alberta           Marketer

Eugene Water & Electric Board                       Oregon            Municipal

Equitable Power Services Company                    Texas             Marketer

Exelon Generation Company, LLC                      Pennsylvania      Marketer

First State Power Management                        Delaware          Marketer

FirstEnergy Corporation                             Ohio              Marketer


                                      -6-

CUSTOMER                                            LOCATION          DESCRIPTION
--------                                            --------          -----------

FirstEnergy Services Corp.                          Ohio              Marketer

Fitchburg Gas and Electric Light Company            Massachusetts     Investor Owned Utility

Florida Power & Light Company                       Florida           Investor Owned Utility

Florida Power Corporation                           Florida           Investor Owned Utility

FMC Corporation                                     Maine             Industrial

FPL Energy Power Marketing, Inc.                    Florida           Marketer

Glendale, California, City of                       California        Municipal

Goldendale Aluminum Company                         Washington        Municipal

GPU Service, Inc.                                   New Jersey        Utility

Grand River Dam Authority                           Oklahoma          Municipal

Grant County PUD #2                                 Washington        Municipal

Great Bay Power Corporation                         New Hampshire     Utility

Green Mountain Power Corporation                    Vermont           Marketer

Griffin Energy Marketing, L.L.C.                    Wisconsin         Marketer

Griffith Pre-Commercial                             Texas             Marketer

Hafslund Energy Trading, LLC                        Washington        Marketer

H.Q. Energy Services (USA), Inc.                    Pennsylvania      Marketer

Horizon Energy Company d/b/a Exelon Energy          Pennsylvania      Marketer

Hourly Index - ECAR                                 Texas             Affiliate

I/B TRF MW                                          Utah              IB Transfer

I/B TRF NE-OTHER                                    Utah              IB Transfer


                                      -7-

CUSTOMER                                            LOCATION          DESCRIPTION
--------                                            --------          -----------

I/B TRF NE-PJM                                      Utah              IB Transfer

I/B TRF SE                                          Utah              IB Transfer

Idacorp Energy L.P.                                 Idaho             Marketer

Idaho Power Company                                 Idaho             Investor Owned Utility

Illinois Power Company                              Illinois          Investor Owned Utility

Illinova Energy Partners                            Utah              Marketer

Illinova Power Marketing, Inc.                      Illinois          Marketer

Imperial Irrigation District                        California        Municipal

Indiana Municipal Power Agency                      Indiana           Municipal

Indianapolis Power & Light Company                  Indiana           Investor Owned Utility

Intercontinental Exchange, LLC                      Georgia           Power Broker

ISO New England, Inc.                               Massachusetts     Non-Profit Independent
                                                                      System Operator
Jacksonville Electric Authority                     Florida           Municipal

Jersey Central Power & Light Company                Pennsylvania      Investor Owned Utility

Kaiser Aluminum And Chemical Corp.                  Washington        Industrial

Kansas City Power & Light Company                   Missouri          Investor Owned Utility

Kansas Municipal Energy Agency                      Kansas            Municipal

Koch Energy Trading, LP                             Texas             Marketer

Lake Worth, Florida, City of                        Florida           Public Utility District

LG&E Energy Marketing Inc.                          Kentucky          Marketer

Los Angeles Dept. of Water & Power                  California        Municipal


                                      -8-

CUSTOMER                                            LOCATION          DESCRIPTION
--------                                            --------          -----------

Louisville Gas & Electric Company                   Kentucky          Investor Owned Utility

Lower Colorado River Authority                      Texas             Utility

Madison Gas and Electric Company                    Wisconsin         Investor Owned Utility

Merchant Energy Group Of The Americas, Inc.         Maryland          Marketer

Merrill Lynch Capital Services, Inc.                New York          Marketer

Metropolitan Edison Co.                             Pennsylvania      Investor Owned Utility

Metropolitan Water District of Southern             California        Investor Owned Utility
California
Michigan Electric Power Cordon. Cntr.               Michigan          Municipal
(MEPCC), The
MidAmerican Energy Company                          Iowa              Gas Company

Midcon Power Services Corp.                         Illinois          Municipal

Mieco, Inc.                                         California        Marketer

Mirant Americas Energy Marketing, LP                Georgia           Marketer

Mississippi Power Company                           Mississippi       Investor Owned Utility

Modesto Irrigation District                         California        Utility

Montana Power Company                               Montana           Investor Owned Utility

Montana-Colstrip 3/4                                Montana           Affiliate

Montaup Electric Company                            Massachusetts     Investor Owned Utility

Morgan Stanley Capital Group Inc.                   New York          Marketer

Morro Bay                                           California        Affiliate

Moss Landing                                        California        Affiliate

Narragansett Electric Company, The                  Massachusetts     Investor Owned Utility


                                      -9-

CUSTOMER                                            LOCATION          DESCRIPTION
--------                                            --------          -----------

Narragansett Electric Company, The                  Massachusetts     Investor Owned Utility

Natsource, Inc.                                     New York          Power Broker

Nevada Power Company                                Nevada            Investor Owned Utility

New England Power Company                           Massachusetts     Utility

New York Independent System Operator                New York          Utility

New York State Electric & Gas Corporation           New York          Investor Owned Utility

Niagara Mohawk Energy Marketing, Inc.               New York          Marketer

NIPSCO Energy Services, Inc.                        Indiana           Marketer

North American Energy Conservation, Inc.            New York          Marketer

Northern California Power Agency                    California        Municipal

Northeast Utilities Services Company                Connecticut       Investor Owned Utility

Northern Indiana Public Service Company             Indiana           Investor Owned Utility

Northern States Power Company                       Minnesota         Marketer

NP Energy Inc.                                      Kentucky          Marketer

NRG Power Marketing, Inc.                           Minnesota         Marketer

NRG Power Mktg. Inc., agent for LA                  Minnesota         Investor Owned Utility
Generating LLC
NSTAR Electric                                      Massachusetts     Investor Owned Utility

OGE Energy Resources, Inc.                          Oklahoma          Marketer

Oglethorpe Power Corporation                        Georgia           Electric Membership Corp.

Oklahoma Gas & Electric Company                     Oklahoma          Investor Owned Utility

Oklahoma Municipal Power Authority                  Oklahoma          Municipal


                                      -10-

CUSTOMER                                            LOCATION          DESCRIPTION
--------                                            --------          -----------

Omaha Public Power District                         Nebraska          Public Utility District

ONEOK Power Marketing Company                       Oklahoma          Marketer

Orion Power Midwest, L.P.                           Maryland          Marketer

Orlando Utilities Commission                        Florida           Municipal

Pacific Gas & Electric Company                      California        Investor Owned Utility

Pacific Gas & Electric Energy Services              California        Marketer

Pacific Northwest Generating Cooperative            Oregon            Cooperative

Pacificorp                                          Oregon            Investor Owned Utility

PacifiCorp Power Marketing, Inc.                    Oregon            Marketer

Pancanadian Energy Services, Inc.                   Alberta           Marketer

PECO Energy Company                                 Pennsylvania      Investor Owned Utility

Pennsylvania Electric Company                       Pennsylvania      Investor Owned Utility

PG&E Energy Trading-Power, L.P.                     Maryland          Marketer

Pinnacle West Capital Corporation                   Arizona           Investor Owned Utility

PJM Interconnection, LLC                            Pennsylvania      Marketer

Portland General Electric Company                   Oregon            Investor Owned Utility

Potomac Electric Power Company                      Washington, DC    Investor Owned Utility

Power Pool of Alberta                               Alberta           Foreign Owned Non-Profit
                                                                      Corp.
Powerex Corp.                                       British Columbia  Utility

PPL Electric Utilities Corp.                        Pennsylvania      Municipal

PPL Energyplus, LLC                                 Pennsylvania      Marketer


                                      -11-

CUSTOMER                                            LOCATION          DESCRIPTION
--------                                            --------          -----------

PPL Montana, LLC                                    Montana           Marketer

ProLiance Energy, LLC                               Indiana           Marketer

PSEG Energy Resources & Trade LLC                   New Jersey        Investor Owned Utility

Public Service Company of Colorado                  Colorado          Investor Owned Utility

Public Service Co. of New Mexico                    New Mexico        Municipal

Pud No. 1 of Chelan County, Wa                      Washington        Utility

Puget Sound Energy, Inc.                            Washington        Investor Owned Utility

QST Energy Trading, Inc.                            Texas             Marketer

Questar Energy Trading Company                      Utah              Marketer

Reedy Creek Improvement District                    Florida           Municipal

Reliant Energy Services, Inc.                       Texas             Marketer

Reliant Energy, Inc.                                Texas             Investor Owned Utility

Reynolds Metals Company                             Virginia          Large Industrial

Rochester Gas & Electric Corp.                      New York          Investor Owned Utility

Sacramento Municipal Utility District               California        Municipal

Salt River Proj Agricultural Improvement &          Arizona           Municipal
Pwr Dist
San Diego Gas & Electric Company                    California        Investor Owned Utility

SCANA Energy Marketing, Inc.                        South Carolina    Marketer

Seattle City Light                                  Washington        Municipal

Select Energy, Inc.                                 Connecticut       Marketer

Sempra Energy Trading Corp.                         Connecticut       Marketer


                                      -12-

CUSTOMER                                            LOCATION          DESCRIPTION
--------                                            --------          -----------

Sierra Pacific Power Company                        Nevada            Investor Owned Utility

Sithe Power Marketing, L.P.                         New York          Marketer

SLC Risk Desk                                       Kentucky          Affiliate

Snohomish County Pud No. 1                          Washington        Utility

Sonat Power Marketing                               Texas             Marketer

South Carolina Electric & Gas Company               South Carolina    Investor Owned Utility

South Bay                                           California        Affiliate

Southeastern Power Administration                   Georgia           Investor Owned Utility

Southern California Edison Company                  California        Investor Owned Utility

Southern Company Services, Inc.                     Alabama           Investor Owned Utility

Southern Illinois Power Coop                        Illinois          Investor Owned Utility

Southern Indiana Gas & Electric Company             Indiana           Investor Owned Utility

Southwestern Power Administration (DOE)             Oklahoma          Federally Owned Utility

Southwestern Public Service Company                 Colorado          Municipal

Spokane Industries, Inc.                            Washington        Industrial

Springfield Utility Board                           Oregon            Municipal

Split Rock Energy LLC                               Minnesota         Marketer

Statoil Energy Trading, Inc.                        Virginia          Marketer

Strategic Energy LLC                                Pennsylvania      Marketer

Sunflower Electric Power Corporation                Kansas            Utility

Tacoma Power                                        Washington        Municipal


                                      -13-

CUSTOMER                                            LOCATION          DESCRIPTION
--------                                            --------          -----------

Tampa Electric Company                              Florida           Investor Owned Utility

Tenaska Power Services Company                      Nebraska          Marketer

Tennessee Valley Authority                          Tennessee         Municipal

Texas-New Mexico Power Company                      Texas             Investor Owned Utility

The United Illuminating Company                     Connecticut       Utility

Tractebel Energy Marketing, Inc.                    Texas             Marketer

Transalta Energy Marketing (U.S.), Inc.             Alberta           Marketer

Transcanada Energy Ltd.                             Alberta           Marketer

Transcanada Power Marketing Ltd.                    Massachusetts     Marketer

Tucson Electric Power                               Arizona           Municipal

TXU Corporation                                     Texas             Investor Owned Utility

TXU Energy Trading Company                          Texas             Marketer

United Bridgeport Energy, Inc.                      Connecticut       Affiliate

Unitil Power Corp.                                  New Hampshire     Marketer

Utilicorp United Inc.                               Missouri          Investor Owned Utility

UtiliCorp United, Inc. d/b/a Missouri Public        Missouri          Utility
Serv.
Utilities Commission, City of New Smyrna            Florida           Investor Owned Utility
Beach, Fl
Vermillion Hubbing                                  Utah              Affiliate

Vermont Public Power Supply Authority               Vermont           Public Utility

Virginia Electric & Power Company                   Virginia          Investor Owned Utility

Vitol Gas & Electric, LLC                           Massachusetts     Marketer


                                      -14-

CUSTOMER                                            LOCATION          DESCRIPTION
--------                                            --------          -----------

WAPA - CO River Storage Project (Montrose)          Colorado          Federally Owned Utility

WAPA - Sierra NV Region                             California        Federally Owned Utility

Wabash Valley Power Association, Inc.               Indiana           Non-Profit Corporation

Western Administration Lower Colorado               Arizona           Municipal

Western Area Power Administration                   Colorado          Federal Power Marketing
                                                                      Administration
Western Farmers Electric Cooperative                Oklahoma          Cooperative

Western Massachusetts Electric Company              Connecticut       Marketer

Western Resources, Inc.                             Kansas            Investor Owned Utility

Williams Energy Marketing & Trading                 Oklahoma          Marketer
Company
Wisconsin Electric Power Company                    Wisconsin         Investor Owned Utility

Wisconsin Power and Light Company                   Wisconsin         Investor Owned Utility

Western Power Services, Inc.                        Colorado          Municipal

Wisconsin Public Service Corporation                Wisconsin         Investor Owned Utility

WPS Energy Services, Inc.                           Wisconsin         Marketer


     B.   Unbundled Transmission Service

          None

II.  DUKE ENERGY NORTH AMERICA, LLC

     A.   Wholesale Power Service


CUSTOMER                                            LOCATION          DESCRIPTION
--------                                            --------          -----------
Oklahoma Municipal Power Authority                  Oklahoma          Municipal



     B.   Unbundled Transmission Service

          None

III. DUKE POWER

     A.   Wholesale Power Service


CUSTOMER                                  LOCATION        DESCRIPTION
--------                                  --------        -----------

Alabama Electric Coop.                    Alabama         Cooperative

Alcoa Power Generating, Inc.              Tennessee       Marketer

Allegheny Energy Supply Company, LLC      Pennsylvania    Marketer

Alliant Energy Corporate Services, Inc.   Wisconsin       Investor Owned Utility
(Wisconsin Power and Light)

Amerada Hess Corporation                  Virginia        Marketer

Ameren Energy, Inc.                       Missouri        Holding Company

American Electric Power Service Corp.     Ohio            Holding Company

American Muni Power, Ohio                 Ohio            Municipal

Aquila Energy Marketing Corporation       Nebraska        Marketer

Arkansas Electric Coop.                   Arkansas        Cooperative

Associated Electric Coop.                 Missouri        Cooperative

Avista Energy, Inc.                       Texas           Marketer

BP Energy Company                         Texas           Marketer

Cargill-Alliant, L.L.C.                   Minnesota       Marketer

Carolina Power & Light Co.                North Carolina  Investor Owned Utility

Cinergy Services, Inc.                    Ohio            Holding Company

City of Concord, NC                       North Carolina  Municipal

City of Kings Mountain, NC                North Carolina  Municipal

Clemson University, SC                    South Carolina  State Government

Clinton Energy Management Serv, Inc.      Texas           Marketer


                                      -17-

CUSTOMER                                  LOCATION        DESCRIPTION
--------                                  --------        -----------

Columbia Energy P M Corp.                 Texas           Marketer

Conectiv Energy Supply, Inc.              New Jersey      Marketer

Constellation Power Source                Maryland        Marketer

Consumers Energy Co.                      Michigan        Investor Owned Utility

Coral Power, L.L.C.                       Texas           Marketer

Dayton P&L                                Ohio            Investor Owned Utility

Detroit Edison Co.                        Michigan        Investor Owned Utility

DTE Energy Trading, Inc.                  Michigan        Marketer

Duquesne Light Co.                        Pennsylvania    Investor Owned Utility

Dynegy Power Marketing, Inc.              Texas           Marketer

East Kentucky Power Coop.                 Kentucky        Cooperative

El Paso Merchant Energy, L.P.             Texas           Marketer

Entergy Services, Inc.                    Arkansas        Holding Company

Entergy-Koch Trading, LP                  Texas           Marketer

Exelon Generation Company, LLC            Pennsylvania    Marketer

FirstEnergy Services Corp.                Ohio            Marketer

Florida Power & Light                     Florida         Investor Owned Utility

Florida Power Corp.                       Florida         Investor Owned Utility

LG&E Energy Mkting, Inc. (LEM)            Virginia        Marketer

Lockhart Power Company                    South Carolina  Municipal

Merrill Lynch Capital Services, Inc.      New York        Marketer

Mirant Americas Energy Marketing L.P.     Georgia         Marketer

Morgan Stanley Capital Group              New York        Marketer

NC Electric Member Coop.                  North Carolina  Cooperative


                                      -18-

CUSTOMER                                  LOCATION        DESCRIPTION
--------                                  --------        -----------

NCMPA#1                                   North Carolina  Municipal

OGE Energy Resources, Inc.                Oklahoma        Marketer

Oglethorpe Power Corp.                    Georgia         Cooperative

PG&E Energy Trading-Power, L.P.           Maryland        Marketer

Piedmont Municipal Power Agency           South Carolina  Municipal

PP&L Energy Plus                          Pennsylvania    Marketer

PSEG Energy Resources & Trading, LLC      New Jersey      Marketer

Reliant Energy Services, Inc.             Texas           Marketer

Saluda River Elec. Coop.                  South Carolina  Cooperative

Seminole Electric Coop.                   Florida         Cooperative

Sempra Energy Trading Corp.               Connecticut     Marketer

South Carolina Electric & Gas Co.         South Carolina  Investor Owned Utility

South Carolina Public Service             South Carolina  State Government

Southeastern Power Administration (DOE)   Georgia         Federal

Southern Co. Services, Inc.               Georgia         Holding Company

Tenaska Power Services Co.                Texas           Marketer

Tennessee Valley Authority                Tennessee       Federal Government

The Energy Authority, Inc.                Florida         Marketer

Town of Dallas, NC                        North Carolina  Municipal

Town of Due West, SC                      South Carolina  Municipal

Town of Forest City, NC                   North Carolina  Municipal

Town of Highlands #1                      North Carolina  Municipal

Town of Highlands #2                      North Carolina  Municipal


                                      -19-

CUSTOMER                                  LOCATION        DESCRIPTION
--------                                  --------        -----------

Town of Prosperity                        South Carolina  Municipal

TXU Energy Trading Co.                    Texas           Marketer

UtiliCorp United Inc.                     Missouri        Investor Owned Utility

Virginia Electric Power Company           Virginia        Investor Owned Utility

Western Carolina University # 1           North Carolina  State Government

Western Carolina University #3            North Carolina  State Government

Williams Energy Marketing & Trading       Oklahoma        Marketer
Company



     B.   Unbundled Transmission Service

CUSTOMER                                     LOCATION  DESCRIPTION
--------                                     --------  -----------
Allegheny Power                              Various   Investor Owned Utility

Amerada Hess Corporation                     Various   Marketer

American Electric Power Service Corporation  Various   Investor Owned Utility

Aquila Inc.                                  Various   Marketer

Avista Energy Inc.                           Various   Marketer

BP Energy Company.                           Various   Marketer

Calpine Energy Services, LP                  Various   Marketer

Cargill-Alliant, LLC                         Various   Marketer

Carolina Power & Light Company               Various   Investor Owned Utility

Cinergy Services, Inc.                       Various   Marketer

City of Seneca                               Various   Municipal

CMS Energy Services Corporation              Various   Marketer

CNG Power Services Corp.                     Various   Marketer


                                      -20-

CUSTOMER                                     LOCATION  DESCRIPTION
--------                                     --------  -----------

Columbia Energy Power Marketing Corp.        Various   Marketer

Commonwealth Edison Co.                      Various   Investor Owned Utility

ConAgra Energy Services, Inc.                Various   Marketer

Connectiv Energy Supply, Inc.                Various   Marketer

Constellation Power Source, Inc.             Various   Marketer

Consumers Energy Company                     Various   Marketer

Coral Power, LLC                             Various   Municipal

DTE Energy Trading                           Various   Marketer

Duke Energy Trading & Marketing, a           Various   Affiliate
subsidiary of Duke Energy Corporation

Duke Power, a division of Duke Energy Corp.  Various   Investor Owned Utility

Dynegy Power Marketing, Inc.                 Various   Marketer

Edison Mission Marketing & Trading, Inc.     Various   Marketer

El Paso Merchant Energy L.P.                 Various   Marketer

Entergy Power Marketing Corporation          Various   Marketer

Entergy/Koch, LP                             Various   Marketer

Exelon Generation Co, LLC                    Various   Marketer

Florida Power & Light Company                Various   Investor Owned Utility

Florida Power Corporation                    Various   Investor Owned Utility

FPL Energy Power Marketing, Inc.             Various   Marketer

FPL Energy, Inc.                             Various   Marketer

H.Q. Energy Services (U.S.) Inc.             Various   Marketer

Heartland Energy Services, Inc               Various   Marketer

Jacksonville Electric Authority              Various   Municipal


                                      -21-

CUSTOMER                                     LOCATION  DESCRIPTION
--------                                     --------  -----------

Koch Energy Trading, Inc.                    Various   Marketer

LG&E Energy Marketing Inc.                   Various   Marketer

Louis Dreyfus Electric Power Inc.            Various   Marketer

Louisville Gas and Electric Company          Various   Investor Owned Utility

Merchant Energy Group of the Americas, Inc.  Various   Marketer

Michigan Electric Power Coordination Center  Various   Marketer

Morgan Stanley Capital Group Inc.            Various   Marketer

Municipal Electric Authority of Georgia      Various   Municipal

New Energy, Inc                              Various   Marketer

New Horizon Electric Cooperative, Inc.       Various   Cooperative

New York State Electric & Gas Corporation    Various   Investor Owned Utility

North American Energy Conservation, Inc.     Various   Marketer

North Carolina Electric Membership Corp.     Various   Cooperative

North Carolina Municipal Power Agency        Various   Municipal
Number 1

NP Energy Inc.                               Various   Marketer

NRG Power Marketing Inc.                     Various   Marketer

OGE Energy Resources, Inc.                   Various   Marketer

Oglethorpe Power Corporation                 Various   Electric Membership Corp.

Ohio Edison Company                          Various   Investor Owned Utility

PacifiCorp Power Marketing, Inc.             Various   Marketer

PP&L Energy Plus Company                     Various   Marketer

PPL,Inc.                                     Various   Public Utility

Progress Power Marketing, Inc                Various   Marketer


                                      -22-

CUSTOMER                                     LOCATION  DESCRIPTION
--------                                     --------  -----------

Public Service Company of Colorado           Various   Investor Owned Utility

Public Service Electric and Gas Company      Various   Public Utility

Rainbow Energy Marketing Corporation         Various   Marketer

Reliant Energy Services, Inc.                Various   Marketer

SCANA Energy Marketing, Inc.                 Various   Marketer

Sempra Energy Trading Corp.                  Various   Marketer

South Carolina Electric & Gas Company        Various   Investor Owned Utility

South Carolina Public Service Authority      Various   Municipal

Southern Company Services, Inc.              Various   Investor Owned Utility

Southern Energy Trading & Marketing, Inc.    Various   Marketer

Statoil Energy Services, Inc.                Various   Marketer

Tampa Electric Company                       Various   Investor Owned Utility

Tenaska Power Services Co.                   Various   Marketer

Tennessee Valley Authority                   Various   Municipal

The Cincinnati Gas & Electric Company and    Various   Investor Owned Utility
PSI Energy, Inc.

The Dayton Power & Light Company             Various   Municipal

The Detroit Edison Company                   Various   Investor Owned Utility

The Energy Authority, Inc.                   Various   Marketer

The Legacy Energy Group, LLC                 Various   Marketer

Tractebel Energy Marketing, Inc.             Various   Marketer

TransAlta Energy Marketing (U.S.) Inc.       Various   Marketer

TransCanada Power Corp.                      Various   Marketer

TXU Energy Trading Company                   Various   Marketer


                                      -23-

CUSTOMER                                     LOCATION  DESCRIPTION
--------                                     --------  -----------

Utilicorp United, Inc.                       Various   Investor Owned Utility

Virginia Electric and Power Company          Various   Investor Owned Utility

Western Power Services, Inc.                 Various   Municipal

Western Resources, Inc.                      Various   Investor Owned Utility

Williams Energy Services Company             Various   Marketer

Yadkin, Inc.                                 Various   Marketer

                                   EXHIBIT G-1

    DESCRIPTION OF JURISDICTIONAL FACILITIES OWNED, OPERATED, OR CONTROLLED BY ENGAGE AMERICA OR FREDERICKSON(1)

          1. ENGAGE AMERICA. Engage America is a power marketer that is authorized to sell energy and capacity at wholesale at market based rates.(2) It owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(3)

          2. FREDERICKSON. Frederickson owns a partially-built 249 MW natural gas-fired electric generation project located between Tacoma and Olympia in the State of Washington. This generation facility is not yet operational. Currently, it is anticipated that the electric generating facility will begin operations in the second quarter of 2002.(4) Although Frederickson currently does not own, operate or control any jurisdictional facilities, it may become subject to the Commission's jurisdiction during the pendency of this Application, at which time it would own contracts, books and records utilized in connection with interstate wholesale sales of electric energy.




------------------------
(1) A general description is required. Revised Filing Requirements Under Part 33 of the Commission's Regulations, Order No. 642, III FERC Stats. & Regs. P. 31,111, at 31,875 (2000), 65 Fed. Reg. 70,983 (Nov. 28, 2000), order on reh'g,
Order  No.  642-A,  94  FERC  P.  61,289 (2001) ("Order No. 642"). Order No. 642
became  effective  on  January  29,  2001.

(2) Newco US, L.P., Docket No. ER97-654-000 (Dec. 30, 1996) (Unpublished Letter Order). The Commission accepted for filing a notice of name change from Newco US, L.P. to Engage Energy US, L.P., effective February 28, 1997, by unpublished letter order dated May 13, 1997, in Docket No. ER97-654-001. Effective September 19, 2000, Westcoast Energy sold its 50 percent ownership interest in Engage Energy US, L.P. to the Coastal Corporation and Engage Energy US, L.P., in turn, transferred certain wholesale power sales agreements and associated books and records to Westcoast Gas Services Delaware (America) Inc. ("WGSI America") in Docket No. EC00-130-000. Effective September 25, 2000, WGSI America changed its name to Engage Energy America Corp. Engage Energy America Corp., Docket No. ER01-251-000 (Acceptance of Notice of Succession, dated Dec. 13, 2000). Effective December 29, 2000, Engage Energy America Corp. was converted into Engage Energy America LLC, a Delaware limited liability company. Engage Energy America LLC, Docket No. ER01-919-000 (Acceptance of Notice of Succession, dated Feb. 28, 2001).

(3) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(4) Fifty percent of the output from the plant is under long-term contracts with three public utility districts in Washington State.

                                   EXHIBIT G-2

 DESCRIPTION OF JURISDICTIONAL FACILITIES OWNED, OPERATED, OR CONTROLLED BY DUKE
                                     ENERGY(1)

          1. DUKE POWER. Duke Power owns 12,700 miles of transmission line and 66,200 miles of distribution line. Duke Power is authorized to sell electric energy and related services at market-based rates.(2) Nantahala Power and Light, a division of Duke Power, operates eleven hydroelectric plants.(3) Duke Electric Transmission, a division of Duke Power, operates Duke Power's transmission system.

          2. ARC DELAWARE VALLEY. ARC Delaware Valley is authorized to sell electric energy and related services at wholesale at market-based rates,(4) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(5)

          3. ARC ESSEX COUNTY. ARC Essex County leases and operates a 70 MW QF in New Jersey.(6)

          4. ARC HEMPSTEAD. ARC Hempstead leases and operates a 72 MW QF in New York.(7)

          5. ARC NIAGARA. ARC Niagara leases and operates a 50 MW waste-to-energy QF in Niagara Falls, New York. ARC Niagara is authorized to sell electric energy and related services at wholesale at market-based rates,(8) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(9)


------------------------
(1)  A  general  description  is  required.  Order  No.  642  at  31,875.

(2) Duke/Louis Dreyfus L.L.C., et al., 73 FERC P. 61,309 (1995) order on reh'g, 75 FERC P. 61,261 (1996).

(3) Thorpe (Glenville), Tennessee Creek, Bear Creek, Cedar Cliff, Tuckasegee and Dillsboro in Jackson County; Bryson in Swain County; Nantahala, Queens Creek and Franklin in Macon County; and Mission in Clay County.

(4) American Ref-Fuel Co. of Delaware Valley, L.P., Docket No. ER00-2677 (July 14, 2000) (Unpublished Letter Order).

(5) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(6) American Ref-Fuel Co. of Essex Cty., Small Power Production and Cogeneration Facilities, 30 FERC P. 62,363 (1985).

(7) American Ref-Fuel Co. of Hempstead, Small Power Production and Cogeneration Facilities, 34 FERC P. 62,087 (1986). ARC-Hempstead was also determined in Docket No. EG98-76 to be an exempt wholesale generator pursuant to Section 32 of the Public Utility Holding Company Act of 1935. American Ref-Fuel Co. of Hempstead, 83 FERC P. 62,275 (1998).

(8) American Ref-Fuel Co. of Niagara, L.P., Docket No. ER01-1302 (May 24, 2001) (Unpublished Letter Order).

(9) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

          6. ARC SOUTHEASTERN. ARC Southeastern leases and operates an 18 MW QF in Preston, Connecticut.(10)

          7. BRIDGEPORT. Bridgeport is authorized to sell electric energy and related services at wholesale at market-based rates,(11) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(12)

          8. CASCO BAY. Casco Bay is authorized to sell electric energy and related services at wholesale at market-based rates,(13) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(14)

          9.  DEPM.   DEPM  markets  power  and  ancillary  services.  DEPM  is
authorized to sell electric energy and related services at wholesale at market-based rates,(15) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(16)

          10. DETM. DETM markets natural gas, electricity, and other energy-related products across North America. DETM is authorized to sell electric energy and related services at wholesale at market-based rates,(17) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(18)


------------------------
(10) American Ref-Fuel Co. of Southeastern Connecticut, Small Power Production and Cogeneration Facilities, 40 FERC P. 62,061 (1987). ARC-Southeastern was also determined in Docket No. EG01-280 to be an exempt wholesale generator pursuant to Section 32 of the Public Utility Holding Company Act of 1935. American Ref-Fuel Co., 97 FERC P. 62,003 (2001) (Letter Order).

(11)  Bridgeport Energy, 83 FERC P. 61,307  (1998).

(12) See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(13)  Oswego  Harbor  Power  LLC,  et  al.,  88  FERC P. 61,219  (1999).

(14) See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(15) Duke Energy Power Marketing, LLC, Docket No. ER01-1129 (May 14, 2001) (Unpublished Letter Order).

(16) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(17)  Duke  Energy Trading and Marketing, L.L.C., Docket No. ER97-3858 (Sep. 19,
1997)  (Unpublished  Letter  Order).

(18) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

          11. DUKE HINDS. Duke Hinds is authorized to sell electric energy and related services at wholesale at market-based rates,(19) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(20)

          12. DUKE LEE. Duke Lee is authorized to sell electric energy and related services at wholesale at market-based rates,(21) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(22)

          13. DUKE/LOUIS DREYFUS. Duke/Louis Dreyfus markets power and ancillary services. Duke/Louis Dreyfus is authorized to sell electric energy and related services at wholesale at market-based rates,(23) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(24)

          14. DUKE MOAPA. Duke Moapa is authorized to sell electric energy and related services at wholesale at market-based rates,(25) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(26)

          15. DUKESOLUTIONS. DukeSolutions is authorized to sell electric energy and related services at wholesale at market-based rates,(27) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(28)

          16. DUKE SOUTH BAY. Duke South Bay is authorized to sell electric energy and related services at wholesale at market-based rates,(29) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(30)


------------------------
(19) Duke Energy Hinds, LLC, Docket No. ER01-691 (Feb. 13, 2001) (Unpublished Letter Order).

(20) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(21) Duke Energy Lee, LLC, Docket No. ER01-545 (Feb. 7, 2001) (Unpublished Letter Order).

(22) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(23) Duke/Louis Dreyfus Energy Services (New England) L.L.C., et al., 75 FERC P. 61,165 (1996).

(24) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(25) Duke Energy Moapa, LLC, Docket No. ER01-1208 (May 14, 2001) (Unpublished Letter Order).

(26) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(27)  Duke  Solutions,  Inc.,  84  FERC P. 61,235  (1998).

(28) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(29)  ockingham  Power,  L.L.C.,  et  al.,  86  FERC P. 61,337  (1999).

(30) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

          17. DUKE TRENTON. Duke Trenton is authorized to sell electric energy and related services at wholesale at market-based rates,(31) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(32)

          18. DUKE VERMILLION. Duke Vermillion is authorized to sell electric energy and related services at market-based rates, (33) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(34)

          19. DUKE WASHOE. Duke Washoe is authorized to sell electric energy and related services at wholesale at market-based rates,(35) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(36)

          20. GRIFFITH. Griffith is authorized to sell electric energy and related services at wholesale at market-based rates,(37) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(38)

          21. MORRO BAY. Morro Bay is authorized to sell electric energy and related services at wholesale at market-based rates,(39) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(40)

          22. MOSS LANDING. Moss Landing is authorized to sell electric energy and related services at wholesale at market-based rates,(41) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(42)


------------------------
(31) Duke Energy Trenton, LLC, Docket No. ER00-1782 (May 5, 2000) (Unpublished Letter Order).

(32) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(33) Duke Energy Vermillion, LLC, et al., Docket No. ER00-1783 (May 4, 2000) (Unpublished Letter Order).

(34) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(35) Duke Energy Washoe, LLC, Docket No. ER01-241 (Dec. 8, 2000) (Unpublished Letter Order).

(36) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(37) Griffith Energy, LLC, Docket No. ER00-3696 (Oct. 25, 2000) (Unpublished Letter Order).

(38) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(39) Duke Energy Moss Landing LLC, Duke Energy Morro Bay LLC, Duke Energy Oakland LLC, 83 FERC P. 61,317 (1998).

(40) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(41) Duke Energy Moss Landing LLC, Duke Energy Morro Bay LLC, Duke Energy Oakland LLC, 83 FERC P. 61,317 (1998).

(42) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

          23. NEW ALBANY. New Albany is authorized to sell electric energy and related services at wholesale at market-based rates,(43) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(44)

          24. OAKLAND. Oakland is authorized to sell electric energy and related services at wholesale at market-based rates,(45) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(46)

          25. SEMASS PARTNERSHIP. SEMASS Partnership leases and operates an 80 MW QF in Massachusetts.(47)

          26. ST. FRANCIS. St. Francis is authorized to sell electric energy and related services at wholesale at market-based rates,(48) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(49)

          27. ST. LUCIE. St. Lucie is authorized to sell electric energy and related services at wholesale at market-based rates,(50) and owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(51)



------------------------
(43)  SCC-L1,  L.L.C.,  et  al.,  87  FERC P. 61,071  (1999).

(44) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(45) Duke Energy Moss Landing LLC, Duke Energy Morro Bay LLC, Duke Energy Oakland LLC, 83 FERC P. 61,317 (1998).

(46) Such contracts, books, and records are jurisdictional facilities.See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(47) The facility was originally self-certified as a QF on September 26, 1986, in Docket No. QF86-1101-000. On April 25, 1988, the facility was self-recertified in Docket No. QF86-1101-001 to reflect the addition of a second turbine generator. On January 16, 1997, the facility was again self-recertified in Docket No. QF86-1101-002 to reflect a change in ownership. Due to another change in ownership, the facility was again self-recertified in Docket No.
QF86-1101-003  on  May  14,  1998.

(48)  Minergy  Neenah,  L.L.C.,  et  al.,  88  FERC P. 61,102  (1999).

(49) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(50) Duke Energy St. Lucie, LLC, Docket No. ER00-2225 (May 25, 2000) (Unpublished Letter Order).

(51) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

                                    EXHIBIT H

   DESCRIPTION OF JURISDICTIONAL FACILITIES AND SECURITIES ASSOCIATED WITH OR
                           AFFECTED BY THE TRANSACTION

     The only jurisdictional facilities over which there will be a change in control due to this Transaction are those owned or associated with Engage America and Frederickson. Engage America is a power marketer that is authorized to sell energy and capacity at wholesale at market-based rates.(1) It owns contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy.(2) Therefore, the Transaction will result in a change in control over the contracts, books and records that are utilized by Engage America in connection with interstate wholesale sales of electric energy.

     Frederickson owns a partially built 249 MW natural gas-fired electric generation project located between Tacoma and Olympia in the State of Washington. This generation facility is not yet operational. Currently, it is anticipated that the electric generating facility will begin operations in the second quarter of 2002.(3) Although Frederickson currently does not own, operate or control any jurisdictional facilities, it may become subject to the Commission's jurisdiction during the pendency of this Application. If
Frederickson does become subject to the Commission's jurisdiction during the pendency of this Application: (1) Frederickson will own contracts, books, and records that are utilized in connection with interstate wholesale sales of electric energy,(4) and (2) the Transaction will result in a change in control over the contracts, books and records that are utilized by Frederickson in connection with interstate wholesale sales of electric energy.



------------------------
(1) Newco US, L.P., Docket No. ER97-654-000 (Dec. 30, 1996) (Unpublished Letter Order). The Commission accepted for filing a notice of name change from Newco US, L.P. to Engage Energy US, L.P., effective February 28, 1997, by unpublished letter order dated May 13, 1997, in Docket No. ER97-654-001. Effective September 19, 2000, Westcoast Energy sold its 50 percent ownership interest in Engage Energy US, L.P. to the Coastal Corporation and Engage Energy US, L.P., in turn, transferred certain wholesale power sales agreements and associated books and records to Westcoast Gas Services Delaware (America) Inc. ("WGSI America") in Docket No. EC00-130-000. Effective September 25, 2000, WGSI America changed its name to Engage Energy America Corp. Engage Energy America Corp., Docket No. ER01-251-000 (Acceptance of Notice of Succession, dated Dec. 13, 2000). Effective December 29, 2000, Engage Energy America Corp. was converted into Engage Energy America LLC, a Delaware limited liability company. Engage Energy America LLC, Docket No. ER01-919-000 (Acceptance of Notice of Succession, dated Feb. 28, 2001).

(2) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

(3) Fifty percent of the output from the plant is under long-term contracts with three public utility districts in Washington State.

(4) Such contracts, books, and records are jurisdictional facilities. See Enron Power Marketing, Inc., 65 FERC P. 61,305 (1993), order on reh'g, 66 FERC P. 61,244 (1994).

                                    EXHIBIT I

                              COMBINATION AGREEMENT

      [Graphic Omitted]                                   [Graphic Omitted]
          DUKE                                               WESTCOAST
          ENERGY                                             ENERGY



                                 PROJECT  NUGGET


                             DUKE ENERGY CORPORATION

                              WESTCOAST ENERGY INC.


                                September 20 2001


                             AS AMENDED AND RESTATED


                                November 5, 2001


                                Vinson & Elkins

                   AMENDED AND RESTATED COMBINATION AGREEMENT

                                      AMONG

                            DUKE ENERGY CORPORATION,

                          3058368 NOVA SCOTIA COMPANY,

                               3946509 CANADA INC.

                                       AND

                              WESTCOAST ENERGY INC.




                                      AS OF
                               SEPTEMBER 20, 2001

                                TABLE OF CONTENTS
                                -----------------
ARTICLE  1  INTERPRETATION
  1.1     Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
  1.2     Interpretation Not Affected by Headings, etc. . . . . . . . . . . .   9
  1.3     Rules of Construction . . . . . . . . . . . . . . . . . . . . . . .   9
  1.4     Date For Any Action . . . . . . . . . . . . . . . . . . . . . . . .  10
  1.5     Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
ARTICLE 2 THE ARRANGEMENT
  2.1     Implementation Steps by Westcoast . . . . . . . . . . . . . . . . .  10
  2.2     Implementation Steps by Duke Energy parties . . . . . . . . . . . .  11
  2.3     Interim Order . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  2.4     Articles of Arrangement . . . . . . . . . . . . . . . . . . . . . .  11
  2.5     Westooast Circular. . . . . . . . . . . . . . . . . . . . . . . . .  12
  2.6     Securities Compliance . . . . . . . . . . . . . . . . . . . . . . .  12
  2.7     Preparation of Filings. . . . . . . . . . . . . . . . . . . . . . .  13
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF WESTCOAST
  3.1     Organization and Standing . . . . . . . . . . . . . . . . . . . . .  15
  3.2     Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  3.3     Authority and No Conflicts. . . . . . . . . . . . . . . . . . . . .  17
  3.4     Consents; Approvals . . . . . . . . . . . . . . . . . . . . . . . .  19
  3.5     No Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  3.6     Absence of Certain Changes or Events. . . . . . . . . . . . . . . .  19
  3.7     Employment Matters. . . . . . . . . . . . . . . . . . . . . . . . .  20
  3.8     Reports; Financial Statements . . . . . . . . . . . . . . . . . . .  21
  3.9     Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  3.10    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
  3.11    Enviromnental . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
  3.12    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  3.13    pension and Employee Benefits . . . . . . . . . . . . . . . . . . .  26
  3.14    Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  3.15    Compliance with Laws; Permits . . . . . . . . . . . . . . . . . . .  29
  3.16    Restrictions on Business Activities . . . . . . . . . . . . . . . .  30
  3.17    Intellectual Property . . . . . . . . . . . . . . . . . . . . . . .  30
  3.18    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
  3.19    Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
  3.20    Regulatory Proceedings. . . . . . . . . . . . . . . . . . . . . . .  32
  3.21    Regulation as a Utility . . . . . . . . . . . . . . . . . . . . . .  33
  3.22    Futures Trading and Fixed Price Exposure. . . . . . . . . . . . . .  33
  3.23    Opinion of Financial Advisors . . . . . . . . . . . . . . . . . . .  33
  3.24    Brokerage and Finders' Fees . . . . . . . . . . . . . . . . . . . .  34
  3.25    Westcoast Rights Plan . . . . . . . . . . . . . . . . . . . . . . .  34
  3.26    Solvency of Westcoas. . . . . . . . . . . . . . . . . . . . . . . .  34


                 AMENDED AND RESTATED COMBINATION AGREEMENT
                                      i

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE DUKE ENERGY PARTIES
  4.1     Organization and Standing . . . . . . . . . . . . . . . . . . . . .  34
  4.2     Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  4.3     Authority and No Conflicts. . . . . . . . . . . . . . . . . . . . .  36
  4.4     Consents; Approvals . . . . . . . . . . . . . . . . . . . . . . . .  37
  4.5     No Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
  4.6     Absence of Certain Changes or Events. . . . . . . . . . . . . . . .  37
  4.7     Reports; Financial Statements . . . . . . . . . . . . . . . . . . .  38
  4.8     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  4.9     Environmental . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  4.10    Nuclear Operations. . . . . . . . . . . . . . . . . . . . . . . . .  40
  4.11    Compliance with Laws; Permits . . . . . . . . . . . . . . . . . . .  40
  4.12    Regulatory proceedings. . . . . . . . . . . . . . . . . . . . . . .  41
  4.13    Futures Trading and Fixed Price Exposure. . . . . . . . . . . . . .  41
  4.14    Brokerage and Finders' Fees . . . . . . . . . . . . . . . . . . . .  41
ARTICLE 5  COVENANTS AND AGREEMENTS
  5.1     Covenants of Westcoast. . . . . . . . . . . . . . . . . . . . . . .  41
  5.2     Covenants of Duke Energy. . . . . . . . . . . . . . . . . . . . . .  49
  5.3     Access to Information . . . . . . . . . . . . . . . . . . . . . . .  51
  5.4     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . .  51
  5.5     Covenants Regarding Non-Solicitation. . . . . . . . . . . . . . . .  52
  5.6     Right to Accept a Superior Proposal . . . . . . . . . . . . . . . .  54
  5.7     Employee Benefits and Related Matters . . . . . . . . . . . . . . .  55
  5.8     Prohibition on Voluntary Liquidation. . . . . . . . . . . . . . . .  56
  5.9     Conversion of Westcoast Preferred Shares. . . . . . . . . . . . . .  56
  5.10    Closing Matters . . . . . . . . . . . . . . . . . . . . . . . . . .  57
ARTICLE 6 CONDITIONS
  6.1     Mutual Conditions . . . . . . . . . . . . . . . . . . . . . . . . .  57
  6.2     Additional Conditions to the Obligations of the Duke Energy Parties  58
  6.3     Additional Conditions to the Obligations of Westcoast . . . . . . .  60
  6.4     Satisfaction of Conditions. . . . . . . . . . . . . . . . . . . . .  61
ARTICLE 7 AMENDMENT AND TERMINATION
  7.1     Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
  7.2     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
  7.3     Effect of Termination . . . . . . . . . . . . . . . . . . . . . . .  62
  7.4     Effect of Termination Fee Payment . . . . . . . . . . . . . . . . .  65
ARTICLE. 8 GENERAL
  8.1     Investigation . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
  8.2     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
  8.3     Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
  8.4     Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . . . .  66
  8.5     Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . .  67
  8.6     Waiver and Modification . . . . . . . . . . . . . . . . . . . . . .  67
  8.7     No Personal Liability . . . . . . . . . . . . . . . . . . . . . . .  67
  8.8     Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . .  67


                 AMENDED AND RESTATED COMBINATION AGREEMENT
                                     ii

  8.9     Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
  8.10    Public Announcements. . . . . . . . . . . . . . . . . . . . . . . .  67
  8.11    Governing Laws; Consent to Jurisdiction . . . . . . . . . . . . . .  68
  8.12    Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
  8.13    Time of Essence . . . . . . . . . . . . . . . . . . . . . . . . . .  68
  8.14    Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .  68
  8.15    Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
  8.16    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . .  69


Schedules:
   A  -  Form  of  Affiliate's  Letter
   B  -  Appropriate  Regulatory  Approvals
   C  -  Form  of  Arrangement  Resolution
   D  -  Form  of  Westcoast  Rights  Plan  Waiver  Resolution
   E  -  Form  of  Plan  of  Arrangement
   F  -  Form  of  Support  Agreement
   G  -  Form  of  Voting  and  Exchange  Trust  Agreement



                 AMENDED AND RESTATED COMBINATION AGREEMENT

                   AMENDED AND RESTATED COMBINATION AGREEMENT

     THIS AMENDED AND RESTATED COMBINATION AGREEMENT dated as of September 20, 2001 (this "Agreement"), is entered into by and among Duke Energy Corporation, a North Carolina corporation ("Duke Energy"), 3058368 Nova Scotia Company, an unlimited liability company existing under the Laws of the Province of Nova Scotia and an indirect wholly-owned subsidiary of Duke Energy Corporation ("Calico"), 3946509 Canada Inc,, a corporation existing under the Laws of Canada and a wholly-owned subsidiary of Calico ("Exchangeco"), and Westcoast Energy Inc., a corporation existing under the Laws of Canada ("Westcoast"). Duke Energy, Calico and Exchangeco are collectively referred to herein as the "Duke Energy Parties."

                                    RECITALS

     The Board of Directors of Westcoast has determined that the business combination to be effected by means of the Plan of Arrangement is advisable and in the best interest of Westcoast and has approved the transactions contemplated by this Agreement and determined to recommend approval of the Plan of Arrangement and other transactions contemplated hereby to the Westcoast Securityholders.

     The Board of Directors of Duke Energy has determined that the business combination to be effected by means of the Plan of Arrangement is advisable and in the best interest of Duke Energy and has approved the transactions contemplated by this Agreement.

     In furtherance of such business combination, the Board of Directors of Westcoast has agreed to submit the Plan of Arrangement and other transactions contemplated hereby to the Westcoast Securityholders and the Supreme Court of British Columbia for approval.

     NOW THEREFORE, in consideration of the foregoing and the respective Representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1

                                 INTERPRETATION

1.1  Definitions

     In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

     "1933  ACT"  means  the  United  States Securities Act of 1933, as amended;

     "1935 ACT" means the United States Public Utility Holding Company Act of 1935, as amended;

     "ACQUISITION PROPOSAL" means any of the following (other than the transactions contemplated by this Agreement or the Arrangement): (a) any merger, amalgamation,


                   AMENDED AND RESTATED COMBINATION AGREEMENT arrangement, share exchange, take-over bid, tender offer, recapitalization, consolidation or business combination directly or indirectly involving
     Westcoast or any of its Material Subsidiaries (for this purpose, each reference to 5% in the definition of Material Subsidiary shall be deemed to be 10%), (b) any acquisition of assets representing 20% or more of the book value (on a consolidated basis) of the assets of Westcoast and its subsidiaries, taken as a whole (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in a single transaction or a series of related transactions, (c) any acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 20% or more of the Westcoast Common Shares in a single transaction or a series of related transactions, (d) any acquisition by Westcoast of any assets or capital stock of another person (other than acquisitions of capital stock or assets of any other person that are not, individually or in the aggregate, material to Westcoast and its subsidiaries, taken as a whole), or (e) any bona fide proposal to, or public announcement of an intention to, do any of the foregoing;

     "AFFECTED  EMPLOYEES"  has  the  meaning  ascribed  thereto in Section 5.7;

     "AFFILIATE" has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein;

     "AFFILIATE'S LETTER" means a letter, to be substantially in the form, and content of Schedule A annexed hereto;
                  -----------
     "AGREEMENT"  has  the  meaning  ascribed  thereto  in  the  preamble;

     "APPROPRIATE REGULATORY APPROVALS" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, or self regulatory organizations, as set out in Schedule B annexed hereto;
                   -----------

     "ARRANGEMENT" means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with
     Section 7.1 hereof or Article 6 of the plan of Arrangement, or made at the direction of the Court in the Final Order;

     "ARRANGEMENT RESOLUTION" means the special resolution of the Westcoast Securityholders, to be substantially in the form and content of Schedule C
                                                                      ----------
     annexed  hereto;

     "ARTICLES OF ARRANGEMENT" means the articles of arrangement of Westcoast in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made;

     "BUSINESS DAY" means any day on which commercial banks are generally open for business in New York, New York and Vancouver, British Columbia other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the


                   AMENDED AND RESTATED COMBINATION AGREEMENT

     Laws of the State of New York or the federal Laws of the United States of America or in Vancouver, British Columbia under the Laws of the Province of British Columbia or the federal Laws of Canada;

     "CALLCO"  has  the  meaning  ascribed  thereto  in  the  Preamble;

     "CBCA" means the Canada Business Corporations Act as now in effect and as it may be amended from time to time prior to the Effective Date;

     "CIRCULAR" means the notice of the Westcoast Meeting and accompanying management proxy circular, including all schedules and exhibits thereto, to be sent to the Westcoast Securityholders in connection with the Westcoast Meeting;

     "CODE"  has  the  meaning  ascribed  thereto  in  Section  3.12(b);

     "CONFIDENTIALITY AGREEMENT" means the confidentiality letter agreement dated April 6, 2001 between Duke Energy and Westcoast;

     "COURT"  means-  the  Supreme  Court  of  British  Columbia;

     "CRMC"  has  the  meaning  ascribed  thereto  in  Section  3-22;

     "DATE  OF  THIS  AGREEMENT"  means  September  20,  2001.

     "DIRECTOR" means the Director appointed pursuant to Section 260 of the CBCA;

     "DISSENT RIGHTS" means the rights of dissent in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement;

     "DUKE  ENERGY"  has  the  meaning  ascribed  thereto  in  the  Preamble;

     "DUKE ENERGY COMMON SHARES" means the shares of common stock in the capital of Duke Energy;

     "DUKE ENERGY DISCLOSURE LETTER" means that certain letter of disclosure dated as of the date hereof and signed by an authorized officer of Duke Energy and delivered by Duke Energy to Westcoast on or prior to the date hereof;

     "DUKE  ENERGY  DOCUMENTS"  has  the  meaning  ascribed  thereto  in Section
     4.7(a);

     "DUKE  ENERGY  ENVIRONMENTAL  PERMITS"  has the meaning ascribed thereto in
     Section  4.9(b);

     "DUKE  ENERGY  PARTIES"  has  the meaning ascribed thereto in the Preamble;

     "DUKE  ENERGY PERMITS" has the meaning ascribed thereto in Section 4.11(b);

     "DUKE ENERGY SEC DOCUMENTS" has the meaning ascribed thereto in Section 4.7(a); and


                   AMENDED AND RESTATED COMBINATION AGREEMENT

     "DUKE ENERGY STOCK PLANS" means Duke Energy's existing benefit or stock purchase plans which provide for the issuance, grant or sale of Duke Energy Common Shares or options to purchase Duke Energy Common Shares.

     "EASEMENTS"  has  the  meaning  ascribed  thereto  in  Section  3.19(b);

     "EFFECTIVE DATE" means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement provided that such date occurs on or prior to the date that is 365 days following the date hereof, or such later date as may be mutually agreed upon by the parties hereto;

     "EFFECTIVE TIME" has the meaning ascribed thereto in the Plan of Arrangement;

     "ENGAGE"  has  the  meaning  ascribed  thereto  in  Section  3.22;

     "ENVIRONMENTAL LAWS" means all applicable Laws, including applicable common Law, relating to the protection of the environment (including, without limitation, air, surface water, groundwater and soil) and public health and safety;

     "ERISA"  has  the  meaning  ascribed  thereto  in  Section  3.13(a);

     "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended;

     "EXCHANGE RATIO" has the meaning ascribed thereto in the Plan of Arrangement;

     "EXCHANGEABLE SHARES" means the non-voting exchangeable shares in the capital of Exchangeco, having substantially the rights, privileges, restrictions and conditions set out in Appendix 1 to the Plan of Arrangement;

     "EXCHANGECO"  has  the  meaning  ascribed  thereto  in  the  Preamble;

     "EXCLUDED ASSETS" means the assets identified as such in the Westcoast Disclosure Letter, being assets that Westcoast is in the process of disposing; "EXPENSE FEE" means a payment in the amount of $30 million;

     "FINAL ORDER" means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date, or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

     "FIRST PREFERRED SHARES" means the first preferred shares in the capital of Westcoast, including each series thereof designated and outstanding;

     "FORCE MAJEURE" means (i) an act of God, act of war, civil disturbance or other cause beyond such party's reasonable control and power to remedy or
     (ii) a strike or other labor dispute, scarcity of supplies or utilities or unavailability or disruption of transportation, which such party is not capable of resolving by an investment or the payment of a commercially reasonable amount of money;


                   AMENDED AND RESTATED COMBINATION AGREEMENT

     "FARM  S-3"  has  the  meaning  ascribed  thereto  in  Section  2.6(b);

     "FORM  S-8"  has  the  meaning  ascribed  thereto  in  Section  2.6(c);

     "GOVERNING DOCUMENTS" means, with respect to any person, the certificate or articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, unanimous shareholder agreement or declaration or other similar governing documents of such person;

     "GOVERNMENTAL ENTITY" means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing;

     "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, waste of any nature, petroleum, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good, as defined or identified in or regulated by any Environmental Law;

     "HOLDERS" means, when used with reference to the Westcoast Common Shares, the holders of Westcoast Common Shares shown from time to time in the register maintained by or on behalf of Westcoast in respect of the Westcoast Common Shares and, when used with reference to the Exchangeable Shares, the holders of Exchangeable Shares shown from time to time in the register maintained by or on behalf of Exchangeco in respect of the Exchangeable Shares;

     "INTELLECTUAL PROPERTY RIGHTS" has the meaning ascribed thereto in Section 3.17(x);

     "INTERIM ORDER" means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by Section 2.3;

     "KNOWLEDGE" means, with respect to either Duke Energy or Westcoast, the knowledge of any officer of such party after reasonable inquiry; provided that reasonable inquiry shall not require the inquiry of any third party or any Partially Owned Entity;

     "LAWS" means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body (including The Toronto Stock Exchange and The New York Stock Exchange) or self regulatory authority;

     "MATERIAL ADVERSE EFFECT," when used in connection with Duke Energy or Westcoast, means any change, effect, event or occurrence with respect to its condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations or those of its subsidiaries, or in the case of Westcoast, its partially Owned Entities, that is, or would be


                   AMENDED AND RESTATED COMBINATION AGREEMENT reasonably expected to be, material and adverse to the current or future business, operations, regulatory status, financial condition or results of operations of Duke Energy or Westcoast, as the case may be, and its subsidiaries taken as a whole; provided, however, that a Material Adverse Effect shall not include with respect to any party, any change, effect, event or occurrence with respect to its condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such party or any of its subsidiaries directly or indirectly arising out of or attributable to any decrease in the market price of Duke Energy Common Shares in the case of Duke Energy or Westcoast Common Shares in the case of Westcoast (but in either case not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on such party);

     "MATERIAL SUBSIDIARY" means a subsidiary (i) the assets of which exceed 5% of the total assets of the ultimate parent corporation on a consolidated basis as at the end of the last completed fiscal year of the ultimate parent corporation or (ii) of which the ultimate parent corporation's direct or indirect equity interest in the income (before income taxes and extraordinary items) exceeds 5% of such income of the ultimate parent corporation on a consolidated basis during the last completed fiscal year of the ultimate parent corporation;

     "NET  ENGAGE  POSITION"  has  the meaning ascribed thereto in Section 3.22;

     "NUCLEAR  STATIONS"  has  the  meaning  ascribed  thereto  in Section 4.10;

     "OPEN  DUKE  ENERGY  POSITION"  has the meaning ascribed thereto in Section
     4.13;

     "OSC"  means  the  Ontario  Securities  Commission;

     "PARTIALLY OWNED ENTITY" means, with respect to a specified person, any corporation, partnership, joint venture, limited liability company, unlimited liability company, or other organization, incorporated or unincorporated, which is not a subsidiary of such specified person but in which such specified person, directly or indirectly, owns or controls 15 /0 or more of the outstanding securities or other interests ordinarily entitled to vote in the election of the board of directors or other governing body thereof (or if there are no such voting securities or interests, 15% or more of the equity interest in such entity); provided that Maritimes & Northeast Pipeline and P.T. Puncakjaya Power are not Partially Owned Entities;

     "PERSON" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

     "PLAN OF ARRANGEMENT" means the plan of arrangement substantially in the form and content of Schedule E annexed hereto and any amendments or
                             -----------
     variations  thereto  made  in


                   AMENDED AND RESTATED COMBINATION AGREEMENT accordance with Section 7.1 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

     "PRE-EFFECTIVE DATE PERIOD" shall mean the period from and including the date hereof to and including the Effective Time on the Effective Date;

     "RATE  CHANGE"  has  the  meaning  ascribed  thereto in Section 5.1(a)(ix);

     "REPLACERNENT OPTIONS" has the meaning ascribed thereto in the plan of Arrangement;

     "REPRESENTATIVES"  has  the  meaning  ascribed  thereto  in Section 5_3(a);

     "SEC"  means  the  United  States  Securities  and  Exchange  Commission;

     "SECOND PREFERRED SHARES" means the second preferred shares in the capital of Westcoast;

     "SECURITIES ACT" means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

     "SUBSIDIARY" means with respect to a specified person, (a) any corporation, partnership, joint venture, limited liability company, unlimited liability company or other organization, incorporated or unincorporated, which is a subsidiary as defined in the Securities Act of such specified person or (b) a partnership of which such specified person or another of its subsidiaries is a general partner or owns beneficially more than 50% of the ownership interests;

     "SUPERIOR PROPOSAL" means any bona fide written proposal by a third party, directly or indirectly, to acquire assets representing more than 50% of the book value (on a consolidated basis) of Westcoast's total assets or more than 50% of the Westcoast Common Shares,- whether by way of merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, sale of assets or otherwise, and that in the good faith determination of the Board of Directors of Westcoast (based upon advice from its financial advisors and outside legal counsel) (a) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal, and (b) would, if consummated in accordance with its terms, result in a transaction more favourable to Westcoast's Securityholders from a financial point of view than the transaction contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Duke Energy as contemplated by Section 5.6(b));

     "SUPPORT AGREEMENT" means an agreement to be made between Westcoast, Duke Energy, Callco and Exchangeco substantially in the form and content of Schedule F annexed hereto, with such changes thereto as the parties hereto,
     ----------
     acting  reasonably,  may  agree;

     "TAX" and "TAXES" have the respective meanings ascribed thereto in Section 3.12(c);


                   AMENDED AND RESTATED COMBINATION AGREEMENT

     "TAX RETURNS" means all returns, declarations, reports, information returns and statements filed or required to be filed with any taxing authority relating to Taxes;

     "TERMINATION  FEE"  means  a  fee  equal  to  $120  million;

     "TRUSTEE" means the trustee to be chosen by Duke Energy and Westcoast, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the Laws of the State of New York or Delaware and authorized to carry on the business of a trust company, and any successor trustee appointed under the Voting and Exchange Trust Agreement;

     "UEI CONVERSION NOTICE" has the meaning ascribed thereto in Section 5.9(b);

     "VOTING AND EXCHANGE TRUST AGREEMENT" means an agreement to be made between Duke Energy, Exchangeco and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Schedule G annexed hereto, with such changes thereto as the parties hereto, acting reasonably, may agree;

     "WESTCOAST"  has  the  meaning  ascribed  thereto  in  the  Preamble;

     "WESTCOAST COMMON SHARES" means the issued and outstanding common shares in the capital of Westcoast, including the associated rights under the Westcoast Rights Plan;

     "WESTCOAST DISCLOSURE LETTER" means that certain letter of disclosure dated as of the date hereof and signed by an authorized officer of Westcoast and delivered by Westcoast to Duke Energy on or prior to the date hereof;

     "WESTCOAST DIVIDEND REINVESTMENT PLAN" means the plan of Westcoast existing on the date hereof pursuant to which holders of Westcoast Common Shares may elect to receive dividends in equivalent value of Westcoast Common Shares in lieu of cash and may make purchases of Westcoast Common Shares;

     "WESTCOAST  DOCUMENTS"  has the meaning ascribed thereto in Section 3.8(a);

     "WESTCOAST EMPLOYEE SHARE PURCHASE PLANS" means the share purchase plans for Westcoast employees in Canada (whether registered or unregistered) and the share purchase plans, if any, for Westcoast employees in the United States, in each case, as amended;

     "WESTCOAST  ENVIRONMENTAL  PERMITS"  has  the  meaning  ascribed thereto in
     Section  3.11(b);

     "WESTCOAST MEETING" means the special meeting of Westcoast Securityholders, including any adjournment, adjournments, postponement or postponements thereof, to be called and held in accordance with the Interim Order to consider the Arrangement and the Westcoast Rights Plan Waiver Resolution;


                   AMENDED AND RESTATED COMBINATION AGREEMENT

     "WESTCOAST OPTIONS" means the Westcoast Common Share purchase options granted under the Westcoast Stock Option Plans;

     "WESTCOAST  PERMITS"  has  the meaning ascribed thereto in Section 3.15(b);

     "WESTCOAST PIPELINE ASSETS" has the meaning ascribed thereto in Section 3.19(a);

     "WESTCOAST  PLANS"  has  the  meaning  ascribed thereto in Section 3.13(a);

     "WESTCOAST RIGHTS PLAN" means the shareholder rights plan of Westcoast established pursuant to the Shareholders Rights Plan Agreement dated as of April 26, 2000 between Westcoast and Computershare Trust Company of Canada (previously called Montreal Trust Company of Canada);

     "WESTCOAST RIGHTS PLAN WAIVER RESOLUTION" means the ordinary resolution of the holders of Westcoast Common Shares to be substantially in the form and content of Schedule Dannexed hereto;

     "WESTCOAST SEC REPORTS" has the meaning ascribed thereto in Section 3.8(a);

     "WESTCOAST SECURITYHOLDERS" means the holders of Westcoast Common Shares and the holders of Westcoast Options, collectively;

     "WESTCOAST SRA REPORTS" has the meaning ascribed thereto in Section 3.8(a);

     "WESTCOAST STOCK OPTION PLANS" means Westcoast's Long-Term Incentive Share Option Plan 1989, as amended effective April 26, 2000 and Westcoast's 1999 Key Employee Plan;

1.2  INTERPRETATION  NOT  AFFECTED  BY  HEADINGS,  ETC.

     The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms "this Agreement," "hereof," "herein" and "hereunder" and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof.

1.3  RULES  OF  CONSTRUCTION

     Unless  otherwise specifically indicated or the context otherwise requires,
(a) all references to "dollars" or "$" mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, and (c) "include," "includes" and "including" shall be deemed to be followed by the words "without limitation."


                   AMENDED AND RESTATED COMBINATION AGREEMENT

1.4  DATE  FAR  ANY  ACTION

     In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.5  SCHEDULES

     The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form part hereof

     Schedule  A  -  Form  of  Affiliate's  Letter
     Schedule  B  -  Appropriate  Regulatory  Approvals
     Schedule  C  -  Form  of  Arrangement  Resolution
     Schedule  D  -  Form  of  Westcoast  Rights  Plan  Waiver  Resolution
     Schedule  E  -  Form  of  Plan  of  Arrangement
     Schedule  F  -  Form  of  Support  Agreement
     Schedule  G  -  Form  of  Voting  and  Exchange  Trust  Agreement

                                    ARTICLE 2

                                 THE ARRANGEMENT

2.1  IMPLEMENTATION  STEPS  BY  WESTCOAST

     Westcoast covenants in favour of the Duke Energy Parties that Westcoast shall:

     (a) as soon as reasonably practicable, apply in a manner acceptable to the Duke Energy Parties, acting reasonably, under Section 192 of the CBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently seek the Interim Order;

     (b) lawfully convene and hold the Westcoast Meeting for the purpose of considering the Arrangement Resolution and the Westcoast Rights Plan Waiver Resolution (and for no other purpose unless agreed to by Duke Energy) as soon as reasonably practicable and use its reasonable efforts to convene and hold the Westcoast Meeting on or before December 15, 2001, subject to adjournments or postponements which may be required pursuant to Section 5.6(a);

     (c) subject to obtaining the approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

     (d) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

2.2  IMPLEMENTATION  STEPS  BY  DUKE  ENERGY  PARTIES

     The Duke Energy Parties covenant in favour of Westcoast that, on or prior to the Effective Date and subject to the satisfaction or waiver of the conditions herein contained in favour of each such party:

     (a) Duke Energy, Callco and Exchangeco shall execute and deliver the Support Agreement;

     (b) Duke Energy and Exchangeco shall execute and deliver the Voting and Exchange Trust Agreement; and

     (c) Duke Energy shall issue to the Trustee such number of Duke Energy Common Shares as required by the Voting and Exchange Trust Agreement.

2.3  INTERIM  ORDER

     The notice of motion for the application referred to in Section 2.1 (a) shall request that the Interim Order provide, among other things:

     (a) for the class of persons to whom notice is to be provided in respect of the Arrangement and the Westcoast Meeting and for the manner in which such notice is to he provided;

     (b) that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by Westcoast Securityholders, voting together as a single class, present in person or by proxy at the Westcoast Meeting (such that each holder of Westcoast Common Shares is entitled to one vote for each Westcoast Common Share held and each holder of Westcoast Options is entitled to one vote for each Westcoast Common Share such holder of Westcoast Options would have received on a valid exercise of Westcoast Options);

     (c) that, in all other respects, the terms, restrictions and conditions of the governing documents of Westcoast, including quorum requirements and all other matters, shall apply in respect of the Westcoast Meeting; and

     (d)  for  the  grant  of  the  Dissent  Rights.

2.4  ARTICLES  OF  ARRANGEMENT

     The Articles of Arrangement shall, together with such other matters as are necessary to effect the Arrangement, implement the Plan of Arrangement, as a result of which, among other things, each holder of Westcoast Common Shares will he entitled to receive (a) a fraction of an

     Exchangeable  Share per Westcoast Common Share equal to the Exchange Ratio,
(b) a fraction of a Duke Energy Common Share per Westcoast Common Share equal to the Exchange Ratio, (c) Cdn$43.80 in cash, without interest, per Westcoast Common Share, or (d) a combination thereof, at the option of the holder, subject, in each case to proration in a manner as may be determined by Duke Energy to provide that approximately 50% of the aggregate consideration to


                   AMENDED AND RESTATED COMBINATION AGREEMENT be received by holders of Westcoast Common Shares will consist of cash and approximately 50% will consist of Exchangeable Shares and Duke Energy Common Stock.

2.5     WESTCOAST  CIRCULAR

     As promptly as reasonably practicable, Westcoast shall prepare the Circular together with any other documents required by the Securities Act, the CBCA or other applicable Laws in connection with the approval of the Arrangement by the Westcoast Securityholders and Westcoast shall give Duke Energy timely opportunity to review and comment on all such documentation and all such documentation shall be reasonably satisfactory to Duke Energy before it is filed or distributed to Westcoast Securityholders; provided, that Duke Energy will provide Westcoast with its comments and any proposed additions and deletions within five Business Days after each receipt of a dram Circular from Westcoast. If Duke Energy shall have advised Westcoast in writing of matters required pursuant to Section 5.2(b)(ii) prior to the Westcoast Meeting, Westcoast shall disclose such matters in the Circular (including by amendment or supplement to the Circular if the Circular shall have been previously filed or distributed) and such disclosure shall be reasonably satisfactory to Duke Energy before it is filed or distributed to Westcoast Securityholders. As promptly as practicable after obtaining the Interim Order, Westcoast shall cause the Circular and other documentation required in connection with the Westcoast Meeting to be sent to each Westcoast Securityholder and filed as required by the Interim Order and applicable Laws, and Westcoast will use its reasonable efforts to cause the Circular to be sent to each Westcoast Securityholder and filed as required by the Interim Order and applicable Laws on or before November 15, 2001.

2.6  SECURITIES  COMPLIANCE

     (a) Duke Energy and Westcoast shall use reasonable best efforts to obtain all orders required from the applicable Canadian Governmental Entities to permit the issuance and first resale of (i) the Exchangeable Shares and Duke Energy Common Shares issuable pursuant to the Arrangement,
          (ii) the Duke Energy Common Shares issuable upon exchange of the Exchangeable Shares from time to time, and (iii) the Duke Energy Comrnon Shares issuable from time to time upon the exercise of the Replacement Options, in each case without qualification with, or approval of, or the filing of any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Canadian Governmental Entity under any Canadian federal, provincial or territorial securities or other Laws or pursuant to the rules and regulations of any Governmental Entity administering such Laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a "control person" for purposes of Canadian federal, provincial or territorial securities Laws).

     (b) Duke Energy shall file a registration statement on Form S-3 (or other applicable form) (the "Form S-3") in order to register under the 1933 Act the Duke Energy Common Shares issuable from time to time after the Effective time upon exchange of the Exchangeable Shares and shall use its best reasonable efforts to


                   AMENDED AND RESTATED COMBINATION AGREEMENT
                                       12
          cause the Form S-3 to become effective and to maintain the effectiveness of such registration until the date on which no Exchangeable Shares remain outstanding (other than those Exchangeable Shares held by Duke Energy or any of its affiliates),

     (c) As promptly as practicable after the Effective Date, Duke Energy shall file a registration staternent on Form S-8 (or other applicable form) (the "Form S-8") in order to register under the 1933 Act those Duke Energy Common Shares issuable from time to time after the Effective Time upon the exercise of the Replacement Options.

     (d) Duke Energy and Westcoast shall take all such steps as may be required to cause the transactions contemplated by this Article 2 and any other dispositions of Westcoast equity securities or acquisitions of Duke Energy equity securities (including, in each case derivative securities) in connection with this Agreement or the transactions contemplated hereby by any individual who is a director or officer of Westcoast, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

2.7  PREPARATION  OF  FILINGS

     (a)  Duke  Energy  and  Westcoast  shall  cooperate  in:

          (i) the preparation of any application for the orders and the preparation of any required registration statements and any other documents reasonably deemed by Duke Energy or Westcoast to be necessary to discharge their respective obligations under United States and Canadian federal, provincial, territorial or state securities Laws in connection with the Arrangement and the other transactions contemplated hereby;

          (ii) the taking of all such action as may be required under any applicable United States and Canadian federal, provincial, territorial or state securities Laws (including "blue sky laws") in connection with the issuance of the Exchangeable Shares and the Duke Energy Common Shares in connection with the Arrangement or the exercise of the Replacement Options; provided, however, that with respect to the United States "blue sky" and Canadian provincial qualifications neither Duke Energy nor Westcoast shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except as to matters and transactions arising solely from the offer and sale of the Exchangeable Shares and the Duke Energy Common Shares; and

          (iii) the taking of all such action as may be required under the CBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

     (b) Each of Duke Energy and Westcoast shall promptly furnish to the other all information concerning it and its security holders as may be required for the effectuation of the actions described in Sections 2.5 and 2.6 and the foregoing provisions of this Section 2.7, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any misrepresentation (as defined in the Securities Act) or any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

     (c) Each of Duke Energy and Westcoast shall promptly notify the other if at any time before or after the Effective Time it becomes aware that the Circular or an application for an order or a registration statement described in Section 2,6 contains any misrepresentation (as defined in the Securities Act) or any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application or registration statement. In any such event, Duke Energy and Westcoast shall cooperate in the preparation of a supplement or amendment to the Circular or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to the Westcoast Securityholders or filed with the relevant securities regulatory authorities.

     (d) Westcoast shall ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any misrepresentation (as defined in the Securities Act) or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the Duke Energy Parties). Without limiting the generality of the foregoing, Westcoast shall ensure that the Circular complies with OSC Rule 54-501 and provides Westcoast Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Westcoast Meeting.

     (e) Duke Energy shall ensure that the Form S-3 and Form S-S comply with all applicable Laws and, without limiting the generality of the foregoing, that such documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Westcoast).


                   AMENDED AND RESTATED COMBINATION AGREEMENT

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF WESTCOAST

     Westcoast represents and warrants to the Duke Energy Parties as follows in each case except as set forth in the Westcoast Disclosure Letter (each of which exceptions shall specifically identify the relevant section hereof to which it relates):

3.1  ORGANIZATION  AND  STANDING

     (a) Each of Westcoast and its subsidiaries has been duly organized or formed and is validly existing under the Laws of its jurisdiction of organization or formation with full corporate or legal power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted except where, individually or in the aggregate, the failure of a subsidiary other than a Material Subsidiary to be so organized, formed or existing or to have such power or authority would not have a Material Adverse Effect on Westcoast. Each of Westcoast and its subsidiaries is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except where, individually or in the aggregate, the failure to be so qualified would not have a Material Adverse Effect on Westcoast.

     (b) Section 3.1 of the Westcoast Disclosure Letter sets forth, as of the date hereof, a true and complete list of each of Westcoast's subsidiaries and Partially Owned Entities, together with (i) the nature of the legal organization of such person, (ii) the jurisdiction of organization or formation of such person, (iii) the name of each Westcoast related person that owns beneficially or of record any equity or similar interest in such person, and (iv) the percentage interest owned by Westcoast or any of its subsidiaries in such person. Neither Westcoast nor any of its subsidiaries is subject to any obligation in excess of $10 million to provide funds to or make any investment in (in the form of a loan, capital contribution or otherwise) any subsidiary, Partially Owned Entity or other person other than Westcoast or a wholly owned subsidiary of Westcoast.

     (c) Westcoast has heretofore made available to Duke Energy complete and correct copies of its governing documents as well as the governing documents of each of its subsidiaries and Partially Owned Entities, in each case as in effect on the date hereof.

3.2  CAPITALIZATION

     (a) The authorized capital of Westcoast consists of (i) an unlimited number of First Preferred Shares and Second Preferred Shares, each issuable in series, and (ii) an unlimited number of Westcoast Common Shares and there were 4,588,687 First Preferred Shares, Series 2, 8,000,000 First Preferred Shares, Series 5, 5,000,000 First Preferred Shares, Series 6, 6,000,000 First Preferred Shares, Series 7,


                   AMENDED AND RESTATED COMBINATION AGREEMENT

          6,000,000 First Preferred Shares, Series 8, and 5,000,000 First Preferred Shares, Series 9, issued and outstanding and no Second Preferred Shares issued and outstanding as of September 15, 2001. As of September 15, 2001, there were 123,400,430 Westcoast Common Shares issued and outstanding and no Westcoast Common Shares held in its treasury or by any subsidiary of Westcoast. As of August 31, 2001, there were outstanding Westcoast Options permitting the holders thereof to purchase 5,092,893 Westcoast Common Shares in the aggregate. As of August 31, 2001, there were 1,984,469 Westcoast Common Shares reserved for issuance under the Westcoast Stock Option
          Plans. As of July 31, 2001, there were 5,900,587 Westcoast Common Shares reserved for issuance under the Westcoast Dividend Reinvestment Plan. From September 15, 2001 to the date hereof, no First Preferred Shares, Second Preferred Shares or Westcoast Common Shares have been issued by Westcoast or purchased by Westcoast or any of its subsidiaries; from July 31, 2001 to the date hereof, no First Preferred Shares, Second Preferred Shares or Westcoast Common Shares have been reserved by Westcoast; and from August 31, 2001 to the date hereof no Westcoast Options have been granted.

     (b) All of the Westcoast Common Shares and First Preferred Shares have been duly authorized and are validly issued and fully paid and non-assessable, were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding upon Westcoast and were issued in compliance with the CBCA, all applicable securities Laws and the governing documents of Westcoast. All of the outstanding shares and other ownership interests of the subsidiaries, the Partially Owned Entities of Westcoast, Maritimes & Northeast Pipeline and P.T. Puncakjaya Power which are held, directly or indirectly, by Westcoast have been (to the knowledge of Westcoast in the case of partially Owned Entities, Maritimes & Northeast Pipeline and P.T. Puncakjaya Power) duly authorized and are validly issued, fully paid and non-assessable, were not issued in violation of pre-emptive or similar rights and all such shares and other ownership interests are owned directly or indirectly by Westcoast, free and clear of all liens, claims or encumbrances, except for restrictions on transfers contained in governing documents and except where, individually or in the aggregate, the failure of the shares or ownership interest in a subsidiary other than a Material Subsidiary to be so authorized or issued or owned free and clear would not have a Material Adverse
          Effect  on  Westcoast.

     (c) Except as described in Section 3.2(a) above, as of the date hereof, there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Westcoast or any of its subsidiaries to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any capital stock of Westcoast, any of its subsidiaries, Partially Owned Entities, Maritimes & Northeast Pipeline or P.T. Puncakjaya Power nor are there outstanding any securities or obligations of any kind of Westcoast or any of its subsidiaries which are convertible into or exerciseable or exchangeable for any capital stock of Westcoast, any of its subsidiaries or any other person and neither Westcoast nor


                   AMENDED AND RESTATED COMBINATION AGREEMENT any of its subsidiaries or, to the knowledge of Westcoast, any of its Partially Owned Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities. There are not outstanding as of the date hereof any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Westcoast or any of its subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of Westcoast or any of its subsidiaries having the right to vote (or that are exchangeable or convertible for or exercisable into securities having the right to vote) with the holders of the Westcoast Common Shares on any matter. As of the date hereof, there are no stockholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which Westcoast or any of its subsidiaries is a party or bound with respect to the voting, disposition or registration of any outstanding securities of Westcoast, any of its subsidiaries or any of its Partially Owned Entities

     (d) Since June 30, 2001, except for issuances of Westcoast Common Shares pursuant to Westcoast Options granted prior to the date hereof, pursuant to the Westcoast Dividend Reinvestment Plan and upon conversion of First Preferred Shares pursuant to their terms, there have been no Westcoast capital stock, voting securities or securities convertible or exchangeable therefor issued or purchased for cancellation,

3.3  AUTHORITY  AND  NO  CONFLICTS

     (a) Westcoast has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the approval of Westcoast's Securityholders and the Court as provided in this Agreement with respect to the Plan of Arrangement, The execution and delivery of this Agreement by Westcoast and the consummation by Westcoast of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Westcoast are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Westcoast Rights Plan Waiver Resolution, approval of the holders of Westcoast Common Shares and with respect to the completion of the Arrangement, the approval of the Westcoast 5ecurityholders and the Court and the filing of such corporate documents under the CBCA as are provided for in this Agreement.

     (b) This Agreement has been duly executed and delivered by Westcoast and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and by general principles of equity.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

     (c) The Board of Directors of Westcoast at a meeting duly called and held has determined by the unanimous approval of all directors voting (A) that this Agreement and the transactions contemplated hereby, including the Arrangement and the Westcoast Rights Plan Waiver Resolution, are fair to the Westcoast Securityholders and are in the best interests of Westcoast and (B) to recommend that the Westcoast Securityholders vote in favour of the Arrangement and the Westcoast Rights Plan Waiver Resolution.

     (d) Neither the execution and delivery of this Agreement by Westcoast nor the performance by it of its obligations hereunder and the completion of the transactions contemplated hereby, will:

          (i) conflict with, or violate any provision of, the governing documents of Westcoast or any of its subsidiaries or Partially Owned Entities;

          (ii) subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Section 3.4 being made or obtained, violate or breach any Laws applicable to Westcoast, any of its subsidiaries or, to the knowledge of Westcoast, any of its Partially Owned Entities;

         (iii) subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Section 3.4 being made or obtained, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which Westcoast or any of its subsidiaries or, to the knowledge of Westcoast, any of its Partially Owned Entities is a party or by which Westcoast or any of its subsidiaries or, to the knowledge of Westcoast, any of its Partially Owned Entities or its or their property is bound or subject; or

          (iv) result in the imposition of any encumbrance, charge or lien upon or require the sale or give any person the right to acquire any of Westcoast's assets or the assets of any of its subsidiaries or, to the knowledge of Westcoast, any of its Partially Owned Entities, or restrict, hinder, impair or limit the ability of Westcoast, or any of its subsidiaries or, to the knowledge of Westcoast, any of its Partially Owned Entities to carry on the business of Westcoast, any of its subsidiaries or any of its Partially Owned Entities as and where it is now being carried on;

except in the case of clauses (ii) through (iv) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Westcoast or materially impair the ability of Westcoast to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

3.4  CONSENTS;  APPROVALS

     No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Entity is required by or with respect to Westcoast, any of its subsidiaries or, to the Knowledge of Westcoast, any of its Partially Owned Entities in connection with the execution and delivery of this Agreement by Westcoast, the performance of its obligations hereunder or the consummation by Westcoast of the transactions contemplated hereby other than (a) any approvals required by the Interim Order, (b) the Final Order, (c) the approval of the Arrangement by the Westcoast Securityholders, (d) such registrations and other actions required under federal, state, provincial, and territorial securities Laws as are contemplated by this Agreement, (e) any filings with the Director under the CBCA, (f) the Appropriate Regulatory Approvals relating to Westcoast and to the extent required, the New York Public Services Commission, and (g) any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Westcoast or prevent or materially delay the consummation of any of the transactions contemplated hereby or materially impair Westcoast's ability to perform its obligations hereunder,

3.5  NO  DEFAULTS

     None of Westcoast or any of its Material Subsidiaries or, to the knowledge of Westcoast, any of its Partially Owned Entities or any other party thereto, is in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any term, condition or provision of (a) their respective governing documents, (b) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which Westcoast or any of its subsidiaries or, to the Knowledge of Westcoast, any of its Partially Owned Entities, is a party or by which Westcoast, any of its subsidiaries or, to the knowledge of Westcoast, any of its partially Owned Entities, or any of its or their property is bound or subject, except, in the case of clause (b), defaults, violations and terminations which, individually or in the aggregate, would not have a Material Adverse Effect on Westcoast.

3.6  ABSENCE  OF  CERTAIN  CHANGES  OR  EVENTS

     (a)  Except  as  disclosed  in  the  Westcoast SRA Reports or Westcoast SEC
          Reports filed prior to the date hereof, since December 31, 2000, Westcoast, its subsidiaries and, to the knowledge of Westcoast, its Partially Owned Entities, have conducted their respective businesses only in the ordinary course in a manner consistent with past practice and there has been no Material Adverse Effect with respect to Westcoast or any event, occurrence or development which would be reasonably expected In have a Material Adverse Effect on Westcoast or which materially and adversely affects the ability of Westcoast to consummate the transactions contemplated hereby.

     (b) Except as disclosed in the Westcoast SRA Reports or Westcoast SEC Reports filed prior to the date hereof, since December 31, 2000, none of Westcoast or any


                   AMENDED AND RESTATED COMBINATION AGREEMENT of its subsidiaries, or, to the knowledge of Westcoast, its Partially Owned Entities, has engaged in any conduct that is proscribed during the Pre-Effective Date Period by Section 5,1.

3.7  EMPLOYMENT  MATTERS

     (a) Except as set forth in the management proxy circular prepared in connection with the Annual Meeting of Westcoast held on April 25, 2001 or Section 3,7 of the Westcoast Disclosure Letter, neither Westcoast nor any of its subsidiaries is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any former or current director, officer or employee other than any agreement which applies to only one individual and which does not provide for payment to such individual in excess of $150,000 in any one calendar year and other than as required by applicable Law for employees without agreements as to notice or severance or pursuant to collective bargaining agreements.

     (b) Neither Westcoast nor any of its subsidiaries is a party to any consulting contract, written or oral, providing for compensation of any individual in excess of $350,000 per calendar year.

     (c) Neither Westcoast nor any of its subsidiaries has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of Westcoast's or any of its subsidiaries' employees. No labor union or representative of the employees of Westcoast or any of its subsidiaries claims to be seeking to represent employees of Westcoast or any of its subsidiaries other than those that are parties to executed collective bargaining agreements identified in Section 3.7 of the Westcoast Disclosure Letter. To the knowledge of Westcoast, no union organizational campaign or representation petitions are currently pending with respect to any of the employees of Westcoast or any of its subsidiaries or Partially Owned Entities. Neither Westcoast nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement or any other labor contract applicable to any employees of Westcoast or its subsidiaries. All collective bargaining agreements to which Westcoast is a party have been duly ratified and there are no written or oral agreements which modify the terms of any such collective bargaining agreement. No collective bargaining agreements or other labor contracts relating to employees of Westcoast or its subsidiaries are being negotiated. To the knowledge of Westcoast, neither Westcoast nor any of its subsidiaries have breached any of their obligations under any collective bargaining agreements that would have a Material Adverse Effect on Westcoast. There is no labor-strike or labor dispute, slowdown, lockout or stoppage actually pending or threatened against or affecting Westcoast or its subsidiaries, individually or in the aggregate, that would be reasonably expected to have a Material Adverse Effect on Westcoast, and Westcoast and its subsidiaries have not experienced any labor strikes or labor disputes, slowdowns, lockouts or stoppages since December 31, 1998, that had a Material Adverse


                   AMENDED AND RESTATED COMBINATION AGREEMENT

          Effect on Westcoast. To the knowledge of Westcoast, no union or collective bargaining representative has applied to have Westcoast or any of its subsidiaries declared a related or successor employer pursuant to applicable labor Laws,

     (d) All employees and former employees of Westcoast and its subsidiaries have been, or will have been on or before the Effective Date, paid or amounts in respect thereof shall have been accrued for wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and other compensation for all services performed by them or that was accrued by them up to the Effective Date, in accordance with the obligations of Westcoast and its subsidiaries under any employment or labor practices and policies or any collective bargaining agreement or individual agreement to which Westcoast or its subsidiaries is a party, or by which Westcoast or its subsidiaries may be bound, except for, in the case of severance and termination pay, statutory and common law requirements for payment in lieu of reasonable notice of termination.

     (e) There are no current, pending or, to the knowledge of Westcoast, threatened proceedings before any board or tribunal or claims with respect to employment and labor Laws, including, but not limited to, employment and labor standards, unfair labor practices, employment discrimination, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labor relations, other than such proceedings and claims which, individually or in the aggregate, would not have a Material Adverse Effect on Westcoast. Westcoast and its subsidiaries are not subject to any settlement agreement, conciliation agreement, letter of commitment, deficiency letter or consent decree with any present or former employee or applicant for employment, labor union or other employee representative, or any Government Entity or arbitrator relating to claims of unfair labor practices, employment discrimination, or other claims with respect to employment and labor practices and policies that would have a Material Adverse Effect on Westcoast, and no Government Entity or arbitrator has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labor practices or policies of Westcoast or its subsidiaries which currently has or would be reasonably expected to have a Material Adverse Effect on Westcoast. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due and owing pursuant to any workplace safety and insurance legislation by Westcoast or any of its subsidiaries and they have not been reassessed in any material respect under such legislation during the past three years and, to the knowledge of Westcoast, no audit is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or, to the knowledge of Westcoast, potential claims which may materially and adversely affect accident cost experience.

3.8  REPORTS;  FINANCIAL  STATEMENTS

     (a) Since January 1, 1998, Westcoast and its subsidiaries have timely filed all forms, reports, schedules, statements and other documents required to be filed with (i) Canadian securities regulatory authorities (collectively the "Westcoast SRA


                   AMENDED AND RESTATED COMBINATION AGREEMENT

          Reports"), (ii) the SEC under the Exchange Act or the 1933 Act (collectively the "Westcoast SEC Reports"), (iii) any other applicable state, provincial or territorial securities authority, and (iv) any other Governmental Entity, except in each case where the failure to file any such forms, reports, schedules, statements or other documents would not have a Material Adverse Effect on Westcoast (all such forms, reports, schedules, statements and other documents are collectively referred to as the "Westcoast Documents"). The Westcoast Documents at the time filed (x) did not contain any misrepresentation (as defined in the Securities Act), (y) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made and (z) complied in all material respects with the requirements of applicable Laws (including, with respect to the Westcoast SEC Reports, the 1933 Act, the Exchange Act and the rules and regulations thereunder). Westcoast has not filed any confidential material change report with the OSC or any other securities authority or regulator or any stock exchange or other self-regulatory authority that at the date hereof remains confidential.

     (b) The consolidated financial statements (including, in each case, any related notes thereto) contained in any Westcoast SRA Reports or Westcoast SEC Reports (i) have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved (subject, in the case of unaudited financial statements, to the absence of notes in the case of Westcoast SRA Reports filed prior to the implementation of OSC Rule 51-501), (ii) complied in all material respects with the requirements of applicable securities Laws, and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Westcoast and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal, recurring audit adjustments none of which will be material.

     (c) From January 1, 1998 to the date of this Agreement, there has been no change by Westcoast or its subsidiaries in their accounting policies, methods, practices or principles that are material to Westcoast's consolidated financial statements, except as described in the notes thereto with respect to periods ending prior to the date hereof.

3.9  CONTRACTS

     Section 3.9 of the Westcoast Disclosure Letter lists (without specifically identifying the subsection of this Section 3.9 to which they relate) as of the date hereof all written or oral contracts, agreements, guarantees, leases and executory commitments other than Westcoast Plans to which Westcoast or any of its subsidiaries is a party and which fall within any of the following categories: (a) contracts not entered into in the ordinary course of Westcoast's and its subsidiaries' business other than those that are not material to the business of Westcoast and its subsidiaries, (b) contracts containing covenants purporting to limit the freedom of Westcoast or any of its subsidiaries to compete in any line of business in any geographic area or to hire any


                   AMENDED AND RESTATED COMBINATION AGREEMENT individual or group of individuals, (c) contracts which after the Effective Time would have the effect of limiting the freedom of Duke Energy or its subsidiaries (other than Westcoast and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (d) purchase contracts involving in excess of $25 million per year which restrict or limit the purchasing relationships of Westcoast or its subsidiaries, (e) contracts relating to any outstanding commitment far capital expenditures in excess of $100 million other than capital expenditures included in the 2001 capital expenditures budget that was previously approved by the Board of Directors of Westcoast and which was provided to Duke Energy or which were reported to the Board of Directors of Westcoast in the Second Quarter 2001 Outlook previously provided to Duke Energy, (f) contracts with any labor organization or union, (g) except as reflected in the Westcoast financial statements included in the Westcoast SRA Reports for the period ended June 30, 2001, indentures, mortgages, liens, promissory notes, loan agreements, guarantees or other arrangements relating to the borrowing of money by Westcoast or its subsidiaries in excess of S 100 million, (h) contracts providing for "earn-outs", "savings guarantees", "performance guarantees", or other contingent payments by Westcoast or any of its subsidiaries involving more than $100 million per year or $250 million over the term of the contract, (i) confidentiality or standstill agreements with any person (the effectiveness of which extends beyond the date that is six months following the date hereof) that restrict Westcoast or any of its subsidiaries in the use of any information or the taking of any actions by Westcoast or its subsidiaries entered into in connection with the consideration by Westcoast or any of its subsidiaries of any acquisition of equity interests or assets, (j) contracts containing provisions triggered by a change of control of Westcoast or other similar provisions, (k) contracts in favour of directors or officers that provide rights to indemnification and (1) contracts that are material to Westcoast and its subsidiaries taKen as a whole other than those that are covered by (a) through
(k) of this Section 3.9 or filed in the Westcoast SRA Reports or Westcoast SEC Reports filed prior to the date hereof. All such contracts and all other contracts that are individually material to the business or operations of Westcoast and its subsidiaries are valid and binding obligations of Westcoast or such subsidiaries that are parties thereto and, to the knowledge of Westcoast, the valid and binding obligation of each other party thereto except such contracts which if not so valid and binding would not, individually or in the aggregate, have a Material Adverse Effect on Westcoast.

3.10  LITIGATION

     There are no claims, actions, proceedings or investigations pending or, to the knowledge of Westcoast, threatened against Westcoast or any of its subsidiaries or Partially Owned Entities before any Governmental Entity (and Westcoast, its subsidiaries and, to the knowledge of Westcoast, its Partially Owned Entities, have no knowledge of any facts that are likely to give rise to any such claim, action, proceeding or investigation) that would be reasonably expected to have a Material Adverse Effect on Westcoast, or prevent or materially delay consummation of the transactions contemplated by this Agreement. Neither Westcoast nor any of its subsidiaries, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or would be reasonably expected to have a Material Adverse Effect on Westcoast or that would prevent or materially delay consummation of the transactions contemplated by this Agreement.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

3.11  ENVIRONMENTAL

     Except for any matters which individually or in the aggregate are not reasonably likely to result in an expenditure or liability in excess of $20 million:

     (a) all operations of Westcoast and its subsidiaries and, to the knowledge of Westcoast, any of its Partially Owned Entities have been conducted, and are now, in compliance with all Environmental Laws;

     (b) Westcoast and its subsidiaries and, to the knowledge of Westcoast, its partially Owned Entities are in possession of, and in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws to own, lease and operate their properties and to conduct their respective businesses as they are now being conducted or as proposed to be conducted (collectively the "Westcoast Environmental Permits"); and

     (c) neither Westcoast nor any of its subsidiaries or, to the knowledge of Westcoast, any of its Partially Owned Entities is subject to:

          (i) any Environmental Laws that require any work, repairs, construction, change in business practices or operations, or expenditures, including capital expenditures for facility upgrades, environmental investigation and remediation expenditures, or any other such expenditures;

          (ii) any written demand or written notice alleging breach of or with respect to liability under any Environmental Laws applicable to Westcoast, any subsidiary of Westcoast or any of its partially Owned Entities, including any regulations respecting the use, storage, treatment, transportation or disposition (including disposal or arranging for disposal) of Hazardous Substances;

         (iii) any written demand or written notice with respect to liability, by contract or operation of Environmental Laws applicable to Westcoast or any current or former subsidiary of Westcoast or any of its Partially Owned Entities or any of their respective predecessor entities, divisions or any formerly owned, leased or operated properties or assets of the foregoing, including liability with respect to the presence, release, threatened release or discharge of Hazardous Substances; or

          (iv) any changes in the terms or conditions of any Westcoast Environmental Permits or any renewal (other than renewals in the ordinary course on the expiry of permits), modification, revocation, reissuance, alteration or amendment of such Westcoast Environmental Permits that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the continuation of business of Westcoast or any subsidiaries of Westcoast or, to the knowledge of Westcoast, any of its Partially Owned Entities following such consummation.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

3.12  TAX  MATTERS

     (a) Westcoast and each of its subsidiaries have timely filed, or caused to be filed, all material Tax Returns required to be filed by them (all of which returns were correct and complete in all material respects), have timely paid, or caused to be paid, Taxes shown to be due and payable thereon, and have satisfied in full in all respects all Tax withholding, deposit and remittance requirements imposed on or with respect to any of Westcoast and its subsidiaries, and Westcoast's most recently published financial statements contain an adequate provision in accordance with Canadian generally accepted accounting principles for all material amounts of Taxes payable in respect of each period covered by such financial statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. Westcoast and each of its subsidiaries have made adequate provision in accordance with Canadian generally accepted accounting principles in their books and records for any amount of Taxes material to Westcoast on a consolidated basis and accruing in respect of any accounting period ending subsequent to the period covered by such financial statements.

     (b) Neither Westcoast nor any subsidiary of Westcoast has received any written notification that any issue involving an amount of Taxes material to Westcoast on a consolidated basis has been raised (and is currently pending) by the Canada Customs and Revenue Agency, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns filed or required to be filed, and no waivers of statutes of limitations or objections to any assessments or reassessments involving an amount of Taxes material to Westcoast on a consolidated basis have been given, filed or requested with respect to Westcoast or any subsidiary of Westcoast. All liability of Westcoast and its subsidiaries for Canadian federal and provincial income and capital taxes has been assessed by the Canada Customs and Revenue Agency and, where applicable, Canadian provincial tax authorities for all fiscal years up to and including the fiscal year ended December 31, 1999. Neither Westcoast nor any of its subsidiaries has received any notice from any taxing authority to the effect that any Tax Return is being examined, and Westcoast has no knowledge of any Tax audit or issue that would be reasonably expected to have a Material Adverse Effect on Westcoast. There are no proposed (but unassessed) additional Taxes applicable to Westcoast or any of its subsidiaries or, to the knowledge of Westcoast, any of its Partially Owned Entities, involving an amount of Taxes material to Westcoast on a consolidated basis and none has been asserted against Westcoast or any of its subsidiaries or, to the knowledge of Westcoast, any of its Partially Owned Entities. There are no Tax liens on any assets of Westcoast or any of its subsidiaries except for Taxes not yet due and payable and those which would not be reasonably expected to result in a Material Adverse Effect on Westcoast. Neither Westcoast nor any of its subsidiaries has received a refund of any Taxes to which it was not entitled. Neither Westcoast nor any of its subsidiaries (i) has made an election to be treated as a "consenting corporation" under Section 341(f)


                   AMENDED AND RESTATED COMBINATION AGREEMENT of the United States Internal Revenue Code of 1986 (the "Code") or
          (ii) is a party to any Tax sharing or other similar agreement or arrangement or any Tax indemnification agreement of any nature with any other person (other than in agreements with Westcoast or any of its subsidiaries) pursuant to which Westcoast or any of its subsidiaries has or could have any material liabilities in respect of Taxes. Westcoast has not made an election under Section 897(1) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C of the Code.

     (c) "Tax" and "Taxes means, with respect to any person, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, pension plan premiums, excise, severance, social security premiums, workers' compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing.

3.13  PENSION  AND  EMPLOYEE  BENEFITS

     (a) Section 3.13 of the Westcoast Disclosure Letter sets forth a list of all employee benefit, health, welfare, supplemental unemployment benefit, bonus, incentive, pension, profit sharing, deferred compensation, stock compensation, stock option, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices, whether written or oral, which are sponsored, maintained or contributed to by Westcoast or any of its subsidiaries (collectively referred to as the "Westcoast Plans"). The Westcoast Disclosure Letter states which of the Westcoast Plans are subject to the provisions of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"). For purposes of this Section 3.13, a subsidiary of Westcoast shall be deemed to also include each corporation, trade, business, or entity that would be considered to be a single employer or under common control with Westcoast pursuant to Section 414 of the Code or Section 4001 of ERISA.

     (b) No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could be reasonably expected to result in any Westcoast Plan being ordered or required to he terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material amount of Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than


                   AMENDED AND RESTATED COMBINATION AGREEMENT routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the Westcoast Plans or their assets which individually or in the aggregate would have a Material Adverse Effect on Westcoast.

     (c) Westcoast has provided to Duke Energy true, correct and complete copies of all of the Westcoast Plans as amended (or, in the case of any unwritten Westcoast Plan, a description thereof) together with all related actuarial reports, and Westcoast has made available to Duke Energy all other related documentation including, without limitation, funding agreements, trust agreements, funding and financial information returns and statements with respect to each Westcoast
          Plan, and current plan summaries, booklets and personnel manuals. Westcoast has provided to Duke Energy a true and complete copy of (i) the most recent annual report on Form 5500 filed with the United States Internal Revenue Service with respect to each Westcoast Plan in respect of which such a report was required and (ii) the most recent annual information return filed with the Canada Customs and Revenue Agency with respect to each Westcoast Plan in respect of which such a return was required.

     (d) All of the Westcoast Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with all applicable Laws, and in accordance with their terms and the terms of agreements between Westcoast or a subsidiary of Westcoast, as the case may be, and their respective employees. No fact or circumstance exists that could adversely affect the existing tax status of a Westcoast Plan.

     (e) All obligations of Westcoast or a subsidiary of Westcoast regarding the Westcoast Plans have been satisfied in all material respects. All contributions or premiums required to be made by Westcoast or a subsidiary of Westcoast, as the case may be, under the terms of each Westcoast Plan or by applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of the Westcoast Plans.

     (f) Each Westcoast Plan is fully insured or fully funded (both on a going-concern and solvency basis) and in good standing with such regulatory authorities as may be applicable and, as of the date hereof, no notice of underfunding, noncompliance, failure to be in good standing or otherwise has been received by Westcoast or its subsidiaries from any such regulatory authority.

     (g) There have been no improper withdrawals, applications or transfers of assets from any Westcoast Plan or the trusts or other funding media relating thereto that remain outstanding and unremedied, and neither Westcoast, nor any subsidiary of Westcoast, nor, to the knowledge of Westcoast, any of their respective agents has been in breach of any fiduciary obligation with respect to the administration of the Westcoast Plans or the trusts or other funding media relating thereto.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

     (h) Westcoast or its subsidiaries may unilaterally amend or terminate, in whole or in part, each Westcoast Plan and take contribution holidays under or withdraw surplus from each Westcoast Plan, subject only to approvals required by Law and, with respect to amendment or termination, the collective agreements disclosed in Section 3.7 of the Westcoast Disclosure Letter.

     (i) No commitments to improve or otherwise amend any Westcoast Plan have been made except as required by applicable Laws.

     (j) None of the Westcoast Plans (other than pension plans) provide benefits to retired or, former employees or to the beneficiaries or dependants of retired or former employees.

     (k) No insurance policy or any other contract or agreement affecting any Westcoast plan requires or permits a retroactive increase in premiums or payments due thereunder.

     (l) All Westcoast Plans intended to be tax-qualified in the United States have been the subject of determination letters from the United States Internal Revenue Service to the effect that such Westcoast Plans and their related trusts are qualified and exempt from United States Federal income taxes under Sections 401 (a) and 501(x), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Westcoast, has revocation been threatened, nor has any such Westcoast Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs and nothing has occurred since the date of such letter that could adversely affect the qualified status of such plan. As to any such Westcoast Plan, there has been no termination or partial termination of such Westcoast Plan within the meaning of Section 411(d)(3) of the Code.

     (m) No amount or benefit that could be received (whether in cash or property, the vesting of property or the acceleration of the exerciseability of stock options) as a result of or in connection with the transactions contemplated by this Agreement or the Arrangement (whether or not some other subsequent action or event would be required to cause the receipt of such amount or benefit to occur) by any employee, officer or director of Westcoast or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed United States Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Westcoast Plan currently in effect will fail to be deductible for United States federal income tax purposes by virtue of
          Section  280G  of  the  Code.

     (n) None of the Westcoast Plans is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or any other applicable Law, nor has Westcoast or any subsidiary of Westcoast been obligated to contribute to any such multiemployer plan at any time within the past six years.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

     (o) No employment, severance or termination agreement, other compensation arrangement or Westcoast Plan provides for payment of a benefit, the increase of a benefit amount, the acceleration of contributions or funding, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or the Arrangement (whether or not some other subsequent action or event would be required to cause such payment, increase, acceleration, or vesting to be triggered).

     (p) As to any Westcoast Plan that is subject to Title IV of ERISA, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA has occurred, no notice of intent to terminate the plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the plan, and no liability to the United States Pension Benefit Guaranty Corporation has been incurred.

     (q) As to any Westcoast Plan which is subject to ERISA or the Code, no act, omission or transaction has occurred which would result in, imposition on Westcoast or any subsidiary of Westcoast of (i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed pursuant to subsections (c), (i) or (1) of
          Section 502 of ERISA, or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

     (r) Each trust funding a Westcoast Plan, which trust is intended to be exempt from United States federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favourable determination letter from the United States Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favourable determination letter, been amended or operated in a way which would adversely affect such exempt status.

3.14  AFFILIATES

     Section 3.14 of the Westcoast Disclosure Letter identifies all persons who, to the knowledge of Westcoast, may be deemed to be affiliates of Westcoast under Rule 145 of the 1933 Act, including all directors and executive officers of Westcoast.

3.15  COMPLIANCE  WITH  LAWS;  PERMITS

     (a) Westcoast, its subsidiaries and, to the knowledge of Westcoast, its Partially Owned Entities are in compliance, and at all times since January 1, 1998 have complied, with all applicable Laws other than non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on Westcoast. No investigation or review by any Governmental Entity with respect to Westcoast, any of its subsidiaries, or the knowledge of Westcoast, its Partially


                   AMENDED AND RESTATED COMBINATION AGREEMENT

          Owned Entities, is pending or, to the knowledge of Westcoast, is threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, other than those the outcome of which would not have a Material Adverse Effect on Westcoast.

     (b) Westcoast and its subsidiaries and, to the knowledge of Westcoast, its Partially Owned Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the "Westcoast
          Permits"), except where the failure to be in possession of such Westcoast Permits would not, individually or in the aggregate, have a Material Adverse Effect on Westcoast, and there is no action, proceeding or investigation pending or, to the knowledge of Westcoast, threatened regarding any of the Westcoast Permits which would have a Material Adverse Effect on Westcoast. None of Westcoast, any of its subsidiaries or, to the knowledge of Westcoast, any of its Partially Owned Entities is in conflict with, or in default or violation of any of the Westcoast Permits, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Westcoast.

     (c) None of Westcoast, any of its subsidiaries or, to the knowledge of Westcoast, any directors, officers, agents or employees of Westcoast or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to any government officials or employees or to political parties or campaigns or violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended in each case which could reasonably be expected to have a material and adverse effect on Westcoast.

3.16  RESTRICTIONS ON BUSINESS ACTIVITIES

     There is no agreement, judgment, injunction, order or decree binding upon Westcoast or any of its subsidiaries that has or could be reasonably expected to have the effect of prohibiting, restricting or materially impairing any business practice of Westcoast or any of its subsidiaries, any acquisition of property by Westcoast or any of its subsidiaries or the conduct of business by Westcoast or any of its subsidiaries as currently conducted other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, have a Material Adverse Effect on Westcoast.

3.17  INTELLECTUAL PROPERTY

     (a) Westcoast and its subsidiaries, directly or indirectly, own, license or otherwise have legally enforceable rights to use, or can acquire on reasonable terms and without material expense, all patents, patent rights, trademarks, trade names, service marks, copyrights and any applications therefore, technology, know-low, computer software and applications and tangible or intangible proprietary


                   AMENDED AND RESTATED COMBINATION AGREEMENT information or materials, that are material to and used in the business of Westcoast and its subsidiaries as presently conducted (the "Intellectual Property Rights").

     (b) In the case of Intellectual Property Rights owned by Westcoast or one of its subsidiaries, either Westcoast or one of its subsidiaries owns such Intellectual Property Rights free and clear of any material liens, charges or encumbrances. Westcoast or one of its subsidiaries has an adequate right to the use of the Intellectual Property Rights or the material covered thereby in connection with the services or products in respect of which such Intellectual Property Rights are being used. Westcoast has not received any written notice or claim, nor has it received any other information, stating that the manufacture, sale, licensing, or use of any of the services or products of Westcoast or any of its subsidiaries as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by Westcoast or any of its subsidiaries in the ordinary course of Westcoast's business as presently conducted infringes on any copyright, patent, trade mark, service mark or trade secret of a third party where such infringement would have a Material Adverse Effect on Westcoast. Westcoast has not received any written notice or claim, nor has it received any other information, stating that the use by Westcoast or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in the business of Westcoast and any of its subsidiaries as presently conducted infringes on any other person's trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications where such infringement would have a Material Adverse Effect on Westcoast. Westcoast has not received any written notice or claim, nor has it received any other information, challenging the ownership by Westcoast or any of its subsidiaries or the validity of any of the Intellectual Property Rights. All registered patents, trademarks, service marks and copyright held by Westcoast and its subsidiaries are subsisting, except to the extent any failure to be subsisting would not have a Material Adverse Effect on Westcoast. To the knowledge of Westcoast, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including any employee or former employee of Westcoast or any of its subsidiaries No Intellectual Property Right is subject to any known outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Westcoast or any of its subsidiaries, except to the extent any such restriction would not have a Material Adverse Effect on Westcoast.

3.15  INSURANCE

     Each of Westcoast and its subsidiaries is, and has been continuously since September 1, 1996, insured by reputable and financially responsible insurers in amounts and against risks and losses as are customary for companies conducting their respective businesses. Westcoast's and its subsidiaries' insurance policies are in all material respects in full force and effect in accordance with their terms, no notice of cancellation or termination has been received, and there


                   AMENDED AND RESTATED COMBINATION AGREEMENT is no existing default or event which, with the giving of notice or lapse of time or both would constitute a default thereunder.

3.19  PROPERTY

     (a) Westcoast, its subsidiaries and, to the knowledge of Westcoast, its Partially Owned Entities have defensible title (or, with respect to pipelines, equipment and other tangible personal property used in connection with Westcoast's pipeline operations (collectively, "Westcoast Pipeline Assets") title to or interest in the applicable Westcoast Pipeline Assets sufficient to enable Westcoast, its subsidiaries and, to the knowledge of Westcoast, its Partially Owned Entities to conduct their businesses with respect thereto without material interference as it is currently being conducted) to all their material properties and assets, whether tangible or intangible, real, personal or mixed, free and clear of all liens, except for liens disclosed in the Westcoast Documents and liens the existence of which would not have a Material Adverse Effect on Westcoast.

     (b) The businesses of Westcoast and each of its subsidiaries have been and are being operated in a manner which does not violate (in any manner which would, or which would be reasonably expected to, have a Material Adverse Effect on Westcoast) the terms of any easements, rights of way, permits, servitudes, licenses, leasehold estates and similar rights relating to real property (collectively, "Easements") used by Westcoast and each of its subsidiaries in such businesses. All
          Easements are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other Laws of general applicability affecting the rights of creditors generally or principles of equity, and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such businesses where the failure of any such Easement to be valid and enforceable or to grant the rights purported to be granted thereby or necessary thereunder would have a Material Adverse Effect on Westcoast. There are no special gaps in the Easements which would impair the conduct of such businesses in a manner that would, or that would be reasonably expected to, have a Material Adverse Effect on Westcoast, and no part of the Westcoast Pipeline Assets is located on property which is not owned in fee by Westcoast or a subsidiary of Westcoast or subject to an Easement in favour of Westcoast or a subsidiary of Westcoast, where the failure of such Westcoast Pipeline Assets to be so located would have a Material Adverse Effect on Westcoast.

3.20  REGULATORY PROCEEDINGS

     None of Westcoast, any of its subsidiaries or, to the knowledge of Westcoast, any of its Partially Owned Entities, all or part of whose rates or services are regulated by a Governmental. Entity, is a party to any proceeding before a Governmental Entity which is reasonably likely to result in orders having a material burden on the future operations or business of Westcoast or any Material Subsidiary of Westcoast nor has written notice of any such proceeding been received by Westcoast, any of its subsidiaries or, to the knowledge of Westcoast, any of its Partially Owned Entities.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

3.21  REGULATION AS A UTILITY

     (a) Westcoast and all of its "subsidiary companies" and "affiliates", as such terms are defined in the 1935 Act, either are not subject to or are exempt from all provisions of the 1935 Act other than Section, 9(a)(2) of the 1935 Act.

     (b) None of Westcoast or any of its "subsidiary companies" or "affiliates" is subject to regulation as a "holding company" or a "subsidiary company" or "affiliate" of a "holding company", as such terms are defined in the 1935 Act.

3.22     FUTURES TRADING AND FIXED PRICE EXPOSURE

     The Board of Directors of Westcoast has approved the formation and mandate of the Corporate Risk Management Committee (the "CRMC"). The CRMC is responsible for providing the overall direction on all aspects of Westcoast's business risk management. Such responsibilities include approval and oversight of the aggregate risk limits and the delegation of risk management authority and accountability to the business units and functional units. The business risk management programs of Westcoast and its subsidiaries are consistent with the policies of the CRMC.

     The Board of Directors of Westcoast has established risk parameters to restrict the level of risk that Engage Energy Canada, Inc. ("Engage") and its subsidiaries are authorized to take with respect to the net position of Engage and its subsidiaries resulting from all physical commodity transactions, exchange traded futures and options and over-the-counter derivative instruments (the "Net Engage Position') and the CRMC monitors the compliance by Engage and its subsidiaries with such risk parameters. The risk parameters established by the Board of Directors of Westcoast as of the date hereof are set forth in
Section 3.22 of the Westcoast Disclosure Letter and may be modified only by the Board of Directors of Westcoast_ The Net Engage Position is within the risk parameters which have been established by Westcoast's Board of Directors or otherwise approved by Westcoast's Board of Directors.

     In the case of Westcoast's regulated subsidiaries, risk management programs have been established which govern the actions and conduct of such subsidiaries with respect to their management of gas supply portfolio risk arising from the use of physical commodity transactions, exchange traded futures and options and over-the-counter derivative instruments. The actions of each regulated subsidiary are reviewed by each of such subsidiary's respective regulatory bodies. Such subsidiaries are in compliance with their stated programs or policies.

3.23     OPINION OF FINANCIAL ADVISORS

     The Board of Directors of Westcoast has received the opinions of Credit Suisse First Boston Corporation and CIBC World Markets Inc., Westeoast's financial advisors, to the effect that, as of the date hereof, the consideration to be received by the holders of Westcoast Common Shares pursuant to the transactions contemplated hereby is fair to the holders of Westcoast Common
Shares from a financial point of view and those opinions have not been withdrawn, reserved or modified in any material respect.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

3.24  BROKERAGE AND FINDERS' FEES

     Except for Westeoast's obligations to Credit Suisse First Boston Corporation and CIBC World Markets Inc., neither Westcoast nor any subsidiary of Westcoast or any shareholder, director, officer or employee thereof, has incurred or will incur on behalf of Westcoast, any brokerage, finders' or similar fee in connection with the transactions contemplated hereby. Copies of all written agreements relating to Westcoast's obligations to Credit Suisse First Boston Corporation and CIBC World Markets Inc. have previously been provided to Duke Energy and all other agreements relating to such obligations are described in Section 3,24 of the Westcoast Disclosure Letter.

3.25  WESTCOAST RIGHTS PLAN

     None of the execution or the delivery of this Agreement or the taking of any action contemplated by this Agreement results, or will result, in Duke Energy becoming an Acquiring Person (as defined in the Westcoast Rights plan), provided that, prior to the consummation of the Arrangement, the Westcoast Rights Plan Waiver Resolution is approved by the affirmative vote of a majority of the votes cast by holders of Westcoast Common Shares.

3.26  SOLVENCY OF WESTCOAST

     Westcoast is not insolvent, and at the time of the consummation of the Arrangement will not be insolvent, as defined in Section 192(2) of the CBCA.

                                    ARTICLE 4

            REPRESENTATIONS AND WARRANTIES OF THE DUKE ENERGY PARTIES

     The Duke Energy Parties represent and warrant to Westcoast as follows in each case except as set forth in the Duke Energy Disclosure Letter (each of which exceptions shall specifically identify the relevant section hereof to which it relates):

4.1  ORGANIZATION AND STANDING

     (a) Each of the Duke Energy Parties has been duly organized or formed and is validly existing under the Laws of its jurisdiction of organization or formation with full corporate or legal power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted except where, individually or in the aggregate, the failure of a subsidiary other than a Material Subsidiary to be so organized, formed or existing or to have such power or authority would not have a Material Adverse Effect on Duke Energy, Each of the Duke Energy Parties is duly qualified to do business in each jurisdiction in which the nature cf the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except where the failure to be so qualified would not have a Material Adverse Effect on Duke Energy.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

     (b) Duke Energy has heretofore made available to Westcoast complete and correct copies of its governing documents as well as the governing documents of Exchangeco, in each case as in effect on the date hereof.

4.2  CAPITALIZATION

     (a) The authorized capital stock of Duke Energy consists of 12.5 million shares of Preferred Stock, 10.0 million shares of Preferred Stock A,
          1.5 million shares of Preference Stock and 2.0 billion Duke Energy Common Shares and there were 2,284,984 shares of Preferred Stock, 2,057,185 shares of Preferred Stock A and no Preference Stock issued and outstanding and 775,3 86,163 Duke Energy Common Shares issued and outstanding as of September 6, 2001. As of September 6, 2001 there were 55,276,119 Duke Energy Common Shares reserved, in the aggregate, for issuance in respect of the Duke Energy Stock Plans. As of August 31, 2001, there were outstanding options permitting the holders thereof to purchase 20,166,929 Duke Energy Common Shares in the aggregate.

     (b)  All  of  the  outstanding  shares  of capital stock of the Duke Energy
          Parties have been duly authorized and are validly issued and fully paid and non-assessable, were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding upon the Duke Energy Parties and were issued in compliance with all applicable securities Laws and the governing documents of the Duke Energy Parties except where, individually or in the aggregate, the failure of the shares or ownership interest in a subsidiary other than a Material Subsidiary to be so authorized or issued would not have a Material Adverse Effect on Duke Energy. The authorized capital stock of Exchangeco consists of an unlimited number of common shares and an unlimited number of preference shares. As of the date hereof, all of the outstanding capital stock of Exchangeco is owned by N.S. U.L.C. and all of the outstanding capital stock of .S. U.L.C. is owned indirectly by Duke Energy.

     (c) Except as described in Section 4.2(a) above, there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Duke Energy to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any capital stock of Duke Energy nor are there outstanding any securities or obligations of any kind convertible into or exercisable or exchangeable for any capital stock of Duke Energy and Duke Energy has no obligation of any kind to issue any additional securities or to pay for or repurchase any securities. There are not outstanding as of the date hereof any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Duke Energy or any of its subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of Duke Energy or any of its subsidiaries having the right to vote (or that are exchangeable or convertible for or exercisable into securities having the right to vote) with the holders of the Duke Energy Common Shares on any matter as of the date hereof.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

4.3  AUTHORITY AND NO CONFLICTS

     (a) Each of the Duke Energy Parties has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Duke Energy Parties and the consummation by the Duke Energy Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the part of the Duke Energy Parties are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

     (b) This Agreement has been duly executed and delivered by the Duke Energy Parties and constitutes a legal, valid and binding obligation of each of the Duke Energy Parties, enforceable against each of them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and by general principles of equity.

     (c) The Board of Directors of Duke Energy at a meeting duly called and held has determined by the unanimous approval of all directors voting that this Agreement and the transactions contemplated hereby are in the best interests of Duke Energy and the holders of Duke Energy Common Shares.

     (d)  Neither  the  execution  and  delivery  of  this Agreement by the Duke
          Energy Parties nor the performance by each of them of their obligations hereunder and the completion of the transactions contemplated hereby, will:

          (i) conflict with, or violate any provision of, the governing documents of any of the Duke Energy Parties;

          (ii) subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Section 4.4 being made or obtained, violate or breach any Laws applicable to Duke Energy or any of its subsidiaries;

         (iii) subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Section 4.4 being made or obtained, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which Duke Energy or any of its subsidiaries is a party or by which Duke Energy or any of its subsidiaries or its or their property is bound or subject; or

          (iv) result in the imposition of any encumbrance, charge or lien upon any of Duke Energy's assets or the assets of any of its subsidiaries, or restrict,


                   AMENDED AND RESTATED COMBINATION AGREEMENT
               hinder, impair or limit the ability of Duke Energy or any of its subsidiaries to carry on the business of Duke Energy or any of its subsidiaries as and where it is now being carried on;

     except in the case of clauses (ii) through (iv) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Duke Energy or materially impair the ability of Duke Energy to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.

4.4  CONSENTS; APPROVALS

     No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Entity is required by or with respect to any of the Duke Energy Parties in connection with the execution and delivery of this Agreement by the Duke Energy Parties, the performance of their obligations hereunder or the consummation by Duke Energy o the transactions contemplated hereby other than (a) any approvals required by the Interim Order, (b) the Final Order, (c) such registrations and other actions required under federal, state, provincial and territorial securities Laws as are contemplated by this Agreement, (d) any filings with the Director under the CBCA, (e) the Appropriate Regulatory Approvals relating to the Duke Energy Parties, (f) the consents or approvals set forth in Section 4.4 of the Duke Energy Disclosure Letter and (g) any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Duke Energy or prevent or materially delay the consummation of any of the transactions contemplated hereby or materially impair Duke Energy's ability to perform its obligations hereunder.

4.5  NO DEFAULTS

     None of Duke Energy, any of its Material Subsidiaries or, to the knowledge of Duke Energy, any other party thereto, is in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, any term, condition or provision of, or permit the termination of, (a) their respective governing documents, (b) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which Duke Energy or any of its subsidiaries is a party or by which Duke Energy or any of its subsidiaries or any of its or their property is bound or subject, except, in the case of clause (b), defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on Duke Energy.

4.6  ABSENCE OF CERTAIN CHANGES OR EVENTS

     Except as disclosed in the Duke Energy SEC Documents filed prior to the date hereof, since December 31, 2000, there has been no Material Adverse Effect with respect to Duke Energy or any event, occurrence or development which would be reasonably expected to have a Material Adverse Effect on Duke Energy or which materially and adversely affects the ability of Duke Energy to consummate the transactions contemplated hereby.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

4.7  REPORTS; FINANCIAL STATEMENTS

     (a) Since January 1, 1998 Duke Energy and its subsidiaries have timely filed all forms, reports, schedules, statements and other documents required to be filed with (i) the SEC under the Exchange Act or the 1933 Act (the "Duke Energy SEC Documents"), (ii) any applicable state securities authority and (iii) any other Governmental Entity, except in each case where the failure to file any such forms, reports, schedules, statements or other documents would not have a Material Adverse Effect on Duke Energy (all such forms, reports, schedules, statements and other documents are collectively referred to as the "Duke Energy Documents"). The Duke Energy SEC Documents, at the time filed (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made and (y) complied in all material respects with the requirements of applicable Laws (including the 1933 Act, the Exchange Act and the rules and regulations thereunder).

     (b) The consolidated financial statements (including in each case, any related notes thereto) contained in any Duke Energy SEC Documents (i) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (subject, in the case of unaudited financial statements, to the absence of notes), (ii) complied in all material respects with the requirements of applicable securities Laws, and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Duke Energy and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal, recurring audit adjustments none of which will be material_

     (c) From January 1, 1998 to the date of this Agreement, there has been no change in Duke Energy's accounting policies or methods of making accounting estimates or changes in estimates that are material to such financial statements, except as described in the notes thereto with respect to periods ending prior to the date hereof.

4.8  LITIGATION

     There are no claims, actions, proceedings or investigations pending or, to the knowledge of Duke Energy, threatened against puke Energy or any of its subsidiaries before any Governmental Entity (and Duke Energy and its subsidiaries have no knowledge of any facts that are likely to give rise to any such claim, action, proceeding or investigation) that would be reasonably expected to have a Material Adverse Effect on Duke Energy, or prevent or materially delay consummation of the transactions contemplated by this Agreement. Neither Duke Energy nor any of its subsidiaries, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or would be reasonably expected to have


                   AMENDED AND RESTATED COMBINATION AGREEMENT a Material Adverse Effect on Duke Energy or that would prevent or materially delay consummation of the transactions contemplated by this Agreement.

4.9  ENVIRONMENTAL

     Except for any matters which individually or in the aggregate are not reasonably likely to result in a Material Adverse Effect on Duke Energy:

     (a) all operations of Duke Energy and its subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

     (b) Duke Energy and its subsidiaries are in possession of, and in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws to own, lease and operate their properties and to conduct their respective businesses as they are now being conducted or as proposed to be conducted (collectively the "Duke Energy Environmental Permits"); and

     (c)  neither  Duke  Energy  nor  any  of  its  subsidiaries  is subject to:

          (i) any Environmental Laws that require any work, repairs, construction, change in business practices or operations, or expenditures, including capital expenditures for facility upgrades, environmental investigation and remediation expenditures, or any other such expenditures,

          (ii) any written demand or written notice alleging the breach of or with respect to liability under any Environmental Laws applicable to Duke Energy or any subsidiary of Duke Energy, including any regulations respecting the use, storage, treatment, transportation or disposition (including disposal or arranging for disposal) of Hazardous Substances;

         (iii) any written demand or written notice with respect to liability, by contract or operation of Environmental Laws applicable to Duke Energy or any current or former subsidiary of Duke Energy or any of their respective predecessor entities, divisions or any formerly owned, leased or operated properties or assets of the foregoing, including liability with respect to the presence, release, threatened release or discharge of Hazardous Substances, or

          (iv) any changes in the terms or conditions of any Duke Energy Environmental Permits or any renewal (other than renewals in the ordinary course on the expiry of permits), modification, revocation, reissuance, alteration or amendment of such Duke Energy Environmental Permits that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the continuation of business of Duke Energy or any subsidiaries of Duke Energy following such consummation.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

4.10  NUCLEAR OPERATIONS

     To the knowledge of Duke Energy, the operations of its Nuclear Steam Generating Stations ("Nuclear Stations") are-and have at all times been conducted in material compliance with applicable health, safety, regulatory and other legal requirements. To the knowledge of Duke Energy, the Nuclear Stations maintain emergency plans designed to respond to an unplanned release therefrom of radioactive materials into the environment, liability insurance to the extent required by Law, and such further insurance (other than liability insurance) as is consistent with Duke Energy's view of the risks inherent in the operation of a nuclear power facility. To the knowledge of Duke Energy, plans for the decommissioning of each of the Nuclear Stations and for the short-term storage of spent nuclear fuel conform in all material respects with applicable regulatory or other legal requirements, and such plans have at all times since January 1, 1998 been funded to the extent required by Law (which funded amount is not materially inconsistent, in the aggregate, with Duke Energy's budget projections for the amount required to be spent under such plans) except for any lack of funding which would not have a Material Adverse Effect on Duke Energy.

4.11  COMPLIANCE WITH LAWS; PERMITS

     (a) Duke Energy and its subsidiaries are in compliance, and at all times since January 1, 1998 have complied, with all applicable Laws other than non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on Duke Energy. No investigation or review by any Governmental Entity with respect to Duke Energy or any of its subsidiaries is pending or, to the knowledge of Duke Energy, is threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, other than those the outcome of which would not have a Material Adverse Effect on Duke Energy.

     (b) Duke Energy and its subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the "Duke Energy Permits"), except where the failure to be in possession of such Duke Energy Permits would not, individually or in the aggregate, have a Material Adverse Effect on Duke Energy, and there is no action, proceeding or investigation pending or, to the knowledge of Duke Energy, threatened regarding any of the Duke Energy Permits which would have a Material Adverse Effect on Duke Energy. Neither Duke Energy nor any of its subsidiaries is in conflict with, or in default or violation of any of the Duke Energy permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect on Duke Energy.

     (c) None of Duke Energy, any of its subsidiaries or, to the knowledge of Duke Energy, any directors, officers, agents or employees of Duke Energy or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful


                   AMENDED AND RESTATED COMBINATION AGREEMENT payment to any government officials or employees or to political parties or campaigns or violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended in each case which could reasonably be expected to have a material and adverse effect on Duke Energy.

4.12  REGULATORY PROCEEDINGS

     Neither Duke Energy nor any of its subsidiaries, all or part of whose rates or services are regulated by a Governmental Entity, is a party to any proceeding before a Governmental Entity which is reasonably likely to result in orders having a material burden on the future operations or business of any Material Subsidiary of Duke Energy nor has written notice of any such proceeding been received by Duke Energy or any of its subsidiaries.

4.13  FUTURES TRADING AND FIXED PRICE EXPOSURE

     The Market Risk Committee of Duke Energy has established risk parameters to restrict the level of risk that Duke Energy and its subsidiaries are authorized to take with respect to the open position resulting from all physical commodity transactions, exchange traded futures and options and over-the-counter derivative instruments (the "Open Duke Energy Position") and monitors the compliance by Duke Energy and its subsidiaries with such risk parameters. The risk parameters established by the Market Risk Committee of Duke Energy may be modified only by the Market Risk Committee of Duke Energy. The Open Duke Energy Position is within the risk parameters which have been established by the Market Risk Committee of Duke Energy.

4.14  BROKERAGE AND FINDERS' FEES

     Neither Duke Energy nor any of its shareholders, directors, officers or employees has incurred or will incur on behalf of Duke Energy, any brokerage, finders' or similar fee in connection with the transactions contemplated hereby, except that Duke Energy has employed Merrill Lynch &. Co. as its financial advisor pursuant to a written agreement.

                                    ARTICLE 5

                            COVENANTS AND AGREEMENTS

5.1  COVENANTS OF WESTCOAST

     (a) Westcoast agrees as follows until the Effective Date or the earlier termination of this Agreement in accordance with Article 7, in each case except (x) with the consent of Duke Energy to any deviation therefrom, (y) with respect to any matters which are disclosed in
          Section 5.1 of the Westcoast Disclosure Letter (each of which exceptions shall specifically identify the relevant subsection hereof to which it relates) or (z) as expressly contemplated by this Agreement or the Plan of Arrangement:

          (i) Each of Westcoast and its subsidiaries shall (A) carry on its businesses in the usual and ordinary course consistent with past practices, (B) use reasonable best efforts to preserve intact its present business organizations


                   AMENDED AND RESTATED COMBINATION AGREEMENT
               and material rights and franchises, to keep available the services of its current officers and employees, and to preserve its relationships with customers, suppliers and others having business dealings with it, (C) maintain and keep its material properties and assets in as good repair and condition as at the date hereof, subject to ordinary wear and tear, and (D) with respect to wholesale power and energy trading transactions, comply with the risk parameters approved by Westcoast's Board of Directors or, in the case of regulated entities, contained in their program or guidelines and in effect on the date hereof, all to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

          (ii) Westcoast shall not, and it shall not permit any of its subsidiaries to: (A) declare or pay any dividends on, make other distributions or return capital in respect of any of its capital stock or any other equity interests, except for regular quarterly cash dividends on, Westcoast Common Shares of Cdn$ 0.34 per share with record and payment dates consistent with past practice, dividends required by the terms of any securities outstanding on the date hereof, dividends, distributions or return of capital payable by a subsidiary to Westcoast or a wholly-owned subsidiary of Westcoast other than an Excluded Asset; (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; (C) issue, sell, pledge, reserve, set aside, dispose of or encumber, repurchase, redeem or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into, exerciseable or exchangeable for, or any rights, warrants, calls, subscriptions or options to acquire, shares of its capital stock, except (1) pursuant to the terms of the Westcoast Dividend Reinvestment Plan, as in effect on the date hereof, (2) as required by the terms of any securities outstanding on the date hereof, (3) pursuant to fully vested Westcoast Options granted prior to the date hereof, (4) the redemption of the Westcoast First Preferred Shares in accordance with this Agreement, or (5) options granted in the ordinary course of business consistent with past practice under the Westcoast Stock Option Plans; or (D) enter into or announce any agreement or arrangement with respect to the sale, voting, registration or repurchase of any shares of its capital stock or any security convertible into or exchangeable for such shares.

         (iii) Except for capital expenditures (A) included in the 2001 capital expenditures budget that was previously approved by the Board of Directors of Westcoast (including any that are not expended until 2002) or in the Second Quarter 2001 Outlook previously provided to the Board of Directors of Westcoast, each of which was previously provided to Duke Energy, (B) for a business unit that are provided for in, and do not exceed the lesser of $15 million more than, or 150% of, the amount set forth for such business unit in the forecast 2002 capital expenditure schedule to the


                   AMENDED AND RESTATED COMBINATION AGREEMENT

               Westcoast Five Year Financial Forecast 2001-2005 which was previously provided to the Board of Directors of Westcoast and to Duke Energy and which expenditures are as otherwise contemplated in such forecast; provided, that the aggregate capital expenditures permitted hereunder do not exceed 110% of the capital expenditures provided for Westcoast on a consolidated basis in such forecast and provided further that this covenant shall not apply to capital expenditures related to Maritimes & Northeast Pipeline or P.T. Puncakjaya Power, or (C) that are required under applicable Law, Westcoast shall not, nor shall Westcoast permit any of its subsidiaries to, make or commit to make any capital expenditures (including capital lease obligations) in excess of $10 million individually or in the aggregate other than capital expenditures to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance).

          (iv) Westcoast shall not, nor shall it permit any of its subsidiaries to, reorganize, recapitalize, consolidate, dissolve, liquidate, amalgamate or merge with any other person, nor acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or person or otherwise acquire or agree to acquire any assets of any other person as to which the total consideration is in excess of $10 million individually (or in respect of a series of related transactions) or $50 million in the aggregate (other than purchases of assets from suppliers or vendors in the ordinary course of business consistent with past practice). Westcoast may not acquire any electric utility assets or any retail gas assets or properties unless Westcoast consults with Duke Energy prior thereto and such acquisition will not, in the opinion of Duke Energy, violate
               Section  5.1(a)(xiii).

          (v) Except with respect to the sale of assets of Westcoast or any subsidiary of Westcoast as to which the aggregate market value is not in excess of $10 million individually (or in respect of a series of related transactions) or $50 million in the aggregate and except for the sale of gas and other energy products in the ordinary course of business consistent with past practice, Westcoast shall not, nor shall it permit any of its subsidiaries to sell, pledge, encumber, lease (whether such lease is an operating or capital lease) or otherwise dispose of any assets (other than relating to transactions between two or more wholly-owned Westcoast subsidiaries or between a wholly-owned subsidiary and Westcoast).

          (vi) Westcoast shall not, nor shall it permit any of its subsidiaries to, (A,) incur any indebtedness for borrowed money or purchase money indebtedness or assume, guarantee, endorse or enter into a "keepwell" or similar arrangement with respect to, any indebtedness, other than (1) indebtedness between Westcoast or any of its subsidiaries and another of its subsidiaries, (2) additional indebtedness incurred in the ordinary course of


                   AMENDED AND RESTATED COMBINATION AGREEMENT
               business consistent with past practice in an amount not to exceed $50 million in the aggregate and (3) additional borrowings under credit lines existing as of the date hereof incurred in the ordinary course of business consistent with past practice, (B) enter into interest rate swaps with a notional amount in excess of $75 million in the aggregate, or (C) enter into any material operating lease or create any mortgages, liens, security interests or other encumbrances on the property of Westcoast or any of its subsidiaries in connection with any indebtedness.

         (vii) Except as required by applicable Law or any agreement to which Westcoast or any of its subsidiaries is a party on the date hereof, Westcoast shall not, nor shall it permit any of its subsidiaries to:

               (A) increase the amount of (or accelerate the payment or vesting of) any benefit or amount payable under, any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy providing for compensation or benefits to any former, present or future director, officer or employee of Westcoast or any of its subsidiaries;

               (B) increase (or enter into any commitment or arrangement to increase) the compensation or benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any former, present or future director, officer, employee or consultant of Westcoast or any of its subsidiaries, except for normal increases for persons who are not directors or officers made in the ordinary course of business consistent with past practice, provided that the overall compensation budget shall not increase by more than 3.5% on an annual basis;

               (C) whether through its Board of Directors or otherwise, accelerate the vesting of any unvested Westcoast Options or accelerate the release of, or the expiry date of any hold period relating to, any Westcoast Common Shares held in the Westcoast Employee Share Purchase Plans, or otherwise amend, vary or modify such plans or the Westcoast Stock Option Plans; or

               (D) adopt, establish, enter into or implement any employee benefit plan, policy, severance or termination agreement providing for any form of benefits or other compensation to any former, present or future director, officer or employee of Westcoast or any of its subsidiaries or amend any employee benefit plan, policy, severance or termination agreement.

         (viii) Westcoast shall not, nor shall it permit any of its subsidiaries to, amend or propose to amend its governing documents.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

          (ix) Subject to applicable Law, Westcoast shall not implement any changes in its or any of its regulated subsidiaries' rates or charges (other than passthrough or tracking rate charges under existing tariffs or rate schedules), standards of service or accounting or execute any agreement with respect thereto that is otherwise permitted under this Agreement (a "Rate Change") that could be reasonably expected to materially decrease the revenues of the business unit implementing such change. Westcoast shall, and shall cause its subsidiaries to, deliver to Duke Energy a copy of each filing or agreement relating to a Rate Change at least five days prior to the filing or execution thereof. Westcoast shall, and shall cause its subsidiaries to, make all such filings only in the ordinary course of business consistent with past practice.

          (x) Westcoast shall not, nor shall it permit any of its subsidiaries to, pay, discharge, satisfy, compromise or settle any claims or liabilities prior to the same being due which, individually or in the aggregate, are in excess of $25 million.

          (xi) Except as required by applicable Laws, Westcoast shall not, nor shall it permit any of its subsidiaries to, enter into, terminate or waive any provision of, exercise any option or relinquish any contractual rights under, or modify in any material respect any contract, agreement, guarantee, lease commitment or arrangement of the nature required to be disclosed by Section 3.9 or any contract which involves payments or receipts by Westcoast or any of its subsidiaries of more than S25 million over the term of such contract or agreement.

         (xii) Westcoast shall not, nor shall it permit any of its subsidiaries to, make any changes to the existing accounting practices, methods and principles relating to Westcoast or any subsidiary of Westcoast except as required by Law or by Canadian generally accepted accounting principles as advised by Westcoast's or such subsidiary's regular independent accountants, as the case may be.

         (xiii) Westcoast shall not, nor shall it permit any of its subsidiaries to, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act, or that would impair the ability of Duke Energy to continue to claim an exemption as of right under Rule 2 of the 1935 Act following the Arrangement.

          (xiv) Westcoast shall not, nor shall it permit any of its subsidiaries to, make or rescind any material tax election.

          (xv) Westcoast shall not take any action to exempt from, waive or make not subject to (including redemption of outstanding rights) (A) the Westcoast Rights Plan or (B) any takeover Law or other Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any


                   AMENDED AND RESTATED COMBINATION AGREEMENT
               person (other than Duke Energy and. its subsidiaries) or any action taken thereby, including any Take-over Bid (as defined in the Westcoast Rights Plan), which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom. Westcoast shall not nor shall it permit any subsidiary to, (a) enter into any confidentiality or standstill agreement except as permitted by Section 5.5(a), (b) amend, release any third party from its obligations or grant any consent under any confidentiality or standstill provision or fail to fully enforce any such provision.

          (xvi) Westcoast shall not, nor shall it permit any of its subsidiaries to, take or fail to take any action which would cause any of Westcoast's representations or warranties hereunder to be untrue or would be reasonably expected to prevent or materially impede, interfere with or delay the Arrangement.

         (xvii) Westcoast shall not consent to a holder of Westcoast Common Shares withdrawing or abandoning his or her dissent pursuant to the Dissent Rights or provide notice to the Court under the Final Order that the Appropriate Regulatory Approvals have been obtained, in either case without the prior written consent of Duke Energy.

         (xviii) Westcoast shall not, nor shall it permit any o its subsidiaries to, agree in writing or otherwise to take any of the actions as described above in clauses (ii) through (xvi).

      (b)  Westcoast shall promptly advise Duke Energy in writing:

          (i) of any event, condition or circumstance that might be reasonably expected to cause any representation or warranty of Westcoast contained in this Agreement to be untrue or inaccurate on the Effective Date (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

          (ii) of any Material Adverse Effect on Westcoast or any event, occurrence or development which would be reasonably expected to have a Material Adverse Effect or. Westcoast; and

         (iii) of any material breach by Westcoast of any covenant, obligation or agreement contained in this Agreement.

     (c) Westcoast shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its subsidiaries to, perform all obligations required to be performed by Westcoast or any of its subsidiaries under this Agreement, cooperate with Duke Energy in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Westcoast shall:


                   AMENDED AND RESTATED COMBINATION AGREEMENT

          (i) subject to Section 5.6, at the request of Duke Energy, solicit from the Westcoast Securityholders proxies in favour of approval of the Arrangement Resolution and the Westcoast Rights Plan Waiver Resolution (in a commercially reasonable manner) and use reasonable best efforts to obtain the approval by Westcoast Securityholders of the Arrangement and of the Westcoast Rights Plan Waiver Resolution;

          (ii) subject to the last sentence of Section 5.6(a), not adjourn, postpone or cancel (or propose adjournment, postponement or cancellation of) the Westcoast Meeting without Duke Energy's prior written consent except as required by Laws or, in the case of adjournment, as may be required by Westcoast Securityholders as expressed by majority resolution;

         (iii) use reasonable best efforts to satisfy or cause to be satisfied as soon as reasonably practicable all the conditions precedent that are set forth in Article 6 hereof;

          (iv) apply for and use reasonable best efforts to obtain as promptly as practicable all Appropriate Regulatory Approvals relating to Westcoast or any of its subsidiaries and, in doing so, to keep Duke Energy reasonably informed as to the status of the proceedings related to obtaining the Appropriate Regulatory Approvals, including, but not limited to, providing Duke Energy the opportunity to be present for all communications with any Governmental Entity and providing Duke Energy with copies of all related applications and notifications, in draft form, in order for Duke Energy to provide its reasonable comments;

          (v) apply for and use reasonable best efforts to obtain the Interim Order and the Final Order, which Final Order shall be applied for on the basis that it shall be effective only upon Westcoast notifying the Court that the Appropriate Regulatory Approvals have been obtained;

          (vi) carry out the terms of the Interim Order and the Final Order applicable to it and use reasonable best efforts to comply promptly with all requirements which applicable Laws may impose on Westcoast or its subsidiaries with respect to the transactions contemplated hereby and by the Arrangement;

         (vii) use reasonable best efforts to defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

         (viii) use reasonable best efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;


                   AMENDED AND RESTATED COMBINATION AGREEMENT

          (ix) effect all necessary registrations, filings and submissions of information required by Governmental Entities from Westcoast or any of its subsidiaries in connection with the transactions contemplated hereby;

          (x) consult with Duke Energy prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Westcoast SRA Reports or Westcoast SEC Reports;

          (xi) use reasonable best efforts to obtain all waivers, consents and approvals from other parties to loan agreements, leases or other contracts required to be obtained by Westcoast or a subsidiary of Westcoast to consummate the transactions contemplated hereby which the failure to obtain would materially and adversely affect the ability of Westcoast or its subsidiaries to consummate the transactions contemplated hereby; and

         (xii) use reasonable best efforts to ensure that Westcoast's affiliates listed in Section 3,14 of the Westcoast Disclosure Letter execute and deliver to Duke Energy, on or prior to the date that is 30 days after the date hereof, an Affiliate's Letter.

     (d) The Board of Directors of Westcoast shall recommend to the Westcoast Securityholders the approval of the Arrangement Resolution and the Westcoast Rights Plan Waiver Resolution; provided that the Board of Directors of Westcoast may withdraw, modify or change its recommendation if prior to the approval of the Arrangement by the Westcoast Securityholders, Westcoast receives a Superior Proposal that was not solicited or encouraged in violation of Section 5.5 and the Hoard of Directors of Westcoast determines in good faith (based upon the written opinion of its outside legal counsel) that it is necessary for the Board of Directors of Westcoast to take such action in order to discharge properly its fiduciary duties. Any such withdrawal, change or modification of the Westcoast Hoard of Directors' recommendation of the Arrangement and the Westcoast Rights Plan Waiver Resolution shall not change the approval of the Board of Directors of Westcoast for any purpose or change the obligation of Westcoast to present the Arrangement Resolution and the Westcoast Rights Plan Waiver Resolution (without recommendation) at a duly called and convened Westcoast Meeting in accordance with Westcoast's obligations under this Agreement.

     (e) Westcoast shall not waive the application of Section 3.1 of the Westcoast Rights Plan to an Acquisition proposal unless the Acquisition Proposal is a Superior Proposal and Westcoast has complied with Section 5.5 and Section 5.6, provided that, in such case, the waiver cannot be effective until after the Westcoast Meeting and further provided that such waiver cannot be effective if the Arrangement Resolution shall have been approved by the requisite majority of the Westcoast Securityholders at the Westcoast Meeting.

     (f) Prior to the Effective Time, Westcoast will complete the corporate reorganizations as set forth in Section 5.1(f) of the Westcoast Disclosure Letter,


                   AMENDED AND RESTATED COMBINATION AGREEMENT subject only to (i) receipt of any required approval of any provincial regulatory body with respect to any portion of such reorganization which Westcoast shall use its reasonable best efforts to obtain, (ii) receipt of any required approvals under Westcoast's existing debt trust indentures and (iii) approval by Duke Energy of the costs to be incurred to complete such reorganization.

5.2  COVENANTS OF DUKE ENERGY

     (a) Duke Energy agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Article 7, in each case except (x) with the consent of Westcoast to any deviation therefrom, (y) with respect to any matters which are disclosed in
          Section 5.2 of the Duke Energy Disclosure Schedule (each of which exceptions shall specifically identify the relevant subsection hereof to which it relates) or (z) as expressly contemplated by this Agreement or the Plan of Arrangement, Duke Energy shall and will cause its subsidiaries to:

          (i) subject to Section 5.2(c)(viii), not adopt or propose to adopt any amendments to its governing documents or the governing documents of Exchangeco which would have a material adverse impact on the consummation of the transactions contemplated hereby; and

          (ii) not take any action which may jeopardize the exchange of the Westcoast Common Shares by holders of the Westcoast Common Shares in Canada for the purposes of the income Tax Act (Canada) from being treated on a tax deferred basis under the Income Tax Act (Canada) for holders who are otherwise eligible for such treatment.

     (b)  Duke Energy shall promptly advise Westcoast in writing:

          (i) of any event, condition or circumstance that might be reasonably expected to cause any representation or warranty of the Duke Energy Parties contained in this Agreement to be untrue or inaccurate on the Effective Date (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

          (ii) of any Material Adverse Effect on Duke Energy or any event, occurrence or development which would be reasonably expected to have a Material Adverse Effect on Duke Energy; and

         (iii) of any material breach by any of the Duke Energy Parties of any of their covenants, obligations or agreements contained in this Agreement.

     (c) Duke Energy shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its subsidiaries to, perform all obligations required to be performed by it or any of its subsidiaries under this Agreement, cooperate with Westcoast in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as


                   AMENDED AND RESTATED COMBINATION AGREEMENT reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing:

          (i) use reasonable best efforts to satisfy or cause to be satisfied as soon as reasonably practicable all conditions precedent that are set forth in Article 6 hereof;

          (ii) apply for and use reasonable best efforts to obtain promptly all Appropriate Regulatory Approvals relating to Duke Energy or any of its subsidiaries, and, in doing so, to keep Westcoast reasonably informed as to the status of the proceedings related to obtaining the Appropriate Regulatory Approvals, including, but not limited to, providing Westcoast with copies of all related applications and notifications, in draft form, in order for Westcoast to provide its reasonable comments;

          (iii) carry out the terms of the Interim Order and Final Order applicable to it and use reasonable best efforts to comply promptly with all requirements which applicable Laws may impose on the Duke Energy Parties with respect to the transactions contemplated hereby and by the Arrangement;

          (iv) in respect of holders of Westcoast Common Shares who are not exempt from tax under Part 1 of the Income Tax Act (Canada) and who receive Exchangeable Shares under the Arrangement, to cause Exchangeco to enter into elections with such holders under
               Section 85 of the Income Tax Act (Canada) and any equivalents thereof under provincial Laws;

          (v) use reasonable best efforts to defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

          (vi) use reasonable best efforts to have lifted or rescinded any injunction or restraining order or other order relating to the Duke Energy Parties which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

          (vii) effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Duke Energy Parties or their subsidiaries in connection with the transactions contemplated hereby;

          (viii) cause governing documents of Exchangeco to be amended, among other things, to create the Exchangeable Shares;

          (ix) reserve or have available a sufficient number of Duke Energy Common Shares for issuance upon the completion of the Arrangement and the exchange from time to time of Exchangeable Shares and the exercise from time to time of Replacement Options and use reasonable best efforts to cause such Duke Energy Common Shares to be approved for listing on


                   AMENDED AND RESTATED COMBINATION AGREEMENT

               The New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time;

          (x) use reasonable best efforts (A) to cause the Exchangeable Shares to be listed for trading on The Toronto Stock Exchange by the Effective Date and (E) to ensure that Exchangeco remains a "public corporation" within the meaning of the Income Tax Act (Canada) for so long as there are Exchangeable Shares outstanding (other than those Exchangeable Shares held by Duke Energy or any of its affiliates); and

          (xi) use reasonable best efforts to obtain all waivers, consents and approvals from other parties to loan agreements, leases or other contracts required to be obtained by Duke Energy or any subsidiary of Duke Energy to consummate the transactions contemplated hereby which the failure to obtain would materially and adversely affect the ability of the Duke Energy Parties to consummate the transactions contemplated hereby.

5.3  ACCESS TO INFORMATION

     (a) Subject to Section 5.3(b) and applicable Laws, upon reasonable notice to an officer or business unit head of Westcoast, Westcoast shall (and shall cause each of its subsidiaries to) afford the officers, employees, counsel, accountants and other authorized representatives and advisors ("Representatives") of Duke Energy access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of Westcoast. During such period, Westcoast shall (and shall cause each of its subsidiaries to) furnish promptly to Duke Energy all information concerning Westcoast's business, properties and personnel as Duke Energy may reasonably request. Subject to Section 5.3(b) and applicable Laws, Duke Energy shall afford the Representatives of Westcoast access during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to such of Duke Energy's management personnel as Westcoast may request, acting reasonably.

     (b) The Duke Energy Parties and Westcoast acknowledge that certain information received pursuant to Section 5.3(a) will be non-public or proprietary in nature and as such will be deemed to be "Confidential Information" for purposes of the Confidentiality Agreement. The Duke Energy Parties and Westcoast further acknowledge their obligation to maintain the confidentiality of such Confidential Information in accordance with the Confidentiality Agreement.

5.4  INDEMNIFICATION

     (a) Duke Energy agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date hereof in favour of


                   AMENDED AND RESTATED COMBINATION AGREEMENT the directors or officers of Westcoast as provided in its governing documents or in written contracts in effect on the date hereof, shall survive the Arrangement and shall continue in full force and effect until the earlier of the expiration of the applicable statute of limitations with respect to any claims against directors or officers of Westcoast arising out of such acts or omissions and the sixth anniversary of the Effective Date, and Duke ]Energy hereby assumes, effective upon consummation of the Arrangement, all such liability with respect to any matters arising prior to the Effective Time.

     (b) Duke Energy shall use reasonable best efforts to cause to be maintained in effect, for not less than six years from the Effective Time, policies of directors' and officers' liability insurance that provide substantially the same coverage and contain substantially similar terms and conditions for acts and omissions prior to the Effective Time as is provided under or contained in the policies of the directors' and officers' liability insurance maintained by Westcoast as of the date of this Agreement so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date hereof.

5.5  COVENANTS REGARDING NON-SOLICITATION

     (a) Westcoast shall immediately cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any parties by Westcoast, any of its subsidiaries or any of its or its subsidiaries' officers, directors, employees, representatives and agents with respect to an Acquisition Proposal whether or not initiated by Westcoast and in connection therewith, Westcoast shall request (and exercise all rights it has to require) the return of information regarding Westcoast and its subsidiaries previously provided to such parties and shall request (and exercise all rights it has to require) the destruction of all materials including or incorporating any information regarding Westcoast and its subsidiaries.

     (b) Subject to Section 5.6, Westcoast agrees that it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' officers, directors, employees, representatives or agents, directly or indirectly, to (i) solicit, initiate, encourage or knowingly facilitate, including by way of furnishing information or entering into any form of agreement, arrangement or understanding, any inquiries or the making of any proposals regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) withdraw or modify in a manner adverse to Duke Energy the approval or recommendation of the Board of Directors of Westcoast of the transactions contemplated hereby, (iv) approve or recommend any Acquisition Proposal or (v) enter into any agreement, arrangement or understanding related to any Acquisition Proposal of requiring Westcoast to abandon terminate or ran to consummate the Arrangement or providing for the payment of any break, termination or other fees or expenses to any person in the event that Westcoast or any of its subsidiaries completes the transactions contemplated hereby or any other transaction with Duke Energy or any of its affiliates agreed to prior to any


                   AMENDED AND RESTATED COMBINATION AGREEMENT termination of this Agreement. Notwithstanding the preceding sentence and any other provisions of this Agreement, the Board of Directors of Westcoast may, prior to the approval of the Arrangement by the Westcoast Securityholders, consider, participate in any discussions or negotiations with, or provide information in accordance with the last sentence of this paragraph to, any person who has delivered a bona fide written Acquisition Proposal which was not solicited or encouraged after the date of this Agreement and did not otherwise result from a breach of this Section 5.5 and that the Board of Directors of Westcoast determines in good faith, after consultation with its financial advisors and outside legal counsel, is a Superior Proposal; provided, however, that prior to taking any such action, (x) the Board of Directors of Westcoast must receive written advice of outside counsel that it is necessary for the Board of Directors of Westcoast to take such action in order to discharge properly its fiduciary duties and (y) Westcoast must obtain a confidentiality agreement from the person making such Acquisition Proposal that is substantively the same as the Confidentiality Agreement, including a standstill provision at least as stringent as contained in the Confidentiality Agreement; provided further that Westcoast shall not commence discussions or negotiations with, or provide information to any person who has delivered an unsolicited bona fide written Acquisition Proposal until 48 hours after Westcoast shall have advised Duke Energy of its determination that such Acquisition Proposal constitutes a Superior Proposal and of its intention to take such actions. Westcoast shall not consider, negotiate, accept, approve or recommend an Acquisition Proposal or provide information to any person proposing an Acquisition Proposal, in each case after the date of the approval of the Arrangement by the Westcoast Securityholders. If Westcoast receives a request for material non-public information from a person who has made an unsolicited bona fide written Acquisition Proposal and Westcoast is permitted, as contemplated under the second sentence of this Section 5.5(b), to negotiate the terms of such Acquisition Proposal, then, and only in such case, the Board of Directors of Westcoast may, subject to the execution by such person of the confidentiality agreement as described in (y) above, provide such person with access to information regarding Westcoast; provided that Westcoast sends a copy of any such confidentiality agreement to Duke Energy promptly upon its execution and Duke Energy is provided with a list of, and copies of, the information provided to such person and is immediately provided with access to similar information to which such person was provided.

     (c) From and after the date of this Agreement, Westcoast shall promptly (and in any event within 24 hours) notify Duke Energy, at first orally and then in writing, of any inquiries, proposals or offers relating to or constituting an Acquisition Proposal, or any request for non-public information relating to Westcoast or any of its subsidiaries. Such notice shall include a' description of the terms and conditions of any proposal, inquiry or offer, the identity of the person making such proposal, inquiry or offer and provide such other details of the proposal, inquiry or offer as Duke Energy may reasonably request. Westcoast shall keep Duke Energy fully informed on a prompt basis of the status, including any change to the material terms, of any such inquiry, proposal or offer.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

     (d) Westcoast shall ensure that its officers, directors and employees and its subsidiaries and their officers, directors and employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this Section 5.5, and it shall be responsible for any breach of this Section 5.5 by such officers, directors, employees, financial advisors or other advisors or representatives.

5.6  RIGHT TO ACCEPT A SUPERIOR PROPOSAL

     (a) If Westcoast has complied with Section 5.5 with respect thereto, Westcoast may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal prior to the approval of the Arrangement by the Westcoast Securityholders if, and only if (with the exception of a confidentiality agreement the execution of which shall not be subject to the conditions of this
          Section 5.6), (i) Westcoast has provided Duke Energy with a copy of the Superior Proposal document, (ii) five Business Days shall have elapsed from the later of (x) the date Duke Energy received written notice (a "Section 5.6 Notice") advising Duke Energy that Westcoast's Board of Directors has resolved, subject only to compliance with this
          Section 5.6, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (y) the date Duke Energy received a copy of such Superior Proposal, (iii) Westcoast's Board of Directors has determined in good faith (based upon the written opinion of its outside legal counsel) that it is necessary for the Board of Directors of Westcoast to take such action in order to discharge properly its fiduciary duties, (iv) such Superior Proposal does not provide for the payment of any break, termination or other fees or expenses to the other party in the event that Westcoast or any of its subsidiaries completes the transactions contemplated by this Agreement or any other transaction with Duke Energy or any of its affiliates agreed to prior to any termination of this Agreement, and (v) Westcoast has previously or concurrently will have paid to Duke Energy the Termination Fee, if any, payable under Section 7.3. In the event that Westcoast provides Duke Energy with a Section 5.6 Notice on a date that is less than five Business Days prior to the Westcoast Meeting, Westcoast shall adjourn the Westcoast Meeting (without notice on the Arrangement or any related matters) to a date that is not less than five Business Days and not more than 10 Business Days after the date of the Section 5.6 Notice.

     (b) During the five Business Day period referred to in Section 5.6(a)(ii), Westcoast agrees that Duke Energy shall have the right, but not the obligation, to offer to amend the terms of this Agreement. The Board of Directors of Westcoast will review any proposal by Duke Energy to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether Duke Energy's amended proposal upon acceptance by Westcoast would result in such Superior Proposal ceasing to be a Superior Proposal. If the Board of Directors of Westcoast so determines, it will enter into an amended agreement with Duke Energy reflecting Duke Energy's amended proposal. If the


                   AMENDED AND RESTATED COMBINATION AGREEMENT

          Board of Directors of Westcoast continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects Duke Energy's amended proposal, Westcoast may, subject to the terms of this Agreement, accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal.

     (c) Westcoast also acknowledges and agrees that each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of Section 5.5 and the requirement under clause (ii) of Section 5.6(a) to initiate an additional five Business Day notice period.

5.7  EMPLOYEE BENEFITS AND RELATED MATTERS

     Duke Energy agrees, and after the Effective Time will cause Westcoast or any of its subsidiaries, as the case may be, to:

     (a) from the Effective Time through December 31, 2002, provide Affected Employees, taken as a whole, employee benefits pursuant to employee benefit r plans, programs, policies or arrangements maintained by Duke Energy or any subsidiary of Duke Energy providing coverage and benefits which, in the aggregate, are no less favourable than (i) those provided to Affected Employees immediately prior to the Effective Time (other than benefits provided pursuant to Westcoast Employee Share Purchase plans) or, (ii) if elected by Duke Energy with respect to all or certain Affected Employees, those provided from time to time after the Effective Time to employees of Duke Energy or its subsidiaries who are similarly situated, in terms of their positions, tenure and geographic locations, to such Affected Employees; "Affected Employees" means individuals who are actively employed by Westcoast or any of its subsidiaries as of the Effective Time, are not subject to a collective bargaining agreement and who remain employed with Duke Energy or any subsidiary of Duke Energy;

     (b) give each Affected Employee full credit for purposes of determining severance pay and eligibility to participate, vesting and benefit accrual (except for purposes of benefit accrual under any defined benefit pension plans, or to the extent such treatment would result in duplicative accrual on or after the Effective Date of benefits for the same period maintained by Duke Energy or any subsidiary of Duke Energy), for such Affected Employee's service with Westcoast or any subsidiary of Westcoast to the same extent and for the same purpose recognized by Westcoast immediately prior to the Effective Time and previously disclosed to Duke Energy;

     (c) waive all limitations as to preexisting conditions exclusions with respect to participation and coverage requirements applicable to the Affected Employees under any medical or dental benefit plans maintained by Duke Energy in which such employees may be eligible to participate, other than preexisting conditions exclusions imposed with respect to any Affected Employee immediately prior to


                   AMENDED AND RESTATED COMBINATION AGREEMENT such participation under any medical or dental plan maintained by Westcoast for the Affected Employees and other than preexisting conditions exclusions imposed by third-party health benefit providers; and

     (d) provide that any co-payments and deductibles paid by Affected Employees under a welfare plan maintained by Westcoast during the plan year in which the coverage under a similar type of welfare plan maintained by Duke Energy begins shall be taken into account in satisfying any applicable deductible or out-of-pocket requirements under such Duke Energy welfare plan to the same extent such expenses are taken into account for the benefit of similarly situated employees of Duke Energy and its subsidiaries.

     Nothing herein shall be construed as (i) requiring Duke Energy to continue the employment of any Affected Employee following the Effective Time, (ii) limiting Duke Energy's ability to amend, modify or terminate any individual employee benefit plan or arrangement of Westcoast, Duke Energy or any of their respective subsidiaries, or (iii) requiring Duke Energy to maintain any particular level of employee benefits for any individual employee following the Effective Time subject to compliance with Section 5.7(a).

5.8  PROHIBITION ON VOLUNTARY LIQUIDATION

     Duke Energy shall not, and shall cause its subsidiaries not to, take any action relating to a voluntary liquidation, dissolution or winding-up of Exchangeco, as the case may be, prior to the Redemption Date (as defined in the Plan of Arrangement).

5.9  CONVERSION OF WESTCOAST PREFERRED SHARES

     (a) On or prior to September 30, 2001, Westcoast shall deliver a conversion notice (specifying a 30-day notice period) to the holders of the outstanding Westcoast First Preferred Shares, Series 2 regarding the conversion of such shares into Westcoast Common Shares in accordance with the terms of such First Preferred Shares, Series 2. Westcoast shall complete such conversion by such time as is necessary to enable such holders to be holders entitled to receive notice of the Westcoast Meeting. Notwithstanding any other provision of this Agreement, the acts of Westcoast to convert the Westcoast First Preferred Shares, Series 2 in accordance with their terms and this
          Section 5.9 shall be deemed not to breach or violate or fail to satisfy any representations, warranties, covenants or obligations of Westcoast under this Agreement.

     (b) Westcoast shall within two Business Days provide written notice to a designated officer of Duke Energy of any conversion notice given to Westcoast by a holder of First Preferred Shares, Series 5 (a 'Series 5 Conversion Notice") or any conversion notice given to Westcoast by a holder of UEI Holdings Inc- First Series Preferred Shares (a "UEI Conversion Notice"). Westcoast shall redeem, unless Duke Energy otherwise consents, all such First Preferred Shares, Series 5 in respect of which a Series 5 Conversion Notice is given, in accordance with the terms of such First Preferred Shares, Series 5 and shall redeem, unless Duke


                   AMENDED AND RESTATED COMBINATION AGREEMENT

          Energy otherwise consents, all such UEI Holdings Inc. First Series Preferred Shares in respect of which a UEI Conversion Notice is given, in accordance with the terms of such UEI Holdings Inc. First Series Preferred Shares, as the case may be. Notwithstanding any other provision of this Agreement, the acts of Westcoast to redeem the First Preferred Shares, Series 5 and the UEI Holdings Inc. First Series Preferred Shares in accordance with their respective terms and this
          Section 5.9 shall be deemed not to breach or violate or fail to satisfy any representations, warranties, covenants or obligations of Westcoast under this Agreement.

5.10  CLOSING MATTERS

     Each of the Duke Energy Parties and Westcoast shall deliver, at the Effective Time, such customary certificates, resolutions and other closing documents as may be required by the other parties hereto, acting reasonably.

                                    ARTICLE 6

                                   CONDITIONS

6.1  MUTUAL CONDITIONS

     The respective obligations of the parties hereto to consummate the Arrangement shall be subject to the satisfaction of the following conditions on or before the Effective Date:

     (a) the Arrangement shall have been approved by the Westcoast Securityholders at the Westcoast Meeting in the manner required by applicable Laws (including any conditions imposed by the Interim Order);

     (b) the Interim Order and the Final Order shall each have been obtained in form and on terms satisfactory to each of Duke Energy and Westcoast, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

     (c) the Form S-3 shall have become effective under the 1933 Act and no stop order suspending the effectiveness of the Form S-3 shall be in effect and no proceedings for such purpose shall be pending before the SEC, and Duke Energy shall have received all United States state securities or "blue sky" authorizations necessary to issue the Duke Energy Common Shares to be issued pursuant to the Arrangement or upon exchange for the Exchangeable Shares;

     (d) no provision of any applicable Laws and no judgment, injunction, order or decree shall be in effect which restrains or enjoins or otherwise prohibits the consummation of the Arrangement or the transactions contemplated by this Agreement;

     (e) the Exchangeable Shares issuable pursuant to the Arrangement shall have been conditionally approved for listing on The Toronto Stock Exchange, subject to the filing of required documentation, and the Duke Energy Common Shares issuable


                   AMENDED AND RESTATED COMBINATION AGREEMENT at the Effective Time pursuant to the Arrangement, upon exchange of the Exchangeable Shares from time to time and upon exercise of the Replacement Options from time to time shall have been approved for listing on The New York Stock Exchange, subject to official notice of issuance; and

     (f) the Appropriate Regulatory Approvals shall have been obtained and be in full force and effect and shall not be subject to any stop-order or proceeding seeking a stop-order or revocation; and

     (g) all other consents, waivers, permits, orders and approvals of any Governmental Entity, and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Arrangement, the failure to obtain which or the non-expiry of which would constitute a criminal offense, or would, individually or in the aggregate, have a Material Adverse Effect on Duke Energy or Westcoast after the Effective Time, shall have been obtained or received.

6.2  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE DUKE ENERGY PARTIES

     The obligations of the Duke Energy Parties to consummate the Arrangement shall be subject to the satisfaction of the following conditions (each of which is for the exclusive benefit of the Duke Energy parties and may be waived by Duke Energy on behalf of the Duke Energy Parties) on or before the Effective
Date:

     (a) Westcoast shall have performed or complied with, in all material respects, each of its obligations, covenants and agreements hereunder to be performed and complied with by it on or before the Effective Time;

     (b) each of the representations and warranties of Westcoast under this Agreement (which for purposes of this clause (b) shall be read as though none of them contained any Material Adverse Effect or other materiality qualification), except for the representations and warranties set forth in Sections 3.1, 3.2 and 3.3, shall be true and correct in all respects on the date of this Agreement and as of the Effective Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects would not be reasonably expected to have a Material Adverse Effect on Westcoast. Each of the representations and warranties of Westcoast set forth in Sections 3.1,
          3.2 and 3.3 of this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Effective
          Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date);

     (c) Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to Westcoast or any event, occurrence or development which would be reasonably expected to have a Material Adverse Effect on Westcoast or


                   AMENDED AND RESTATED COMBINATION AGREEMENT which would materially and adversely affect the ability of Westcoast to consummate the transactions contemplated hereby;

     (d) Duke Energy shall have received a certificate of Westcoast addressed to the Duke Energy Parties and dated the Effective Date, signed on behalf of Westcoast by two senior executive officers of Westcoast, confirming that the conditions in Sections 6.2(a), (b) and (c) have been satisfied;

     (e) there shall not be any action taken, any Law enacted, entered, enforced or deemed applicable by any Governmental Entity or pending or threatened any suit, action or proceeding by any Governmental Entity in connection with the grant of any Appropriate Regulatory Approval or otherwise, (i) seeking to prohibit or restrict the acquisition by Duke Energy or any of its subsidiaries of any Westcoast Common Shares, (ii) challenging or seeking to restrain or prohibit the consummation of the Plan of Arrangement or seeking to obtain from Westcoast or Duke Energy any damages that are material in relation to Westcoast and its subsidiaries taken as a whole, (iii) seeking to prohibit or materially limit the ownership or operation, by Duke Energy or any of its subsidiaries of any material portion of the business or assets of Duke Energy, Westcoast or any of their respective subsidiaries or to compel Duke Energy or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of Duke Energy or Westcoast or any of their respective subsidiaries, as a result of the Plan of Arrangement, (iv) seeking to impose limitations on the ability of Duke Energy or any of its subsidiaries to acquire or hold, or exercise full rights of ownership of, any Westcoast Common Shares, including the right to vote the Westcoast Common Shares purchased by it on all matters properly presented to the shareholders of Westcoast,
          (v) seeking to prohibit Duke Energy or any of its subsidiaries from effectively controlling in auy material respect the business or operations of Westcoast and its subsidiaries or (vi) imposing any condition or restriction that in the judgment of Duke Energy, acting reasonably, would be materially burdensome to the future operations or business of any business unit of Duke Energy or Westcoast after the Effective Time;

     (f) the Board of Directors of Westcoast shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Westcoast and its subsidiaries to permit the consummation of the Arrangement;

     (g) the holders of Westcoast Common Shares shall have approved the Westcoast Rights Plan Waiver Resolution;

     (h) Duke Energy shall have received a customary "Comfort Letter" from Ernst & Young LLC, dated the Effective Date, in form and substance reasonably satisfactory to Duke Energy, in connection with the procedures undertaken by them with respect to the financial statements of Westcoast and its subsidiaries to be contained in or incorporated by reference into any filing by Duke Energy with the SEC;


                  AMENDED AND RESTATED COMBINATION AGREEMENT

     (i) holders of not more than 10% of the Westcoast Common Shares shall have exercised their Dissent Rights (and not withdrawn such exercise) in respect of the Arrangement;

     (j) all outstanding Westcoast First Preferred Shares, Series 2 shall have been converted into Westcoast Common Shares in accordance with the terms of such First Preferred Shares, Series 2;

     (k) the consents and approvals set forth in Section 3.4 of the Westcoast Disclosure Letter shall have been obtained or received; and

     (l) to the extent required, approval of the New York Public Services Commission under the New York Public Services Law.

6.3  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF WESTCOAST

     The obligations of Westcoast to consummate the Arrangement shall be subject to satisfaction of the following conditions (each of which is for the exclusive benefit of Westcoast and may be waived by Westcoast) on or before the Effective
Date:

     (a) the Duke Energy Parties shall have performed or complied with, in all material respects, each of their obligations, covenants and agreements hereunder to be performed and complied with by them on or before the Effective Time;

     (b) each of the representations and warranties of the Duke Energy Parties under this Agreement (which for purposes of this clause (b) shall be read as though none of them contained any Material Adverse Effect or other materiality qualification), except for the representations and warranties set forth in Sections 4.1, 4.2 and 4.3, shall be true and correct in all respects on the date of this Agreement and as of the Effective Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects would not be reasonably expected to have a Material Adverse Effect on Duke Energy. Each of the representations and warranties of the Duke Energy Parties set forth in Sections 4.1, 4.2 and 4.3 of this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Effective Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date);

     (c) Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to Duke Energy or any event, occurrence or development which would be reasonably expected to have a Material Adverse Effect on Duke Energy or which would materially and adversely affect the ability of Duke Energy to consummate the transactions contemplated hereby except those which were disclosed in the Circular as amended or supplemented;


                   AMENDED AND RESTATED COMBINATION AGREEMENT

     (d) Westcoast shall have received a certificate of Duke Energy addressed to Westcoast and dated the Effective Date, signed on behalf of Duke Energy by two senior executive officers of Duke Energy, confirming that the conditions in Sections 6.3(a), (b) and (c) have been satisfied; and

     (e) the Board of Directors of Duke Energy shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Duke Energy and its subsidiaries, to permit the consummation of the Arrangement_

6.4  SATISFACTION OF CONDITIONS

     The conditions precedent set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of Duke Energy and Westcoast, a certificate of arrangement in respect of the Arrangement is issued by the Director.

                                    ARTICLE 7

                            AMENDMENT AND TERMINATION

7.1  AMENDMENT

     This Agreement may not be amended except by mutual written agreement of the parties hereto; provided that after approval by the Westcoast Securityholders, no amendment may be made that by Law requires further approval or authorization by the Westcoast Securityholders without such further approval or authorization.

7.2  TERMINATION

     This Agreement may be terminated and the Arrangement abandoned at any time prior to the Effective Time (notwithstanding any approval of the Arrangement by the Westcoast Securityholders):

     (a) by the mutual written consent of Duke Energy and Westcoast (without further action on the part of the Westcoast Securityholders if terminated after the Westcoast Meeting);

     (b) by either Westcoast or Duke Energy, if there shall be any Law that makes consummation of the Arrangement illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent Governmental Entity (other than any order from the Court refusing to grant the Final Order) enjoining Duke Energy or Westcoast from consummating the Arrangement shall be entered and such judgment, injunction, order or decree shall have become final and nonappealable;

     (c) by either Westcoast or Duke Energy, if the Effective Date does not occur on or prior to September 20, 2002; provided, however, that the right to terminate this Agreement under this Section 7.2(c) shall not be available to any party whose


                   AMENDED AND RESTATED COMBINATION AGREEMENT failure or whose affiliate's failure to perform any material covenant, agreement or obligation hereunder has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such date;

     (d) by Duke Energy if, (i) the Board of Directors of Westcoast fails to recommend or withdraws, modifies or changes its approval or recommendation of this Agreement, the Arrangement, the Arrangement Resolution or the Westcoast Rights Plan Waiver Resolution in a manner adverse to Duke Energy or recommends or approves a Superior Proposal,
          (ii) the Board of Directors of Westcoast fails to affirm its approval or recommendation of this Agreement, the Arrangement, the Arrangement Resolution or the Westcoast Rights Plan Waiver Resolution within 10 Business Days of any written request to do so from Duke Energy, (iii) the Arrangement Resolution and the Westcoast Rights Plan Waiver Resolution are not submitted for approval at the Westcoast Meeting, or the Westcoast Meeting is not held prior to January 31, 2002 or such later date to which the Westcoast Meeting shall have been adjourned or postponed as may be permitted pursuant to Section 5.6(a); provided that in the event a Force Majeure has occurred which makes giving notice of the Westcoast Meeting impractical, or if such notice has already been given, makes holding the Westcoast Meeting impractical on or prior to such date, such date shall be extended until the earlier of the thirty-fifth day after the cessation of such Force Majeure or March 31, 2002, or (iv) Westcoast shall have breached in any material respect its obligations under Section 5.5 or 5.6;

     (e) (i) by either Westcoast or Duke Energy, if at the Westcoast Meeting, the requisite vote of Westcoast Securityholders to approve the Arrangement shall not be obtained or (ii) by either Westcoast or Duke Energy, if approval of the Court of the Final Order shall not be obtained, or (iii) by Duke Energy, if at the Westcoast Meeting, the requisite vote of holders of Westcoast Common Shares to approve the Westcoast Rights Plan Waiver Resolution shall not be obtained;

     (f) by Duke Energy, if Westcoast has breached any of its representations, warranties, agreements or obligations herein which breach would result in the failure to satisfy one or more conditions set forth in Section 6.2(a) or Section 6.2(b) and such breach is not curable or if curable, is not cured within 30 days after notice thereof has been received by the party alleged to be in breach; or

     (g) by Westcoast, if any of the Duke Energy Parties has breached any of its representations, warranties, agreements or obligations herein which breach would result in the failure to satisfy one or more conditions set forth in Section 6.3(a) or Section 6.3(b) and such breach is not curable or if curable, is not cured within 30 days after notice thereof has been received by the party alleged to be in breach.

7.3  EFFECT OF TERMINATION

     (a)  if  this  Agreement is terminated in accordance with the provisions of
          Section 7.2, no party shall have any further liability to perform its obligations hereunder


                   AMENDED AND RESTATED COMBINATION AGREEMENT except for the provisions of this Section 7.3 and Section 5.3(b) and
          Section 8.9; provided that neither the termination of this Agreement nor anything contained in this Section 7.3 shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants and agreements made herein. If it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to any other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their out-of-pocket costs, including fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, incident to the negotiation, preparation and execution of this Agreement and related documentation.

     (b)  If  this  Agreement  is  terminated:

          (i)  by  Duke  Energy  pursuant  to  Section  7.2(d);  or

          (ii) by either Party pursuant to Section 7.2(e)(i) or by Duke Energy pursuant to Section 7.2(e)(iii) and at any time after the date of this Agreement and prior to such termination a bona fide Acquisition Proposal with respect to Westcoast or its subsidiaries shall have been made, or any proposal or expression of interest by a third party regarding an Acquisition Proposal shall have been publicly disclosed;

          then Westcoast will, in the case of a termination by Duke Energy, within three Business Days following any such termination or, in the case of a termination by Westcoast, prior to such termination, pay to Duke Energy in cash by wire transfer in immediately available funds to an account designated by Duke Energy the Termination Fee.

     (c) If this Agreement is terminated by either party pursuant to Section 7.2(e)(i) or by Duke Energy pursuant to Section 7.2(e)(iii) and after the date of this Agreement and prior to such termination no bona fide Acquisition Proposal with respect to Westcoast or its subsidiaries shall have been made, and at such time no proposal or expression of interest by a third party regarding an Acquisition Proposal shall have been publicly disclosed and within 12 months after the date of such termination, Westcoast enters into any agreement for an Acquisition Proposal or consummates a transaction that constitutes an Acquisition Proposal, Westcoast will, prior to the earlier of consummation of a transaction that constitutes an Acquisition Proposal, or execution of a definitive agreement with respect thereto, pay to Duke Energy in cash by wire transfer in immediately available funds to an account designated by Duke Energy, the Termination Fee.

     (d) if this Agreement is terminated by Duke Energy pursuant to Section 7.2(f) and after the date of this Agreement and prior to such termination no bona fide Acquisition Proposal with respect to Westcoast or its subsidiaries shall have been


                   AMENDED AND RESTATED COMBINATION AGREEMENT made, and at such time no proposal or expression of interest by a third party regarding an Acquisition Proposal shall have been publicly disclosed, or if this Agreement is terminated by Westcoast pursuant to 7.2(g), then Westcoast or Duke Energy, as the case may be, will, within three Business Days following notice of such termination, pay to the terminating party in cash by wire transfer in immediately available funds to an account designated by the terminating party an amount equal to the Expense Fee as payment in full of the terminating party's costs and expenses in connection with the transactions contemplated by this Agreement,

     (e) If this Agreement is terminated by Duke Energy pursuant to Section 7.2(f) and at any time after the date of this Agreement and prior to such termination a bona fide Acquisition Proposal with respect to Westcoast or its subsidiaries shall have been made, or any proposal or expression of interest by a third party regarding an Acquisition Proposal shall have been publicly disclosed, then (i) Westcoast will, within three Business Days following any such termination, pay to Duke Energy in cash by wire transfer in immediately available fiends to an account designated by Duke Energy an amount equal to the Expense Fee as payment in full of the Duke Energy Parties' costs and expenses in connection with the transactions contemplated by this Agreement and
          (ii) if within 12 months after the date of such termination, Westcoast enters into any agreement for an Acquisition Proposal or consummates a transaction that constitutes an Acquisition Proposal, Westcoast will, prior to the earlier of consummation of a transaction that constitutes an Acquisition Proposal, or execution of a definitive agreement with respect thereto, pay to Duke Energy in cash by wire transfer in immediately available funds to an account designated by Duke Energy, the Termination Fee minus the amount of any payment previously made pursuant to clause (i) of this subsection (e).

     (f) If this Agreement is terminated by either party pursuant to Section 7.2(c) or pursuant to Section 7.2(e)(ii) and within 12 months after the date of such termination, Westcoast enters into any agreement for an Acquisition Proposal or consummates a transaction that constitutes an Acquisition Proposal, Westcoast will, prior to the earlier of consummation of a transaction that constitutes an Acquisition Proposal, or execution of a definitive agreement with respect thereto, pay to Duke Energy in cash by wire transfer in immediately available funds to an account designated by Duke Energy, the Termination Fee minus any payment previously made pursuant to Section 7.3(g),

     (g) If this Agreement is terminated by either party pursuant to Section 7.2(c) and at the date of such termination any required approval of any provincial regulatory body shall not have been obtained then Westcoast will, in the case of a termination by Duke Energy, within three Business Days following such termination or, in the case of a termination by Westcoast, prior to such termination, pay to Duke Energy in cash by wire transfer in immediately available funds to an account designated by Duke Energy an amount equal to the Expense Fee as payment in full of the Duke Energy Parties' costs and expenses in connection with the transactions contemplated by this Agreement, If this


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                                       64

          Agreement is terminated by either party pursuant to Section 7.2(c) and at the date of such termination any required approval of Duke Energy's performance of its obligations under this Agreement by the North Carolina Utilities Commission or The Public Service Commission of South Carolina shall not have been obtained, then Duke Energy will, in the event of a termination by Westcoast, within three Business Days following such termination or in the case of a termination by Duke Energy, prior to such termination, pay to Westcoast in cash by wire transfer in immediately available funds to an account designated by Duke Energy an amount equal to the Expense Fee as payment in full of Westcoast's costs and expenses in connection with the transactions contemplated by this Agreement.

     (h) Solely for purposes of this Section 7.3, (x) each reference to 20% in the definition of Acquisition Proposal shall be deemed to be 25% and
          (y) for purposes of determining under Section 7.3(b)(ii) whether the condition that an Acquisition Proposal shall have been made or a proposal or expression of interest by a third party regarding an Acquisition Proposal shall have been made or publicly disclosed, the condition shall not be deemed to have been met to the extent (i) the Acquisition Proposal is expressly conditioned upon completion of the transactions contemplated hereby or (ii) the proposal or expression of interest regarding an Acquisition Proposal that is only publicly disclosed is not bona fide made.

7.4  EFFECT  OF  TERMINATION  FEE  PAYMENT

     For greater certainty, the parties hereto agree that if Westcoast pays the Termination Fee to Duke Energy pursuant to the provisions of Section 7.3, Duke Energy shall have no other remedy for any breach of this Agreement by Westcoast, unless Westcoast makes a claim against Duke Energy for breach of a provision of this Agreement, in which circumstances the liability of Westcoast to Duke Energy for damages for claims in respect of breaches of this Agreement shall be subject to a maximum limit equal to the liability of Duke Energy to Westcoast for damages for claims in respect of breaches of this Agreement plus the Termination fee.

                                    ARTICLE 8

                                     GENERAL

8.1  INVESTIGATION

     Any investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of any other party to this Agreement.

8.2  NOTICES

     All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:


                   AMENDED AND RESTATED COMBINATION AGREEMENT

     (a)  If  to  Westcoast,  at:

          1333  West  Georgia  Street
          Vancouver,  British  Columbia
          Canada  V6E  3K9

          Attention: Senior Vice President, Law and Corporate Secretary Telecopier No.: (604) 488-8088

          with  a  copy  to:

          Torys
          Suite  3000,  Maritime  Life  Tower
          Toronto-Dominion  Centre
          Toronto,  Ontario
          Canada  M5K  1N2

          Attention:     Peter  E.S.  Jewett
                         Philip  Symmonds

          Telecopier  No.:  (416)  865-7380

     (b)  If  to  a  Duke  Energy  Party,  at:

          Duke  Energy  Corporation
          422  South  Church  Street
          Charlotte,  NC  28201-1244

          Attention:  Martha  B.  Wyrsch
          Telecopier  No.:  (303)  605-1605

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing,

8.3  ASSIGNMENT

     No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement or the Arrangement (whether by operation of law or otherwise) except that Exchangeco may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of Duke Energy incorporated in Canada.

8.4  BINDING  EFFECT

     Subject to Section 8.3, this Agreement and the Arrangement shall be binding upon, ensure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

8.5  THIRD-PARTY  BENEFICIARIES

     Except for the agreement set forth in Section 5,4, nothing in this Agreement, express or implied, shall be construed to create any third-party beneficiaries.

8.6  WAIVER  AND  MODIFICATION

     Westcoast and the Duke Energy Parties may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants or agreements herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent,

8.7  NO  PERSONAL  LIABILITY

     (a) No director or officer of any Duke Energy Party or any of their respective subsidiaries shall have any personal liability whatsoever to Westcoast under this Agreement, or any other document delivered in connection with the Arrangement on behalf of a Duke Energy Party.

     (b) No director or officer of Westcoast or any of its subsidiaries shall have any personal liability whatsoever to any Duke Energy Party under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Westcoast.

8.8  FURTHER  ASSURANCES

     Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

8.9  EXPENSES

     Subject to Section 7.3, the parties agree that all expenses of the parties relating to this Agreement and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors, and printing and mailing costs, shall be paid by the party incurring such expenses.

8.10 PUBLIC  ANNOUNCEMENTS

     The initial press release concerning the Arrangement shall be a joint press release and thereafter Duke Energy and Westcoast agree to consult with each other prior to issuing any news releases or public statements with respect to this Agreement or the Arrangement, and to use their respective reasonable best efforts not to issue any news releases or public statements inconsistent with the results of such consultations, Subject to applicable Laws, each party shall use its


                   AMENDED AND RESTATED COMBINATION AGREEMENT reasonable best efforts to enable the other parties to review and comment on all such news releases prior to the release thereof, The parties agree to issue jointly a news release with respect to this Arrangement as soon as practicable following the execution of this Agreement, Duke Energy and Westcoast also agree to consult with each other in preparing and making any filings and communications in connection with any Appropriate Regulatory Approvals.

8.11 GOVERNING  LAWS;  CONSENT  TO  JURISDICTION

     This Agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the Laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under or in relation to this Agreement.

8.12 REMEDIES

     The parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching parry irreparable harm, Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

8.13 TIME  OF  ESSENCE

     Time  shall  be  of  the  essence  in  this  Agreement.

8.14 ENTIRE  AGREEMENT

     This Agreement including the disclosure letters, the agreements and other documents referred to herein constitute the entire agreement among the parties hereto and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties hereto with respect to the matters hereof and thereof,

8.15 SEVERABILITY

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

8.16 COUNTERPARTS

     This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


                   AMENDED AND RESTATED COMBINATION AGREEMENT

     IN WITNESS WHEREOF the parties hereto have executed this Agreement on November 5, 2001 effective as of the date first written above.

                                    DUKE  ENERGY  CORPORATION

                                    By:  /s/    Richard  B.  Priory
                                         ------------------------------
                                         Name:  Richard  B.  Priory
                                         Title: Chairman,  President  and
                                                Chief  Executive  Officer

                                    3058368  NOVA  SCOTIA  COMPANY

                                    By:  /s/    Fred  J.  Fowler
                                         ------------------------------
                                         Name:  Fred  J.  Fowler
                                         Title: President

                                    3946509  CANADA  INC.

                                    By:  /s/    Fred  J.  Fowler
                                         ------------------------------
                                         Name:  Fred  J.  Fowler
                                         Title: President

                                    WESTCOAST  ENERGY  INC.

                                    By:  /s/    Michael E.J. Phelps
                                         ------------------------------
                                         Name:  Michael  E.J.  Phelps
                                         Title: Chairman  and
                                                Chief  Executive  Officer

                                    By:  /s/    Graham  M.  Wilson
                                         ------------------------------
                                         Name:  Graham  M.  Wilson
                                         Title: Executive  Vice  President
                                                and Chief Financial Officer


                   AMENDED AND RESTATED COMBINATION AGREEMENT

                                   SCHEDULE A

                           FORM OF AFFILIATE'S LETTER

                                AFFILIATE LETTER

                             ________________, 2001

Duke  Energy  Corporation
422  South  Church  Street
Charlotte,  North  Carolina  28201-1244

Ladies  and  Gentlemen:

     The undersigned acknowledges that as of the date hereof the undersigned may be deemed to be an "affiliate" of Westcoast Energy Inc., a corporation existing under the laws of Canada ("Westcoast"), as the term "affiliate" is used in and far purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), although nothing contained herein shall be construed as an admission by the undersigned that the undersigned is in fact an affiliate of Westcoast. In connection with the arrangement pursuant to
Section 192 of the Canada Business Corporations Act, R.S.C. 1995, c. C-44 (the "Arrangement") to be entered pursuant to the terms and subject to the conditions of the Combination Agreement dated as of September 20, 2001 (the "Agreement"), among Westcoast, 3946509 Canada Inc. ("Exchangeco") and Duke Energy Corporation, a North Carolina corporation ("Duke Energy"), (i) all of the shares of Westcoast Common Stock issued and outstanding immediately prior to the time of the effectiveness of the Arrangement (the "Effective Time") will be exchanged for cash, exchangeable shares of Exchangeco ("Exchangeable Shares"), shares of common stock, no par value per share, of Duke Energy ("Duke Energy Common Stock") or some combination of the foregoing, (ii) immediately after the Effective Time, Duke Energy and its affiliates will own all of the issued and outstanding shares of common stock of Westcoast ("Westcoast Common Stock"),
(iii) all of the shares of preferred stock of Westcoast ("Westcoast Preferred Stock") issued and outstanding immediately prior to the Effective Time will remain outstanding as shares of Westcoast Preferred Stock, and (iv) unexpired and unexercised options and warrants to purchase Westcoast Common Stock ("Westcoast Options") will become options to purchase Duke Energy Common Stock ("Duke Energy Options"). In, or as a result of, the Arrangement, the undersigned will receive (i) cash, Exchangeable Shares, Duke Energy Common Stock or some combination of the foregoing, in exchange for all of the shares of Westcoast Common Stock owned by the undersigned immediately prior to the Effective Time and/or (ii) Duke Energy Options in exchange for all of the Westcoast Options owned by the undersigned immediately prior to the Effective Time (such Exchangeable Shares, shares of Duke Energy Common Stock, Westcoast Preferred Stock and Westcoast Options collectively referred to herein as "Securities").

     The undersigned agrees with Duke Energy not to sell, transfer or otherwise dispose of any Securities issued to the undersigned in the Arrangement unless
(i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(4) promulgated under the Securities Act, (ii) an authorized representative of the SEC takes a position in writing reasonably acceptable to Duke Energy to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written position is delivered to undersigned delivers to Duke Energy, (iii) the undersigned delivers to Duke Energy a written opinion of counsel, reasonably acceptable to Duke Energy in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act, or (iv) such sale, transfer or disposition occurs after the earlier of (A) the first anniversary of the Effective Time, provided that, at the time of such sale, transfer or other disposition, the undersigned is not an affiliate of Duke Energy, or (B) the date on which the restrictions upon sale, transfer or disposition under Rule 145 are eliminated pursuant to action of the SEC. The undersigned understands that Duke Energy will not be required to file or maintain the effectiveness of any registration statement under the Securities
Act  for  the  purpose  of  resale  of  Securities  held  by  the  undersigned.

     The undersigned acknowledges and agrees that appropriate restrictive legends will be placed on certificates representing Securities received by the undersigned in the Arrangement or held by a transferee thereof and that "stop transfer" orders may be entered in the records of the transfer agent for Securities with respect to such shares. Such orders will be removed and such legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Duke Energy from counsel reasonably satisfactory to Duke Energy to the effect that such legends are no longer required to assure compliance with applicable provisions of the Securities Act.

     The undersigned acknowledges that the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Securities and the receipt by Duke Energy of this letter is an inducement to Duke Energy to consummate the Arrangement.

     Notwithstanding any other provision contained herein, this letter and all obligations of the undersigned hereunder shall terminate upon the termination of the Agreement in accordance with its terms.

                                             Very  truly  yours,


                                             _________________________
                                             _________________________
                                             _________________________

Agreed and accepted this ___ day of ____, 2001

DUKE  ENERGY  CORPORATION

By:________________________________
Name:______________________________
Title:_____________________________

                                   SCHEDULE B

                        APPROPRIATE REGULATORY APPROVALS

                                   SCHEDULE B

                        APPROPRIATE REGULATORY APPROVALS

CANADA

     - receipt of an advance ruling certificate ("ARC") pursuant to Section 102 of the Competition Act (Canada) with respect to the transactions contemplated by this Agreement or the expiration of the waiting period under Part DC of the Competition Act (Canada) and receipt of a letter from the Commissioner of Competition stating that he does not, at that time, intend to make an application under Section 92 of the Competition Act (Canada) with respect to the transactions contemplated by this Agreement

     - determination by the Minister responsible for Investment Canada under the Investment Canada Act that the Arrangement is of "net benefit to Canada" for purposes of such Act on terms and conditions satisfactory to Duke Energy

     -    approval  of  acquisition  by  British  Columbia  Utilities Commission

     - exemption orders from the provincial or territorial securities regulators from the registration and prospectus requirements with respect to the Exchangeable Share structure

     - approval of The Toronto Stock Exchange regarding the conditional listing of the Exchangeable Shares

UNITED  STATES

     - expiration or earlier termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976

     -    approval  of  Federal  Energy  Regulatory  Commission

     -    SEC  order  exempting  Westcoast's  public  utility subsidiaries under
          Section  3(b)  of  the  1935  Act

     - approval of the North Carolina Utilities Commission and The Public Service Commission of South Carolina of Duke Energy's performance of its obligations under this Agreement to the extant required by Law, including the issuance of its stock

     - effectiveness of the registration statement on Form -3 regarding the Duke

     -    Energy  Common  Shares.

     - approval of The New York Stock Exchange regarding the listing of the Duke Energy Common Shares subject to official notice of issuance

                                   SCHEDULE C

                             ARRANGEMENT RESOLUTION

              SPECIAL RESOLUTION OF THE WESTCOAST SECURITY HOLDERS

BE  IT  RESOLVED  THAT:

1. The arrangement (the "ARRANGEMENT") under Section 192 of the Canada Business Corporations Act (the "CBCA") involving Westcoast Energy Inc. ("WESTCOAST"), as more particularly described and set forth in the management proxy circular (the "CIRCULAR") of Westcoast accompanying the notice of this meeting (as the Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.

2. The Plan of Arrangement (the "PLAN OF ARRANGEMENT") involving Westcoast, the full text of which is set out as Appendix F to the Circular (as the Plan of Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.

3. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders and optionholders of West-coast or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of Westcoast are hereby authorized and empowered (i) to amend the Amended and Restated Combination Agreement dated as of September 20, 2001 among Duke Energy Corporation, 3058368 Nova Scotia Company, 3946509 Canada Inc. and Westcoast (the "COMBINATION AGREEMENT") or the Plan of Arrangement to the extent permitted thereby, and (ii) not to proceed with the Arrangement without further approval of the shareholders or optionholders of Westcoast, but only if the Combination Agreement is terminated in accordance with Article 7 thereof.

4. Any officer or director of Westcoast is hereby authorized and directed for and on behalf of Westcoast to execute, under the seal of Westcoast or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Combination Agreement for filing.

5. Any officer or director of Westcoast is hereby authorized and directed for and on behalf of Westcoast to execute or cause to be executed, under the seal of Westcoast or otherwise, and to deliver or cause to be delivered, all such documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments and the taking of any such actions.

                                   SCHEDULE D

                 FORM OF WESTCOAST RIGHTS PLAN WAIVER RESOLUTION

               SCHEDULE D WESTCOAST RIGHTS PLAN WAIVER RESOLUTION

                ORDINARY RESOLUTION OF THE WESTCOAST SHAREHOLDERS

BE  IT  RESOLVED  THAT:

1. The supplement to the Shareholder Protection Rights Plan Agreement (the "RIGHTS FLAN") dated as of April 26, 2000 between Westcoast Energy Inc. ("WESTCOAST") and Computershare Trust Company of Canada, as assignee of Montreal Trust Company of Canada, that provides that notwithstanding anything in the Rights Plan to the contrary, the acquisition of common shares of Westcoast pursuant to the Amended and Restated Combination Agreement (the "COMBINATION AGREEMENT") dated as of September 20, 2001 among Duke Energy Corporation, 3058368 Nova Scotia Company, 3946509 Canada Inc. and Westcoast, as such Combination Agreement may be amended or restated from time to time, and any transactions contemplated by the Combination Agreement, shall not constitute a Flip-In Event (as that term is defined in the Rights Plan), is hereby authorized, adopted and approved pursuant to Section 5.4(d) of the Rights Plan.

2. Any officer or director of Westcoast is hereby authorized and directed for and on behalf of Westcoast to execute or cause to be executed, under the seal of Westcoast or otherwise, and to deliver or cause to be delivered, all such other documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authority hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments and the taking of any such actions.

                                   SCHEDULE E

                           FORM OF PLAN OF ARRNAGEMENT

                               PLAN OF ARRANGEMENT
                                UNDER SECTION 192
                     OF THE CANADA BUSINESS CORPORATIONS ACT

                                    ARTICLE 1

                                 INTERPRETATION

     1.1  DEFINITIONS

     In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below (and grammatical variations of such terms shall have corresponding meanings):

     "AFFILIATE" has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein;

     "AGGREGATE AMOUNT OF CASH ELECTED" means the aggregate amount of cash that would be payable to holders of Westcoast Common Shares based upon the elections made pursuant to Section 2.2(4) before giving effect to the proration provisions of Section 2.2(d);

     "AGGREGATE NUMBER OF SHARES ELECTED" means the aggregate number of Exchangeable Shares and Duke Energy Common Shares that would be issuable to holders of Westcoast Common Shares based upon the elections made pursuant to Section 2.2(a) before giving effect to the proration provisions of
     Section  2.2(d);

     "ANCILLARY RIGHTS" means the interest of a holder of Westcoast Common Shares who elects or is deemed to have elected to receive Exchangeable Shares as a beneficiary of the trust created under the Voting and Exchange Trust Agreement;

     "ARRANGEMENT" means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with
     Section 7.1 of the Combination Agreement or Article 6 or made at the direction of the Court in the Final Order;

     "ARRANGEMENT RESOLUTION" means the special resolution of the Westcoast Securityholders, to be substantially in the form and content of Schedule C annexed to the Combination Agreement;

     "ARTICLES OF ARRANGEMENT" means the articles of arrangement of Westcoast in respect of the Arrangement that are required by the CBCA to be fled with the Director after the final Order is made;

     "BUSINESS DAY" means any day on which commercial banks are generally open for business in New York, New York and Vancouver, British Columbia, other than a


                                       -1-
                               PLAN OF ARRANGEMENT

     Saturday, a Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States of America or in Vancouver, British Columbia under the laws of the Province of British Columbia or the federal laws of Canada;

     "CALLCO" means 3058368 Nova Scotia Company, an unlimited liability company existing under the laws of the Province of Nova Scotia being an indirect wholly-owned subsidiary of Duke Energy;

     "CANADIAN DOLLAR EQUIVALENT" means, in respect of an amount expressed in a currency other than Canadian dollars (the "Foreign Currency Amount") at any date, the product obtained by multiplying:

          (a)     the  Foreign  Currency  Amount,  by

          (b) the noon spot rate of exchange on such date for such foreign currency expressed in Canadian dollars as reported by The Bank of Canada or, in the event such spot rate of exchange is not available, such spot rate of exchange on such date for such foreign currency expressed in Canadian dollars as' may be deemed by the Board of Directors of Duke Energy to be appropriate for such purpose (the "Currency Exchange Rate");

     "CANADIAN  RESIDENT"  means  a  resident of Canada for purposes of the ITA;

     "CASH  AVAILABLE"  means the Maximum Cash Consideration less the product of
     (a) the number of Westcoast Common Shares held by Dissenting Shareholders as of the Effective Time, if any and (b) Cdn $43.80;

     "CASH  ELECTION"  has  the  meaning  ascribed  thereto  in  Section 2.2(a);

     "CBCA" means the Canada Business Corporations Act, as amended from time to time prior to the Effective Date;

     "CCRA"  means  Canada  Customs  and  Revenue  Agency;

     "CERTIFICATE" means the certificate of arrangement giving effect to the Arrangement, issued by the Director pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed with the Director;

     "CIRCULAR" means the notice of the Westcoast Meeting and accompanying management proxy circular, including all appendices thereto and the accompanying CD-ROM, to be sent to Westcoast Securityholders in connection with the Westcoast Meeting;

     "COMBINATION AGREEMENT" means the amended and restated agreement made as of the 20th day of September, 2001 among Duke Energy, Callco, Exchangeco and Westcoast, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;


                                       -2-
                               PLAN OF ARRANGEMENT

     "COURT"  means  the  Supreme  Court  of  British  Columbia;

     "DEPOSITARY" means Computershare Trust Company of Canada at its offices set out in the Letter of Transmittal and Election Form;

     "DIRECTOR" means the Director appointed pursuant to section 260 of the CBCA;

     "DISSENT  RIGHTS"  has  the  meaning  ascribed  thereto  in  Section  3.1;

     "DISSENTING SHAREHOLDER" means a holder of Westcoast Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights;

     "DISTRIBUTION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "DROP DEAD DATE" means the twelve month anniversary of the date of the Combination Agreement, or such other date as may be agreed by the parties to the Combination Agreement;

     "DUKE ENERGY" means Duke Energy Corporation, a corporation existing under the laws of the State of North Carolina;

     "DUKE ENERGY AVERAGE PRICE" means 1.54 multiplied by the Weighted Average Trading Price of Duke Energy Common Shares, with such product being expressed to the fourth decimal point. The "Weighted Average Trading Price of Duke Energy Common Shares" shall be an amount determined by dividing the aggregate sale price of all Duke Energy Common Shares sold on the NYSE during the period of 20 consecutive trading days ending on the day that is two Business Days prior to the Effective Date by the total number of Duke Energy Common Shares sold on the NYSE during such period (as reported by Bloomberg) expressed to the fourth decimal point;

     "DUKE ENERGY COMMON SHARES" means the shares of common stock, no par value per share, in the capital of Duke Energy and any other securities into which such shares may be changed;

     "DUKE ENERGY CONTROL TRANSACTION" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "EFFECTIVE DATE" means the date shown on the Certificate, provided that such date occurs on or prior to the Drop Dead Date;

     "EFFECTIVE TIME" means 12:01 a.m. (Vancouver time) on the Effective Date;

     "ELECTED" means elected in a duly completed Letter of Transmittal and Election Form deposited with the Depositary no later than the Election
     Deadline and, except where the term "election" is used with respect to elections and election forms under the ITA and provincial tax law, "elects" and "election" shall have corresponding meanings;


                                       -3-
                               PLAN OF ARRANGEMENT

     "ELECTION  DATE"  has  the  meaning  ascribed  thereto  in  Section 2.3(a);

     "ELECTION DEADLINE" means 4:30 p.m. (local time) at the place of deposit on the Election Date;

     "EXCHANGECO" means 3946509 Canada Inc., a corporation existing under the laws of Canada and being a direct subsidiary of Callco;

     "EXCHANGE  RATIO"  means,  subject  to  adjustment,  if any, as provided in
     Section 2.4, the number, calculated to four decimal places, equal to Cdn$43.80 divided by the Duke Energy Average Price; provided that if the Weighted Average Trading Price of Duke Energy Common Shares is equal to or less than $36.88, the Exchange Ratio shall be 0.7711 and further, provided that if the Weighted Average Trading Price of Duke Energy Common Shares is equal to or greatest than $46.48 the Exchange Ratio shall be 0.6119;

     "EXCHANGEABLE SHARE CONSIDERATION" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "EXCHANGEABLE SHARE PRICE" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set out in Appendix 1 hereto;

     "EXCHANGEABLE SHARES" means the non-voting exchangeable shares in the capital of Exchangeco, having the rights, privileges, restrictions and conditions set out in the Exchangeable Share Provisions;

     "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

     "FIRST PREFERRED SHARES" means the first preferred shares in the capital of Westcoast, including each series thereof designated and outstanding;

     "GOVERNMENTAL ENTITY" means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

     "HOLDERS" means, when used with reference to the Westcoast Common Shares, the holders of Westcoast Common Shares shown from time to time in the register maintained by or on behalf of Westcoast in respect of the Westcoast Common Shares and, when used with reference to the Exchangeable Shares, the holders of Exchangeable Shares shown from time to time in the register maintained by or on behalf of Exchangeco in respect of


                                       -4-
                               PLAN OF ARRANGEMENT
     the Exchangeable Shares and, when used with reference to the Westcoast Options, the Persons to whom such options were issued;

     "INITIAL ELECTION DATE" has the meaning ascribed thereto in Section 2.3(a);

     "INTERIM ORDER" means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by Section 2.3 of the Combination Agreement;

     "ITA"  means  the  Income  Tax  Act  (Canada),  as  amended;

     "LETTER OF TRANSMITTAL AND ELECTION FORM" means the letter of transmittal and election form provided for use by holders of Westcoast Common Shares, to be sent to holders of Westcoast Common Shares as described in Section
     2.3 hereof, together with notice of the Election Deadline, in order that holders of Westcoast Common Shares may make the elections described in
     Section  2.3;

     "LIQUIDATION AMOUNT" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "LIQUIDATION  CALL  PURCHASE  PRICE"  has  the  meaning ascribed thereto in
     Section  5.1(a);

     "LIQUIDATION  GALL  RIGHT"  has  the  meaning  ascribed  thereto in Section
     5.1(a);

     "LIQUIDATION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "MAXIMUM CASH CONSIDERATION" means the amount equal to Cdn$21.90 times the aggregate number of Westcoast Common Shares immediately prior to the Effective Time (other than Westcoast Common Shares held by Duke Energy or any affiliate thereof);

     "MAXIMUM NUMBER OF DUKE ENERGY COMMON SHARES" means the number equal to the number of Shares Available multiplied by the aggregate number of Duke Energy Common Shares that would be issuable to holders of Westcoast Common Shares based upon the elections made pursuant to Section 2.2(a) before giving effect to the proration provisions of Section 2.2(d), divided by the Aggregate Number of Shares Elected;

     "MAXIMUM NUMBER OF EXCHANGEABLE SHARES" means the number equal to the number of Shares Available multiplied by the aggregate number of Exchangeable Shares that would be issuable to holders of Westcoast Common Shares based upon the elections made pursuant to Section 2.2(a) before giving effect to the proration provisions of Section 2.2(d), divided by the Aggregate Number of Shares Elected;

     "MIXED  ELECTION"  has  the  meaning  ascribed  thereto  in Section 2.2(a);

     "NON-ELECTION CASH AMOUNT" has the meaning ascribed thereto in Section 2.2(b);

     "NON-ELECTION  SHARES" has the meaning ascribed thereto in Section 2.2(b);


                                       -5-
                               PLAN OF ARRANGEMENT

     "NYSE"  means  The  New  York  Stock  Exchange,  Inc.;

     "PERSON" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

     "REDEMPTION  GALL  PURCHASE  PRICE"  has  the  meaning  ascribed thereto in
     Section  5.2(a);

     "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in Section 5.2(a);

     "REDEMPTION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "REDEMPTION PRICE" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "REPLACEMENT  OPTION"  has  the meaning ascribed thereto in Section 2.2(f);

     "SECURITIES ACT" means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

     "SHARES AVAILABLE" means the product, rounded down to the nearest whole number, of the Exchange Ratio multiplied by the aggregate number of Westcoast Common Shares immediately prior to the Effective Time (other than Westcoast Common Shares held by Duke Energy or any affiliate thereof), divided by 2;

     "TRANSFER  AGENT"  has  the  meaning  ascribed  thereto  in Section 5.1(b);

     "TRUSTEE" means the trustee to be chosen by Duke Energy and Westcoast, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of the State of New York or the State of Delaware, and any successor trustee appointed under the Voting and Exchange Trust Agreement;

     "VOTING AND EXCHANGE TRUST AGREEMENT" means an agreement to be made between Duke Energy, Exchangeco and the Trustee in connection with the Plan of Arrangement substantially in the form of Schedule G annexed to the Combination Agreement, with such changes thereto as the parties to the Combination Agreement, acting reasonably, may agree;

     "WESTCOAST" means Westcoast Energy Inc., a corporation existing under the laws of Canada;

     "WESTCOAST COMMON SHARES" means the issued and outstanding common shares in the capital of Westcoast immediately prior to the Effective Time;

                                       -6-
                               PLAN OF ARRANGEMENT

     "WESTCOAST MEETING" means the special meeting of Westcoast Securityholders, including any adjournment, adjournments, postponement or postponements thereof, to be called and held in accordance with the Interim Order to consider the Arrangement and the Westcoast Rights Plan Waiver Resolution;

     "WESTCOAST OPTIONS" means all Westcoast Common Share purchase options granted under the Westcoast Stock Option Plans;

     "WESTCOAST RIGHTS PLAN WAIVER RESOLUTION" means the ordinary resolution of the holders of Westcoast Common Shares to be substantially in the form and content of Schedule D annexed to the Combination Agreement;
                  -----------

     "WESTCOAST SECURITYHOLDERS" means the holders of Westcoast Common Shares and the holders of Westcoast Options, collectively;

     "WESTCOAST STOCK OPTION PLANS" means Westcoast's Long-Term Incentive Share Option Plan 1989 as amended effective April 26, 2000 and Westcoast's 1999 Key Employee Plan;

     1.2     INTERPRETATIONS  NOT  AFFECTED  BY  HEADINGS

     The division of this Plan of Arrangement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number refer to the specified Article or Section of this Plan of Arrangement. The terms "this Plan of Arrangement," "hereof," "herein" and "hereunder" and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or other portion hereof.

     1.3     RULES  OF  CONSTRUCTION

     Unless  otherwise specifically indicated or the context otherwise requires,
(a) all references to "dollars" or "$" mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, and (c) "include," "includes" and "including" shall be deemed to be followed by the words "without limitation."

     1.4     DATE  FOR  ANY  ACTION

     In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.


                                       -7-
                               PLAN OF ARRANGEMENT

                                    ARTICLE 2

                                   ARRANGEMENT

     2.1     BINDING  EFFECT

     This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) Westcoast, (ii) Duke Energy, Callco and
Exchangeco, (iii) all holders and all beneficial owners of Westcoast Common Shares, (iv) all holders and all beneficial owners of Exchangeable Shares, and
(v)  all  holders  and  all  beneficial  owners  of  Westcoast  Options.

     2.2     ARRANGEMENT

     Commencing at the Effective Time, the following shall occur and shall be deemed to occur without any further act or formality:

          (a) Subject to the proration adjustments set forth in Section 2.2(d), each Westcoast Common Share that is not held by (i) a Dissenting Shareholder who is ultimately entitled to be paid the fair value of the Westcoast Common Shares held by such Dissenting Shareholder or (ii) Duke Energy or any affiliate thereof (which shall not be exchanged under the Arrangement and shall remain outstanding as a Westcoast Common Share held by Duke Energy or any affiliate thereof), will be transferred to, and acquired by, Exchangeco, without any act or formality on the part of the holder of such Westcoast Common Share or Exchangeco, free and clear of all liens, claims and encumbrances in exchange for, at the holder's election (or deemed election), (w) Cdn$43.80 in cash without interest (a "CASH ELECTION"); or (x) a fraction of a fully paid and non-assessable Exchangeable Share (and the Ancillary Rights) as is equal to the Exchange Ratio; or (y) a fraction of a fully paid and non-assessable Duke Energy Common Share as is equal to the Exchange Ratio; or (z) a combination of the foregoing, with the aggregate value of the cash portion to be less than Cdn$43.80 and the total number of Exchangeable Shares and/or Duke Energy Common Shares (if any) determined in accordance with Section 2.2(d) (a "MIXED ELECTION"), payable, in each case, in accordance with Article 4, and the name of each such holder of Westcoast Common Shares will be removed from the register of holders of Westcoast Common Shares and added to the register of holders of the Exchangeable Shares or Duke Energy Common Shares, as the case may be, if any, comprising all or part of the consideration to be received by such holder for such transfer, and Exchangeco will be recorded as the registered holder of such Westcoast Common Shares so exchanged and will be deemed to be the legal and beneficial owner thereof; provided, however, that holders of Westcoast Common Shares who are not Canadian Residents will not be entitled to elect or be deemed to have elected to receive Exchangeable Shares (and the Ancillary Rights), and any such election or deemed election otherwise made by any such holder shall be deemed to be an election to receive Duke Energy Common Shares.

          (b) After application of the proration provisions in Section 2.2(d) to all Westcoast Common Shares in respect of which an election has been made by the holder thereof in accordance with Section 2.2(a), each Westcoast Common Share in respect of which no election. has been made by the holder thereof, or in respect of which an effective election has not been made (other than Westcoast Common Shares held by (i) a Dissenting Shareholder who is


                                       -8-
                               PLAN OF ARRANGEMENT
ultimately entitled to be paid the fair value of the Westcoast Common Shares held by such Dissenting Shareholder and (ii) Duke Energy or any affiliate thereof (which shall not be exchanged under the Arrangement and shall remain outstanding as a Westcoast Common Share held by Duke Energy or any affiliate thereof)) ("NON-ELECTION SHARES") will be transferred to, and acquired by, Exchangeco, without any act or formality on the part of the holder of such Westcoast Common Share or Exchangeco, free and clear of all liens, claims and encumbrances, and the holder shall be deemed to have elected to receive in exchange therefor (x) if the Aggregate Amount of Cash Elected equals or exceeds the Cash Available, such number of fully paid and non-assessable Exchangeable Shares (and the Ancillary Rights) if such holder is a Canadian Resident (or such number of fully paid and non-assessable Duke Energy Common Shares if such holder is not a Canadian Resident) as is equal to the Exchange Ratio, (y) if the Aggregate Number of Shares Elected equals or exceeds the Shares Available,
Cdn$43.80 in cash, without interest, or (z) if neither Clause (x) or (y) is applicable, (1) an amount of cash, without interest, equal to (A) the Cash Available minus the Aggregate Amount of Cash Elected divided by (B) the number of outstanding Non-Election Shares (the "NON-ELECTION CASH AMOUNT") and (2) the number of Exchangeable Shares (and the Ancillary Rights) if such holder is a Canadian Resident (or the number of Duke Energy Common Shares if such. holder is not a Canadian Resident) as is equal to (A) the Exchange Ratio multiplied by (B) a fraction the numerator of which is Cdn$43.80 minus the Non-Election Cash Amount and the denominator of which is Cdn$43.80, in all such cases payable in accordance with Article 4, and the name of each such holder of Westcoast Common Shares will be removed from the register of holders of Westcoast Common Shares and added to the register of holders of the Exchangeable Shares or Duke Energy Common Shares, as the case may be, if any, comprising all or part of the consideration to be received by such holder for such transfer, and Exchangeco will be recorded as the registered holder of such Westcoast Common Shares so exchanged and will be deemed to be the legal and beneficial owner of such Westcoast Common Shares.

          (c) For greater certainty, a pro rata portion of the total number of Exchangeable Shares, the total amount of cash, and the total number of Duke Energy Common Shares received under the Arrangement by any particular holder will be allocated to every Westcoast Common Share held by that holder at the Effective Time, so that such holder will receive for each Westcoast Common Share held by the holder at the Effective Time the same combination of Exchangeable Shares, cash and/or Duke Energy Common Shares as is received for every other Westcoast Common Share held by that holder at the Effective Time. Notwithstanding any provisions of this Plan of Arrangement, of the aggregate consideration to be received by the holders of Westcoast Common Shares pursuant to the Arrangement, 50% will consist of cash and 50% will consist of Exchangeable Shares and/or Duke Energy Common Shares.

          (d) The consideration which each holder of Westcoast Common Shares has elected in accordance with Section 2_2(a) to receive in exchange for such holder's Westcoast Common Shares shall be subject to adjustment and proration on the following bases:

               (i) if the Aggregate Amount of Cash Elected exceeds the Cash Available, then the amount of cash payable under the Arrangement to each holder of Westcoast Common Shares who has made a Cash Election or a Mixed Election shall be prorated (based on the fraction equal to the Cash Available divided by the Aggregate Amount of Cash Elected)


                                       -9-
                               PLAN OF ARRANGEMENT
among all such holders of Westcoast Common Shares who made a Cash Election or a Mixed Election so that the aggregate amount of cash payable to all such holders of Westcoast Common Shares who made a Cash Election or a Mixed Election shall be equal to the Cash Available and each such holder of Westcoast Common Shares who made a Cash Election or a Mixed Election shall be entitled to receive cash equal to the amount of cash payable to such holder of Westcoast Common Shares after giving effect to the proration provisions of this Section 2.2(d)(i) and (x) if such holder of Westcoast Common Shares has made a further election to receive Exchangeable Shares or Duke Energy Common Shares in such event, then such holder shall be deemed to have elected to receive the number of Exchangeable Shares per Westcoast Common Share equal to the Exchange Ratio or the number of Duke Energy Common Shares per Westcoast Common Share equal to the Exchange Ratio, as the case may be, in respect of the balance of such holder's Westcoast Common Shares in respect of which cash was elected but not available, or (y) if such holder shall not have made a valid further election to receive Exchangeable Shares or Duke Energy Common Shares, (A) if such holder is a Canadian Resident, such holder shall be deemed to have elected to receive the number of Exchangeable Shares per Westcoast Common Share equal to the Exchange Ratio in respect of the balance of such holder's Westcoast Common Shares in respect of which cash was elected but not available and (B) if such holder is not a Canadian Resident, such holder shall be deemed to have elected to receive the number of Duke Energy Common Shares per Westcoast Common Share equal to the Exchange Ratio in respect of the balance of such holder's Westcoast Common Shares in respect of which cash was elected but not available; and

               (ii) if the Aggregate Number of Shares Elected exceeds the Shares Available, then (x) the number of Exchangeable Shares issuable under the Arrangement to each holder of Westcoast Common Shares who has elected to receive all or part of the consideration for such holder's Westcoast Common Shares in the form of Exchangeable Shares shall be prorated (based on the fraction equal to the Maximum Number of Exchangeable Shares divided by the aggregate number of Exchangeable Shares that would be issuable to holders of Westcoast Common Shares based upon the elections made pursuant to Section 2.2(a) before giving effect to the pro-ration provisions of this Section 2.2(d)) among all holders who have elected to receive all or part of the consideration for their Westcoast Common Shares in the form of Exchangeable Shares so that the number of Exchangeable Shares issuable to all holders who have elected to receive all or part of the consideration for their Westcoast Common Shares in the form of Exchangeable
Shares under the Arrangement shall be equal to the Maximum Number of Exchangeable Shares and each such holder shall be entitled to receive that number of Exchangeable Shares that is equal to the number of Exchangeable Shares issuable to such holder, after giving effect to the proration provisions of this
Section 2.2(d)(ii)(x), and an amount of cash, without interest, equal to (A) the difference between the number of Exchangeable Shares such holder elected to receive pursuant to Section 2.2(a) and the number of Exchangeable Shares such holder will be entitled to receive after giving effect to the proration provisions of this Section 2.2(d)(ii)(x), divided by (B) the Exchange Ratio, and multiplied by (C) Cdn$43.80; and (y) the number of Duke Energy Common Shares issuable under the Arrangement to each holder of Westcoast Common Shares who has elected (or is deemed to have elected) to receive all or part of the consideration for such holder's Westcoast Common Shares, as the case may be, in the form of Duke Energy Common Shares shall be prorated (based on the fraction equal to the Maximum Number of Duke Energy Common Shares divided by the aggregate number of Duke


                                      -10-
                               PLAN OF ARRANGEMENT

Energy Common Shares that would be issuable to holders of Westcoast Common Shares based upon the elections made pursuant to Section 2.2(a) before giving effect to the proration provisions of this Section 2.2(d)) among all holders who have elected to receive all or part of the consideration for their Westcoast Common Shares in the form of Duke Energy Common Shares so that the number of Duke Energy Common Shares issuable to all holders who have elected to receive all or part of the consideration for their Westcoast Common Shares in the form of Duke Energy Common Shares under the Arrangement shall be equal to the Maximum Number of Duke Energy Common Shares and each such holder shall be entitled to receive that number of Duke Energy Common Shares that is equal to the number of Duke Energy Common Shares issuable to such holder, after giving effect to the proration provisions of this Section 2.2(d)(ii)(y), and an amount of cash, without interest, equal to (A) the difference between the number of Duke Energy Common Shares such holder elected (or is deemed to have elected) to receive pursuant to Section 2.2(a) and the number of Duke Energy Common Shares such holder will be entitled to receive after giving effect to the proration provisions of this Section 2.2(d)(ii)(y), divided by (B) the Exchange Ratio, and multiplied by (C) Cdn$43.80.

          (e) Each of the outstanding First Preferred Shares shall remain outstanding in accordance with its terms.

          (f) Each Westcoast Option that has not been duly exercised prior to the Effective Time shall be exchanged for or converted into an option (a "REPLACEMENT OPTION") to purchase that number of Duke Energy Common Shares equal to the number of Westcoast Common Shares subject to such Westcoast Option multiplied by the Exchange Ratio. Such Replacement Option shall provide for an exercise price per Duke Energy Common Share equal to (x) the exercise price per Westcoast Common Share of such Westcoast Option immediately prior to the Effective Time divided by the Exchange Ratio, divided by (y) the Currency Exchange Rate for United States dollars on the Effective Date, provided that in no circumstance shall the exercise price per Duke Energy Common Share be less than S.01 and if the calculation results in an exercise price less than $.01, the exercise price shall be deemed to be $.01 per Duke Energy Common Share. If the foregoing calculation results in a Replacement Option being exercisable for a fraction of a Duke Energy Common Share, then the number of Duke Energy Common Shares subject to such Replacement Option shall be rounded down to the next whole number of Duke Energy Common Shares and the total exercise price for the Replacement Option shall be reduced by the exercise price of the fractional Duke Energy Common Share, provided that in no circumstance shall the exercise price per Duke Energy Common Share be less than $.01 and if the calculation results in an exercise price less than $.01, the exercise price shall be deemed to be $.O1 per Duke Energy Common Share. The term to expiry, conditions to and manner of exercising, vesting schedule and all other terms and conditions of such Replacement Option will be the same as the terms and conditions of such Westcoast Option (except for the provisions precluding such options from being exercised for less than 100 Westcoast Common Shares at one time or requiring that options be exercised only in blocks of 100 Westcoast Common Shares or multiples thereof), and any document or agreement previously evidencing such Westcoast Option shall thereafter evidence and be deemed to evidence such Replacement Options. Notwithstanding the foregoing, the holder of a Westcoast Option may, at his or her sole option, notify Duke Energy in writing on or before the Effective Time that he or she wishes to increase the exercise price per Duke Energy Common Share for his or her Replacement Option

                                      -11-
                               PLAN OF ARRANGEMENT
in the event that the value of such Replacement Option immediately after the Effective Time (measured as the difference between the closing price of the Duke Energy Common Shares on the NYSE on the Effective Date and the exercise price for such shares pursuant to such Replacement Option) exceeds the value of the Westcoast Option immediately before the Effective Time (measured as (x) the difference between the closing price of the Westcoast Common Shares underlying such Westcoast Option on The Toronto Stock Exchange on the trading day immediately preceding the Effective Date and the exercise price for such shares pursuant to such Westcoast Option, divided by (y) the Currency Exchange Rate for United States dollars on the Effective Date) to the amount necessary to make the value of such Replacement Option immediately after the Effective Time equal to the value of such Westcoast Option immediately before the Effective Time and in the event such notice is given, the exercise price per Duke Energy Common Share under such Replacement Option shall be deemed to be equal to such amount; provided that in no circumstances shall the exercise price per Duke Energy Common Share be less than $.01.

     2.3     ELECTIONS

          (a) The initial election date (the "INITIAL ELECTION DATE") shall be February 28, 2002, unless otherwise agreed in writing by Duke Energy and Westcoast. If, after the Letter of Transmittal and Election Form has been mailed, Westcoast and Duke Energy determine that the Effective Date is not reasonably likely to occur by the tenth Business Day after the Initial Election Date, then the date by which Letters of Transmittal and Election Forms must be received shall be extended to a date which the parties expect to be not more than 10 Business Days before the Effective Date. In the event that the date by which Letters of Transmittal and Election Forms must be received is extended, Westcoast shall provide at least 5 days notice of the new Election Date (and shall provide such notice prior to the initial Election Date if practicable) to holders of Westcoast Common Shares by means of publication, at least once, in The Globe and Mail; national edition, or any other English language daily newspaper of general circulation in Canada and in a French language daily newspaper of general circulation in the Province of Quebec. Any duly completed Letter of Transmittal and Election Form deposited by the Election Deadline on the Initial Election Date shall not be required to be re-deposited if the date by which Letters of Transmittal and Election Forms must be received is extended pursuant hereto. The Initial Election Date, as extended and published pursuant to the terms hereof, shall be the "Election Date."

          (b) The Letter of Transmittal and Election Form shall be sent not less than 21 days prior to the Initial Election Date to each holder of record of Westcoast Common Shares.

          (c) Each Person who, at or prior to the Election Deadline, is a holder of record of Westcoast Common Shares will be entitled, with respect to all or a portion of their shares, to make an election at or prior to the Election Deadline to receive (i) cash, (ii) Exchangeable Shares (and the Ancillary Rights), (iii) Duke Energy Common Shares, or (iv) a combination thereof, in exchange for such holder's Westcoast Common Shares on the basis set forth herein and in the Letter of Transmittal and Election Form; provided that, notwithstanding anything to the contrary herein, a holder of Westcoast Common Shares who is not a Canadian Resident will not be entitled to elect to receive Exchangeable Shares (and the Ancillary Rights) and any such election


                                      -12-
                               PLAN OF ARRANGEMENT
otherwise made by any such holder shall be and be deemed to be an election to receive Duke Energy Common Shares.

          (d) Holders of Westcoast Common -Shares who are Canadian Residents, other than any such holder who is exempt from tax under the ITA, and who have elected (or who are deemed to have elected) to receive Exchangeable Shares (and the Ancillary Rights) shall be entitled to make an income tax election pursuant to subsection 85(1) of the ITA or, if the holder is a partnership, subsection $5(2) of the ITA (and in each case, where applicable, the analogous provisions of provincial income tax law) with respect to the transfer of their Westcoast Common Shares to Exchangeco by providing two signed copies of the necessary prescribed election forms to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of Westcoast Common Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the ITA (or any applicable provincial income tax law), the forms will be signed by Exchangeco and returned to such holders of Westcoast Common Shares within 30 days after the receipt thereof by the Depositary for filing with CCRA (or the applicable provincial taxing authority), Exchangeco will not be responsible for the proper completion of any election form and, except for Exchangeco's obligation to return duly completed election forms which are received by the Depositary within 90 days following the Effective Date, within 30 days after the receipt thereof by the Depositary, Exchangeco will not be responsible for any taxes, interest, penalties or any other costs or damages resulting from the failure by a holder of Westcoast Common Shares to properly complete or file the election forms in the form and manner and within the time prescribed by the ITA (or any applicable provincial income tax law). In its sole discretion, Exchangeco may choose to sign and return an election form received more than 90 days following the Effective Date, but Exchangeco will have no obligation to do so.

     2.4     ADJUSTMENTS  TO  EXCHANGE  RATIO

     The Exchange Ratio, including the minimum and maximum Exchange Ratio used in the calculation thereof, shall be proportionately and appropriately adjusted to reflect fully the effect of (a) any stock split, reverse split, stock dividend .(including any dividend or distribution of securities convertible into Duke Energy Common Shares or Westcoast Common Shares), reorganization, recapitalization or other like change with respect to Duke Energy Common Shares or Westcoast Common Shares and (b) any extraordinary dividend or distribution with respect to Duke Energy Common Shares (other than a dividend or distribution referenced in clause (a)), but only if the Weighted Average Trading Price of Duke Energy Common Shares is less than $36.88 as of the Effective Date, in each case of clause (a) or (b) the record date for which occurs after the date of the Combination Agreement and prior to the Effective Time. Regular quarterly cash dividends and increases therein shall not be considered extraordinary for purposes of the preceding sentence.

                                    ARTICLE 3

                                RIGHTS OF DISSENT

     3.1     RIGHTS  OF  DISSENT


                                      -13-
                               PLAN OF ARRANGEMENT

     Holders of Westcoast Common Shares may exercise rights of dissent with respect to such Westcoast Common Shares pursuant to and in the manner set forth in section 190 of the CBCA as modified by the Interim Order and this Section 3.1 (the "DISSENT RIGHTS") in connection with the Arrangement.Holders of Westcoast Common Shares who duly exercise such rights of dissent and who:

          (a) are ultimately determined to be entitled to be paid fair value for their Westcoast Common Shares shall be deemed to have transferred such Westcoast Common Shares as of the Effective Time, without any further act or formality and free and clear of all liens, claims and encumbrances, to Exchangeco, in consideration for a payment of cash from Exchangeco equal to such fair value; or

          (b) are ultimately determined not to be entitled, for any reason, to be paid fair value for their Westcoast Common Shares, shall be deemed to have participated in the Arrangement, as o the Effective Time, on the same basis as a non-dissenting holder of Westcoast Common Shares who did not make an election and shall receive cash, Exchangeable Shares or Duke Energy Common Shares on the same basis as holders of Non-Election Shares, but in no case shall Duke Energy, Exchangeco, Callco, Westcoast or any other Person be required to recognize any Dissenting Shareholder as a holder of Westcoast Common Shares after the Effective Time, and the names of each Dissenting Shareholder shall be deleted from the register of holders of Westcoast Common Shares at the Effective Time.

                                    ARTICLE 4

                       CERTIFICATES AND FRACTIONAL SHARES

     4.1     PAYMENT  OF  CASH

     At or promptly after the Effective Time, Exchangeco shall deposit with the Depositary, for the benefit of the holders of Westcoast Common Shares who will receive cash in connection with the Arrangement, cash in the amount of the Cash Available. Upon surrender to the Depositary for transfer to Exchangeco of a certificate which immediately prior to or upon the Effective Time represented Westcoast Common Shares in respect of which the holder is entitled to receive cash under the Arrangement, together with a duly completed Letter of Transmittal and Election Form, and such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the bylaws of Westcoast and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and after the Effective Time the Depositary shall deliver to such holder the amount of cash such holder is entitled to receive under the Arrangement (together with any unpaid dividends or distributions declared on the Westcoast Common Shares, if any, prior to the Effective Time), and any certificate so surrendered shall forthwith be transferred to Exchangeco. In the event of a transfer of ownership of such Westcoast Common Shares that was not registered in the securities register of Westcoast, the amount of cash payable for such Westcoast Common Shares under the Arrangement may be delivered to the transferee if the certificate representing such Westcoast Common Shares is presented to the Depositary as provided above, accompanied


                                      -14-
                               PLAN OF ARRANGEMENT
by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to or upon the Effective Time represented one or more outstanding Westcoast Common Shares that, under the Arrangement, were exchanged or were deemed to be exchanged for cash pursuant to Section 2.2 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the cash payment contemplated by this Section 4.1.

     4.2     ISSUANCE  OF  CERTIFICATES  REPRESENTING  EXCHANGEABLE  SHARES

     At or promptly after the Effective Time, Exchangeco shall deposit with the Depositary, for the benefit of the holders of Westcoast Common Shares who will receive Exchangeable Shares (and the Ancillary Rights) in connection with the Arrangement, certificates representing the Maximum Number of Exchangeable Shares. Upon surrender to the Depositary for transfer to Exchangeco of a certificate which immediately prior to or upon the Effective Time represented Westcoast Common Shares in respect of which the holder is entitled to receive Exchangeable Shares under the Arrangement, together with a duly completed Letter of Transmittal and Election Form and such other documents and instruments as would have been _ required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of Westcoast and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and after the Effective Time the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whale number) of Exchangeable Shares which such holder has the right to receive (together with any unpaid dividends or distributions declared on the Westcoast Common Shares prior to the Effective Time) and any certificate so surrendered shall forthwith be transferred to Exchangeco. No interest shall be paid or accrued on the cash in lieu of fractional shares, if any, or on unpaid dividends and distributions, if any, payable to holders of certificates that formerly represented Westcoast Common Shares. In the event of a transfer of ownership of Westcoast Common Shares that was not registered in the securities register of Westcoast, a certificate representing the proper number of Exchangeable Shares (together with any unpaid dividends or distributions declared on the Westcoast Common Shares prior to the Effective Time) may be issued to the transferee if the certificate representing such Westcoast Common
Shares is presented to the Depositary as provided above, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.2, each certificate which immediately prior to or upon the Effective Time represented one or more Westcoast Common Shares that, under the Arrangement, were exchanged or were deemed to be exchanged for Exchangeable Shares pursuant to Section 2.2 shall be deemed at all times after the Effective Time, but subject to Section 4.5, to represent only the right to receive upon such surrender a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares (together with any unpaid dividends or distributions declared on the Westcoast Common Shares prior to the Effective Time) which such holder has the right to receive.


                                      -15-
                               PLAN OF ARRANGEMENT

     4.3     ISSUANCE  OF  CERTIFICATES  REPRESENTING  DUKE ENERGY COMMON SHARES

     At or promptly after the Effective Time, Exchangeco shall deposit with the Depositary, for the benefit of the holders of Westcoast Common Shares who will receive Duke Energy Common Shares in connection with the Arrangement, certificates representing the Maximum Number of Duke Energy Common Shares. Upon surrender to the Depositary for transfer to Exchangeco of a certificate which immediately prior to or upon the Effective Time represented Westcoast Common Shares in respect of which the holder is entitled to receive Duke Energy Common Shares under the Arrangement, together with a duly completed Letter of Transmittal and Election form and such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of Westcoast and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and after the Effective Time the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Duke Energy Common Shares which such holder has the right to receive (together with any unpaid dividends or distributions declared on the Westcoast Common Shares prior to the Effective Time) and any certificate so surrendered shall forthwith be transferred to Exchangeco. No interest shall be paid or accrued on the cash in lieu of fractional shares, if any, or on unpaid dividends and distributions, if any, payable to holders of certificates that formerly represented Westcoast Common Shares. In the event of a transfer of ownership of Westcoast Common Shares that was not registered in the securities register of Westcoast, a certificate representing the proper number of Duke Energy Common Shares (together with any unpaid dividends or distributions declared on the Westcoast Common Shares prior to the Effective Time) may be issued to the transferee if the certificate representing such Westcoast Common
Shares is presented to the Depositary as provided above, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.3, each certificate which immediately prior to or upon the Effective Time represented one or more Westcoast Common Shares, under the Arrangement, that were exchanged or were deemed to be exchanged for Duke Energy Common Shares pursuant to Section 2.2 shall be deemed at all times after the Effective Time, but subject to Section 4.5, to represent only the right to receive upon such surrender a certificate representing that number (rounded down to the nearest whole number) of Duke Energy Common Shares (together with any unpaid dividends or distributions declared prior to the Effective Time) which such holder has the right to receive.

     4.4     DISTRIBUTIONS  WITH  RESPECT  TO  UNSURRENDERED  CERTIFICATES

     No dividends or other distributions paid, declared or made with respect to Exchangeable Shares or Duke Energy Common Shares, in each case with a record date after the Effective Time, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Westcoast Common Shares that were exchanged for Exchangeable Shares or Duke Energy Common Shares pursuant to Section 2.2 unless and until the holder of such certificate shall comply with the provisions of Section 4.2 or 4.3, as applicable. Subject to applicable law, at the time such holder shall have complied with the provisions of Section 4.2 or 4.3, as applicable, (or, in the case of clause (ii) below, at the appropriate payment date), there shall be paid to the holder of the certificates formerly


                                      -16-
                               PLAN OF ARRANGEMENT
representing Westcoast Common Shares, without interest, (1) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Exchangeable Shares or Duke Energy Common Shares, as the case may be, to which such holder is entitled pursuant hereto and
(ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the date of compliance by such holder with the provisions of Section 4.2 or 4.3 and a payment date subsequent to the date of such compliance and payable with respect to such Exchangeable Shares or Duke Energy Common Shares, as the case may be.

     4.5     NO  FRACTIONAL  SHARES

     No certificates representing fractional Exchangeable Shares or fractional Duke Energy Common Shares shall be issued upon compliance with the provisions of
Section 4.2 or 4.3 and no dividend, stock split or other change in the capital structure of Exchangeco or Duke Energy shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of Exchangeco or Duke Energy. In lieu of any such fractional securities, each holder otherwise entitled to a fractional interest in an Exchangeable Share or to a fractional interest in a Duke Energy Common Share will be entitled to receive a cash payment from the Depositary equal to the product of such fractional interest and the Weighted Average Trading Price of Duke Energy Common Shares, such amount to be provided to the Depositary by Exchangeco upon request, Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not separately bargained for, consideration. if more than one certificate formerly representing Westcoast Common Shares are surrendered for the account of the same holder, the number of Exchangeable Shares or Duke Energy Common Shares for which such certificates have been surrendered shall be computed on the basis of the aggregate number of Westcoast Common Shares represented by the certificates so surrendered. On the date of the notice referred to in Section
7.2 of the Exchangeable Share Provisions, the aggregate number of Exchangeable Shares and the aggregate number of Duke Energy Common Shares for which no certificates were issued as a result of the foregoing provisions of this Section
4.5 shall be deemed to have been surrendered by the Depositary for no consideration to Exchangeco.

     4.6     LOST  CERTIFICATES

     In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Westcoast Common Shares that were exchanged pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of Westcoast Common Shares claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, any cash pursuant to Section 4.1 and/or one or more certificates representing one or more Exchangeable Shares pursuant to Section 4.2 or Duke Energy Common Shares pursuant to Section 4.3 (and any dividends or distributions with respect thereto) in each case deliverable in accordance with Section 2.2. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the holder to whom cash and/or certificates representing Exchangeable Shares or Duke Energy Common Shares are to be issued shall, as a condition precedent to the issuance thereof, give a band satisfactory to Westcoast, Exchangeco, Duke Energy and their respective transfer agents in such sum as Westcoast, Exchangeco or Duke Energy may direct or otherwise


                                      -17-
                               PLAN OF ARRANGEMENT
indemnify Westcoast, Exchangeco and Duke Energy in a manner satisfactory to Westcoast, Exchangeco and Duke Energy against any claim that may be made against Westcoast, Exchangeco or Duke Energy with respect to the certificate alleged to have been lost, stolen or destroyed.

     4.7     EXTINGUISHMENT  OF  RIGHTS

     Any certificate which immediately prior to the Effective Time represented outstanding Westcoast Common Shares that are not held by a Dissenting Shareholder who is ultimately entitled to be paid fair value of the Westcoast Common Shares held by such Dissenting Shareholder but was exchanged or was deemed to have been exchanged pursuant to Section 2.2, that has not been deposited with all other instruments required by Section 4.1, 4.2 or 4.3, on or prior to the earlier of the fifth anniversary of the Effective Date and the date of the notice referred to in Section 7.2 of the Exchangeable Share provisions shall cease to represent a claim or interest of any kind or nature to such cash payment and/or as a holder of Exchangeable Shares or Duke Energy Common Shares, On such date, the cash payment and/or the Exchangeable Shares or Duke Energy Common Shares (and any dividends or distributions with respect thereto) to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Exchangeco or Duke Energy, as the case may be, together with all entitlements to dividends, distributions, cash and interest in respect thereof held for such former holder. None of Duke Energy, Exchangeco, Callco, Westcoast or the Depositary shall be liable to any Person in respect of any cash payment, Duke Energy Common Shares or Exchangeable Shares (or dividends, distributions and/or cash in lieu of fractional shares) delivered to a public official pursuant to and in compliance with any applicable abandoned property, escheat or similar law.

     4.8     WITHHOLDING  RIGHTS

     Westcoast, Exchangeco, Callco, Duke Energy and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Westcoast Common Shares, Duke Energy Common Shares or Exchangeable Shares such amounts as Westcoast, Exchangeco, Callco, Duke Energy or the Depositary is required to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Westcoast, Exchangeco, Callco, Duke Energy and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Westcoast, Exchangeco, Callco, Duke Energy or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Westcoast, Exchangeco, Callco, Duke Energy or the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

     4.9     TERMINATION  OF  DEPOSITARY


                                      -18-
                               PLAN OF ARRANGEMENT

     Any Exchangeable Shares or Duke Energy Common Shares, together with any funds held by the Depositary, that remain undistributed to former holders of Westcoast Common Shares nine months after the Effective Date shall be delivered to Exchangeco, upon demand therefor, and holders of certificates previously representing Westcoast Common Shares who have not theretofore complied with Sections 4.1, 4.2 or 4,3 shall thereafter look only to Exchangeco for payment of any claim to cash, Exchangeable Shares, Duke Energy Common Shares, cash in lieu of fractional shares thereof or dividends or distributions, it any, in respect thereof

                                    ARTICLE 5

                       CERTAIN RIGHTS OF CALLCO TO ACQUIRE
                               EXCHANGEABLE SHARES

     5.1     CALLCO  LIQUIDATION  CALL  RIGHT

          (a) Callco shall have the overriding right (the "LIQUIDATION CALL RIGHT"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs, pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Duke Energy) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Callco to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "LIQUIDATION CALL PURCHASE PRICE") in accordance with Section 5.1(c). In the event of the exercise of the Liquidation Call Right by Callco, each holder shall be obligated to sell all the Exchangeable Shares held by such holder to Callco on the Liquidation Date upon payment by Callco to such holder of the Liquidation Gall Purchase Price for each such Exchangeable Share, whereupon Exchangeco shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased by Callco.

          (b) To exercise the Liquidation Call Right, Callco must notify Exchangeco and Exchangeco's transfer agent (the "TRANSFER AGENT"), as agent for the holders of Exchangeable Shares, and Exchangeco of Callco's intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of Exchangeco or any other voluntary distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs, and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of Exchangeco or any other involuntary distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs. The Transfer Agent will notify the holders of Exchangeable Shares as to whether Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Callco If Callco exercises the Liquidation Call Right, then on the Liquidation Date, Callco will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

          (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Callco shall deposit or cause to be deposited with the


                                      -19-
                               PLAN OF ARRANGEMENT

Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total
Liquidation Call Purchase Price payable by Callco, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Duke Energy Common Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of Exchangeco and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Callco shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If Callco does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by Exchangeco in connection with the liquidation, dissolution or winding-up of Exchangeco pursuant to
Article  5  of  the  Exchangeable  Share  Provisions.

     5.2     CALLCO  REDEMPTION  CALL  RIGHT

     In addition to Callco's rights contained in the Exchangeable Share Provisions, including the Retraction Call Right (as defined in the Exchangeable Share Provisions), Callco shall have the following rights in respect of the Exchangeable Shares:

          (a) Callco shall have the overriding right (the "REDEMPTION CALL RIGHT"), in the event of and notwithstanding the proposed redemption of the Exchangeable Shares by Exchangeco pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Duke Energy) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Callco to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Redemption Date (the "REDEMPTION CALL PURCHASE PRICE") in accordance with 5.2(c). In the event of the exercise of the Redemption Call Right by Callco, each holder shall be obligated to sell all the Exchangeable Shares held by such holder to Callco on the Redemption Date upon payment by Callco to such holder of the Redemption Call Purchase Price for each such Exchangeable Share, whereupon Exchangeco shall have no obligation to redeem, or to pay the Redemption Price in respect of, such shares so purchased by Callco.

          (b) To exercise the Redemption Call Right, Callco must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and Exchangeco of Callco's intention to exercise such right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of a Duke Energy Control Transaction, an Exchangeable Share


                                      -20-
                               PLAN OF ARRANGEMENT

Voting Event, an Exempt Exchangeable Share Voting Event or a Distribution Date (each as defined in the Exchangeable Share Provisions), in which case Callco shall so notify the Transfer Agent and Exchangeco on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Callco. If Callco exercises the Redemption Call Right, then on the Redemption Date, Callco will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

          (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Callco shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Redemption Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Redemption Call Purchase Price payable by Callco, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Duke Energy Common Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of Exchangeco and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Callco shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If Callco does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price otherwise payable by Exchangeco in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

                                    ARTICLE 6

                                   AMENDMENTS

     6.1     AMENDMENTS  TO  PLAN  OF  ARRANGEMENT

     Westcoast and Duke Energy reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date subject to amendment in the manner provided for in the Combination Agreement, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Duke Energy, (iii) filed with the Court and, if made following the Westcoast Meeting, approved by the Court, and (iv) communicated to Westcoast Securityholders if and as required by the Court.


                                      -21-
                               PLAN OF ARRANGEMENT

     Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Westcoast and Duke Energy at any time prior to the Westcoast Meeting (provided that Duke Energy shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Westcoast Meeting (other than as may be required under the Interim Order), shall become part of this plan of Arrangement for all purposes.

     Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Westcoast Meeting shall be effective only if (1) it is consented to by each of Westcoast and Duke Energy and (ii) if required by the Court, it is consented to by Westcoast
Securityholders  voting  in  the  manner  directed  by  the  Court.

     Subject to applicable law, any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Duke Energy, provided that it concerns a matter which, in the reasonable opinion of Duke Energy, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Westcoast Securityholder.

                                    ARTICLE 7

                               FURTHER ASSURANCES

     7.1 Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.


                                      -22-
                               PLAN OF ARRANGEMENT

                                   APPENDIX I
                           TO THE PLAN OF ARRANGEMENT

                           PROVISIONS ATTACHING TO THE
                             EXCHANGEABLE SHARES OF
                               3946509 CANADA INC.

     The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:

                                    ARTICLE 1

                                 INTERPRETATION

     1.1     For  the  purposes  of  these  share  provisions:

     "AFFILIATE" has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein,

     "ARRANGEMENT" means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement to which plan these share provisions are attached as Appendix 1 and which Plan of Arrangement (other than Appendix 1 thereto) is attached to the Combination Agreement as Schedule E, subject to any amendments or variations thereto made in accordance with Article 6 of the Plan of Arrangement or Section 7.1 of the Combination Agreement or made at the direction of the Court in the Final Order;

     "AUTOMATIC EXCHANGE RIGHT" has the meaning ascribed thereto in the Voting and Exchange Trust Agreement;

     "BOARD  OF  DIRECTORS"  means  the  board  of  directors  of  the  Company;

     "BUSINESS DAY" means any day on which commercial banks are generally open for business in New York, New York and Vancouver, British Columbia, other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States of America or in Vancouver, British Columbia under the laws of the Province of British Columbia or the federal laws of Canada;

     "CALLCO" means 3058368 Nova Scotia Company, an unlimited liability company existing under the laws of the Province of Nova Scotia and an indirect wholly-owned subsidiary of Duke Energy;

     "CALLCO CALL NOTICE" has the meaning ascribed thereto in Section 6.3 of these share provisions;


                                      1-1

     "CANADIAN DOLLAR EQUIVALENT" means in respect of an amount expressed in a currency other than Canadian dollars (the "Foreign Currency Amount") at any date the product obtained by multiplying:

          (a)     the  Foreign  Currency  Amount,  by

          (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose;

     "CBCA" means Canada Business Corporations Act, as amended from time to time prior to the Effective Date;

     "COMBINATION AGREEMENT" means the agreement made as of the 20th day of September, 2001 among Duke Energy, Callco, the Company and Westcoast, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;"

     "COMMON  SHARES"  means  the  common  shares in the capital of the Company;

     "COMPANY" means 3946509 Canada Inc., a corporation existing under the CBCA;

     "CURRENT MARKET PRICE" means, in respect of a Duke Energy Common Share on any date, the Canadian Dollar Equivalent of the average of the closing bid and asked prices of Duke Energy Common Shares during a period of 20 consecutive trading days ending two trading days before such date on the NYSE, or, if the Duke Energy Common Shares are not then listed on the NYSE, on such other stock exchange or automated quotation system on which the Duke Energy Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Duke Energy Common Shares during such period does not create a market which reflects the fair market value of a Duke Energy Common Share, then the Current Market Price of a Duke Energy Common Share shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding;

     "DIRECTOR" means the Director appointed pursuant to section 260 of the CBCA;

     "DISTRIBUTION DATE" has the meaning ascribed thereto in the Duke Energy Rights Agreement;

     "DUKE ENERGY" means Duke Energy Corporation, a corporation existing under the laws of the State of Duke North Carolina;


                                      1-2

     "DUKE ENERGY COMMON SHARES" mean the shares of common stock, no par value per share, in the capital of Duke Energy and any other securities into which such shares may be changed;

     "DUKE ENERGY CONTROL TRANSACTION" means any merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions involving Duke Energy, or any proposal to carry out the same, and

     "DUKE ENERGY DIVIDEND DECLARATION DATE" means the date on which the board of directors of Duke Energy declares any dividend on the Duke Energy Common Shares.

     "DUKE ENERGY RIGHTS AGREEMENT" means the Rights Agreement, dated December 17, 1998, between Duke Energy and The Bank of New York, as Rights Agent;

     "EFFECTIVE DATE" means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement;

     "EFFECTIVE  TIME"  means 12:01 a.m. (Vancouver time) on the Effective Date;

     "EXCHANGE RIGHT" has the meaning ascribed thereto in the Voting and Exchange Trust Agreement;

     "EXCHANGEABLE SHARE CONSIDERATION" means, with respect to each Exchangeable Share, for any acquisition of, redemption of or distribution of assets of the Company in respect of, or purchase pursuant to, these share provisions, the Plan of Arrangement, the Support Agreement or the Voting and Exchange Trust Agreement:

          (a) the Current Market Price of one Duke Energy Common Share deliverable in connection with such action; plus

          (b) a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of all declared, payable and unpaid, and all undeclared but payable, cash dividends deliverable in connection with such action; plus

          (c) such stock or other property constituting any declared and unpaid non-cash dividends deliverable in connection with such action,

     provided that (i) the part of the consideration which represents (a) above shall be fully paid and satisfied by the delivery of one Duke Energy Common Share, such share to be duly issued, fully paid and non-assessable, (ii) the part of the consideration which represents (c) above shall be fully paid and satisfied by delivery of such nor-cash items, (iii) any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest and (iv) any such consideration shall be paid less any tax required to be deducted and withheld therefrom and without interest;

     "EXCHANGEABLE SHARE PRICE" means, for each Exchangeable Share, an amount equal to the aggregate of:


                                      1-3

          (a)     the  Current  Market Price of a Duke Energy Common Share; plus

          (b) an additional amount equal to the full amount of all cash dividends declared, payable and unpaid, on such Exchangeable Share to which the holder is entitled pursuant to the dividend trading rules of any stock exchange on which the Exchangeable Shares then trade; plus

          (c) an additional amount equal to the full amount of all dividends declared and payable or paid on Duke Energy Common Shares which have not been declared or paid on Exchangeable Shares in accordance herewith; plus

          (d) an additional amount representing the full amount of all non-cash dividends declared, payable and unpaid, on such Exchangeable Share to which the holder is entitled pursuant to the dividend trading rules of any stock exchange on which the Exchangeable Shares then trade;

     "EXCHANGEABLE SHARE VOTING EVENT" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Company, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Exchangeable Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange Trust Agreement;

     "EXCHANGEABLE SHARES" mean the non-voting exchangeable shares in the capital of the Company, having the rights, privileges, restrictions and conditions set forth herein;

     "EXEMPT EXCHANGEABLE SHARE VOTING EVENT" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Company in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the Exchangeable Shares and the Duke Energy Common Shares;

     "GOVERNMENTAL ENTITY" means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-govermmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

     "HOLDER" means, when used with reference to the Exchangeable Shares, the holders of Exchangeable Shares shown from time to time in the register maintained by or on behalf of the Company in respect of the Exchangeable Shares and, when used with reference to the Westcoast Options, means the Person to whom such option was issued;

     "LIQUIDATION AMOUNT" has the meaning ascribed thereto in Section 5.1 (a) of these share provisions;


                                      1-4

     "LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement;

     "LIQUIDATION DATE" has the meaning ascribed thereto in Section 5.1 (a) of these share provisions;

     "NYSE"  means  The  New  York  Stock  Exchange,  Inc.;

     "PERSON" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

     "PLAN OF ARRANGEMENT" means the plan of arrangement involving and affecting Westcoast, Duke Energy, Callco, the Company, all holders and all beneficial owners of Westcoast Common Shares, all holders and all beneficial owners of Exchangeable Shares and all holders of Westcoast Options under section 192 of the CBCA contemplated in the Combination Agreement, to which these share provisions are attached as Appendix 1;

     "PURCHASE PRICE" has the meaning ascribed thereto in Section 6.3 of these share provisions;

     "REDEMPTION CALL PURCHASE PRICE" has the meaning ascribed thereto in the Plan of Arrangement;

     "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement;

     "REDEMPTION DATE" means the earlier of (a) the day immediately preceding a Distribution bate or (b) the date, if any, established by the Board of Directors for the redemption by the Company of all but not less than all of the outstanding Exchangeable Shares pursuant to Article 7 of these share provisions, which date, in the case of clause (b), shall be no earlier than the eighth anniversary of the Effective Date, unless:

          (i) there are less than twenty percent (20%) of the number of Exchangeable Shares issuable on the Effective Date outstanding (other than Exchangeable Shares held by Duke Energy and its affiliates, as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), in which case the Board of Directors may accelerate such redemption date to such date prior to the eighth anniversary of the Effective Date as determine upon at least 60 days prior written notice to the registered holders of the Exchangeable Shares and the Trustee;

          (ii) a Duke Energy Control transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not


                                      1-5
     reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such Duke Energy Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such Duke Energy Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date prior to the eighth anniversary of the Effective Date as it may determine, upon such number of days' prior written notice to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances;

          (iii) an Exchangeable Share Voting Event is proposed, in which case, provided that the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event in any other commercially reasonable manner that does not result in an Exchangeable Share Voting Event, which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a Redemption Date, the redemption date shall be the Business Day prior to the record date for any meeting or vote of the holders of the Exchangeable Shares to consider the Exchangeable Share Voting Event and the Board of Directors shall give such number of days' prior written notice of such redemption to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances; or

          (iv) an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the redemption date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action, provided, however, that the accidental failure or omission to give any notice of redemption under clauses (a), (b) or (c) above to any of such holders of Exchangeable Shares shall not affect the validity of any such redemption;

     "REDEMPTION PRICE" has the meaning ascribed thereto in Section 7.1 of these share provisions;

     "RETRACTED SHARES" has the meaning ascribed thereto in Section 6.1(a) of these share provisions;

     "RETRACTION CALL RIGHT" has the meaning ascribed thereto in Section 6.1 (c) of these share provisions;

     "RETRACTION DATE" has the meaning ascribed thereto in Section 6.1(b) of these share provisions;

     "RETRACTION PRICE" has the meaning ascribed thereto in Section 6.1 of these share provisions;


                                      1-6

     "RETRACTION REQUEST" has the meaning ascribed thereto in Section 6.1 of these share provisions;

     "SECURITIES ACT" means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

     "SUPPORT AGREEMENT" means the agreement made between Westcoast, Duke Energy, Callco and the Company substantially in the form and content of Schedule F annexed to the Combination Agreement, with such changes thereto as the parties to the Combination Agreement, acting reasonably, may agree;

     "TRANSFER AGENT" means Computershare Trust Company of Canada or such other Person as may from time to time be appointed by the Company as the registrar and transfer agent for the Exchangeable Shares;

     "TRUSTEE" means the trustee to be chosen by Duke Energy and Westcoast, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, and any successor trustee appointed under the Voting and Exchange Trust Agreement;

     "VOTING AND EXCHANGE TRUST AGREEMENT" means the agreement made between Duke Energy, Callco, the Company and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Schedule G annexed to
                                                           ----------
     the Combination Agreement with such changes thereto as the parties to the Combination Agreement, acting reasonably, may agree;

     "WESTCOAST" means Westcoast Energy Inc., a corporation existing under the laws of Canada;

     "WESTCOAST COMMON SHARES" means the issued and outstanding common shares in the capital of Westcoast immediately prior to the Effective Time;

     "WESTCOAST OPTIONS" means all Westcoast Common Share purchase options granted under the Westcoast Stock Option Plans;

     "WESTCOAST STOCK OPTION PLANS" means Westcoast's Long-Term Incentive Share Option Plan 1989 as amended effective April 26, 2000 and Westcoast's 1999 Key Employee Plan;


                                    ARTICLE 2

                         RANKING OF EXCHANGEABLE SHARES

     2.1 The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company, among its shareholders for the purpose of winding-up its affairs.


                                      1-7

                                    ARTICLE 3

                                    DIVIDENDS

     3.1 A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Duke Energy Dividend Declaration Date, declare a dividend on each Exchangeable Share:

          (a) in the case of a cash dividend declared on the Duke Energy Common Shares, in an amount in cash far each Exchangeable Share in U.S. dollars, or the Canadian Dollar Equivalent thereof on the Duke Energy Dividend Declaration Date, in each case, corresponding to the cash dividend declared on each Duke Energy Common Share;

          (b) in the case of a stock dividend declared on the Duke Energy Common Shares to be paid in Duke Energy Common Shares subject to Section 3.2, by the issue or transfer by the Company of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Duke Energy Common Shares to be paid on each Duke Energy Common Share; or

          (c) in the case. of a dividend declared in the Duke Energy Common Shares in property other than cash or Duke Energy Common Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by Section 3.6) the type and amount of property declared as a dividend on each Duke Energy Common Share.

     Such dividends shall be paid out of money, assets or property of the Company properly applicable to the payment of dividends, or out of authorized but unissued shares of the Company, as applicable.

     3.2 In the case of a stock dividend declared on the Duke Energy Common Shares to be paid in Duke Energy Common Shares, in lieu of declaring the stock dividend contemplated by Section 3.1 (b) on the Exchangeable Shares, the Board of Directors may, in goad faith and in its discretion and subject to applicable law and to obtaining all required regulatory approvals, subdivide, redivide or change (the "SUBDIVISION") each issued and unissued Exchangeable Share on the basis that each Exchangeable Share before the subdivision becomes a number of Exchangeable Shares equal to the sum of (i) one Duke Energy Common Share and
(ii) the number of Duke Energy Common shares to be paid as a share dividend on each Duke Energy Common Share. In making such Subdivision, the Board of Directors shall consider the effect thereof upon the then outstanding Exchangeable Shares and the general taxation consequences of the Subdivision to the holders of the Exchangeable Shares. In such instance, and notwithstanding any other provision hereof, such Subdivision shall become effective on the effective date specified in Section 3.4 without any further act or formality on the part of the Board of Directors or of the holders of Exchangeable Shares.


                                      1-8

     3.3 Cheques of the Company payable at par at any branch of the bankers of the Company shall be issued in respect of any cash dividends contemplated by
Section 3.1 (a) and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Subject to applicable law, certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by Section 3.1(b) or any Subdivision contemplated by Section 3.2 and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by Section 3.1 (c) shall be issued, distributed or transferred by the Company in such manner as it shall determine and the issuance, distribution or transfer thereof by the Company to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Company any dividend that is represented by a cheque that has not been duly presented to the Company's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was first payable.

     3.4 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Duke Energy Common Shares. The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any Subdivision of the Exchangeable Shares under Section 3.2 and the effective date of such Subdivision shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Duke Energy Common Shares

     3.5 If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Company shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

     3.6 The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of Sections 3.1 and 3.2, and each such determination shall be conclusive and binding on the Company and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

          (a) in the case of any stock dividend or other distribution payable in Duke Energy Common Shares, the number of such shares issued in proportion to the number of Duke Energy Common Shares previously outstanding;

          (b) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Duke Energy Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Duke Energy Common Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price;


                                      1-9

          (c) in the case of the issuance or distribution of any other form of property (including any shares or securities of Duke Energy of any class other than Duke Energy Common Shares, any rights, options or warrants other than those referred to in Section 3.6(b) above, any evidences of indebtedness of Duke Energy or any assets of Duke Energy) the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Duke Energy Common Share and the Current Market Price; and

          (d) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Duke Energy Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

     3.7 Except as provided in this Article 3, the holders of Exchangeable Shares shall not be entitled to receive dividends in respect thereof. Notwithstanding any provision of this Article 3 to the contrary, if the Exchangeable Share Price is paid to a holder of an Exchangeable Share by Callco pursuant to the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right or by Duke Energy pursuant to the Exchange Right or the Automatic Exchange Right, the holder of the Exchangeable Share shall cease to have any right to be paid any amount by the Company in respect of any unpaid dividends on such Exchangeable Shares.

                                    ARTICLE 4

                              CERTAIN RESTRICTIONS

     4.1 So long as any of the Exchangeable Shares are outstanding, the Company shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 10.2 of these share provisions

          (a) pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

          (b) redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company;

          (c) redeem or purchase any other shares of the Company ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company; or


                                      1-10

          (d) issue any Exchangeable Shares or any other shares of the Company ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares;

     The restrictions in Sections 4.1(a), (b), (c) and (d) shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the Duke Energy Common Shares shall have been declared and paid on the Exchangeable Shares.

                                    ARTICLE 5

                           DISTRIBUTION ON LIQUIDATION

     5.1 In the event of the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law and to the exercise by Callco of the Liquidation Call Right, to receive from the assets of the Company in respect of each Exchangeable Share held by such holder on the effective date (the "LIQUIDATION DATE") of such liquidation, dissolution, winding-up or distribution of assets, before any distribution of any part of the assets of the Company among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "LIQUIDATION AMOUNT").

     5.2 On or promptly after the Liquidation Date, and subject to the exercise by Callco of the Liquidation Call Right, the Company shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may he required to effect a transfer of Exchangeable Shares under the CBCA and the articles and by-laws of the Company and such additional documents and instruments as the Transfer Agent and the Company may reasonably require, at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the register of the Company for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, on behalf of the Company of the Exchangeable Share Consideration representing the total Liquidation Amount. On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount to which such holders are entitled shall have been paid to such holders in the manner hereinbefore provided. The Company shall have the right at any time on or after the Liquidation Date to deposit or cause to be deposited the Exchangeable


                                      1-11

Share Consideration in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares, after such deposit, shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by there, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Duke Energy Common Shares delivered to them or the custodian on their behalf.

     5.3 After the Company has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5.1 of these share provisions, such holders shall not be entitled to share in any further distribution of the assets of the Company.

                                    ARTICLE 6

                   RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

     6.1 A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by Callco of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require the Company to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the Exchangeable Share Price applicable on the last business Day prior to the Retraction Date (the "RETRACTION PRICE"), which shall be satisfied in full by the Company causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Price. To effect such redemption, the holder shall present and surrender at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Company redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the articles and bylaws of the Company and such additional documents and instruments as the Transfer Agent and the Company may reasonably require, and together with a duly executed statement (the "RETRACTION REQUEST") in the form of Schedule A hereto or in such other form as may be acceptable to the Company:

          (a) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "RETRACTED SHARES") redeemed by the Company;

          (b) stating the Business Day or. which the holder desires to have the Company redeem the Retracted Shares (the "RETRACTION DATE"), provided that the Retraction Date shall be not less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by the Company and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall


                                      1-12
be deemed to be the 15th Business Day after the date on which the Retraction Request is received by the Company; and

          (c) acknowledging the overriding right (the "RETRACTION CALL RIGHT") of Callco to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right on the terms and conditions set out in
Section  6.3  below.

     6.2 Subject to the exercise by Callco of the Retraction Call Right, upon receipt by the Company or the Transfer Agent in the manner specified in
Section 6.1 of a certificate or certificates representing the number of Retracted Shares, together with a Retraction Request and such additional documents and instruments as the Transfer Agent and the Company may reasonably require, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Company shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price with respect to such shares in accordance with Section 6.4. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by Callco pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Company,

     6.3 Upon receipt by the Company of a Retraction Request, the Company shall immediately notify Callco thereof and shall provide to Callco a copy of the Retraction Request. In order to exercise the Retraction Call Right, Callco must notify the company of its determination to do so (the "CALLCO CALL NOTICE") within five Business Days of notification to Callco by the Company of the receipt by the Company of the Retraction Request. If Callco does not so notify the Company within such five Business Day period, the Company will notify the holder as soon as possible thereafter that Callco will not exercise the Retraction Call Right. If Callco delivers the Callco Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell all but not less than all the Retracted Shares to Callco in accordance with the Retraction Call Right. In such event, the Company shall not redeem the Retracted Shares and Callco shall purchase from such holder and such holder shall sell to Callco on the Retraction Date all but not less than all the Retracted Shares for a purchase price (the "PURCHASE PRICE") per share equal to the Retraction Price, which, as set forth in Section 6.4, shall be fully paid and satisfied by the delivery by or on behalf of Callco, of the Exchangeable Share Consideration representing the total Purchase Price, whereupon the Company shall have no obligation to pay the Retraction Price to such holder of Exchangeable Shares so purchased by Callco. For the purposes of completing a purchase pursuant to the Retraction Call Right, Callco shall deposit with the Transfer Agent, on or before the Retraction Date, the Exchangeable Share Consideration representing the total Purchase Price. Provided that Callco has complied with Section 6.4, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Company of such Retracted Shares shall take place on the Retraction Date. In the event that Callco does not deliver a Callco Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7,


                                      1-13
the Company shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

     6.4 The Company or Callco, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder record in the register of the Company for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding far pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to such holder of Exchangeable Shares, the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, and such delivery of such Exchangeable Share Consideration to the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by such Exchangeable Share Consideration.

     6.5 On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Retraction price or total purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made as provided in Section 6.4, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Company or purchased by Callco shall thereafter be considered and deemed for all purposes to be the holder of the Duke Energy Common Shares delivered to it.

     6.6 Notwithstanding any other provision of this Article 6, the Company shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Company believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Company shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded dawn to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Company. In any case in which the redemption by the Company of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the Company shall redeem the maximum number of Exchangeable Shares which the Board of Directors determines the Company is permitted to redeem as of the Retraction Date on a pro rata basis and shall issue to each holder of Retracted Shares a New certificate, at the expense of the Company, representing the Retracted Shares not redeemed by the Company pursuant to Section 6.2. Provided that the Retraction Request is not revoked by the holder in the manner specified in
Section  6.7  and  Callco  does  not


                                      1-14
exercise the Retraction Call Right, the holder of any such Retracted Shares not redeemed by the Company pursuant to Section 6.2 as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to have instructed the Trustee to require Duke Energy to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Duke Energy to such holder of the Retraction price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement.

     6.7 A holder of Retracted Shares may, by notice in writing given by the holder to the Company before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Callco shall be deemed to have been revoked.

                                    ARTICLE 7

                REDEMPTION OF EXCHANGEABLE SHARES BY THE COMPANY

     7.1 Subject to applicable law, and provided Callco has not exercised the Redemption Call Right, the Company shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Redemption Date (the "Redemption Price").

     7.2     In  any  case  of  a  redemption  of Exchangeable Shares under this
Article 7, the Company shall, at least 45 days before the Redemption Date (other than a Redemption Date established in connection with a Duke Energy Control Transaction, an Exchangeable Share Voting Event, an Exempt Exchangeable Share Voting Event or a Distribution bate), send or cause to be sent to each holder of Exchangeable Shares a notice -in writing of the redemption by the Company or the purchase by Callco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with a Duke Energy Control Transaction, an Exchangeable Share Voting Event, an Exempt Exchangeable Share Voting Event or a Distribution Date, the written notice of redemption by the Company or the purchase by Callco under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

     7.3 On or after the Redemption Date and subject to the exercise by Callco of the Redemption Call Right, the Company shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company in the notice described in Section 7.2 of the


                                      1-15
certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the articles and by-laws of the Company and such additional documents and instruments as the Transfer Agent and the Company may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Company or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company in such notice, on behalf of the Company of the Exchangeable Share Consideration representing the total Redemption Price. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price has been paid in the manner hereinbefore provided, The Company shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the Exchangeable Share Consideration with respect to the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case maybe, shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Duke Energy Common Shares delivered to them or the custodian on their behalf; provided that in the case of a Redemption Date established in connection with a Distribution Date, the holders of Exchangeable Shares shall be considered and deemed for the purposes of the Duke Energy Rights Agreement to be and treated as record holders of Duke Energy Common Shares on and after the Redemption Date, regardless of when such payment or deposit of such Exchangeable Share Consideration is made.

                                    ARTICLE 8

                            PURCHASE FOR CANCELLATION

     8.1 Subject to applicable law and the articles of the Company and notwithstanding Section 8.2, the Company may-at any time and from time to time purchase for cancellation all or any-part of the Exchangeable Shares by private agreement with any holder of Exchangeable Shares.

     8.2 Subject to applicable law and the articles of the Company, the Company may at any time and from time to time purchase for cancellation all or any part of the outstanding


                                      1-16

Exchangeable Shares by tender to all the holders of record of Exchangeable Shares then outstanding or through the facilities of any stock exchange on which the Exchangeable Shares are listed or quoted at any price per share together with an amount equal to all declared and unpaid dividends thereon for which the record date has occurred prior to the date of purchase. if in response to an invitation for tenders under the provisions of this Section 8.2, more Exchangeable Shares are tendered at a price or prices acceptable to the Company than the Company is prepared to purchase, the Exchangeable Shares to be purchased by the Company shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Company, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Company is prepared to purchase after the Company has purchased all the shares tendered at lower prices. If only part of the Exchangeable Shares represented by any certificate shall be purchased, a new certificate for the balance of such shares shall be issued at the expense of the Company.

                                    ARTICLE 9

                                  VOTING RIGHTS

     9.1     Except  as  required  by  applicable law and by Article 10, Section
11.1 and Section 12.2, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Company or to vote at any such meeting.

                                   ARTICLE 10

                             AMENDMENT AND APPROVAL

     10.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

     10.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than 66 2/3% of the votes cast on such resolution by holders represented in person or by proxy at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 25% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 25% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within onehalf hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chair of such meeting. At such adjourned meeting, the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than 66 2/3% of the votes cast on such resolution by holders represented in person or by proxy at such meeting shall


                                      1-17
constitute the approval or consent of the holders of the Exchangeable Shares. For purposes of this section, any spoiled. votes, illegible votes, defective votes and abstentions shall be deemed to be votes not cast.

                                   ARTICLE 11

                     RECIPROCAL CHANCES, ETC. IN RESPECT OF
                            DUKE ENERGY COMMON SHARES

     11.1 Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that Duke Energy will not, without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of these share provisions:

          (a) issue or distribute Duke Energy Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Duke Energy Common Shares) to the holders of all or substantially all of the then outstanding Duke Energy Common Shares by way of stock dividend or other distribution, other than an issue of Duke Energy Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Duke Energy Common Shares) to holders of Duke Energy Common Shares who (i) exercise an option to receive dividends in Duke Energy Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Duke Energy Common Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or scrip dividend;

          (b) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Duke Energy Common Shares entitling them to subscribe for or to purchase Duke Energy Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Duke Energy Common Shares); or

          (c) issue or distribute to the holders of all or substantially all of the then outstanding Duke Energy Common Shares:

               (i) shares or securities of Duke Energy of any class other than Duke Energy Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Duke Energy Common Shares), 11.1(b) above;

               (ii) rights, options or warrants other than those referred to in Section

               (iii)    evidences  of  indebtedness  of  Duke  Energy;  or

               (iv)     assets  of  Duke  Energy,

unless the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.


                                      1-18

     11.2 Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in park, that Duke Energy will not without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2:

          (a) subdivide, redivide or change the then outstanding Duke Energy Common Shares into a greater number of Duke Energy Common Shares;

          (b) reduce, combine, consolidate or change the then outstanding Duke Energy Common Shares into a lesser number of Duke Energy Common Shares; or

          (c) reclassify or otherwise change the Duke Energy Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Duke Energy Common Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and such change is permitted under applicable law. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2.

                                   ARTICLE 12

                 ACTIONS BY THE COMPANY UNDER SUPPORT AGREEMENT

     12.1 The Company will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Duke Energy, Callco and the Company with all provisions of the Support Agreement and the Voting Trust and Exchange Agreement applicable to Duke Energy, Callco and the Company, respectively, in accordance with the terms thereof including taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Company all rights and benefits in favor of the Company under or pursuant thereto.

     12.2 The Company shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement or the Voting Trust and Exchange Agreement without the approval of the holders of the Exchangeable Shares given in accordance with
Section 10,2 other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of

          (a) adding to the covenants of the other parties to such agreement for the protection of the Company or the holders of the Exchangeable Shares thereunder;

          (b) making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion, after consultation


                                      1-19
with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

          (c) makings such changes in or corrections to such agreement which, on the advice of counsel to the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, than such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

                                   ARTICLE 13

                     LEGEND; CALL RIGHTS; WITHHOLDING RIGHTS

     13.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right and the Redemption Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights, exchange right and automatic exchange thereunder) and the Retraction Call Right.

     13.2 Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Cal Right and the Redemption Call Right, in each case, in favour of Callco, and the overriding n tore thereof in connection with the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purposed of winding-up its affairs, or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of Callco as therein provided.

     13.3 The Company, Callco, Duke Energy and the Transfer Agent shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Exchangeable Shares such amounts as the Company, Callco, Duke Energy or the Transfer Agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, territorial, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Company, Callco, Duke Energy and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Company, Callco Duke Energy or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Company, Callco, Duke Energy or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.


                                      1-20

                                   ARTICLE 14

                                     GENERAL

     14.1 Any notice, request or other communication to be given to the Company by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Company and addressed to the attention of the Secretary of the Company. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Company.

     14.2 Any presentation and surrender by a holder of Exchangeable Shares to the Company or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Company or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Company or to such office of the Transfer Agent as may be specified by the Company, in each case, addressed to the attention of the Secretary of the Company. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Company or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

     14.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Company shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the register of the Company or, in the event of the address of any such holder not being so recorded, then at the last address of such holder known to the Company. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding intended to be taken by the Company pursuant thereto.

     14.4 Subject to the requirements of National Policy Statement 41 and any successor policy statement or rule of the Canadian Securities Administrators or other applicable law, for greater certainty, the Company shall not be required for any purpose under these share provisions to recognize or take account of Persons who are not recorded as such in the securities register for the Exchangeable Shares.

     14.5 If the Company determines that mail service is or is threatened to be interrupted at the time when the Company is required or elects to give any notice to the holders of Exchangeable Shares hereunder, the Company shall, notwithstanding the provisions hereof, give such notice by means of publication in The Globe and Mail, national edition, or any other English language daily newspaper or newspapers of general circulation in Canada and in a French language daily newspaper of general circulation in the Province of Quebec, once in each of two successive weeks, and notice so published shall be deemed to have been given on the


                                      1-21
latest date on which the first publication has taken place. If, by reason of any actual or threatened interruption of mail service due to strike, lock-out or otherwise, any notice to be given to the Company would be unlikely to reach its destination in a timely manner, such notice shall be valid and effective only if delivered personally to the Company in accordance with Section 14.1 or 14.2, as the case may be.


                                      1-22

                                   SCHEDULE A

                               RETRACTION REQUEST

               [TO BE PRINTED ON EXCHANGEABLE SHARE CERTIFICATES]

To 3946509 Canada Inc. ("Exchangeco") and 3058368 Nova Scotia Company ("Callco")

     This notice is given pursuant to Article 6 of the rights, privileges, restrictions and conditions (the "Share Provision's") attaching to the Exchangeable Shares of Exchangeco represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

     The undersigned hereby notifies Exchangeco that, subject to the Retraction Call Right referred to below, the undersigned desires to have Exchangeco redeem in accordance with Article 6 of the Share Provisions:

[ ]     all share(s)  represented  by  this  certificate;  or

[ ]     ______  share(s)  only  represented  by  this  certificate.

     The undersigned hereby notifies Exchangeco that the Retraction Date shall be _______________

NOTE: The Retraction Date must be a Business Day and must not be less than 10 Business Days nor more than 15 Business Days after the date upon which this notice is received by Exchangeco. If no such Business Day is specified above, the Retraction Date shall be deemed to be the 15th Business Day after the date on which this notice is received by Exchangeco.

     The undersigned acknowledges the overriding Retraction Call Right of Callco to purchase all but not less than all the Retracted shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to

     Callco in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in Section
6.3 of the Share Provisions. This Retraction Request, and this offer to sell the Retracted Shares to Callco, may be revoked and withdrawn by the undersigned only by notice in writing given to Exchangeco at any time before the close of business on the Business Day immediately preceding the Retraction Date_

     The undersigned acknowledges that if, as a result of solvency provisions of applicable law, Exchangeco is unable to redeem all Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require Duke Energy to purchase the unredeemed Retracted Shares.

     The undersigned hereby represents and warrants to Callco and Exchangeco that the undersigned:

[ ]     is

              (select  one)

[ ]     is  not

a resident in Canada for purposes of the Income Tax Act (Canada), The undersigned acknowledges that in the absence of an indication that the undersigned is a resident in Canada, withholding on account of Canadian tax may be made from amounts payable to the undersigned on the redemption or purchase of the Retracted Shares.

     The undersigned hereby represents and warrants to Callco and Exchangeco that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by Callco or Exchangeco, as the case may be, free and clear of all liens, claims and encumbrances.

------     ----------------------------     --------------------------
(Date)     (Signature  of  Shareholder)     (Guarantee  of  Signature)

[ ] Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which the securities and any cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE: This panel must be completed and this certificate, together with such additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the

Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of Exchangeco and the securities and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date:  _______________

Name of Person in Whose Name Securities or Cheque(s) Are to be Registered, Issued or Delivered (please print): _______________________________________

Street  Address  or  P.O.  Box:  _______________________________________________

Signature  of  Shareholder:  ___________________________________________________

City,  Province  and  Postal  Code:  ___________________________________________

Signature  Guaranteed  by:  ____________________________________________________

NOTE: If this Retraction Request is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of Exchangeco represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of Exchangeco, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s).

                                   SCHEDULE F

                            FORM OF SUPPORT AGREEMENT

                                SUPPORT AGREEMENT

SUPPORT  AGREEMENT  ("AGREEMENT")  made as  of  the ______ day  of _____,  200_.

BETWEEN:

          DUKE  ENERGY  CORPORATION,
          a corporation e fisting under the laws of the State of North Carolina (hereinafter referred to as "DUKE ENERGY")

                                                              OF THE FIRST PART,

                                    - and -

          3058368  NOVA  SCOTIA  COMPANY,
          an unlimited liability company existing under the laws of the Province of Nova
          Scotia  (hereinafter  referred  to  as  "CALLCO"),

                                                             OF THE SECOND PART,

                                    - and -

          3946509  CANADA  INC.,
          a  company  existing  under  the  laws  of  Canada
          (hereinafter  referred to as "EXCHANGECO"),

                                                              OF THE THIRD PART.

     WHEREAS, in connection with a combination agreement (the "COMBINATION AGREEMENT") made as of September 20, 2001 among Duke Energy, Exchangeco, Callco and Westcoast Energy Inc., a corporation existing under the laws of Canada ("WESTCOAST"), Exchangeco is to issue exchangeable shares (the "EXCHANGEABLE
SHARES") to certain holders of common shares in the capital of Westcoast pursuant to the plan of arrangement (the "ARRANGEMENT") contemplated by the Combination Agreement; and

     WHEREAS, pursuant to the Combination Agreement, Duke Energy and Exchangeco have agreed to execute a support agreement substantially in the form of this Agreement on the Effective Date (as defined in the Combination Agreement);

     NOW, THEREFORE , in consideration of the respective covenants and agreements provided in this Agreement d for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows.

                                    ARTICLE I
                                  NTERPRETATION

1.1  DEFINED  TERMS

     Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "Exchangeable Share Provisions") attaching to the Exchangeable Shares attached as Appendix 1 to the Arrangement and as set out in the Articles of Arrangement of Westcoast, unless the context requires otherwise.

1.2  INTERPRETATION  NOT  AFFECTED  BY  HEADINGS

     The division of this agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof Unless otherwise indicated, all references to an "Article" or "Section" followed by a number refer to the specified Article or Section of this Agreement. The terms "this Agreement," "hereof," "herein" and "hereunder" and similar expressions refer to this agreement and not to any particular Article, Section or other portion hereof.

1.3  RULES  OF  CONSTRUCTION

     Unless  otherwise specifically indicated or the context otherwise requires,
(a) all references to "dollars" or "$" mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, and (c) "include," "includes" and "including" shall be deemed to be followed by the words "without limitation."

1.4  DATE  FOR  ANY  ACTION

     If the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

                                    ARTICLE 2
                     COVENANTS OF DUKE ENERGY AND EXCHANGECO

2.1  COVENANTS  REGARDING  EXCHANGEABLE  SHARES

     So long as any Exchangeable able Shares not owned by Duke Energy or its Affiliates are outstanding, Duke Energy will:

     (a) not declare or pay any dividend on the Duke Energy Common Shares unless (i) Exchangeco shall (w) on the same day declare or pay, as the case may be, an equivalent dividend (as provided for in the Exchangeable Share Provisions) on the Exchangeable Shares (an "Equivalent Dividend") and (x) Exchangeco shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with


                                       -2-
                                SUPPORT AGREEMENT
          applicable law, of any such Equivalent Dividend, or (ii) Exchangeco shall (y) subdivide the Exchangeable Shares in lieu of stock dividend thereon (as provided for in the Exchangeable Share Provisions) (an "Equivalent Stock Subdivision"), and (z) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

     (b) advise Exchangeco sufficiently in advance of the declaration by Duke Energy of any dividend on Duke Energy Common Shares and take all such other actions as are reasonably necessary, in cooperation with Exchangeco, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and. payment date for the corresponding dividend on the Duke Energy Common Shares, or (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the stock dividend on the Duke Energy Common Shares;

     (c) ensure that the record date for any dividend declared on Duke Energy Common Shares is not less than 10 Business Days after the declaration date of such dividend;

     (d) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction price or the Redemption price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Duke Energy or its Affiliates) upon the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Exchangeco, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit Exchangeco to cause to be delivered Duke Energy Common Shares to the holders of Exchangeable Shares in accordance with the provisions of
          Article 5, 6 or 7, as the case may be, of the Exchangeable Share Provisions; and

     (e) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Callco to cause to be delivered Duke Energy Common Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be.


                                       -3-
                                SUPPORT AGREEMENT

2.2  SEGREGATION  OF  FUNDS

     Duke Energy will cause Exchangeco to deposit a sufficient amount of funds in a separate account of Exchangeco and segregate a sufficient amount of such other assets and property as is necessary to enable Exchangeco to pay dividends when due and to pay or otherwise satisfy its respective obligations under
Article  5,  6  or  7  of  the  Exchangeable  Share  Provisions,  as applicable.

2.3  RESERVATION  OF  DUKE  ENERGY  COMMON  SHARES

     Duke Energy hereby represents, warrants and covenants in favour of Exchangeco and Callco that Duke Energy has either issued to the Trustee or reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Duke Energy or its Affiliates) are outstanding, keep available, free from preemptive and other rights, out of its authorized and unissued capital stock such number of Duke Energy Common Shares (or other shares or securities into which Duke Energy Common Shares may be reclassified or changed as contemplated by Section 2.7 hereof) (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit Duke Energy to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to the Arrangement with respect to which Duke Energy may now or hereafter be required to issue Duke Energy Common Shares, to enable and permit Callco to meet its obligations arising upon exercise by it of each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit Exchangees to meet its obligations hereunder and under the Exchangeable Share Provisions.

2.4  NOTIFICATION  OF  CERTAIN  EVENTS

     In order to assist Duke Energy in compliance with its obligations hereunder and to permit Callco to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, Exchangeco will notify Duke Energy and Callco of each of the following events at the times set forth below:

     (a) in the event of any determination by the Board of Directors of Exchangeco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs al least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

     (b) promptly, upon the earlier of receipt by Exchangeco of notice of and Exchangeco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding-up of Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs;


                                       -4-
                                SUPPORT AGREEMENT

     (c)  promptly,  upon  receipt  by  Exchangeco  of  a  Retraction  Request;

     (d) promptly following the date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions; and

     (e) promptly upon the issuance by Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for outstanding Westcoast Common Shares pursuant to the Arrangement).

2.5  DELIVERY  OF  DUKE  ENERGY  COMMON  SHARES  TO  EXCHANGECO  AND  CALLCO

     In furtherance of its obligations under Sections 2.1 (d) and (e) hereof, upon notice from Exchangeco or Callco of any event that requires Exchangeco or Callco to cause to be delivered Duke Energy Common Shares to any holder of Exchangeable Shares, Duke Energy shall forthwith issue and deliver the requisite number of Duke Energy Common Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as Exchangeco or Callco shall direct. All such Duke Energy Common Shares shall be duly authorized, validly issued and fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of such Duke Energy Common Share, Callco or Exchangeco, as the case may be, shall pay a purchase price equal to the fair market value of such Duke Energy Common Share.

2.6  QUALIFICATION  OF  DUKE  ENERGY  COMMON  SHARES

     Duke Energy covenants that if any Duke Energy Common Shares (or other shares or securities into which Duke Energy Common Shares may be reclassified or changed as contemplated by Section 2.7 hereof) (other than Duke Energy Common Shares held by the Trustee) to be issued and delivered hereunder (including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Right or the Automatic Exchange Rights (all as defined in the Voting and Exchange Trust Agreement)) require registration or qualification with, or approval of, or the filing of any document, including any prospectus or similar document, the taking of any proceeding with, or the obtaining of any order, ruling or consent from, any governmental or regulatory authority under any Canadian or United States federal, provincial, territorial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority, or the fulfillment of any other United States or Canadian legal requirement (collectively, the "Applicable Laws") before such shares (or other shares or securities into which Duke Energy Common Shares may be reclassified or changed as contemplated by Section 2.7 hereof) may be issued and delivered by Duke Energy at the direction of Exchangeco or Callco, if applicable, to the holder of surrendered Exchangeable Shares or in order .that such shares (or other shares or securities into which Duke Energy Common Shares may be reclassified or changed as contemplated by
Section 2.7 hereof) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" of Duke Energy for purposes of Canadian provincial securities law or an "affiliate" of Duke Energy for purposes of United States federal or state securities law), Duke Energy will use its reasonable best efforts and in good faith expeditiously


                                       -5-
                                SUPPORT AGREEMENT
take all such actions and do all such things as are necessary or desirable and within its power to cause such Duke Energy Common Shares (or other shares or securities into which Duke Energy Common Shares may be reclassified or changed as contemplated by Section 2.7 hereof) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be, to the extent expressly provided in the Combination Agreement. Duke Energy will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Duke Energy Common Shares (or other shares or securities into which Duke Energy Common Shares may be reclassified or changed as contemplated by
Section 2,7 hereof) (other than Duke Energy Common Shares held by the Trustee) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Duke Energy Common Shares (or other shares or securities into which Duke Energy Common Shares may be reclassified or changed as contemplated by Section 2.7 hereof) are listed and are quoted or posted for trading at such time.

2.7     ECONOMIC  EQUIVALENCE

     So long as any Exchangeable Shares not owned by Duke Energy or its Affiliates are outstanding:

     (a) Duke Energy will not, without prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions:

          (i) issue or distribute Duke Energy Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Duke Energy Common Shares) to the holders of all or substantially all of the then outstanding Duke Energy Common Shares by way of stock dividend or other distribution, other than an issue of Duke Energy Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Duke Energy Common Shares) to holders of Duke Energy Common Shares who (A) exercise an option to receive dividends in Duke Energy Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Duke Energy Common Shares) in lieu of receiving cash dividends, or (B) pursuant to any dividend reinvestment plan or scrip dividend; or

          (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Duke Energy Common Shares entitling them to subscribe for or to purchase Duke Energy Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Duke Energy Common Shares); or

          (iii) issue or distribute to the holders of all or substantially all of the then outstanding Duke Energy Common Shares (A) shares or securities of Duke Energy of any class other than Duke Energy Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Duke Energy Common Shares), (B) rights, options or warrants


                                       -6-
                                SUPPORT AGREEMENT
               other than those referred to in Section 2.7(a)(ii) above, (C) evidences of indebtedness of Duke Energy or (D) assets of Duke Energy,

          unless the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

     (b) Duke Energy will not without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions:

          (i) subdivide, redivide or change the then outstanding Duke Energy Common Shares into a greater number of Duke Energy Common Shares; or

          (ii) reduce, combine, consolidate or change the then outstanding Duke Energy Common Shares into a lesser number of Duke Energy Common Shares; or

          (iii) reclassify or otherwise change Duke Energy Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Duke Energy Common Shares,

          unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

     (c) Duke Energy will ensure that the record date for any event referred to in Section 2.7(a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by Duke Energy (with contemporaneous notification thereof by Duke Energy to Exchangeco).

     (d) The Board of Directors of Exchangeco shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Section 2.7(a) or 2.7(b) above and each such determination shall be conclusive and binding on Duke Energy. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of Exchangeco to be relevant, be considered by the Board of Directors of
          Exchangeco:

          (i) in the case of any stock dividend or other distribution payable in Duke Energy Common Shares, the number of such shares issued in proportion to the number of Duke Energy Common Shares previously outstanding;

          (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Duke Energy Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Duke Energy Common Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price;


                                       -7-
                                SUPPORT AGREEMENT

          (iii)in the case of the issuance or distribution of any other form of property (including any shares or securities of Duke Energy of any class other than Duke Energy Common Shares, any rights, options or warrants other than those referred to in Section 2.7(d)(ii) above, any evidences of indebtedness of Duke Energy or any assets of Duke Energy), the relationship between the fair market value (as determined by the Board of Directors of Exchangeco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Duke Energy Common Share and the Current Market price;

          (iv) in the case of any subdivision, redivision or change of the then outstanding Duke Energy Common Shares into a greater number of Duke Energy Common Shares or the reduction, combination, consolidation or change of the then outstanding Duke Energy Common Shares into a lesser number of Duke Energy Common Shares or any amalgamation, merger, reorganization or other transaction affecting Duke Energy Common Shares, the effect thereof upon the then outstanding Duke Energy Common Shares; and

          (v) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Duke Energy Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

     (e) Exchangeco agrees that, to the extent required, upon due notice from Duke Energy, Exchangeco will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Exchangeco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the Duke Energy Common Shares and Exchangeable Shares as provided for in this Section 2.7.

2.8  TENDER  OFFERS

     In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Duke Energy Common Shares (an "Offer") is proposed by Duke Energy or is proposed to Duke Energy or its shareholders and is recommended by the Board of Directors of Duke Energy, or is otherwise effected of to be effected with the consent or approval of the Board of Directors of Duke Energy, and the Exchangeable Shares are not redeemed by Exchangeco or purchased by Callco pursuant to the Redemption Call Right. Duke Energy will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Duke Energy and its Affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Duke Energy Common Shares, without


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
discrimination. Without limiting the generality of the foregoing, Duke Energy will use its reasonable best efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against Exchangeco (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer), Nothing herein shall affect the rights of Exchangeco to redeem (or Callco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of a Duke Energy Control Transaction.

2.9  OWNERSHIP  OF  OUTSTANDING  SHARES

     Without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Shane Provisions, Duke Energy covenants and agrees in favour of Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any Person other than Duke Energy or any of its Affiliates, Duke Energy will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Exchangeco and Callco. Notwithstanding the foregoing, Duke Energy shall not be in violation of this section if any person or group of persons acting jointly or in concert acquires all or substantially all of the assets of Duke Energy or the Duke Energy Common Shares pursuant to any merger of Duke Energy pursuant to which Duke Energy was not the surviving corporation,

2.10 DUKE  ENERGY  AND  AFFILIATES  NOT  TO  VOTE  EXCHANGEABLE  SHARES

     Duke Energy covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to any Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Duke Energy further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the CBCA (or any successor or other corporate statute by which Exchangeco may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11 RULE  10B-18  PURCHASES

     For greater certainty, nothing contained in this Agreement, including the obligations of Duke Energy contained in Section 2.8 hereof, shall limit the ability of Duke Energy or Exchangeco to make a "Rule 10b-18 purchase" of Duke Energy Common Shares pursuant to Rule 10b-19 of the United States Securities Exchange Act of 1934, as amended, or any successor rule.

2.12 STOCK  EXCHANGE  LISTING

     Duke Energy  covenants  and agrees in favour of Exchangeco that, as long as
any  outstanding   Exchangeable  Shares  are owned by any person other than Duke
Energy or  any  of  its


                                       -9-
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
Affiliates, Duke Energy will use its reasonable best efforts to maintain a listing for such Exchangeable Shares on a Canadian stock exchange.

                                     ARTICLE
                             DUKE ENERGY SUCCESSORS

3.1     CERTAIN  REQUIREMENTS  IN  RESPECT  OF  COMBINATION,  ETC.

     Duke Energy shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if

     (a) such other Person or continuing corporation (the "Duke Energy Successor") by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Duke Energy Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Duke Energy Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Duke Energy under this Agreement; and

     (b) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of Exchangeable Shares.

3.2  VESTING  OF  POWERS  IN  SUCCESSOR

     Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.X, shall execute and deliver the supplemental agreement provided for in Section 3.1 (a) and thereupon the Duke Energy Successor shall possess and from time to time may exercise each and every right and power of Duke Energy under this Agreement in the name of Duke Energy or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Duke Energy or any officers of Duke Energy may be done and performed with like force and effect by the directors or officers of such Duke Energy Successor.

3.3  WHOLLY-OWNED  SUBSIDIARIES

     Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Duke Energy with or into Duke Energy or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Duke Energy provided that all of the assets of such subsidiary are transferred to Duke Energy or another wholly-owned


                                      -10-
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
direct or indirect subsidiary of Duke Energy and any such transactions are expressly permitted by this Article 3.

                                ARTICLE 4 GENERAL

4.1  TERM

     This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than Duke Energy and any of its Affiliates.

4.2  CHANGES  IN  CAPITAL  OF  DUKE  ENERGY  AND  EXCHANGECO

     At all times after the occurrence of any event contemplated pursuant to Sections 2.7 and 2.8 hereof or otherwise, as a result of which either Duke Energy Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Duke Energy Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3  NOTICES  TO  PARTIES

     All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

     (a)  If  to  Duke  Energy,  at:
          ___________________________________
          ___________________________________
          ___________________________________
          Attention:_________________________
          Telecopier Number:(___)____________

     (b)  if  to  Exchangeco,  at:
          ___________________________________
          ___________________________________
          ___________________________________
          Attention:_________________________
          Telecopier Number:(___)____________

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing.


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
4.4  ASSIGNMENT

     No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement or the Arrangement (whether by operation of law or otherwise) except that Exchangeco may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of Duke Energy.

4.5  BINDING  EFFECT

     Subject to Section 4.4, this Agreement and the Arrangement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

4.6  AMENDMENTS,  MODIFICATIONS

     This Agreement may not be amended or modified except by an agreement in writing executed by Exchangeco, Callco and Duke Energy and approved by the holders of the Exchangeable Shares in accordance with Section 10.2 of the Exchangeable Share Provisions.

4.7  MINISTERIAL  AMENDMENTS

     Notwithstanding the provisions of Section 4.6, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement far the purposes of

     (a) adding to the covenants of any or all parties provided that the board of directors of each of Exchangeco, Callco and Duke Energy shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

     (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of Exchangeco, Callco and Duke Energy, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

     (c) making such changes or corrections which, on the advice of counsel to Exchangeco, Callco and Duke Energy, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the board of directors of each of Exchangeco, Callco and Duke Energy shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.


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
4.8  MEETING  TO  CONSIDER  AMENDMENTS

     Exchangeco, at the request of Luke Energy, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.6 hereof. Any such meeting or meetings shall be called and held in accordance with the bylaws of Exchangeco, the Exchangeable Share Provisions and all applicable laws.

4.9  AMENDMENTS  ONLY  IN  WRITING

     No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.10 GOVERNING  LAWS;  CONSENT  TO  JURISDICTION

     This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under or in relation to this Agreement.

4.11 SEVERABILITY

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

4.12 COUNTERPARTS

     This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


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
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          DUKE  ENERGY  CORPORATION

                                          By: __________________________________
                                          Name: ________________________________
                                          Title: _______________________________

                                          3946509  CANADA  INC.

                                          By: __________________________________
                                          Name: ________________________________
                                          Title: _______________________________

                                          3058368  NOVA  SCOTIA  COMPANY

                                          By: __________________________________
                                          Name: ________________________________
                                          Title: _______________________________


                                      -14-
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
                                   SCHEDULE G

                   FORM OF VOTING AND EXCHANGE TRUST AGREEMENT

                       VOTING AND EXCHANGE TRUST AGREEMENT

VOTING  AND  EXCHANGE  AGREEMENT  ("Agreement") made as of the     day of .2002.

BETWEEN;

            DUKE  ENERGY  CORPORATION,
            a corporation existing under the laws of the State of North Carolina (hereinafter referred to as "DUKE ENERGY"),

                                                              OF THE FIRST PART,

                                     - and -

            3946509  CANADA  INC.,
            a  corporation  existing  under  the  laws of Canada
            (hereinafter referred to as "EXCHANGECO"),

                                                             OF THE SECOND PART,

                                     - and -

            COMPUTERSHARE  TRUST  COMPANY,  INC.
            a United States trust company incorporated under the laws of the State of Colorado (hereinafter referred to as the "Trustee"),

                                                              OF THE THIRD PART.

     WHEREAS, in connection with the Combination Agreement, Exchangeco may be required to issue Exchangeable Shares to certain holders of common shares in the capital of Westcoast pursuant to the Plan of Arrangement contemplated in the Combination Agreement; and

     WHEREAS, pursuant to the Combination Agreement, Duke Energy and Exchangeco have agreed to execute a voting and exchange trust agreement substantially in the form of this Agreement,

     NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows;

                                    ARTICLE 1
                                 INTERPRETATION

     1.1     DEFINITIONS

     In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

     "AFFILIATE" has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein;

     "ARRANGEMENT" means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Article 6 of the Plan of Arrangement and Section 7.1 of the Combination Agreement or made at the direction of the Court;

     "AUTOMATIC EXCHANGE RIGHTS" means the benefit of the obligation of Duke Energy to effect the automatic exchange of Exchangeable Shares for Duke Energy
Common  Shares  pursuant  to  Section  5.12;     -

     "BENEFICIARIES" means the registered holders from time to time of Exchangeable Shares, other than Duke Energy and its Affiliates;

     "BENEFICIARY  VOTES"  has  the  meaning  ascribed  thereto  in Section 4.2;

     "BUSINESS DAY" means any day on which (i) commercial banks are generally open for business in New York, New York and Vancouver, British Columbia, other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States of America or in Vancouver, British Columbia under the laws of the Province of British Columbia or the federal laws of Canada or (ii) the NYSE is open for trading;

     "CALLCO" means 3058368 Nova Scotia Company, an unlimited liability company existing under the laws of the Province of Nova Scotia;

     "CBCA" means the Canada Business Corporations Act as now in effect and as it may be amended from time to time prior to the date hereof;

     "COMBINATION AGREEMENT" means the combination agreement made as of September 20, 2001 among Duke Energy, Exchangeco, Callco and Westcoast, as amended, supplemented and/or restated in accordance therewith prior to the date hereof, providing for, among other things, the Arrangement;

     "COURT"  has  the  meaning  ascribed  thereto  in  the Plan of Arrangement;

     "DISTRIBUTION DATE" has the meaning ascribed thereto in the Duke Energy Rights Agreement;


                                       -2-
                       VOTING AND EXCHANGE TRUST AGREEMENT

     "DUKE ENERGY COMMON SHARES" means the shares of common stock, no par value per share, in the capital of Duke Energy;

     "DUKE  ENERGY  CONSENT"  has  the  meaning ascribed thereto in Section 4.2;

     "DUKE  ENERGY  MEETING"  has  the  meaning ascribed thereto in Section 4.2;

     "DUKE ENERGY RIGHTS AGREEMENT" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "DUKE  ENERGY  SUCCESSOR"  has  the  meaning  ascribed  thereto  in Section
10.1(a).

     "EQUIVALENT VOTE AMOUNT" means, with respect to any matter, proposition or question on which holders of Duke Energy Common Shares are entitled to vote, consent or otherwise act, the number of votes to which a holder of one Duke Energy Common Share is entitled with respect to such matter, proposition or question;

     "EXCHANGE  RIGHT"  has  the  meaning  ascribed  thereto  in  Section  5.1;

     "EXCHANGEABLE SHARES" means the non-voting exchangeable shares in the capital of Exchangeco, having substantially the rights, .privileges, restrictions and conditions set out in Appendix 1 to the Plan of Arrangement;

     "EXCHANGEABLE SHARE CONSIDERATION" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "EXCHANGEABLE SHARE PRICE" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares;

     "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the date hereof or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

     "INDEMNIFIED  PARTIES"  has  the  meaning  ascribed thereto in Section 8.1;

     "INSOLVENCY EVENT" means (i) the institution by Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Exchangeco to the institution of bankruptcy, insolvency or winding-up proceedings against it, or (ii) the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditor's Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Exchangeco to contest in good faith any such proceedings commenced in respect of Exchangeco within 30 days of becoming aware thereof, or the consent by Exchangeco to the filing of any such petition or to the appointment of a receiver, or (iii) the making by Exchangeco of a general assignment for the benefit of creditors,


                                       -3-
                       VOTING AND EXCHANGE TRUST AGREEMENT
or the admission in writing by Exchangeco of its inability to pay its debts generally as they become due, or (iv) Exchangeco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6.6 of the Exchangeable Share Provisions;

     "LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement;

     "LIQUIDATION  EVENT"  has  the meaning ascribed thereto in Section 5.12(b);

     "LIQUIDATION  EVENT  EFFECTIVE  TIME"  has  the meaning ascribed thereto in
Section  5.12(c);

     "LIST"  has  the  meaning  ascribed  thereto  in  Section  4.6;

     "NYSE"  means  The  New  York  Stock  Exchange,  Inc,;

     "OFFICER'S CERTIFICATE" means, with respect to Duke Energy or Exchangeco, as the case may be, a certificate signed by any one of the authorized signatories of Duke Energy or Exchangeco, as the case may be;

     "PERSON" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status;

     "PLAN OF ARRANGEMENT" means the plan of arrangement substantially in the form and content of Schedule E annexed to the Combination Agreement and any amendments or variations thereto made in accordance with Section 7.1 of the Combination Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

     "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement;

     "REDEMPTION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "RETRACTED  SHARES"  has  the  meaning  ascribed  thereto  in  Section 5.7;

     "RETRACTION CALL RIGHT" has the meaning ascribed thereto in the Exchangeable Share Provisions;

     "SECURITIES ACT" means the Securities Act (Ontario) and the rules, regulations and policies made. thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

     "SUPPORT AGREEMENT" means that certain support agreement made as of even date herewith between Exchangeco, Callco and Duke Energy substantially in the form and content of


                                       -4-
                       VOTING AND EXCHANGE TRUST AGREEMENT

Schedule F to the Combination Agreement, with such changes thereto as the parties to the Combination Agreement, acting reasonably, may agree;

     "TRUST"  means  the  trust  created  by  this  Agreement;

     "TRUST ESTATE" means the Duke Energy Common Shares, any other securities, the Exchange Right, the Automatic Exchange Rights and any money or ether property which may be held by the Trustee from time to time pursuant to this Agreement;

     "VOTING RIGHTS" means the voting rights of the Duke Energy Common Shares held by the Trustee in respect of which the Beneficiaries are, in accordance with this Agreement, entitled to instruct the Trustee to vote;

     "WESTCOAST" means Westcoast Energy Inc,, a corporation existing under the laws of Canada;

     1.2  INTERPRETATION  NOT  AFFECTED  BY  HEADINGS,  ETC.

     The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number refer to the specified Article or Section of this Agreement. The terms "this Agreement," "hereof," "herein" and "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.

     1.3  RULES  OF  CONSTRUCTION

     Unless  otherwise specifically indicated or the context otherwise requires,
(a) all references to "dollars" or "$" mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, and (c) "include," "includes" and "including" shall be deemed to be followed by the words "without limitation."

     1.4  DATE  FOR  ANY  ACTION

     In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

                                    ARTICLE 2
                              PURPOSE OF AGREEMENT

     2.1  ESTABLISHMENT  OF  TRUST

     The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries and Duke Energy, as herein provided. The Trustee will hold Duke Energy Common Shares in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right and


                                       -5-
                       VOTING AND EXCHANGE TRUST AGREEMENT
the Automatic Exchange Rights in order to enable the Trustee to exercise such rights and will hold the rights relating to the covenant of Duke Energy in
Section 3.5 hereof, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement. The Trustee will hold the Duke Energy Common Shares for and on behalf of Duke Energy for all other rights associated with such Duke Energy Common Shares other than the Voting Rights.

                                    ARTICLE 3
                            DUKE ENERGY COMMON SHARES

     3.1  ISSUE  AND  OWNERSHIP  OF  THE  DUKE  ENERGY  COMMON  SHARES

     Duke Energy hereby agrees to issue to, and. deposit with, the Trustee from time to time such number of Duke Energy Common Shares so that upon such deposit the Trustee shall hold a number of Duke Energy Common Shares which is equal to the number of Exchangeable Shares issued and outstanding as of such time (other than Exchangeable Shares held by Duke Energy or any Affiliate thereof). Such Duke Energy Common Shares issued pursuant to this Section 3.1 shall be hereafter held of record. by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and Duke Energy in accordance with the provisions of this Agreement. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of such Duke Energy Common Shares and shall be entitled to exercise all of the rights and powers of an owner with respect to such Duke Energy Common Shares provided that the Trustee shall:

     (a) hold such Duke Energy Common Shares and the legal title thereto as trustee solely far the use and benefit of the Beneficiaries and Duke Energy in accordance with the provisions of this Agreement; and

     (b) except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with such Duke Energy Common Shares and such Duke Energy Common Shares shall not be used or disposed of by the Trustee for my purpose other than the purposes for which this Trust is created pursuant to this Agreement.

     3.2  TRANSFER  OF DUKE ENERGY COMMON SHARES AND DIVIDENDS TO DUKE ENERGY

     In connection with the exchange by a holder or redemption or retraction of Exchangeable Shares from time to time for Duke Energy Common Shares, the Trustee shall concurrently therewith distribute to Duke Energy such Duke Energy Common Shares from the Trust Estate equal to the number of Exchangeable Shares exchanged by such holder for Duke Energy Common Shares. Upon receipt of any dividend or other distribution on the Duke Energy Common Shares (except to the extent such dividend or distribution is paid in Duke Energy Common Shares), the Trustee shall immediately transfer such dividend or distribution to Duke Energy; provided, however, that the Trustee may not transfer any dividend or distribution on the Duke Energy Common Shares held by the Trustee to Duke Energy pursuant to the preceding clause until such time as an Equivalent Dividend (as defined in the Support Agreement) is declared and paid on the Exchangeable Shares.


                                       -6-
                       VOTING AND EXCHANGE TRUST AGREEMENT

     3.3  LEGENDED  SHARE  CERTIFICATES

     Exchangeco will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the portion of the Voting Rights in respect of the Exchangeable Shares held by the Beneficiaries.

     3.4  SAFE  KEEPING  OF  CERTIFICATE

     If physical certificates representing the Duke Energy Common Shares are held by the Trust, such certificates shall at all times be held in safe keeping by the Trustee or its agent.

     3.5  REDEMPTION  IN  CONNECTION  WITH  A  DISTRIBUTION  DATE

     A holder of Exchangeable Shares who receives Duke Energy Common Shares upon redemption of Exchangeable Shares in connection with a Distribution Date pursuant to the Exchangeable Share provisions will be treated by Duke Energy for purposes of the Duke Energy Rights Agreement as if such holder were a record holder of Duke Energy Common Shares on and after the Redemption Date, which shall be the day immediately preceding the Distribution Date.

                                    ARTICLE 4
                            EXERCISE OF VOTING RIGHTS

     4.1  VOTING  RIGHTS

     The Trustee, as the holder of record of Duke Energy Common Shares forming part of the Trust Estate, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the Duke Energy Common Shares held by the Trustee on any matter, question, proposal or proposition whatsoever that may properly come before the shareholders of Duke Energy at a Duke Energy Meeting or in connection with a Duke Energy Consent. The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to Section 6.15 hereof:

     (a) the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the Duke Energy Meeting is held or a Duke Energy Consent is sought; and

     (b) to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

     4.2  NUMBER  OF  VOTES

     With respect to all meetings of shareholders of Duke Energy at which holders of Duke Energy Common Shares are entitled to vote (each, a "Duke Energy Meeting") and with respect

                                       -7-
                       VOTING AND EXCHANGE TRUST AGREEMENT
to all written consents sought from Duke Energy's shareholders, including the holders of Duke Energy Common Shares (each, a "DUKE ENERGY CONSENT"), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, a number of votes equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Beneficiary on the record date established by Duke Energy or by applicable law for such Duke Energy Meeting or Duke Energy Consent, as the case may be (collectively, the "BENEFICIARY VOTES"), in respect of each matter, question, proposal or proposition to be voted on at such Duke Energy Meeting or consented to in connection with such Duke Energy Consent.

     4.3  MAILINGS  TO  SHAREHOLDERS

     With respect to each Duke Energy Meeting and Duke Energy Consent, the Trustee will use its reasonable efforts promptly to mail or cause to be mailed (or otherwise communicate in the same manner as Duke Energy utilizes in communications to holders of Duke Energy Common Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by Duke Energy to its shareholders

     (a) a copy of such notice, together with any related materials, including any proxy or information statement, to be provided to shareholders of Duke Energy;

     (b) a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Duke Energy Meeting or Duke Energy Consent or, pursuant to Section 4.7, to attend such Duke Energy Meeting and to exercise personally thereat the Beneficiary Votes of such Beneficiary;

     (c) a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

          (i) a proxy to such Beneficiary or its designee to exercise personally the Beneficiary Votes; or

          (ii) a proxy to a designated agent or other representative of the management of Duke Energy to exercise such Beneficiary Votes;

     (d) a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

     (e) a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

     (f) a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Duke Energy Meeting shall not be earlier than the close of business on the second Business Day


                                       -8-
                       VOTING AND EXCHANGE TRUST AGREEMENT
          prior to such meeting, and of the method for revoking or amending such instructions.

     For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any Duke Energy Meeting or Duke Energy Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Duke Energy or by applicable law for purposes of determining shareholders entitled to vote at such Duke Energy Meeting or to give written consent in connection with such Duke Energy Consent. Duke Energy will notify the Trustee of any decision of the Board of Directors of Duke Energy with respect to the calling of any Duke Energy Meeting or the seeking of any Duke Energy Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

     The materials referred to in this Section 4.3 are to be provided to the Trustee by Duke Energy and the materials referred to in Section 4,3(c), (e) and
(f) shall be subject to reasonable comment by the Trustee in a timely manner. Duke Energy shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of Duke Energy Common Shares. Duke Energy agrees not to communicate with holders of Duke Energy Common Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Notwithstanding the foregoing, Duke Energy may at its option exercise the duties of the Trustee to deliver copies of all materials to each Beneficiary as required by this Section 4.3 so long as in each case Duke Energy delivers a certificate to the Trustee stating that Duke Energy has undertaken to perform the obligations set forth in this Section 4.3.

     4.4  COPIES  OF  SHAREHOLDER  INFORMATION

     Duke Energy will deliver to the Trustee copies of all proxy materials (including notices of Duke Energy Meetings but excluding proxies to vote Duke Energy Common Shares), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Duke Energy Common Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary, to the extent possible, at the same time as such materials are first sent to holders of Duke Energy Common Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of Duke Energy, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Duke Energy) received by the Trustee from Duke Energy, to the extent possible, at the same time as such materials are sent to holders of Duke Energy Common Shares. The Trustee will make copies of all such materials available for inspection by any Beneficiary at the Trustee's principal office in Lakewood, Colorado. Notwithstanding the foregoing, Duke Energy at its option may exercise the duties of the Trustee to deliver copies of all materials to each Beneficiary as required by this Section 4.4 so long as in each case Duke


                                       -9-
                       VOTING AND EXCHANGE TRUST AGREEMENT

Energy delivers a certificate to the Trustee stating that Duke Energy has undertaken to perform the obligations set forth in this Section 4.4.

     4.5  OTHER  MATERIALS

     As soon as reasonably practicable after receipt by Duke Energy or holders of Duke Energy Common Shares (if such receipt is known by Duke Energy) of any material sent or given by or on behalf of a third party to holders of Duke Energy Common Shares generally, including dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Duke Energy shall use its reasonable best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward. such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of Duke Energy, copies of all such materials received by the Trustee from Duke Energy. The Trustee will also make available for inspection by any Beneficiary at the Trustee's principal office in Lakewood, Colorado copies of all such materials. Notwithstanding the foregoing, Duke Energy at its option may exercise the duties of the Trustee to deliver copies of all such materials to each Beneficiary as required by this Section 4.5 so long as in each case Duke Energy delivers a certificate to the "Trustee stating that Duke Energy has undertaken to perform the obligations set forth in this Section 4.5.

     4.6  LIST  OF  PERSONS  ENTITLED  TO  VOTE

     Exchangeco shall, (a) prior to each annual and special Duke Energy Meeting or the seeking of any Duke Energy Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a "LIST") of the names and addresses of the Beneficiaries ganged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Duke Energy Meeting or a Duke Energy Consent, at the close of business on the record date established by Duke Energy or pursuant to applicable law for determining the holders of Duke Energy Common Shares entitled to receive notice of and/or to vote at such Duke Energy Meeting or to give consent in connection with such Duke Energy Consent. Each such List shall be delivered to the Trustee promptly after receipt by Exchangeco of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement. Duke Energy agrees to give Exchangeco notice (with a copy to the Trustee) of the calling of any Duke Energy Meeting or the seeking of any Duke Energy Consent by Duke Energy or its management, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable Exchangeco to perform its obligations under this Section 4.6.


                                      -10-
                       VOTING AND EXCHANGE TRUST AGREEMENT

     4.7  ENTITLEMENT  TO  DIRECT  VOTES

     Any Beneficiary named in a List prepared in connection with any Duke Energy Meeting or Duke Energy Consent will be entitled (a) to instruct the Trustee in the manner described in Section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting and personally exercise thereat (or to personally exercise with respect to any Duke Energy Consent), as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled,

     4.8  VOTING  BY TRUSTEE AND ATTENDANCE OF TRUSTEE REPRESENTATIVE AT MEETING

     (a) In connection with each Duke Energy Meeting and Duke Energy Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to
          Section  4.3.

     (b) The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Duke Energy Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee's representative, and at the Beneficiary's request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to section 4.3 in respect of such meeting or
          (ii) submits to such representative written revocation of any such previous instructions. At such meeting, upon receipt of a proxy from the Trustee's representative, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question, proposal or proposition, to vote by way o ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

     4.9  DISTRIBUTION  OF  WRITTEN  MATERIALS

     Any written materials distributed by or on behalf of the Trustee pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Duke Energy utilizes in communications to holders of Duke Energy Common Shares, subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of Exchangeco. Duke Energy agrees not to communicate with holders of Duke Energy Common Shares with respect to such written material otherwise than by mail unless such method of communication is


                                      -11-
                       VOTING AND EXCHANGE TRUST AGREEMENT
also reasonably available to the Trustee for communication with the Beneficiaries. Exchangeco shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

     (a)  a  current  List;  and

     (b) upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.

Exchangeco's obligations under this Section 4.9 shall be deemed satisfied to the extent Duke Energy exercises its option to perform the duties of the Trustee to deliver copies of materials to each Beneficiary and Exchangeco provides the required information and materials to Duke Energy.

     4.10 TERMINATION  OF  VOTING  RIGHTS

     Except as Otherwise provided herein or in the Exchangeable Share Provisions, all of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall cease and be terminated immediately, before the delivery by such Beneficiary to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or upon the occurrence of the automatic exchange of Exchangeable Shares for Duke Energy Common Shares, as specified in Article 5 (unless, in either case, Duke Energy shall not have delivered the Exchangeable Share Consideration deliverable in exchange therefor to the Trustee for delivery to the Beneficiaries), or the redemption of Exchangeable Shares pursuant to Article 6 or Article 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of Exchangeco pursuant to Article 5 of the Exchangeable Share Provisions, or the purchase of Exchangeable Shares from the holder thereof by Callco pursuant to the exercise by Callco of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

                                    ARTICLE 5
                      EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

     5.1  GRANT  AND  OWNERSHIP  OF  THE  EXCHANGE  RIGHT

     Duke Energy hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the "EXCHANGE RIGHT"), upon the occurrence and during the continuance of an Insolvency Event, to require Duke Energy to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary and the Automatic Exchange Rights, all in accordance with the provisions of this Agreement. Duke Energy hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by Duke Energy to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic


                                      -12-
                       VOTING AND EXCHANGE TRUST AGREEMENT

Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange
Rights,  provided  that  the  Trustee  shall:

     (a) hold the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

     (b) except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

     5.2  LEGENDED  SHARE  CERTIFICATES

     Exchangeco will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of

     (a) their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

     (b)  the  Automatic  Exchange  Rights.

     5.3  GENERAL  EXERCISE  OF  EXCHANGE  RIGHT

     The Exchange Right shall be and remain vested in and exercisable by the Trustee Subject to Section 6.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof, To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right,

     5.4  PURCHASE  PRICE

     The purchase price payable by Duke Energy for each Exchangeable Share to be purchased by Duke Energy under the Exchange Right shall be an amount per share equal to the Exchangeable Share price on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right. In connection with each exercise of the Exchange Right, Duke Energy shall provide to the Trustee an Officer's Certificate setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share. The Exchangeable Share Price for each such Exchangeable Share so purchased may be satisfied only by Duke Energy delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, the Exchangeable Share Consideration representing the total Exchangeable Share Price. Upon payment by Duke Energy of such purchase price to the Trustee for the benefit of the Beneficiary, the relevant Beneficiary shall cease to have any right to be paid


                                      -13-
                       VOTING AND EXCHANGE TRUST AGREEMENT
any amount in respect of declared and unpaid dividends on each such Exchangeable Share by Exchangeco.

     5.5  EXERCISE  INSTRUCTIONS

     Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of Exchangeco. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Lakewood, Colorado or at such other places as the Trustee may from time to time designate by written notice to the Beneficiates, the certificates representing the Exchangeable Shares which such Beneficiary desires Duke Energy to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CB CA and the by-laws of Exchangeco and such additional documents and instruments as the Trustee, Exchangeco and Duke Energy may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Duke Energy to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Duke Energy free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates representing Duke Energy Common Shares issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom, such new certificates should be delivered, and (b) payment (or evidence satisfactory to the Trustee, Exchangeco and Duke Energy of payment) of the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Duke Energy under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Exchangeco,

     5.6  DELIVERY  OF  DUKE  ENERGY  COMMON  SHARES;  EFFECT  OF  EXERCISE

     Promptly after the receipt by the Trustee of the certificates representing the Exchangeable Shares which the Beneficiary desires Duke Energy to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form, of notice of exercise of the Exchange Right (and payment of taxes, if any payable as contemplated by Section 5.8 or evidence thereof), duly endorsed for transfer to Duke Energy, the Trustee shall notify Duke Energy and Exchangeco of its receipt of the same, which notice to Duke Energy and Exchangeco shall constitute exercise of the Exchange Right by the Trustee on behalf of the Beneficiary in -respect of such Exchangeable Shares, and Duke Energy shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the


                                      -14-
                       VOTING AND EXCHANGE TRUST AGREEMENT

Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, Exchangeco and Duke Energy of the payment of) the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. Immediately upon the giving of notice by the Trustee to Duke Energy and Exchangeco of the exercise of the Exchange Right, as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to Duke Energy all of such Beneficiary's right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless such Exchangeable Share Consideration is not delivered by Duke Energy to the Trustee for delivery to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within five Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is delivered by Duke Energy and any cheque included therein is paid. Upon delivery of such Exchangeable Share Consideration by Duke Energy to the Trustee, the Trustee shall deliver such Exchangeable Share Consideration to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Duke Energy Common Shares delivered to it pursuant to the Exchange Right.

     5.7  EXERCISE  OF  EXCHANGE  RIGHT  SUBSEQUENT  TO  RETRACTION

     In the event that a Beneficiary has exercised its right under Article 6 of the Exchangeable Share Provisions to require Exchangeco to redeem, any or all of the Exchangeable Shares held by the Beneficiary (the "RETRACTED SHARES") and is notified by Exchangeco pursuant to Section 6.6 of the Exchangeable Share Provisions that Exchangeco will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to Exchangeco pursuant to Section 6.7 of the Exchangeable Share Provisions, and provided further that the Trustee has received written notice of same from Exchangeco or Duke Energy, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange
Right with respect to those Retracted Shares that Exchangeco is unable to redeem. In any such event, Exchangeco hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to Exchangeco or to the transfer agent of the Exchangeable Shares (including a copy of the retraction request delivered pursuant to Section 6.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that Exchangeco is not permitted to redeem and will require Duke Energy to purchase such shares in accordance with the provisions of this
Article  5.


                                      -15-
                       VOTING AND EXCHANGE TRUST AGREEMENT

     5.8  STAMP  OR  OTHER  TRANSFER  TAXES

     Upon any sale of Exchangeable Shares to Duke Energy pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing Duke Energy Common Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and none of Duke Energy, Exchangeco or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of the Trustee, Duke Energy and Exchangeco that such taxes, if any, have been paid.

     5.9  NOTICE  OF  INSOLVENCY  EVENT

     As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Exchangeco and Duke Energy shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from Exchangeco and Duke Energy of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of Duke Energy (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Duke Energy, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

     5.10 QUALIFICATION  OF  DUKE  ENERGY  COMMON  SHARES

     Duke Energy covenants that if any Duke Energy Common Shares to be issued and delivered pursuant to the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial, territorial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other Canadian or United States federal, provincial, territorial or state legal requirement before such shares may be issued and delivered by Duke Energy to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" of Duke Energy for purposes of Canadian provincial securities law or an "affiliate" of Duke Energy for purposes of United States federal or state securities law), Duke Energy will in good faith take all such actions and do all such things as are necessary or desirable to cause such Duke Energy Common Shares to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be, to the extent expressly provided in the Combination Agreement. Duke Energy will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Duke Energy Common Shares to be delivered pursuant to the Exchange


                                      -16-
                      VOTING AND EXCHANGE TRUST AGREEMENT I

Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Duke Energy Common Shares are listed, quoted or posted for trading at such time.

     5.11 DUKE  ENERGY  COMMON  SHARES

     Duke Energy hereby represents, warrants and covenants that the Duke Energy Common Shares issuable to Beneficiaries as described herein will be duly authorized and validly issued, fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

     5.12 AUTOMATIC  EXCHANGE  ON  LIQUIDATION  OF  DUKE  ENERGY

     (a) Duke Energy will give the "trustee written notice of each of the following events at the time set forth below:

          (i) in the event of any determination by the Board of Directors of Duke Energy to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Duke Energy or to effect any other distribution of assets of Duke Energy among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

          (ii) promptly following the earlier of (A) receipt by Duke Energy of notice of, and (B) Duke Energy otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Duke Energy or to effect any other distribution of assets of Duke Energy among its shareholders for the purpose of winding up its affairs, in each case where Duke Energy has failed to contest in good faith any such proceeding commenced in respect of Duke Energy within 30 days of becoming aware thereof.

     (b) Promptly following receipt by the Trustee from Duke Energy of notice of any event (a "LIQUIDATION EVENT") contemplated by Section 5.12(x) above, the Trustee will give notice or cause such notice to be given thereof to the Beneficiaries. Such notice shall be provided to the Trustee by Duke Energy and shall include a brief description of rights of the Beneficiaries with respect to the Automatic Exchange Rights provided for in Section 5.12(c).

     (c) In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Duke Energy Common Shares in the distribution of assets of Duke Energy in connection with a Liquidation Event, immediately prior to the effective time (the "LIQUIDATION EVENT EFFECTIVE TIME") of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for Duke Energy Common Shares. To effect such automatic exchange, Duke Energy shall purchase each Exchangeable Share outstanding immediately prior to the


                                       -17
                       VOTING AND EXCHANGE TRUST AGREEMENT

          Liquidation Event Effective Time and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by such Beneficiary at such time, for a purchase price per share equal to the Exchangeable Share Price applicable at that time. Duke Energy shall provide the Trustee with an Officer's Certificate in connection with any automatic exchange setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share.

     (d) The closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Duke Energy Common Shares shall be deemed to have occurred immediately prior to the Liquidation Event Effective Time, and each Beneficiary shall be deemed to have transferred to Duke Energy all of the Beneficiary's right, title and interest in and to such Beneficiary's Exchangeable Shares and the related interest in the Trust Estate. Any right of each such Beneficiary to receive declared and unpaid dividends from Exchangeco shall be deemed to be satisfied and discharged and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and Duke Energy shall deliver to the Beneficiary the Exchangeable Share Consideration deliverable upon the automatic exchange of Exchangeable Shares. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Duke Energy Common Shares issued pursuant to the automatic exchange of Exchangeable Shares for Duke Energy Common Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Duke Energy pursuant to such automatic exchange shall thereafter be deemed to represent Duke Energy Common Shares issued to the Beneficiary by Duke Energy pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent Duke Energy Common Shares, duly endorsed in blank and accompanied by such instruments of transfer as Duke Energy may reasonably require, Duke Energy shall deliver or cause to be delivered to the Beneficiary certificates representing Duke Energy Common Shares of which the Beneficiary is the holder.

     5.13 WITHHOLDING  RIGHTS

     Duke Energy, Exchangeco and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or Duke Energy Common Shares such amounts as Duke Energy, Exchangeco or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of federal, provincial, state, local or foreign tax taw, in each case as amended or succeeded. The Trustee may act on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the


                                      -18-
                       VOTING AND EXCHANGE TRUST AGREEMENT
cash portion of the consideration otherwise payable to the holder, Duke Energy, Exchangeco and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Duke Energy, Exchangeco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Duke Energy, Exchangeco or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale. Duke Energy represents and warrants that, based upon facts currently known to it has no current intention, as at the date of this Agreement, to deduct or withhold from any consideration paid to holders of Exchangeable Shares any amounts under the United States Internal Revenue Code o f 1986.

                                    ARTICLE 6
                             CONCERNING THE TRUSTEE

     6.1  POWERS  AND  DUTIES  OF  THE  TRUSTEE

     The rights, powers, duties and authorities of the Trustee under this ,Agreement, in its capacity as trustee of the Trust, shall include:

     (a) receipt and deposit of Duke Energy Common Shares from Duke Energy as trustee for and on behalf of the Beneficiaries and Duke Energy in accordance with the provisions of this Agreement;

     (b) granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

     (c) casting and exercising the Beneficiary Votes in accordance with the provisions of this Agreement;

     (d) receiving the grant of the Exchange Right and the Automatic Exchange Rights from Duke Energy as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

     (e) exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries Duke Energy Common Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

     (f)  holding  title  to  the  Trust  Estate;

     (g) investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;


                                      -19-
                       VOTING AND EXCHANGE TRUST AGREEMENT

     (h) taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Duke Energy and Exchangeco under this Agreement; and

     (i) taking such other actions and doing such other things as are specifically provided in this Agreement.

     In the exercise of such rights, powers, duties and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

     The Trustee in exercising its rights, powers, duties and authorities here under shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

     The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof, nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

     6.2  NO  CONFLICT  OF  INTEREST

     The Trustee represents to Duke Energy and Exchangeco that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10. If, notwithstanding the foregoing provisions of this
Section 6.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Court for an order that the Trustee be replaced as trustee hereunder.

     6.3  DEALINGS  WITH  TRANSFER  AGENTS,  REGISTRARS,  ETC.

     Duke Energy and Exchangeco irrevocably authorize the Trustee, from time to time, to:


                                      -20-
                       VOTING AND EXCHANGE TRUST AGREEMENT

     (a) consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Duke Energy Common Shares; and

     (b) requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement and
          (ii) from the transfer agent of Duke Energy Common Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights.

     Duke Energy and Exchangeco irrevocably authorize their respective registrars and transfer agents to comply with all such requests. Duke Energy covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Rights.

     6.4  BOOKS  AND  RECORDS

     The Trustee shall keep available for inspection by Duke Energy and Exchangeco at the Trustee's principal office in Lakewood, Colorado correct and complete books and records of account relating to the Trust created by this Agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Rights. On or before January 15, 2002, and on or before January 15 in every year thereafter, so long as any Duke Energy Common Shares are on deposit with the Trustee, the Trustee shall transmit to Duke Energy and Exchangeco a brief report, dated as of the preceding December 31, with respect to:

     (a)  the  property  and  funds comprising the Trust Estate as of that date;

     (b) the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by Duke
          Energy of Duke Energy Common Shares in connection with the Exchange Right, during the calendar year ended on such December 31; and

     (c) any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported and which, in the Trustee's opinion, materially affects the Trust Estate.

     6.5  INCOME  TAX  RETURNS  AND  REPORTS

     The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns Or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded, In connection therewith, the Trustee may obtain the advice and assistance of such experts or


                                      -21-
                       VOTING AND EXCHANGE TRUST AGREEMENT
advisors as the Trustee reasonably considers necessary or advisable (who may be experts or advisors to Duke Energy or Exchangeco). If requested by the Trustee, Duke Energy or Exchangeco shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance.

     6.6  INDEMNIFICATION  PRIOR  TO  CERTAIN  ACTIONS  BY  TRUSTEE

     The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Duke Energy Common Shares held by the Trustee pursuant to Article 4, subject to Section 6.15, with respect to the Exchange Right pursuant to Article 5, subject to Section 6.15, and with respect to the Automatic Exchange Rights pursuant to Article 5, subject to Section 6.15.

     None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security or indemnified as aforesaid.

     6.7  ACTION  OF  BENEFICIARIES

     No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 6.6 and the Trustee shall have failed to act within a reasonable time thereafter, In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Rights or the Automatic Exchange Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

     6.8  RELIANCE  UPON  DECLARATIONS

     The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions, Lists, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates,


                                      -22-
                       VOTING AND EXCHANGE TRUST AGREEMENT
opinions, Lists, reports or other papers or documents comply with the provisions of Section 6.9, if applicable, and with any other applicable provisions of this Agreement.

     6.9  EVIDENCE  AND  AUTHORITY  TO  TRUSTEE

     Duke Energy and/or Exchangeco shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Duke Energy and/or Exchangeco or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken. by the Trustee at the request of or on the application of Duke Energy and/or Exchangeco promptly if and when:

     (a) such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 6.9; or

     (b) the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Duke Energy and/or Exchangeco written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

     Such evidence shall consist of an Officer's Certificate of Duke Energy and/or Exchangeco or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

     Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Rights or the taking of any other action to be taken by the Trustee at the request or oil the application of Duke Energy and/or Exchangeco, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, value, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Duke Energy and/or Exchangeco it shall be in the form of an Officer's Certificate or a statutory declaration.

     Each statutory declaration, Officer's Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

     (c) declaring that such person has read and understands the provisions of this Agreement relating to the condition in question;

     (d) describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and


                                      -23-
                       VOTING AND EXCHANGE TRUST AGREEMENT

     (e) declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

     6.10 EXPERTS,  ADVISERS  AND  AGENTS

     The  Trustee  may:

     (a) in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, value, engineer or other expert, whether retained by the Trustee or by Duke Energy and/or Exchangeco or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

     (b) employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

     6.11 INVESTMENT  OF  MONEYS  HELD  BY  TRUSTEE

     Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee, in trust for Duke Energy, in securities in which, under the laws of the State of New York, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of Duke Energy. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in the United States of America or, with the consent of Duke Energy, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of the United States of America or any state thereof at the rate of interest then current on similar deposits. Any interest earned or received from moneys held by the trust shall be the property of and distributed to Duke Energy upon demand therefore.

     6.12 TRUSTEE  NOT  REQUIRED  TO  GIVE  SECURITY

     The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.


                                      -24-
                      "VOTING AND EXCHANGE TRUST AGREEMENT

     6.13 TRUSTEE  NOT  SOUND  TO  ACT  ON  REQUEST

     Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Duke Energy and/or Exchangeco or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

     6.14 AUTHORITY  TO  CARRY  ON  BUSINESS

     The Trustee represents to Duke Energy and Exchangeco that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in the State of Colorado but if, notwithstanding the provisions of this Section 6.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in the State of Colorado, either become so authorized or resign in the manner and with the effect specified in Article 10.

     6.15 CONFLICTING  CLAIMS

     If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to reuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

     (a) the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction and all rights of appeal have expired; or

     (b) all differences with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a, valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

     If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond


                                      -25-
                       VOTING AND EXCHANGE TRUST AGREEMENT
or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

     6.16 ACCEPTANCE  OF  TRUST

     The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

     6.17 MAINTENANCE  OF  OFFICE  OR  AGENCY

     Duke Energy will maintain in Vancouver an office or agency where certificates representing Exchangeable Shares may be presented or surrendered for exchange by Beneficiaries and where notices and demands to or upon Duke Energy or Exchangeco in respect of the Exchangeable Shares may be served. Duke Energy will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time Duke Energy shall fail to maintain any such office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be served at the Corporate Trust Office of the Trustee, and Duke Energy and Exchangeco hereby appoint the Trustee as their agent to receive all such presentations, surrenders, notices and demands. Furthermore, copies of all Duke Energy proxy materials will be made available for inspection by any Beneficiary at such office or agency.

                                    ARTICLE 7
                                  COMPENSATION

     7.1  FEES  AND  EXPENSES  OF  THE  TRUSTEE

     Duke Energy and Exchangeco jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that Duke Energy and Exchangeco shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with gross negligence, recklessness or willful misconduct.

                                    ARTICLE 8
                  INDEMNIFICATION AND LIMITATION OF LIABILITY

     8.1  INDEMNIFICATION  OF  THE  TRUSTEE

     Duke Energy and Exchangeco jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in


                                      -26-
                       VOTING AND EXCHANGE TRUST AGREEMENT
accordance with this Agreement (collectively, the "INDEMNIFIED PARTIES") against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel) which, without fraud, gross negligence, recklessness, willful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Duke Energy or Exchangeco pursuant hereto.

     In no case shall Duke Energy or Exchangeco be liable under this indemnity for any claim against any of the Indemnified Parties unless Duke Energy and Exchangeco shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, Duke Energy and Exchangeco shall be entitled to participate at their own expense in the defense and, if Duke Energy and Exchangeco so elect at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Duke Energy or Exchangeco; or (ii) the named parties to any such suit include both the Trustee and Duke Energy or Exchangeco and the Trustee shall have been advised by counsel acceptable to Duke Energy or Exchangeco that there may be one or more legal defenses available to the Trustee that are different from or in addition to those available to Duke Energy or Exchangeco and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Duke Energy and Exchangeco shall not have the right to assume the defense of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee), This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.

     8.2  LIMITATION  OF  LIABILITY

     The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, gross negligence, recklessness, willful misconduct or bad faith on the part of the Trustee.

                                    ARTICLE 9
                                CHANGE OF TRUSTEE

     9.1  RESIGNATION

     The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Duke Energy and Exchangeco specifying the date on which it desires to resign, provided that such notice shall not be given less than thirty (30) days before


                                      -27-
                       VOTING AND EXCHANGE TRUST AGREEMENT
such desired resignation date unless Duke Energy and Exchangeco otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Duke Energy and Exchangeco shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of the State of New York or the State of Delaware, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Duke Energy and Exchangeco shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

     9.2  REMOVAL

     The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days' prior notice by written instrument executed by Duke Energy and Exchangeco, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

     9.3  SUCCESSOR  TRUSTEE

     Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Duke Energy and Exchangeco and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of Duke Energy and Exchangeco or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Duke Energy, Exchangeco and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

     9.4  NOTICE  OF  SUCCESSOR  TRUSTEE

     Upon acceptance of appointment by a successor trustee as provided herein, Duke Energy and Exchangeco shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Duke Energy or Exchangeco shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Duke Energy and Exchangeco.


                                      -28-
                       VOTING AND EXCHANGE TRUST AGREEMENT

                                   ARTICLE 10
                             DUKE ENERGY SUCCESSORS

     10.1 CERTAIN  REQUIREMENTS  IN  RESPECT  OF  COMBINATION,  ETC.

     Duke Energy shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

     (a) such other person or continuing corporation (herein called the "Duke Energy Successor"), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the Duke Energy Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Duke Energy Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Duke Energy under this Agreement; and

     (b) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

     10.2 VESTING  OF  POWERS  IN  SUCCESSOR

     Whenever the conditions of Section 10.1 have been duly observed and performed, the Trustee, Duke Energy Successor and Exchangeco shall, if required by Section 10.1, execute and deliver the supplemental trust agreement provided for in Article 11 and thereupon Duke Energy Successor shall possess and from time to time may exercise each and every right and power of Duke Energy under this Agreement in the name of Duke Energy or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Duke Energy or any officers of Duke Energy may be done and performed with like farce and effect by the directors or officers of such Duke Energy Successor.

     10.3 WHOLLY-OWNED  SUBSIDIARIES

     Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Duke Energy with or into Duke Energy or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Duke Energy provided that all of the assets of such subsidiary are transferred to Duke Energy or another wholly-owned direct or indirect subsidiary of Duke Energy and any such transactions are expressly permitted by this Article 10.


                                      -29-
                       VOTING AND EXCHANGE TRUST AGREEMENT

                                   ARTICLE 11
                  AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

     11.1 AMENDMENTS,  MODIFICATIONS,  ETC.

This Agreement may not be amended or modified except by an agreement in writing executed by Duke Energy, Exchangeco and the Trustee and approved by the Beneficiaries in accordance with Section 10.2 of the Exchangeable Share Provisions.

     11.2 MINISTERIAL  AMENDMENTS

     Notwithstanding the provisions of Section 11.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of

     (a) adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the Board of Directors of each of Exchangeco and Duke Energy shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

     (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Duke Energy and Exchangeco and in the Opinion of the Trustee, having in mind the best interests of the Beneficiaries it may be expedient to make, provided that such Boards of Directors and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

     (c) making such changes or corrections which, on the advice of counsel to Duke Energy, Exchangeco and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee, acting on the advice of counsel, and the Board of Directors of each of Duke Energy and Exchangeco shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.

     11.3 MEETING  TO  CONSIDER  AMENDMENTS

     Exchangeco, at the request of Duke Energy, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of Exchangeco, the Exchangeable Share Provisions and all applicable laws.


                                      -30-
                       VOTING AND EXCHANGE TRUST AGREEMENT

     11.4 CHANGES  IN  CAPITAL  OF  DUKE  ENERGY  AND  EXCHANGECO

     At  all  times  after  the occurrence of any event contemplated pursuant to
Section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either Duke Energy Common Shares of the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Duke Energy Common Shares or the Exchangeable Shares or both are so changed.

     11.5 EXECUTION  OF  SUPPLEMENTAL  TRUST  AGREEMENTS

     No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the patties hereto. From time to time Exchangeco, Duke Energy and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or outer instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

     (a) evidencing the succession of Duke Energy Successors and the covenants of and obligations assumed by each such Duke Energy Successor in accordance with the provisions of Article l p and the successors of any successor trustee in accordance with the provisions of Article 9;

     (b) making any additions to, deletions from or alterations of the provisions of this Agreement or the "Voting Rights, the Exchange Right or the Automatic Exchange Rights which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Duke Energy, Exchangeco, the Trustee or this Agreement; and

     (c) for any other purposes not inconsistent with the provisions of this Agreement, including to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

                                   ARTICLE 12
                                   TERMINATION

     12.1 TERM

     The Trust created by this Agreement shall continue until the earliest to occur of the following events:

     (a)  no  outstanding  Exchangeable  Shares  are  held  by  a  Beneficiary;


                                      -31-
                       VOTING AND EXCHANGE TRUST AGREEMENT

     (b) each of Duke Energy and Exchangeco elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 10,2 of the Exchangeable Share Provisions; and

     (c) 21 years after the death of the last survivor of the descendants of His Majesty King George VI of Canada and the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust,

     12.2 SURVIVAL  OF  AGREEMENT

     This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Articles 7 and 8 shall survive any such termination of this Agreement.

                                   ARTICLE 13
                                     GENERAL

     13.1 SEVERABILITY

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     13.2 ASSIGNMENT

     No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) except that Exchangeco may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of Duke Energy.

     13.3 BINDING  EFFECT

     Subject to Section 13.2, this Agreement and the Arrangement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and to the benefit of the Beneficiaries.

     13.4 NOTICES  TO  PARTIES

     All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:


                                      -32-
                       VOTING AND EXCHANGE TRUST AGREEMENT

     (a)  if  to  Duke  Energy  or  Exchangeco,  at:

          Duke  Energy  Corporation
          422  South  Church  Street
          Charlotte,  North  Carolina  28201-1244

          Attention:  Martha  B.  Wyrsch
          Telecopier  Number:  (303)  605-1605

     (b)  if  to  the  Trustee,  at:

          Computershare  Trust  Company,  Inc.
          12039  West  Alameda  Parkway
          Lakewood,  Colorado  80228
          Attention:  Corporate  Trust
          Telecopier  Number:  (303)  986-2444

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing.

     13.5 NOTICE  TO  BENEFICIARIES

     Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of Exchangeco from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

     13.6 COUNTERPARTS

     This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     13.7 GOVERNING  LAWS;  CONSENT  TO  JURISDICTION

     This Agreement shall be governed by and construed in accordance with the laws of New York. Each party hereby irrevocably attorns to the jurisdiction of the courts of New York in respect of all matters arising under or in relation to this Agreement and Duke Energy hereby appoints as its registered office in New York as attorney for service of process.

     13.8 UNITED  STATES  TAX  CHARACTERIZATION

     The parties hereto recognize and intend that, for United States federal, state and local income, franchise and similar tax purposes, the Trust will be disregarded as an entity separate from Duke Energy pursuant to Treas. Reg.
301.7701-3(b), and no party shall take any position on any tax return or otherwise that is inconsistent with such treatment.


                                      -33-
                       VOTING AND EXCHANGE TRUST AGREEMENT

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                               DUKE  ENERGY  CORPORATION

                                               By: _____________________________
                                               Name: ___________________________
                                               Title: __________________________

                                               EXCHANGECO

                                               By: _____________________________
                                               Name: ___________________________
                                               Title: __________________________

                                               COMPUTERSHARE  TRUST  COMPANY

                                               By: _____________________________
                                               Name: ___________________________
                                               Title: __________________________


                                               By: _____________________________
                                               Name: ___________________________
                                               Title: __________________________


                                      -34-
                       VOTING AND EXCHANGE TRUST AGREEMENT

                                    EXHIBIT J

                                    TESTIMONY

                                                         EXHIBIT NO. J-1 (WHH-1)


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


ENGAGE  ENERGY  AMERICA  LLC            )
     AND  FREDERICKSON  POWER  L.P.     )
                                        )          DOCKET  NO.  EC02-___-000
     AND                                )
                                        )
DUKE  ENERGY  CORPORATION               )



                      PREPARED DIRECT TESTIMONY AND EXHIBITS OF
                                WILLIAM H. HIERONYMUS
                               ON BEHALF OF APPLICANTS


                                  Table of Contents
                                  -----------------

I.    INTRODUCTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
II.   PURPOSE, SUMMARY OF ANALYSIS AND CONCLUSIONS. . . . . . . . . . . . . . . .   4
      Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
      Summary of Analysis and Conclusions . . . . . . . . . . . . . . . . . . . .   5
        Horizontal Market Power . . . . . . . . . . . . . . . . . . . . . . . . .   7
        Vertical Market Power . . . . . . . . . . . . . . . . . . . . . . . . . .   9
      Organization of Testimony . . . . . . . . . . . . . . . . . . . . . . . . .  15
III.  DESCRIPTION OF THE PARTIES. . . . . . . . . . . . . . . . . . . . . . . . .  16
      Engage Energy America, LLC and Frederickson Power L.P.. . . . . . . . . . .  16
      Duke Energy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
IV.   FRAMEWORK FOR THE ANALYSIS. . . . . . . . . . . . . . . . . . . . . . . . .  20
      Introduction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
      Product Markets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      Geographic Markets. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
      Concentration Thresholds. . . . . . . . . . . . . . . . . . . . . . . . . .  25
V.    HORIZONTAL MARKET POWER . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      Methodology . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26


                                        1

                                                         EXHIBIT NO. J-1 (WHH-1)


        Time Periods. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
      Destination Market Prices . . . . . . . . . . . . . . . . . . . . . . . . .  29
      Modeling. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      Analysis:  Impact of the Acquisition on Competition in Electricity Markets.  32
VI.   VERTICAL MARKET POWER . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
      Vertical Issues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
      Methodology . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
      Analysis:  Impact of the Acquisition on Competition in Electricity Markets.  42
        Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
        Defining Relevant Products and Geographic Markets . . . . . . . . . . . .  43
        Competitive Conditions in Downstream Electricity Markets. . . . . . . . .  47
        Competitive Conditions in Upstream Transportation Market. . . . . . . . .  50
        Storage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
        Other (LNG and Refined Petroleum Products). . . . . . . . . . . . . . . .  57
      Barriers to Entry . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
        Sites . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
        Delivery of Fuels . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
        Transmission Facilities . . . . . . . . . . . . . . . . . . . . . . . . .  60
VII.  CONCLUSION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

                               I.  INTRODUCTION
                                   ------------

     Q.   PLEASE  STATE  YOUR  NAME,  AFFILIATION  AND  BUSINESS  ADDRESS.

     A. My name is William H. Hieronymus. I am an economist and Vice President of Charles River Associates, Inc. ("CRA"). My business address is John Hancock Tower, 200 Clarendon Street, T-33, Boston, MA 02116.

     Q.   WHAT  IS  YOUR  EDUCATIONAL  BACKGROUND  AND  WORK  EXPERIENCE?

     A. I received my Bachelor's degree from the University of Iowa in 1965, my Master's degree in economics in 1967 and a Doctoral degree in economics in 1969 from the University of Michigan, where I was a Woodrow Wilson Fellow and National Science Foundation Fellow. After serving in the U.S. Army, I began my consulting career. In 1973, I joined CRA as a specialist in antitrust economics. By the mid-1970s my focus was principally on the economics of energy and network industries. In 1978, I left CRA and joined Putnam Hayes & Bartlett, Inc., where my consulting practice focused almost exclusively on network industries, particularly electric utilities. Putnam, Hayes & Bartlett, Inc. merged with Hagler Bailly, Inc. in 1998, and subsequently was acquired by PA Consulting in October 2000. In June 2001, I re-joined CRA.

          During the past 25 years, I have completed numerous assignments for electric utilities; state and federal government agencies and regulatory bodies; energy and equipment companies; research organizations and trade associations; independent power producers and investors; international aid and lending agencies; and foreign governments. While I have worked on most economics-related aspects of the utility sector, a major theme has been public policies and their relation to the operation of utility companies.

          Since about 1988, the main focus of my consulting has been on electric utility industry restructuring, regulatory innovation and privatization. In that year, I began work on the restructuring and privatization of the electric utility industry of the United Kingdom, an assignment on which I worked nearly full time through the completion of the restructuring in 1990. I also led a major study of the reorganization of the New Zealand electricity sector, focusing

                                                         EXHIBIT NO. J-1 (WHH-1)


          mainly on competition issues in the generating sector. Following privatization of the U.K. industry, I continued to work in the United Kingdom for electricity clients based there and I was also involved in restructuring studies concerning the former Soviet Union, Eastern
          Europe,  the  European  Union  and  specific  European  countries.

          Late in 1993, I returned to the United States, where the primary focus of my consulting has been in the areas of electric utility restructuring, regulatory innovation, international privatization and North American business strategy. In this context, I have testified before the Federal Energy Regulatory Commission ("Commission") and state regulatory bodies on market power issues involving numerous utility mergers, power pool and independent system operator ("ISO") tariff filings, asset sales and purchases, and market-based rate applications and update filings. More generally, I have testified before state and federal regulatory commissions, federal and state courts and legislatures on numerous matters concerning the electric utility and other network industries. My resume is included as Exhibit No. J-2 (WHH-2).

              II.    PURPOSE, SUMMARY OF ANALYSIS AND CONCLUSIONS
                     --------------------------------------------

     PURPOSE

     Q.   WHAT  IS  THE  PURPOSE  OF  YOUR  TESTIMONY?

     A. I have been asked by Engage Energy America LLC ("Engage America"), Frederickson Power L.P. ("Frederickson")(1) and Duke Energy Corporation ("Duke Energy") (collectively, the "Applicants") to determine the potential competitive impact on electricity markets of Duke Energy's proposed acquisition of Engage America and Frederickson as part of its proposed acquisition (the "Acquisition") of their parent/affiliate Westcoast Energy Inc. ("Westcoast"). My analysis of market power is conducted in a manner consistent with the Competitive Analysis Screen described in Appendix A to the Commission's Merger

     -------------------
     (1) As noted below, Frederickson is developing a new generating plant in Washington State. It is not yet a "public utility" under the Federal Power Act, but may become so prior to the Commission's action in this matter.

                                                         EXHIBIT NO. J-1 (WHH-1)


          Policy Statement ("Order No. 592"),(2) as modified in Order No. 642,(3) which in turn is intended to comport with the Department of Justice and Federal Trade Commission ("DOJ/FTC") Horizontal Merger Guidelines ("Guidelines"). I also follow the guidelines of Order No. 642 with respect to potential vertical market power issues, such as might arise from Applicants' ownership of natural gas transportation facilities. I have limited my analysis to assets and activities of the Applicants in North America.

     SUMMARY  OF  ANALYSIS  AND  CONCLUSIONS

     Q. PLEASE SUMMARIZE YOUR OVERALL CONCLUSIONS WITH RESPECT TO THE EFFECTS OF THE ACQUISITION ON COMPETITION.

     A. Based on the analyses that I have conducted, I conclude that the proposed Acquisition will neither (i) adversely impact competition in any relevant product or geographic market, nor (ii) enable Applicants to raise prices above the levels they would have been able to charge if there had been no transaction or otherwise to act so as to disadvantage downstream competitors. On this basis, I recommend that the Commission find that the Acquisition will not adversely affect competition in relevant markets.

          Duke Energy and Engage America's parent, Westcoast Energy, both are engaged in many aspects of the natural gas and electricity industries. However, Westcoast is predominantly a Canadian natural gas company whose pipeline interests extend to or across the U.S. border into the northern tier of states. Its participation in electric generation is very minor, under the most conservative attribution, totaling at most about 500 MW of uncommitted generation and long-term contract interests scattered across the country. Because Westcoast is such a minor player in the U.S. electricity industry, there can be no horizontal issues in electricity markets arising from the Acquisition.

     -------------------
     (2) Order No. 592, Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act: Policy Statement, FERC Stats. & Regs. (Regulations Preambles) P. 31,044 (1996), on reconsideration, Order No. 592-A, 79 FERC P. 61,321 (1997).

     (3) Order No. 642, Revised Filing Requirements Under Part 33 of the Commission's Regulations, III FERC Stats. & Regs. P. 31,111 (2000), order on reh'g., Order No. 642-A, 94 FERC P. 61,289 (2000) ("Revised Filing Requirements").

                                                         EXHIBIT NO. J-1 (WHH-1)


          Indeed I conclude that horizontal effects are sufficiently de minimis that the filing of a full horizontal analysis is not required under the Commission's regulations.

          Duke Energy includes its Duke Power division, a major U.S. electric utility. Duke Energy also is a merchant generator that also has significant pipeline interests. Because of the minor nature of Engage America's and Frederickson's electricity generation, there are no merger-related vertical concerns arising from combining Duke Energy's pipeline interests with Engage America's and Frederickson's affiliated generation. Specifically, Engage America's and Frederickson's electricity assets are too small to benefit from any conceivable ability of Duke Energy's pipeline interests to raise rivals' costs. Moreover, the largest portion of Duke Energy's generation is owned by Duke Power, its electric utility division in the Carolinas, and is sufficiently remote from any gas pipeline interest affiliated with Engage America and Frederickson that the combination raises no vertical market power concerns. However, Duke Energy also has generation interests in areas where affiliated pipeline interests of Engage America and Frederickson are potentially relevant and vertical concerns validly must be addressed.

          In my analysis of markets, I have grouped relevant markets into three regions where the overlap between Applicants suggest there might be potential vertical concerns: (1) the West, (2) the Midwest and (3) New England. These are the areas in which pipeline interests affiliated with Engage America and Frederickson give rise to the greatest potential concern. However, my analysis demonstrates that in none of the markets within these regions are both the upstream and the downstream markets highly concentrated.(4) Moreover, the Acquisition results in no increase in the incentive or ability of the Applicants to engage in a vertical foreclosure strategy.

     -------------------
     (4) "A vertical merger can create or enhance the incentive and ability of the merged firm to adversely affect electricity prices or output in the downstream market by raising rivals' input costs if market power could be exercised in both the upstream and downstream geographic markets." Order No. 642, slip op. at 79. This was confirmed in Energy East. ("Applicants correctly conclude that because they have shown that the downstream markets are not highly concentrated, there is no concern about foreclosure or raising rivals' costs in this case.") Energy East Corporation and RGS Energy Group, Inc., 96 FERC P. 61,322
          (2001)  ("Energy  East").

                                                         EXHIBIT NO. J-1 (WHH-1)


     HORIZONTAL  MARKET  POWER

     Q. PLEASE SUMMARIZE YOUR PRINCIPAL CONCLUSIONS WITH RESPECT TO HORIZONTAL MARKET POWER.

     A. The Acquisition will not lead to material increases in concentration in any relevant electricity market. The overlap in geographic markets is de minimis.

          Duke Energy and its affiliates have generation throughout the United States, but principally in the Northeast, Southeast, Midwest and California. Engage America, Frederickson and their affiliates control little generation. Their North American generation consists of (1) three cogeneration projects in eastern and western Canada; (2) two larger generating plants, consisting of a share of a 285 MW (266 MW summer rating) cogeneration plant located in New Brunswick ("Bayside") and a 249 MW plant located in Washington State (the "Frederickson plant"); and (3) a small portfolio of long-term wholesale power purchase and sales agreements. The output of the three smaller cogeneration projects is committed under long-term contract, as is a portion of the Bayside and Frederickson plants.(5)

          Westcoast subsidiaries own 60 percent of the Frederickson under development in Washington State, and Engage America is the marketer of the output. Fifty percent of the output is already under committed long-term contract, leaving only 75 MW of capacity that is controlled by Westcoast affiliates and available to participate in the market. An affiliate of Engage America and Frederickson also has a 75 percent share of the Bayside plant. The output of this plant is committed in the winter under long-term contract to NB Power. Bayside presently has no FERC tariff or import authority to sell the plant's output into the United States. The only other generation affiliated with Engage Energy is its open contract positions, which are limited to about 150 MW in the Indiana-Ohio-Michigan region and 50 MW in PJM.(6)

     -------------------
     (5) For purposes of my testimony, a long-term contract is defined as a contract with a term of one or more years. In most instances, the long-term contracts to which I refer have terms substantially longer than one year.

     (6) There is a 32 MW purchase in New England (Maine), but the purchase ends March 2002.

                                                         EXHIBIT NO. J-1 (WHH-1)


          There is a very minor horizontal overlap between the Frederickson plant and Duke Energy generation in the Western Systems Coordinating Council ("WSCC"). However, in any relevant market in the WSCC, the Frederickson plant represents an insignificant market share and, as detailed in my testimony, the overlap is de minimis. Similarly, the potential overlap in the NEPOOL market, such as may arise because of the share of the Bayside plant affiliated with Engage America and Frederickson, is also de minimis.

          The only other potential horizontal overlap occurs in the Midwest, primarily in the Cinergy market, where Engage America has long-term power purchase contracts totaling 100 MW and Duke Energy has affiliated generation.(7) Here again, Engage America's share of any relevant market is insignificant and the overlap is de minimis.

          Finally, the Acquisition has no effect on ancillary services markets. The only relevant market with an organized ancillary services market in which both Duke and Engage America or Frederickson are potential competitors is the California ISO ("CAISO") market. While Frederickson theoretically is capable of providing some reserve services to the CAISO market, it is eligible to do so only if it has firm transmission rights to the ISO control area. Frederickson does not have firm transmission rights to CAISO that would qualify.(8)

          Thus, the potential horizontal overlap between Applicants clearly is de minimis and qualifies for the exemption from filing a full horizontal competitive analysis screen under Sec. 33.3(a)(2) of the Revised Filing Requirements.(9)

     -------------------
     (7) Engage America also has a 300 MW contract in the lower peninsula of Michigan, from which 58 MW has not been resold. I have attributed this capacity to Engage Energy in my analysis. This is highly conservative, since Engage America has an additional 100 MW of long-term sales, also in the lower peninsula of Michigan, backed by only 50 MW of generation contracts; plus 43 MW of retail contracts backed by no additional long-term purchases. Thus, it is short overall in the lower peninsula of Michigan. Moreover, Duke Energy has no affiliated generation in that state.

     (8) Imports from outside the California ISO are limited to a maximum of 25 percent for most ancillary services. Engage America would have to compete with all other resources located outside of the California ISO (including non-ISO members in California) and with all ancillary services capacity within the ISO to sell reserves. Also, Engage America has firm transmission to deliver energy from Bonneville Power Administration to the Washington-Oregon border, but not to the California border.

     (9) Revised Filing Requirements, Sec. 33.3 (a)(2)(i) and Order No. 642, slip op., page 71.

                                                         EXHIBIT NO. J-1 (WHH-1)


     VERTICAL  MARKET  POWER

     Q. PLEASE SUMMARIZE YOUR PRINCIPAL CONCLUSIONS WITH RESPECT TO VERTICAL MARKET POWER.

     A. The Acquisition also does not create any vertical market power issues arising from control over transmission, potential sites for new generation or fuel supplies and delivery systems.

          First, only Duke Power owns any electric transmission, other than interconnection facilities used to connect generating stations to the grid. Its transmission system in North and South Carolina is remote from any generation owned or controlled by affiliates of Engage America and Frederickson. Moreover, Duke Power has committed to turn over control of its transmission system to GridSouth Transco, LLC
          ("GridSouth") and it is a participant in the ongoing mediation relating to the development of the Southeastern RTO.

          Second, Applicants do not possess dominant control over potential generating sites.

          Third, Applicants have no market power in fuel supplies that they could use to frustrate entry or increase rivals' costs.

          Finally, the merger does not create a vertical market power concern since all of the upstream markets in which there is an overlap between Duke's generation and gas transportation affiliated with Engage America and Frederickson are not highly concentrated. Applicants also do not have the ability to use their gas transportation systems' positions to impede entry into electric generation.

                                                         EXHIBIT NO. J-1 (WHH-1)


     Q. PLEASE SUMMARIZE YOUR CONCLUSIONS WITH RESPECT TO VERTICAL MARKET POWER ISSUES IN NEW ENGLAND.

     A. The overlap between Applicants in New England occurs because affiliates of Engage America and Frederickson and Duke Energy have ownership interests in interstate pipelines,(10) and Duke Energy owns approximately 860 MW of generation.(11)

          However, the relevant downstream market in New England (NEPOOL) is competitive (i.e., not highly concentrated) both as an electricity market (using the Commission's horizontal screen) and following the attribution of gas-fired generation to suppliers of the upstream input as required by Sec. 33.4 of the Commission's regulations. Therefore, the competitive conditions for a successful vertical foreclosure or raising of rivals' costs strategy are not present in this market. The existence of a competitive downstream electricity market forecloses the possibility of vertical market power. I nevertheless analyzed the upstream market in NEPOOL and concluded that it also is not highly concentrated, confirming on an independent basis that the Acquisition raises no vertical concerns. In other words, neither prong of the vertical screen is failed.

          Given a recent Commission determination that transmission constraints can create additional relevant geographic markets in New England, namely Connecticut and Southwest Connecticut,(12) I also considered whether the Acquisition raises vertical market power issues in any relevant geographic area within New England. While Duke Energy controls 320 MW of generation in Southwest Connecticut, Engage America and Frederickson and their affiliates own no pipelines that serve Connecticut and, therefore, the Acquisition does not create or enhance

     -------------------
     (10) Affiliates of Engage America (and Frederickson) and Duke Energy each own a 37.5 percent share in the Maritimes and Northeast pipeline ("Maritimes"), and an affiliate of Duke Energy owns the Algonquin pipeline. An affiliate of Engage America (and Frederickson) owns and operates an intrastate pipeline, Empire State Pipeline, in New York, where Duke Energy owns 61 MW of generation, 36 MW of which is committed under long-term contracts. Given that the overlap in New York created by the transaction is de minimis, I did not analyze this market further.

     (11) An affiliate of Duke Energy owns Maine Independence (490 MW) and Bridgeport (320 MW share). The output of the remaining affiliated generation in New England (49 MW) is fully committed under long-term contract.

     (12) Wisvest-Connecticut, LLC and NRG Connecticut Power Assets, LLC, 96 FERC P. 61, 101 (2001) ("Wisvest").

                                                         EXHIBIT NO. J-1 (WHH-1)


          the incentive for or ability of the merged company to raise prices or reduce output in these markets.(13)

          This Acquisition also does not raise a concern about any information gained by Maritimes that might impart a competitive advantage to Duke Energy's downstream electric generation in the Northeast, because the Acquisition does not create or enhance either the ability or incentives of Duke Energy, the current operator of the pipeline, to communicate such information.

     Q. PLEASE SUMMARIZE YOUR CONCLUSIONS WITH RESPECT TO VERTICAL MARKET POWER ISSUES IN THE WEST.

     A. Engage America and Frederickson have affiliated interests in two pipelines that interconnect at the U.S.-Canadian border(14) and Duke Energy owns generation in the West,(15) and I therefore have analyzed the potential for vertical market power in the West.

          Notably, these facts differ from those that typically give rise to market power concerns in a vertical merger, because none of the Applicants own pipeline assets in the western United States nor, more specifically, in California, where the majority of Duke Energy's western generation is located.

          Westcoast Pipeline, affiliated with Engage America and Frederickson, delivers natural gas to the border between Canada and the United States, directly supplying only one unaffiliated gas-fired generating plant just inside the U.S. border in Washington (the 110 MW Sumas I

     -------------------
     (13) As discussed below, southwest Connecticut is considered to be a market only when it is separated by transmission constraints from the rest of New England. Under these circumstances, capacity elsewhere in New England that is served by the Maritimes pipeline cannot compete to set prices in the southwest Connecticut market.

     (14) Westcoast Pipeline, which is 100 percent owned by an affiliate of Engage America and Frederickson, interconnects at the U.S.-Canadian border at Sumas, Washington with Northwest Pipeline. Foothills Pipeline, which is 50 percent owned by an affiliate of Engage America and Frederickson, has an interest in a part of TransCanada's Alberta pipeline system (AGT), which interconnects at the U.S.-Canadian border at Kingsgate, British Columbia with PGT Pipeline.

     (15) Duke Energy owns approximately 7,500 MW of generation in the West, including about 3,300 MW in operation or under construction in northern California and Washington State.

                                                         EXHIBIT NO. J-1 (WHH-1)


          plant), as well as to two unaffiliated gas-fired generating stations in western Canada.(16) No Applicant-controlled pipeline delivers gas downstream to markets in California where Duke owns generation. These facts substantially moot the potential vertical concerns in the West arising from this merger.

          I evaluated downstream markets in the West using the Commission's prescribed methodology, which attributes gas-fired generation to suppliers of the upstream input. I focused primarily on the NP-15 portion of California,(17) where the majority of Duke Energy's generation is located and which is the closest relevant geographic market downstream to Westcoast's gas transportation assets that interconnect at the U.S.-Canadian border. I found the NP-15 market to be highly concentrated in all but off-peak time periods due to factors unrelated to the Applicants.(18) Similarly, I found that Bonneville Power Administration ("BPA") markets, covering generation located in Washington State, also are highly concentrated in peak periods.(19)

          These findings do not raise concerns in the particular circumstances of this acquisition, because the ability to execute a vertical foreclosure strategy is not present. This is because the likelihood that a pipeline upstream from, and not interconnected into, the relevant electric generation market would be able to exercise tactical, much less strategic, control of downstream electricity markets is remote.

          Moreover, even accepting arguendo that ownership of a remote upstream pipeline somehow provides the ability to pursue a vertical foreclosure

     -------------------
     (16) These include the 760 MW Burrard units owned by BC Hydro in Vancouver and a 240 MW facility on Vancouver Island.

     (17) The NP-15 zone of the CAISO extends from the northern border of California south past the San Francisco Bay area to include all but the southernmost zones of the Pacific Gas & Electric ("PG&E") service territory.

     (18) Although I analyzed a full range of time periods and price ranges in my downstream analysis, I note that the only relevant time periods are those when market prices are such that gas-fired generation is economic. The high concentration level is inevitable since all gas-fired generation in NP-15 has a single directly connected pipeline supplier, PG&E.

     (19) In this case, the primary cause of high concentration does not arise from pipeline ownership but from BPA's ownership of a large share of generation. Whether a high level of concentration arising from the market share of a federal agency gives rise to market power concerns is debatable, but need not be addressed in view of the lack of concentration in the upstream market.

                                                         EXHIBIT NO. J-1 (WHH-1)


          strategy, any potentially relevant upstream market is not highly concentrated. Consistent with the Commission's precedent for assessing upstream markets,(20) I evaluated the market structure at the U.S.-Canadian border of ownership of contractual rights to the transportation capacity delivering to the border. I found that Applicants and their affiliates have firm rights to less than 17 percent of the capacity at the border from Canada into Washington State. This percentage substantially overstates their rights to transportation capacity into the relevant market.(21) Further, Westcoast's pipelines serve only 110 MW of unaffiliated generation in the western United States, far too little for any information gained by the pipeline to impart a competitive advantage to their downstream electric generation.

          Thus, on the basis of my analyses of relevant markets in the western United States, I conclude there are no vertical market power concerns.

     Q. PLEASE SUMMARIZE YOUR CONCLUSIONS WITH RESPECT TO VERTICAL MARKET POWER ISSUES IN THE MIDWEST.

     A. The overlap between Applicants in the Midwest occurs because affiliates of Engage America and Frederickson have ownership interest in two pipelines in the United States, as well as a combination pipeline/LDC in Ontario,(22) and affiliates of Duke Energy own generation in the Midwest.(23)

          I evaluated downstream markets in the Midwest, following the methodology of attributing gas-fired generation to suppliers of the upstream input. I focused primarily on the Cinergy, Commonwealth

     -------------------
     (20) Revised Filing Requirements, Sec. 33.4(c) and Dominion Resources, Inc. and Consolidated Natural Gas Company, 89 FERC P. 61,162 (1999) ("Dominion"), Attachment.

     (21) PG&E's pipeline does not merely connect to Canada but also connects to southwestern gas basins and intrastate gas fields. Of the approximately 2,600 MMcfd of capacity onto the California portion of the PG&E pipeline system (i.e., capacity into the state) approximately 1,600 MMcfd is from the north and the balance is from Topock in the south or intrastate sources. Moreover, a portion of Applicants' rights to capacity for delivery to the border has delivery points north of California.

     (22) Engage America affiliates have a 23.6 percent share of the Alliance Pipeline and a 30 percent share of Vector Pipeline, as well as 100 percent ownership interest in Union Gas, which operates a pipeline, a storage facility and a local distribution company ("LDC") potentially relevant to my analysis of Midwest markets.

     (23) Duke Energy's affiliated generation in operation and under construction in the Midwest totals about 3,200 MW. Duke Energy does not have affiliated pipeline assets relevant to this market.

                                                         EXHIBIT NO. J-1 (WHH-1)


          Edison ("ComEd") and AEP destination markets, where Duke Energy has generation, as well as interconnected control areas. I found many of the Midwest destination markets to be highly concentrated. I note that the Commission, a little over a year ago, in NiSource, concluded that natural gas had a limited role in determining prices in markets in the East Central Area Reliability Coordination Agreement ("ECAR"), leading to the conclusion that it was unlikely that applicants could pursue a successful vertical foreclosure strategy.(24) However, the recent or impending completion of numerous gas-fired merchant and utility-owned plants means that gas-fired generation is playing a more important role in the Midwest. Based on these changes in the markets, I did not rely on the Commission's finding in NiSource, but instead performed an analysis of vertical issues.

          Since many of the relevant downstream markets are highly concentrated (due to factors unrelated to Applicants), I also evaluated relevant upstream markets. The relevant upstream market contains generation that competes to serve the downstream markets centered on ComEd, AEP and Cinergy. Because of the robust transmission system in the area in and around ECAR, there are no bright lines that define this market. I examined alternative relevant markets, using both highly restrictive and more expansive definitions of the relevant upstream market.(25) In all cases I found that relevant upstream markets in the Midwest are not highly concentrated. Thus, conditions for a successful anticompetitive strategy are not present. An affiliate of Engage America and Frederickson is only a minority owner of the Alliance and Vector pipelines that supply Midwest markets, and even if Engage America and Frederickson or their affiliates were to gain information about their operations, the amount of gas-fired served is too small to be of commercial significance to Duke Energy's generation.

     -------------------
     (24) NiSource Inc. and Columbia Energy Group, 92 FERC P. 61,068 (2000), ("NiSource"). ("Applicants have demonstrated that natural gas has a very limited role in determining prices in those markets. This minimizes any concern that the merger will create or enhance the ability of the merged company to adversely affect electricity prices or output by, for example, raising rivals' costs or foreclosure.") (footnote excluded)

     (25) These markets included (1) ComEd control area; (2) AEP plus Cinergy control area; and (3) AEP, Cinergy, Ameren, Northern Indiana Public Service, Illinois Power and Central Illinois Light control areas.

                                                         EXHIBIT NO. J-1 (WHH-1)


          The only other asset that theoretically could give rise to concerns about vertical market power is Westcoast's ownership of the Dawn natural gas storage facility ("Dawn"), which is located in Ontario across the U.S. border from Detroit. Dawn, which interconnects with seven pipelines and is accessible by 15 pipeline and distribution companies, has a working capacity of more than 142 Bcf and deliverability of two Bcf/day. It serves a wide geographic area covering eastern Canada, the U.S. Midwest and northwestern New York State. However, there are a number of storage facilities that compete with Dawn, particularly in Michigan and, to a lesser extent, New York (the two electrical interconnections with Ontario). Duke owns no generation in Michigan and controls only about 25 MW of formerly-QF power in New York. Michigan alone has working capacity of 1,000 Bcf, and New York's storage capacity is 175 Bcf. Based on these facts, there is no competitive concern raised by ownership of storage affiliated with Engage America and Frederickson.

          Thus, because the relevant upstream markets in the Midwest are not highly concentrated, the Acquisition passes the vertical screen.

     ORGANIZATION  OF  TESTIMONY

     Q.   HOW  IS  THE  REMAINDER  OF  YOUR  TESTIMONY  ORGANIZED?

     A. In Section III, I outline the Applicants' business operations. Section IV describes the economic framework used in the analysis as set out in the Commission's Order Nos. 592 and 642. Sections V and VI focus on horizontal and vertical analysis, respectively, and the Acquisition's impact on competition in electricity markets. Section VII contains my conclusions.

                                                         EXHIBIT NO. J-1 (WHH-1)


                        III.   DESCRIPTION OF THE PARTIES
                               --------------------------

     ENGAGE  ENERGY  AMERICA,  LLC  AND  FREDERICKSON  POWER  L.P.

     Q.   PLEASE  DESCRIBE  ENGAGE  AMERICA  AND  FREDERICKSON.

     A. Engage America is a wholly-owned subsidiary of Westcoast that provides natural gas and electricity sales and trading activities, energy management services, structured storage and transportation services, power management and energy risk management.(26) Engage America has approval to sell electric power and energy at wholesale at market-based rates.(27)

          Frederickson is a limited partnership through which Westcoast has a 60 percent interest in the 249 MW Frederickson power plant under development in Washington State. As noted above, while Frederickson has not yet produced power, it is possible that Frederickson will commence sales prior to the Commission's acting on this Application. Engage America has a contract to market all of the output of Frederickson, but 50 percent of the output is committed under long-term contract to Washington Public Utility Districts ("PUDs").

          Westcoast, the parent of Engage America and Frederickson, operates a range of energy-related businesses, including natural gas gathering, processing, transmission, storage and distribution, as well as power generation and energy services.(28) Westcoast's primary businesses include natural gas transmission and field services (full or partial ownership in pipelines in Canada, U.S. interstate pipelines and an intrastate pipeline in New York); gas distribution to markets in eastern Canada; power generation (generating plants in Canada, internationally and one in the United States); and electricity marketing.

     -------------------
     (26) Engage America's long-term wholesale and retail power contracts are detailed in a confidential portion of Exhibit No. J-3 (WHH-3).

     (27) Engage  America  Energy  America,  LLC  (ER01-251).

     (28) On October 22, 2001, Westcoast announced the sale of its wholly-owned subsidiary, Centra Gas British Columbia Inc. and Centra Gas Whistler Inc., LDCs in British Columbia, to BC Gas Inc.

                                                         EXHIBIT NO. J-1 (WHH-1)


          Westcoast's major pipeline operations include Empire State Pipeline ("Empire"), an intrastate pipeline in New York, running from Buffalo to Syracuse; Foothills Pipe Lines Ltd. ("Foothills") (50 percent share), a Canadian pipeline that connects to Northern Border at the Montana border, and has an interest in a portion of TransCanada's Alberta pipeline system ("AGT" or "ANG") that interconnects with the PGT pipeline near Kingsgate, British Columbia); Maritimes (37.5 percent), from Sable Island through Atlantic Canada into New England; Alliance Pipeline (23.6 percent), from British Columbia and Alberta to Chicago; and Vector Pipeline (30 percent), from Chicago to Indiana and Michigan and into Ontario.(29)

          Westcoast has a 21 percent share in the proposed Millennium pipeline, which is proposed to extend from Lake Erie across the southern tier of New York to Westchester County, New York. Westcoast also is the developer of Millennium West, which is proposed to connect its Dawn hub in Ontario to the Millennium pipeline at the shore of Lake Erie.

          Union Gas Limited, a wholly-owned subsidiary of Westcoast, is an integrated natural gas storage and distribution company operating in northern, southwestern and eastern Ontario. Pacific Northern Gas Ltd. is involved in the distribution of natural gas in British Columbia.

          Westcoast Power Inc., a division of Westcoast, develops power generation projects.(30) The output of all of its existing operating cogeneration projects in Canada is fully committed under long-term contract. Additionally, Westcoast Power has a 75 percent share of the 285 MW (266 MW summer rating) Bayside project in New Brunswick, which sells all of the output under a long-term contract to NB Power in the winter, but has marketing rights to sell the power in the summer. Bayside presently has no FERC tariff or import authority to sell into the United States.

     -------------------
     (29) Pipeline and storage assets affiliated with Engage America and Frederickson are described in Exhibit No. J-4 (WHH-4).

     (30) Generation facilities affiliated with Engage America and Frederickson are detailed in Exhibit No. J-3 (WHH-3).

                                                         EXHIBIT NO. J-1 (WHH-1)


          Westcoast Gas Services, a subsidiary of Westcoast, owns interests in three natural gas processing plants and an oil pipeline.

     DUKE  ENERGY

     Q.   PLEASE  DESCRIBE  DUKE  ENERGY.

     A. Duke Energy is an integrated energy and energy services provider with electricity and natural gas operations in the United States and abroad. Several affiliates of Duke Energy have approval to sell at market-based rates.

          Duke Power and Nantahala Power and Light, which operate as a division of Duke Energy, are vertically-integrated, regulated utilities with generation, transmission and distribution businesses that sell electric energy in central and western North Carolina and the western portion of South Carolina. The two utilities own approximately 17,500 MW of generation.(31) Duke Electric Transmission operates Duke Power's transmission system. Duke Energy, along with Carolina Power & Light Company and South Carolina Electric & Gas Company are joining to establish GridSouth as an RTO; as well, Duke Energy is a participant in the ongoing mediation occurring to assist in the development of the Southeastern RTO.

          Duke Energy Gas Transmission Corporation provides interstate transportation and storage of natural gas for customers primarily in the Mid-Atlantic, New England and southeastern states. Its pipeline operations include Texas Eastern, from the Gulf to the mid-Atlantic states, interconnecting with Algonquin; Algonquin, from the mid-Atlantic into New England; and East Tennessee, from Texas Eastern into Tennessee and southwestern Virginia. Duke Energy also owns a 37.5 percent share in, and its affiliate is the operator of, Maritimes (described earlier).(32)

     -------------------
     (31) Generation facilities affiliated with Duke Energy are detailed in Exhibit No. J-3 (WHH-3).

     (32) Pipeline and storage assets affiliated with Duke Energy are detailed in Exhibit No. J-4 (WHH-4).

                                                         EXHIBIT NO. J-1 (WHH-1)


          Planned gas pipeline projects include Duke Energy's 50 percent share in Islander East (that will connect from Algonquin in Connecticut across the Long Island Sound to KeySpan), Duke Energy's 50 percent interest in Gulfstream (that will connect from Alabama, across the Gulf of Mexico and into Florida, Algonquin's proposed Hubline project and an expansion of Maritimes.

          In addition to storage facilities along some of these pipelines, Duke Energy Gas Transmission's Market Hub Partners operates salt cavern storage facilities in Texas (Moss Bluff Gas Storage) and Louisiana (Egan Gas Storage), and is developing storage facilities in Mississippi (Copiah Gas Storage) and Pennsylvania (Tioga Gas Storage).

          Algonquin LNG, Inc., a wholly-owned subsidiary of Duke Energy, provides liquefied natural gas ("LNG") storage service at its facilities located in Providence, Rhode Island. This facility is not connected to the interstate pipeline grid, and it uses Providence Gas Company's LDC facilities to transport its gas.

          Duke Energy Field Services, LP ("DEFS"), 70 percent owned by Duke Energy, gathers, processes, transports, markets and stores natural gas and produces, transports, markets and stores natural gas liquids. DEFS holds the general partnership interest in TEPPCO Partners, L.P., a publicly-traded master limited partnership that owns and operates a network of pipelines for refined products and crude oil in the Midwest and Northeastern United States. TEPPCO does not deliver refined products to any electric generation station directly.

          Duke Energy North America ("DENA") develops, operates and manages electric generation projects. It has interests totaling approximately 17,000 MW of generation in operation or under construction in the United States, primarily in the West, Midwest and Northeast, as shown in Exhibit No. J-3 (WHH-3).

          Duke Energy Trading and Marketing, LLC ("DETM"), 60 percent owned by Duke Energy, is engaged in commodity sales and services related to natural gas and power.

          Duke Energy Merchants develops new business lines in evolving energy commodity markets.

                                                         EXHIBIT NO. J-1 (WHH-1)


          Duke Solutions, a wholly-owned subsidiary of Duke Energy, markets electricity, sells natural gas at retail, and provides energy and other services. Duke Solutions has reached an agreement to acquire fifty percent ownership interest in eight project companies that own or lease QFs.(33) The Commission has approved this transaction, but it is not certain if or when this transaction will close.

          Duke Energy International LLC develops, operates and manages natural gas and power facilities and energy trading and marketing of natural gas and electric power, focusing in the Latin American, Asia-Pacific and European regions.

          Duke Energy has a number of other subsidiaries, active in such businesses as engineering, consulting, construction and integrated energy solutions; real estate projects and land holdings; fiber optic networks and merchant finance to wholesale and commercial energy markets.

                         IV.   FRAMEWORK FOR THE ANALYSIS
                               --------------------------

     INTRODUCTION

     Q.   WHAT  ARE  THE GENERAL MARKET POWER ISSUES RAISED BY MERGER PROPOSALS?

     A. Market power analysis of a merger (or other transaction) examines whether the merger would cause a material increase in the merging firms' market power or a significant reduction in the competitiveness of relevant markets. Market power is defined as the ability of a firm or group of firms to sustain profitably a significant increase in the price of their products above a competitive level. For purposes of my analysis, I have treated this transaction as a merger.

          In merger analyses, the critical issue is the change in market competitiveness due to the merger. While the pre-merger

     -------------------
     (33) Since all of the power from these QFs is committed under long-term contract (except for 8 MW of a 49.9 MW facility in California), I have not considered these facilities further.

                                                         EXHIBIT NO. J-1 (WHH-1)


          competitiveness of markets may, as under the DOJ/FTC Guidelines, affect the amount of such change that is acceptable, the focus remains on the change in market competitiveness caused by the merger.

          This focus on the effects of the merger means that the merger analysis examines those business areas where the merging firms are competitors. In most instances, the merger will not affect competition in markets in which the merging firms do not compete. Analysis of the effects of a merger on market power in businesses in which the merging firms both participate is sometimes referred to as horizontal market power assessment. In the proposed transaction between Duke Energy and Westcoast, therefore, the focus is properly on those markets in which both firms are actual or potential competitors. The analysis is intended to measure the adverse impact, if any, of the elimination of a competitor as a result of the combination.

          Vertical market effects of the merger relate to the merging firms' ability and incentives to use their market position over a product or service to affect competition in a related business or market. For example, vertical effects could result if the merger of two electric utilities created an opportunity and incentive to operate transmission in a manner that created market power for the generation activity of the merged company that did not exist previously. More generally, mergers with suppliers of inputs to generation, particularly gas transmission providers, have been identified as requiring an analysis of potential vertical market power. The Commission also has identified vertical market power as arising from dominant control over potential generation sites or over fuels supplies and delivery systems that allows the merged firm to frustrate entry. These are issues that could undercut the presumption that long-run generation markets are competitive.

     Q.   WHAT  ARE THE MAIN ELEMENTS IN DEVELOPING AN ANALYSIS OF MARKET POWER?

     A. Understanding the competitive impact of a merger requires defining the relevant market (or markets) in which the merging firms participate. Participants in a relevant market include all suppliers and, in some instances potential suppliers, who can compete to supply the products

                                                         EXHIBIT NO. J-1 (WHH-1)


          produced by the merging parties and whose ability to do so diminishes the ability of the merging parties to increase prices. Hence, determining the scope of a market is fundamentally an analysis of the potential for competitors to respond to an attempted price increase. Typically, markets are defined in two dimensions: geographic and product. Thus, the relevant market is composed of companies that can supply a given product (or its close substitute) to customers in a given geographic area.

     Q. HOW HAS THE COMMISSION TYPICALLY EXAMINED PROPOSED MERGERS INVOLVING ELECTRIC UTILITIES?

     A. Historically, the Commission examined mergers by focusing on specific product markets and by using a "hub-and-spoke" screening test to evaluate whether a further examination of potential market power was warranted. With the issuance of Order No. 592 in December 1996, the Commission changed its analytic approach and adopted a "delivered price test." Appendix A (the "Competitive Analysis Screen") of Order No. 592 outlines a detailed analytic method that applicants are required to follow in their applications and that the Commission will use in screening the competitive impact of mergers.(34) If a proposed merger raises no market power concerns (i.e., passes the Appendix A screen), the inquiry is generally complete. If a proposed merger raises potential market power concerns, applicants can propose mitigation measures at the time of application.

          The Commission's Revised Filing Requirements Under Part 33 of the Commission's Regulations, affirmed the screening approach to mergers consistent with the Appendix A analysis set forth in the Merger Policy Statement.

     -------------------
     (34) Part 33(a)(2) of Revised Filing Requirements exempts applicants from providing a Competitive Analysis Screen in markets in which they do not both participate or where the overlap is de minimis.

                                                         EXHIBIT NO. J-1 (WHH-1)


     PRODUCT  MARKETS

     Q.   WHAT  PRODUCTS  HAS  THE  COMMISSION  GENERALLY  CONSIDERED?

     A. The Commission generally has defined the relevant electricity product markets to be long-term capacity, short-term capacity ("Uncommitted Capacity") and non-firm energy ("Available Economic Capacity" and "Economic Capacity").(35) The Commission has determined that long-term capacity markets are presumed to be competitive, unless special factors exist that limit the ability of new generation to be sited or receive fuel. The Commission also requires consideration of the impact of combining certain ancillary services (reserves and imbalance energy).

          In the Revised Filing Requirements, the Commission set out several vertical issues potentially arising from mergers with input suppliers. The principal issue identified is whether the merger may create or enhance the ability of the merged firm to exercise market power in downstream electricity markets by control over the supply of inputs used by rival producers of electricity. Three potential abuses have been identified: the upstream firm acts to raise rivals' costs or foreclose them from the market in order to increase prices received by the downstream affiliate; the upstream firm acts to facilitate collusion among downstream firms; or transactions between vertical affiliates are used to frustrate regulatory oversight of the cost/price relationship of prices charged by the downstream electricity supplier. The downstream products to be analyzed in a vertical analysis are the same as in the horizontal analysis.

          The Commission also has considered competition in transmission services and has examined whether the combination of ownership of transmission facilities creates the opportunity or incentive for the merging parties to restrict access to transmission.

     -------------------
     (35)  Order No. 642, slip op., pages 27-32 and Sec. 33.3(c)(1).

                                                         EXHIBIT NO. J-1 (WHH-1)


     GEOGRAPHIC  MARKETS

     Q.   HOW  HAS  THE  COMMISSION  ANALYZED  GEOGRAPHIC  MARKETS?

     A. To examine geographic markets, the Commission traditionally has focused on the utilities that are directly interconnected to the applicant companies. This "destination market" approach was continued in Order No. 592. Each utility that is directly interconnected to the applicants is considered a separate "destination market." Additionally, the Commission has suggested that utilities that historically have been customers of applicants are also potential "destination markets." The Commission also has accepted an approach whereby customers that have the same supply alternatives can be aggregated into a single destination market. This approach has been accepted in a number of merger filings in New York, PJM and New England.(36)

          The supply alternatives to each destination market are defined using the "delivered price test," which identifies suppliers that can reach a destination market at a cost no more than 5 percent over the pre-merger market price. The supply is considered economic if a supplier's generation can be delivered to a destination market, including delivery costs (which include transmission rates, transmission losses and ancillary services), at a cost that is within 105 percent of the destination market price. Physical transmission constraints also are taken into consideration in determining the potential supply to the destination market. Thus, unlike the "hub-and-spoke" methodology, competing suppliers are no longer defined by bright lines. Competing suppliers are defined as those who have capacity (energy) that is physically and economically deliverable to the destination market. Their importance in the market (i.e., their market share) is determined by the amount of such capacity. Applicants are directed to allocate available transmission capability among potential suppliers and justify the methodology used.

     -------------------
     (36) Revised Filing Requirements, P. 31,311 at 31,844-5, citing Atlantic City Electric Company and Delmarva Power & Light Company, 80 FERC P. 61,126 (1997); Consolidated Edison Co., Inc. and Northeast Utilities 91 FERC 61,225 (2000) and Energy East, op. cit. To the extent there are internal transmission constraints within these markets, the Commission has considered smaller markets within these single control areas as potentially relevant.

                                                         EXHIBIT NO. J-1 (WHH-1)


          This test is intended to be a conservative screen to determine whether further analysis of market power is necessary. If the Appendix A analysis shows that a company will not be able to exercise market power in its first-tier destination markets, it generally follows that the applicants will not have market power in more broadly defined and more geographically remote markets. The screen is the first step in determining whether there is a need for further investigation. If the screening test is not passed, leaving open the issue of whether the merger will create market power, the Commission invites applicants to propose mitigation remedies targeted to reduce potential anti-competitive effects to safe harbor levels. In the alternative, the Commission will undertake a proceeding to determine whether unmitigated market power concerns mean that the merger is contrary to the public interest.

          With respect to the vertical analysis, the Commission proposes defining the downstream market in the same manner as in the horizontal analysis. For upstream markets, the relevant geographic market has not been defined by the Commission. In concept, it should include the area in which suppliers to generators competing in the downstream market are located. The Commission suggests in Dominion(37) that the market includes sellers that can provide competitive alternatives, such as those that can provide transportation capacity on terms comparable to those offered by the merging firm.

     CONCENTRATION  THRESHOLDS

     Q. WHAT FRAMEWORK DOES THE COMMISSION USE TO DETERMINE WHETHER A MERGER POSES POTENTIAL HORIZONTAL MARKET POWER CONCERNS?

     A. In Order No. 592, the Commission adopted the DOJ/FTC Guidelines for measuring market concentration levels by the Herfindahl-Hirschman Index ("HHI"). To determine whether a proposed merger will have a significant anti-competitive impact, the DOJ and FTC consider the level of the HHI after the merger (the post-merger HHI) and the change

     -------------------
     (37) Dominion, op. cit.

                                                         EXHIBIT NO. J-1 (WHH-1)


          in the HHI that results from the combination of the market shares of the merging entities. Markets with a post-merger HHI of less than 1000 are considered "unconcentrated." The DOJ and FTC generally consider mergers in such markets to have no anti-competitive impact. Markets with post-merger HHIs of 1000 to 1800 are considered "moderately concentrated." In those markets, mergers that result in an HHI change of 100 points or fewer are considered unlikely to have anti-competitive effects. Finally, post-merger HHIs of more than 1800 are considered to indicate "highly concentrated" markets. The Guidelines suggest that in these markets, mergers that increase the HHI by 50 points or fewer are unlikely to have a significant anti-competitive impact, while mergers that increase the HHI by more than 100 points are considered likely to reduce market competitiveness.

     Q. HOW DOES THE FRAMEWORK DIFFER IN DETERMINING WHETHER A MERGER POSES POTENTIAL VERTICAL MARKET POWER CONCERNS?

     A. For the vertical market power screen, the Commission's focus is on the structural competitiveness of downstream or upstream product markets, as measured by HHIs. In the vertical analysis, the focus is not on the change in HHIs resulting from the merger, but on the structure of those markets where one merging party sells upstream products in a geographic market common to where the other merging party sells downstream products.

                           V.   HORIZONTAL MARKET POWER
                                -----------------------

     METHODOLOGY

     Q. PLEASE SUMMARIZE THE METHODOLOGY THAT YOU USED TO ANALYZE THE COMPETITIVE EFFECTS OF THE ACQUISITION.

     A. As I noted in the summary of my conclusions, I have concluded that Applicants qualify for the exemption from filing a full horizontal Competitive Analysis Screen due to a de minimis overlap. I provide data and analysis in support of that conclusion later in my testimony.

                                                         EXHIBIT NO. J-1 (WHH-1)


          However, in order to conduct the downstream portion of the vertical Competitive Analysis Screen, many of the analytic steps typically used to conduct a horizontal analysis have to be undertaken. Therefore, I describe here the methodology for a horizontal analysis, which is relevant for the downstream portion of the vertical analysis.

          I evaluated the competitive effects of the Acquisition using the methodology described in Appendix A, as summarized above. I used CRA's Competitive Analysis Screening model ("CASm"), which implements the delivered price test and other calculations required in Appendix A, to do the required downstream vertical analyses. The source and methodology for the data required to conduct the delivered price test in CASm are described in Exhibit No. J-5 (WHH-5). A technical description of CASm is provided in Exhibit No. J-6 (WHH-6). The only difference between the data inputs for purposes of a horizontal analysis and the downstream vertical analysis is that, in the latter, gas-fired generation is attributed to the natural gas supplier. The specific methodology for the steps required to do this "attribution" analysis also is described below.

          I developed two databases to conduct the analysis: one for the Eastern Interconnection and one for the WSCC.(38)

     TIME  PERIODS

     Q.   WHAT  TIME  PERIODS  DID  YOU  ANALYZE?

          I evaluated 10 time periods in the Eastern Interconnection and 14 time periods in the WSCC to reflect different market conditions based on load levels and on generating availability. Specifically, I divided

     -------------------
     (38) The WSCC and Eastern Interconnection are very weakly interconnected via small DC interconnections; and the two grids are not synchronized. Thus, the separate modeling does not impact the results of my analysis and, in fact, allows me to explicitly account for differences in the two regions. These differences, which relate principally to the role of hydroelectric generation in the WSCC and the organization of the transmission grid, are discussed more below and in Exhibit No. J-5 (WHH-5).

                                                         EXHIBIT NO. J-1 (WHH-1)


          hours between the Summer, Winter, and Shoulder (Spring and Fall) seasons to reflect differences in generating availability and then further differentiated by load levels during each season.(39)(40)

          For each season, I segmented hours into peak and off-peak periods.(41) The periods evaluated (and the designations used to refer to these periods in exhibits) are:(42)

          SUMMER

               SUPER  PEAK  (S_SP1):     Top  1  percent  of  peak  load  hours

               SUPER  PEAK  (S_SP2):     Top  1-10  percent  of  peak load hours

               PEAK  (S_P):              Remaining  peak  hours

               OFF-PEAK  (S_OP):         All  off-peak  hours

          WINTER

               SUPER  PEAK  (W_SP):      Top  10  percent  of  peak  load  hours

               PEAK  (W_P):              Remaining  peak  hours

               OFF-PEAK  (W_OP):         All  off-peak  hours

          SHOULDER

               SUPER  PEAK  (SH_SP):     Top  10  percent  of  peak  load  hours

               PEAK  (SH_P):             Remaining  peak  hours

               OFF-PEAK  (SH_OP):        All  off-peak  hours

          In Order No. 642, the Commission indicated that sub-periods should be determined by load levels rather than by time periods. For Economic Capacity purposes, load levels are not directly relevant since there is no reduction in capacity for native load. As discussed below, I have analyzed each market at prices that range from the levels that would apply at the lowest load levels to those consistent with the highest load levels. Moreover, market price data (as opposed to Form

     -------------------
     (39) In the WSCC model, Spring and Fall seasons are analyzed rather than Shoulder in order to capture the differences in hydroelectric generation.

     (40) Summer includes June through August; Winter includes December through February; and Shoulder includes September through November and March through May.

     (41) Peak and off-peak hours were defined based on NERC's definition, except that I did not consider Saturdays to be peak days. Specifically, Peak hours include 6:00 AM- 10:00 PM CST, Monday through Friday. See ftp://www.nerc.com/pub/sys/all_updl/oc/opman/apdx1f.doc.
                       -------------------------------------------------------

     (42) These  time  periods  reflect  the  periods  analyzed  in  the Eastern
          Interconnection. In the WSCC, I substitute Fall and Spring for Shoulder, using the same sub-period definitions as shown for Shoulder.

                                                         EXHIBIT NO. J-1 (WHH-1)


          714 system lambda data) are only available for very broad time periods
          - on  peak  and  off  peak.

     DESTINATION  MARKET  PRICES

     Q.   WHAT  COMPETITIVE  PRICE  LEVELS  DID  YOU  ANALYZE?

     A. For each destination market, I evaluated conditions assuming destination market prices ranging from $14/MWh in the Shoulder Off-Peak period (SH_OP) to $150/MWh in the highest Summer Super Peak period (S_SP1). This broad range of prices, in combination with the time periods, reflects a sufficient range of system conditions such that a full picture of the transaction's effects under the widest range of market conditions is captured. As I noted in a footnote earlier, however, the only relevant time periods to consider in the context of the downstream vertical analysis are those during which market prices are sufficiently high to make gas-fired generation economic. The bases for my assumptions regarding market prices are described in Exhibit No. J-5 (WHH-5).

     MODELING

     Q. PLEASE DESCRIBE THE BASIC MODEL ARCHITECTURE YOU USED IN ANALYZING THIS ACQUISITION.

     A. Briefly, CASm is a linear programming model developed specifically to perform the calculations required in undertaking the delivered price test. The model includes each potential supplier as a distinct "node" or area that is connected via a transportation (or "pipes") representation of the transmission network. Each link in the network has its own non-simultaneous limit and cost. Potential suppliers are allowed to use all economically and physically feasible links or paths to reach the destination market. In instances where more generation meets the economic facet of the delivered price test than can actually be delivered on the transmission network, scarce transmission capacity is allocated based on the relative amount of economic generation that each party controls at a constrained interface.

                                                         EXHIBIT NO. J-1 (WHH-1)


     Q.   WHAT  REPRESENTATIVE  YEAR  DID  YOUR  ANALYSIS  COVER?

     A. Order No. 592 requires that the analysis be forward-looking. My analysis approximates conditions in year 2002, as a representative near-term future year. (The analysis is conducted in year 2000 dollars.) Where appropriate, I adjusted other relevant data to approximate year 2002 conditions. As described in Exhibit No. J-5 (WHH-5), these adjustments include the components of variable generation costs, and new construction.

     Q.   WHAT  SOURCES  DID  YOU  USE  TO  DETERMINE  TRANSMISSION  CAPABILITY?

     A. Unless otherwise described herein, for transfers between control areas in the Eastern Interconnection, I relied on OASIS postings of non-firm available transmission capability ("ATC"). To capture potential seasonal variation in ATC, I examined recent (retrieved in the third quarter of 2001) postings for twelve months forward.

          I used Total Transmission Capacity ("TTC") values in the WSCC model, in consideration of the fact that much of the transmission grid is characterized by jointly-owned transmission lines that are used substantially to bring the output from remote coal and hydroelectric generating facilities to load centers. In recognition of this, the WSCC publishes a Path Rating Guide using TTC ratings on the key facilities, which provides the basis of my transmission representation for the WSCC.

     Q.   HOW  DID  YOU CALCULATE EACH POTENTIAL SUPPLIER'S GENERATING CAPACITY?

     A. The main source for data on existing generating plant capability is the Form EIA-411 filed with the Energy Information Administration ("EIA") of the Department of Energy by the regional councils of the North American Electric Reliability Council ("NERC").(43) Data from the 2001 publications were the primary source for this study,

     -------------------
     (43) In some instances, NERC's Electricity Supply and Demand or RDI's PowerDat databases were used to supplement the Form EIA-411 data.

                                                         EXHIBIT NO. J-1 (WHH-1)


          supplemented by earlier editions as necessary. These publications provide data on summer and winter capacity, planned retirements and additions and jointly-owned units. Summer ratings were used for the summer and shoulder periods; winter ratings were used for the winter periods.

          Applicants' affiliates are adding a modest amount of new capacity, and I included any affiliated generation already under construction. I also conducted a review of announced new entry in the relevant regions included in the model and included planned generation that has passed sufficient project, regulatory and/or financing hurdles such that its construction by 2002 is relatively certain.(44) While I have sought to be realistic in determining the amount of new entry, I note that my results are relatively insensitive to entry assumptions.

     Q.   HOW  DID  YOU  CALCULATE  THE  DISPATCH  COST FOR POTENTIAL SUPPLIERS?

     A. In calculating the supply curves, supply from each unit was assumed to be available at any price above its incremental cost (the delivered price test assumes supply is economic if its cost is up to 105% of the competitive market price). The incremental cost reflects short-run variable costs including fuel consumption, environmental restrictions and any variable operations and maintenance expenses. Key data elements were taken from the following sources:

          -    Heat  rates  -  EIA  Form  860,  EIA-411.

          -    Fuel  costs  -  FERC  Form  No.  423

          - Fuel cost escalation - EIA Annual Energy Outlook and EIA Short-term Energy Outlook

     ------------------
     (44) In the Eastern Interconnection model, I started my review based on units identified in RDI's Newgen database as either "Under
          Construction" or "Advanced Development". This database was then modified based on a review of public data sources, such as company websites and regulatory filings. In the WSCC, the starting point was existing databases maintained by the CAISO and the WSCC. Again, only units considered likely to be built were included in the analysis. More details on the sources and methodology I used for estimating new entry is provided in Exhibit No. J-5 (WHH-5), and a full listing of the new units included in each region is contained in my workpapers.

                                                         EXHIBIT NO. J-1 (WHH-1)


          -    SO2  emissions  rates  -  FERC  Form  No.  423

          -    SO2  allowance  costs - current allowance prices and EIA forecast

          -    NOx  emission  rates  -  EPA  acid  rain  scorecard

          - NOx Allowance prices - EPA, South Coast Air Quality Management District

          A more detailed discussion of the buildup of unit specific dispatch costs is included in Exhibit No. J-5 (WHH-5) and in my workpapers.

     ANALYSIS:  IMPACT  OF THE ACQUISITION ON COMPETITION IN ELECTRICITY MARKETS

     Q. YOU STATED EARLIER THAT A FULL HORIZONTAL COMPETITIVE ANALYSIS SCREEN NEED NOT BE FILED IN THIS PROPOSED TRANSACTION. PLEASE EXPLAIN.

     A. In this proposed acquisition, the overlap between Applicants with respect to generation that is owned or controlled is de minimis. While Duke Energy and its affiliates own generation scattered in at least twenty states in the Untied States, Engage America, Frederickson and their affiliates own or are able to control only a small amount of generation in the United States and in relevant locations in Canada.
          Section 33(a)(2) of the Revised Filing Requirements provides an exemption to the requirement to file a horizontal Competitive Analysis Screen if an applicant "[a]ffirmatively demonstrates that the merging parties do not currently conduct business in the same geographic markets or that the extent of the business transactions in the same geographic markets is de minimis."(45) As I demonstrate below, the
                                   -----------
          exemption from filing a full horizontal analysis is applicable in the instant case.

     -------------------
     (45) Revised  Filing  Requirements, Sec. 33.3(a)(2)(i).

                                                         EXHIBIT NO. J-1 (WHH-1)


     Q. WHAT GENERATION IS OWNED BY APPLICANTS' AFFILIATES THAT POTENTIALLY GIVES RISE TO A HORIZONTAL OVERLAP?

     A. The generation and long-term contracts owned or controlled by Engage America, Frederickson or their affiliates relate to assets in New England, Midwest and West, as described below. Because Duke Energy has affiliated generation in these regions, to the extent the output of generation affiliated with Engage America and Frederickson is not committed under long-term contracts, there is a theoretical possibility of a horizontal impact of the Acquisition.

     Q.   IS  THERE  AN  OVERLAP  IN  THE  NORTHEAST?

     A.   Yes,  although  it  is  de  minimis,  as  my  analysis  confirms.

          Affiliates of Engage America and Frederickson have interests in three cogeneration facilities in Ontario (net interest of approximately 200
          MW). All output of these facilities is committed under long-term contract to unaffiliated third-parties. Similarly, the full output from the Bayside plant in New Brunswick is committed under long-term contract to NB Power in the winter. In non-winter periods, the output of Bayside is not committed under long-term contract, and is therefore available to be sold as short-term energy. However, as I noted earlier, Bayside currently does not have the authority to sell into the United States, although it is possible that it could seek to obtain such approval and, if successful, to compete in NEPOOL during non-winter months in the future. For purposes of my analysis, I treated the share of Bayside affiliated with Engage America and Frederickson as if it were in NEPOOL during non-winter months.

          Affiliates of Duke Energy own two generating facilities in New England
          - a 320 MW share of the Bridgeport (Connecticut) plant and the 490 MW Independence (Maine) plant - as well as shares in two small QFs (the output of which is fully committed under long-term contract).(46)

     -------------------
     (46) Engage America also has a 32 MW purchase (offset by an equivalent sale) in New England (Maine), but since the purchase ends as of March 2002, I did not consider it further.

                                                         EXHIBIT NO. J-1 (WHH-1)


          Given that NEPOOL has in excess of 25,000 MW of generation, it is apparent that any overlap in New England is de minimis. However, I nevertheless conducted a horizontal analysis of the effect of the Acquisition, and include the results of an Economic Capacity analysis of NEPOOL in Exhibit No. J-7 (WHH-7).(47) The market is unconcentrated and the HHI change is no more than 3 points.

          As of the time when I collected information, Engage America also had a small net long-term purchase of 50 MW for delivery into PJM; and affiliates of Duke Energy also have equity interests in generation totaling 61 MW in New York, of which 36 MW is under long-term contract, and 80 MW in PJM, of which 45 MW is under long-term contract.(48) See Exhibit No. J-3 (WHH-3). Thus, the relevant overlap between Applicants consists of Engage America's 50 MW purchase and Duke Energy's 35 MW in PJM. Certainly, the PJM market is sufficiently large (in excess 60,000 MW) that the overlap clearly is de minimis.

          Therefore I conducted no further horizontal analysis of Northeast markets.

     Q.   IS  THERE  AN  OVERLAP  IN  THE  MIDWEST?

     A. Yes, but once again the overlap is de minimis, and Applicants therefore are exempt from the requirement to file a full competitive analysis of this market. I confirm this with a partial application of the Competitive Analysis Screen.

          Engage America's net long-term purchase contracts in the Midwest consist of 100 MW deliverable into Cinergy's control area and, as described earlier, at most 58 MW in the Michigan Electric Coordinating System ("MECS") control area. In the Midwest, Duke Energy has 3,252 MW of affiliated generation in operation or under construction, mostly in the control areas of Cinergy, ComEd and AEP. See Exhibit No. J-3 (WHH-3).

     -------------------
     (47) While even the limited Appendix A analyses I conducted are not necessary to demonstrate that the horizontal impact of the Acquisition is de minimis, the results of these analyses were readily obtainable in this instance because of the downstream vertical analysis I had to undertake as part of the Revised Filing Requirements.

     (48) In view of the tight transmission constraints between PJM and NYPP and between NYPP and NEPOOL, small shares in adjacent pools translate into near-zero share of prorated transmission into the other pools.

                                                         EXHIBIT NO. J-1 (WHH-1)


          Although it is apparent that the generation controlled by Applicants represents an insignificant share of relevant markets, I nevertheless conducted a horizontal analysis of the effect of the Acquisition. I evaluated Economic Capacity in the Cinergy, ComEd, AEP and MECS destination markets, as shown in Exhibit No. J-7 (WHH-7). No other destination market could reflect a greater impact of the acquisition in the Midwest. The HHI change resulting from the acquisition in these markets is no more than 6. Because the effect of the acquisition in these markets is de minimis, Applicants qualify for the exemption from filing a full competitive screen analysis under Sec. 33.3(a)(2) of the Revised Filing Requirements. Accordingly, I have conducted no further analysis of horizontal effects in the Midwest markets.

     Q.   IS  THERE  AN  OVERLAP  IN  THE  WEST?

     A. Yes, there is potentially a small overlap in the West, but my analysis confirms it is de minimis and Applicants therefore are exempt from filing a full competitive analysis.

          Affiliates of Engage America and Frederickson have interests in one cogeneration project in British Columbia (net interest of 59 MW), the output of which is fully committed under long-term contract. Westcoast affiliates own a 60 percent share of the 249 MW Frederickson, Washington facility.(49) Engage America markets all of the output, but 50 percent of the output is committed under long-term contract to three Washington PUDs, leaving Engage America or Frederickson with only 75 MW of generation available to participate in relevant markets.(50)

          Duke Energy and its affiliates own approximately 7,500 MW of generation that is either in operation or under construction in the WSCC. Of this, 2,600 MW is located in the NP-15 zone of the CAISO, 700

     -------------------
     (49) Gas transportation to the Frederickson plant is provided by Williams (Northwest) pipeline, which is not affiliated with any Applicant.

     (50) The Commission has not accepted these contracts or Frederickson's market-based rates for filing, and hence Frederickson, which has not yet generated electric power, is not currently a "public utility" subject to the Commission's jurisdiction. However, it is anticipated that the plant will begin operation in the second quarter of 2002 and will seek to have its rates accepted for filing, at which time it will become a jurisdictional public utility.

                                                         EXHIBIT NO. J-1 (WHH-1)


          MW is in SP-15 and 1,002 MW is in ZP-26. Also, 600 MW is under construction in Washington State and the remainder is under construction in Arizona, New Mexico and Nevada.

          Given this potential overlap, I conducted an Economic Capacity analysis of CAISO and BPA destination markets, even though a full competitive analysis screen should not be necessary to determine that the overlap is de minimis. As shown in Exhibit No. J-7 (WHH-7), Engage America, Frederickson and their affiliates have no more than a 0.3 percent of the relevant markets, and the HHI changes are no more than 2.

          On this basis, the overlap clearly is de minimis and thus qualifies for an exemption from filing a full horizontal Competitive Analysis Screen.

     Q. DID YOU EVALUATE WHETHER THIS ACQUISITION WOULD RESULT IN ANY HORIZONTAL MARKET POWER CONCERNS ARISING FROM THE COMBINATION OF CAPACITY CAPABLE OF PRODUCING ANCILLARY SERVICES?

     A. Yes, I considered whether this transaction results in a consolidation of control over reserves and imbalance energy, as suggested by the Commission in Order No. 642. The only organized ancillary services markets in which such a consolidation is even theoretically possible is in the California ISO.(51) The only generation that theoretically could result in an increase in Applicants' share of ancillary services is the Frederickson project.(52) While imports theoretically are capable of providing reserves to the CAISO market, they are eligible to do so only if there are firm transmission rights from the source to the ISO control area. Neither Frederickson nor any of its affiliates has firm transmission rights into the CAISO that would qualify.

     -------------------
     (51) Engage America's contract into PJM is from outside of PJM. Also, this is an energy contract that, while I have not reviewed it, almost certainly does not give Engage America the right to ancillary services production.

     (52) I exclude New England from consideration of the impact on ancillary services market because the output of Westcoast's Bayside facility is under long-term contract (winter) and because Bayside has no FERC tariff or import authority.

                                                         EXHIBIT NO. J-1 (WHH-1)


                          VI.   VERTICAL MARKET POWER
                                ---------------------

     VERTICAL  ISSUES

     Q. WHAT ARE THE VERTICAL ISSUES THAT THE COMMISSION HAS FOUND REQUIRE INVESTIGATION IN THE CONTEXT OF MERGERS BETWEEN ELECTRIC UTILITIES AND GAS TRANSPORTATION PROVIDERS?

     A. The Commission has indicated that under some circumstances such mergers could give rise to vertical concerns. The Commission has expressed its concern in recent decisions addressing "convergence mergers" and in Order No. 642, that vertical mergers "may create or enhance the incentive and/or ability for the merged firm to adversely affect prices and output in the downstream electricity market and to discourage entry by new generators."(53) Potential market power arising from a merger between an electric utility and a gas pipeline is discussed by the Commission principally in Order No. 642 and
          Section 33.4 of the Revised Filing Requirements, and in its orders in Enova, Dominion, Brooklyn Union Gas and Energy East.(54)

          The main areas of Commission concern are: (1) the creation of incentives for the gas-related upstream activities to raise costs for rivals of the electricity generation affiliate; (2) the enhanced ability to facilitate coordination of pricing in upstream or downstream markets; and (3) the enhanced ability to evade regulation, primarily through self-dealing.(55) The Commission also has expressed concerns that (a) convergence mergers involving an upstream gas supplier serving the downstream merger partner, as well as competitors of that partner, could result in preferential terms of service, and
          (b)  a pipeline serving electric generation could provide commercially

     -------------------
     (53) III  FERC  Stats.  &  Regs.  Regs.  Preambles, P. 31,111  at  31,904.

     (54) See  Enova  Corporation  and  Pacific  Enterprises,  79 FERC P. 61,372
          (1997) ("Enova"); Dominion; Long Island Lighting Company, 80 FERC P. 61,035 (1997) ("Brooklyn Union Gas"); and Energy East, op. cit.

     (55) Because none of the Applicants own regulated assets that take service from the other Applicants' upstream pipelines, the regulatory evasion concern is not present in this merger and I do not discuss it further.

                                                         EXHIBIT NO. J-1 (WHH-1)


          valuable information to newly affiliated electricity generating or marketing operations. My analysis examines each of these areas. As demonstrated below, none of these concerns is raised in this Acquisition.

     Q.   PLEASE  ELABORATE  ON  WHAT  IS  MEANT  BY  RAISING  RIVALS'  COSTS.

     A. Foreclosure, or raising rivals' costs, refers to a situation in which a vertically integrated firm withholds inputs produced in its upstream operations (e.g., delivered gas) from rivals in the downstream (e.g., electric generation) market in order to increase the costs of downstream rivals, thereby increasing downstream market prices and creating an opportunity for the integrated firm to achieve increased profits from its downstream operations.

          If the vertically integrated firm exercises market power in the upstream market after the merger, the costs to rivals in the downstream market could increase. However, if competitors in the downstream market have adequate alternatives to the upstream product, the merged firms cannot exercise market power. Moreover, if conditions in the upstream market are not conducive to the exercise of market power (i.e., the upstream market is competitive), an attempt to raise rivals' cost will be unsuccessful. Similarly, if the upstream or downstream markets are sufficiently competitive, there should be no issue of anti-competitive coordination.

     METHODOLOGY

     Q. WHAT STEPS DID YOU FOLLOW IN PERFORMING YOUR ANALYSIS OF VERTICAL COMPETITIVE IMPACTS?

     A. My analysis is consistent with the Commission's analytic framework set forth in Section 33.4 of the Revised Filing Requirements. That framework requires that relevant upstream (delivered gas) and downstream (electricity) geographic markets be defined. The structure of downstream markets is analyzed using the same delivered price test methodology as the Commission has mandated for horizontal market power analysis, with two modifications. First, gas-fired generation is deemed to be controlled by (i.e., is assigned to) its gas supplier rather than its owner. Second, whereas the focus of the horizontal screening analysis is on the change in market structure, the focus of

                                                         EXHIBIT NO. J-1 (WHH-1)


          the downstream portion of the vertical screen is not directly concerned with the concentrating effects of the merger per se but with the post-merger structure of those markets in which one of the merging parties sells upstream products and the other sells downstream products.

          In analyzing downstream markets, I focused on Economic Capacity and did not analyze Available Economic Capacity(56) or Uncommitted Capacity.(57) I attributed gas-fired generation to the upstream suppliers, i.e., the pipeline that serves it.

          The analysis of the upstream market requires that the structure of control of transportation capacity be examined. For this purpose, I allocated control of gas transportation pipelines to holders of firm capacity rights with any unsubscribed capacity allocated to the pipeline owner. Details of this approach are provided below and in Exhibit No. J-5 (WHH-5).

          The Commission has stated that a necessary condition for a convergence merger to cause a vertical concern is that both the upstream and
                                                           ----
          downstream  markets  are  highly concentrated.(58) In other words, the

     -------------------
     (56) An analysis of Available Economic Capacity would add little in the context of evaluating this transaction. To the extent downstream markets are highly concentrated, additional review (e.g., of upstream markets) would be required in any event. To the extent downstream markets are not highly concentrated (as I will describe below with respect to the New England market), the market has already introduced full retail access such that measuring Available Economic Capacity is technically difficult and not particularly informative.

     (57) Uncommitted Capacity measure has been used to assess competitive conditions in the short-term (one year or longer, but not "long-term") capacity market. While theoretical concerns about vertical market power effects on wholesale electricity markets is sensible, such concerns about downstream electricity capacity markets does not seem plausible even from a theoretical perspective. The market price for installed capacity will reflect conditions in that market independent of the price of gas, or any other fuel.

     (58) "[H]ighly concentrated upstream and downstream markets are necessary, but not sufficient, conditions for a vertical foreclosure strategy to be effective" Revised Filing Requirements, P. 31,311 at 31,911. "A vertical merger can create or enhance the incentive and ability of the merged firm to adversely affect electricity prices or output in the downstream market by raising rivals' input costs if market power could be exercised in both the upstream and downstream geographic markets." Order No. 642, slip op. at 79. This was confirmed in Energy East. ("Applicants correctly conclude that because they have shown that the downstream markets are not highly concentrated, there is no concern about foreclosure or raising rivals' costs in this case.") Energy East, op. cit.

                                                         EXHIBIT NO. J-1 (WHH-1)


          screen is passed if the downstream (or upstream) market is not highly concentrated, irrespective of the degree of concentration of the upstream (or downstream) market. For all of the market regions I analyzed, I considered both the downstream market and upstream market.

     Q. PLEASE COMMENT FURTHER ON YOUR APPROACH TO EXAMINING THE DOWNSTREAM MARKET.

     A. The basic sources for identifying transportation providers for gas-fired generation include Energy Planning, Inc.'s Directory of Natural Gas Customers, RDI POWERdat and POWERmap databases and other public sources.

          There are a series of decision rules necessary to determine the pipeline company to which the gas-fired units are attributed. The decision rules I have employed are as follows. If a power plant is directly connected to a single-owner pipeline, the entire capacity of the plant is attributed to the pipeline. If the pipeline is jointly owned, the generating capacity is divided among the pipelines' owners proportionate to their ownership share. If there are more than four owners, the capacity is attributed to the owner with the largest ownership share.

          For power plants directly connected to multiple pipelines, the plant's capacity is divided up in equal shares and attributed to the pipelines that are connected. If a pipeline connection cannot be determined by the mapping process, or the plant is served by an LDC that is fed by multiple pipelines, the capacity is assigned to the electricity owner.

     Q. PLEASE DESCRIBE FURTHER YOUR APPROACH TO EXAMINING THE UPSTREAM MARKET FOR NATURAL GAS TRANSPORTATION.

     A. For a given geographic market definition, there are three primary steps required to determine market concentration. The first is to identify the physical pipeline assets serving the market. The second is to identify the entities that own or control that capacity. The third is to allocate the regional pipeline capacity to its rights holders and calculate market concentration.

                                                         EXHIBIT NO. J-1 (WHH-1)


          The EIA database of interstate pipeline capacity and flows "at state borders" is the starting point for identifying pipelines serving each market. Broadly, for each market, I identified pipelines flowing from outside the target region into the market area. In instances where the geographic market definition involves control areas or destination markets rather than states, I used pipeline and service territory maps to refine the definition of pipelines to be included. The aggregate capacity of the pipelines so identified represents the total supply for the market. Exhibit No. J-5 (WHH-5) describes this approach further.

          Next, pipeline capacity is allocated to pipeline customers who have firm capacity rights under long-term agreements. These firm customers have the first call on the pipeline capacity into a region and retain the option of selling their rights to a third party (e.g., through capacity release) should conditions warrant. These customers are the suppliers of gas to that market (or are customers buying gas upstream of the pipeline) and thus direct or indirect competitors selling delivered gas into downstream markets. The primary source of information for identifying shippers with firm contractual rights is the Index of Customers (Form 549b) filed with the Commission by interstate pipeline companies. The index provides a list of customers, contract volumes, rate schedule and delivery points. For this portion of the analysis, there were a number of analytical steps required to assign firm rights within a market to customers. These steps are detailed in Exhibit No. J-5 (WHH-5).

          Broadly,  I  used delivery point information to identify shippers with
          (i) delivery points in the market; (ii) delivery points downstream of the market; and (iii) delivery points upstream of the market. I excluded shippers that fell into the third category.

          I next allocated the total pipeline capacity into a market to firm customers with delivery points in the market, and, if capacity into the market were still available, I included customers with delivery points downstream of the defined market. Customers downstream of the defined market may be relevant because they may, in effect, "use up" capacity on the pipeline that otherwise would have been available for delivery into the defined market. On many pipelines, such customers

                                                         EXHIBIT NO. J-1 (WHH-1)


          also can "drop off" gas at upstream delivery points; nominating more downstream points adds flexibility, often at little additional cost.(59)

          In some instances, my analysis showed that the sum of firm contracts is in excess of capacity into a market. It is not entirely clear why this result occurred. It could be because of overlapping receipt and delivery points, but I generally was able to take different delivery points into account. To the extent capacity was in excess of that which could enter a market, capacity was allocated to parties with the largest amount of capacity under contract, resulting in a conservative (i.e., more highly concentrated) estimate of market concentration. To the extent firm entitlements within and downstream of the market were less than capacity on a given pipeline, the remaining capacity was assumed to be controlled by the pipeline owner. (60)

     ANALYSIS:  IMPACT  OF THE ACQUISITION ON COMPETITION IN ELECTRICITY MARKETS

     SUMMARY

     Q.   PLEASE  SUMMARIZE  THE  RESULTS  OF  YOUR  ANALYSIS  OF THE DOWNSTREAM
          MARKET.

     A. Consistent with the Commission's approach, in conducting the analysis of downstream markets I attributed gas-fired generation to transmission pipelines. I analyzed downstream markets in New England, the Midwest and the West. (The specific markets are described more precisely below.) Based on the analyses I conducted, I determined that relevant downstream markets in New England are not highly concentrated. (See Exhibit No. J-8 (WHH-8).) On this basis, I

     -------------------
     (59) I also conducted a sensitivity analysis that excluded downstream customers and allocated capacity only to in-market customers, then any residual capacity to pipeline owners. The results, which are included in workpapers, did not alter any of my conclusions.

     (60) The index of customers provides a snapshot of long-term firm contracts at a given point in time. I included all contracts that were included in the July 1, 2001 filings at the Commission, the most recent data available at the time of my analysis. While some contracts might have termination dates within a one-year period, it was not possible to evaluate any rights to continue these contracts. However, I did conduct a sensitivity analysis that eliminated contracts apparently expiring within the next twelve months. The results, which are included in my workpapers, did not alter any of my conclusions.

                                                         EXHIBIT NO. J-1 (WHH-1)


          concluded that the competitive conditions for a successful vertical foreclosure strategy are not present in New England markets. However, regarding the Midwest and West, I determined that some relevant downstream markets are highly concentrated (due to factors unrelated to Applicants) and thus that additional analysis is required to determine if vertical market power is a valid concern.

     DEFINING  RELEVANT  PRODUCTS  AND  GEOGRAPHIC  MARKETS

     Q.   WHAT  ARE  THE  RELEVANT  DOWNSTREAM  PRODUCTS?

     A. The relevant downstream product for purposes of this portion of my analysis is wholesale electric energy.

     Q.   WHAT  ARE  THE  RELEVANT  DOWNSTREAM  GEOGRAPHIC  MARKETS?

     A. In the Northeast, the relevant downstream geographic market is NEPOOL, a market in which affiliates of Duke Energy own generation and Applicants have interests in natural gas pipelines. While the Commission has deemed Connecticut and Southwest Connecticut to be relevant electricity markets,(61) there is no need to conduct a vertical analysis of these geographic markets in the context of this transaction, since, no pipelines affiliated with Engage America and Frederickson deliver to Connecticut.(62)

          Given the geographic overlap between Duke Energy generation (Maine Independence) and Engage Energy's and Frederickson's affiliation with Maritimes, I also considered whether transmission constraints in New England may cause Maine to be a potentially relevant market. However, my review of the relevant facts lead me to the conclusion that a separate analysis of the Maine submarket of NEPOOL is not necessary. I note that when the Maine/New Hampshire interface is constrained, Maine

     -------------------
     (61) Wisvest,  op.  cit.

     (62) But for the constraint into Connecticut or Southwest Connecticut, units in areas that could be served by pipelines affiliated with Engage America presumably could sell into these markets. However, the mere fact of the constraint means that no more external power (hence, including, by definition, generation served by an Engage America affiliate) can compete to set the price in Connecticut or Southwest Connecticut. (Once there are transmission constraints into a load pocket, the argument is that the price is set only by internal resources.) In the future, when congestion management is introduced into NEPOOL, during periods when the constraint binds, external resources will not set the price in Connecticut, even if sold into it.

                                                         EXHIBIT NO. J-1 (WHH-1)


          generation is unable to access the rest of New England(63) and thus is "bottled in" Maine. However, studies by ISO New England indicate that Maine has not accounted for a significant portion of transmission congestion costs in New England and, to the extent congestion costs occurred, they were related to VAR support rather than thermal limits.(64) Further, even when locational prices in ISO New England are instituted, the price within Maine effectively will be capped at the price levels in the uncongested parts of New England, since an attempt to raise prices to higher levels within Maine would eliminate the constraint.

          Finally, since Applicants have little participation in New York or PJM electricity markets, I determined that those markets are not relevant to my vertical market power analysis.(65)

          In the Midwest, the relevant geographic markets include the control areas (destination markets) of AEP, Cinergy and ComEd, where affiliates of Duke Energy own generation and affiliates of Engage America and Frederickson own pipelines that serve the region. I also examined those ECAR and Mid-America Interconnected Network ("MAIN") destination markets that are first-tier to these control areas.(66)

     -------------------
     (63) ISO New England, 2001 Regional Transmission Expansion Plan (RTEP01), October 19, 2001.
          http://www.iso-ne.com/transmission/Regional_Transmission_Expansion_
          -------------------------------------------------------------------
          Plan/
          -----

     (64) The "bottled in Maine" issue should not be overstated. The Annual Market Report, May 2000 - April 2001, of ISO New England states that Maine accounted for only 0.56 percent of NEPOOL transmission congestion costs and that virtually all of that congestion was due to VAR support requirements rather than thermal limits. The RTEP01 indicates that the Maine-New Hampshire interface was not constrained through 2006 when modeled on a deterministic basis, though it was constrained in a small proportion of hours on a probabilistic basis. Other transmission limits in NEPOOL, particularly the bottled-in generation in Rhode Island-Southeast Massachusetts and the load pocket constraint in Connecticut, were far more substantial.

     (65) Specifically, Duke Energy has only 61 MW of generation in New York (36 MW of which is under long-term contract) and 80 MW in PJM (45 MW of which is under long-term contract). Thus, there are no concerns about vertical effects relating to Engage America's affiliate, Empire State Pipeline.

     (66) I limited my inquiry to destination markets in MAIN and ECAR, where Engage America affiliated pipelines serve portions of the region. In addition to AEP, Cinergy and ComEd, I examined the following destination markets: Ameren, Alliant, Allegheny Energy, Central Illinois Light, Duquesne Light, Dayton Power & Light, East Kentucky Electric Coop, FirstEnergy, Hoosier Electric Cooperative, Illinois Power, Indianapolis Power & Light, Louisville Gas & Electric, Michigan Electric Coordinating System, MidAmerican Energy, Northern Indiana Public Service, Southern Indiana Gas & Electric and Wisconsin Electric Power.

                                                         EXHIBIT NO. J-1 (WHH-1)


          In the West, the relevant geographic markets include CAISO and its separate zones in the North (NP-15) and the South (SP-15), and markets defined around BPA, including a north BPA and a south BPA market. Duke Energy's generation is located primarily in northern California, but it also owns generation in southern California and Washington State (the latter of which would be included in the north BPA market). Although neither Engage America nor Duke Energy (nor their affiliates) has pipelines that directly serve these markets, I nevertheless evaluated the structure of these downstream markets.

     Q.   WHAT  IS  THE  RELEVANT  UPSTREAM  PRODUCT?

     A. The relevant upstream product is delivered gas. Since the provision of delivered gas is not vertically integrated, an upstream analysis must be broken down into component products and services. These are: (a) commodity gas supplies, (b) transportation of these supplies from gas-producing regions and remote storage facilities into the market area (including transportation to and from remote or market-area storage facilities), and (c) (for gas not delivered directly from an interstate pipeline transportation system to an end- use customer) the local distribution of these supplies to gas-fired electric generating facilities.

          The Commission has found that the gas commodity market is structurally competitive.(67) As a result, I do not consider this market further. Since Applicants control a number of gas pipelines and gas storage facilities, as well as rights to use capacity on interstate gas transportation pipelines and gas storage facilities owned by others, I focused on the transportation and storage of natural gas as relevant products.

     Q. WHAT ARE THE RELEVANT UPSTREAM GEOGRAPHIC MARKETS WITH RESPECT TO THE TRANSPORTATION OF NATURAL GAS?

     A. In concept, the relevant upstream geographic market for gas transportation is the area in which electricity to serve the relevant downstream markets (defined above) is generated. There are no bright

     -------------------
     (67)  Order  No.  436.

                                                         EXHIBIT NO. J-1 (WHH-1)


          lines around this area. Taking into account potential electricity transmission constraints, to be conservative, I defined the areas relatively narrowly.

          In the Northeast, I used the same geographic market definition that I used in the downstream market, namely NEPOOL. This market definition includes gas transportation that comes directly into New England from Canada as well as gas delivered into New England through New York. As with the downstream markets, it is not necessary to analyze separately the Connecticut and Southwest Connecticut upstream markets, nor, as explained earlier, is it necessary to analyze separately a Maine market.

          In the Midwest, the relevant upstream markets contain generation that competes to serve the downstream markets centered on ComEd, AEP and Cinergy. Because of the robust transmission system in the area in and around ECAR, there are no bright lines describing that market. I examined alternative relevant markets using both highly restrictive and more expansive definitions of the relevant upstream market. I analyzed upstream markets consisting of (1) the ComEd control area
          (i.e., deliveries to the greater Chicago area); (2) a combined AEP-Cinergy market; and (3) a market centered on AEP and Cinergy, but also including Northern Indiana Public Service, Ameren, Illinois Power and Central Illinois Light.(68)

          In the West, my analysis diverges from the typical geographic market definition for upstream products. While the relevant generation that might theoretically benefit from the exercise of vertical market power is located in Washington State or California, Applicants control no pipelines capable of delivery to these markets. However, because Engage America and Frederickson have two affiliated pipelines that deliver to the U.S.-Canadian border for ultimate delivery into the WSCC, I examined the market for deliveries at that border.

     -------------------

     (68) As discussed below, given that an affiliate of Engage America owns 50 percent of Foothills Pipeline that delivers to the U.S.-Canadian border and connects to Northern Border pipeline for ultimate delivery into Midwest markets, I also examined the market for deliveries at that border.

                                                         EXHIBIT NO. J-1 (WHH-1)


     COMPETITIVE  CONDITIONS  IN  DOWNSTREAM  ELECTRICITY  MARKETS

     Q.   WHAT  ANALYSIS  DID  YOU  CONDUCT  OF  THE  DOWNSTREAM PRODUCT MARKET?

     A. Pursuant to the Revised Filing Requirements, I analyzed the downstream product market, first, by identifying the upstream suppliers that sell or deliver inputs to each of the gas-fired generating units in the downstream market and, second, by assigning a market share to all gas-fired generation capacity served by the same input supplier. I attributed gas-fired generation to gas transportation pipelines, consistent with the Commission's direction. Owners of non gas-fired generation were assigned shares in the same manner as in a horizontal analysis. As the Commission has noted, multiple suppliers often serve a single generating plant, a situation that requires some decision rules for allocation of that capacity, as I described earlier and as detailed in Exhibit No. J-5 (WHH-5).(69)

     Northeast
     ---------

     Q.   WHAT  DID  YOUR  ANALYSIS  OF  THE DOWNSTREAM NEW ENGLAND MARKET SHOW?

     A. As shown in Exhibit No. J-8 (WHH-8), the relevant market in New England is not highly concentrated. The New England market is unconcentrated.

          There is about 13,000 MW of gas-fired generation in NEPOOL that is attributed to pipelines,(70) including about 6,600 MW of gas-fired generation attributed to Applicants, as shown in Exhibit No. J-9 (WHH-9).

     -------------------
     (69) This attribution implicitly assumes that Applicants could foreclose gas service to these rivals or otherwise raise their delivered gas costs, but, as the Commission recognized in its Dominion order, while the screen calls for attributing capacity to the serving gas transportation carrier, this does not imply a degree of control of, or economic interest in, the output of the generator remotely on a par with actual ownership. In Dominion, the Commission noted "Applicants have no operational control over generation owned exclusively by others pre- or post-merger, regardless of the fuel supply arrangements." Dominion, op. cit.

     (70) In NEPOOL and other markets, there is a modest amount of gas-fired generation that remains with the owner (i.e., is not attributed to pipelines), consisting of generation for which I was unable to identify a gas supplier.

                                                         EXHIBIT NO. J-1 (WHH-1)


          Since the downstream market is not highly concentrated, it is not conducive to the exercise of vertical market power. Pursuant to the Revised Filing Requirements, this result necessarily means that the Acquisition does not raise vertical market power concerns in this market.(71) Nevertheless, below I provide an analysis of on competitive conditions in the upstream NEPOOL market.

     Midwest
     -------

     Q.   WHAT  DID  YOUR  ANALYSIS  OF  DOWNSTREAM MARKETS IN THE MIDWEST SHOW?

     A. Most of the relevant downstream product markets in the Midwest are highly concentrated, yet Applicants' share of Midwest markets, calculated pursuant to the attribution methodology, is generally quite small (less than 10 percent). (See Exhibit No. J-8 (WHH-8).) In the Midwest, I attributed about 3,100 MW of gas-fired generation to Applicants, as shown in Exhibit No. J-9 (WHH-9).(72)

          My analysis indicates that gas-fired capacity comprises 20 percent of total capacity in ECAR and about 30 percent in MAIN, and, Duke Energy's share is only 7 and 3 percent of gas-fired capacity in these regions, respectively. Applicants' share of energy output, as compared to capacity, would be much lower. As I noted earlier, gas-fired generation has only recently begun to play a more important role in the energy Midwest markets, which remain dominated by nuclear and coal-fired generation. In any case, the relatively small share of gas-fired generation should mitigate any concerns that the Acquisition will create or enhance the ability of Applicants to pursue a vertical foreclosure or raising rivals' cost strategy.

     -------------------
     (71) Revised  Filing  Requirements,  P. 31,311 at 31,904.  Energy East, op.
cit.

     (72) Although affiliates of Engage America have pipelines into the Midwest, I did not attribute any gas-fired generation to these pipelines, as can be seen in Exhibit No. J-9 (WHH-9). Customers on Vector (based on its index of customers) includes mostly gas marketers. Customers on Alliance (based on its index of customers) includes one LDC (Northern Indiana Public Service), but it was not possible to identify specific plants served off of Alliance.

                                                         EXHIBIT NO. J-1 (WHH-1)


          Given the results that many Midwest markets are highly concentrated (particularly in the ComEd and Cinergy markets, in which Duke Energy's affiliated generation is located), I rely on competitive conditions in the upstream market to support my conclusion that the market is not conducive to the exercise of vertical market power. This is discussed below.

     West
     ----

     Q.   WHAT  DID  YOUR  ANALYSIS  OF  DOWNSTREAM  MARKETS  IN  THE WEST SHOW?

     A. In the West, the relevant geographic markets of NP-15, CAISO, BPA north and BPA are highly concentrated. (See Exhibit No. J-8 (WHH-8).) However, none of the Applicants has a pipeline that directly serves the U.S. western generation markets. As a result, no gas-fired generation in the United States is attributed to Applicants.

     Q. SINCE APPLICANTS DO NOT OWN PIPELINES IN THE U.S. PORTION OF THE WSCC, WHY DID YOU EVALUATE A DOWNSTREAM PRODUCT MARKET?

     A. As I noted earlier, concern about convergence mergers properly focuses on whether the transaction creates or enhances the incentive or ability for the merged firm to affect prices and output in the downstream electricity market or to discourage entry by new generators. It would be extremely difficult for a "once-removed" upstream pipeline affiliate to affect competition in the downstream electricity market. However, in order to assure that there is no concern that Duke Energy's acquisition of pipelines affiliated with Engage America and Frederickson in British Columbia and Alberta somehow alters the incentives of the pipeline. I included an analysis of WSCC markets.

          While the downstream analysis does show highly concentrated markets (due to factors unrelated to Applicants), my examination of the structure of ownership at the U.S.-Canadian border shows that competitive conditions in that upstream market mean that the market is not conducive to the exercise of vertical market power.

                                                         EXHIBIT NO. J-1 (WHH-1)


     COMPETITIVE  CONDITIONS  IN  UPSTREAM  TRANSPORTATION  MARKET

     Q. IN EXAMINING COMPETITIVE CONDITIONS IN UPSTREAM MARKETS, WHAT PRODUCTS DID YOU EXAMINE?

     A. I examined commodity gas, long-haul natural gas transportation services and gas storage services. In this transaction, it was unnecessary to examine LDC operations, since none of the Applicants owns LDCs in the United States. I do not mean to imply that each of these necessarily is a separate product. For example, gas storage competes with flowing gas and LDCs may compete with transmission pipelines.

     Q.   DO APPLICANTS HAVE POTENTIAL MARKET POWER IN THE COMMODITY GAS MARKET?

     A. No. Because the Commission has found that the commodity gas market is competitive,(73) I have not examined this market further, and the remainder of my analysis focuses on transportation and storage.

     Northeast
     ---------

     Q.   HOW  DID  YOU  DEFINE  THE  RELEVANT  UPSTREAM  MARKET?

     A. First, let me comment on the relevant geographic definition of the market, which I have defined as New England for purposes of my analysis. In a previous transaction in the Northeast, I identified a Northeast market consisting of both New York and New England,(74) because these states rely largely on the same pipeline capacity. That is, the preponderance of gas supplies delivered into New England historically has passed through New York/New Jersey. Here, since neither Duke Energy nor an Engage America affiliate has any significant uncommitted generation in New York, the potential vertical concerns arise only in New England and therefore it is New England alone that I have included as the relevant upstream market,

     -------------------
     (73) See,  for  example,  Order  No.  436.

     (74) Energy  East,  op.  cit.

                                                         EXHIBIT NO. J-1 (WHH-1)


          notwithstanding that competition for pipeline capacity likely includes both New York and New England.

     Q. WHAT PIPELINES PROVIDE LONG-HAUL GAS TRANSPORTATION SERVICE INTO NEW ENGLAND?

     A. A number of pipelines deliver gas supplies from diverse geographic regions into New England. Tennessee Gas Pipeline transports gas supplies from the Gulf Coast and Southwest, and Tennessee and Iroquois transport gas produced in western Canada. Maritimes (37.5 percent owned by each Applicant) and the PNGTS pipeline provide gas service from eastern Canada. Algonquin transports gas from the Texas Eastern interconnect to Connecticut, Rhode Island and Massachusetts.(75) See Exhibit No. J-10 (WHH-10), which presents the EIA data for deliverability of gas pipelines at state borders. Exhibit No. J-11 (WHH-11) provides a more precise description of the pipeline capacities I applied in my upstream analysis. For New England, the market definitions are the same as those in the EIA data.

     Q. PLEASE DESCRIBE THE FIRM TRANSPORTATION CAPACITY HELD BY APPLICANTS UNDER LONG-TERM CONTRACTS.

     A. As shown in Exhibit No. J-12 (WHH-12), both Duke Energy and its affiliates and Engage America and its affiliates have firm transportation contracts on Iroquois, Maritimes and Tennessee. Based on my analysis, Applicants' contracts represent control over approximately 10 percent of transportation capacity into New England.

     Q. DOES THE FACT THAT APPLICANTS HOLD TRANSMISSION RIGHTS RAISE VERTICAL MARKET POWER CONCERNS?

     A. Not in and of itself. Firm pipeline transportation rights, such as those held by Applicants, while certainly relevant to an analysis of the competitive structure of the transportation market, do not on

     -------------------
     (75) When completed, Algonquin's proposed Hubline project and an expansion of Maritimes will interconnect the two pipelines.

                                                         EXHIBIT NO. J-1 (WHH-1)


          their own create a potential vertical market power issue. Executing the vertical market power abuses of the type with which the Commission has expressed concerned in Order No. 642, Enova and Dominion implicitly requires that the upstream affiliate have operational control of the pipeline. In New England, Duke Energy is the operator of Algonquin and Maritimes, but that is the status quo both before and after the transaction so there is no creation of incentives or enhancement of ability as a result of this transaction. Applicants' potential ability to withhold capacity as an owner is small. Algonquin is fully subscribed, and Maritimes is largely subscribed to holders of long-term firm transportation contracts.(76) Combining the 37.5 percent share of Maritimes owned by an affiliate of Engage America and Frederickson to Duke Energy's share is largely irrelevant in this instance, since Duke already operates the U.S. portion of the pipeline and both owners' capacity is nearly fully subscribed. The transaction will not create an overlap between one party selling upstream products and the other party selling downstream products in the same market.

     Q.   YOU  SAID  EARLIER  THAT  YOU  CONDUCTED  AN  ANALYSIS OF THE UPSTREAM
          PRODUCT  MARKET  IN  NEW  ENGLAND.  WHAT  DID  YOUR  ANALYSIS  SHOW?

     A. As I noted previously, it is not necessary in the context of this transaction to analyze the upstream market, in that I have already demonstrated that the downstream market is not highly concentrated and thus that the competitive conditions in the market are not conducive to a vertical foreclosure strategy. Nevertheless, I conducted such an analysis, and it, too, indicated, an unconcentrated market, as shown in Exhibit No. J-13 (WHH-13), thus providing additional evidence that a vertical foreclosure strategy is not feasible.

     -------------------
     (76) Algonquin has 39 firm transportation customers and Maritimes has 12 firm transportation customers.

                                                         EXHIBIT NO. J-1 (WHH-1)


     Midwest
     -------

     Q. PLEASE DESCRIBE LONG-HAUL GAS TRANSPORTATION SERVICES INTO MIDWEST MARKETS.

     A. As noted earlier, I considered three relevant geographic markets in the Midwest: (1) ComEd's control area (portions of Illinois); (2) a combined Cinergy/AEP market (portions of Indiana, Kentucky, Michigan, Ohio, Virginia and West Virginia); and (3) a broader market centered on Cinergy/AEP, but also including Ameren, Northern Indiana Public Service, Illinois Power and Central Illinois Light (thereby adding additional portions of Illinois, Indiana and Missouri). These market definitions are intended to encompass a region in which all the Duke Energy affiliated generation in the Midwest competes with other generation, as well as reflecting markets in which there exists a potential overlap with pipelines affiliated with Engage America and Frederickson. The definitions include control areas in which Duke Energy's affiliated generation is located (Cinergy, AEP and ComEd) and generally where pipelines affiliated with Engage America and Frederickson deliver gas.(77) Pipeline capacity into these markets is shown in Exhibit No. J-11 (WHH-11).(78)

          Chicago is a major hub for gas deliveries, and there are a number of large interstate pipelines that access that market: Alliance (in which an Engage America and Frederickson affiliate has a 23.6 percent undivided ownership interest), National Gas Pipeline ("NGPL"), ANR, Northern Border and Midwestern.

          Pipelines into the Cinergy/AEP market include Texas Eastern, Vector (in which a Engage America and Frederickson affiliate has a 30 percent undivided ownership interest), Midwestern, Tennessee, Texas Gas,

     --------------
     (77) There is no need to conduct a separate analysis of two control areas (Tennessee Valley Authority and Associated Electric Cooperative) where Duke Energy generation is located because pipelines affiliated with Engage America do not deliver gas to those control areas. The destination markets do include control areas first-tier to these two control areas.

     (78) Exhibit No. J-10 (WHH-10) presents EIA data on deliverability into a Midwest region, whereas Exhibit No. J-11 (WHH-11), while based on the same EIA data, reflects the relevant markets I have defined within the Midwest.

                                                         EXHIBIT NO. J-1 (WHH-1)


          Columbia Gas and Columbia Gulf, Dominion, Panhandle, Trunkline, ANR and Crossroads. The broader market, which adds Ameren, Northern Indiana Public Service, Illinois Power and CILCO, also adds the following pipelines: Northern Border, Mississippi River and Williams. See Exhibit No. J-11 (WHH-11).

     Q. PLEASE DESCRIBE THE FIRM TRANSPORTATION CAPACITY HELD BY APPLICANTS INTO MIDWEST MARKETS.

     A. In each of these three defined markets, Applicants combined have a modest amount of firm transmission rights, in the 3-5 percent range, as shown in Exhibit No. J-12 (WHH-12).

     Q.   DID  YOU  FIND  UPSTREAM  MARKETS  IN  THE  MIDWEST  TO  BE  HIGHLY
          CONCENTRATED?

     A. No. All of these markets are unconcentrated (and, as noted above, Applicants have relatively small shares), as shown in Exhibit No. J-13 (WHH-13). Therefore, the competitive conditions for a vertical foreclosure strategy are not present.

     Q.   DO  APPLICANTS  OWN  ANY  OTHER  PIPELINES  THAT  MIGHT IMPACT MIDWEST
          MARKETS?

     A. A portion of the Foothills Pipeline, affiliated with Engage America and Frederickson, interconnects at the U.S.-Canadian border in Montana with Northern Border, which ultimately serves Midwest markets. Although this pipeline is not directly relevant to the upstream analysis (see discussion below with respect to Westcoast Pipeline and Foothills Pipeline that interconnect at the U.S.-Canadian border in the WSCC), I analyzed the holders of firm transportation rights at the border interconnection with Northern Border. I found that a market so defined also is not highly concentrated.

                                                         EXHIBIT NO. J-1 (WHH-1)


     West
     ----

     Q.   PLEASE  DESCRIBE  LONG-HAUL  TRANSPIRATION  SERVICE  IN  THE  WEST.

     A. Gas-fired generators in northern California generally obtain gas deliveries from the North (insofar as their gas comes from Canada rather than California or the southwest) via the PGT pipeline or Northwest pipeline. In Washington State, gas-fired generators obtain gas from those pipelines or through LDCs served by those pipelines. PGT connects with Foothills and ANG at Kingsgate, BC and moves through Idaho, Washington and Oregon into California. Northwest connects with Westcoast Pipeline at Sumas, WA, with one leg terminating in Oregon and another connecting in Idaho with the Paiute pipeline, which transports through Nevada. Depending on market conditions, generators in northern California also may access southern gas supplies.

     Q. WHAT ARE THE RELEVANT FACTS ABOUT THE GAS TRANSPORTATION MARKET IN THE CONTEXT OF THIS TRANSACTION?

     A. As I noted in the summary earlier in my testimony, the situation in the West is different than those that give rise to the typical concerns in a vertical merger. Applicants own no pipelines in the Western United States. In Western Canada, affiliates of Engage America and Frederickson have interests in the Westcoast Pipeline and Foothills (50 percent share). These pipelines interconnect with unaffiliated, third party pipelines at the U.S. Canadian border at Sumas, Washington and (via ANG) Kingsgate, British Columbia, respectively. Neither Duke Energy nor Engage America or Frederickson, nor their affiliates, owns any long-haul pipeline assets in or delivering into California, where the majority of the Duke generation is located.

          Westcoast Pipeline delivers gas to some generation in western Canada and to one 110 MW generator in Washington.

                                                         EXHIBIT NO. J-1 (WHH-1)


     Q. GIVEN THESE FACTS, DID YOU CONDUCT AN ANALYSIS OF UPSTREAM PRODUCT MARKETS?

     A. Yes. However, I note that the ability for vertical foreclosure to occur or for the merged company to raise rivals' cost is not present. The likelihood that a pipeline upstream from, and not interconnected into, the relevant electric generation market is able to exercise tactical control of electricity markets is remote.

          Assuming, arguendo, that ownership of a remote upstream pipeline provides the ability to pursue a vertical foreclosure strategy, the structure of the upstream product market, consisting of transportation capacity to the Canadian-U.S. border in Washington State, is the only potentially relevant market. To conduct an analysis of market concentration in this market, I considered the holders of firm transportation rights on the relevant portions of the Westcoast Pipeline and Foothills (specifically, the ANG portion of the TransCanada system). I note that an affiliate of Engage America and Frederickson owns only 50 percent of Foothills and that Foothills has only one wholesale customer - TransCanada, the other 50 percent owner of Foothills. TransCanada has a number of customers on its Alberta system, which I took to reflect shippers on the portion of ANG delivering at Kingsgate.

          I found that a market so defined is not highly concentrated and thus the conditions for a successful anticompetitive strategy are not present. Both Applicants have limited firm transmission rights to the border, totaling about 17 percent, as shown in Exhibit No. J-12 (WHH-12).(79) However, the market is unconcentrated, as shown in Exhibit No. J-13 (WHH-13). Therefore, even if this were a relevant market, the competitive conditions for a vertical foreclosure strategy are not present.

     -------------------
     (79) I note also that Duke Energy affiliates account for less than 9 percent of capacity entering California; a de minimis amount of transportation capacity into California is controlled by an Engage America affiliate. These data are included in my workpapers.

                                                         EXHIBIT NO. J-1 (WHH-1)


     STORAGE

     Q. IS THERE ANY IMPACT OF THE TRANSACTION RESULTING FROM COMBINING NATURAL GAS STORAGE CAPACITY?

     A. No. Duke Energy's existing storage facilities are primarily located in the production areas, and their market area storage, in the relevant markets, is relatively small. Union Gas, an affiliate of Engage
          America and Frederickson, has a storage facility at Dawn, Ontario, across the U.S. border from Detroit. However, Dawn competes with a large number of storage facilities, particularly in Michigan and, to a lesser extent, New York, to serve market areas in the U.S. Midwest.

     OTHER  (LNG  AND  REFINED  PETROLEUM  PRODUCTS)

     Q. DOES DUKE ENERGY'S OWNERSHIP OF ALGONQUIN LNG OR TEPPCO RAISE ANY RELEVANT CONCERNS IN THIS TRANSACTION?

     A. No. LNG plays an important role in New England's gas supply, but Algonquin LNG's design capacity of 150,000 dekatherms (approximately
          0.15 bcf) is small compared to the approximately 17 Bcf of LNG storage capacity in New England.(80)

          There is limited, if any, impact from Duke Energy's affiliation with TEPPCO since TEPPCO does not directly serve any power generation facilities. The TEPPCO system extends from the Gulf, north through the southeastern United States, to its Seymour Terminal in Indiana. The pipeline splits at Seymour, one branch extending northwest into Chicago, the second continuing northeast through Ohio and Pennsylvania towards its terminus at Albany New York.

          Because of the physical layout of the TEPPCO system, I considered its potential impact on a regional basis. TEPPCO only serves a handful of relevant states for oil deliveries, delivering petroleum products to Illinois, Indiana, Missouri, Ohio and Kentucky (Jet Fuel only). EIA data, however, indicate that oil-fired generation accounted for only

     -------------------
     (80)  http://www.nega.com/industry_trends/about_lng0901.html

                                                         EXHIBIT NO. J-1 (WHH-1)


          less than one percent of the Midwest region's total generation in 1999 and 2000.(81) In addition, oil-fired capacity accounts for only 4.4% of the total capacity in those states. Because the pipeline does not directly serve any generation facilities and because oil-fired generation represents such a small portion of Midwestern capacity and generation, Duke Energy's affiliation with TEPPCO raises no competitive concerns in the Midwest.

          The northeast branch of TEPPCO only delivers natural gas liquids to states downstream of Ohio. Because these products at best play a limited role in power generation, control of liquids pipelines serving the region would have no material impact on the wholesale power competition in the Northeast.

     BARRIERS  TO  ENTRY

     Q. ARE THERE ANY OTHER AREAS THAT SHOULD BE EXAMINED IN LOOKING AT VERTICAL MARKET POWER?

     A. It is appropriate to consider the potential exercise of vertical market power through the creation of entry barriers. Barriers to entry may be created through an ability to frustrate entry by control over potential sites, fuels supplies or fuels delivery systems. Also control over transmission may be used to adversely affect competition in wholesale power markets. I have examined each of these areas.

     SITES

     Q. DOES THE TRANSACTION CREATE BARRIERS TO ENTRY BASED ON THE CONTROL OF SITES FOR NEW GENERATING PLANTS?

     A. No. Merchant generation development activity is robust in the areas where the Applicants have gas transportation or electric generation, and there are many available locations for siting power projects in the relevant geographic markets.

     -------------------
     (81) http://www.eia.doe.gov/cneaf/electricity/page/at_a_glance/gen_tabs
          -------------------------------------------------------------------
          .html,  Appendix  A,  which  includes  both  utility  and  non-utility
          -----
          generation. The East North Central region includes Illinois, Indiana, Michigan, Ohio and Wisconsin.

                                                         EXHIBIT NO. J-1 (WHH-1)


     DELIVERY  OF  FUELS

     Q. WHAT IS THE CONCERN ABOUT AN APPLICANT'S CONTROL OVER ESSENTIAL FUELS OR DELIVERY SYSTEMS?

     A. In the context of long-term capacity markets, the issue is whether applicants can foreclose or impede the entry of competing generators. Other vertical issues arising from control over fuels delivery systems are discussed below.

     Q. DO THESE APPLICANTS HAVE THE ABILITY TO FRUSTRATE ENTRY INTO ELECTRICITY GENERATION DUE TO THEIR CONTROL OVER FUELS OR FUEL DELIVERY SYSTEMS?

     A. No. As noted earlier, the Commission has found that the wellhead gas and gas gathering market is competitive. An entrant into generation in the region in which Applicants are located would have no difficulty in purchasing commodity gas from any number of sellers. While Applicants control long distance gas transmission facilities that theoretically might be used to disadvantage entrants, the circumstances of this transaction do not change the ability and/or incentives to frustrate competition. In New England, the only change is the addition of the affiliated 37.5 percent share of Maritimes held by an affiliate of Engage America and Frederickson. This change is of little import, given that an affiliate of Duke Energy is already the operator of the pipeline. In the Midwest, the number of pipelines is so numerous that there is no ability to frustrate entry. New gas generators of sufficient scale to affect electricity prices routinely connect directly to pipelines and, indeed, to improve bargaining leverage, usually select locations with access to multiple pipelines. In the West, neither Applicant has pipelines in the United States that can be used to frustrate generation entry.

                                                         EXHIBIT NO. J-1 (WHH-1)


     TRANSMISSION  FACILITIES

     Q. CAN APPLICANTS USE CONTROL OVER TRANSMISSION TO ADVERSELY AFFECT COMPETITION IN WHOLESALE POWER MARKETS?

     A. No. As I noted earlier, the only transmission owned by Applicants, other than interconnection facilities necessary to connect generating stations to the grid, is that owned by Duke Electric Transmission on behalf of its utility affiliates. Its transmission system is remote from any generation owned or controlled by Engage America, Frederickson or their affiliates. Moreover, Duke Energy, on behalf of its only transmission-owning division, Duke Power, has committed to turn over control of its transmission system to GridSouth, and is a participant in the ongoing mediation relating to the development of the Southeastern RTO.

     Q. WHAT CONCLUSIONS DO YOU REACH REGARDING THE POTENTIAL FOR THIS TRANSACTION TO CREATE VERTICAL MARKET POWER?

     A. The proposed transaction will not create vertical market power arising from Applicants' control of transmission facilities or generating sites, nor from their activities in the natural gas markets. Applicants' electric transmission facilities are committed to be under the control of an RTO. There is no concerning degree of control by Applicants over generating sites in the relevant markets.

          The addition of gas transmission pipelines affiliated with Engage America and Frederickson in those markets in which there is an overlap with generation affiliated with Duke Energy does not confer any of the vertical market powers that have been concern of the Commission. The transaction easily passes the vertical screen required by Order No. 642 since in all instances either the downstream markets and/or the upstream markets are not highly concentrated.

                                                         EXHIBIT NO. J-1 (WHH-1)


     Q. BASED ON YOUR ANALYSIS, DO YOU RECOMMEND THAT THE COMMISSION APPLY THE "CORPORATE FAMILY" CODE OF CONDUCT RESTRICTIONS TO APPLICANTS SUCH AS IT DID IN DOMINION?

     A. No. In Dominion, the Commission found that both the upstream and downstream markets were highly concentrated, and it found that the applicants controlled the CNG interstate pipeline system, which was an important transmission system serving relevant markets. In contrast, here either the downstream and/or upstream markets (or both) are not highly concentrated.

          All these factors support my conclusion that the proposed transaction will not adversely affect competition in the downstream markets. Thus, there is no need to impose the expanded code of conduct standards such as were required in Dominion. Indeed, insofar as code of conduct standards, the situation is similar to Brooklyn Union Gas, where the Commission concluded that any attempts to discriminate against rival generators would be unlikely to affect prices significantly in the relevant downstream market and the transaction could be approved without imposing additional regulatory safeguards.(82) The Commission reached a similar conclusion about standards of conduct in Entergy-Koch.(83)

                               VII.   CONCLUSION
                                      ----------

     Q.   PLEASE  SUMMARIZE  YOUR  RECOMMENDATION.

     A. I recommend that the Commission determine that this transaction will not have an adverse effect on competition in markets subject to its jurisdiction.

     Q.   DOES  THIS  COMPLETE  YOUR  TESTIMONY?

     A.   Yes.

     -------------------
     (82) Brooklyn  Union  Gas,  op.  cit.

     (83) Entergy Power Marketing Corporation and Koch Energy Trading, Inc., 93 FERC P. 61,219 ("Entergy-Koch").

                                                         EXHIBIT NO. J-1 (WHH-1)


                                    EXHIBITS

Exhibit No. J-1 (WHH-1)     Testimony of William H. Hieronymus
Exhibit No. J-2 (WHH-2)     Resume of William H. Hieronymus
Exhibit No. J-3 (WHH-3)     Applicants' Generation Facilities
Exhibit No. J-4 (WHH-4)     Applicants' Pipeline and Storage Facilities
Exhibit No. J-5 (WHH-5)     Data and Methodology
Exhibit No. J-6 (WHH-6)     Technical Description of CASm
Exhibit No. J-7 (WHH-7)     Horizontal Market Analysis
Exhibit No. J-8 (WHH-8)     Vertical Market Analysis - Downstream Products
Exhibit No. J-9 (WHH-9)     Gas-fired Generation Served by Applicants
Exhibit No. J-10 (WHH-10)   Gas Pipelines into New England, Midwest and West
Exhibit No. J-11 (WHH-11)   Pipeline Capacity into Relevant Geographic Markets
Exhibit No. J-12 (WHH-12)   Applicants' Firm Transportation Contracts and Market
                            Capacity
Exhibit No. J-13 (WHH-13)   Vertical Market Analysis - Upstream Products

CHARLES                                                 EXHIBIT NO. J-2 (WHH-2)
RIVER
ASSOCIATES


WILLIAM H. HIERONYMUS -- Vice President


Ph.D.         Economics, University of Michigan
M.A.          Economics, University of Michigan
B.A.          Social Science, University of Iowa



William Hieronymus has consulted extensively to managements of electricity and gas companies, their counsel, regulators, and policymakers. His principal areas of concentration are the structure and regulation of network utilities and associated management, policy, and regulatory issues. Dr. Hieronymus has spent the last thirteen years working on the restructuring and privatization of
utility systems in the U.S. and internationally.   In this context he has
assisted the managements of energy companies on corporate and regulatory strategy, particularly relating to asset acquisition and divestiture. He has testified extensively on regulatory policy issues and on market power issues related to mergers and acquisitions. In his twenty-plus years of consulting to this sector, he also has performed a number of more specific functional tasks, including selecting investments; determining procedures for contracting with independent power producers; and assisting in contract negotiation, tariff formation, demand forecasting, and fuels market forecasting. Dr. Hieronymus has testified frequently on behalf of energy sector clients before regulatory bodies, federal courts, and legislative bodies in the United States and United Kingdom. He has contributed to numerous projects, including the following:


ELECTRICITY SECTOR STRUCTURE, REGULATION, AND
RELATED MANAGEMENT AND PLANNING ISSUES

U.S. MARKET RESTRUCTURING ASSIGNMENTS

     - Dr. Hieronymus advised on the formation of a Transco in response to FERC's Order 2000. His primary role was to advise on the concepts and details of market design.

     - Dr. Hieronymus serves as an advisor to the senior executives of an electric utility on restructuring and related regulatory issues, and he has worked with senior management in developing strategies for shaping and adapting to the emerging competitive market in electricity. As a part of this general assignment, he has testified regarding regulatory filings with state agencies, evaluation of potential acquisitions, and aspects of internal restructuring.

     - For several utilities seeking merger approval, Dr. Hieronymus has prepared and testified to market power analyses at FERC and before state commissions. He also has assisted in discussions with the Antitrust Division of the Department of Justice and in responding to information requests. The mergers on which Dr. Hieronymus has testified include both electricity mergers and combination mergers

                                                        EXHIBIT NO. J-2 (WHH-2)

WILLIAM H. HIERONYMUS -- Page 2

          involving electricity and gas companies. Among the major mergers where he has testified are Sempra, Xcel, Exelon, AEP-CSW, Dynegy-Illinois Power, Con Edison-Orange and Rockland, Dominion-CNG, NiSource-Columbia Electric, E.On-LG&E and EnergyEast-RG&E.

     - For utilities seeking to sell or purchase generating assets, Dr. Hieronymus has provided analyses concerning market power in support of submissions under sections 203 and 205 of the Federal Power Act and analyses required by state regulatory commissions.

     - For utilities and power pools engaged in restructuring activities, he has assisted in examining various facets of proposed reforms. Such analysis has included features of the proposals affecting market efficiency and those that have potential consequences for market power. Where relevant, the analysis also has examined the effects of alternative reforms on the client's financial performance and achievement of other objectives.

     - For the New England Power Pool (NEPOOL), Dr. Hieronymus examined the issue of market power in connection with NEPOOL's movement to market-based pricing for energy, capacity, and ancillary services. He also assisted the New England utilities in preparing their market power mitigation proposal. The main results of his analysis were incorporated in NEPOOL's market power filing before FERC.

     - For a coalition of independent generators, he provided affidavits advising FERC on changes to the rules under which the northeastern U.S. power pools operate.

     - As part of a large planning and analysis team, Dr. Hieronymus assisted a Midwest utility in developing an innovative proposal for electricity industry restructuring. This work formed the basis for that utility's proposals in its state's restructuring proceeding.

     - Dr. Hieronymus has contributed substantially to projects dealing with the restructuring of the California electricity industry. In this context he also is a witness in California and FERC proceedings on the subject of market power and mitigation.

VALUATION OF UTILITY ASSETS IN NORTH AMERICA

     - Dr. Hieronymus has testified in state securitization and stranded cost quantification proceedings, primarily in forecasting the level of market prices that should be used in assessing the future revenues and the operating contribution earned by the owner of utility assets in energy and capacity markets. The market price analyses are tailored to the specific features of the market in which a utility will operate and reflect transmission-constrained trading over a wide geographic area. He also has testified in rebuttal to other parties' testimony concerning stranded costs, and has assisted companies in internal stranded cost and asset valuation studies.

     - He was the primary valuation witness on behalf of a western utility in an arbitration proceeding concerning the value of a combined cycle plant coming off lease that the utility wished to purchase.

                                                        EXHIBIT NO. J-2 (WHH-2)

WILLIAM H. HIERONYMUS -- Page 3

     - He assisted a bidder in determining the commercial terms of plant purchase offers as well as assisting clients in assessing the regulatory feasibility of potential acquisitions and mergers.

OTHER U.S. UTILITY ENGAGEMENTS

     - Dr. Hieronymus has contributed to the development of several benchmarking analyses for U.S. utilities. These have been used in work with clients to develop regulatory proposals, set cost reduction targets, restructure internal operations, and assess merger savings.

     - Dr. Hieronymus was a co-developer of a market simulation package tailored to region-specific applications. He and other senior personnel have conducted numerous multi-day training sessions using the package to help utility clients in educating management regarding the consequences of wholesale and retail deregulation and in developing the skills necessary to succeed in this environment.

     - He has made numerous presentations to U.S. utility managements regarding the U.K. electricity system and, for senior U.S. utility managements, has arranged meetings with executives and regulators in the U.K.

     - For an East Coast electricity holding company, Dr. Hieronymus prepared and testified to an analysis of the logic and implementation issues concerning utility-sponsored conservation and demand-management programs as alternatives to new plant construction.

     - In connection with nuclear generating plants nearing completion, he has testified in Pennsylvania, Louisiana, Arizona, Illinois, Missouri, New York, Texas, Arkansas, New Mexico, and before the Federal Energy Regulatory Commission regarding plant-in-service rate cases on the issues of equitable and economically efficient treatment of plant costs for tariff-setting purposes, regulatory treatment of new plants in other jurisdictions, the prudence of past system planning decisions and assumptions, performance incentives, and the life-cycle costs and benefits of the units. In these and other utility regulatory proceedings, Dr. Hieronymus and his colleagues have provided extensive support to counsel, including preparation of interrogatories, cross-examination support, and assistance in writing briefs.

     - On behalf of utilities in the states of Michigan, Massachusetts, New York, Maine, Indiana, Pennsylvania, New Hampshire, and Illinois, he has submitted testimony in regulatory proceedings on the economics of completing nuclear generating plants that are currently under construction. His testimony has covered the likely cost of plant completion; forecasts of operating performance; and extensive analyses of the impacts of completion, deferral, and cancellation upon ratepayers and shareholders.

     - For utilities engaged in nuclear plant construction, Dr. Hieronymus has performed a number of highly confidential assignments to support strategic decisions concerning the continuance of construction. Areas

                                                        EXHIBIT NO. J-2 (WHH-2)

WILLIAM H. HIERONYMUS -- Page 4

          of inquiry included plant cost, financial feasibility, power marketing opportunities, the impact of potential regulatory treatments of plant cost on shareholders and customers, and evaluation of offers to purchase partially completed facilities.

     - For an eastern Pennsylvania utility that suffered a nuclear plant shutdown due to NRC sanctions relating to plant management, he filed testimony regarding the extent to which replacement power cost exceeded the costs that would have occurred but for the shutdown.

     - For a major Midwestern utility, Dr. Hieronymus headed a team that assisted senior management in devising its strategic plans, including examination of such issues as plant refurbishment/life extension strategies, impacts of increased competition, and available diversification opportunities.

     - On behalf of two West Coast utilities, Dr. Hieronymus testified in a needs certification hearing for a major coal-fired generation complex concerning the economics of the facility relative to competing sources of power, particularly unconventional sources and demand reductions.

     - For a large western combination utility, he participated in a major 18-month effort to provide the client with an integrated planning and rate case management system. His specific responsibilities included assisting in the design and integration of electric and gas energy demand forecasts, peak load and load shape forecasts, and forecasts of the impacts of conservation and load management programs.

     - For two Midwestern utilities, Dr. Hieronymus prepared an analysis of intervenor-proposed modifications to the utilities' resource plans. He then testified on their behalf before a legislative committee.

     - For a major combination electric and gas utility, he directed the adaptation of a financial simulation model for use in resource planning and evaluation of conservation programs.

U.K. ASSIGNMENTS

     - Following promulgation of the white paper that established the general framework for privatization of the electricity industry in the United Kingdom, Dr. Hieronymus participated extensively in the task forces charged with developing the new market system and regulatory regime. His work on behalf of the Electricity Council and the twelve regional councils focused on the proposed regulatory regime, including the price cap and regulatory formulas, and distribution and transmission use of system tariffs. He was an active participant in industry-government task forces charged with creating the legislation, regulatory framework, initial contracts, and rules of the pooling and settlements system. He also assisted the regional companies in the valuation of initial contract offers from the generators, including supporting their successful refusal to contract for the proposed nuclear power plants that subsequently were canceled as being non-commercial.

                                                        EXHIBIT NO. J-2 (WHH-2)

WILLIAM H. HIERONYMUS -- Page 5

     - During the preparation for privatization, Dr. Hieronymus assisted several individual U.K. electricity companies in understanding the evolving system, in developing use of system tariffs, and in enhancing technical capabilities in power purchasing and contracting. He continued to advise a number of clients, including regional companies, power developers, large industrial customers, and financial institutions on the U.K. power system for a number of years after privatization.

     - Dr. Hieronymus assisted four of the regional electricity companies in negotiating equity ownership positions and developing the power purchase contracts for a 1,825 megawatt combined cycle gas station. He also assisted clients in evaluating other potential generating investments including cogeneration and non-conventional resources.

     - Dr. Hieronymus also has consulted on the separate reorganization and privatization of the Scottish electricity sector. Part of his role in that privatization included advising the larger of the two Scottish companies and, through it, the Secretary of State on all phases of the restructuring and privatization, including the drafting of regulations, asset valuation, and company strategy.

     - He assisted one of the Regional Electricity Companies in England and Wales in the 1993 through 1995 regulatory proceedings that reset the price caps for its retailing and distribution businesses. Included in this assignment was consideration of such policy issues as incentives for the economic purchasing of power, the scope of price control, and the use of comparisons among companies as a basis for price regulation. Dr. Hieronymus's model for determining network refurbishment needs was used by the regulator in determining revenue allowances for capital investments.

     - He assisted this same utility in its defense against a hostile takeover, including preparation of its submission to the Cabinet Minister who had the responsibility for determining whether the merger should be referred to the competition authority.

ASSIGNMENTS OUTSIDE THE U.S. AND U.K.

     - Dr. Hieronymus assisted a large state-owned European electricity company in evaluating the impacts of the 1997 EU directive on electricity that inter alia requires retail access and competitive markets for generation. The assignment included advice on the organizational solution to elements of the directive requiring a separate transmission system operator and the business need to create a competitive marketing function.

     - For the European Bank for Reconstruction and Development, he performed analyses of least-cost power options and evaluated the return on a major investment that the Bank was considering for a partially completed nuclear plant in Slovakia. Part of this assignment involved

                                                        EXHIBIT NO. J-2 (WHH-2)

WILLIAM H. HIERONYMUS -- Page 6

          developing a forecast of electricity prices, both in Eastern Europe and for potential exports to the West.

     - For the OECD he performed a study of energy subsidies worldwide and the impact of subsidy elimination on the environment, particularly on greenhouse gases.

     - For the Magyar Villamos Muvek Troszt, the electricity company of Hungary, Dr. Hieronymus developed a contract framework to link the operations of the different entities of an electricity sector in the process of moving from a centralized command- and-control system to a decentralized, corporatized system.

     - For Iberdrola, the largest investor-owned Spanish electricity company, he assisted in development of their proposal for a fundamental reorganization of the electricity sector, its means of compensating generation and distribution companies, its regulation, and the phasing out of subsidies. He also has assisted the company in evaluating generation expansion options and in valuing offers for imported power.

     - Dr. Hieronymus contributed extensively to a project for the Ukrainian Electricity Ministry, the goal of which was to reorganize the Ukrainian electricity sector and prepare it for transfer to the private sector and the attraction of foreign capital. The proposed reorganization is based on regional electric power companies, linked by a unified central market, with market-based prices for electricity.

     - At the request of the Ministry of Power of the USSR, Dr. Hieronymus participated in the creation of a seminar on electricity restructuring and privatization. The seminar was given for 200 invited Ministerial staff and senior managers for the USSR power system. His specific role was to introduce the requirements and methods of privatization. Subsequent to the breakup of the Soviet Union, Dr. Hieronymus continued to advise both the Russian energy and power ministry and the government-owned generation and transmission company on restructuring and market development issues.

     - On behalf of a large continental electricity company, Dr. Hieronymus analyzed the proposed directives from the European Commission on gas and electricity transit (open access regimes) and on the internal market for electricity. The purpose of this assignment was to forecast likely developments in the structure and regulation of the electricity sector in the common market and to assist the client in understanding their implications.

     - For the electric utility company of the Republic of Ireland, he assessed the likely economic benefit of building an interconnector between Eire and Wales for the sharing of reserves and the interchange of power.

     - For a task force representing the Treasury, electricity generating, and electricity distribution industries in New Zealand, Dr. Hieronymus undertook an analysis of industry structure and regulatory alternatives for achieving the economically efficient generation of electricity. The analysis explored how the industry likely would

                                                        EXHIBIT NO. J-2 (WHH-2)

WILLIAM H. HIERONYMUS -- Page 7

          operate under alternative regimes and their implications for asset valuation, electricity pricing, competition, and regulatory requirements.

TARIFF DESIGN METHODOLOGIES
AND POLICY ISSUES

     - Dr. Hieronymus participated in a series of studies for the National Grid Company of the United Kingdom and for ScottishPower on appropriate pricing methodologies for transmission, including incentives for efficient investment and location decisions.

     - For a U.S. utility client, he directed an analysis of time-differentiated costs based on accounting concepts. The study required selection of rating periods and allocation of costs to time periods and within time periods to rate classes.

     - For EPRI, Dr. Hieronymus directed a study that examined the effects of time-of-day rates on the level and pattern of residential electricity consumption.

     - For the EPRI-NARUC Rate Design Study, he developed a methodology for designing optimum cost-tracking block rate structures.

     - On behalf of a group of cogenerators, Dr. Hieronymus filed testimony before the Energy Select Committee of the UK Parliament on the effects of prices on cogeneration development.

     - For the Edison Electric Institute (EEI), he prepared a statement of the industry's position on proposed federal guidelines regarding fuel adjustment clauses. He also assisted EEI in responding to the U.S. Department of Energy (DOE) guidelines on cost-of-service standards.

     - For private utility clients, Dr. Hieronymus assisted in the preparation both of their comments on draft FERC regulations and of their compliance plans for PURPA Section l33.

     - For the EEI Utility Regulatory Analysis Program, he co-authored an analysis of the DOE position on the purposes of the Public Utilities Regulatory Policies Act (PURPA) of 1978. The report focused on the relationship between those purposes and cost-of-service and ratemaking positions under consideration in the generic hearings required by PURPA.

     - For a state utilities commission, Dr. Hieronymus assessed its utilities' existing automatic adjustment clauses to determine their compliance with PURPA and recommended modifications.

     - For DOE, he developed an analysis of automatic adjustment clauses currently employed by electric utilities. The focus of this analysis was on efficiency incentive effects.

                                                        EXHIBIT NO. J-2 (WHH-2)

WILLIAM H. HIERONYMUS -- Page 8

     - For the commissioners of a public utility commission, Dr. Hieronymus assisted in preparation of briefing papers, lines of questioning, and proposed findings of fact in a generic rate design proceeding.

SALES FORECASTING METHODOLOGIES
FOR GAS AND ELECTRIC UTILITIES

     - For the White House Sub-Cabinet Task Force on the future of the electric utility industry, Dr. Hieronymus co-directed a major analysis of "least-cost planning studies" and "low-growth energy futures." That analysis was the sole demand-side study commissioned by the task force, and it formed an important basis for the task force's conclusions concerning the need for new facilities and the relative roles of new construction and customer side-of-the-meter programs in utility planning.

     - For a large eastern utility, Dr. Hieronymus developed a load forecasting model designed to interface with the utility's revenue forecasting system-planning functions. The model forecasts detailed monthly sales and seasonal peaks for a 10-year period.

     - For DOE, he directed development of an independent needs assessment model for use by state public utility commissions. This major study developed the capabilities required for independent forecasting by state commissions and provided a forecasting model for their interim use.

     - For several state regulatory commissions, Dr. Hieronymus has consulted in the development of service area-level forecasting models of electric utility companies.

     - For EPRI, he authored a study of electricity demand and load forecasting models. The study surveyed state-of-the-art models of electricity demand and subjected the most promising models to empirical testing to determine their potential for use in long-term forecasting.

     - For a Midwestern electric utility, he provided consulting assistance in improving the client's load forecast, and testified in defense of the revised forecasting models.

     - For an East Coast gas utility, Dr. Hieronymus testified with respect to sales forecasts and provided consulting assistance in improving the models used to forecast residential and commercial sales.

OTHER STUDIES PERTAINING TO
REGULATED AND ENERGY COMPANIES

     - In a number of antitrust and regulatory matters, Dr. Hieronymus has performed analyses and litigation support tasks. These cases have included Sherman Act Section 1 and 2 allegations, contract negotiations, generic rate hearings, ITC hearings, and a major asset valuation suit. In a major antitrust case, he testified with respect

                                                        EXHIBIT NO. J-2 (WHH-2)

WILLIAM H. HIERONYMUS -- Page 9

          to the demand for business telecommunications services and the impact of various practices on demand and on the market share of a new entrant. For a major electrical equipment vendor, Dr. Hieronymus testified on damages with respect to alleged defects and associated fraud and warranty claims. In connection with mergers for which he is the market power expert, Dr. Hieronymus is assisting clients in responding to the Hart-Scott-Rodino requests issued by the Antitrust Division of the U.S. Department of Justice. In an arbitration case, he testified as to changed circumstances affecting the equitable nature of a contract. In a municipalization case, he testified concerning the reasonable expectation period for the supplier of power and transmission services to a municipality.

     - For a private client, Dr. Hieronymus headed a project that examined the feasibility and value of a major synthetic natural gas project. The study analyzed both the future supply costs of alternative natural gas sources and the effects of potential changes in FPC rate regulations on project viability. The analysis was used in preparing contract negotiation strategies.

     - For an industrial client considering development and marketing of a total energy system for cogeneration of electricity and low-grade heat, Dr. Hieronymus developed an estimate of the potential market for the system by geographic area.

     - For the U.S. Environmental Protection Agency (EPA), he was the principal investigator in a series of studies that forecasted future supply availability and production costs for various grades of steam and metallurgical coal to be consumed in process heat and utility uses.

Dr. Hieronymus has addressed a number of conferences on such issues as market power, industry restructuring, utility pricing in competitive markets, international developments in utility structure and regulation, risk analysis for regulated investments, price squeezes, rate design, forecasting customer response to innovative rates, intervenor strategies in utility regulatory proceedings, utility deregulation, and utility-related opportunities for investment bankers.

Prior to rejoining CRA in June 2001, Dr. Hieronymus was a Member of the Management Group at PA Consulting, which acquired Hagler Bailly, Inc. in October 2000. He was a Senior Vice President of Hagler Bailly. In 1998, Hagler Bailly acquired Dr. Hieronymus's former employer, Putnam, Hayes & Bartlett, Inc. He was a Managing Director at PHB. He joined PHB in 1978. From 1973 to 1978 he was a Senior Research Associate at CRA. Previously, he served as a project director at Systems Technology Corporation and as an economist while serving as a Captain in the U.S. Army

                                                         EXHIBIT NO. J-3 (WHH-3)



                          Pages 1 and 2 of Exhibit J-3
                                Have Been Removed
                                       For
                              Privileged Treatment

                                                                                  EXHIBIT NO. J-3 (WHH-3)

                   ENGAGE AMERICA AFFILIATED GENERATION IN THE UNITED STATES AND CANADA


                                                                 NAMEPLATE  SUMMER
LOCATION                      UNIT                 STATUS        TOTAL MW   TOTAL   WESTCOAST   WESTCOAST
                                                                              MW      SHARE        MW
NORTHEAST
New Brunswick        Bayside 1/              Under Construction      285.0   265.9       75.0%      199.4
Ontario              Fort Frances Cogen 2/   In Operation            103.0   103.0      100.0%      103.0
Ontario              Lake Superior Cogen 2/  In Operation            110.0   110.0       50.0%       55.0
SUBTOTAL, NORTHEAST                                                  498.0   478.9                  357.4

WEST
Washington           Frederickson 3/         Under Construction      249.0   249.0       60.0%      149.4
British Columbia     McMahon Cogen 4/        In Operation            117.0   117.0       50.0%       58.5
SUBTOTAL, WEST                                                       366.0   366.0                  207.9


TOTAL                                                                        844.9                  565.3

Note:  This does not include Westcoast affiliated generation that is in the process of being sold.
1/  Bayside has a long-term power purchase agreement for the sale of the full output of the project in the winter to NB Power.  For summer periods, Bayside has marketing rights to sell the power.
2/  The output is sold under long-term contract to Ontario Hydro.
3/  Westcoast Energy owns 60% of the facility, but markets all of the output. 50% of the output is committed under long-term contract to Washington PUDs.
4/  The output is sold under long-term contract to BC Hydro.

                                                                                 EXHIBIT NO. J-3 (WHH-3)

                    DUKE ENERGY AFFILIATED GENERATION IN THE UNITED STATES

                                                                    NAMEPLATE  SUMMER
LOCATION                      UNIT                 STATUS           TOTAL MW   TOTAL MW   DUKE    DUKE
                                                                                         SHARE     MW
NEW ENGLAND (DENA)
Massachusetts            SEMASS 1/            In Operation              80.0      80.0   50.0%      40.0
Connecticut              SE Connecticut 2/    In Operation              18.0      18.0   50.0%       9.0
Connecticut              Bridgeport           In Operation             510.0     480.0   66.7%     320.2
Maine                    Maine Independence   In Operation             520.0     490.0  100.0%     490.0
SUBTOTAL, NEW ENGLAND                                                1,128.0   1,068.0             859.2

NEW YORK AND PJM (DENA)
New York                 Hempstead 3/         In Operation              72.0      72.0   50.0%      36.0
New York                 Niagara              In Operation              50.0      50.0   50.0%      25.0
New Jersey               Essex                In Operation              70.0      70.0   50.0%      35.0
Delaware                 Delaware Valley 4/   In Operation              90.0      90.0   50.0%      45.0
SUBTOTAL, NORTHEAST                                                    282.0     282.0             141.0

WEST (DENA)
California (ZP-26)       Morro Bay            In Operation           1,002.0   1,002.0  100.0%   1,002.0
California (NP-15)       Moss Landing         In Operation           1,478.0   1,478.0  100.0%   1,478.0
California (NP-15)       Oakland              In Operation             165.0     160.0  100.0%     160.0
California (SP-15)       South Bay            In Operation             700.0     700.0  100.0%     700.0
California (NP-15)       Moss Landing         Under Construction     1,060.0   1,000.0  100.0%   1,000.0
Arizona                  Griffith             Under Construction       600.0     600.0   50.0%     300.0
Arizona                  Arlington            Under Construction       570.0     537.0  100.0%     537.0
Washington               Grays Harbor         Under Construction       600.0     600.0  100.0%     600.0
New Mexico               Deming               Under Construction       608.0     540.0  100.0%     540.0
Nevada                   Moapa                Under Construction     1,200.0   1,200.0  100.0%   1,200.0
Nevada                   Washoe               In Development ('03)     620.0     620.0  100.0%     620.0
California (ZP-26)       Morro Bay Expansion  In Development ('03)   1,200.0   1,200.0  100.0%   1,200.0
California (NP-15)       South Bay Expansion  In Development ('04)   1,040.0   1,040.0  100.0%   1,040.0
SUBTOTAL, WEST                                                      10,843.0  10,677.0          10,377.0

MIDWEST (DENA)


                                                                                             Page 4 of 6

                                                                                  EXHIBIT NO. J-3 (WHH-3)

                    DUKE ENERGY AFFILIATED GENERATION IN THE UNITED STATES

                                                                    NAMEPLATE  SUMMER
LOCATION                      UNIT                 STATUS           TOTAL MW   TOTAL MW   DUKE    DUKE
                                                                                         SHARE     MW

Missouri (AECI)          St. Francis 5/       In Operation             444.0     460.0   50.0%     230.0
Indiana (CIN)            Vermillion           In Operation             648.0     576.0  100.0%     576.0
Illinois (ComEd)         Lee                  In Operation             640.0     576.0  100.0%     576.0
Ohio (AEP)               Washington           Under Construction       610.0     610.0  100.0%     610.0
Kentucky (TVA)           Marshall             Under Construction       620.0     620.0  100.0%     620.0
Indiana (CIN)            Knox                 Under Construction       640.0     640.0  100.0%     640.0
SUBTOTAL, MIDWEST                                                    3,602.0   3,482.0           3,252.0

SOUTHEAST (DUKE POWER and Nantahala Power)
                         Hydro                                                 1,138.4  100.0%   1,138.4
                         G G Allen                                             1,140.0  100.0%   1,140.0
                         Belews Creek                                          2,240.0  100.0%   2,240.0
                         Buck                                                    462.0  100.0%     462.0
                         Cliffside                                               760.0  100.0%     760.0
                         Dan River                                               361.0  100.0%     361.0
                         W S Lee                                                 460.0  100.0%     460.0
                         Marshall                                              2,090.0  100.0%   2,090.0
                         Riverbend                                               574.0  100.0%     574.0
                         Catawba                                               2,258.0   12.5%     282.3
                         McGuire                                               2,200.0  100.0%   2,200.0
                         Oconee                                                2,538.0  100.0%   2,538.0
                         Lincoln Combustion                                    1,200.0  100.0%   1,200.0
                         Bad Creek                                             1,065.0  100.0%   1,065.0
                         Jocassee                                                610.0  100.0%     610.0
                         Cherokee Cogen                                           88.0  100.0%      88.0
                         Buzzard Roost                                           196.0  100.0%     196.0
                         Other                                                    57.5  100.0%      57.5
                         Subtotal                                             19,437.9          17,462.1
SOUTHEAST (DENA)
Mississippi              New Albany           In Operation             349.0     356.0  100.0%     356.0
Mississippi              Hinds                In Operation             520.0     465.0  100.0%     465.0


                                                                                             Page 5 of 6

                                                                                 EXHIBIT NO. J-3 (WHH-3)

                    DUKE ENERGY AFFILIATED GENERATION IN THE UNITED STATES

                                                                    NAMEPLATE  SUMMER
LOCATION                      UNIT                 STATUS           TOTAL MW   TOTAL MW   DUKE    DUKE
                                                                                         SHARE     MW

Arkansas                 Hot Spring           Under Construction       620.0     584.0  100.0%     584.0
Georgia                  Murray               Under Construction     1,240.0   1,168.0  100.0%   1,168.0
Mississippi              Southaven            Under Construction       640.0     608.0  100.0%     608.0
Mississippi              Enterprise           Under Construction       640.0     576.0  100.0%     576.0
Georgia                  Sandersville         Under Construction       640.0     640.0  100.0%     640.0
Florida                  Washoe               In Development           620.0     620.0  100.0%     620.0
                         Subtotal                                    5,269.0   5,017.0           5,017.0
SUBTOTAL, SOUTHEAST                                                           24,454.9          22,479.1


TOTAL                                                                         39,963.9          37,108.3

1/  Ouput sold long-term to Commonwealth Electric (NSTAR).
2/ Ouput sold long-term to Connecticut Light & Power (Northeast Utilities) and Southeastern Regional Resource Recovery Authority.
3/  Ouput sold long-term to Long Island Lighting (KeySpan).
4/  Ouput sold long-term to Atlantic Electric (Conectiv).
5/ 50% of capacity and 100% of energy is sold long-term to Associated Electric Cooperative.

                                                                          EXHIBIT NO. J-4 (WHH-4)


                ENGAGE AMERICA AFFILIATED GAS TRANSMISSION AND STORAGE
                             IN THE UNITED STATES AND CANADA


                                                                                        WESTCOAST
         PIPELINE                         LOCATION                         REGIONS       SHARE
PIPELINES IN OPERATION
  Empire State                Within New York                              NY              100.0%
  Maritimes & Northeast 1/    Eastern Canada through New England to        New England      37.5%
                              Massachusetts
  Westcoast                   British Columbia to Washington,              NW              100.0%
                              interconnecting with Northwest Pipeline
  Foothills 2/                Alberta to Idaho and Montana,                NW               50.0%
                              interconnecting with PGT and Northern Border
  Vector  3/                  Chicago to portions of Indiana and Michigan  IL, IN, MI       30.0%
                              and Ontario
  Alliance 4/                 Western Canada to Chicago                    MN, IA, IL       23.6%
  Union Gas                   Ontario                                      MI              100.0%
  Centra Pipelines Minnesota  Canada to Minnesota                          MN              100.0%
  Centra Gas BC               Vancover to Vancouver Island                 BC              100.0%
  Pacific Northern Gas        British Columbia                             BC              100.0%
  St. Clair Pipelines         Union Gas to US                                              100.0%

PIPELINES UNDER DEVELOPMENT
  Millennium  5/              Ontario to New York City                     NY               21.0%
  Millennium West             Ontario (Union Gas) to Lake Erie border      NY              100.0%

STORAGE FACILITIES
  Dawn                        Ontario                                                      100.0%



1/  Duke  is  the  operator of the pipeline. Other owners are ExxonMobil and NS
    Power.
2/  The  other  owner  is  TransCanada.
3/ Enbridge Inc. is the operator of the pipeline. Other owners are Engbridge and DTE Energy.
4/  Other  owners  are  Fort  Chicago Energy Partners LP (26.0%), Enbridge Inc.
    (21.4%),  Williams  (14.6%)  and  El  Paso  (14.6%).
5/  Other  sponsors  are  TransCanada  and  MCN.

                                                                                        EXHIBIT NO. J-4 (WHH-4)

                                     DUKE ENERGY AFFILIATED GAS TRANSMISSION AND STORAGE
                                                      IN THE UNITED STATES


         PIPELINE                                   LOCATION                    REGIONS               SHARE
PIPELINES IN OPERATION
  Texas Eastern                    Texas through Southern Midwest to            MO, IL, OH, PJM, NY      100.0%
                                   Pennsylvania, interconnecting with Algonquin
  Algonquin                        Connects with Texas Eastern in Pennsylvania  PJM, NY, New England     100.0%
                                   through NY and New England
  Maritimes & Northeast 1/         From eastern Canada through NE to            New England               37.5%
                                   Massachusetts  (Note:  Duke is the operator.)
  East Tennessee                   Tennessee to Southern Virginia               TN, VA                   100.0%

PIPELINES UNDER DEVELOPMENT
  Maritimes & Northeast Extension  Connecting M&N with Algonquin/Hubline                                 100.0%
                                   expansion
  Algonquin/Hubline Expansion      Connecting Algonquin with Maritimes and                               100.0%
                                   Northeast
  Islander East 2/                 Connecting Algonquin from Connecticut to     NY                        50.0%
                                   Long Island
  Gulfstream                       Alabama to Florida across the Gulf                                    100.0%

STORAGE FACILITIES
  Moss Bluff                       Texas
  Egan                             Louisiana


PLANNED STORAGE FACILITIES
  Tioga                            Pennsylvania
  Copiah                           Mississippi

1/  Duke  is  the  operator of the pipeline. Other owners are ExxonMobil and NS
    Power.
2/  The  other  owner  is  KeySpan.

                                                         EXHIBIT NO. J-5 (WHH-5)


                              Data and Methodology

                                Table of Contents
                                -----------------


INTRODUCTION:  HORIZONTAL AND DOWNSTREAM VERTICAL
     ANALYSIS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

     REGIONS MODELED. . . . . . . . . . . . . . . . . . . . . . . . . . .   3

     ESTIMATING SUPPLY RESOURCES FOR EACH NODE. . . . . . . . . . . . . .   4

          Supply Capacity . . . . . . . . . . . . . . . . . . . . . . . .   4

          Supply Cost . . . . . . . . . . . . . . . . . . . . . . . . . .   8

     TRANSMISSION NETWORK . . . . . . . . . . . . . . . . . . . . . . . .   9

          Transmission Capacity . . . . . . . . . . . . . . . . . . . . .  10

          Transmission Rates. . . . . . . . . . . . . . . . . . . . . . .  12

     TIME PERIODS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

     DESTINATION MARKET PRICES. . . . . . . . . . . . . . . . . . . . . .  17

     LOAD DATA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

     ALLOCATION OF LIMITED TRANSMISSION . . . . . . . . . . . . . . . . .  18

DOWNSTREAM VERTICAL ANALYSIS. . . . . . . . . . . . . . . . . . . . . . .  21

     ATTRIBUTING NATURAL GAS-FIRED GENERATING UNITS . . . . . . . . . . .  21

          Eastern Interconnection Model . . . . . . . . . . . . . . . . .  21

          WSCC Model. . . . . . . . . . . . . . . . . . . . . . . . . . .  22

     ECONOMIC CAPACITY ANALYSIS . . . . . . . . . . . . . . . . . . . . .  23

UPSTREAM VERTICAL ANALYSIS. . . . . . . . . . . . . . . . . . . . . . . .  23

     PIPELINES SERVING MARKETS. . . . . . . . . . . . . . . . . . . . . .  23

     OWNERSHIP RIGHTS INTO A MARKET . . . . . . . . . . . . . . . . . . .  24

                                                         EXHIBIT NO. J-5 (WHH-5)


           INTRODUCTION:  HORIZONTAL AND DOWNSTREAM VERTICAL ANALYSIS
           ----------------------------------------------------------

Both the horizontal electricity and the vertical gas to electric analyses apply the Commission's delivered price test. The delivered price test requires estimating the generating resources for each of the potential suppliers in the model, specifying the transmission network that these suppliers can use to reach the relevant destination market and the destination market price. In conducting a vertical gas to electric analysis, natural gas-fired generating units are attributed to their fuel suppliers prior to calculating concentration statistics. This requires a mapping from input fuel supplier to generating unit for natural gas-fired generators prior to calculating market concentration statistics.

Two datasets were developed for the analyses that rely upon the delivered price test; one for the WSCC ("WSCC Model") and one for the Eastern Interconnection ("Eastern Interconnection Model"). While the input data are generally collected from the same sources, there are some differences in the two models to better reflect system conditions in each region. The data and methodology used to develop each database is described below.

CRA's Competitive Analysis Screening model ("CASm") was used to actually conduct the delivered price test.(1) A complete description of CASm is provided in Exhibit No. J-6 (WHH-6). Briefly, CASm is a linear programming model developed specifically to perform the calculations required in undertaking the delivered price test. The model includes each potential supplier as a distinct "Node" or area that is connected via a transportation (or "pipes") representation of the transmission network. Each link in the network has its own non-simultaneous limit and cost. This limit is the control area to control area limit. Flow restrictions can also be applied across sets of links to capture any relevant simultaneous limits. Potential suppliers are allowed to use all economically and physically feasible links or paths to reach the destination market. In instances where more generation meets the economic criterion of the delivered price test than can actually be delivered on the transmission network, scarce transmission capacity is allocated based on a proration method, described below.


------------------------

(1) CASm was originally developed under the direction of CRA employees while employed by other companies, and has been filed in numerous proceedings before the Commission.

                                                         EXHIBIT NO. J-5 (WHH-5)


REGIONS MODELED

The list of utilities (and corresponding abbreviations used in other exhibits) is included in workpapers for both databases.

The model includes all significant generation and load sources, including traditional utilities, Independent Power Producers ("IPPs"), Non-Utility Generators ("NUGs"), municipal utilities and cooperatives. These are generally modeled as individual "nodes" in the model.(2)

Specifically, in the Eastern Interconnection model, the following NERC regions were included: (3)

     -    East  Central  Area  Reliability  Coordination  Agreement  ("ECAR")

     -    Florida  Reliability  Coordinating  Council  ("FRCC")

     -    Mid-America  Interconnected  Network  ("MAIN")

     -    Mid-Atlantic  Area  Council  ("MAAC"  or  "PJM  ISO")

     -    Mid-Continent  Area  Power  Pool  ("MAPP")

     -    New  York  Power  Pool  ("NY  ISO")

     -    New  England  Power  Pool  ("NE  ISO")

     -    Southeastern  Electric  Reliability  Council  ("SERC")

     -    Southwest  Power  Pool  ("SPP")


The  entire  WSCC  region  was  included  in  the  WSCC  model.

This list of candidate suppliers does not pre-judge the question of the geographic scope of the specific destination market, which is determined via the delivered price test.(4)


------------------------

(2) The term "Nodes" is used in CASm to denote regions or bubbles where load, generation or transmission assets are aggregated.

(3) PJM ISO, NY ISO and NE ISO were modeled as single regions to reflect the operating ISOs in the model.

(4) This list was selected in recognition of the Commission's guidance regarding the number of wheels a potential supplier can realistically travel and still be considered a player in the destination market. For example, in FirstEnergy, the Commission limited the number of wheels "a supplier could reasonably travel to reach the destination market," recognizing that "[m]ore distant suppliers would face considerable losses and transmission costs." 80 FERC P. 61,039 at 61,104. In FirstEnergy, the Commission limited the potential suppliers to those within four wheels. Ibid.
     -----

     Also, the request for comments on the use of computer models in merger analysis suggests that "three wheels has been deemed adequate." Inquiry Concerning the Commission's Policy on the Use of Computer Models in Merger

                                                         EXHIBIT NO. J-5 (WHH-5)


For most of the regions included in the model, control areas were used to aggregate generation and transmission assets. The exceptions to this are in the Northeast, where the three existing ISO's were modeled as power pools, and in portions of the WSCC, where additional detail was included in the model in order to better represent remote generating facilities and transmission capacity, as discussed below.

ESTIMATING SUPPLY RESOURCES FOR EACH NODE

Supply curves, consisting of a price and quantity for each node, are developed and entered into CASm.

SUPPLY CAPACITY

The main source for data on generating plant capability is the Form EIA-411. Publications dated April 2001 (the most up-to-date data available) were used, supplemented by earlier editions as necessary. The EIA-411 provides data on summer and winter capacity, planned retirements and additions and jointly-owned units. For jointly-owned plants, shares were assigned to each of the respective owners. Summer ratings were used for the summer and shoulder periods and winter ratings for the winter period. The data were adjusted to reflect planned retirements and capacity additions through 2002, as detailed in the EIA-411 forms. The capacity representing shares of jointly-owned units was "moved" in the Eastern Interconnection model from its actual physical location to the geographic location of the buyer. This treatment is consistent with using Available Transmission Capacity ("ATC") data.(5) The WSCC model is based on a Total Transmission Capacity ("TTC") representation, as discussed below. Thus, the capacity representing each share of jointly-owned units was included in its actual physical location rather than the geographic location of the buyer,(6) with one modification. Jointly-owned units in the Desert Southwest were "moved"


------------------------

     Analysis, Notice of Request for Written Comments and Intent to Convene a Technical Conference, Docket No. PL98-6-000, April 16, 1998, page 24. Including a broader geographic region implies adding additional potential suppliers not controlled by the Applicants; thus, defining the set of potential suppliers in this manner is conservative.

(5) ATC transmission data represent the incremental amount of capacity available for conducting trades after accounting for base flows on the system.

(6) This treatment is consistent with using the public source TTC transmission data that represent the total amount of capacity available for conducting trades.

                                                         EXHIBIT NO. J-5 (WHH-5)


to the owners' control areas and the TTC values were adjusted on a contract path basis. This was done to better reflect the position of the California entities, which own significant amounts of capacity in these remote units.

Purchases and Sales
-------------------

Each supplier's generating resources were adjusted to reflect long-term capacity purchase and sales.(7) Purchases and sales (of one year or more duration) were identified from publicly available information, such as FERC Form 1 and EIA Form 412 filings (or databases based on these forms), Form EIA-411, individual utility resource plans and NERC's Electricity Supply and Demand ("ES&D") database. These public data on purchases and sales, however, are not entirely complete or consistent across sources. The capacity representing firm purchases and sales, analogous to the treatment of jointly-owned units, was "moved" in the model from its actual physical location to the geographic location of the buyer.

To the extent a utility has sold capacity under a long-term agreement, ownership over that resource is assumed to pass to the buyer.(8) Accordingly, as with jointly-owned units, generation ownership was adjusted to reflect the transfer of control by assuming that the sale resulted in a decrease in capacity for the seller and a corresponding increase in capacity for the buyer. Consistent with guidance provided in Appendix A, it was assumed that system power sales were comprised of the lowest-cost supply for the seller unless a more representative price could be identified.(9) To the extent that long-term sales could be identified specifically as unit sales, the capacity of the specific generating unit was adjusted and the variable element of the purchase price attributed to the sale was the variable cost of the unit. The dispatch price for system purchases was based on the energy price reported for long-term purchases in the FERC Form 1 where such purchases could be identified and a variable cost price determined.(10)


------------------------

(7)  This  treatment  does  not  include  requirements  contracts.

(8) Consistent with this assumption, NUGs were assumed to be under the control of the purchasing utility.

(9) [T]he lowest running cost units are used to serve native load and other firm contractual obligations" (Appendix A, p. 11). The lowest-cost supply that was available year-round (i.e., excluding hydro) was used.

(10) In instances where the purchases could not be matched with FERC Form 1 data, the dispatch price was estimated.

                                                         EXHIBIT NO. J-5 (WHH-5)


In the WSCC model, contracts secured by the California Department of Water Resources ("DWR") have been included, with ownership of the associate capacity assigned to DWR. All contracts listed on the DWR website as in place as of August 27, 2001 were evaluated.(11) In instances in which the contracted capacity could be directly matched with capacity owned by the seller, the DWR purchases were included as capacity in the market, and the seller's capacity was reduced by the contracted quantity. In the case of unit specific contracts, the appropriate amount of the relevant unit's capacity was reassigned to DWR, up to the full amount available after seasonal adjustments and deratings for outages. For contracts not tied to a unit, if the seller owns capacity in the relevant market, the amount of capacity transferred to DWR is taken from the seller's least expensive resources. If a seller does not own capacity at the contractual delivery point (and would thus need to secure the contracted quantity from the market), the contracts were excluded.


New Entry
---------

Merchant plants that are scheduled to enter service by 2002 were included in the model based on an analysis of likely entry into each region. Specifically, in the Eastern Interconnection model, units identified in RDI's Newgen database as either "Under Construction" or "Advanced Development" were included in a preliminary database. This database was then adjusted based on a review of public data sources, such as company websites and regulatory filings, to develop a final list. Additional plants added to the RDI database, however, were limited to those that have passed project, regulatory or financial hurdles (e.g., interconnection agreements, financing, regulatory approvals or site permits), or which have started construction. The list of new units included in the Eastern Interconnection model is shown in workpapers.

In the WSCC model, data on new capacity was obtained from the California Energy Commission's new capacity database as well as the WSCC Proposed Generation Database.(12) All projects listed as currently operating or under construction


------------------------

(11) The  specific  contracts  included  in  the  model  are shown in workpapers

(12) See California Energy Commission ("CEC") - Energy Facility Sitting Status (http://www.energy.ca.gov/sitingcases/status_all_projects.html and the WSCC
      -------------------------------------------------------------
     Proposed  Generation  Database
     (http://www.energy.ca.gov/sitingcases/index.html).  In  the  CEC  document,
      -----------------------------------------------
     only those generators listed as "approved" or "under review" were included. For the WSCC Database, only those generators with status 1 ("under construction or recently completed") and status 2 ("regulatory approval granted") were included.

                                                         EXHIBIT NO. J-5 (WHH-5)


with an expected on-line date in 2002 or before were included in the model. A list of these new units is shown in workpapers.


Generating Unit Availability
----------------------------

Since the delivered price test is intended to evaluate energy products, the capacity (in MWs) reported in the Form EIA-411 was de-rated to approximate the actual availability of the units in each period. That is, it was assumed that generation capacity would be unavailable during some hours of the year for either (planned) maintenance or forced (unplanned) outages. Data reported in the NERC Generating Availability Data System ("GADS") was used to calculate the "average equivalent availability factor" to estimate total outages, and the "average equivalent forced outage rate" to estimate forced outages for fossil and nuclear plants.(13) Scheduled maintenance was assumed to occur only during the non-peak (shoulder) seasons and forced outages were assumed to occur uniformly throughout the year.

In addition to thermal unit availability, hydro unit availability and generation is specified for each time period. For each of the time periods analyzed, hydro capacity factors have been assigned to each unit based on historical operation. Capacity factors for hydro units were based on most recent 5 years of Form 759 monthly generation data, reported maximum capacities, and, where necessary assumptions regarding minimum capacity (assumed to be 15 percent of maximum if no data is available).(14) Units were assumed to be a full generating capacity during super peak periods in each season and at minimum capacity during all off-peak periods. Any remaining generation was assumed to occur in the base peak period for each season. If this methodology resulted in either too much or too little being generated in each season, the super peak and off-peak generation was adjusted accordingly.

This treatment of generating availability is designed to account for the fact that resource availability changes by season. It is consistent with how the


------------------------

(13) These data were supplemented, where necessary, by data from other public sources such as NERC and Electric Power Research Institute.

(14) In the WSCC model, unit characteristic data from Northwest Power Planning Council (NPPC) were also used. See http://www.nwcouncil.org/energy/powersupply/existingprojects.xls. Based on
     ----------------------------------------------------------------
     known historical operation, large facilities (greater than 500 MW) that are either on the Columbia River or part of the BC Hydro system were treated as having storage capability, even if designated as run-of-river by the NPCC database.

                                                         EXHIBIT NO. J-5 (WHH-5)


time periods evaluated were defined (based on similar load hours in each season, rather than by similar load hours for the entire year), and with specifying transmission capacity by season, as discussed below.(15)

SUPPLY COST

In calculating the supply curves, supply from each unit was assumed to be available at any price above its incremental cost (the delivered price test assumes supply is economic if its cost is up to 105% of the competitive market price). The incremental cost is calculated by multiplying the fuel cost for the unit by the unit's efficiency (heat rate) and adding any additional variable costs that may apply, such as costs for variable operations and maintenance and costs for environmental controls.(16)

Data  were  taken  from  the  following  sources:

     - Heat rates - EIA Form 860, supplemented in a few instances by data from Form EIA-411. (Note that the most recently available data is from the 1995 Form 860.)

     - Fuel costs - FERC Form 423. Unit specific dispatch costs were derived from fuel cost history and projections of fuel price escalation. Data on spot or interruptible fuel prices as reported in the FERC Form 423 from the most recent 12 month available (May 2000 to April 2001) served as the base fuel costs for each unit. If a spot price was not available, I assigned the unit a regional average spot price from a report derived from 423 data published by the EIA - The Cost and Quality of Fuels at Electric Utility Plants.(17) In all cases, commodity fuel costs were assumed to escalate to the model year at rates presented in recent forecasts by the EIA. A detailed description of the fuel price methodology is included in workpapers.


------------------------

(15) A spreadsheet detailing the capacity and price of the units in the model is included in workpapers.

(16) For NUGs, the incremental costs were estimated based on the energy price reported in relevant regulatory filings, if available. Otherwise, NUGs were assumed to be must-run and the variable costs set to zero. New merchant capacity and cogeneration capacity included in the analysis was priced assuming an average full-load heat rate of 10,000 Btu/kWh for combustion turbines and 7,000 Btu/kWh for combined cycle plants. These values were derived from an evaluation of existing technology, as reported in Gas Turbine World 1999-2000 Handbook. Variable O&M costs for new units is assumed to be the same as for existing units.

(17) In the WSCC model, natural gas-fired generators were assigned a generic fuel cost based on public forecasts of Nymex Henry Hub natural gas futures and indicative basis prices (see http://www.coralconnect.com/tibco/Primary). This modification was done because the FERC Form 423 data during 2000 in the WSCC, particularly in California, are not representative of expected future gas prices. This assumption does not materially impact the results of the analysis.

                                                         EXHIBIT NO. J-5 (WHH-5)


     - Variable O&M - $1/MWh for gas and oil steam units, $3/MWh for scrubbed coal-fired units and $2/MWh for other coal-fired units (generic estimates based on trade and industry sources). Additional Variable O&M adders for other unit types are shown in workpapers.

     - Environmental Costs - All units covered by Phase II of the Clean Air Act Amendments of 1990 (CAAA) are assessed a variable dispatch adder to cover costs associated with SO2 emissions. This unit specific cost is calculated using the SO2 content of fuel burned at the unit as reported in the FERC Form 423 (adjusting for emissions reduction equipment at the facility) and an SO2 allowance cost of $185/ton.(18) In addition to SO2, the unit dispatch costs also reflect the impact of existing NOx trading programs in the Northeast (OTR) and in California.(19) Unit specific data on NOx rates (lbs/mmBtu) were taken from the EPA's 2000 Acid Rain Program Emission Scorecard.(20) The NOx allowance price for the OTR was assumed to be $850/ton, consistent with the OTR allowance market price index reported by the EPA. Recent actions taken by the South Coast Air Quality Management District (SCAQMD) effectively removed generators located within the SCAQMD region from the emissions trading market (RECLAIM). Consistent with this action, affected California generators were assumed to face an allowance price equal to the price cap for power generators, $15,000/ton.

TRANSMISSION NETWORK

Appendix A specified that the transmission system be modeled on the basis of inter-control area ATCs or TTCs using transmission prices based on transmission providers' maximum non-firm OATT rates except where lower rates could be clearly documented. This dictated a transportation representation of the transmission network and the structure of CASm was designed to conform to Appendix A. This representation remains appropriate for portions of the United States, where transmission service is generally provided under each transmission provider's


___________________

(18) The 2002 SO2 allowance price was derived by trending the current SO2 allowance price to future estimates included in the 2001EIA Annual Energy Outlook.

(19) The specific states covered by NOx in the model are Maine, New Hampshire, Vermont, Massachusetts, Connecticut, Rhode Island, New York, New Jersey, Pennsylvania, Maryland, Delaware, the northern counties of Virginia, and the District of Columbia. Potential NOX programs in the Midwest were not modeled because of legislative uncertainty associated with the timing and design of those programs and the near term focus of this analysis. In California, the NOx adder was applied to units in the South Coast Air Quality Management District, whose program assess charges based on incremental generating levels.

(20) In cases where unit specific data was not available, such as for new capacity, the following boiler level assumptions were applied, based on the unit's fuel type: Coal - 0.4; Oil - 0.2; Natural Gas - 0.1.

                                                         EXHIBIT NO. J-5 (WHH-5)


Open Access tariff. Basing tariffs on OATT rates is increasingly undercut by RTO transmission pricing arrangements, however, and the Commission has instructed applicants to account for them.(21) Also, some existing pricing systems, such as MAPP's flow-based method for determining transmission rates, create a more complex matrix of transmission prices that is not wholly consistent with a transportation model. Nonetheless, with some simplification, each of these alternative arrangements can be modeled in CASm, as described below.

TRANSMISSION CAPACITY

Limits were placed on the amount of capacity that could be transferred over the transmission network by both non-simultaneous control area to control area limits and simultaneous interface limits.

Control area to control area transmission capability was taken primarily from postings on the Open Access Same-Time Information System or "OASIS." OASIS reports Total Transmission Capability ("TTC"), firm Available Transmission Capability ("ATC") and non-firm ATC. Data generally are provided monthly for a twelve-month period starting with the next month. Monthly non-firm ATCs postings from the third quarter of 2001 were used in most instances.(22)
Seasonal differences in transmission capability were captured by using the average of June-September postings to represent a summer capability; the average of December-March postings to represent a winter capability; and the average of remaining months to represent a shoulder capability.(23)


------------------------

(21) Merger  NOPR,  page  29.

(22) The exception is for some interfaces in MAPP and the SPP. The SPP and MAPP regions are now providing the public OASIS postings for its member companies on the basis of flowgates rather than posting point-to-point ATCs. Data from June 1999 were used for the SPP region (projections to
     2000). For MAPP, some of the individual companies still list control area to control area limits and for these links, data retrieved during the third quarter 2000 were available. For the remaining MAPP links, data from the fourth quarter of 1998 was used. Given that data is generally reported for the next 12 months, this implies that the fourth quarter 1998 data covered through the winter of 2000

(23) In instances where two parties post different capability for the same path, the lower of the reported values was generally used. This assumption was made on the basis that if a party sought use of a particular path, the lower of the reported values would be applicable unless the utilities at both the receipt and delivery points could agree differently.

     In addition, third-party postings, i.e., ATCs from one utility to another utility that it is not directly interconnected with, were not included in the analyses.

                                                         EXHIBIT NO. J-5 (WHH-5)


Using an ATC value, as opposed to a TTC value, is appropriate in the Eastern Interconnection model given the manner in which generating resources were moved to each node to reflect for jointly-owned units and long-term purchases and sales. Non-firm ATCs are the appropriate input assumption for transfer capability since Economic Capacity and Available Economic Capacity are intended to reflect competition in non-firm energy.(24) Simultaneous import limits were applied in the model where relevant and are shown in workpapers.

The only exception is that the transfer limits reported for the interfaces in NYISO and PJM are stated as a Total, rather than Available, Transfer capabilities. Thus, in these regions purchases and sales and jointly-owned units were modeled at their actual location on the grid.(25)

The WSCC model was set up to account for how transmission capacity is calculated and reported in the WSCC. Unlike many NERC regions in the Eastern Interconnection, the WSCC calculates and reports transmission capacity based on key interfaces, rather than on a strict control area to control area basis. In addition, many of the transmission lines within the WSCC are jointly-owned and used to deliver power from remote generation facilities to load areas. The transmission network was specified in order to account for these features of the WSCC region by explicitly modeling the remote generators and applying simultaneous limits across sets of lines to account for the relevant interfaces.

The TTC values used for specifying the transmission network in the WSCC model are provided in the workpapers. The principal source for the TTC data is the WSCC Path Rating guide. For paths not reported in the Path Rating Guide, TTC data from OASIS documents were used. Finally, for transmission around the Nevada Power area data were taken from a recent Nevada power study. In addition, data from the 2001 WSCC Operating Transfer Capability ("OTC") report was used to verify the data for interfaces where the OTC data was available.


------------------------

(24) In reality, utilities frequently post the same value for both firm and non-firm ATCs.

(25) For transmission capability within NYPP and into NYPP from Canada, the primarily data source on transfer capability used was that published by the NYPP in Load & Capacity Data. These data reflect transfer capabilities between market areas within New York (under normal conditions) as well as import capability into New York. The inter-area NYPP data already take into account loop flow effects that limit the interface to below the thermal limit of individual lines.

                                                         EXHIBIT NO. J-5 (WHH-5)


TRANSMISSION RATES

The Commission's Appendix A guidelines implicitly assume a depiction of the transmission system wherein control area to control area transactions occur using each of the relevant control area's Open Access (Order 888) tariffs. Appendix A also instructs applicants to model any applicable discounts that are systematically available, and to account for regional transmission organizations as they arise.

In implementing transmission rates into the analysis, regardless of the transmission regime, it has been assumed that transmission charges would be incurred for the transmission system where the generator is located and for wheeling the power through intermediate systems, but not for the destination market. No transmission charge is included for the transmission system in which the load is located. This has no impact on the analysis, since including this charge (the transmission charge included in the bundled rate of the transmission provider in the area where the customer is located, or the "zonal" or postage stamp charges in the case of an RTO) would symmetrically raise the delivered cost for each supply to reach the destination market by the same amount. Thus, the relative economics would not be impacted.(26) Losses, which are assumed to be 2.8 percent, are assessed for each wheel incurred along the path to deliver power to the destination market but are not added for the final wheel into the destination market.

There exist, or will exist, regional transmission arrangements in the regions modeled that can alter the cost of transmission (indeed, lowering the costs in each instance), either by providing for lower rates or by eliminating pancaking of transmission rates. For example, in the near future RTOs will reduce the cost of transmission by eliminating pancaking. Additionally, SPP and MAPP both currently have distance sensitive rates available that allow users to transact under lower transmission costs than control area to control area pancaked 888 rates.(27) These alternative transmission tariffs were incorporated into CASm,


------------------------

(26) Likewise, distinctions between "bundled and unbundled" transactions, which affect the price paid for the final delivery of power, do not affect the relative delivered prices of competing supplies.

(27) MAPP has in place a regional tariff that allows parties to transact using rates based on the impact of each trade on various transmission facilities throughout the affected network, rather than the traditional contract path methodology. The MAPP rate structure was implemented in CASm by assuming that the MAPP utilities scheduled and paid for transmission service along a contract path basis.

     SPP has a regional tariff that provides for distance sensitive rates. The SPP tariff lists rates between any two eligible members and, like the MAPP rate, was implemented along a contract path. In CASm, discounts were

                                                         EXHIBIT NO. J-5 (WHH-5)


with  some  simplifying  assumptions  described  below.

Order 888 Tariffs
-----------------

Consistent with Order No. 592, the ceiling rates in Exhibit 8 (Non-Firm Point-to-Point Transmission Service) of each utility's Order No. 888 filings were used for utilities that are not part of RTO arrangements.(28) In many instances, utilities report both on-peak and off-peak ceiling rates in its Order No. 888 filing. If so, then the applicable transmission rate for the on- and off-peak periods were used. If not, then the filed ceiling rate was applied for all periods. Ancillary service charges from Exhibits 1 (Scheduling, System Control and Dispatch Service) and 2 (Reactive Supply and Voltage Control from Generation Sources Service) of Order No. 888 filings were added where applicable to determine the final rates.

Midwest ISO and Alliance RTO(29)
--------------------------------

Two rates were derived for each of the RTOs included in the analysis. First, a weighted average tariff rate was calculated and applied for transactions that


------------------------

     applied to specific paths in the SPP and by season based on the historical discount rates applied since the SPP tariff went into effect.

(28) In some cases, individual utility rates also are relevant to the zonal rates and for computing "through and out" rates within RTOs. In instances where transmission data were not reported in dollars per MWh, the $/MW rates were converted to $/MWh rates using the "Appalachian" method. 39 FERC
     P.  61,296  at  61,965.

(29) The  assumed  membership  of  each  ISO  is  as  follows:

     Alliance RTO: American Electric Power, Commonwealth Edison, Consumers Energy, Detroit Edison, Virginia Power, Ameren Corp., FirstEnergy, Dayton Power and Light, Northern Indiana Public Service Co. and Illinois Power.

     MISO: Alliant (East and West), Central Illinois Light Co., Cinergy, City Water Light and Power (Springfield, IL), Hoosier Energy, Indianapolis Power and Light, Lincoln Electric Systems, LG&E Energy (Louisville Gas and Electric and Kentucky Utilities), Manitoba Hydro, Minnesota Power, Missouri Public Service, St. Joseph Light and Power, Northern States Power, NW Public Service, Ottertail Power, Sunflower Electric Coop., Southern Indiana Gas and Electric Co., Southern Illinois Power Coop., Upper Peninsula Power, West Plains and members of the American Transmission Company ("ATCo").

     ATCo is a Wisconsin limited liability company created in accordance with Wisconsin State law as a single-purpose, for-profit transmission company to own and operate transmission facilities in portions of Wisconsin and other states in which facilities are contributed. Its membership includes Wisconsin Electric, Edison Sault, Wisconsin Power & Light Company ("Alliant East"), South Beloit Water, Gas and Electric Company, Madison Gas and Electric Company, and Wisconsin Public Service Corp.

                                                         EXHIBIT NO. J-5 (WHH-5)


travel "through" and "out" of the RTO and is applied for all paths from a RTO member to a non-RTO member.(30) The second rate, the "in" and "within" rate, is applicable for trades into and within the RTO. This rate is based on the zone where the load is located. As discussed earlier, the final import rate is not applied in CASm; thus the zonal RTO rates are not used in the analyses.

Remote Nodes in WSCC Model
--------------------------

As noted earlier, the WSCC model was set up to reflect the fact that jointly-owned plants in the Desert Southwest are remote from their respective owners' traditional service areas. The generation owners generally have rights on the transmission network to bring these remote resources into the respective load areas. Wheeling charges from power these types of remote Nodes were derived based on the average of each generation owner at the Node. For example, the Four Corners node ("FCORN") includes the Four Corners and San Juan units, which are jointly-owned. The wheeling rate from FCORN was derived based on the average of the respective OATT rates of the generation owners at FCORN.

TIME PERIODS

Different time periods were modeled to reflect different market conditions based on load levels and on generating availability.(31) Hours were first separated


------------------------

(30) The MISO rate is $3.88/MWh during peak periods and $1.85/MWh during off-peak periods (see
     http://www.midwestiso.org/news/Oct_15_2001_zonal_pricing.pdf).
     ------------------------------------------------------------

     The Alliance rate is $5.62/MWh during peak periods and $2.67/MWh during off-peak periods (see
     http://www.alliancerto.com/linked_Documents/Henderson%20Testimony.pdf  and
     ---------------------------------------------------------------------

     http://www.alliancerto.com/linked_Documents/jsh-6.pdf).
     -----------------------------------------------------

(31) Appendix A requires applicants to evaluate the merger's impact on competition under different system conditions. For example, aggregating summer peak and shoulder peak conditions may mask important differences in unit availability and therefore a merger could potentially impact competition differently in these seasons. Thus, applicants are directed to evaluate enough sufficiently different conditions to show the merger's impact across a range of system conditions. On the other hand, the Merger Guidelines discuss the ability to "sustain" a price increase, and a finding that a structural test (like the HHI statistic) that violates the safe harbor for some sub-set of hours during the year may not be indicative of any market power problems. Therefore, there is a trade-off between defining enough periods to capture the merger's impact under different system conditions and defining periods so narrowly as to make the resulting concentration statistics irrelevant to an evaluation of whether a price increase could be sustained.

                                                         EXHIBIT NO. J-5 (WHH-5)


into seasons to reflect differences in generating availability and then further differentiated by load levels during each season. For each season, hours were segmented into peak and off-peak periods.(32)

In the Eastern Interconnection model three seasons were defined (Summer, Winter and Shoulder)(33) and 10 time periods were constructed in the following manner. For the Summer season, the peak hours were further segmented based on load as follows: The Summer Super Peak 1 (S_SP1) consist of the top 1 percent of the hours during the peak period during the Summer season. The top 1 to 10 percent of the peak hours were also segmented into a separate period (S_SP2). The remaining peak hours were grouped into a separate period (S_P). For the Winter and Shoulder seasons, the peak hours were segmented into two periods. The top 10 percent of the load hours during each season are termed the Winter Super Peak (W_SP) and Shoulder Super Peak (SH_SP) periods, while the remaining peak hours during each season are termed the Winter Peak (W_P) and Shoulder Peak (SH_P).

The periods evaluated in the Eastern Interconnection (and the designations used to refer to these periods in exhibits) are:

     SUMMER  (June  through  August)

          SUPER  PEAK  1  (S_SP1):          Top  1  percent  of  peak load hours

          SUPER  PEAK  2  (S_SP2):          Top  1-10 percent of peak load hours

          PEAK  (S_P):                      Remaining  peak  hours

          OFF-PEAK  (S_OP):                 All  off-peak  hours

     WINTER  (December  through  February)

          SUPER  PEAK  (W_SP):              Top  10  percent of peak load hours

          PEAK  (W_P):                      Remaining  peak  hours

          OFF-PEAK  (W_OP):                 All  off-peak  hours

     SHOULDER  (September  through  November;  March  through  May)

          SUPER  PEAK  (SH_SP):             Top  10  percent  of peak load hours


------------------------

(32) Peak and off-peak hours were defined based on NERC's definition, except that I did not consider Saturdays to be peak days. See ftp://www.nerc.com/pub/sys/all_updl/oc/opman/apdx1f.doc .
     -------------------------------------------------------

(33) Summer includes June through August; Winter includes December through February; and Shoulder includes September through November and March through May.

                                                         EXHIBIT NO. J-5 (WHH-5)


          PEAK  (SH_P):                     Remaining  peak  hours

          OFF-PEAK  (SH_OP):                 All  off-peak  hours


In the WSCC model, 14 periods were evaluated. Specifically, hours were divided between the Summer, Fall, Winter, and Spring seasons(34) to reflect differences in generating availability and then further differentiated by load levels during each season.

Peak hours during the Summer and Winter seasons were further segmented (based on Pacific Gas & Electric's load as follows: The Summer / Winter Super Peak 1 consist of the top 1 percent of the hours during the peak period during the seasons (S_SP1 and W_SP1). The top 1 to 10 percent of the peak hours were also segmented into a separate period (S_SP2 and W_SP2). The remaining peak hours were grouped into a separate period (S_P and W_P).

Peak hours during the Fall and Spring seasons were segmented into two periods. The top 10 percent of the load hours during each season are termed the Fall Super Peak (F_SP) and Spring Super Peak (SP_SP) periods, while the remaining peak hours during each season are termed the Fall Peak (F_P) and Spring Peak (SP_P).

The periods evaluated (and the designations used to refer to these periods in exhibits) are:

     SUMMER  (July-September)

          SUPER  PEAK  (S_SP1):           Top  1  percent of peak load hours

          SUPER  PEAK (S_SP2):            Top 1-10 percent of peak load hours

          PEAK  (S_P):                    Remaining  peak  hours

          OFF-PEAK  (S_OP):               All  off-peak  hours

     WINTER  (January-March)

          SUPER  PEAK  (W_SP1):          Top  1  percent  of  peak  load  hours

          SUPER  PEAK  (W_SP2):          Top  1-10  percent  of  peak load hours

          PEAK  (W_P):                   Remaining  peak  hours

          OFF-PEAK  (W_OP):              All  off-peak  hours


------------------------

(34) Summer includes July through September; Fall includes October through December; Winter includes January through March, and Spring includes April through June.

                                                         EXHIBIT NO. J-5 (WHH-5)


     SPRING  (April-June)

          SUPER  PEAK  (SP_SP):          Top  10  percent  of  peak  load  hours

          PEAK  (SP_P):                  Remaining  peak  hours

          OFF-PEAK  (SP_OP):             All  off-peak  hours

     FALL  (October-December)

          SUPER  PEAK  (F_SP):           Top  10  percent  of  peak  load  hours

          PEAK  (F_P):                   Remaining  peak  hours

          OFF-PEAK  (F_OP):              All  off-peak  hours


In Order No. 642, the Commission indicated that sub-periods should be determined by load levels rather than by time periods. For Economic Capacity purposes, load levels are not directly relevant since there is no reduction in capacity for native load. As discussed below, I have analyzed each market at prices that range from the levels that would apply at the lowest load levels to those consistent with the highest load levels. Moreover, market price data (as opposed to Form 714 system lambda data) are only available for very broad time periods - on peak and off peak.

DESTINATION MARKET PRICES

The destination market prices for each of the markets / periods in the Eastern Interconnection and WSCC models are shown in workpapers.

These prices were selected based on a review of system lambda data, market price information provided in Power Markets Week for 2000, and data reported by the respective ISOs.

System lambda data for several markets were reviewed and, as a general matter, the system lambdas do not span the full range of market conditions as revealed by data on market transaction prices summarized in Power Markets Week. Data for off-peak periods are broadly consistent among utilities and with Power Markets Week; however, there are exceptions even to this. Data for peak periods are quite variable, even for utilities in the same region that typically are within the same unconstrained region.

There are limitations with data reported in Power Markets Week as well: they represent a fairly limited number of trades in relevant regions; they are not necessarily consistent with all the underlying data used in the Appendix A

                                                         EXHIBIT NO. J-5 (WHH-5)


analysis (e.g., in Appendix A transmission rates are assumed to be the maximum filed-rates, while the market prices would reflect actual transmission costs incurred); and there are far fewer pricing "hubs" for reported market data than there are destination markets.

LOAD DATA

The most up-to-date hourly load data filed with the Commission (generally covering 2000 calendar year) was used to determine the correct seasonal time periods to evaluate (i.e., to group similar hours).

ALLOCATION OF LIMITED TRANSMISSION

Appendix A notes that there are various methods for allocating transmission, and that Applicants should support the method used.(35) There are two basic approaches to allocating limited transmission capacity: economic and pro rata. Under an economic allocation, available transmission is assigned on the basis of the cost of the capacity (energy) competing to use limited transmission capability. The lowest cost capacity is assumed to have a priority in using the transmission. Higher cost generation is excluded, despite its having costs below 105 percent of the destination market price. In contrast, pro rata methods of allocation treat all generation that meets the delivered price test equally in allocating scarce transmission.

The paradigm lying behind the proration required by the Order No. 592 delivered price test (whether economic or pro rata methods are used) can be likened to a tree, for which the root is the destination market. At the furthest extremes are small branches, each one of which is connected to a single larger branch and so on until the trunk and root are reached. There is no ambiguity concerning the path. Hence, at every node (joining with a large branch), all of the capacity that can access the limited capacity of the branch can be calculated;


___________________

(35) Order No. 592, P. 31,044 at 30,133. ("In many cases, multiple suppliers could be subject to the same transmission path limitation to reach the same destination market and the sum of their economic generation capacity could exceed the transmission capability available to them. In these cases, the ATC must be allocated among the potential suppliers for analytic purposes. There are various methods for accomplishing this allocation. Applicants should support the method used.")

                                                         EXHIBIT NO. J-5 (WHH-5)


each small branch's capacity is reduced proportionately to the capacity of the branch. This can be repeated successively, moving inward to the destination market.

Even taking into account the simplifications required by a "transportation" representation of transmission, real world transmission systems are more complex. The "small branch" distant utilities have multiple paths by which a destination market can be reached. In some cases, paths may first be in a direction away from the destination market, looping around onto another path to it. An analysis that takes this important complexity into account is computationally very difficult. Allocation methods differ partly in terms of how the problem is simplified in order to make computation tractable.

The major drawback of using an economic allocation is that it tends to continually reallocate the same low cost energy, principally hydro and nuclear energy (and non-dispatchable NUG capacity) over and over to each destination market in the Economic Capacity measure. This occurs partly because Appendix A does not take into consideration the opportunity cost of supplying alternative markets to the destination market being analyzed,(36) but primarily because each destination market is analyzed separately. This allows the same low cost supplies to be allocated to each of the destination markets. While this is not wholly inappropriate, since the purpose of Appendix A is to measure potentially competing supply to each destination market, it does mean that the very low cost supplies can travel far and wide and occupy a highly disproportionate share of available transmission. This repeated allocation of the same energy is particularly troublesome given the large area involved in the analysis in the instant case. This flaw is less severe in the Available Economic Capacity measure, where the native load obligations absorb each control area's lowest cost resources.

For purposes of this analysis, limited transmission capacity was allocated using a "squeeze-down" method, so-named because it seeks to prorate capacity at each node and is the likely closest approximation to what the Commission applied in the FirstEnergy merger(37) that is computationally feasible. Under this method, shares of available transmission are allocated at each interface, diluting as


------------------------

(36) Indeed, if opportunity costs were taken into account, and one was considering a regional dispatch, available transmission capacity appropriately would be allocated on the basis of economics.

(37) Ohio Edison Company, et al., 80 FERC P. 61,039 at 61,107. ("When there was more economic capacity (or available economic capacity) outside of a transmission interface than the unreserved capability would allow to be

                                                         EXHIBIT NO. J-5 (WHH-5)


they get closer to the destination market. When there is economic supply (i.e., having a delivered cost less than 105 percent of the destination market price) competing to get through a constrained transmission interface into a control area, the transmission capability is allocated to the suppliers in proportion to the amount of economic supply each supplier has outside the interface.

Shares on each transmission path are based on the shares of deliverable energy at the source node for the particular path being analyzed. The calculations start at the outside of a network defined with the destination market as its center and end at the destination market itself. A series of decision rules are required to accomplished this proration. The purpose of these decision rules is limited to assigning a unique power flow direction to each link for any given destination market analysis. Once the links are given a direction, the complex network can be solved. CASm implements a series of rules to determine the direction of the path. The first rule (and the one expected to be applied most frequently) is based on the direction of the flow under an economic allocation of transmission capacity. Other options take into consideration the predominant flow on the line based on desired volume (the amount of economic capacity seeking to reach the destination market, the number of participants seeking to use a path in a particular direction and the path direction that points toward the destination market.

The model proceeds to assign each supplier at each node a share equal to their maximum supply capability. At each node, "new" suppliers (those located at the node outside of the next interface) are given a share equal to their supply capability and the shares of more distant suppliers (those who have had to pass through interfaces more remote from the destination market in order to reach the node) are scaled down to match the line capacity into the node. Ultimately, the shares at the destination market represent the prorated shares of economic capacity that is economically and physically feasible.

CASm's operation is the same in the horizontal and vertical applications with one exception, arising from how CASm's considers market participants when allocating transmission on a prorata basis. The prorata allocation of transmission capacity is modified for the vertical study in order to ensure that a prorata share of each fuel type (e.g., coal, gas, and oil) is delivered to the


------------------------

     delivered into the destination market, the transmission capability was allocated to the suppliers in proportion to the amount of economic capacity each supplier had outside the interface.")

                                                         EXHIBIT NO. J-5 (WHH-5)


destination market. Without this modification, the gas-fired plants in Nodes outside the destination market would be allocated very little, if any, transmission capacity because base-load plant, with lower dispatch costs, would be allocated first by CASm.(38) For a standard horizontal study, this does not matter because the allocation of base-load plant versus gas-fired plant for the same owner is equivalent. For the vertical study, base-load plant is attributed to its actual owner, but gas-fired plant is attributed to the gas pipeline serving the plant. The modification to CASm is conservative and appropriate because otherwise gas-fired capacity would be underreported in the market.


                          DOWNSTREAM VERTICAL ANALYSIS
                          ----------------------------

ATTRIBUTING NATURAL GAS-FIRED GENERATING UNITS

EASTERN INTERCONNECTION MODEL

There are about 2,200 generating units in the Eastern Interconnection database that use natural gas as their primary fuel source. Gas connections for these units are determined in one of three ways in the Eastern Interconnection model:(39)

     -    Energy  Planning,  Inc.'s  ("EPI")  Directory   of   Natural  Gas
          Customers provides the natural gas transportation information for over half of the electric generating units.

     - RDI POWERdat and POWERmap databases provide the locations of the power plants, pipelines, and local distribution companies. In some cases, the locations of the gas generating units that are not included in RDI's database are determined from other public sources.

     - The Applicants provide the connection information for the generating units to which their pipelines directly connect.


------------------------

(38) Specifically, by default CASm considers each Node as a single entity when calculating the amount of scarce transmission capacity that should be allocated to each participant, rather than evaluating each individual generating unit (or "tranche"). Thus, CASm does not distinguish between different tranches within a Node when solving and will generally dispatch the lowest cost resources.

(39) About 70 generators cannot be located by using any of the available sources, in which case they were not attributed to any pipeline.

                                                         EXHIBIT NO. J-5 (WHH-5)


We then use this information to attribute the generation of the natural gas units to the pipeline companies. The following set of rules determines the pipeline company to which the units are attributed:

     - If a power plant is directly connected to a pipeline, the capacity of the plant is attributed to the pipeline, unless the pipeline is jointly owned. If the pipeline is jointly owned, the capacity is conservatively attributed to the owner with the largest ownership share.

     - If the power plant is directly connected to multiple pipelines owned by other companies (as determined from EPI), the plant's capacity is divided up in equal shares to the pipelines that are connected.

     - If the power plant's most likely connection is determined by the mapping process, the entire capacity of the plant is attributed to that pipeline. If the pipeline connection cannot be determined by the mapping process, the capacity is assigned to the electricity owner.

     - If the power plant is directly connected to a local distribution company, and there is a single pipeline connection to the LDC as listed in Brown's Directory of North American Gas Companies, the entire capacity of the plant is attributed to the pipeline serving the LDC. If there is no information on the pipeline(s) serving the LDC or if there are multiple pipelines listed, the capacity is assigned to the electricity owner.

WSCC MODEL

There are about 500 generating units in the WSCC database that use natural gas as their primary fuel source. Gas connections for these units are determined in one of two ways in the WSCC model: (40)

     - RDI POWERdat and POWERmap databases provide the locations of the power plants, pipelines, and local distribution companies. In some cases, the locations of the gas generating units that are not included in RDI's database are determined from other public sources.

     - The Applicants provide the connection information for the generating units to which their pipelines directly connect.


------------------------

(40) EPI's Directory of Natural Gas Customers was not used in the WSCC model due to a lack of information on plants in the WSCC in EPI's directory. Only two generators could not be located and these units were not attributed to any pipeline.

                                                         EXHIBIT NO. J-5 (WHH-5)


As before, this information is used to attribute the generation of the natural gas units to the pipeline companies. The same set of rules described above was then used to determine the pipeline company to which the units are attributed.

ECONOMIC CAPACITY ANALYSIS

Once the natural gas-fired units are attributed to the pipeline companies, the Economic Capacity analysis proceeds in a similar fashion to the horizontal (generation) analysis.


                           UPSTREAM VERTICAL ANALYSIS
                           --------------------------

For a given market definition, there are three broad steps required to develop market concentration statistics. The first step is to identify the physical pipeline assets serving the market. The second step is to identify the entities that potentially have ownership rights and control of that capacity. The final step is to allocate the total regional pipeline capacity to its owners and calculate market concentration statistics as measured by the Herfindahl-Hirschman Index ("HHI"). Each step is described below.


PIPELINES SERVING MARKETS

The basic data for identifying pipelines serving each market comes from the Energy Information Administration ("EIA") database of interstate pipeline capacity and flows at state borders.

For each market, I identified all pipelines flowing from outside the target region into the market area. Pipelines wholly contained within a market were excluded. In cases where a single pipeline flowed into a target market, exited the target market and re-entered the target market, the database entry with the largest entering capacity was selected. Finally, I eliminated pipelines that had capacities of under 50 MMcf/d. These smaller pipelines often are laterals and gathering lines that do not provide substantial additional supplies to the market.

In cases where the market is defined along control areas and not on state borders, I used pipeline and service territory maps to exclude pipelines from the market. The total influent capacity into a target market was thus defined by the final set of pipelines serving that market. This capacity represents the total supply for the market.

                                                         EXHIBIT NO. J-5 (WHH-5)


OWNERSHIP RIGHTS INTO A MARKET

Market shares for the HHI calculation are a function of this total regional capacity and how it is spread across suppliers to the region. The suppliers of capacity to a market are the companies that control capacity on those pipelines. Pipeline companies generally sell capacity rights to firm customers under long-term agreements. These firm customers have the first call on the pipeline capacity into a region and retain the option of selling their rights to a third party should conditions warrant. For the purposes of a market concentration analysis, shippers with firm capacity on the pipelines serving a market are the suppliers of gas to that market as it is those capacity holders that compete in the delivery of gas into downstream markets.

The primary source of data for identifying capacity holders is the FERC's Index of Customers, Form 549b. The Index includes key information for the analysis, including the customer names, the rate schedule associated with the contract, the quantity under contract and the delivery points associated with the contract volumes.

Identifying the holders of firm rights into a specific market, however, requires consolidating customers based on their corporate affiliations. I based this on the Directory of Corporate Affiliations, company websites and other public information.

Some interstate pipelines span long distances and, as a result, may sell firm rights for delivery to a number of different locations. Some customers hold capacity with delivery points upstream of the target market. Others may hold capacity downstream of the target market. I used the delivery point information included in the Index of Customers to identify the set of shippers that represent primary suppliers into the market.

I identified the location of each Index of Customer delivery point by state and county. Customers were classified into three categories: (i) those with delivery points in the market; (ii) those with delivery points downstream of the market and (iii) those with delivery points only upstream of the market. Delivery points whose location was not identified were left out of the analysis.(41)


------------------------

(41) This represented less than 5 percent of the delivery points on the pipelines used.

                                                         EXHIBIT NO. J-5 (WHH-5)


The index of customers provides a snapshot of long-term firm contracts at a given point in time. I included all contracts that were included in the July 1, 2001 filings at the Commission. While some contracts might have termination dates within a one-year period, it was not possible to evaluate any rights to continue these contracts.(42) However, I did conduct a sensitivity analysis that eliminated contracts apparently expiring within the next twelve months. The results, which are included in my workpapers, did not alter any of my conclusions.

Shippers with only upstream reservations were excluded from the set of suppliers into the target market. The total capacity in a market was then allocated to firm customers - first to those that hold capacity reservations with delivery point alternatives inside the target market. Residual capacity was then allocated to customers with downstream delivery options. Within each category, scarce pipeline capacity was allocated according to the rank order of capacity under contract with largest customers being served first. This provides a conservative ranking of customers' market share. In the cases where total firm entitlements inside and downstream of the market was less than the capacity on a given pipeline, the unclaimed capacity reverted back to the pipeline owner. For pipelines with more than one owner, the unclaimed capacity was allocated to the owners on the basis of their ownership shares.

Market share is calculated as the total regional capacity entitlements divided by the total regional influent pipeline capacity.


------------------------

(42) I made three adjustments to Duke Energy affiliated contracts reported in the Index of Customers, all relating to the New England market. First, I excluded a very short-term contract (less than one week) with PNGTS. Second, I eliminated a contract for delivery to the Maine Independence plant because the contract is off a lateral on Maritimes & Northeast (and does not utilize mainline capacity). Third, I assigned a Mobil contract to Duke Energy because a Duke Energy affiliate has obtained the capacity via capacity release.

                                                         EXHIBIT NO. J-6 (WHH-6)

                   COMPETITIVE ANALYSIS SCREENING MODEL (CASM)

Charles River Associate's Competitive Analysis Screening model ("CASm") is designed to perform the calculations required in order to conduct a market power analysis under Appendix A of the FERC Merger Policy Statement ("Order No. 592" or "Appendix A").(1) The delivered price test specified in Appendix A requires an analysis of market concentration for a large number of markets under a number of different conditions. CASm facilitates this process by performing the required calculations.

The primary requirement of Appendix A is to assess potential suppliers to a market using a "delivered price test". This test involves comparing variable generation costs plus delivery costs (transmission rates, transmission losses and ancillary services) to a "market price." If the delivered cost of generation is less than 105 percent of the market price, the generation is considered economic. Economic generation is further limited to the amount that can be delivered into the market, given transmission capability and constraints.

CASm implements the prescribed delivered price test by determining -- for each destination market, for each relevant time period, and for each relevant supply measure -- potential supply to the destination market both pre- and post-merger. In effect, CASm determines the relevant geographic market by applying the delivered price test, based on the economics of production and delivery (transmission rates, transmission losses and ancillary services), and also based on the physical transmission capacity available to the competing suppliers on an open access basis. This requires a delivery route for the energy on the established transmission paths, each of which has a capability, transmission rate and transmission losses associated with it. CASm finds the supply that can be delivered to the destination market consistent with cost minimization and the delivered price test.

As a formal matter, CASm minimizes the production and transmission costs of supplying demand in the destination market. Any shortfall in demand is filled by a hypothetical generator located in the destination market that can produce an unlimited amount of energy at 105 percent of the market price. On this basis, any supplier who can profitably supply energy to the destination market will do so, to the maximum extent that their cost structure and the transmission system allow. This formulation ensures that no supplied generation is uneconomic; the hypothetical generator will undercut all such suppliers.

CASm determines pre- and post-merger market shares and calculates concentration (as measured by the Herfindahl-Hirschman Index, or HHI) and the change in HHIs.

To undertake these analyses, CASm solves a series of scenarios involving a network of interconnected suppliers. By limiting suppliers based on the economics of generation and delivery, or by limiting the interconnections between those suppliers based on the transmission capability, each Appendix A analysis can be completed. CASm includes a simplified depiction of the


------------------------

(1) CASm was developed under the direction of CRA employees while employed by Putnam, Hayes & Bartlett and PHB-Hagler Bailly, and has been used in analyzing numerous mergers and power plant acquisitions in proceedings before the Commission.

                                                         EXHIBIT NO. J-6 (WHH-6)

transmission system, essentially a system of "pipes" with independent, fixed capacity between and among utilities.

The  following  sections  describe:

     -    What data inputs are required to operate CASm

     -    How different analyses are undertaken in CASm

     -    What outputs CASm produces; and

     -    How CASm is implemented.

INPUT DATA

MARKET PARTICIPANTS

The largest element of the required data for CASm relates to individual market participants, which generally are utilities with both generating capacity and load obligations. In addition, some market participants may have load obligations but no generating capacity (e.g., transmission dependent utilities, or TDUs) or have generating capacity but no load obligations (e.g., merchant capacity). CASm regards all distinct market participants as having the ability to both supply and consume electricity. The particular circumstances of each analysis will determine the extent to which each activity is possible.

Nodes

In CASm, a node is a location where electricity is generated or consumed, or where it may "split" or change direction. All market participants are defined as having a unique node, and hence unique location in the transportation network. Total simultaneous import limits can be imposed at each node to mirror reliability restrictions.

Output Capability

Each market participant may have generating ability, which is defined generically in terms of any number of "tranches" of generation having both a quantity (MW) and dispatch cost ($/MWh). This output capability and cost may differ over time, for example because of planned and unplanned outage rates and fuel prices. CASm has a number of data inputs available for modifying the underlying physical availability of generating assets to get the relevant "supply curve" for any given model period.

Destination Market Prices

For each destination market, a prevailing market price is defined. The destination market price is used to calculate a threshold price that potential suppliers must meet to be included in the market for economic-based analyses (that is, the "delivered price test").

                                                         EXHIBIT NO. J-6 (WHH-6)

INTERCONNECTIONS

Interconnections represent the network that links market participants together. These interconnections are represented as a "transportation" network, where flows are specifically directed.

Lines

A line between two nodes in CASm may represent either a single line, or the combined effect of a number of lines. Each line has an upper limit on the flow, and losses may occur on the line. Since capacity on the line may represent physical limits less firm commitments, limits are allowed to be different, depending on the direction of the flow. Limits on the simultaneous flow on combinations of lines can be imposed to simulate the effect of loopflow or reliability constraints.

SCENARIOS

The final input area for CASm is related to scenario definition. Scenarios define which parties are considering merging, which load periods are relevant, and so on. In effect, the scenarios define a number of individual analyses to be performed, and how they should be compared to each other for reporting purposes.

ACCOUNTING FOR OWNERSHIP

It is sometimes necessary to merge the results for several nodes, or to split them, based on ownership changes between scenarios. CASm has a "report as" function that will merge the results of several nodes into a single one to correctly account for ownership. Also, CASm may "impute" all or part of any tranche in the supply curve of a node to any other node to account for shared ownership. This feature is used by CASm for vertical market analysis.

REQUIRED CALCULATIONS

Appendix A's delivered price test defines two different supply measures to evaluate:

     - ECONOMIC CAPACITY is the amount of capacity that can reach a market at a cost (including transmission rates, transmission losses and ancillary services) no more than 105 percent of the destination market price.

     - AVAILABLE ECONOMIC CAPACITY is the amount of Economic Capacity that is available after serving native load and other net firm commitments with the lowest cost units.

For every analysis, the following process is undertaken:

First, a Linear Programming (LP) problem is solved. The LP construction is slightly different, depending on the underlying assumptions of each of the supply measures. CASm includes two options for allocating scarce transmission capacity. CASm has a "proration" option, which is called "squeeze-down". This is discussed in detail below. Another option is an economic allocation of

                                                         EXHIBIT NO. J-6 (WHH-6)

limited transfer capability. Under this option, where available supply exceeds the ability of the network to deliver that capacity to the destination market, the least-cost supply is allocated the available transmission capacity.(2)

The final step involves calculating what can be delivered to the destination market, after accounting for line losses. CASm allocates total system losses amongst suppliers on the basis on how much they injected, and how far away (how many wheels) they are from the destination market.

ECONOMIC CAPACITY

For  the  Economic Capacity analysis, CASm solves an LP with the following form:

     minimize     cost for supplies  at  the  destination  market

     subject to:

          supply cost at  destination  < system lambda + 5%, for all suppliers supply  <  quantity(3),  for  each  node  and  tranche

          supply  +  flows  in  =  flows  out  +  "demand",  for  each  node line  flows  are  adjusted  for  losses,  for  all  interconnections line flows < available limit, for all interconnections (constrained network only)

          sum over lines (flow * simultaneous factor) <= simultaneous limit, for all limits sum over nodes (net injection * flowgate factor) <= flowgate limit, for all limits

The objective is slightly different when transmission capacity is to be prorated. The objective then becomes:

     minimize     cost for supplies  at  the  destination  market;  and

     minimize     divergence from calculated pro rata "share", for each supplier

And, where ownership imputation is being used, the following constraints are added:

          sum over economic(4) tranches <= imputed share of economic tranches, for all owners at each imputed node


------------------------

2 CASm can be modified to apply different proration methods when appropriate for some analyses.

3 Available quantity may be modified. See discussion in the Output Capacity section.

4 Economic tranches are those that can deliver to the destination within 105% of the market price.

                                                         EXHIBIT NO. J-6 (WHH-6)

AVAILABLE ECONOMIC CAPACITY

For the Available Economic Capacity analysis, CASm solves an LP with the following form:

     minimize     cost for supplies at the destination market

     subject to:

          supply  cost  at  destination  < system lambda + 5%, for all suppliers supply  <  quantity  (less  native  load),  for  each node and tranche supply  +  flows  in  =  flows  out  +  "demand",  for  each  node line  flows  are  adjusted  for  losses,  for  all  interconnections line flows < available limit, for all interconnections (constrained network only)

          sum over lines (flow * simultaneous factor) <= simultaneous limit, for all limits sum over nodes (net injection * flowgate factor) <= flowgate limit, for all limits

This is different from the economic capacity analysis only to the extent that potential suppliers are required to meet their load obligations prior to participating in the market.

When transmission capacity is to be prorated the objective becomes:

     minimize     cost  for  supplies  at  the  destination  market;  and

     minimize     divergence from calculated pro rata "share", for each supplier

And, where ownership imputation is being used, the following constraints are added:

          sum over economic tranches <= imputed share of economic tranches, for all owners at each imputed node

OUTPUTS

The primary output from CASm is a report that summarizes the results of different analyses. For each destination market, load period and FERC analysis type, CASm reports the following for both pre- and post-merger:

     -    Supplied  MW

     -    Market  Share

     -    HHIs

This report also shows the change in HHIs post-merger compared to pre-merger.

                                                         EXHIBIT NO. J-6 (WHH-6)

CASm also produces a transmission report that shows the detail of each node, and the injections and flows between them. Finally, a summary of the results for each market is also produced.

"SQUEEZE-DOWN" PRORATION

In the "squeeze-down" proration algorithm, prorated shares on each line are based on the weighted shares of deliverable energy at the source node for that line. As discussed more fully below, weighted shares at the destination market node are calculated by a recursive algorithm that starts at the "outside" of the network, then calculating shares on each line until it reaches the "middle". Specifically, where available supply exceeds the ability of the network to deliver that capacity to the destination market, suppliers are allocated shares at each node, and hence each outgoing line, based on the results of an algorithm that considers both supply and transfer capability at each node. Starting at the "outside" of the network, CASm calculates a share at each node that is based on a proportion of the incoming transfer capability (and the share of that capability allocated to each supplier), and the maximum economic supply available at that node. When the algorithm reaches the destination market, a total share of the incoming transfer capability has been determined.

This  algorithm  requires  that  all possible paths are simultaneously feasible,
which,  in turn, requires that each line be assigned a unique "direction".   The
steps  of  the  proration  algorithm  include:

1. A C++ program enumerates all possible paths to the destination, the cost of transmission on each path and the maximum possible flow on the path. A "wheel limit", or maximum number of point-to-point links, may be imposed on paths.

2. The minimum "entry cost" for each supplier is calculated. This cost is the injection cost of the cheapest generator that has capacity for possible delivery to the destination.

3. Paths for which the entry cost plus the transmission cost are higher than 105% of the destination market price are rejected as being uneconomic.

4. To the extent remaining paths are not simultaneously feasible (because, for example, suppliers can seek to use the paths in both directions), a series of decision rules for determining the direction of the line are undertaken (in the following order):

     - Instructions can be manually input as to the chosen direction of a line.

     -    Merger-case  decisions  should be consistent with base-case decisions.

     - The direction of the line as determined in an economic allocation of available transmission is applied.

     - The direction heading toward a destination market, if it is clear, is chosen.

     - The direction that retains the maximum potential volume-weighted flow on the line (calculated from the paths that depend on this line) is chosen.

     - The direction on which the maximum number of economic paths depend is chosen.

                                                         EXHIBIT NO. J-6 (WHH-6)

If these other options fail to reach a feasible solution, manual input will be required.

5. If there are simultaneous limits, they are checked for feasibility. All lines that have a worsening effect on a simultaneous constraint, given their defined flow direction, are checked against the simultaneous limit. If they would exceed the simultaneous limit if fully utilized, then their maximum capacity is prorated downwards in proportion to their respective limit participation factors. In this way, no set of targets will be produced that could not be delivered in a way that is feasible with the simultaneous limits.

6. Proration begins at nodes furthest from the destination market (where only exports, and no imports are being attempted). Suppliers at these nodes are assigned a "share" equal to their maximum economic supply capability.

7. Proration continues at the next set of nodes, that should consist only of nodes with inflows from "resolved" nodes from step 5. Suppliers at these nodes are assigned a "share" equal to their maximum economic supply capability. Suppliers from the "resolved" nodes have their shares scaled down to match the transmission capacity into the node.

8. To the extent an iteration of the algorithm does not resolve any additional nodes and the destination market has not yet been reached (i.e., a loop is detected), flow is disallowed from any unresolved node to the furthest and smallest node affected by a loop.

9. The proration has been completed when the destination market node has been resolved. At that point, the "shares" at the destination market represent the prorated shares of deliverable energy.

10. If ownership at a node is to be "imputed", or credited to another node, further proration targets are calculated. First, only those tranches that can deliver to the destination within 105% of the market price are considered. A factor representing the share each owner has of these economic tranches is calculated. For each owner, a constraint is calculated that limits the sum of injections attributed to that owner to be not more than that owner's "share" of the target calculated above. In this way, the proportion of ownership of economic capacity at a node is fairly reflected in the final solution outcome.

11. Injections for each supplier are "capped" at the calculated shares, and these injections are then checked for economic feasibility. While suppliers need not deliver their energy to the destination in exactly the way that their share was calculated, the solution is still both economically and physically feasible. The final solution represents the least-cost method of delivering these supplies.


CASM IMPLEMENTATION

CASm has been implemented using GAMS (Generalized Algebraic Modeling System), release 2.5. GAMS is a programming language which supports both data manipulation and calls to many mainstream mathematical modeling systems. The linear programming problems generated by CASm are solved by BDMLP. The path enumeration program has been written in Microsoft Visual C++ version 5.

                                                                                              EXHIBIT No. J-7 (HHI-7)

Competitive Analysis Screening Model (CASm v10.6)
HHI Report.  Created 12/13/01  10:28:47
DUKE ENERGY-ENGAGE AMERICA MARKET POWER ANALYSIS
ECONOMIC CAPACITY

                                       PRE-TRANSACTION                              POST-TRANSACTION
                        -------------------------------------------    ---------------------------------------
                         DUKE ENERGY      ENGAGE AMERICA      HHI       DUKE + ENGAGE                 HHI         HHI

MARKET  PERIOD  PRICE   MW   MKT SHARE   MW   MKT SHARE   PRE-MERGER   MW    MKT SHARE   MKT SIZE  POST-MERGER  CHANGE
NEPOOL  S_SP1   $  150  757        2.2%  251        0.7%         650  1,007        2.9%    34,744          653       3
NEPOOL  S_SP2   $   85  757        2.2%  251        0.7%         651  1,007        2.9%    34,664          654       3
NEPOOL  S_P     $   40  757        2.3%  251        0.8%         664  1,008        3.1%    32,966          668       3
NEPOOL  S_OP    $   16    -        0.0%   11        0.1%         932     11        0.1%     9,367          932       -
NEPOOL  W_SP    $   65  757        2.2%    -        0.0%         657    757        2.2%    34,439          657       -
NEPOOL  W_P     $   40  757        2.3%    -        0.0%         676    757        2.3%    33,711          676       -
NEPOOL  W_OP    $   18    -        0.0%    3        0.0%         899      3        0.0%    11,598          899       -
NEPOOL  SH_SP   $   50  693        2.3%  224        0.7%         658    917        3.0%    30,733          662       3
NEPOOL  SH_P    $   35  414        1.5%  224        0.8%         671    638        2.4%    26,986          674       3
NEPOOL  SH_OP   $   14    -        0.0%   10        0.1%         906     10        0.1%     8,757          906       -

                                                                                              EXHIBIT No. J-7 (HHI-7)

Competitive Analysis Screening Model (CASm v10.6)
HHI Report.  Created 12/13/01  09:48:42
DUKE ENERGY-ENGAGE AMERICA MARKET POWER ANALYSIS
ECONOMIC CAPACITY

                                       PRE-TRANSACTION                              POST-TRANSACTION
                        ---------------------------------------------   ---------------------------------------
                         DUKE ENERGY      ENGAGE AMERICA      HHI       DUKE + ENGAGE                 HHI         HHI

MARKET  PERIOD  PRICE    MW    MKT SHARE   MW   MKT SHARE   PRE-MERGER   MW    MKT SHARE   MKT SIZE  POST-MERGER  CHANGE
AEP     S_SP1   $  150  2,437        4.1%   46        0.1%       1,534  2,484        4.2%    59,376        1,535       1
AEP     S_SP2   $   75  2,433        4.1%   47        0.1%       1,537  2,480        4.2%    59,310        1,537       1
AEP     S_P     $   25  2,049        3.8%   71        0.1%       1,827  2,120        3.9%    54,247        1,828       1
AEP     S_OP    $   16    198        0.5%  172        0.4%       2,365    371        0.8%    43,926        2,365       -
AEP     W_SP    $   60  1,802        3.0%   53        0.1%       1,473  1,855        3.1%    60,788        1,473       1
AEP     W_P     $   35  1,546        2.6%   63        0.1%       1,519  1,609        2.7%    59,760        1,520       1
AEP     W_OP    $   18    269        0.5%   98        0.2%       1,840    366        0.7%    53,908        1,840       -
AEP     SH_SP   $   50  2,331        3.9%   58        0.1%       1,234  2,389        4.0%    59,775        1,235       1
AEP     SH_P    $   30  2,105        3.7%   73        0.1%       1,346  2,178        3.8%    57,539        1,346       1
AEP     SH_OP   $   14    198        0.4%  200        0.5%       1,881    398        0.9%    44,886        1,881       -

CIN     S_SP1   $  150  1,353        5.8%  103        0.4%       2,399  1,456        6.3%    23,251        2,404       5
CIN     S_SP2   $   75  1,353        5.8%  103        0.5%       2,386  1,456        6.3%    23,154        2,392       5
CIN     S_P     $   25    178        1.0%  107        0.6%       2,656    284        1.5%    18,644        2,657       1
CIN     S_OP    $   16    118        0.7%  147        0.8%       2,504    265        1.5%    17,627        2,505       1
CIN     W_SP    $   60  1,294        5.7%  105        0.5%       2,305  1,399        6.1%    22,899        2,310       5
CIN     W_P     $   35  1,291        5.8%  106        0.5%       2,216  1,397        6.3%    22,107        2,221       6
CIN     W_OP    $   18    147        0.8%  113        0.6%       2,666    260        1.4%    18,429        2,667       1
CIN     SH_SP   $   50  1,318        6.1%  104        0.5%       2,122  1,422        6.6%    21,618        2,128       6
CIN     SH_P    $   30    250        1.4%  107        0.6%       2,369    357        2.0%    17,673        2,370       2
CIN     SH_OP   $   14    126        0.9%  177        1.3%       1,427    303        2.2%    13,632        1,429       2

COMED   S_SP1   $  150    624        2.0%    4        0.0%       4,063    628        2.0%    31,025        4,064       -
COMED   S_SP2   $   65    624        2.1%    4        0.0%       3,989    628        2.1%    30,508        3,989       -
COMED   S_P     $   30    102        0.5%    5        0.0%       5,245    107        0.5%    21,498        5,245       -
COMED   S_OP    $   16    117        0.6%   24        0.1%       6,127    141        0.7%    19,498        6,127       -
COMED   W_SP    $   60    647        2.1%    6        0.0%       4,064    654        2.1%    30,968        4,064       -
COMED   W_P     $   35    649        2.1%    8        0.0%       3,982    657        2.2%    30,379        3,982       -
COMED   W_OP    $   18     81        0.4%   13        0.1%       6,152     94        0.5%    19,754        6,152       -
COMED   SH_SP   $   50    679        2.5%    7        0.0%       3,726    687        2.5%    27,479        3,726       -
COMED   SH_P    $   30    191        1.0%    9        0.1%       4,958    200        1.0%    19,480        4,958       -
COMED   SH_OP   $   14    127        0.7%   96        0.5%       5,802    224        1.3%    17,691        5,803       1


                                                                     Page 2 of 5

                                                                                              EXHIBIT No. J-7 (HHI-7)

Competitive Analysis Screening Model (CASm v10.6)
HHI Report.  Created 12/13/01  09:48:42
DUKE ENERGY-ENGAGE AMERICA MARKET POWER ANALYSIS
ECONOMIC CAPACITY

                                       PRE-TRANSACTION                              POST-TRANSACTION
                         --------------------------------------------   ---------------------------------------
                         DUKE ENERGY      ENGAGE AMERICA      HHI       DUKE + ENGAGE                 HHI         HHI

MARKET  PERIOD  PRICE    MW    MKT SHARE   MW   MKT SHARE   PRE-MERGER   MW    MKT SHARE   MKT SIZE  POST-MERGER  CHANGE

MECS    S_SP1   $  150    183        0.7%  116        0.4%       2,182    298        1.1%    27,565        2,182       1
MECS    S_SP2   $   75    183        0.7%  116        0.4%       2,172    298        1.1%    27,417        2,173       1
MECS    S_P     $   25    163        0.8%  116        0.6%       2,097    279        1.4%    20,328        2,098       1
MECS    S_OP    $   16    110        0.6%  118        0.6%       2,148    227        1.2%    18,468        2,149       1
MECS    W_SP    $   60    158        0.6%  117        0.4%       2,105    274        1.0%    28,133        2,106       -
MECS    W_P     $   35    130        0.5%  117        0.5%       1,971    247        1.0%    25,096        1,972       -
MECS    W_OP    $   18     60        0.3%  118        0.6%       2,042    178        0.9%    19,215        2,042       -
MECS    SH_SP   $   50    243        0.9%  118        0.4%       1,864    361        1.4%    26,606        1,865       1
MECS    SH_P    $   30    207        1.0%  118        0.6%       1,789    326        1.6%    20,778        1,790       1
MECS    SH_OP   $   14    165        1.2%  124        0.9%       1,280    288        2.1%    13,482        1,282       2

                                                                                              EXHIBIT No. J-7 (HHI-7)

Competitive Analysis Screening Model (CASm v10.6)
HHI Report.  Created 12/11/01  12:24:37
DUKE ENERGY-ENGAGE AMERICA MARKET POWER ANALYSIS
ECONOMIC CAPACITY

                                       PRE-TRANSACTION                              POST-TRANSACTION
                         -----------------------------------------      -----------------------------------------
                         DUKE ENERGY      ENGAGE AMERICA      HHI       DUKE + ENGAGE                 HHI              HHI

MARKET     PERIOD  PRICE    MW    MKT SHARE   MW   MKT SHARE   PRE-MERGER   MW    MKT SHARE   MKT SIZE  POST-MERGER  CHANGE
BPA        S_SP1   $  150  1,091        2.0%   70        0.1%       1,926  1,162        2.1%    54,346        1,926       1
BPA        S_SP2   $  100  1,094        2.0%   70        0.1%       1,931  1,164        2.2%    54,080        1,931       1
BPA        S_P     $   75  1,104        2.6%   70        0.2%       1,273  1,174        2.7%    42,784        1,273       1
BPA        S_OP    $   35    566        2.0%   70        0.3%         614    636        2.3%    27,908          615       1
BPA        W_SP1   $  125  1,103        2.0%   70        0.1%       1,939  1,174        2.2%    54,612        1,939       1
BPA        W_SP2   $   90  1,109        2.0%   70        0.1%       1,942  1,179        2.2%    54,562        1,942       1
BPA        W_P     $   60  1,138        2.4%   70        0.2%       1,509  1,208        2.6%    47,226        1,509       1
BPA        W_OP    $   25    566        2.1%   70        0.3%         695    636        2.4%    27,082          696       1
BPA        SP_SP   $   50    934        1.8%   63        0.1%       1,935    997        1.9%    53,510        1,936       -
BPA        SP_P    $   30    506        1.1%   63        0.1%       1,712    569        1.2%    46,107        1,712       -
BPA        SP_OP   $   20      -        0.0%    -        0.0%         815      -        0.0%    25,007          815       -
BPA        F_SP    $   45  1,000        1.9%   63        0.1%       1,939  1,063        2.0%    53,677        1,939       -
BPA        F_P     $   30    506        1.3%   63        0.2%       1,277    569        1.4%    40,576        1,278       -
BPA        F_OP    $   15      -        0.0%    -        0.0%         955      -        0.0%    19,966          955       -

BPAN       S_SP1   $  150    779        1.8%   70        0.2%       1,926    849        2.0%    43,323        1,926       1
BPAN       S_SP2   $  100    781        1.8%   70        0.2%       1,931    852        2.0%    43,188        1,932       1
BPAN       S_P     $   75    825        2.3%   70        0.2%       1,246    895        2.5%    36,093        1,247       1
BPAN       S_OP    $   35    992        4.0%   70        0.3%         608  1,063        4.2%    25,136          611       2
BPAN       W_SP1   $  125    787        1.8%   70        0.2%       1,958    857        2.0%    43,552        1,959       1
BPAN       W_SP2   $   90    780        1.8%   70        0.2%       1,961    851        2.0%    43,511        1,962       1
BPAN       W_P     $   60    801        2.1%   70        0.2%       1,427    871        2.3%    37,463        1,428       1
BPAN       W_OP    $   25    566        2.4%   70        0.3%         669    636        2.7%    23,734          670       1
BPAN       SP_SP   $   50    692        1.6%   63        0.2%       1,922    755        1.8%    42,581        1,922       -
BPAN       SP_P    $   30    506        1.4%   63        0.2%       1,674    569        1.5%    37,413        1,675       -
BPAN       SP_OP   $   20      -        0.0%    -        0.0%         800      -        0.0%    22,400          800       -
BPAN       F_SP    $   45    703        1.6%   63        0.2%       1,917    766        1.8%    42,852        1,917       -
BPAN       F_P     $   30    506        1.5%   63        0.2%       1,212    569        1.7%    32,805        1,212       1
BPAN       F_OP    $   15      -        0.0%    -        0.0%         932      -        0.0%    18,635          932       -

                                                                                                   EXHIBIT No. J-7 (HHI-7)

Competitive Analysis Screening Model (CASm v10.6)
HHI Report.  Created 12/11/01  12:24:37
DUKE ENERGY-ENGAGE AMERICA MARKET POWER ANALYSIS
ECONOMIC CAPACITY

                                       PRE-TRANSACTION                                   POST-TRANSACTION
                         ----------------------------------------------     ---------------------------------------
                              DUKE ENERGY     ENGAGE AMERICA       HHI      DUKE + ENGAGE                  HHI         HHI

MARKET     PERIOD  PRICE    MW    MKT SHARE   MW   MKT SHARE   PRE-MERGER   MW    MKT SHARE   MKT SIZE  POST-MERGER  CHANGE
BPAS       S_SP1   $  150    576        2.0%   16        0.1%       1,684    592        2.0%    29,340        1,685       -
BPAS       S_SP2   $  100    580        2.0%   16        0.1%       1,680    596        2.0%    29,224        1,681       -
BPAS       S_P     $   75    685        2.7%   22        0.1%       1,121    707        2.8%    25,559        1,121       -
BPAS       S_OP    $   35    289        1.3%   36        0.2%         608    324        1.5%    21,578          609       -
BPAS       W_SP1   $  125    633        2.1%   17        0.1%       1,656    650        2.2%    29,618        1,656       -
BPAS       W_SP2   $   90    618        2.1%   17        0.1%       1,665    635        2.2%    29,505        1,665       -
BPAS       W_P     $   60    668        2.4%   21        0.1%       1,434    689        2.4%    28,416        1,434       -
BPAS       W_OP    $   25      -        0.0%    -        0.0%         720      -        0.0%    21,341          720       -
BPAS       SP_SP   $   50    554        1.9%   16        0.1%       1,696    570        1.9%    29,514        1,696       -
BPAS       SP_P    $   30      -        0.0%    -        0.0%       1,605      -        0.0%    26,962        1,605       -
BPAS       SP_OP   $   20      -        0.0%    -        0.0%         854      -        0.0%    20,320          854       -
BPAS       F_SP    $   45    582        2.0%   16        0.1%       1,700    598        2.0%    29,512        1,700       -
BPAS       F_P     $   30      -        0.0%    -        0.0%       1,321      -        0.0%    26,050        1,321       -
BPAS       F_OP    $   15      -        0.0%    -        0.0%         924      -        0.0%    18,943          924       -

CAL_ISO_N  S_SP1   $  150  2,779        9.1%    3        0.0%       1,149  2,781        9.1%    30,483        1,150       -
CAL_ISO_N  S_SP2   $  100  2,779        9.2%    3        0.0%       1,156  2,782        9.2%    30,390        1,156       -
CAL_ISO_N  S_P     $   75  2,659        9.7%    4        0.0%       1,167  2,663        9.7%    27,563        1,168       -
CAL_ISO_N  S_OP    $   35  2,701       12.8%    9        0.0%         942  2,710       12.9%    21,077          943       1
CAL_ISO_N  W_SP1   $  125  2,778        9.7%    3        0.0%       1,170  2,781        9.7%    28,734        1,170       -
CAL_ISO_N  W_SP2   $   90  2,778        9.7%    3        0.0%       1,172  2,781        9.7%    28,544        1,172       -
CAL_ISO_N  W_P     $   60  2,654       10.3%    4        0.0%       1,166  2,657       10.3%    25,738        1,166       -
CAL_ISO_N  W_OP    $   25    943        5.7%    -        0.0%       1,043    943        5.7%    16,597        1,043       -
CAL_ISO_N  SP_SP   $   50  2,344        8.4%    3        0.0%       1,154  2,347        8.4%    28,048        1,154       -
CAL_ISO_N  SP_P    $   30  2,064        9.1%    4        0.0%       1,329  2,068        9.1%    22,761        1,329       -
CAL_ISO_N  SP_OP   $   20      -        0.0%    -        0.0%       1,300      -        0.0%    14,235        1,300       -
CAL_ISO_N  F_SP    $   45  2,336        8.8%    3        0.0%       1,200  2,339        8.8%    26,577        1,201       -
CAL_ISO_N  F_P     $   30  2,074       10.3%    5        0.0%       1,294  2,078       10.3%    20,193        1,295       -
CAL_ISO_N  F_OP    $   15      -        0.0%    -        0.0%       1,152      -        0.0%    12,811        1,152       -

                                          EXHIBIT NO. J-8 (WHH-8)

                 ENGAGE AMERICA AND DUKE ENERGY
           VERTICAL MARKET POWER ANALYSIS (DOWNSTREAM)

Competitive Analysis Screening Model (CASm v10.6)
Imputed HHI Report.  Created 12/13/01  09:48:42
DUKE ENERGY-ENGAGE AMERICA MARKET POWER ANALYSIS
ECONOMIC CAPACITY


                           APPLICANTS                    HHI
MARKET  PERIOD  PRICE    MW    MKT SHARE   MKT SIZE  POST-MERGER
NEPOOL  S_SP1   $  150  6,961       20.0%    34,744          893
NEPOOL  S_SP2   $   85  6,961       20.1%    34,664          896
NEPOOL  S_P     $   40  6,929       21.0%    32,966          944
NEPOOL  S_OP    $   16    274        2.9%     9,367          999
NEPOOL  W_SP    $   65  6,939       20.2%    34,439          903
NEPOOL  W_P     $   40  6,907       20.5%    33,711          927
NEPOOL  W_OP    $   18    246        2.1%    11,598          915
NEPOOL  SH_SP   $   50  6,329       20.6%    30,733          920
NEPOOL  SH_P    $   35  4,637       17.2%    26,986          850
NEPOOL  SH_OP   $   14    243        2.8%     8,757          965

                                            EXHIBIT NO. J-8 (WHH-8)

                 ENGAGE AMERICA AND DUKE ENERGY
           VERTICAL MARKET POWER ANALYSIS (DOWNSTREAM)

Competitive Analysis Screening Model (CASm v10.6)
Imputed HHI Report.  Created 12/13/01  09:48:42
DUKE ENERGY-ENGAGE AMERICA MARKET POWER ANALYSIS
ECONOMIC CAPACITY

                              APPLICANTS                    HHI
MARKET     PERIOD  PRICE    MW    MKT SHARE   MKT SIZE  POST-MERGER
AEP        S_SP1   $  150  2,052        3.5%    59,376        1,557
AEP        S_SP2   $   75  2,048        3.5%    59,310        1,560
AEP        S_P     $   25  1,534        2.8%    54,247        1,822
AEP        S_OP    $   16    367        0.8%    43,926        2,346
AEP        W_SP    $   60  1,519        2.5%    60,788        1,487
AEP        W_P     $   35    956        1.6%    59,760        1,536
AEP        W_OP    $   18    364        0.7%    53,908        1,834
AEP        SH_SP   $   50  1,729        2.9%    59,775        1,246
AEP        SH_P    $   30  1,651        2.9%    57,539        1,351
AEP        SH_OP   $   14    395        0.9%    44,886        1,868

ALLIANT_E  S_SP1   $  150      5        0.1%     4,635        2,226
ALLIANT_E  S_SP2   $   65      5        0.1%     4,425        2,037
ALLIANT_E  S_P     $   30      2        0.1%     3,996        2,390
ALLIANT_E  S_OP    $   16     13        0.4%     3,743        2,502
ALLIANT_E  W_SP    $   60      8        0.2%     4,952        1,721
ALLIANT_E  W_P     $   35      6        0.1%     4,597        1,876
ALLIANT_E  W_OP    $   18     14        0.3%     4,387        2,101
ALLIANT_E  SH_SP   $   50      6        0.1%     4,358        1,791
ALLIANT_E  SH_P    $   30      5        0.1%     3,932        2,129
ALLIANT_E  SH_OP   $   14     71        2.0%     3,592        2,181

ALLIANT_W  S_SP1   $  150     28        0.4%     7,726        1,294
ALLIANT_W  S_SP2   $   65     28        0.4%     7,280        1,215
ALLIANT_W  S_P     $   30      4        0.1%     6,379        1,393
ALLIANT_W  S_OP    $   16     90        1.6%     5,618        1,751
ALLIANT_W  W_SP    $   60     36        0.5%     8,041          966
ALLIANT_W  W_P     $   35     18        0.3%     7,379        1,106
ALLIANT_W  W_OP    $   18     37        0.5%     6,940        1,364
ALLIANT_W  SH_SP   $   50     41        0.5%     7,818          846
ALLIANT_W  SH_P    $   30     14        0.2%     7,625          917
ALLIANT_W  SH_OP   $   14    173        2.6%     6,579        1,074

AMEREN     S_SP1   $  150    148        0.6%    25,574        1,646
AMEREN     S_SP2   $   65    151        0.6%    24,989        1,559
AMEREN     S_P     $   30     58        0.3%    23,030        1,691
AMEREN     S_OP    $   16    415        2.2%    18,727        1,620
AMEREN     W_SP    $   60    179        0.7%    25,791        1,465
AMEREN     W_P     $   35    104        0.4%    25,393        1,472
AMEREN     W_OP    $   18    246        1.2%    21,189        1,852
AMEREN     SH_SP   $   50    228        0.9%    25,290        1,222
AMEREN     SH_P    $   30    129        0.5%    23,756        1,314
AMEREN     SH_OP   $   14    273        1.6%    16,848        1,148


                                                                    Page 2 of 10

                                                         EXHIBIT NO. J-8 (WHH-8)

                 ENGAGE AMERICA AND DUKE ENERGY
           VERTICAL MARKET POWER ANALYSIS (DOWNSTREAM)

Competitive Analysis Screening Model (CASm v10.6)
Imputed HHI Report.  Created 12/13/01  09:48:42
DUKE ENERGY-ENGAGE AMERICA MARKET POWER ANALYSIS
ECONOMIC CAPACITY

                              APPLICANTS                    HHI
MARKET     PERIOD  PRICE    MW    MKT SHARE   MKT SIZE  POST-MERGER

APS        S_SP1   $  150     20        0.2%    11,674        4,632
APS        S_SP2   $   75     21        0.2%    11,674        4,631
APS        S_P     $   25      6        0.1%     9,916        5,165
APS        S_OP    $   16     40        0.4%     9,171        4,866
APS        W_SP    $   60     75        0.5%    16,157        2,700
APS        W_P     $   35     47        0.3%    16,051        2,670
APS        W_OP    $   18     68        0.5%    14,410        2,829
APS        SH_SP   $   50     76        0.5%    14,129        2,643
APS        SH_P    $   30     77        0.6%    13,028        2,763
APS        SH_OP   $   14    174        1.5%    11,732        2,243

CILCO      S_SP1   $  150     13        0.4%     3,355        2,268
CILCO      S_SP2   $   65     14        0.4%     3,355        2,270
CILCO      S_P     $   30      7        0.3%     2,382        2,550
CILCO      S_OP    $   16     30        1.8%     1,698        1,298
CILCO      W_SP    $   60      8        0.3%     2,872        2,619
CILCO      W_P     $   35      5        0.2%     2,809        2,523
CILCO      W_OP    $   18      6        0.5%     1,212        1,310
CILCO      SH_SP   $   50     16        0.5%     3,238        1,817
CILCO      SH_P    $   30      9        0.4%     2,391        1,765
CILCO      SH_OP   $   14     68        3.9%     1,760          753

CIN        S_SP1   $  150  1,773        7.6%    23,251        2,038
CIN        S_SP2   $   75  1,772        7.7%    23,154        2,026
CIN        S_P     $   25    282        1.5%    18,644        2,656
CIN        S_OP    $   16    261        1.5%    17,627        2,485
CIN        W_SP    $   60  1,715        7.5%    22,898        1,942
CIN        W_P     $   35  1,332        6.0%    22,107        2,006
CIN        W_OP    $   18    258        1.4%    18,429        2,664
CIN        SH_SP   $   50  1,722        8.0%    21,618        1,774
CIN        SH_P    $   30    292        1.7%    17,673        2,369
CIN        SH_OP   $   14    299        2.2%    13,632        1,400

COMED      S_SP1   $  150     71        0.2%    31,025        3,158
COMED      S_SP2   $   65     71        0.2%    30,508        3,104
COMED      S_P     $   30     79        0.4%    21,498        5,073
COMED      S_OP    $   16    139        0.7%    19,498        6,126
COMED      W_SP    $   60     76        0.3%    30,968        3,143
COMED      W_P     $   35     78        0.3%    30,379        3,104
COMED      W_OP    $   18     94        0.5%    19,754        6,151
COMED      SH_SP   $   50    137        0.5%    27,479        2,928
COMED      SH_P    $   30    151        0.8%    19,480        4,788
COMED      SH_OP   $   14    219        1.2%    17,691        5,800


                                                                    Page 3 of 10

                                                         EXHIBIT NO. J-8 (WHH-8)

                 ENGAGE AMERICA AND DUKE ENERGY
           VERTICAL MARKET POWER ANALYSIS (DOWNSTREAM)

Competitive Analysis Screening Model (CASm v10.6)
Imputed HHI Report.  Created 12/13/01  09:48:42
DUKE ENERGY-ENGAGE AMERICA MARKET POWER ANALYSIS
ECONOMIC CAPACITY

                              APPLICANTS                    HHI
MARKET     PERIOD  PRICE    MW    MKT SHARE   MKT SIZE  POST-MERGER

DLCO       S_SP1   $  150     39        0.7%     5,656        2,537
DLCO       S_SP2   $   75     39        0.7%     5,575        2,488
DLCO       S_P     $   25     30        0.6%     5,431        2,530
DLCO       S_OP    $   16     62        1.3%     4,811        2,169
DLCO       W_SP    $   60     47        0.8%     5,867        2,096
DLCO       W_P     $   35     29        0.5%     5,699        2,079
DLCO       W_OP    $   18     26        0.5%     5,704        2,082
DLCO       SH_SP   $   50     77        1.2%     6,278        1,642
DLCO       SH_P    $   30     64        1.0%     6,277        1,735
DLCO       SH_OP   $   14    247        4.5%     5,480          931

DPL        S_SP1   $  150    285        3.0%     9,618        1,381
DPL        S_SP2   $   75    286        3.0%     9,596        1,375
DPL        S_P     $   25    136        1.6%     8,648        1,564
DPL        S_OP    $   16    204        2.5%     8,129        1,499
DPL        W_SP    $   60    241        2.5%     9,745        1,338
DPL        W_P     $   35     63        0.7%     9,362        1,344
DPL        W_OP    $   18     67        0.8%     8,556        1,542
DPL        SH_SP   $   50    297        3.2%     9,309        1,176
DPL        SH_P    $   30    117        1.4%     8,465        1,342
DPL        SH_OP   $   14    220        2.9%     7,515        1,007

EKPC       S_SP1   $  150     41        1.4%     2,947        3,538
EKPC       S_SP2   $   75     42        1.4%     2,947        3,537
EKPC       S_P     $   25      8        0.3%     2,503        4,578
EKPC       S_OP    $   16     20        0.9%     2,273        4,180
EKPC       W_SP    $   60     55        1.6%     3,394        2,849
EKPC       W_P     $   35     16        0.5%     3,391        2,860
EKPC       W_OP    $   18     20        0.8%     2,669        3,321
EKPC       SH_SP   $   50     61        2.0%     3,133        2,770
EKPC       SH_P    $   30     13        0.5%     2,706        3,464
EKPC       SH_OP   $   14     79        6.2%     1,267          939

FENER      S_SP1   $  150    206        1.1%    19,458        3,200
FENER      S_SP2   $   75    207        1.1%    19,391        3,184
FENER      S_P     $   25    159        0.9%    17,795        3,393
FENER      S_OP    $   16    215        1.2%    17,474        3,542
FENER      W_SP    $   60     89        0.5%    18,972        3,214
FENER      W_P     $   35     70        0.4%    18,537        3,126
FENER      W_OP    $   18     93        0.5%    17,524        3,496
FENER      SH_SP   $   50    175        0.9%    18,977        2,436
FENER      SH_P    $   30    158        0.9%    18,001        2,678
FENER      SH_OP   $   14    335        2.0%    16,401        2,857


                                                                    Page 4 of 10

                                                         EXHIBIT NO. J-8 (WHH-8)

                         ENGAGE AMERICA AND DUKE ENERGY
                  VERTICAL MARKET POWER ANALYSIS (DOWNSTREAM)

Competitive Analysis Screening Model (CASm v10.6)
Imputed HHI Report.  Created 12/13/01  09:48:42
DUKE ENERGY-ENGAGE AMERICA MARKET POWER ANALYSIS
ECONOMIC CAPACITY

                              APPLICANTS                    HHI
MARKET     PERIOD  PRICE    MW    MKT SHARE   MKT SIZE  POST-MERGER

HEC        S_SP1   $  150    115        3.7%     3,133        1,819
HEC        S_SP2   $   75    115        3.7%     3,133        1,817
HEC        S_P     $   25     26        0.9%     2,971        2,144
HEC        S_OP    $   16     49        1.7%     2,952        2,143
HEC        W_SP    $   60     91        2.8%     3,250        1,723
HEC        W_P     $   35     16        0.5%     3,250        1,838
HEC        W_OP    $   18     17        0.6%     3,089        2,020
HEC        SH_SP   $   50    117        3.9%     3,004        1,595
HEC        SH_P    $   30     28        1.0%     2,848        1,878
HEC        SH_OP   $   14     98        3.5%     2,822        1,749

IP         S_SP1   $  150    169        1.4%    11,781        1,679
IP         S_SP2   $   65    171        1.5%    11,727        1,687
IP         S_P     $   30     62        0.6%    10,022        1,896
IP         S_OP    $   16    222        2.4%     9,371        1,844
IP         W_SP    $   60    161        1.2%    13,628        1,238
IP         W_P     $   35     54        0.4%    12,968        1,227
IP         W_OP    $   18     93        0.8%    11,617        1,650
IP         SH_SP   $   50    184        1.5%    12,475        1,069
IP         SH_P    $   30     82        0.7%    11,319        1,182
IP         SH_OP   $   14    252        2.4%    10,291        1,269

IPL        S_SP1   $  150    114        2.0%     5,848        2,418
IPL        S_SP2   $   75    114        1.9%     5,847        2,418
IPL        S_P     $   25     77        1.4%     5,455        2,400
IPL        S_OP    $   16    134        2.5%     5,461        2,438
IPL        W_SP    $   60     65        1.4%     4,751        3,304
IPL        W_P     $   35     34        0.7%     4,609        3,175
IPL        W_OP    $   18     38        0.9%     4,360        3,360
IPL        SH_SP   $   50     86        2.0%     4,356        2,796
IPL        SH_P    $   30     55        1.3%     4,171        2,916
IPL        SH_OP   $   14    146        4.4%     3,364        1,951

LGE        S_SP1   $  150    958        7.0%    13,664        1,906
LGE        S_SP2   $   75    958        7.1%    13,571        1,877
LGE        S_P     $   25    114        1.0%    12,055        2,365
LGE        S_OP    $   16    254        2.2%    11,458        2,335
LGE        W_SP    $   60    922        6.7%    13,795        1,842
LGE        W_P     $   35    609        4.5%    13,563        1,898
LGE        W_OP    $   18    162        1.3%    12,248        2,361
LGE        SH_SP   $   50    957        7.3%    13,095        1,614
LGE        SH_P    $   30    104        0.9%    11,798        1,948
LGE        SH_OP   $   14    289        3.5%     8,159        1,158


                                                                    Page 5 of 10

                                                         EXHIBIT NO. J-8 (WHH-8)

                 ENGAGE AMERICA AND DUKE ENERGY
           VERTICAL MARKET POWER ANALYSIS (DOWNSTREAM)

Competitive Analysis Screening Model (CASm v10.6)
Imputed HHI Report.  Created 12/13/01  09:48:42
DUKE ENERGY-ENGAGE AMERICA MARKET POWER ANALYSIS
ECONOMIC CAPACITY

                              APPLICANTS                    HHI
MARKET     PERIOD  PRICE    MW    MKT SHARE   MKT SIZE  POST-MERGER

MECS       S_SP1   $  150    265        1.0%    27,565        1,707
MECS       S_SP2   $   75    265        1.0%    27,417        1,698
MECS       S_P     $   25    234        1.2%    20,328        1,896
MECS       S_OP    $   16    225        1.2%    18,468        1,898
MECS       W_SP    $   60    244        0.9%    28,133        1,633
MECS       W_P     $   35    196        0.8%    25,096        1,556
MECS       W_OP    $   18    177        0.9%    19,215        1,808
MECS       SH_SP   $   50    325        1.2%    26,606        1,466
MECS       SH_P    $   30    274        1.3%    20,778        1,577
MECS       SH_OP   $   14    285        2.1%    13,482        1,155

MIDAM      S_SP1   $  150     26        0.2%    12,037          976
MIDAM      S_SP2   $   65     27        0.2%    11,974          974
MIDAM      S_P     $   30     15        0.1%    11,088          962
MIDAM      S_OP    $   16    144        1.4%    10,684          947
MIDAM      W_SP    $   60     74        0.5%    14,201          740
MIDAM      W_P     $   35     34        0.3%    13,172          735
MIDAM      W_OP    $   18     47        0.4%    13,264          833
MIDAM      SH_SP   $   50     65        0.6%    10,893          802
MIDAM      SH_P    $   30     33        0.3%    10,518          813
MIDAM      SH_OP   $   14    163        1.8%     9,287          990

NIPS       S_SP1   $  150    123        1.7%     7,271        1,908
NIPS       S_SP2   $   75    123        1.7%     7,244        1,894
NIPS       S_P     $   25     83        1.2%     6,969        1,677
NIPS       S_OP    $   16     88        1.4%     6,454        1,854
NIPS       W_SP    $   60    143        1.6%     8,780        1,437
NIPS       W_P     $   35     55        0.6%     8,624        1,362
NIPS       W_OP    $   18     55        0.7%     8,065        1,500
NIPS       SH_SP   $   50    168        2.0%     8,246        1,223
NIPS       SH_P    $   30    105        1.3%     8,204        1,167
NIPS       SH_OP   $   14    163        2.6%     6,321          893

SIGE       S_SP1   $  150     44        1.5%     3,012        1,879
SIGE       S_SP2   $   75     44        1.5%     3,012        1,879
SIGE       S_P     $   25     11        0.5%     1,935        2,931
SIGE       S_OP    $   16     21        1.1%     1,921        2,964
SIGE       W_SP    $   60     40        1.3%     3,011        1,942
SIGE       W_P     $   35      7        0.3%     2,880        1,777
SIGE       W_OP    $   18      8        0.4%     1,982        2,832
SIGE       SH_SP   $   50     46        1.7%     2,775        1,825
SIGE       SH_P    $   30     12        0.6%     1,833        2,670
SIGE       SH_OP   $   14     42        2.7%     1,565        2,148


                                                                    Page 6 of 10

                                                         EXHIBIT NO. J-8 (WHH-8)

                 ENGAGE AMERICA AND DUKE ENERGY
           VERTICAL MARKET POWER ANALYSIS (DOWNSTREAM)

Competitive Analysis Screening Model (CASm v10.6)
Imputed HHI Report.  Created 12/13/01  09:48:42
DUKE ENERGY-ENGAGE AMERICA MARKET POWER ANALYSIS
ECONOMIC CAPACITY

                              APPLICANTS                    HHI
MARKET     PERIOD  PRICE    MW    MKT SHARE   MKT SIZE  POST-MERGER

WEP        S_SP1   $  150      -        0.0%     6,474        5,281
WEP        S_SP2   $   65      -        0.0%     6,269        5,167
WEP        S_P     $   30      -        0.0%     5,314        6,794
WEP        S_OP    $   16      -        0.0%     4,706        6,436
WEP        W_SP    $   60      2        0.0%     6,705        4,535
WEP        W_P     $   35      2        0.0%     6,524        4,673
WEP        W_OP    $   18      2        0.0%     5,378        5,648
WEP        SH_SP   $   50      -        0.0%     5,746        4,942
WEP        SH_P    $   30      -        0.0%     4,823        6,571
WEP        SH_OP   $   14      2        0.0%     3,809        6,092

                                                         EXHIBIT NO. J-8 (WHH-8)

                         ENGAGE AMERICA AND DUKE ENERGY
                  VERTICAL MARKET POWER ANALYSIS (DOWNSTREAM)

Competitive Analysis Screening Model (CASm v10.6)
Imputed HHI Report.  Created 12/11/01  13:07:49
DUKE ENERGY-ENGAGE AMERICA MARKET POWER ANALYSIS
ECONOMIC CAPACITY

                            APPLICANTS                   HHI
MARKET     PERIOD  PRICE   MW   MKT SHARE   MKT SIZE  POST-MERGER
BPA        S_SP1   $  150  219        0.4%    54,346        1,942
BPA        S_SP2   $  100  220        0.4%    54,080        1,947
BPA        S_P     $   75  237        0.6%    42,784        1,312
BPA        S_OP    $   35  195        0.7%    27,908          658
BPA        W_SP1   $  125  226        0.4%    54,612        1,955
BPA        W_SP2   $   90  225        0.4%    54,562        1,958
BPA        W_P     $   60  247        0.5%    47,226        1,541
BPA        W_OP    $   25  199        0.7%    27,082          678
BPA        SP_SP   $   50  213        0.4%    53,510        1,944
BPA        SP_P    $   30  155        0.3%    46,107        1,706
BPA        SP_OP   $   20  184        0.7%    25,007          814
BPA        F_SP    $   45  220        0.4%    53,677        1,953
BPA        F_P     $   30  165        0.4%    40,576        1,277
BPA        F_OP    $   15  324        1.6%    19,966          898

BPAN       S_SP1   $  150  228        0.5%    43,323        1,928
BPAN       S_SP2   $  100  228        0.5%    43,188        1,935
BPAN       S_P     $   75  237        0.7%    36,093        1,271
BPAN       S_OP    $   35  196        0.8%    25,136          657
BPAN       W_SP1   $  125  234        0.5%    43,552        1,961
BPAN       W_SP2   $   90  226        0.5%    43,511        1,965
BPAN       W_P     $   60  247        0.7%    37,463        1,440
BPAN       W_OP    $   25  199        0.8%    23,734          650
BPAN       SP_SP   $   50  214        0.5%    42,581        1,919
BPAN       SP_P    $   30  155        0.4%    37,413        1,654
BPAN       SP_OP   $   20  184        0.8%    22,400          777
BPAN       F_SP    $   45  220        0.5%    42,852        1,916
BPAN       F_P     $   30  166        0.5%    32,805        1,190
BPAN       F_OP    $   15  324        1.7%    18,635          873


                                                                    Page 8 of 10

                                                         EXHIBIT NO. J-8 (WHH-8)

                         ENGAGE AMERICA AND DUKE ENERGY
                  VERTICAL MARKET POWER ANALYSIS (DOWNSTREAM)

Competitive Analysis Screening Model (CASm v10.6)
Imputed HHI Report.  Created 12/11/01  13:07:49
DUKE ENERGY-ENGAGE AMERICA MARKET POWER ANALYSIS
ECONOMIC CAPACITY

                            APPLICANTS                   HHI
MARKET     PERIOD  PRICE   MW   MKT SHARE   MKT SIZE  POST-MERGER

BPAS       S_SP1   $  150   52        0.2%    29,340        1,719
BPAS       S_SP2   $  100   53        0.2%    29,224        1,717
BPAS       S_P     $   75   77        0.3%    25,559        1,201
BPAS       S_OP    $   35  105        0.5%    21,578          614
BPAS       W_SP1   $  125   78        0.3%    29,618        1,707
BPAS       W_SP2   $   90   78        0.3%    29,505        1,720
BPAS       W_P     $   60   75        0.3%    28,416        1,486
BPAS       W_OP    $   25  118        0.6%    21,341          675
BPAS       SP_SP   $   50   53        0.2%    29,514        1,724
BPAS       SP_P    $   30   48        0.2%    26,962        1,586
BPAS       SP_OP   $   20  142        0.7%    20,320          860
BPAS       F_SP    $   45   54        0.2%    29,512        1,735
BPAS       F_P     $   30   64        0.3%    26,050        1,303
BPAS       F_OP    $   15  280        1.5%    18,943          873

CAL_ISO    S_SP1   $  150  164        0.3%    60,688        2,000
CAL_ISO    S_SP2   $  100  164        0.3%    60,311        2,018
CAL_ISO    S_P     $   75   21        0.0%    57,182        2,120
CAL_ISO    S_OP    $   35   45        0.1%    43,085        1,800
CAL_ISO    W_SP1   $  125  167        0.3%    59,016        2,016
CAL_ISO    W_SP2   $   90  148        0.3%    58,574        2,041
CAL_ISO    W_P     $   60   17        0.0%    54,948        2,126
CAL_ISO    W_OP    $   25   58        0.2%    31,375        1,404
CAL_ISO    SP_SP   $   50   12        0.0%    55,081        1,926
CAL_ISO    SP_P    $   30   14        0.0%    39,884        1,495
CAL_ISO    SP_OP   $   20   90        0.3%    27,943        1,082
CAL_ISO    F_SP    $   45    9        0.0%    52,560        2,039
CAL_ISO    F_P     $   30   20        0.1%    37,006        1,514
CAL_ISO    F_OP    $   15  153        0.6%    25,436        1,059


                                                                    Page 9 of 10

                                                         EXHIBIT NO. J-8 (WHH-8)

                         ENGAGE AMERICA AND DUKE ENERGY
                  VERTICAL MARKET POWER ANALYSIS (DOWNSTREAM)

Competitive Analysis Screening Model (CASm v10.6)
Imputed HHI Report.  Created 12/11/01  13:07:49
DUKE ENERGY-ENGAGE AMERICA MARKET POWER ANALYSIS
ECONOMIC CAPACITY

                            APPLICANTS                   HHI
MARKET     PERIOD  PRICE   MW   MKT SHARE   MKT SIZE  POST-MERGER

CAL_ISO_N  S_SP1   $  150  147        0.5%    30,483        3,390
CAL_ISO_N  S_SP2   $  100  147        0.5%    30,390        3,411
CAL_ISO_N  S_P     $   75   16        0.1%    27,563        3,788
CAL_ISO_N  S_OP    $   35   29        0.1%    21,077        3,575
CAL_ISO_N  W_SP1   $  125  147        0.5%    28,734        3,590
CAL_ISO_N  W_SP2   $   90  147        0.5%    28,544        3,617
CAL_ISO_N  W_P     $   60   14        0.1%    25,738        3,978
CAL_ISO_N  W_OP    $   25   41        0.3%    16,597        2,362
CAL_ISO_N  SP_SP   $   50   10        0.0%    28,048        3,282
CAL_ISO_N  SP_P    $   30   11        0.1%    22,761        2,730
CAL_ISO_N  SP_OP   $   20   61        0.4%    14,235        1,544
CAL_ISO_N  F_SP    $   45    7        0.0%    26,577        3,708
CAL_ISO_N  F_P     $   30   15        0.1%    20,193        2,915
CAL_ISO_N  F_OP    $   15  108        0.8%    12,811        1,318

CAL_ISO_S  S_SP1   $  150   26        0.1%    32,135        2,652
CAL_ISO_S  S_SP2   $  100   26        0.1%    31,823        2,681
CAL_ISO_S  S_P     $   75    4        0.0%    31,501        2,633
CAL_ISO_S  S_OP    $   35   15        0.1%    23,042        1,737
CAL_ISO_S  W_SP1   $  125   29        0.1%    32,230        2,663
CAL_ISO_S  W_SP2   $   90    2        0.0%    31,931        2,715
CAL_ISO_S  W_P     $   60    4        0.0%    31,097        2,629
CAL_ISO_S  W_OP    $   25   21        0.1%    18,194        1,260
CAL_ISO_S  SP_SP   $   50    3        0.0%    29,488        2,407
CAL_ISO_S  SP_P    $   30    4        0.0%    19,629        1,345
CAL_ISO_S  SP_OP   $   20   37        0.2%    19,087        1,205
CAL_ISO_S  F_SP    $   45    2        0.0%    28,437        2,327
CAL_ISO_S  F_P     $   30    7        0.0%    19,360        1,268
CAL_ISO_S  F_OP    $   15   92        0.5%    17,951        1,099

                                                                  EXHIBIT NO. J-9 (WHH-9)

              ELECTRIC GENERATION SERVED BY ENGAGE ENERGY AFFILIATES 1/

PIPELINE               COMPANY                       LOCATION  PLANT                 MW

NPCC
   Empire State        Sithe                         NY        Independence         1,080
   Union Gas           Ontario Power                 ONT       Lennox               2,140
   Union Gas           Cardinal Power of Canada LLP  ONT       Cardinal Power         165
   Union Gas           AES                           ONT       AES Kingston           120
   Union Gas           Iroquois Falls Power          ONT       Iroquois Cogen         116
   Union Gas           Kirkland Lake Power Corp.     ONT       Kirkland               102
   Union Gas           Cochrane Power Corp.          ONT       Cochrane Station        38
   Union Gas           Great Lakes Power Inc.        ONT       Lake Superior Power    110
   Union Gas           Westcoast                     ONT       Fort Francis           103
   Union Gas           TransCanada Power             ONT       North Bay               48
   Union Gas           TransCanada Power             ONT       Kapuskasing             48
   Union Gas           West Windsor Power            ONT       West Windsor Cogen     115
   Union Gas           Transalta                     ONT       Windsor                 65
   Union Gas           Transalta                     ONT       Sarina                 490
                                                                                    -----
                                                                                    4,740

WSCC
   Westcoast Pipeline  Westcoast                     BC        McMahon Cogen          117  2/
   Westcoast Pipeline  BC Hydro                      BC        Burrard                760  3/
   Westcoast Pipeline  BC Hydro                      BC        Island Cogen           240  4/
   Westcoast Pipeline  Puget Sound                   WA        Sumas I                110
                                                                                    -----
                                                                                    1,227

1/  Includes generation in WSCC, NPCC, PJM, ECAR and MAIN only.
    Does not include generation less than 20 MW.
2/  McMahon is sold under long-term contract to BC Hydro.
3/  Some of this capacity is off-line.
4/  Output sold under long-term contract to BC Hydro

                                                                                    EXHIBIT NO. J-9 (WHH-9)

                           ELECTRIC GENERATION SERVED BY DUKE AFFILIATES 1/

PIPELINE                     COMPANY              LOCATION             PLANT                            MW

MIDWEST
   Texas Eastern             AECI                MO                    Essex                            121
   Texas Eastern             AECI                MO                    St. Francis                      460
   Texas Eastern             Cinergy             OH                    Madison                          576
   Texas Eastern             Cinergy             OH                    Woodsdale                        462
   Texas Eastern             Duke                OH                    Knox                             640
   Texas Eastern             Kentucky Utilities  KY                    EW Brown                         848
                                                                                                      -----
                                                                                                      3,107

NEPOOL
   Algonquin                 Braintree Town Of   NEPOOL                Potter Station                    80
   Algonquin                 Calpine             NEPOOL                Dighton                          144
   Algonquin                 Calpine             NEPOOL                Tiverton                         265
   Algonquin                 Commonwealth        NEPOOL                Dartmouth Power                   62
   Algonquin                 FPL                 NEPOOL                Bellingham                     1,000
   Algonquin                 Milford Power       NEPOOL                Milford Power                    149
   Algonquin                 Mirant              NEPOOL                Canal                            535
   Algonquin                 multiple            NEPOOL                Ocean State                      528
   Algonquin                 PG&E                NEPOOL                Lake Road                        792
   Algonquin                 PG&E                NEPOOL                Manchester Street                426
   Algonquin                 PP&L                NEPOOL                Wallingford                      250
   Algonquin                 Sithe               NEPOOL                West Medway                      540
   Algonquin                 Taunton City Of     NEPOOL                Cleary Flood                     105
   Maritimes & Northeast 2/  Duke Energy         NEPOOL                Maine Independence/Casco Bay     490
   Maritimes & Northeast 2/  Gorham Energy LP    NEPOOL                Westbrook                        540
   Maritimes & Northeast 2/  Hydro-Quebec        NEPOOL                Bucksport                        174
   Maritimes & Northeast 2/  NU                  NEPOOL                Newington                        525
                                                                                                      -----
                                                                                                      6,605

PJM
   Texas Eastern             AES                 PJM                   Ironwood                         700
   Texas Eastern             PECO                PJM                   Cromby 2                         201
   Texas Eastern             PECO                PJM                   Eddystone 1                      279
   Texas Eastern             Conectiv            PJM                   Hay Road (New Castle)            511
   Texas Eastern             PG&E                ENTERGY CONTROL AREA  Attala                           510
                                                                                                      2,201

1/  Includes generation in WSCC, NPCC, PJM, ECAR and MAIN only.
    Does not include generation less than 20 MW.
2/  Maritimes & Northeast is also affiliated with Westcoast Energy.

                                                                                                         EXHIBIT NO. J-10 (WHH-10)

                                         PIPELINES FLOWING INTO THE NEW ENGLAND
==================================================================================================================================

                                                                          DELIVERING FROM  DELIVERING TO  2000 CAPACITY  2000 FLOW
ROUTE               PIPELINE NAME                      OWNER                   STATE           STATE        (MMCF/DAY)  (MMCF/DAY)
-----------  ----------------------------  -----------------------------  ---------------  -------------  -------------  ---------
ML-1         ALGONQUIN GAS TRANS CO        Duke Energy                    NY               CT                      1,030       455
             MARITIMES/NORTHEAST PL CO     Duke, Westcoast and Others 1/  CN               ME                        400       338

NIAG, ML-W1  TENNESSEE GAS PIPELINE CO     El Paso Corp                   NY, CT           CT, MA                  1,209       386
             PORTLAND GAS TRANSMISSION CO  Multiple 2/                    CN               NH                        178        75
ML           IROQUOIS PIPELINE CO          Multiple 3/                    NY               CT                        470       468
                                                                                                          --------------  --------
                                                                                                                   3,287     1,722


Note:   Excludes pipelines under 50 MMcf/d.

1/  Duke Energy (37.5%), Westcoast Energy Inc. (37.5%), ExxonMobil (12.5%) and Emera Inc. (12.5%).
2/  TransCanada Pipelines (33.29%), El Paso Energy (29.64%), Gaz Metropolitain (20.66%), DTE Energy (16.41%)
3/  TransCanada Pipelines (41.16%), Dominion (24.72%), KeySpan Energy (20.4%), PG&E Generating (5.77%), CTG Resources (4.87%),
    New Jersey Resources (3.28%).

Source: Energy Information Administration (EIA) database of interstate pipeline capacity and flows at state borders.

                                                                                                 EXHIBIT NO. J-10 (WHH-10)


                                    PIPELINES FLOWING INTO THE EIA MIDWEST REGION
===========================================================================================================================

                                                                        DELIVERING   DELIVERING  2000 CAPACITY   2000 FLOW
ROUTE                          PIPELINE NAME                OWNER       FROM STATE    TO STATE     (MMCF/DAY)    (MMCF/DAY)
----------------------  ----------------------------  ----------------  ----------  -----------  --------------  ----------
ML-S1+N1                TEXAS EASTERN TRANS CORP      Duke Energy       KY, MO      OH, IL                2,366       1,753
                        ALLIANCE PIPELINE CO          Westcoast Energy  SD          MN                    1,325         165
                                                      and Others 1/
ML                      CENTRA PIPELINE CO            Westcoast Energy  CN          MN                       63          30
                        VECTOR PIPELINE               Westcoast Energy  IN          CN                       3/          3/
                                                      and Others 2/

ML-LA                   TRUNKLINE GAS CO              CMS Energy        KY          IL                    1,799       1,050
                        BLUEWATER PIPELINE CO         CMS Energy        CN          MI                      250         100
ML-WST                  PANHANDLE EASTERN P L CO      CMS Energy        MO          IL                    1,361       1,026
TL404, TL-377, LN2535   CNG TRANS CORP                Dominion          PA, WV      OH                    1,099         233
ML-W1                   TENNESSEE GAS PIPELINE CO     El Paso Corp.     KY          OH                    1,777       1,127
ML                      MIDWESTERN GAS TRANS CO       El Paso Corp.     KY          IN                      664         155
ML-SW+ML-LA             ANR PIPELINE CO               El Paso Corp.     IA, KY      IL, IN                2,039       1,346
IM6MM8, IAM742, ABCD&J  NORTHERN NATURAL GAS CO       Enron             IA          MN, IL                2,195       1,067
ML                      NORTHERN BORDER PIPELINE CO   Enron and others  SD, IA      MN, IL                3,018       2,951
                        GREAT LAKES GAS TRANS LTD     Great Lakes Gas   CN          MN                    2,412       2,214
S307MA+109MAR           NAT GAS P L CO OF AMERICA     Kinder Morgan     MO, IA      IL                    3,425       2,266
AM-4                    KO TRANSMISSION CO                              KY          OH                      518         120
R701+                   COLUMBIA GAS TRANS CORP       NiSource          WV          OH                      764         348
ML-123                  MISSISSIPPI RIVER TRANS CORP  Reliant Energy    MO          IL                      590          67
ML1+LATN5, LAT1         WILLIAMS GAS PIPELINE         Williams Energy   KY          IN                    1,502         963
ML-1                    VIKING GAS TRANSMISSION CO    Xcel Energy       CN          MN                      516         322
                                                                                                         27,682      17,303

Note:   Excludes pipelines under 50 MMcf/d.  EIA's Midwest definition includes
MN, WI, MI, IL, IN and OH.

1/ Fort Chicago Energy Partners LP (26.0%), Westcoast Energy Inc. (23.6%), Enbridge, Inc. (21.4%), The Williams Companies, Inc. (14.6%), El Paso Corporation (14.4%).
2/ Enbridge, Inc. (45%), Westcoast Energy(30%) and MCN Energy (25%). Enbridge is the operator.
3/  Pipelines  that  begin  in the region and exit the region are not included.

Source: Energy Information Administration (EIA) database of interstate pipeline capacity and flows at state borders.

                                                                                          EXHIBIT NO. J-10 (WHH-10)


               PIPELINES FLOWING INTO THE PACIFIC CONTIGUOUS MARKET (CALIFORNIA, OREGON, WASHINGTON)
===================================================================================================================

                                                         DELIVERING FROM  DELIVERING TO  2000 CAPACITY   2000 FLOW
ROUTE               PIPELINE NAME             OWNER           STATE           STATE        (MMCF/DAY)    (MMCF/DAY)
------------  --------------------------  -------------  ---------------  -------------  --------------  ----------
SUMAS, SUMCD  SUMAS                       BC Gas         CN               WA                        345          26
              TRANSWESTERN PIPELINE CO    Enron          AZ               CA                      1,165         900
              MOHAVE PIPELINE CO          El Paso Corp.  AZ               CA                        400         279
ELPA          EL PASO NAT GAS CO          El Paso Corp.  AZ               CA                      2,890       1,672
P113          PG&E GAS TRANSMISSION - NW  PG&E           ID               WA                      2,708       2,277
SOUTH, N201   NORTHWEST PIPELINE CORP     Williams       ID, CN           OR, WA                  1,435       1,059
              KERN RIVER GAS TRANS CO     Williams       NV               CA                        750         563
ARCO          FERNDALE P L CO                            CN               WA                        105           6
                                                                                         --------------  ----------
                                                                                                  9,798       6,782


                                      PIPELINES FLOWING INTO WASHINGTON AND OREGON 1/
===================================================================================================================
                                                         DELIVERING FROM  DELIVERING TO  2000 CAPACITY   2000 FLOW
ROUTE               PIPELINE NAME             OWNER           STATE           STATE        (MMCF/DAY)    (MMCF/DAY)
------------  --------------------------  -------------  ---------------  -------------  --------------  ----------
SUMAS, SUMCD  SUMAS                       BC Gas         CN               WA                        345          26
P113          PG&E GAS TRANSMISSION - NW  PG&E           ID               WA                      2,708       2,277
SOUTH, N201   NORTHWEST PIPELINE CORP     Williams       ID, CN           OR, WA                  1,435       1,059
ARCO          FERNDALE P L CO                            CN               WA                        105           6
                                                                                         --------------  ----------
                                    \                                                             4,593       3,368

Note:   Excludes pipelines under 50 MMcf/d.

Source: Energy Information Administration (EIA) database of interstate pipeline capacity and flows at state borders.

                                                                     EXHIBIT NO. J-11 (WHH-11)

                      GEOGRAPHIC MARKET DEFINITIONS FOR UPSTREAM ANALYSIS


                                                                                 ENTERING
MARKET                                                 PIPELINES             CAPACITY (MMCF/D)
------------------------------------------  -------------------------------  -----------------
NORTHEAST
------------------------------------------

NEW ENGLAND                                 Maritimes and Northeast                        400
(CT, MA, ME, NH, NH, RI, VT)                Algonquin                                    1,030
                                            Iroquois                                       470
                                            Portland Gas Transmission                      178
                                            Tennessee                                    1,209
                                                                             -----------------
                                                                                         3,287


                                                                                   Page 1 of 3

                                                                     EXHIBIT NO. J-11 (WHH-11)


                      GEOGRAPHIC MARKET DEFINITIONS FOR UPSTREAM ANALYSIS


                                                                                 ENTERING
MARKET                                                 PIPELINES             CAPACITY (MMCF/D)
------------------------------------------  -------------------------------  -----------------
MIDWEST
------------------------------------------

COMED                                       Alliance                                     1,325
(part of IL)                                ANR                                          2,696
                                            Midwestern                                     650
                                            NGP                                          3,425
                                            Northern Border                                663
                                                                             -----------------
                                                                                         8,759

CINERGY/AEP                                 Texas Eastern                                2,504
(parts of IN, KY, MI, OH, VA, WV)           Vector                                         720
                                            Midwestern                                     665
                                            ANR                                          2,709
                                            CNG                                            400
                                            Columbia Gas                                   956
                                            Columbia Gulf                                2,317
                                            Crossroads                                     250
                                            Panhandle                                    1,573
                                            Tennessee                                    2,671
                                            Texas Gas                                    1,502
                                            Trunkline                                      745
                                                                             -----------------
                                                                                        17,012

CINERGY/AEP/AMEREN/NIPS/CILCO/IP            Texas Eastern                                2,428
(IN, parts of IL, KY, MI, MO, OH, VA, WV)   Vector                                         720
                                            ANR                                          3,463
                                            CNG                                            400
                                            Columbia Gas                                   956
                                            Columbia Gulf                                2,317
                                            Midwestern                                     664
                                            Mississippi River                              730
                                            NGP                                          3,425
                                            Northern Border                                663
                                            Panhandle                                    1,559
                                            Tennessee                                    2,671
                                            Texas Gas                                    1,502
                                            Trunkline                                    1,799
                                            Williams                                       993
                                                                             -----------------
                                                                                        24,290


                                                                                   Page 2 of 3

                                                                     EXHIBIT NO. J-11 (WHH-11)


                      GEOGRAPHIC MARKET DEFINITIONS FOR UPSTREAM ANALYSIS


                                                                                 ENTERING
MARKET                                                 PIPELINES             CAPACITY (MMCF/D)
------------------------------------------  -------------------------------  -----------------


 U.S.-CANADIAN BORDER                       Foothills (at N. Border/Monchy)              2,185
                                                                             -----------------
                                                                                         2,185

 WEST
------------------------------------------
 U.S.-CANADIAN BORDER                       Foothills (at Kingsgate)                     2,523
                                            Westcoast (at Sumas)                         1,577
                                                                             -----------------
                                                                                         4,099


                                                                                   Page 3 of 3

                                                                                       EXHIBIT NO.J-12 (WHH-12)

                      APPLICANTS' SHARE OF FIRM GAS TRANSPORTATION CAPACITY INTO NORTHEAST
                                                  NEPOOL MARKET
===============================================================================================================

                                              DUKE ENERGY       ENGAGE AMERICA        COMBINED
                                          ----------------------------------------------------------    TOTAL
                                          CAPACITY   MARKET   CAPACITY   MARKET   CAPACITY   MARKET   PIPELINE
PIPELINE                                   (MMCF)     SHARE    (MMCF)     SHARE    (MMCF)     SHARE   CAPACITY
========================================  =========  =======  =========  =======  =========  =======  =========
Algonquin Gas Transmission Company              0.0     0.0%        0.0     0.0%        0.0     0.0%      1,030
Iroquois Gas Transmission System               91.7    19.5%        8.9     1.9%      100.6    21.4%        470
Maritimes & Northeast Pipeline, L.L.C.        211.5    52.9%       24.4     6.1%      235.9    59.0%        400
Portland Natural Gas Transmission System        0.0     0.0%        0.0     0.0%        0.0     0.0%        178
Tennessee Gas Pipeline Company                  0.0     0.0%        0.0     0.0%        0.0     0.0%      1,209
----------------------------------------  ---------  -------  ---------  -------  ---------  -------  ---------
Total                                         303.3     9.2%       33.3     1.0%      336.5    10.2%      3,287

                                                                                       EXHIBIT NO.J-12 (WHH-12)

                         APPLICANTS' SHARE OF FIRM GAS TRANSPORTATION CAPACITY INTO MIDWEST
                                           COMMONWEALTH EDISON MARKET
===============================================================================================================

                                              DUKE ENERGY       ENGAGE AMERICA        COMBINED
                                          ---------------------------------------------------------  PIPELINE
                                         CAPACITY   MARKET   CAPACITY   MARKET   CAPACITY   MARKET   CAPACITY
PIPELINE                                  (MMCF)     SHARE    (MMCF)     SHARE    (MMCF)     SHARE    (MMCF)
=======================================  =========  =======  =========  =======  =========  =======  =========
Alliance Pipeline Company                    103.9     7.8%      156.0    11.8%      259.9    19.6%      1,325
ANR Pipeline Company                          31.8     1.2%       76.5     2.8%      108.2     4.0%      2,696
Midwestern Gas Transmission Company            0.0     0.0%        0.0     0.0%        0.0     0.0%        650
Natural Gas Pipeline Company Of America        0.0     0.0%        7.8     0.2%        7.8     0.2%      3,425
Northern Border Pipeline Company              10.6     1.6%       12.2     1.8%       22.8     3.4%        663
---------------------------------------  ---------  -------  ---------  -------  ---------  -------  ---------
Total                                        146.3     1.7%      252.4     2.9%      398.7     4.6%      8,759

                                                                                     EXHIBIT NO.J-12 (WHH-12)

                    APPLICANTS' SHARE OF FIRM GAS TRANSPORTATION CAPACITY INTO MIDWEST
                                                AEP-CIN MARKET
=============================================================================================================

                                            DUKE ENERGY       ENGAGE AMERICA         COMBINED
                                        ----------------------------------------------------------  PIPELINE
                                        CAPACITY   MARKET   CAPACITY   MARKET   CAPACITY   MARKET   CAPACITY
PIPELINE                                 (MMCF)     SHARE    (MMCF)     SHARE    (MMCF)     SHARE    (MMCF)
======================================  =========  =======  =========  =======  =========  =======  =========
ANR Pipeline Company                         12.5     0.5%       30.0     1.1%       42.5     1.6%    2,709.0
Columbia Gas Transmission Corporation         0.0     0.0%        0.0     0.0%        0.0     0.0%      956.0
Columbia Gulf Pipeline                        0.0     0.0%        0.0     0.0%        0.0     0.0%    2,317.0
Crossroads Pipeline Company                  19.5     7.8%        0.0     0.0%       19.5     7.8%      250.0
CNG Dominion Pipeline                         0.0     0.0%        0.0     0.0%        0.0     0.0%      400.0
Midwestern Gas Transmission Company           0.0     0.0%        0.0     0.0%        0.0     0.0%      665.1
Panhandle Eastern Pipe Line Company           0.0     0.0%      100.9     6.4%      100.9     6.4%    1,573.0
Tennessee Gas Pipeline Company              117.5     4.4%       10.4     0.4%      127.9     4.8%    2,671.0
Texas Eastern Transmission Corporation       38.2     1.5%        0.0     0.0%       38.2     1.5%    2,504.0
Texas Gas Transmission Corporation           87.8     5.8%        0.0     0.0%       87.8     5.8%    1,502.0
Trunkline Gas Company                        19.5     2.6%        9.8     1.3%       29.3     3.9%      745.0
Vector Pipeline LP                            0.0     0.0%      270.1    37.5%      270.1    37.5%      720.0
--------------------------------------  ---------  -------  ---------  -------  ---------  -------  ---------
Total                                       295.0     1.7%      421.2     2.5%      716.2     4.2%   17,012.1

                                                                                         EXHIBIT NO.J-12 (WHH-12)

                        APPLICANTS' SHARE OF FIRM GAS TRANSPORTATION CAPACITY INTO MIDWEST
                                AEP-CINERGY-AMEREN-NIPS-ILLINOIS POWER-CILCO MARKET
=================================================================================================================

                                               DUKE ENERGY       ENGAGE AMERICA         COMBINED
                                            ----------------------------------------------------------  PIPELINE
                                            CAPACITY   MARKET   CAPACITY   MARKET   CAPACITY   MARKET   CAPACITY
PIPELINE                                     (MMCF)     SHARE    (MMCF)     SHARE    (MMCF)     SHARE    (MMCF)
==========================================  =========  =======  =========  =======  =========  =======  =========
ANR Pipeline Company                             31.8     0.9%       76.5     2.2%      108.2     3.1%     3463.0
Columbia Gas Transmission Corporation             0.0     0.0%        0.0     0.0%        0.0     0.0%      956.0
Columbia Gulf Pipeline                            0.0     0.0%        0.0     0.0%        0.0     0.0%     2317.0
CNG Dominion Pipeline                             0.0     0.0%        0.0     0.0%        0.0     0.0%      400.0
Midwestern Gas Transmission Company               0.0     0.0%        0.0     0.0%        0.0     0.0%      663.6
Mississippi River Transmission Corporation        0.0     0.0%        0.0     0.0%        0.0     0.0%      730.0
Natural Gas Pipeline Company Of America           0.0     0.0%        2.0     0.1%        2.0     0.1%     3425.0
Northern Border Pipeline Company                 10.1     1.5%       11.6     1.8%       21.8     3.3%      663.0
Panhandle Eastern Pipe Line Company               0.0     0.0%       20.1     1.3%       20.1     1.3%     1559.1
Tennessee Gas Pipeline Company                  117.5     4.4%       10.4     0.4%      127.9     4.8%     2671.0
Texas Eastern Transmission Corporation           38.2     1.6%        0.0     0.0%       38.2     1.6%     2428.0
Texas Gas Transmission Corporation               87.8     5.8%        0.0     0.0%       87.8     5.8%     1502.0
Trunkline Gas Company                            19.5     1.1%       29.8     1.7%       49.3     2.7%     1799.0
Vector Pipeline LP                                0.0     0.0%      234.1    32.5%      234.1    32.5%      720.0
Williams Gas Pipelines Central, Inc.              0.0     0.0%        0.0     0.0%        0.0     0.0%      993.0
------------------------------------------  ---------  -------  ---------  -------  ---------  -------  ---------
Total                                           304.9     1.3%      384.5     1.6%      689.4     2.8%   24,289.7

                                                        EXHIBIT NO.J-12 (WHH-12)

       APPLICANTS' SHARE OF FIRM GAS TRANSPORTATION CAPACITY INTO MIDWEST
                 U.S. CANADIAN BORDER AT NORTHERN BORDER PIPELINE
================================================================================


               DUKE ENERGY        ENGAGE AMERICA         COMBINED
           ----------------------------------------------------------  PIPELINE
           CAPACITY   MARKET   CAPACITY   MARKET   CAPACITY   MARKET   CAPACITY
PIPELINE    (MMCF)     SHARE    (MMCF)     SHARE    (MMCF)     SHARE    (MMCF)
=========  =========  =======  =========  =======  =========  =======  =========
Foothills       77.0     3.5%       35.0     1.6%      112.0     5.1%    2,185.0
Total           77.0     3.5%       35.0     1.6%      112.0     5.1%    2,185.0

                                                                 EXHIBIT NO.J-12 (WHH-12)

              APPLICANTS' SHARE OF FIRM GAS TRANSPORTATION CAPACITY INTO WEST
                         U.S. CANADIAN BORDER AT WASHINGTON STATE
=========================================================================================

                       DUKE ENERGY       ENGAGE AMERICA         COMBINED
                    ----------------------------------------------------------  PIPELINE
                    CAPACITY   MARKET   CAPACITY   MARKET   CAPACITY   MARKET   CAPACITY
PIPELINE             (MMCF)     SHARE    (MMCF)     SHARE    (MMCF)     SHARE    (MMCF)
==================  =========  =======  =========  =======  =========  =======  =========
Westcoast Pipeline      159.4    10.1%      220.9    14.0%      380.2    24.1%    1,576.6
Foothills               179.0     7.1%      129.9     5.1%      308.9    12.2%    2,522.6
------------------  ---------  -------  ---------  -------  ---------  -------  ---------
Total                   338.4     8.3%      350.8     8.6%      689.2    16.8%    4,099.2

                          EXHIBIT NO. J-13 (WHH-13)

          ENGAGE AMERICA AND DUKE ENERGY
   VERTICAL MARKET POWER ANALYSIS (UPSTREAM)
                  NEPOOL MARKET
===================================================

                        CAPACITY    MARKET
AFFILIATE NAME          (MMCF/D)   SHARE (%)   HHI
----------------------  ---------  ---------  -----
Keyspan                       671         20    417
PG&E                          438         13    178
Duke/Engage America           337         10    105
Energy East                   327         10     99
Northeast Utilities           256          8     61
NiSource Inc                  186          6     32
El Paso                       180          5     30
NSTAR                         169          5     27
Cabot Corp                    169          5     26
TransCanada                   127          4     15
Southern Union Company        102          3     10
Salmon Resources Ltd.          98          3      9
Bangor Gas                     67          2      4
Calpine                        52          2      2
DTE Energy                     29          1      1
EnergyNorth                    28          1      1
Others                         52          2      1

----------------------  ---------  ---------  -----
 TOTAL                      3,287        100  1,016
======================  =========  =========  =====

                                       EXHIBIT NO. J-13 (WHH-13)

               ENGAGE AMERICA AND DUKE ENERGY
           VERTICAL MARKET POWER ANALYSIS (UPSTREAM)
                 COMMONWEALTH EDISON MARKET
================================================================

                                       CAPACITY    MARKET
     AFFILIATE NAME                    (MMCF/D)   SHARE (%)  HHI
-------------------------------------  ---------  ---------  ---
NICOR                                       1263         14  208
Michigan Consolidated Gas Company            859         10   96
Peoples Energy Corp                          630          7   52
TransCanada                                  565          6   42
Utilicorp United                             534          6   37
NiSource Inc                                 513          6   34
Duke/Engage America                          399          5   21
Wisconsin Energy Corp                        337          4   15
Enron                                        279          3   10
Energy East                                  211          2    6
Consumers Power                              207          2    6
Dynegy                                       203          2    5
El Paso                                      199          2    5
Petro-Canada Hydrocarbons, Inc.              147          2    3
WPS Resources Corp                           138          2    2
Alberta Energy Company Ltd.                  127          1    2
Exelon                                       117          1    2
POCO Marketing LTD.                          111          1    2
PanCanadian Energy Services Inc.             108          1    2
Canadian Natural Resources                    99          1    1
Oneok                                         98          1    1
Alliance Canada Marketing L.P.                81          1    1
Pioneer Natural Resources Canada Inc.         80          1    1
Amerada Hess Corporation                      78          1    1
USX Corporation                               74          1    1
PCS Nitrogen Ohio, L.P.                       72          1    1
Progas USA, Inc.                              69          1    1
North Shore Gas Company                       68          1    1
Crestar Energy Marketing Corporation          64          1    1
Ameren                                        62          1    1
Others                                       963         11    5
-------------------------------------  ---------  ---------  ---
 TOTAL                                     8,759        100  563
=====================================  =========  =========  ===

                                    EXHIBIT NO. J-13 (WHH-13)

             ENGAGE AMERICA AND DUKE ENERGY
        VERTICAL MARKET POWER ANALYSIS (UPSTREAM)
                  CINERGY/AEP MARKET
=============================================================

                                   CAPACITY    MARKET
    AFFILIATE NAME                 (MMCF/D)   SHARE (%)  HHI
---------------------------------  ---------  ---------  ---
NiSource Inc                            4050       23.8  567
Keyspan                                  875        5.1   26
Michigan Consolidated Gas Company        859        5.0   25
Dominion                                 859        5.0   25
PSEG                                     790        4.6   22
Duke/Engage America                      716        4.2   18
Wisconsin Energy Corp                    672        3.9   16
Consumers Power                          629        3.7   14
Williams Energy                          517        3.0    9
Enron                                    517        3.0    9
TransCanada                              452        2.7    7
Exelon                                   449        2.6    7
Energy East                              426        2.5    6
Vectren Corp                             387        2.3    5
DTE Energy                               360        2.1    4
New Jersey Resources                     342        2.0    4
Cinergy                                  279        1.6    3
Citizens Gas & Coke Utility              278        1.6    3
National Fuel Gas Co                     235        1.4    2
Enbridge Inc.                            225        1.3    2
DPL                                      225        1.3    2
PanCanadian Energy Services Inc.         191        1.1    1
El Paso                                  183        1.1    1
CMS Energy                               177        1.0    1
Consolidated Edison                      170        1.0    1
PG&E                                     168        1.0    1
NKK Corp                                 140        0.8    1
WPS Resources Corp                       121        0.7    1
Others                                  1721       10.1    3
---------------------------------  ---------  ---------  ---
 TOTAL                                17,012        100  786
=================================  =========  =========  ===

                                   EXHIBIT NO. J-13 (WHH-13)

             ENGAGE AMERICA AND DUKE ENERGY
        VERTICAL MARKET POWER ANALYSIS (UPSTREAM)
  AEP, CINERGY, AMEREN, NIPS, ILLINOIS POWER, CILCO MARKET
============================================================

                                   CAPACITY    MARKET
     AFFILIATE NAME                (MMCF/D)   SHARE (%)  HHI
---------------------------------  ---------  ---------  ---
NiSource Inc                           4,461       18.4  337
Williams Energy                        1,474        6.1   37
NICOR                                  1,002        4.1   17
PSEG                                     877        3.6   13
Keyspan                                  875        3.6   13
Michigan Consolidated Gas Company        859        3.5   12
Wisconsin Energy Corp                    813        3.3   11
Dominion                                 790        3.3   11
Duke/Engage America                      689        2.8    8
TransCanada                              663        2.7    7
Consumers Power                          655        2.7    7
CMS Energy                               648        2.7    7
Utilicorp United                         577        2.4    6
Reliant                                  560        2.3    5
Dynegy                                   536        2.2    5
Enron                                    513        2.1    4
Peoples Energy Corp                      507        2.1    4
Vectren Corp                             462        1.9    4
Energy East                              426        1.8    3
DTE Energy                               405        1.7    3
Ameren                                   354        1.5    2
Exelon                                   344        1.4    2
New Jersey Resources                     342        1.4    2
Citizens Gas & Coke Utility              325        1.3    2
PanCanadian Energy Services Inc.         288        1.2    1
Cinergy                                  279        1.1    1
National Fuel Gas Co                     235        1.0    1
El Paso                                  227        0.9    1
PG&E                                     226        0.9    1
Others                                 3,877       16.0    5
---------------------------------  ---------  ---------  ---
 TOTAL                                24,290        100  534
=================================  =========  =========  ===

                                      EXHIBIT NO. J-13 (WHH-13)

             ENGAGE AMERICA AND DUKE ENERGY
         VERTICAL MARKET POWER ANALYSIS (UPSTREAM)
             U.S. CANADIAN BORDER AT MONTANA
==============================================================


                                   CAPACITY    MARKET
    AFFILIATE NAME                 (MMCF/D)   SHARE (%)   HHI
---------------------------------  ---------  ---------  -----
Pan-Alberta Gas Inc.                     687       31.4    989
TransCanada                              258       11.8    139
PanCanadian Energy Services Inc.         177        8.1     66
Husky                                    145        6.6     44
Duke/Engage America                      112        5.1     26
Progas                                    91        4.2     17
AEC Marketing                             83        3.8     14
Petro-Canada                              79        3.6     13
Enron                                     69        3.2     10
Burlington Resources, Inc                 67        3.1      9
Tenaska                                   60        2.7      8
El Paso                                   52        2.4      6
Nexen (CXY)                               47        2.2      5
Gulf/Conoco                               40        1.8      3
Royal Dutch/Shell                         30        1.4      2
Numac Energy                              24        1.1      1
Canadian Natural Resources                20        0.9      1
Suncor Energy Inc.                        16        0.7      1
Others                                   128        5.9      2
---------------------------------  ---------  ---------  -----
 TOTAL                                 2,185        100  1,356
=================================  =========  =========  =====

                   ENGAGE AMERICA AND DUKE ENERGY
               VERTICAL MARKET POWER ANALYSIS (UPSTREAM)
               U.S. CANADIAN BORDER AT WASHINGTON STATE
==================================================================

                                         CAPACITY    MARKET
     AFFILIATE NAME                      (MMCF/D)   SHARE (%)  HHI
---------------------------------------  ---------  ---------  ---
Duke/Engage America                            689       16.8  283
PG&E                                           582       14.2  202
BC Gas Inc                                     338        8.2   68
Pan-Alberta Gas Inc.                           305        7.4   55
CanWest Gas Supply Inc.                        291        7.1   50
Burlington Resources, Inc                      150        3.7   13
Petro-Canada Oil And Gas                       131        3.2   10
Avista Corporation                             121        3.0    9
Enron                                          105        2.6    7
ChevronTexaco                                  103        2.5    6
PanCanadian Energy Services Inc.                99        2.4    6
BP-Amoco                                        97        2.4    6
Canadian Natural Resources                      93        2.3    5
Northwest Natural Gas Company                   91        2.2    5
Talisman Energy Inc.                            85        2.1    4
Alberta Energy Company Ltd.                     82        2.0    4
Sempra                                          54        1.3    2
Calpine                                         45        1.1    1
Anderson Exploration Ltd.                       45        1.1    1
Husky                                           45        1.1    1
Royal Dutch/Shell                               43        1.0    1
Suncor Energy Inc.                              41        1.0    1
Paramount Resources                             40        1.0    1
Sierra Pacific Resources                        38        0.9    1
Centra Gas British Columbia Inc.                38        0.9    1
Intermountain Gas Company                       32        0.8    1
Northwest Pacific Energy Marketing Inc.         32        0.8    1
Wascana Marketing                               30        0.7    1
Others                                         254        6.2    2
---------------------------------------  ---------  ---------  ---
 TOTAL                                       4,099        100  747
=======================================  =========  =========  ===

                                    EXHIBIT K

                                      MAPS

                                    EXHIBIT L

                      ORDERS FROM OTHER REGULATORY AGENCIES




                                                                  NO.___________
                                                              Vancouver Registry

--------------------------------------------------------------------------------

                                 IN THE SUPREME
                            COURT OF BRITISH COLUMBIA

--------------------------------------------------------------------------------

                    IN THE MATTER OF A PROPOSED ARRANGEMENT
               INVOLVING WESTCOAST ENERGY INC. AND CERTAIN OF ITS
                                SECURITYHOLDERS

                              WESTCOAST ENERGY INC.


                                                                      PETITIONER

--------------------------------------------------------------------------------

                                      ORDER

--------------------------------------------------------------------------------

GKM/LAW/sn                                                      File no.: 18-942

                        FARRIS, VAUGHAN, WILLS & MURPHY
                            Barristers & Solicitors
                         2600 - 700 West Georgia Street
                            Vancouver, B.C. V7Y 1B3

                            Telephone: (604) 684-9151

SUPREME  COURT                                                No.  L013073
OF BRITISH COLUMBIA                                           Vancouver Registry

  SEAL
  VANCOUVER
  REGISTRY

                    IN THE SUPREME COURT OF BRITISH COLUMBIA

                        IN THE MATTER OF SECTION 192 OF
        CANADA BUSINESS CORPORATIONS ACT, R.S.C.1985, c. C-44, AS
                                    AMENDED

                                      and

                    IN THE MATTER OF A PROPOSED ARRANGEMENT
               INVOLVING WESTCOAST ENERGY INC. AND CERTAIN OF ITS
                                SECURITYHOLDERS

                              WESTCOAST ENERGY INC.

                                                                      PETITIONER
                                      ORDER
                                      -----

BEFORE  Mr. Justice Sigurdson            )        TUESDAY,  THE  6TH

                                         )        DAY  OF  NOVEMBER  2001

     The APPLICATION of the Petitioner, Westcoast Energy Inc, ("Westcoast"), coming on for hearing at Vancouver, British Columbia on the 6th day of November, 2001, and on hearing George I. Macintosh, Q.C. and Lisa A. Warren, counsel for Westcoast, and no one appearing for the Director appointed under the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended ("CBCA"), although duly served:


     THIS  COURT  ORDERS  THAT:


THE  MEETING

1. Westcoast may call, hold and conduct a special meeting (the "Meeting") of the registered holders of Westcoast common shares (the "Westcoast Shareholders") and the holders of options to purchase Westcoast common shares (the "Westcoast

Optionholders") (such Westcoast Shareholders and Westcoast Optionholders are collectively referred to as "Westcoast Securityholders"), to be held at the Westin Bayshore Resort and Marina, 1601 Bayshore Drive, Vancouver, British Columbia at 11:00 a.m. (Vancouver time) on December 13, 2001, to:

     (a) consider and, if deemed advisable, to pass a special resolution (the "Arrangement Resolution") to approve the arrangement set forth in the Plan of Arrangement (the "Arrangement") to be attached as Appendix F to the Management Proxy Circular of Westcoast (the "Circular") a draft of which is attached as Exhibit "A" to the affidavit of David Unruh sworn November 5, 2001 (the "Unruh Affidavit"), and filed herein; and

     (b)  transact  such other business as may properly come before the Meeting.

2. The Meeting shall be called, held and conducted in accordance with the notice of special meeting of Westcoast Securityholders, which is page 1 of the Circular (the "Notice of Special Meeting"), the CBCA and applicable securities laws, the articles and by-laws of Westcoast, the terms of this Order, any further order of this Court and the rulings and directions of the Chair of the Meeting, and, to the extent of any inconsistency or discrepancy between this Order and the terms of any instrument creating or governing or collateral to the Westcoast common shares and Westcoast options or to which the Westcoast common shares and Westcoast options are collateral, or the articles and/or by-laws of Westcoast, this Order shall govern.

3. The record date for determination of the Westcoast Securityholders entitled to receive the Notice of Special Meeting, Circular (including the CD-ROM defined in paragraph 5 herein) and forms of proxy (collectively, the "Meeting Materials") shall be at 5:00 p.m. (Vancouver time) on November 8, 2001.

4. The Meeting Materials, with such amendments or additional documents as counsel for Westcoast may advise are necessary or desirable and as are not inconsistent with the terms of this Order, shall be sent to:

     (a) the Westcoast Securityholders of record at 5:00 p.m. (Vancouver time) on November 8, 2001, at least 21 days prior to the date of the Meeting, excluding the date of mailing, delivery or transmittal and the date of the Meeting, by one or more of the following methods:

          (i) by prepaid, ordinary mail, addressed to the Westcoast Shareholder at his, her or its address registered on the common share register of Westcoast and each Westcoast Optionholder at his or her address recorded on the records of Westcoast;

          (ii) by delivery, in person or by recognized courier service, to the addresses specified in paragraph 4(a)(i) herein; or

          (iii)by email or facsimile transmission to any Westcoast Securityholder who identifies himself, herself or itself to the satisfaction of Westcoast (acting through its representatives), who requests such email or facsimile transmission and, if required by Westcoast, agrees to pay the charges, if any, for such transmission, and in the event of such facsimile transmission, the contents of the CD-ROM will be provided in paper format upon request;

     (b) the directors and auditors of Westcoast, and the Director under the CBCA (the "Director") by mailing the Meeting Materials by prepaid, ordinary mail to such persons at least 21 days prior to the date of the Meeting, excluding the date of mailing and the date of the Meeting; and

     (c) The Toronto Stock Exchange (the "TSE") by electronically filing the Meeting Materials via the system far electronic document analysis and retrieval at least 21 days prior to the date of the Meeting, excluding the date of filing and the date of the Meeting;

and substantial compliance with this paragraph shall. constitute good and sufficient notice of the Meeting.

5. Westcoast is authorized and permitted to deliver to the Westcoast Securityholders certain documents of Westcoast and Duke Energy Corporation ("Duke Energy"), stored in electronic format on a CD-ROM (the "CD-ROM"), as described in the Circular, and such CD-ROM forms and constitutes part of the Circular, and such delivery constitutes sufficient delivery and disclosure of the information contained in such documents, provided that if requested by a Westcoast Securityholder, Westcoast shall deliver by a method specified in paragraph 4(a) herein, electronic or printed paper copies of such documents at the discretion of such Westcoast Securityholder, identical to those stored on the CD-ROM, at no cost to the Westcoast Securityholder, and compliance with this paragraph shall constitute good and sufficient authority for providing such documents by CD-ROM.

6.     The  only  persons  entitled  to  attend  the  Meeting  are:

     (a)  Westcoast  Securityholders  or  their  proxies;

     (b)  Westcoast  officers,  directors,  auditors  and  advisors;

     (c) representatives of Duke Energy and any of its subsidiaries and affiliates and any of their advisors;

     (d)  the  Director;  and

     (e)  other  persons  with  the  permission  of  the  Chair  of the Meeting.

7.     The  only  persons  entitled  to  vote  at  the  Meeting  are:

     (a) Westcoast Securityholders of record as at 5:00 p.m. (Vancouver time) on November 8, 2001, or their respective proxies, and

     (b) persons who become Westcoast Securityholders after 5:00 p.m. (Vancouver time) on November 8, 2001 and who became entitled to vote by complying with subsection 138(2) of the CBCA, as if the references in subsection 138(2) of the CBCA to "shares" were references to "Westcoast common shares and Westcoast options".

8. The accidental failure or omission to give notice of the Meeting to any one or more Westcoast Securityholder, or any failure or omission to give notice as a result of events beyond the reasonable control of Westcoast (including without limitation any inability to utilize postal services) shall not constitute a breach of this Order or a defect in the calling of the Meeting and shall not invalidate any resolution passed or proceedings taken at the Meeting.

9. Notice of any amendments, updates or supplements to any of the information provided in the Meeting Materials may be communicated to Westcoast Securityholders by press release, newspaper advertisement or by notice to Westcoast SecurityhoIders by one of the methods specified in paragraph 4(a) herein, as determined to be the most appropriate method of communication by the Board of Directors of Westcoast.

10.     The  quorum  required  at  the  Meeting  shall  be  two  Westcoast
Securityholders, present in person or represented by proxy, and holding or representing by proxy not less than 5% of the aggregate of the outstanding Westcoast common shares and the additional Westcoast common shares that would be outstanding upon valid exercise of all outstanding Westcoast options and who are entitled to attend and vote at the Meeting, provided that, if no quorum is present within 30 minutes of the appointed meeting time, the Meeting shall stand adjourned to be reconvened on a day which is not more than 30 days later, as determined by the Chair of the Meeting, in the

Chair's sole discretion, and at such reconvened meeting, those persons present in person or by proxy entitled to vote at such meeting will constitute a quorum for the reconvened meeting.

11. The Meeting shall be a single meeting of Westcoast Securityholders who shall vote together on the Arrangement Resolution.

12. The votes shall be taken at the Meeting on the basis of one vote per Westcoast common share and, in respect of each Westcoast option, one vote per Westcoast common share that the holder thereof is entitled to receive upon the valid exercise of such Westcoast option, and subject to further order of this Court, the vote required to pass the Arrangement Resolution shall be the affirmative vote of at least 66 2/3% of the votes cast in respect of the Arrangement Resolution by the Westcoast Securityholders present or represented by proxy at the Meeting and far this purpose any spoiled votes, illegible votes, defective votes and abstentions shall be deemed not to be votes cast.

13. Westcoast, if it deems advisable, may adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of Westcoast Securityholders respecting the adjournment or postponement and notice of any such adjournment or postponement shall be given by press release, newspaper advertisement, or by notice to the Westcoast Securityholders by one of the methods specified in paragraph 4(a) herein, as determined to be the most appropriate method of communication by the Board of Directors of Westcoast.

14. The Meeting Materials, any amendments, updates or supplements to any of the Meeting Materials, and any notice of any adjournment or postponement of the Meeting, shall be deemed to have been received by the Westcoast Securityholders:

     (a) in the case of mailing, three days after delivery thereof to the post office;

     (b) in the case of delivery in person, upon receipt thereof at the intended recipient's address or, in the case of delivery by courier, one business day after receipt by the courier;

     (c) in the case of email or facsimile transmission, upon the transmission thereof; and

     (d) in the case of advertisement, at the time of publication of the advertisement.

15. Westcoast may make such amendments, revisions or supplements to the Arrangement as it may determine, without any additional notice to the Westcoast Securityholders, and the Arrangement as so amended, revised or supplemented shall be the Arrangement submitted to the Meeting and the subject of the Arrangement Resolution.

16. The scrutineers for the Meeting shall be Computershare Trust Company of Canada (acting through its representatives for that purpose) and their duties shall include:

     (a) invigilating and reporting to the Chair of the Meeting on the deposit and the validity of the proxies;

     (b)  reporting  to  the  Chair of the Meeting on the quorum of the Meeting;

     (c) reporting to the Chair of the Meeting on the polls taken or ballots cast at the Meeting; and

     (d) providing to Westcoast and to the Chair written reports on matters related to their duties.

17.     Westcoast  is  authorized  to  use  the  form  of  proxy  for  Westcoast

Shareholders and the form of proxy for Westcoast Optionholders, in substantially the same forms as are attached collectively as Exhibit "B" to the Unruh Affidavit and is authorized, at its expense, to solicit proxies, directly or through its officers, directors and employees, and through such agents or representatives as it may retain for the purpose, and by mail, telephone or such other forms of personal or electronic communication as it may determine.

18. The procedure for the use of proxies at the Meeting shall be as set out in the Circular.

19. Westcoast may, in its discretion, waive generally the time limits for the deposit of proxies by the Westcoast Securityholders, if Westcoast deems it advisable to do so.

DISSENT  RIGHTS

20. The Westcoast Shareholders may exercise rights of dissent with respect to their Westcoast common shares in connection with the Arrangement, pursuant to section 190 of the CBCA, as modified by the terms of the Arrangement and this Order, including that

     (a) for any Westcoast Shareholder to be entitled to dissent, the written objection of that Westcoast Shareholder must be received on or before 2:00 p.m. (Vancouver time) by Westcoast C/o Computershare Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9 (Attention: Stock Transfer Services), or by facsimile transmission to (604) 683-3694 (Attention: Stock Transfer Services), on the last Business Day (as defined in the Circular) preceding the Meeting (or any adjournment or postponement thereof);

     (b) upon sending a written objection in accordance with subparagraph 20(a) herein, a dissenting Westcoast Shareholder who does not subsequently vote in favour of the Arrangement Resolution shall be deemed to have irrevocably exercised his, her or its dissent rights with respect to his, her or its Westcoast common shares and shall not, without the consent of Westcoast, be entitled to withdraw or abandon such dissent;

     (c) any Westcoast Shareholder who sends a written objection in accordance with subparagraph 20(a) herein shall:

          (i) be deemed to have concurrently provided the notice referred to in subsection 190(7) of the CBCA;

          (ii) deliver his, her or its Westcoast common share certificates to Westcoast c/o Computershare Trust Company of Canada, 510 Burrard Street, Vancouver, B.C., V6C 3B9 (Attention: Stock Transfer Services) within 30 days after receiving the written notice referred to in subsection 190(6) of the CBCA, failing which such Westcoast Shareholder shall be deemed to have so delivered his, her or its Westcoast common share certificates; and

          (iii)be and hereby is prohibited from transferring his, her or its Westcoast common share certificates to any third party;

     (d) the fair value of the Westcoast common shares held by any dissenting Westcoast Shareholder, referred to in subsection 190(3) of the CBCA, shall be determined as of the close of business on the day before the Meeting;

     (e)  a  dissenting Westcoast Shareholder's rights will be reinstated where:

          (i) Westcoast consents to the withdrawal or abandonment of the dissenting Westcoast Shareholder's dissent;

          (ii) Westcoast fails to make an offer in accordance with subsection 190(12) of the CBCA;

          (iii)the Board of Directors of Westcoast revokes the Arrangement Resolution; or

          (iv) the  application  by  Westcoast to this Court for the Final Order
               (as defined in paragraph 23 herein) is refused and all appeal rights in respect of such refusal have been exhausted without success, and

     (f) a dissenting Westcoast Shareholder who has not actually delivered his, her or its Westcoast common share certificates to Westcoast and who


          (i)  accepts  an offer to pay under subsection 190(14) of the CBCA; or

          (ii) receives a court-ordered valuation under subsection 190(22) of the CBCA,

          shall not be entitled to receive payment, and no interest shall accrue, until such dissenting Westcoast Shareholder actually delivers his, her or its Westcoast Common share certificate to Westcoast.


SERVICE  OF  COURT  MATERIALS

21. Westcoast shall include in the Meeting Materials a copy of each of the Notice of Petition and this Order substantially in the forms found at Appendix E to the Circular (collectively, the "Court Materials"), and the Court Materials shall be deemed to have been received by the Westcoast Securityholders at the times specified in accordance with paragraph 14 herein, whether those persons reside within British Columbia or within another jurisdiction.

22. The sending of the Court Materials in accordance with this Order shall constitute good and sufficient service of the within proceedings upon all persons who are entitled to receive notice and no other form of service need be made and no other material need be served on such persons in respect of these proceedings.

APPLICATION  FOR  FINAL  ORDER

23. Upon approval by the Westcoast Securityholders of the Arrangement, in the manner set forth in this Order, Westcoast may apply to this Court for approval of the Arrangement (the "Final Order"), which application shall be heard at the courthouse at 800 Smithe Street, Vancouver, British Columbia on Thursday, January 10, 2002 at 9:45 a.m. (Vancouver time) or so soon thereafter as counsel may be heard, or at such other date and time as this Court may direct.

24. Any person desiring to appear at the hearing of the application for the Final Order shall:

     (a) file an Appearance, in the form prescribed by the Rules of Court, together with any evidence or material which is to be presented to the Court at the hearing for the Final Order; and

     (b) deliver the filed Appearance, together with a copy of any evidence or material which is to be presented to the Court at the hearing for the Final Order, to Westcoast's solicitors at.

          Farris, Vaughan, Wills & Murphy
          Barristers and Solicitors
          2600 - 700 West Georgia Street
          Vancouver, British Columbia
          V7Y 1B3

          Attention: George K. Macintosh, Q.C.

on  or  before  4:00  p.m.  (Vancouver  time)  on  Thursday,  January  3,  2002.

25. In the event that the hearing of the application for the Final Order on January 10, 2002 is adjourned, then only those persons who filed and delivered an Appearance in accordance with paragraph 24 herein need be served and provided with notice of the adjourned hearing date.

VARIATION  OF  INTERIM  ORDER

26. Westcoast shall be entitled, at any time, to seek leave to vary this Order.



                                      BY THE COURT Deputy District Registrar

                                      Per /s/ M. Young
                                      --------------------------------------
                                      Authorized Signature Officer
                                      --------------------------------------
                                      District Registrar

APPROVED  AS  TO  FORM:

/s/ C.K Manfool                            ENTERED
----------------                         NOV 06 2001
                                      VANCOUVER REGISTRY
                                       VOL S921 FOL 25
                                          ------   ----

                                BRITISH COLUMBIA
                              UTILITIES COMMISSION


ROBERT  J.  PELLATT                        SIXTH FLOOR. 900 HOWE STREET, BOX 250
COMMISSION SECRETARY                               VANCOUVER B.C. V6Z 2N3 CANADA
Commission.secretary@bcuc.com                         TELEPHONE: (604) 660-4700
Web site: http://www.bcuc.com                       BC TOLL FREE: 1-800-663-1385
                                                       FACSIMILE: (604) 660-1102
                                                             http://www.bcuc.com


VIA FACSIMILE                                                          Log N0.38
(713) 627-4691
                                    November 15, 2001


Mr. Fred J. Fowler
Group President, Energy Transmission
Duke Energy Corporation
422 South Church Street
Charlotte. NC 28201-1244
U.S.A.

Dear Mr. Fowler:

                          Re. Duke Energy Corporation
            Application - Acquisition of Regulated Public Utilities
            -------------------------------------------------------


Further to your October 22, 2001 application for the indirect control of Pacific Northern Gas Ltd., Pacific Northern Gas (N.E.) Ltd., Centra Gas British Columbia Inc., and Centra Gas Whistler Inc., we enclose Commission Order No. G-121-01.

                                     Yours truly,

                                     /s/ Robert J. Pellatt

                                     Robert J. Pellatt


RJP/ac  Enclosure

cc:  Mr. Jonathan Drance
       Stikeman  Elliott
     Mr.  Wayne  Soper
       Senior Vice President, External Relations
       Westcoast Energy Inc.
     Mr.  David  M.  Masuhara
       Vice President, Legal, Regulatory and Logistics
       BC Gas Utility Ltd.
     Mr. C.P. Donohue
       Director, Regulatory Affairs & Gas Supply
       Pacific Northern Gas Ltd
     Mr. Ian D. Anderson
       Vice President, Finance
       Centra Gas British Columbia Inc.

                                BRITISH COLUMBIA
                              UTILITIES COMMISSION

                                                                 ORDER
                                                                 NUMBER G-121-01

SIXTH FLOOR, 900 HOWE STREET, BOX 250                  TELEPHONE: (604) 650-4700
VANCOUVER, B.C. V6Z 2N3 CANADA                      BC TOLL FREE: 1-800-663-1385
Web site: http://www.bcuc.com                          FACSIMILE: (601) 560-1103


                                IN THE MATTER OF
            the Utilities Commission Act, R.S.B.C. 1996, Chapter 473


                                      and

      An Application by Duke Energy Corporation, Duke Capital Corporation,
          3059703 Nova Scotia Company, 3058368 Nova Scotia Company, and
                              3946509 Canada Inc.


BEFORE:  P. Ostergaard,  Chair          )
         R.D. Deane, Commissioner       )      November  14,  2001
         K.L. Ball, Commissioner        )


                                    O R D E R

WHEREAS:

A. On October 22, 2001, Duke Energy Corporation, Duke Capital Corporation, 3059703 Nova Scotia Company, 3058368 Nova Scotia Company, and 3946509 Canada Inc. (the "Duke Energy Companies") filed an Application for approval to acquire indirect control of certain public utilities regulated by the British Columbia Utilities Commission ("the Application"), pursuant to
     Section  54  of  the  Utilities  Commission  Act  ("the  Act");  and

B. The public utilities are Pacific Northern Gas Ltd. ("PNG"), Pacific Northern Gas NE.) Ltd. ("PNGNE"), Centra Gas British Columbia Inc. ("Centra HC"), and Centra Gas Whistler Inc. ("Centra Whistler"), (collectively "the Regulated Utilities"); and

C. Westcoast Energy Inc. ("Westcoast") currently owns approximately 41 percent of the outstanding, nonvoting Class A Common Shares of PNG. and all of the outstanding, voting Class B Common Shares of PNG. PNGNE is a direct wholly-owned subsidiary of PNG. Each of Centra BC and Centra Whistler are indirect wholly-owned subsidiaries of Westcoast; and

D. The Duke Energy Companies have entered into a transaction to acquire all of the outstanding Common Shares in the capital of Westcoast, which will result in Westcoast being an indirect wholly-owned subsidiary of Duke Energy Corporation; and

E. Duke Energy Corporation and its subsidiaries are an integrated energy and energy services provider with total assets of US$58 billion and net income in 2000 of US$1.8 billion; and

F. The transaction will not impact the ownership of the Regulated Utilities and will not affect the assets or liabilities of the Regulated Utilities; and

G. Westcoast has undertaken a comprehensive stakeholder communication and consultation program in the service areas of the Regulated Utilities; and

H. No concerns or issues were raised respecting the Duke Energy Companies' acquisition; and

                                                              BRITISH  COLOMBIA
                                                             UTILITIES COMMISION
                                        2
                                                                 ORDER
                                                                 NUMBER G-121-01


I. The Commission has considered the Application and supporting material and has determined that the users of the service of the Regulated Utilities will not be detrimentally affected.


NOW THEREFORE the Commision orders as follows:

1. The Commision approves pursuant to Section 54 of the Act, the acquisition by each of the Duke Energy Companies, of indirect control of Pacific Northern Gas Ltd., Pacific Northern Gas (N.E.) Ltd., Centra Gas British
     Colombia  Inc.,  and  Centra  Gas  Whistler  Inc.


DATED at the City of Vancouver, in the Province of British Columbia, this 15th day of November 2001.




                                            BY ORDER

                                            /s/ Peter Ostergaard

                                            Peter Ostergaard
                                            Chair

                                                            Secretaria Ejecutiva
                                                     Expediente No. CNT-189-2001
                                                  Oficio No. SE-10-096-2001-1022

      SEAL

COMISION FEDERAL
       DE
   COMPETENCIA

                                         Mexico, D.F., a 7 de diciembre de 2001.

Rogelio Lopez Velarde Estrada
Representante legal de
Duke Energy Corporation
G. Gonzalez Camarena 1600
Piso 6, Oficina B
Centro De Ciudad Santa Fe
Mexico, D.F., 01210.

Me refiero al escrito presentado el diecinueve de octubre del dos mil uno en la Oficialia de Partes de la Comision Federal de Competencia, por medio del cual Duke Energy Corporation (Duke Energy) notifico su intencion de realizar una concentracion.

La transaccion tiene como antecedente una operacion a nivel mundial, por la cual Duke Energy adquiere acciones de Westcoast Energy Inc. (Westcoast). En Mexico,
Duke  Energy  tendra  la  propiedad  indirecta  de las inversiones de Westcoast.

La concentracion actualiza la fraccion III del articulo 20 de la Ley Federal de Competencia Economica (LFCE) y fue notificada en tiempo conforme con lo dispuesto por la fraccion I del articulo 17 del Reglamento de la LFCE.

Para emitir esta resolucion se consideraron, entre otros, los siguientes elementos:

Duke Energy sociedad estadounidense, y Westcoast, sociedad canadiense, encabezan empresas vinculadas al sector energetico. Las filiales en Mexico de Westcoast son: Compania de Nitrogeno de Cantarell, Compania de Servicios de Compresion de Campeche, Westcoast Energy Mexico, Compania de Operaciones de Nitrogeno,
Servicios de Cantarell, Pasotronica: todas sociedades anonimas de capital variable. Otra filial es Centra Gas Toluca, S. de R.L. de C.V.

Duke Energy actualmente no realiza actividades en Mexico, en tanto que Westcoast concurre principalmente como oferente de servicios de suminstro de nitrogeno y compresion de gas.

La transaccion notificada en consecuenia, no modificara la estrucura actual de los mercados relevantes involucrados y previsiblemente no afectara el proceso de competencia y libre concurrencia.

RESOLUTIVO. La Comision autoriza la concentracion notificada por Duke Energy Corporation. Asi lo resolvio el Pleno de esta Comision, en sesion celebrada el seis de diciembre del dos mil ano, por unanimidad de votos, ante la fe del Secretario Ejectivo, con


                                      1/2

                                                            Secretaria Ejecutiva
                                                     Expediente No. CNT-189-2001
                                                   Oficio No SE-10-096-2001-1022

      SEAL

COMISION FEDERAL
       DE
   COMPETENCIA

fundamento en los articulos 1, 3, 12, 13, 16, 17, 18, 20, 21,23,24 fracciones III y IX, y 25 de la Ley Federal de Comperencia Economica; 17 y 19 Reglamento de la Ley Federal de Competencia Economica; asi como en los articulos 1, 3, 8, fraccion I, 13 y 14, fracciones I y III, del Regamento Interior de la Comision Federal de Comperencia.

Se informa a los promoventes que no seran objecto de notificion ante la Comision, las operaciones derivadas de la concentracion autorizada, que sin modificar la tenencia accionaria directa o indirecta, impliquen la reestructuracion coprorativa del mismo grupo economico, debiendo presentar un aviso ante la Comision, dentro de los 5 dias siguientes a su realizacion, listando y describiendo dichas operaciones derivadas.

Esta resolucion se otorga sin prejuzgar sobre las autorizaciones que en su caso debera obtener el promovente de otras entidades u organos gubernamentales.

Las partes deberan presentar la documentacion que acredite la transaccion dentro de un plazo de 30 dias naturales contados a partir de la fecha de su realizacion, apercibidas de que en caso de no cumplir con lo ordenado por esta Comision se les podra imponer multa hasta por el importe del equivalente a 1,500 veces el salario minimo general vigente para el Distrito Federal, cantidad que podra aplicarse por cada dia que transcurra sin cumplimentarse lo ordenado por la Comision, todo ello con fundamento en el articulo 34, fraccion I, de la Ley Federal de Compentencia Economica.

La presente resolucion tendra una vigencia de tres meses contados a partir de que surta efectos la notificion de la misma, plazo que podra ser prorrogado en casos debidamente justificados.

El suscrito se encuentra facultado para emitir el presente oficio con fundamento en los articulos 29 de la Ley Federal de Competencia Economica; 1, 3, 8, fraccion III y 23, fracciones IV y XVIII, del Reglamento Interior de la Comision Federal de Competencia.


                        Sufragio Efectivo. No Reeleccion
                            El Secretario Ejecutivo
                            /s/ Luis A. Prado Robles
                              Luis A. Prado Robles

c.c.p. Dr. Fernando Sanchez Ugarte, Presidente. Para su conocimiento.
       Dr. Alvaro R. Sanchez Gonzalez. Director General de Concentraciones. Para su seguimiento.


                                      2/2

                                                            Secretaria Ejecutiva
                                                     Expediente No. CNT-189-2001
                                                  Oficio No. SE-10-096-2001-1023

      SEAL

COMISION FEDERAL
       DE
   COMPETENCIA

                                         Mexico, D.F., a 7 de diciembre del 2001

Rogelio Lopez Velarde Estrada
Representante legal de
Duke Energy Corporation
G. Gonzalez Camarena 1600
Piso 6, Oficina B
Centro De Ciudad Santa Fe
Mexico, D.F., 01210.

                                                Asunto: Se requirere informacion

Con la finalidad de dar mayor transparencia a la actuacion de esta Comision Federal de Competencia, los articulos 28, fracciones III y VI de la Ley Federal de Cometencia Econmica, 2 de su Reglamento, y 17 y 22, fraccion IX del Reglamento Interior de la Comision Federal de Competencia, facultan al Presidente de esta Comision a difundir las resoluciones emitidas por el Pleno, asi como a publicar el texto de las resoluciones que hayan quedado firmes, salvaguardando la information confidencial.

Con fundamento en el articulo 29 de la Ley Federal de Competencia Economica: y articulos 8, fraccion III, 23, fraccions I, IV, V, XIV, XVI, del Reglamento Interior de la Comision Federal de Competencia y a efecto de dar cumplimiento a las disposiciones citadas en el parrafo que antecede, se adjunta la resolucion dictada en el asunto de referencia para que dentro del termino de cinco dias habiles contados a partir de la notificacion del presente oficio, manifieste lo que a su derecho convenga en relacion a la confidencialidad de la informacion contenida en la citada resolucion, antes de proceder a su publicacion. Lo anterior en la intigencia que transcurrido el citado termino, la Comision publicara la resolucion en la gaceta infomativa, asi como el extracto correspondiente en el Diario Oficial de la Federacion y en Internet.

Sin mas por el momento, le reitero la seguridad de mi mas distinguida consideracion.



                                   Atentamete
                        Sufragio Efectivo. No Reeleccion
                            El Secretario Ejecutivo

                            /s/ Luis A. Prado Robles

                              Luis A. Prado Robles

                   [TRANSLATION FOR REFERENCES PURPOSES ONLY]

                                                             Executive Secretary
                                                           File No. CNT-189-2001
                                  Official Communication No. SE-10-096-2001-1022


[Seal of the United Mexican States]
Federal Competition Commission

                                 Mexico City, Federal District. December 7, 2001

Rogelio Lopez-Velarde Estrada
Legal Representative of
Duke  Energy  Corporation
Guillermo Gonzalez Camarena 1600,
Floor 6-Office B
Centro  Ciudad  Santa  Fe,
Mexico,  D.F.,  01210

Reference  is  made  to your pre-merger notification report filed on October 19,
2001,  before  this  Federal  Competition  Commission  (Comision  Federal  de
                                                        ---------------------
Competencia).
-----------

The filing has as a background an international transaction where Duke Energy acquires the Westcoast Energy Inc. shares (Westcoast). In Mexico, Duke Energy will hold the indirect property of Westcoast's investments.

The concentration is under Article 20 Section III of the Federal Law of Economic Competition (Ley Federal de Competencia Economica, LFCE), and was timely
              -----------------------------------------------
notified  pursuant  to  Article  17  Section  1,  of  the  LFCE  Regulations.

To  issue  this  resolution  we  consider,  among  others,  the  following:

Duke Energy, a U.S corporation and, Westcoast, a Canadian corporation, are companies involved in the energy sector. Westcoast afiliates in Mexico are the following: Compania de Nitrogeno de Cantarell, Compania de Servicios de Compresion de Campeche, Westcoast Energy Mexico, Compania de Operaciones de
Nitrogeno, Servicios de Operaciones de Nitrogeno, Servicios de Cantarell, Pasotronica, all of them are stock limited liability companies Sociedad Anonima
                                                                ----------------
de  Capital  Variable).  Another  affliate  is  Centra  Gas  Toluco, S. de R.L.
---------------------

Currently,  Duke  Energy  does  not  perform  any  activities  in  Mexico, while
Westcoast  is  mainly  a  nitrogen  and  gas  compression  supplier.

As a result of the foregoing, the notified transaction will not modify the present structure of the relevant markets involved and is not likely to affect the process of competitiveness and free-market.

RESOLUTION. The Commission authorizes the concentration notified by Duke Energy Corporation. As it was decided unanimously by the Commission Board en banc on 6 December, 2001, before the Executive Secretary attestation, pursuant to Articles 1st, 3rd, 12, 13, 16, 17, 18, 20, 21, 23, 24 Sections III and IX and 25 of the
Federal Law of Economic Competition, as well as Articles 1st, 3rd, 8th Section I, 13 and 14 Sections I and III of the Internal Regulations of the Federal Competition Commission.

I hereby inform to the notifying parties that they will not be subject to a pre-merger notification before this Commission, with respect to the transactions stemming from the authorized concentration that, without modifying the direct or indirect stockholdings, imply a corporate reorganization of the same economic group, but just subject to the submission of a written notice before this Commission within the next 5 days as of its completion, enlisting and describing such transactions.

This resolution is granted without prejudice upon other authorizations that in any case, shall be obtained by the applicants from any other governmental agencies or authorities.

The parties shall file the documentation that confirms the transaction within 30 natural days as of the execution date, in the understanding that in case of non-compliance, a fine equivalent to 1,500 times the minimum salary as established in the Federal District (Distrito Federal) will be applicable, and
                                       ----------------
such amount may be imposed for each day in violation to this requirement, pursuant to Article 34 Section I of the Federal Law of Economic Competition.

This resolution will be valid for three months as of the date notification becomes effective, which might be extended on justified cases.

The subscriber is duly empowered to issue this written communication as provided in Articles 29 of the Federal Competitiveness Law; 1st, 3rd, 8th Section III and 23 Sections IV and XVIII of the Internal Regulations of the Federal Competition Commission.

                            The Executive Secretary

                                   [Specinen]

                              Luis A. Prado Robles

Cc:  Dr. Fernando Sanchez Ugarte. President. For your knowledge.
Dr. Alvaro R. Sanchez Gonzaiez. General Director of Concenetrations. To follow-up

                    [TRANSLATION FOR REFERENCE PURPOSE ONLY]

                                                             Executive Secretary
                                                           File No. CNT-189-2001
                                  Official Communication No. SE-10-096-2001-1023

                                 Mexico City, Federal District, December 7. 2001


Rogelio Lopez Velarde Estrada, Esq.
Legal  Representative  of
Duke  Energy  Corporation
C. Gonzalez Camarena 1600-6 Piso,
Centro de Ciudad Santa Fe
Mexico,  D.F.  01210.

                                                     Re: Information requirement

In order to provide more transparency to the proceedings conducted by this Federal Competition Commission (Comision Federal de Competencia), pursuant to
                                   -------------------------------
Articles  28, Section III and VI of the Federal Law of Economic Competition (Ley
                                                                             ---
Federal  de  Competencia Economica), Article 2 of the Regulations of the Federal
----------------------------------
Law  of  Economic  Competition  (Reglamento  de  la_Ley  Federal  de Competencia
                                 -----------------------------------------------
Economica) and Articles 17 and 22, Section IX of the Internal Regulations of the
---------
Federal Competition Commission (Reglamento Interior de la Comisi(5n Federal de Competencia), the Chairman of this Commission has the authority to inform to the public the resolutions issued en bane by this Commission, as well as to publish the text of the final resolutions, protecting the confidential information of the notifying parties.

In accordance with Article 29 of the Federal Law of Economic Competition (Ley Federal de Competencia Economica); Article S, Section III, 23, Section 1, IV, V, XIV, XVI, of the Regulations of the Federal Law of Economic Competition (Reglamento de la Ley Federal de Competencia Economica) in order to give full
 --------------------------------------------------------
compliance to the provisions indicated herein, enclosed please find the resolution issued for the referenced transaction, in order for you to comment in connection with the confidentiality of the information contained in such resolution, within the 5 business days following the date of the notification of this official communication. Upon expiration of such term, the Commission will publish the resolution at the informative gazette, as well as the corresponding excerpt in the Federal Register and by Internet.

With  nothing  further,  I  assure  my  appreciation.

                            The Executive Secretary

                                   [Specinen]
                              Luis A. Prado Robles

                                    EXHIBIT M

                           PROPOSED ACCOUNTING ENTRIES
                                (IN US$ MILLIONS)

     Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the Transaction, over the fair value of net assets acquired is classified as goodwill. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on management estimates and are subject to final valuation adjustments which may cause some of the amounts recorded as goodwill to be different from those shown. Duke Energy intends to undertake a study to determine the allocation of the total purchase price to the various assets acquired and liabilities assumed.

     The amounts disclosed reflect the assumed issuance of a total of 47,338,906 Duke Energy Common Shares or Exchangeable Shares in exchange for all of the outstanding Westcoast Common Shares and the payment of US$1.79 billion in cash. The actual number of Duke Energy Common Shares and Exchangeable Shares to be issued will depend on: (a) the actual number of outstanding Westcoast Common Shares at the Effective Time, (b) the actual Exchange Ratio, (c) the number of Duke Energy Common Shares and Exchangeable Shares elected by Westcoast Shareholders, and (d) the number of Westcoast Common Shares held by Dissenting Shareholders who are paid fair value for their shares. In addition, each Westcoast Option will be exchanged for a Replacement Option to purchase the number of Duke Energy Common Shares equal to the number of Westcoast Common
Shares subject to the Westcoast Option multiplied by the Exchange Ratio. The actual number of Replacement Options granted will depend on the actual number of Westcoast Options outstanding at the Effective Time. Estimated direct transaction costs and expenses of US$40 million have been included as part of the total estimated purchase cost.

     The  total  purchase  price  of US$3,589 million was calculated as follows:

Total Westcoast Common Shares Outstanding as of June 30, 2001      122,814,281
Preferred Shares converted to Westcoast Common Shares(1)             3,382,597
                                                                  ------------
Total Westcoast Common Shares Outstanding                          126,196,878
Multiplied by assumed Exchange Ratio(2)                                  .7502
                                                                  ------------
                                                                    94,672,898
Multiplied by Duke Energy average share price                     $      37.91
                                                                  ------------
Estimated Purchase Price in US$millions (excluding debt assumed)  $      3,589
                                                                  ------------


------------------------
(1) Westcoast converted all of its outstanding 8.08% cumulative first preferred shares, Series 2, into Westcoast Common Shares on October 29, 2001, in accordance with the terms and conditions attached to these shares.

(2) This assumed Exchange Ratio is based on the average price of the Duke Energy Common Shares for the three days before and after the Transaction's announcement. The actual Exchange Ratio will be determined based upon the Weighted Average Trading Price of Duke Energy Common Shares during a measurement period ending two Business Days prior to the Effective Date, provided that the Exchange Ratio will not be less than 0.6119 nor more than 0.7711.

A.  Determination  of  Acquisition  Premium

     Purchase Price to Westcoast Shareholders                          $ 3,589
     Direct transaction costs and expenses                                  40
     Fair value of stock options                                            34
     Less: historical net assets                                        (2,025)
     Less: Common equity from conversion of Series 2 preferred shares      (76)
                                                                       --------
     Excess purchase price over net assets acquired                    $ 1,562
                                                                       --------

          The information presented has been prepared on the basis of assumptions related to the allocation of the total purchase cost to the assets and liabilities of Westcoast based upon preliminary estimates of their fair value. The actual allocation of the total purchase cost may differ significantly from those assumptions after valuations and other procedures are completed after the Effective Date. The fair value analysis of Westcoast's assets and liabilities is not complete.

          Management anticipates a portion of the excess purchase price may be allocated to property, plant and equipment, depending upon, among other things, the extent to which the acquisition adjustments related to regulated operations are allowable costs for rate-making purposes. Assuming acquisition adjustments are not allowable costs for rate-making purposes, management further anticipates that for every US$100 million of the purchase price that is allocated to property, plant and equipment, assuming a 35 year composite life, annual depreciation expense will increase by approximately US$2.9 million and net income would decrease by approximately US$1.6 million. Furthermore, allocations of the excess purchase price to property, plant and equipment would result in additional deferred tax liabilities.

B.   Westcoast  Energy,  Inc.

1.   To  record  the  acquisition  adjustment  entry  to  Account  102.

FERC
Account
No.      Description                      DEBIT    CREDIT
-------  -------------------------------  ------  --------

102      Utility Plant Purchased or Sold  $1,562
-------  -------------------------------  ------  --------
211      Miscellaneous Paid In Capital            ($1,562)
-------  -------------------------------  ------  --------

2.   To  transfer  the  acquisition  premium  in  Account  102  to Account 114

FERC
Account
No.      Description                      DEBIT    CREDIT
-------  -------------------------------  ------  --------

114      Plant Acquisition Adjustment     $1,562
-------  -------------------------------  ------  --------
102      Utility Plant Purchased or Sold          ($1,562)
-------  -------------------------------  ------  --------

                                    EXHIBIT N
                                NOTICE OF FILING

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

                                        )
Engage  Energy  America  LLC            )
     and  Frederickson  Power  L.P.     )
                                        )
         and                            )             Docket  No.  EC02-____-000
                                        )
Duke  Energy  Corporation               )
                                        )

                                NOTICE OF FILING

     Take notice that on December 14, 2001, Engage Energy America LLC ("Engage America") and Frederickson Power, L.P. ("Frederickson"), and Duke Energy Corporation ("Duke Energy") filed a joint application pursuant to Section 203 of the Federal Power Act for approval of a change in upstream control and the resulting disposition of jurisdictional facilities resulting from the transaction between Westcoast Energy Inc. ("Westcoast") and Duke Energy pursuant to the Amended and Restated Combination Agreement made as of September 20, 2001, by and among Duke Energy, 3058368 Nova Scotia Company, 3946509 Canada Inc., and Westcoast.

     Any person desired to be heard or to protest such filing should file a motion to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 C.F.R. Sec.Sec.
385.211 and 385.214). All such motions and protests should be filed on or before ___________, 2002. Protests will be considered by the Commission to determine the appropriate action to be taken, but will not serve to make protestants parties to the proceedings. Any person wishing to become a party must file a motion to intervene. Copies of this filing are on file with the Commission and are available for public inspection. This filing may also be viewed on the Internet at http://www.ferc.fed.us/online/rims/htm (call 202-208-2222 for assistance).

                                    EXHIBIT O

                                  VERIFICATIONS

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


                                        )
Engage  Energy  America  LLC            )
     and  Frederickson  Power  L.P.     )
                                        )
     and                                )             Docket  No.  EC02-____-000
                                        )
Duke  Energy  Corporation               )
                                        )


                                  VERIFICATION



     Houston,  Texas                    )


     NOW, BEFORE ME, the undersigned authority, personally came and appeared, Rodney Gerik who, after first being duly sworn by me, did say:

     That he is Associate General Counsel of Duke Energy Corporation, that he has the authority to verify the foregoing information and exhibits on behalf of Duke Energy Corporation, that he has knowledge of the matters therein; and that to the best of his knowledge, information and belief, the representations made are true and correct.

                                          /s/ Rodney Gerik
                                          ---------------------------
                                          Rodney Gerik


SUBSCRIBED AND SWORN to before me this 12th day of December, 2001.
                                       ----

/s/ Felecia C. Lee
------------------------------
Notary  Public

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


                                        )
Engage  Energy  America  LLC            )
     and  Frederickson  Power  L.P.     )
                                        )
         and                            )             Docket  No.  EC02-____-000
                                        )
Duke  Energy  Corporation               )
                                        )


                                  VERIFICATION



     Calgary,  Alberta                  )


     NOW, BEFORE ME, the undersigned authority, personally came and appeared, David G. Unruh, who, after first being duly sworn by me, did say:

     That he Senior Vice President, Law and Corporate Secretary of Westcoast Energy Inc., that he has the authority to verify the foregoing information and exhibits on behalf of Engage Energy America LLC and Frederickson Power L.P., that he has knowledge of the matters therein; and that to the best of his knowledge, information and belief, the representations made are true and correct.

                                       /s/ David G. Unruh
                                       ----------------------------------
                                       David G. Unruh



SUBSCRIBED AND SWORN to before me this 13th day of December, 2001.
                                       ----

/s/ Kurt D. Bernardi
---------------------------
Notary  Public

                                    EXHIBIT P

                                PROTECTIVE ORDER

                                   Exhibit P-1

                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION



                                        )
Engage Energy America LLC               )
     and Frederickson Power L.P.        )
                                        )
        and                             )             Docket No. EC02-____-000
                                        )
Duke  Energy  Corporation               )
                                        )



                                PROTECTIVE ORDER

                                 (Issued      )

     1. This Protective Order shall govern the use of all Protected Materials produced by, or on behalf of, any Participant. Notwithstanding any order terminating this proceeding, this Protective Order shall remain in effect until specifically modified or terminated by the Federal Energy Regulatory Commission ("Commission") or the Presiding Administrative Law Judge ("Presiding Judge").

     2. A Participant may designate as protected those materials which customarily are treated by that Participant as sensitive or proprietary, which are not available to the public, and which, if disclosed freely, would subject that Participant or its customers to risk of competitive disadvantage or other business injury.

     3.   Definitions  -  for  purposes  of  this  Order:

          (a) The term "Participant" shall mean a Participant as defined in 18 CFR Sec. 385.102(b).

          (b) (1) The term "Protected Materials" means (A) materials (including depositions) provided by a Participant in response to discovery requests and designated by such Participant as protected; (B) any information contained in or obtained from such designated materials; (C) any other materials which are made subject to this Protective Order by the Commission, by the Presiding Judge, by any court or other body having appropriate authority, or by agreement of the Participants; (D) notes of Protected Materials; and (E) copies of Protected Materials. The Participant producing the Protected Materials shall physically mark them on each page as "PROTECTED MATERIALS" or with words of similar import as long as the term "Protected Materials" is included in that designation to indicate that they are Protected Materials.

               (2) The term "Notes of Protected Materials" means memoranda, handwritten notes, or any other form of information (including electronic form) which copies or discloses materials described in Paragraph 3(b)(1). Notes of Protected Materials are subject to the same restrictions provided in this Order for Protected Materials except as specifically provided in this Protective Order.

               (3) Protected Materials shall not include (A) any information or document contained in the files of the Commission, or any other federal or state agency, or any federal or state court, unless the information or document has been determined to be protected by such agency or court, or (B) information that is public knowledge, or which becomes public knowledge, other than through disclosure in violation of this Protective Order.

          (c) The term "Non-Disclosure Certificate" shall mean the certificate annexed hereto by which Participants who have been granted access to Protected Materials shall certify their understanding that such access to Protected Materials is provided pursuant to the terms and restrictions of this Protective Order, and that such Participants have read the Protective Order and agree to be bound by it. All Non-Disclosure Certificates shall be served on all parties on the official service list maintained by the Secretary in this proceeding.

          (d) The term "Reviewing Representative" shall mean a person who has signed a Non-Disclosure Certificate and who is:

               (1)  Commission  Litigation  Staff;

               (2) an attorney who has made an appearance in this proceeding for a Participant;

               (3) attorneys, paralegals, and other employees associated for purposes of this case with an attorney described in (2);

               (4) an expert or an employee of an expert retained by a Participant for the purpose of advising, preparing for or testifying in this proceeding;

               (5) a person designated as a Reviewing Representative by order of the Commission or the Presiding Judge; or

               (6) employees or other representatives of Participants appearing in this proceeding with significant responsibility for this docket.

     4. Protected Materials shall be made available under the terms of this Protective Order only to Participants and only through their Reviewing Representatives as provided in Paragraphs 7, 8, and 9.

     5. Protected Materials shall remain available to Participants until the later of the date that an order terminating this proceeding becomes no longer subject to judicial review, or the date that any other Commission proceeding relating to the Protected Material is concluded and no longer subject to judicial review. If requested to do so in writing after that date, the

Participants shall, within fifteen days of such request, return the Protected Materials (excluding Notes of Protected Materials) to the Participant that produced them, or shall destroy the materials, except that copies of filings, official transcripts and exhibits in this proceeding that contain Protected Materials, and Notes of Protected Material may be retained, if they are maintained in accordance with Paragraph 6, below. Within such time period each Participant, if requested to do so, shall also submit to the producing Participant an affidavit stating that, to the best of its knowledge, all Protected Materials and all Notes of Protected Materials have been returned or have been destroyed or will be maintained in accordance with Paragraph 6. To the extent Protected Materials are not returned or destroyed, they shall remain subject to the Protective Order.

     6. All Protected Materials shall be maintained by the Participant in a secure place. Access to those materials shall be limited to those Reviewing Representatives specifically authorized pursuant to Paragraphs 8 and 9. The Secretary shall place any Protected Materials filed with the Commission in a non-public file. By placing such documents in a non-public file, the Commission is not making a determination of any claim of privilege. The Commission retains the right to make determinations regarding any claim of privilege and the discretion to release information necessary to carry out its jurisdictional responsibilities.

     For documents submitted to Commission Litigation Staff ("Staff"), Staff shall follow the notification procedures of 18 CFR Sec. 388.112 before making public any Protected Materials.

     7. Protected Materials shall be treated as confidential by each Participant and by the Reviewing Representative in accordance with the certificate executed pursuant to Paragraph 9. Protected Materials shall not be used except as necessary for the conduct of this proceeding, nor shall they be disclosed in any manner to any person except a Reviewing Representative who is engaged in the conduct of this proceeding and who needs to know the information in order to carry out that person's responsibilities in this proceeding.
Reviewing representatives may make copies of Protected Materials, but such copies become Protected Materials. Reviewing Representatives may make notes of Protected Materials, which shall be treated as Notes of Protected Materials if they disclose the contents of Protected Materials.

     8. (a) If a Reviewing Representative's scope of employment includes the marketing of energy, the direct supervision of any employee or employees whose duties include the marketing of energy, the provision of consulting services to any person whose duties include the marketing of energy, or the direct supervision of any employee or employees whose duties include the marketing of energy, such Reviewing Representative may not use information contained in any Protected Materials obtained through this proceeding to give any Participant or any competitor of any Participant a commercial advantage.

          (b) In the event that a Participant wishes to designate as a Reviewing Representative a person not described in Paragraph 3(d) above, the Participant shall seek agreement from the Participant providing the Protected Materials. If an agreement is reached that person shall be a Reviewing Representative pursuant to Paragraph 3(d) above with respect to those materials. If no agreement is reached, the Participant shall submit the disputed designation to the Commission or to the Presiding Judge for resolution.

     9. (a) A Reviewing Representative shall not be permitted to inspect, participate in discussions regarding, or otherwise be permitted access to Protected Materials pursuant to this Protective Order unless that Reviewing Representative has first executed a Non-Disclosure Certificate provided that if an attorney qualified as a Reviewing Representative has executed such a certificate, the paralegals, secretarial and clerical personnel under the attorney's instruction, supervision or control need not do so. A copy of each Non-Disclosure Certificate shall be provided to counsel for the Participant asserting confidentiality prior to disclosure of any Protected Material to that Reviewing Representative.

          (b) Attorneys qualified as Reviewing Representatives are responsible for ensuring that persons under their supervision or control comply with this order.

     10. Any Reviewing Representative may disclose Protected Materials to any other Reviewing Representative as long as the disclosing Reviewing Representative and the receiving Reviewing Representative both have executed a Non-Disclosure Certificate. In the event that any Reviewing Representative to whom the Protective Materials are disclosed ceases to be engaged in these proceedings, or is employed or retained for a position whose occupant is not qualified to be a Reviewing Representative under Paragraphs 3(d), access to Protected Materials by that person shall be terminated. Even if no longer engaged in this proceeding, every person who has executed a Non-Disclosure Certificate shall continue to be bound by the provisions of this Protective Order and the certification.

     11. Subject to Paragraph 17, the Presiding Administrative Law Judge shall resolve any disputes arising under this Protective Order. Prior to presenting any dispute under this Protective Order to the Presiding Administrative Law Judge, the parties to the dispute shall use their best efforts to resolve it. Any participant that contests that the designation of materials as protected shall notify the party that provided the protected materials by specifying in writing the materials whose designation is contested. This Protective Order shall automatically cease to apply to such materials five (5) business days after the notification is made unless the designator, within said five-day period, files a motion with the Presiding Administrative Law Judge, with supporting affidavits, demonstrating that the materials should continue to be protected. In any challenge to the designation of materials as protected, the burden of proof shall be on the participant seeking protection. If the Presiding Administrative Law Judge finds that the materials at issue are not entitled to protection, the procedures of Paragraph 17 shall apply.

     12. All copies of all documents reflecting Protected Materials, including the portion of the hearing testimony, exhibits, transcripts, briefs, and other documents which refer to Protected Materials, shall be filed and served in sealed envelopes or other appropriate containers endorsed to the effect that they are sealed pursuant to this Protective Order. Such documents shall be marked "PROTECTED MATERIALS" and shall be filed under seal and served under seal upon the Commission or the Presiding Judge and all Reviewing Representatives who are on the service list for anything filed under seal, redacted versions or, where an entire document is protected, a letter indicating such, will also be filed with the Commission and served on all parties on the service list and the Presiding Judge. Counsel for the producing Participant shall provide to all Participants who request the same, a list of Reviewing Representatives who are entitled to receive such material. Counsel shall take all reasonable precautions necessary to assure that Protected Materials are not distributed to unauthorized persons.

     If any Participant desires to include, utilize or refer to any Protected Materials or information derived therefrom in testimony or exhibits during the hearing in this proceeding in such a manner that might require disclosure of such material to persons other than reviewing representatives, such participant shall first notify both counsel for the disclosing participant and the Commission or the Presiding Judge of such desire, identifying with particularity each of the Protected Materials. Thereafter, use of such Protected Material will be governed by procedures determined by the Commission or the Presiding Judge.

     13. Nothing in this Protective Order shall be construed as precluding any Participant from objecting to the use of Protected Materials on any legal grounds.

     14. Nothing in this Protective Order shall preclude any Participant from requesting the Commission, the Presiding Judge, or any other body having appropriate authority, to find that this Protective Order should not apply to all or any materials previously designated as Protected Materials pursuant to this Protective Order. The Commission or the Presiding Judge may alter or amend this Protective Order as circumstances warrant at any time during the course of this proceeding.

     15. Each party governed by this Protective Order has the right to seek changes in it as appropriate from the Commission or the Presiding Judge.

     16. All Protected Materials filed with the Commission, the Presiding Judge, or any other judicial or administrative body, in support of, or as a part of, a motion, other pleading, brief, or other document, shall be filed and served in sealed envelopes or other appropriate containers bearing prominent markings indicating that the contents include Protected Materials subject to this Protective Order.

     17. If the Commission or the Presiding Judge finds at any time in the course of this proceeding that all or part of the Protected Materials need not be protected, those materials shall, nevertheless, be subject to the protection afforded by this Protective Order for three (3) business days from the date of issuance of the Commission's or the Presiding Judge's decision, and if the Participant seeking protection files an interlocutory appeal or requests that the issue be certified to the Commission, for an additional seven (7) business days. None of the Participants waives its right to seek additional administrative or judicial remedies after the Commission's or the Presiding Judge's decision respecting Protected Materials or Reviewing Representatives, or the Commission's denial of any appeal thereof. The provisions of 18 CFR Sec.
388.112 shall apply to any requests for Protected Materials in the files of the Commission under the Freedom of Information Act. (5 U.S.C. Sec. 552)

     18. Nothing in this Protective Order shall be deemed to preclude any Participant from independently seeking through discovery in any other administrative or judicial proceeding information or materials produced in this proceeding under this Protective Order.

     19. None of the Participants waives the right to pursue any other legal or equitable remedies that may be available in the event of actual or anticipated disclosure of Protected Materials.

     20. The contents of Protected Materials or any other form of information that copies or discloses Protected Materials shall not be disclosed to anyone other than in accordance with this Protective Order and shall be used only in connection with this proceeding. Any violation of this Protective Order and of any Non-Disclosure Certificate executed hereunder shall constitute a violation of an order of the Commission.

                                   Exhibit P-1

                            UNITED STATES OF AMERICA
                       FEDERAL ENERGY REGULATORY COMMISSION


                                        )
Engage Energy America LLC               )
  and Frederickson Power L.P.           )
                                        )
    and                                 )             Docket  No.  EC02-____-000
                                        )
Duke Energy Corporation                 )
                                        )


                           NON-DISCLOSURE CERTIFICATE
                           --------------------------

     I hereby certify my understanding that access to Protected Materials is provided to me pursuant to the terms and restrictions of the Protective Order in this proceeding, that I have been given a copy of and have read the Protective Order, and that I agree to be bound by it. I understand that the contents of the Protected Materials, any notes or other memoranda, or any other form of information that copies or discloses Protected Materials shall not be disclosed to anyone other than in accordance with that Protective Order. I acknowledge that a violation of this certificate constitutes a violation of an order of the Federal Energy Regulatory Commission.

                                       By:    ________________________________
                                       Title: ________________________________
                                       Representing: _________________________
                                       Date:  ________________________________

                                                                       Exhibit Q

December 13, 2001
Addressee
Address

RE:  DUKE  ENERGY  CORPORATION'S  PROPOSED  ACQUISITION OF WESTCOAST ENERGY INC.

Dear  [addressee]:

As you are aware, Duke Energy Corporation has announced its intention to acquire Westcoast Energy Inc. The purpose of this letter is to inform you about Duke Energy's commitment to its wholesale customers that the Westcoast acquisition will have no adverse effect on Duke Power's wholesale customers.

Westcoast Energy Inc., headquartered in, Vancouver, British Columbia, is engaged in the business of gas transmission and related energy businesses. Under the terms of the transaction, the stock of Westcoast will be acquired by an indirect Canadian subsidiary of Duke Energy Corporation. Westcoast's natural gas pipeline system in Canada will operate as a separate Duke Energy affiliate, in a manner similar to the operation of Duke Energy's existing natural gas pipelines in the United States.

The acquisition will not have any adverse effect on wholesale services that Duke Power provides to its wholesale customers served under cost-based rates, all of whom are located in the Carolinas. The cost of service used to design rates for the acquired pipeline will be separate from the cost of service used to design Duke Power's wholesale electric rates. However, to underscore the fact that the transaction will not impact Duke Power wholesale customer interests, Duke Energy will, in its merger application to be filed with the Federal Energy Regulatory Commission ("FERC") pursuant to Section 203 of the Federal Power Act, agree to the "hold harmless" commitment that the FERC has accepted in previous Section 203 merger proceedings.

Specifically, Duke Energy commits that it will hold harmless all of Duke Power's wholesale customers from any increases in costs resulting from merger related costs arising from the proposed acquisition of Westcoast for a period of five years, unless Duke demonstrates in a filing under Section 205 of the Federal Power Act that any such costs that it seeks to impose on such customers are offset by corresponding reductions in costs or other merger-related benefits to those customers resulting from the acquisition.

In the near future, we will be sending you a copy of Duke Energy's FERC Section 203 filing, which will include this commitment. If you have any questions, please feel free to contact me at [phone no.] and I will be happy to obtain answers or clarifications to any questions.

Sincerely  yours,

[Name and title of signatory]


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                             CERTIFICATE OF SERVICE

     I hereby certify that I have served, by first-class mail, postage pre-paid,

a  copy of the foregoing document on the New York Public Service Commission, the

North  Carolina Utilities Commission, and the Public Service Commission of South

Carolina.


     Dated at Washington, D.C., this 14th day of December, 2001.


                                  /s/  Mark R. Klupt
                                  -----------------------------------------
                                  Mark R. Klupt
                                  Vinson  &  Elkins  L.L.P.
                                  1455  Pennsylvania  Ave.,  NW
                                  Washington,  D.C.  20004
                                  202-639-6797  (phone)
                                  202-639-6604  (fax)

                                  Attorney  for  Duke  Energy  Corporation





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